Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-250017

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated February 10, 2021)

PLBY GROUP, INC.

5,390,766 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 10, 2021 (the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of (i) 390,766 shares of common stock, par value of $0.0001 per share (the “Common Stock”), of PLBY Group, Inc., a Delaware corporation formerly known as Mountain Crest Acquisition Corp, underlying the 355,241 private units issued in connection with a private placement completed on June 4, 2020, and (ii) up to 5,000,000 shares of Common Stock issued in a private placement pursuant to the terms of the Subscription Agreements (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) by and among MCAC, Merger Sub and Playboy (each as defined in the Prospectus), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “PLBY.” On February 12, 2021, the closing price of our Common Stock was $12.32 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 13 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 16, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2021 (February 10, 2021)

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 424-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLBY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Business Combination

As previously announced, Mountain Crest Acquisition Corp, a Delaware corporation (“MCAC” and, after the consummation of the Business Combination as described below, “PLBY” or the “Company”), consummated the acquisition of all of the issued and outstanding shares of Playboy Enterprises, Inc., a Delaware corporation (“Playboy”), in accordance with that certain Agreement and Plan of Merger, dated as of September 30, 2020 (the “Merger Agreement”), by and among MCAC, MCAC Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of MCAC (“Merger Sub”), Playboy and Suying Liu (solely for purposes of Section 7.2 and Article XI of the Merger Agreement).

On February 10, 2021 (the “Closing Date”), as contemplated in the Merger Agreement and described in the section titled “Proposal No. 1 – The Business Combination Proposal” beginning on page 74 of the definitive proxy statement, as amended and supplemented (the “Definitive Proxy Statement”), dated January 20, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on January 21, 2021, Merger Sub merged with and into Playboy with Playboy surviving as a wholly-owned subsidiary of MCAC (the “Business Combination”). In addition, in connection with the closing of the Business Combination (the “Closing”), MCAC changed its name to “PLBY Group, Inc.”

As a result of and at the Closing, MCAC acquired all of the outstanding Playboy shares for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC’s Common Stock, based on a price of $10.00 per share, subject to adjustment as described below (the “Closing Payment Shares”), and (ii) the assumption of no more than $142.1 million of Playboy debt (the “Net Debt Target”). The number of Closing Payment Shares issued was subject to adjustment at a rate of one share of MCAC Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of Closing Payment Shares will be reduced) or less than (in which case the number of Closing Payment Shares will be increased) the Net Debt Target. At the Closing, Playboy filed a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware. The Business Combination became effective at the time of the filing of the Certificate of Merger (the “Effective Time”).

Prior to the Closing, Playboy delivered to MCAC a stockholder allocation schedule (the “Allocation Schedule”) setting forth the Net Debt adjustment in accordance with the Merger Agreement and each stockholder, option holder and restricted stock unit (“RSU”) holder as of the Closing, and such stockholder’s, option holder’s and RSU holder’s respective percentage of the Merger Consideration. Prior to the Effective Time, all options and RSUs of Playboy that were outstanding immediately prior to the Effective Time (other than the January 31, 2021 option grant to Ben Kohn described below under “Executive Compensation”) accelerated and fully vested. At the Effective Time, by virtue of the Business Combination, each Playboy share issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into the right to receive, without interest, the respective percentage of the Merger Consideration issuable to the stockholders in accordance with the Allocation Schedule. Each outstanding Playboy option was assumed by MCAC and automatically converted into an option to purchase such number of shares of Common Stock equal to the product of (x) the Merger Consideration and (y) the option holder’s respective percentage of the Merger Consideration set forth in the Allocation Schedule, which was reserved for future issuance upon the exercise of such assumed options. Prior to the Effective Time, all then outstanding RSUs were terminated and converted into a right to receive a number of shares of Common Stock equal to the product of (x) the Merger Consideration, and (y) the terminated RSU holder’s respective percentage of the Merger Consideration as set forth in the Allocation Schedule, which was reserved for future issuance in settlement of such terminated RSUs. No certificates or scrip representing fractional shares were issued pursuant to the Business Combination.

At the Closing and pursuant to the Merger Agreement, MCAC (1) issued an aggregate of 20,916,812 shares of Common Stock to existing stockholders of Playboy, (ii) assumed Playboy options exercisable for an aggregate of 3,560,541 shares of Common Stock at a weighted average exercise price of $5.61 and (iii) assumed the obligation to issue shares in respect of terminated Playboy RSUs for an aggregate of 2,045,634 shares of Common Stock to be settled one year following the Closing Date.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

PIPE Investment

As previously announced, on September 30, 2020, concurrently with the execution of the Merger Agreement, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), with certain institutional and accredited investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for an aggregate 5,000,000 shares of Common Stock at $10.00 per share for aggregate gross proceeds of $50.0 million (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the Closing.

The material terms of the Subscription Agreements and PIPE Registration Rights Agreements are described in the section of the Definitive Proxy Statement beginning on page 81 titled “Proposal No. 1 – The Business Combination Proposal—Additional Agreements—PIPE Subscription Agreements and PIPE Registration Agreement.” Such description is qualified in its entirely by the full text of the Subscription Agreements and PIPE Registration Rights Agreements, forms of which are included as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Advisory Shares

As previously disclosed in the Definitive Proxy Statement, on the Closing Date MCAC issued an aggregate of 200,000 shares of Common Stock to Craig-Hallum Capital Group LLC and Roth Capital Partners, LLC, upon the consummation of the Business Combination, as compensation for advisory services rendered to MCAC (the “Advisory Shares”).

MCAC Redemptions and Conversion of Rights

In connection with the MCAC stockholder vote on the Business Combination, MCAC stockholders redeemed an aggregate of 8,824 shares of Common Stock. At the Closing of the Business Combination, all outstanding rights automatically converted into one-tenth (1/10) of a share of Common Stock. The separate trading of Units and Rights of MCAC was terminated upon the closing of the Business Combination.

Immediately after giving effect to the Business Combination, the PIPE Investment, issuance of the Advisory Shares and conversion of rights, there were 33,560,980 shares of PLBY Common Stock outstanding (net of 700,000 treasury shares held by Playboy), 3,560,541 shares of Common Stock subject to outstanding employee stock options of Playboy at a weighted average exercise price of $5.61 (all of which are fully vested other than the January 31, 2021 option grant to Ben Kohn described below under “Executive Compensation”), 2,045,634 shares of Common Stock issuable upon settlement of terminated Playboy RSUs one year from the Closing Date and 379,486 shares of Common Stock issuable pursuant to the unit purchase option sold to the underwriter in MCAC’s initial public offering.

Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to PLBY Group, Inc. and its consolidated subsidiaries at and after the Closing. Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Definitive Proxy Statement and such definitions are incorporated by reference herein.

Item 1.01.	Entry Into a Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

On February 10, 2021, MCAC entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), by and among (i) PLBY, (ii) Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, and Wenhua Zhang (the “Initial Stockholders”), with respect to the Insider Shares (as defined in the A&R Registration Rights Agreement), Private Units (as defined in the A&R Registration Rights Agreement) and any securities issuable upon conversion of working capital loans made to MCAC they owned at Closing, and (iii) RT-ICON Holdings LLC, a Delaware limited liability company (“RT-ICON”), and each of the other shareholders of Playboy whose names are listed on Exhibit A thereto (collectively with RT-ICON, the “Playboy Stockholders”), with respect to (x) the Merger Consideration, (y) any other outstanding Common Stock or other equity security issued or issuable upon on the exercise of any other equity security of the PLBY as of Closing, and (z) any other equity security of the PLBY issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization.

The A&R Registration Rights Agreement requires PLBY to, among other things, file a resale shelf registration statement with the U.S. Securities and Exchange Commission (the “SEC”) on behalf of the Initial Stockholders and the Playboy Stockholders no later than 60 days after the Closing (the “Filing Deadline”). PLBY shall use its commercially reasonable efforts to have the registration statement declared effective no later than 30 days following the Filing Deadline (60 days if the registration statement is reviewed by the SEC).

The holders of a majority of these securities are entitled to make up to three demands that PLBY register such securities. The holders of the majority of the Insider Shares can elect to exercise these demand registration rights at any time commencing three months prior to the date on which the Insider Shares are to be released from escrow pursuant to the IPO Escrow Agreement (as defined in the A&R Registration Rights Agreement). The holders of a majority of shares of Common Stock issued in lieu of payment of working capital loans made to MCAC, can elect to exercise these demand registration rights at any time. The Playboy Stockholders can elect to exercise these registration rights at any time commencing three months prior to the first possible date on which the restrictions on transfer will lapse under the Lock-up Agreement, as described below. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Business Combination. The demand and piggy-back registration rights provided therein are subject to underwriter cutbacks and issuer blackout periods. PLBY will pay certain fees and expenses relating to the registrations under the A&R Registration Rights Agreement.

The material terms of the A&R Registration Rights Agreement are described in the section of the Definitive Proxy Statement beginning on page 82 titled “Proposal No. 1 – The Business Combination Proposal—Additional Agreements—Amended and Restated Registration Rights Agreement.” A copy of the A&R Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the A&R Registration Rights Agreement is qualified in its entirety by reference thereto.

Investor Rights Agreement

On February 10, 2021, MCAC entered into the Investor Rights Agreement (the “Investor Rights Agreement”), by and among PLBY and RT-ICON. The Investor Rights Agreement provides RT-ICON shall have the right, but not the obligation, to nominate to the board of directors of PLBY (the “Board” or “Board of Directors” and each member, a “Director”) a number of designees equal to (i) three Directors, so long as RT-ICON, together with its affiliates and its and their successors and assigns (other than Playboy and its subsidiaries) (collectively, “RT”), beneficially owns, in the aggregate, 50% or more of the shares of Common Stock, (ii) two Directors, in the event that RT beneficially owns, in the aggregate, 35% or more, but less than 50%, of the shares of Common Stock and (iii) one Director, in the event that RT beneficially owns, in the aggregate, 15% or more, but less than 35% of the shares of Common Stock. RT-ICON shall not have the right to nominate any designees to the Board in the event that RT beneficially owns, in the aggregate, less than 15% of the outstanding shares of Common Stock.

Furthermore, pursuant to the Investor Rights Agreement, the size of the Board shall be five. So long as RT beneficially owns, in the aggregate, 35% or more of the shares of Common Stock, any increases or decreases to the size of the Board will require approval by at least a majority of the Directors designated by RT (the “RT Designees”) then serving as Directors or, if no RT Designee is then serving as a Director, the written approval of RT-ICON.

The material terms of the Investor Rights Agreement are described in the section of the Definitive Proxy Statement beginning on page 82 titled “Proposal No. 1 – The Business Combination Proposal—Additional Agreements—Investor Rights Agreement.” A copy of the Investor Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Investor Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreement

On February 10, 2021, each of RT-ICON and Drawbridge entered into a 180-day lock-up agreement (the “Lock-Up Agreement”) with PLBY with respect to the shares of Common Stock issued to RT-ICON and Drawbridge upon the Closing pursuant to the Merger Agreement (the “Lock-Up Shares”). Pursuant to the Lock-Up Agreement, each of RT-ICON and Drawbridge agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, any Lock-up Shares held by it immediately after the Effective Time, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of PLBY issued and outstanding or securities convertible into or exercisable or exchangeable for shares of PLBY common stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) until the earlier of (x) the date that is 12 months after the Closing Date, and (y) if, subsequent to the Closing Date, such date on which PLBY consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of PLBY common stock for cash, securities or other property. Notwithstanding the foregoing, if the volume weighted average price of the shares of PLBY common stock equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the Lock-up Shares shall be released from the lock-up to the holder..

The material terms of the Lock-Up Agreement are described in the section of the Definitive Proxy Statement beginning on page 83 titled “Proposal No. 1 – The Business Combination Proposal—Additional Agreements—Lock-Up Agreement.” A copy of the form of Lock-Up Agreement is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Lock-Up Agreement is qualified in its entirety by reference thereto.

Director Voting Agreement

On February 10, 2021, PLBY entered into a Voting Agreement (the “Director Voting Agreement”) with RT-ICON and Drawbridge Special Opportunities Fund LP (“Drawbridge”) pursuant to which RT-ICON and Drawbridge each agreed to vote all shares of Common Stock owned by them to elect and maintain in office Suying Liu as a member of the Second Class of the Board as set forth in the Second Amended and Restated Certificate of Incorporate of PLBY, a copy of which is filed with this Current Report on Form 8-K as Exhibit 3.1, until the second annual meeting of stockholders held after the Closing Date described .

The material terms of the Director Voting Agreement are described in the section of the Definitive Proxy Statement beginning on page 83 titled “Proposal No. 1 – The Business Combination Proposal—Additional Agreements—Director Voting Agreement.” A copy of the Voting Agreement is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference, and the foregoing description of the Voting Agreement is qualified in its entirety by reference thereto.

Indemnification Agreements

In addition, PLBY has entered into customary indemnification agreements with each of its directors and executive officers, effective February 10, 2021. Each indemnification agreement provides that, subject to limited exceptions, the Company will indemnify each such director and executive officer to the fullest extent permitted by Delaware law, and upon the other undertakings set forth in the indemnification agreement, for claims arising in such person’s capacity as the Company’s director and/or officer. The indemnification agreements supersede any similar agreement previously entered into by the directors and executive officers with MCAC. A copy of a form indemnification agreement is filed with this Current Report on Form 8-K as Exhibit 10.26 and is incorporated herein by reference, and the foregoing description of the indemnification agreement is qualified in its entirety by reference thereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On February 9, 2021, the Business Combination was approved by the stockholders of MCAC at the special meeting of stockholders of MCAC (the “Meeting”). The Business Combination was completed on February 10, 2021.

The following information is provided about the business of PLBY following the consummation of the Business Combination, set forth below under the following captions:

●	Cautionary Note Regarding Forward-Looking Statements;

●	Business;

●	Risk Factors;

●	Management’s Discussion and Analysis of Financial Condition and Operations;

●	Quantitative and Qualitative Disclosure about Market Risk;

●	Security Ownership of Certain Beneficial Owners and Management;

●	Directors and Executive Officers;

●	Director Independence;

●	Committees of the Board of Directors;

●	Executive Compensation;

●	Director Compensation;

●	Certain Relationships and Related Transactions;

●	Legal Proceedings;

●	Market Price of and Dividends on the Registrant’s Common Stock and Related Stockholder Matters;

●	Recent Sales of Unregistered Securities;

●	Description of Securities;

●	Indemnification of Directors and Officers; and

●	Financial Statements, Supplementary Data and Exhibits.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this Current Report on Form 8-K, including in the statements incorporated herein by reference. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements are subject to risks uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

The forward-looking statements are based on the current expectations of PLBY and its management of and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	expectations regarding our strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives and pursue acquisition opportunities;

•	the outcome of any legal proceedings that may be instituted against us;

•	the inability to maintain the listing of our shares of Common Stock on Nasdaq;

•	the risk that the Business Combination may disrupt our current plans and operations;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	risks relating to the uncertainty of the our projected financial information;

•	risks related to the organic and inorganic growth of PLBY’s business and the timing of expected business milestones;

•	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and

•	other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 29 of the Definitive Proxy Statement and incorporated herein by reference.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. PLBY does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of PLBY is described in the Definitive Proxy Statement in the section entitled “Information about Playboy” beginning on page 135, which is incorporated herein by reference.

Risk Factors

The risk factors related to the business and operations of PLBY and the Business Combination are set forth in the Definitive Proxy Statement in the section entitled “Risk Factors” beginning on page 29, which is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Operations

Reference is made to the disclosure contained in the Definitive Proxy Statement beginning on page 149 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy,” which is incorporated by reference herein.

Quantitative and Qualitative Disclosure about Market Risk

Reference is made to the disclosure contained in the Definitive Proxy Statement beginning on page 169 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy—Quantitative and Qualitative Disclosures about Market Risk,” which is incorporated by reference herein.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of PLBY’s Common Stock immediately following the consummation of the Business Combination on February 10, 2021 by:

•	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by PLBY to be the beneficial owner of more than 5% of shares of our Common Stock;

•	each of the executive officers and directors of PLBY; and

•	all executive officers and directors of PLBY as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the our Common Stock is based on 33,560,980 shares of our Common Stock issued and outstanding as of February 10, 2021.

Unless otherwise indicated, PLBY believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by him.

Name and Address of Beneficial Owners(1)	Number of Shares of PLBY Common Stock	%
Five Percent Holders of PLBY
RT-ICON Holdings LLC(2)	17,101,047	51.0%
Drawbridge Special Opportunities Fund LP(3)	3,625,202	10.8%
Named Executive Officers and Directors of PLBY
Ben Kohn(4)	998,322	2.9%
David Israel(5)	189,610	*
Chris Riley(6)	134,570	*
Suhail Rizvi(2)(7)	17,101,047	51.0%
Suying Liu(8)	695,295	2.1%
Tracey Edmonds	—	—
James Yaffe	—	—
All Named Executive Officers and Directors of PLBY as a group (7 individuals)	19,068,844	55.5%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 10960 Wilshire Blvd., Suite 2200, Los Angeles California 90024.

(2)	RTM-ICON LLC, or RTM-ICON, is the manager of RT-ICON. Rizvi Traverse, is the sole member of RTM-ICON. Mr. Suhail Rizvi and Mr. John Giampetroni are the managers of Rizvi Traverse. Each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RT-ICON, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The beneficial ownership also includes 100,000 shares of Common Stock acquired by RT PE Investment in the PIPE Investment. RTM-ICON is the manager of RT PE Investment and, accordingly, each of RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by RT PE Investment, but each disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Additionally, Mr. Rizvi, Chairman of the Company, and Mr. Kohn, Director and CEO of the Company, indirectly hold all of the pecuniary interests in RT PE Investment. The address of each of RT-ICON, RT PE Investment, RTM-ICON, Rizvi Traverse and Messrs. Rizvi and Giampetroni is c/o Rizvi Traverse Management, LLC, 260 East Brown Street, Suite 380, Birmingham, MI 48009.

(3)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company (“DBSO Advisors”), is the investment manager of Drawbridge Special Opportunities Fund, LP, a Delaware limited partnership (“DBSO”), and DBSO’s general partner is Drawbridge Special Opportunities GP LLC, a Delaware limited liability company (“DBSO GP”). FIG LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding interests of DBSO Advisors. Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company (“FPI IV”), is the managing member of DBSO GP. Fortress Operating Entity I LP, a Delaware limited partnership (“FOE I”), is the owner of all of the outstanding membership interests in FPI IV and the Class A member of FIG LLC. FIG Corp., a Delaware Corporation (“FIG Corp”), is the general partner of FOE I. Fortress Investment Group LLC, a Delaware limited liability company (“Fortress”), is the holder of all of the issued and outstanding shares of FIG Corp. DBSO holds and beneficially owns these shares of Common Stock, and on the basis of the relationships described in this footnote, each of the other forgoing persons may be deemed to beneficially own the shares of Common Stock held by DBSO. As the Co-Chief Investment Officers of DBSO Advisors and DBSO GP, each of Peter L. Briger, Jr., Dean Dakolias, Drew McKnight and Joshua Pack participates in the voting and investment decisions with respect to the shares of Common Stock held by DBSO, but each of them disclaims beneficial ownership thereof.

(4)	Consists of 948,322 shares of Common Stock that Mr. Kohn has the right to acquire within 60 days of February 10, 2021 through the exercise of options, and 50,000 shares beneficially owned by RT PE Investment LLC, or RT PE Investment, following the PIPE Investment. Does not include shares beneficially owned by RT-ICON Holdings LLC, or RT-ICON, of which Mr. Kohn may have an indirect pecuniary interest of less than 1% as a result of non-controlling equity interests held by Mr. Kohn in affiliates of Rizvi Traverse Management, LLC, or Rizvi Traverse, 1,082,950 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Closing Date, or 965,944 shares of Common Stock that Mr. Kohn has the right to acquire through the exercise of options that will vest more than 60 days from the Closing Date.

(5)	Consists of shares of Common Stock that Mr. David Israel has the right to acquire within 60 days of February 10, 2021 through the exercise of options. Does not include 219,532 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Closing Date.

(6)	Consists of shares of Common Stock that Mr. Chris Riley has the right to acquire within 60 days of February 10, 2021 through the exercise of options. Does not include 5,233 shares issuable upon the settlement of RSUs that will occur more than 60 days from the Closing Date.

(7)	Mr. Rizvi, a member of the Company’s Board of Directors, is a manager of Rizvi Traverse. Mr. Rizvi disclaims beneficial ownership of all shares held by RT-ICON referred to in footnote (2) above, except to the extent of any pecuniary interest therein.

(8)	Includes (i) 365,725 shares of Common Stock, (ii) 163,245 shares of Common Stock underlying Private Units, (iii) 16,324 shares of Common Stock issued as a result of the automatic conversion of MCAC Rights (as defined in the Merger Agreement) upon the consummation of the Business Combination, and (iv) 150,000 shares of Common Stock beneficially owned by Sunlight Global Investment LLC (“Sunlight Global”), of which Mr. Dong Liu is the sole Managing Member and has sole voting and dispositive power over these shares. Dr. Suying Liu is a member of Sunlight Global and disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

Directors and Executive Officers

PLBY’s directors and executive officers after the consummation of the Business Combination are described in the Definitive Proxy Statement in the section entitled “Directors and Executive Officers of the Combined Company After the Business Combination” beginning on page 170 and that information is incorporated herein by reference.

In connection with the Closing, each of MCAC’s officers and directors resigned from the Board. Suying Liu first resigned as a Class III director upon the Closing and was later reelected as a Class II director. Each of Tracey Edmonds, Ben Kohn, Suying Liu, Suhail Rizvi and James Yaffe were appointed to the Board in connection with the Business Combination. Suhail Rizvi was appointed Chairman of the Board. Ben Kohn was appointed to serve as PLBY’s Chief Executive Officer and President, David Israel was appointed to serve as PLBY’s Chief Financial Officer and Chief Operating Officer, and Chris Riley was appointed to serve as PLBY’s General Counsel and Secretary.

Director Independence

The Nasdaq Stock Market LLC (“Nasdaq”) listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Suying Liu, Tracey Edmonds and James Yaffe will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with MCAC and Playboy and will have with PLBY and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our Common Stock by each non-employee director, and the transactions involving them described in the section of this Item 2.01 on this Current Report on Form 8-K entitled “Certain Relationships and Related Transactions” and the information incorporated by reference therein.

Committees of the Board of Directors

Following the Closing, the standing committees of the Board consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Tracey Edmonds, Suying Liu and James Yaffe serve on the audit committee of the Board, with Dr. Liu serving as the chairman of the Audit Committee. The Board determined that each of these individuals qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board also determined that Dr. Liu qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The description of the Audit Committee included in the Definitive Proxy Statement in the section entitled “Directors and Executive Officers of the Combined Company After the Business Combination—Committees of the Board of Directors—Audit Committee” beginning on page 173 is incorporated herein by reference.

Ms. Edmonds, Dr. Liu and Mr. Yaffe serve on the Compensation Committee of the Board, with Ms. Edmonds serving as the Chairwoman of the Compensation Committee. The Board determined that each of these individuals qualify as independent directors under the applicable Nasdaq listing standards. The description of the Compensation Committee included in the Definitive Proxy Statement in the section entitled ““Directors and Executive Officers of the Combined Company After the Business Combination—Committees of the Board of Directors—Compensation Committee” beginning on page 173 is incorporated herein by reference.

Ms. Edmonds, Dr. Liu and Mr. Yaffe serve on the Corporate Governance and Nominating Committee of the Board, with Mr. Yaffe serving as the Chairman of the Corporate Governance and Nominating Committee . The Board determined that each of these individuals qualify as independent directors under the applicable Nasdaq listing standards. The description of the Corporate Governance and Nominating Committee included in the Definitive Proxy Statement in the section entitled ““Directors and Executive Officers of the Combined Company After the Business Combination—Committees of the Board of Directors—Corporate Governance and Nominating Committee” beginning on page 173 is incorporated herein by reference.

Executive Compensation

Compensation for Playboy’s executive officers before the consummation of the Business Combination is described in the Definitive Proxy Statement in the section entitled “Compensation of Executive Officers and Directors of Playboy” beginning on page 142 and that information is incorporated herein by reference.

On February 8, 2021, the Playboy board of directors approved the named executive officers’ annual bonuses for 2020 (based on achievement of Playboy’s 2020 revenue and adjusted EBITDA targets) in the following amounts: Mr. Kohn – $1,000,000; Mr. Israel – $250,000; and Mr. Riley – $175,000. In recognition of the named executive officers’ efforts in connection with the Merger, the Playboy board of directors approved the payment of transaction bonuses to them in the following amounts: Mr. Kohn - $1,850,000; Mr. Israel - $350,000; and Mr. Riley - $500,000.

On February 9, 2021, the stockholders of MCAC approved the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan (the “2021 Incentive Plan”), which became effective upon the Closing. The material terms of the 2021 Incentive Plan are described in the Definitive Proxy Statement in the section entitled “Proposal No. 6 – Approval of the PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan, ” beginning on page 109, which is incorporated herein by reference.

On January 31, 2021, Playboy entered into an employment agreement with Mr. Kohn in connection with his continued employment as Playboy’s Chief Executive Officer and President, which became effective upon, and was assumed by PLBY in connection with, the Closing (the “Kohn Employment Agreement”). On January 31, 2021, Playboy also granted Mr. Kohn an option to purchase 172,393 shares of Playboy stock at an exercise price of $58.89 per share, which have been assumed by PLBY in connection with the Closing and converted into an option to purchase common stock of PLBY in accordance with the conversion mechanics for other outstanding options described in the Merger Agreement. The material terms of the Kohn Employment Agreement and the option grant to Mr. Kohn are described in the Supplement No. 1 to the Definitive Proxy Statement that was filed with the SEC on February 2, 2021 in the section entitled “Ben Kohn’s Option Grant and New Employment Agreement, ” beginning on page 4, which is incorporated herein by reference.

Director Compensation

On February 10, 2021, the Board approved the PLBY Group, Inc. Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which provides that eligible non-employee Directors will receive annual grants of restricted stock units under the 2021 Incentive Plan on the date of each annual meeting, each with a grant date value equal to $200,000. These annual restricted stock unit grants will vest on the earlier of the first anniversary of the grant date and the date of PLBY’s next regular annual meeting following the grant date, subject to the Director remaining on the Board through such date. In addition, eligible non-employee Directors will receive a one-time initial grant of restricted stock units under the 2021 Incentive Plan with a grant date value equal to $200,000, which will vest in three equal installments on each of the first three anniversaries of the grant date, subject to the Director remaining on the Board through each such date; provided, however, that the non-employee Directors who were appointed to the Board in connection with the Business Combination will receive their initial grants of restricted stock units within 30 days following the registration of the offer and sale of the shares of Common Stock underlying such awards on Form S-8. Finally, the Director Compensation Policy provides that each non-employee Director is required to retain ownership of at least 25% of the shares of Common Stock awarded to him or her and maintain such ownership until departure from the Board.

The foregoing description of the Director Compensation Policy does not purport to be complete and is qualified in its entirety by the full text of the Director Compensation Policy, which is attached hereto as Exhibit 10.27 and is incorporated herein by reference.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Definitive Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 180, which is incorporated herein by reference.

The information set forth in the section entitled “PIPE Investment” in the “Introductory Note” of this Current Report on Form 8-K is incorporated herein by reference. The information set forth in the sections entitled “Registration Rights Agreement” and “Director Voting Agreement” in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Legal Proceedings

The description of legal proceedings is included in the Definitive Proxy Statement in the section entitled “Information about Playboy—Legal Proceedings” on page 141, which is incorporated herein by reference.

In March 2020, Playboy terminated its license agreement with a licensee, AVS Products, LLC (“AVS”), for AVS’s failure to make required payments to Playboy under the agreement, following notice of breach and an opportunity to cure. AVS manufactured and sold sexual performance enhancement supplements using the PLAYBOY brand. On February 6, 2021, Playboy received a letter from counsel to AVS alleging that the termination of the contract was improper, and that Playboy failed to meet its contractual obligations, preventing AVS from fulfilling its obligations under the license agreement. AVS contends the value of its business has been diminished as a result of the alleged improper termination. Playboy believes the claims are without merit and will defend itself vigorously in this matter.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

PLBY Common Stock trades on the Nasdaq under the symbol “PLBY,” in lieu of shares and units of MCAC. PLBY has not paid any cash dividends on its shares of capital stock to date. It is the present intention of the Board to retain all earnings, if any, for use in PLBY’s business operation and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon PLBY’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of PLBY to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Recent Sales of Unregistered Securities

Information about unregistered sales of PLBY’s equity securities is set forth under Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Description of Securities

A description of PLBY’s Common Stock and preferred stock is included in the Definitive Proxy Statement in the section entitled “Description of the Combined Company’s Securities” beginning on page 187, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about the indemnification of PLBY directors and officers is set forth in Amendment No. 3 to MCAC’s Registration Statement on Form S-1 (File No. 333-250017) filed with the SEC on February 4, 2021, beginning on page II-1 in Item 14 of Part II thereof, which is incorporated herein by reference.

See also “Item 1.01 Entry Into a Material Agreement — Indemnification Agreements” of this Current Report on Form 8-K, which is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The historical financial statements (and accompanying notes) of (1) Playboy included in the Definitive Proxy Statement on page F-2 through F-62, (2) Yandy Holdings, LLC (“Yandy”), a wholly owned subsidiary, included in the Definitive Proxy Statement on page F-97 through F-107 are incorporated herein by reference. The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As a result of the Business Combination, the Company became obligated with respect to debt of Playboy and its subsidiaries that remained outstanding after the consummation of the Business Combination under its credit agreement, which totaled approximately $158.2 million at such time. For a description of the terms of the Playboy credit agreement, reference is made to the disclosure contained in the Definitive Proxy Statement beginning on page 161 in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt—Term Loan” which is incorporated herein by reference.

The credit agreement and related amendments are each filed with this Current Report on Form 8-K as Exhibits 10.9 through 10.20 and 10.30 and incorporated herein by reference. The foregoing description of the credit agreement incorporated by reference herein is qualified in its entirety by reference thereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” of this Current Report on Form 8-K is incorporated herein by reference. The securities issued in connection with the Business Combination and PIPE Investment were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03.	Material Modification to Rights of Security Holders.

On February 10, 2021, in connection with the consummation of the Business Combination, PLBY filed its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and adopted its Amended and Restated Bylaws (the “Bylaws”).

Copies of the Second Amended and Restated Certificate of Incorporation and the Bylaws are included as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On February 10, 2021, the Audit Committee of the Board of Directors approved the dismissal of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm, effective as of the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

During the interim period through September 30, 2020, there were no disagreements between the Company and Marcum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the interim period through September 30, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company provided Marcum with a copy of the foregoing disclosures and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of Marcum’s letter, dated February 16, 2021, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Immediately following the filing of the Company’s Annual Report on Form 10-K, Playboy’s independent registered public accounting firm, Prager Metis CPAs LLP, will become the Company’s independent registered public accounting firm.

Item 5.01.	Change in Control of Registrant.

The information set forth above in the “Introductory Note” and Item 2.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Executive Officers,” “Director Independence,” “Committees of the Board of Directors” and “Executive Compensation” in Item 2.01 of this Current Report on Form 8-K are incorporated herein by reference.

Riley Employment Agreement

On February 10, 2021, Playboy entered into an employment agreement with Mr. Riley in connection with his employment as PLBY’s General Counsel and Secretary, which became effective upon, and was assumed by MCAC in connection with, the Business Combination (the “Riley Employment Agreement”). The Riley Employment Agreement provides for an annual base salary equal to $400,000 and that Mr. Riley is eligible to earn an annual cash bonus (with a target amount equal to 80% of his base salary).

The Riley Employment Agreement provides that Mr. Riley will be granted the following equity grants during his employment: (1) beginning in 2022 and for each fiscal year thereafter, an annual equity award with a target grant date fair value for financial accounting purposes equal to $700,000, which may include performance-based grants, (2) a special grant of performance-based restricted stock units (the “Initial PSUs”) that if earned will settle in a target percentage of approximately 0.45% of the fully diluted common stock of PLBY outstanding on the date of grant (including certain executive level equity awards granted at the time of and shortly after the Business Combination) and (3) a special grant of options (the “Initial Options”) to purchase a target percentage of 0.18% of the fully diluted PLBY common shares outstanding on the date of grant (determined in the same manner as the Initial PSUs). If the fair market value of a share of PLBY common stock on the grant date is greater than the fair market value of a share of PLBY common stock on February 10, 2021, then a portion of the Initial Options will be converted into a number of time-based restricted stock units (the “Make-up RSUs”) equal to (x) the difference between the fair market value per share of PLBY common stock on the grant date minus the fair market value per share of such stock on February 10, 2021, multiplied by (y) the number of Initial Options, divided by (z) the fair market value per share of PLBY common stock on the grant date. The Initial PSUs will vest upon the Company’s achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, the Initial Options will vest 1/3 on the first anniversary of February 10, 2021 and then monthly in 24 equal installments thereafter, and the Make-up RSUs, if any, will vest in three equal installments on each of the first three anniversaries of February 10, 2021, in each case subject to Mr. Riley’s continued employment or service as a director through the applicable vesting dates.

The Riley Employment Agreement provides that in addition to being eligible to participate in Playboy’s standard benefit plans, Mr. Riley will be provided with a company-paid life insurance policy with a death benefit equal to $10 million and a company-paid disability insurance policy with an annualized benefit of not less than $2.5 million.

If Mr. Riley’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the Riley Employment Agreement), he will be entitled to the following: (i) a severance payment equal to the sum of his then-current base salary and target annual bonus, payable over 12 months (or, if such termination occurs within 24 months following a change in control (as defined in the Riley Employment Agreement), 1.25 times the sum of his then-current base salary and target annual bonus, payable over 15 months); (ii) a pro-rated bonus for the year of termination; (iii) Playboy’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; and (iv) accelerated vesting of 100% of Mr. Riley’s then-outstanding non-performance based annual equity awards (and, if such termination occurs within 12 months of February 10, 2021, 1/3 of the Initial Options – and, if applicable, 1/3 of the Make-up RSUs – will become immediately vested) and continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full and the Initial Options will become immediately vested and exercisable). In each case, the severance payments described above are subject to Mr. Riley’s execution and non-revocation of a general release of claims against the Company and its affiliates.

The Riley Employment Agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of Mr. Riley’s employment and standard confidentiality and invention assignment provisions.

The foregoing description of the Riley Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Riley Employment Agreement, which is attached hereto as Exhibit 10.24 and is incorporated herein by reference.

Appointment of New Chief Accounting Officer

On February 10, 2021, the Board of Directors of the Company appointed Florus Beuting, age 45, as Chief Accounting Officer, and, as such, Mr. Beuting was designated as the Principal Accounting Officer of the Company. Mr. Beuting is not a party to any transaction described in Item 404(a) of Regulation S-K involving PLBY or any of its subsidiaries.

Mr. Beuting was previously the Vice President, Controller at NBCUniversal Media, LLC from December 2017 to February 2021. From September 2015 to November 2017, Mr. Beuting was Assistant Controller of Snap Inc. In his roles with NBCUniversal and Snap, Mr. Beuting was responsible for accounting oversight, design and effectiveness of controls, and internal and external reporting. Before joining Snap Inc. in 2015, Mr. Beuting worked for Demand Media Inc. as Senior Director of Accounting and Financial Reporting, Dole Food Company Inc. as Senior Manager of Corporate Reporting and for Ernst & Young LLP as a Senior Manager. Mr. Beuting holds a Master of Science in accounting from the University of Notre Dame and a Master degree in International Business from the University of Maastricht.

On January 23, 2021, Playboy entered into an offer letter with Mr. Beuting, pursuant to which he serves as the Chief Accounting Officer (such offer letter, as amended on February 8, 2021, the “Beuting Offer Letter”).The Beuting Offer Letter provides for an annual base salary equal to $325,000 and that Mr. Beuting is eligible to earn an annual cash bonus (with a target amount equal to 30% of his base salary).

The Beuting Offer Letter provides that during his employment Mr. Beuting will be eligible to receive the following equity awards: (1) an initial equity grant with a grant date fair value of $600,000, comprised of 50% options to purchase PLBY common stock and 50% restricted stock units that settle in shares of PLBY common stock, with 25% vesting on the first anniversary of February 8, 2021 and the remainder vesting in a series of 36 successive equal monthly installments, subject to Mr. Beuting’s continued employment through each applicable vesting date and (2) annual long-term equity grants with a target grant date fair value of $100,000. In addition, the Beuting Offer Letter provides that Mr. Beuting will receive a one-time signing bonus of $110,000, payable within 30 days of February 8, 2021.

If Mr. Beuting’s employment is terminated without cause (as defined in the Beuting Offer Letter), he will be entitled to the following: (i) six months of continued base salary, (ii) reimbursement of COBRA premium payments for six months and (iii) any earned but unpaid bonus, in each case subject to Mr. Beuting’s timely execution of a general release of claims against the Company and its affiliates in a form acceptable to the Company (including a 12-month non-solicitation provision and a non-disparagement provision). The Beuting Offer Letter also contains standard confidentiality and invention assignment provisions in an agreement attached thereto.

The foregoing description of the Beuting Offer Letter does not purport to be complete and is qualified in its entirety by the full text of the Beuting Offer Letter, which is attached hereto as Exhibit 10.25 and is incorporated herein by reference.

The Company has also entered into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Beuting. The Indemnification Agreement is in substantially the same form as the indemnification agreement for directors and officers that is filed as Exhibit 10.26 to this Current Report on Form 8-K.

Appointment of Chief Financial Officer

On February 11, 2021, the Board of Directors of the Company elected Lance Barton, age 42, as Chief Financial Officer, to be effective March 1, 2021. Mr. Barton will succeed Mr. Israel as principal financial officer. Mr. Barton served as Senior Vice President of Corporate Development and Investor Relations for Match Group, Inc. (Nasdaq: MTCH), where he created and led the M&A and IR functions. From 2008 to 2014, Mr. Barton served multiple roles for Match Group and IAC/InterActiveCorp (Nasdaq: IAC), including GM of Match Asia and Vice President of M&A at IAC. He completed over 30 transactions for IAC and Match Group, including the acquisitions of Hyperconnect, Hinge, PlentyOfFish, Meetic, OkCupid, Friendscout24, PeopleMedia, Eureka (Pairs) and DailyBurn. Prior to joining IAC, Mr. Barton was an investment banker at Citigroup Global Markets and a systems engineer at Cisco Systems. He holds a bachelor's degree in finance from Wichita State University and an MBA from Columbia Business School. Mr. Barton is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

In connection with Mr. Barton’s appointment as Chief Financial Officer, the Company entered into an employment agreement, dated February 11, 2021, with Mr. Barton (the “Barton Employment Agreement”). The Barton Employment Agreement provides for an annual base salary equal to $500,000 and that Mr. Barton is eligible to earn an annual cash bonus (with a target amount equal to 60% of his base salary). In addition, Mr. Barton will receive a signing bonus of $250,000 (which is subject to recoupment by the Company on a pro rata basis in the event of certain terminations of employment prior to the first anniversary of his employment commencement date).

The Barton Employment Agreement provides that Mr. Barton will be granted the following equity grants during his employment: (1) beginning in 2022 and for each fiscal year thereafter, an annual equity award with a target grant date fair value for financial accounting purposes equal to $1,000,000, which may include performance-based grants, (2) the Initial PSUs that if earned will settle in a target percentage of approximately 1.25% of the fully diluted common stock of the Company outstanding on the date of grant (including certain executive level equity awards granted around the same time) and (3) the Initial Options to purchase a target percentage of 0.75% of the fully diluted Company common shares outstanding on the date of grant (determined in the same manner as the Initial PSUs). If the fair market value of a share of Company common stock on the grant date is greater than the fair market value of a share of Company common stock on Mr. Barton’s employment commencement date (or signing date if the employment commencement date occurs within 3 weeks of signing), then a portion of the Initial Options will be converted into a number of Make-up RSUs equal to (x) the difference between the fair market value per share of Company common stock on the grant date minus the fair market value per share of such stock on the employment commencement date (or signing date, as applicable), multiplied by (y) the number of Initial Options, divided by (z) the fair market value per share of Company common stock on the grant date. The Initial PSUs will vest upon the Company’s achievement of each of the following 30 day volume weighted average stock price milestones: $20, $30, $40 and $50, the Initial Options will vest 1/3 on the first anniversary of Mr. Barton’s employment commencement date and then monthly in 24 equal installments thereafter, and the Make-up RSUs, if any, will vest in three equal installments on each of the first three anniversaries of the employment commencement date, in each case subject to Mr. Barton’s continued employment or service as a director through the applicable vesting dates.

The Barton Employment Agreement provides that in addition to being eligible to participate in the Company’s standard benefit plans, Mr. Barton will be provided with a company-paid life insurance policy with a death benefit equal to $10 million and a company-paid disability insurance policy with an annualized benefit of not less than $2.5 million.

If Mr. Barton’s employment is terminated without cause or he resigns for good reason (as such terms are defined in the Barton Employment Agreement), he will be entitled to the following: (i) a severance payment equal to the sum of his then-current base salary and target annual bonus, payable over 12 months (or, if such termination occurs within 3 months prior to or 24 months following a change in control (as defined in the Barton Employment Agreement), 1.25 times the sum of his then-current base salary and target annual bonus, payable over 15 months (or in a lump sum if compliant with tax rules)); (ii) a pro-rated bonus for the year of termination; (iii) PLBY’s reimbursement or direct payment of COBRA continuation coverage premiums for up to 18 months following the date of termination; and (iv) accelerated vesting of 100% of Mr. Barton’s then-outstanding non-performance based annual equity awards (and, if such termination occurs within 12 months of Mr. Barton’s employment commencement date, 1/3 of the Initial Options – and, if applicable, 1/3 of the Make-up RSUs – will become immediately vested) and continued vesting of certain outstanding performance based equity awards for a period of time following such termination based on actual performance (provided that, if such termination occurs within 3 months prior to or 24 months following a change in control, 100% of the then-outstanding Initial PSUs will vest in full and the Initial Options will become immediately vested and exercisable). In each case, the severance payments described above are subject to Mr. Barton’s execution and non-revocation of a general release of claims against the Company and its affiliates.

The Barton Employment Agreement also includes certain restrictive covenants, including a non-solicitation of employees covenant for a period of 12 months following termination of Mr. Barton’s employment and standard confidentiality and invention assignment provisions.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Barton Employment Agreement, which is attached hereto as Exhibit 10.31 and is incorporated herein by reference.

The Company has entered into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Barton. The Indemnification Agreement is in substantially the same form as the indemnification agreement for directors and officers that is filed as Exhibit 10.26 to this Current Report on Form 8-K.

In connection with the appointment of Mr. Barton as the Company’s new Chief Financial Officer, David Israel, the Company’s current Chief Financial Officer, will step down as Chief Financial Officer and Chief Operating Officer at the effective time of Mr. Barton’s appointment and will remain with the Company and transition into another operating role.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Company has adopted a new Code of Conduct and Ethics, effective as of February 10, 2021 (the “Code of Conduct”). The Code of Conduct is applicable to all directors, officers, employees, agents and representatives of the Company and its subsidiaries. The changes to the Code of Conduct include, among other things: (i) the expansion of the Code of Conduct’s scope to include agents and representative of the Company; (ii) the addition of provisions regarding political contributions and activities, including lobbying activities, discrimination and harassment, electronic and social media information, workplace health and safety, and environmental protections; (iii) the expansion of provisions pertaining to business entertainment and gifts and the protection of confidential information; and (iv) other administrative and non-substantive amendments..

The amendment and restatement of the Code of Conduct did not relate to or result in any waiver, explicit or implicit, of any provision of the previous Code of Conduct. Any waivers under the Code of Conduct will be disclosed on a Current Report on Form 8-K or as otherwise permitted by the rules of the SEC and Nasdaq (or other stock exchange on which the Company’s securities are then listed). The new Code of Conduct is available on our corporate website at www.plbygroup.com.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, PLBY ceased being a shell company. The material terms of the Business Combination are described in the section entitled “Proposal No. 1 – The Business Combination Proposal” of the Definitive Proxy Statement, and are incorporated herein by reference. Further, the information set forth in the “Introductory Note” and under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The audited financial statements of Playboy and its subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 and the unaudited financial statements of Playboy as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019, together with the notes thereto, are set forth in the Definitive Proxy Statement beginning on page F-2 and are incorporated herein by reference.

The audited financial statements of Yandy as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, together with the notes thereto, are set forth in the Definitive Proxy Statement beginning on page F-97 and are incorporated herein by reference.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of MCAC and Playboy as of September 30, 2020 and for the year ended December 31, 2019 and the nine months ended September 30, 2020 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

(c) Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of PLBY Group, Inc.
3.2	Amended and Restated Bylaws of PLBY Group, Inc.
10.1*	Form of Subscription Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.1 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.2*	Form of Registration Rights Agreement, dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp and certain institutional and accredited investors (incorporated by reference to Exhibit 10.2 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.3*	Form of Support Agreement, dated as of September 30, 2020, by and among Playboy Enterprises, Inc., officers and directors of Mountain Crest Acquisition Corp, Sunlight Global Investment LLC, Suying Liu and Dong Liu (incorporated by reference to Exhibit 10.3 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.4	Amended and Restated Registration Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., Suying Liu, Dong Liu, Nelson Haight, Todd Milbourn, Wenhua Zhang, RT-ICON Holdings LLC, and each of the other shareholders of Playboy Enterprises, Inc. whose names are listed on Exhibit A thereto.
10.5	Investor Rights Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc. and RT-ICON Holdings LLC.
10.6*	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.6 of MCAC’s Current Report on Form 8-K filed with the SEC on October 1, 2020).
10.7	Voting Agreement, dated as of February 10, 2021, by and among PLBY Group, Inc., RT-ICON Holdings LLC and Drawbridge Special Opportunities Fund LP.
10.8	PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan.
10.9**	Credit Agreement, dated as of June 24, 2014, by and among Products Licensing LLC, DBD Credit Funding LLC, administrative agent, and the lenders party thereto.
10.10	First Amendment to the Credit Agreement, dated as of June 7, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.11**	Second Amendment to the Credit Agreement, dated as of August 29, 2016, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.12	Third Amendment to the Credit Agreement, dated as of July 20, 2017, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.13**	Fourth Amendment to the Credit Agreement, dated as of April 12, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.14**	Fifth Amendment to the Credit Agreement, dated as of June 14, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.15	Sixth Amendment to the Credit Agreement, dated as of August 13, 2018, by and among Products Licensing LLC, DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.

10.16**	Seventh Amendment and Joinder to the Credit Agreement, dated as of December 24, 2018, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.17	Eighth Amendment to the Credit Agreement, dated as of March 15, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.18**	Ninth Amendment and Joinder to the Credit Agreement, dated as of December 31, 2019, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.19**	Tenth Amendment to the Credit Agreement, dated as of March 27, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.20**	Eleventh Amendment to the Credit Agreement and Waiver, dated as of January 4, 2021, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., Y Acquisition Co. LLC, China Products Licensing, LLC, Yandy Enterprises LLC., DBD Credit Funding LLC, as administrative agent, and the lenders party thereto.
10.21	Commercial-Industrial Triple Net Lease, dated as of August 26, 2020, by and between Yandy Enterprises, LLC and 67 VB Owner, LP.
10.22†	Offer Letter, dated as of December 20, 2012, by and between Playboy Enterprises, Inc. and David Israel, as amended on February 8, 2021.
10.23†	Employment Agreement, dated as of January 31, 2021, by and between Playboy Enterprises, Inc. and Ben Kohn (as assumed by PLBY Group, Inc.).
10.24†	Employment Agreement, dated as of February 10, 2021, by and between Playboy Enterprises, Inc. and Chris Riley (as assumed by PLBY Group, Inc.).
10.25†	Offer Letter, dated as of January 23, 2021, by and between Playboy Enterprises, Inc. and Florus Beuting, as amended on February 8, 2021.
10.26†	Form of Indemnification Agreement, by and between PLBY Group, Inc. and each of its directors and executive officers.
10.27†	PLBY Group, Inc. Non-Employee Director Compensation Policy, effective February 10, 2021.
10.28+**	Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd.
10.29+	First Amendment, effective as of June 18, 2020, to the Product License Agreement, effective as of December 6, 2019, by and between Playboy Enterprises International, Inc. and New Handong Investment (Guangdong) Co., Ltd.
10.30**	Consent to Merger Transaction and Wavier to Credit Agreement, dated as of December 31, 2020, by and among Products Licensing LLC, Playboy Enterprises International, Inc., Playboy Enterprises, Inc., and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.
10.31†	Employment Agreement, dated February 11, 2021, between PLBY Group, Inc. and Lance Barton.
10.32†	Form of Option/RSU Acknowledgement and Lock-up Agreement.
10.33†	Playboy Enterprises, Inc. 2018 Equity Incentive Plan.
10.34†	Form of Stock Option Award Agreement under Playboy Enterprises, Inc. 2018 Equity Incentive Plan.
14.1	Code of Conduct and Ethics, adopted by PLBY Group, Inc.’s board of directors on February 10, 2021.
16.1	Letter from Marcum LLP to the SEC, dated as of February 16, 2021.
21.1	List of subsidiaries of PLBY Group, Inc.
99.1	Unaudited Pro Forma Condensed Consolidated Financial Information of PLBY Group, Inc. at September 30, 2020.

*	Previously filed.

**	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

†	Management contract or compensation plan or arrangement.

+	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish to the SEC a copy of any omitted portions of the exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2021	PLBY GROUP, INC.
	By:	/s/ Ben Kohn
	Name:	Ben Kohn
	Title:	Chief Executive Officer and President

Exhibit 3.1

Second AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Mountain crest acquisition corp

Mountain Crest Acquisition Corp, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.            The name of the Corporation is Mountain Crest Acquisition Corp. The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed in the Office of the Secretary of State of the State of Delaware on November 12, 2019.

2.            The Amended and Restated Certificate of Incorporation of the Corporation (the “First A&R Certificate of Incorporation”), amending and restating the Original Certificate of Incorporation in its entirety, was filed in the Office of the Secretary of State of the State of Delaware on June 4, 2020.

3.            This Second Amended and Restated Certificate of Incorporation of the Corporation, amending and restating the provisions of the First A&R Certificate of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been adopted by the board of directors of the Corporation, acting by written consent in accordance with Section 141(f) of the DGCL.

4.            The text of the First A&R Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is “PLBY Group, Inc.” (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

A.            Classes of Stock. The total number of shares that the Corporation shall have authority to issue is 155,000,000 shares, which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock that the Corporation is authorized to issue is 150,000,000 shares, $0.0001 par value. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,000,000 shares, $0.0001 par value. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B.            Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.	Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.	Voting. Except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”), each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.	Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.	Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section B(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

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C.            Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing number, letter or title;

2.	the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.	the amounts or rates at which dividends will be payable on, and the preferences, if any, of, shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

4.	the dates on which dividends, if any, shall be payable;

5.	the redemption rights and price or prices, if any, for shares of the series;

6.	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

7.	the amounts payable on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

8.	whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

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9.	restrictions on the issuance of shares of the same series or any other class or series;

10.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

11.	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the Preferred Stock Designation for such Preferred Stock.

Without limiting the generality of the foregoing, the Preferred Stock Designation of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH:

A.            General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.            Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors and the rights granted pursuant to the Investor Rights Agreement, dated February 10, 2021 (as the same may be amended, supplemented, restated and/or otherwise modified from time to time, the “Investor Rights Agreement”), by and between the Corporation, and RT-Icon Holdings LLC, a Delaware limited liability company (“RT-Icon” and, together with its Affiliates (as defined below in Article Ninth) and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “RT”), the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board, provided, however, that at any time when RT beneficially owns collectively, in the aggregate, at least 35% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, such resolution to fix the number of the directors of the Corporation shall require the approval of a majority of the then in office directors appointed to the Board by RT (the “RT Directors”).

C.            Classes of Directors. The Board shall be divided into three classes: First Class, Second Class and Third Class. The number of directors in each class shall be as nearly equal as possible.

D.            Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to the First Class shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to the Second Class shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to the Third Class shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

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E.            Vacancies. Notwithstanding anything in this Certificate of Incorporation to the contrary, so long as RT beneficially owns collectively, in the aggregate, at least 35 % of the voting power of the stock of the Corporation, any vacancy on the Board shall be filled in accordance with the Voting Agreement. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, that at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. For the purposes of this Certificate of Incorporation, beneficial ownership of stock by RT shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule. At any time when RT beneficially owns collectively, in the aggregate, at least 35% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any director appointed to fill a vacancy created by the resignation or removal of a RT Director shall require the affirmative vote of at least a majority of the RT Directors remaining on the Board, or, if there are no remaining RT Directors on the Board, the affirmative approval of RT.

F.            Removal. Any or all of the directors may be removed from office at any time either with or without cause by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or the entire Board may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

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SIXTH:

A.       A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.        The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.        Notwithstanding the foregoing provisions of this Article Sixth, no indemnification nor advancement of expenses will extend to any claims made by the Company’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

SEVENTH: At any time when RT beneficially owns collectively, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the then-outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. At any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders in lieu thereof; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock.

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EIGHTH: Unless otherwise required by law or by the Certificate of Incorporation (including any Preferred Stock Designation), special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Secretary at the direction of the Board or by the Chairman of the Board; provided, however, that at any time when RT beneficially owns collectively, in the aggregate, at least 50 % in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by the Secretary or by the Chairman of the Board upon the written request of holders of at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

NINTH:

A.           Corporate Opportunities. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of RT and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) RT and its Affiliates, directly or indirectly, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ninth are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of RT, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.            None of (i) RT or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage in or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law and in accordance with Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article Ninth. Subject to said Section (C) of this Article Ninth, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

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C.            The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article Ninth shall not apply to any such corporate opportunity.

D.           In addition to and notwithstanding the foregoing provisions of this Article Ninth, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E.            For purposes of this Article Ninth and Article Fifth above, (i) “Affiliate” shall mean (a) in respect of RT, any Person that, directly or indirectly, is controlled by RT, controls RT, or is under common control with RT, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing, including any Non-Employee Director that is a principal, member, director, partner, officer or employee of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth.

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TENTH

A.            Business Combinations; Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.           Restrictions; Exceptions. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

i.              prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

ii.             upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

iii.            at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.            Definitions. For purposes of this Article Tenth, references to:

i.              “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

ii.             “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

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iii.            “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article Tenth is not applicable to the surviving entity;

b.            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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e.            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

iv.            “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

v.             “RT-Icon Direct Transferee” means any person that acquires (other than in a registered public offering) directly from RT-Icon or any of its affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then-outstanding shares of voting stock of the Corporation.

vi.            “RT-Icon Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any RT-Icon Direct Transferee or any other RT-Icon Indirect Transferee beneficial ownership of 15% or more of the then-outstanding shares of voting stock of the Corporation.

vii.           “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then-outstanding shares of voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then-outstanding shares of voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (1) RT, RT-Icon, any RT-Icon Direct Transferee, any RT-Icon Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided, further, that in the case of clause (2) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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viii.          “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.            beneficially owns such stock, directly or indirectly; or

b.            has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

ix.            “person” means any individual, corporation, partnership, unincorporated association or other entity.

x.             “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

xi.             “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

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ELEVENTH: The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Eleventh. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, (A) at any time when RT beneficially owns collectively, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, an affirmative vote of a majority of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be required, and (B) at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, an affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be required, in each case, to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article Fifth, Article Sixth, Article Seventh, Article Eighth, Article Ninth, Article Tenth, this Article Eleventh, and Article Twelfth, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article Fifth, Article Sixth, Article Ninth, Article Tenth, this Article Eleventh and Article Twelfth shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), (A) at any time when RT beneficially owns collectively, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws and (B) at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

THIRTEENTH:

A.       Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) subject to the preceding provisions of this Article Thirteenth, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.

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B.       If any action the subject matter of which is within the scope of paragraph (A) of this Article Fifteenth immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph (A) of this Article Thirteenth immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.       If any provision or provisions of this Article Thirteenth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteenth (including, without limitation, each portion of any sentence of this Article Thirteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

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FOURTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in  number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or  class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by Suying Liu, its Chief Executive Officer, as of February 10, 2021.

PLBY GROUP, INC.

By:	/s/ Suying Liu
Name: Suying Liu
Title: Chief Executive Officer

Exhibit 3.2

BYLAWS

OF

PLBY GROUP, INC.

- A Delaware Corporation -

BYLAWS

OF

PLBY GROUP, INC.

(the “Corporation”)

ARTICLE I

OFFICES

SECTION 1.  Principal Office.  The registered office of the Corporation shall be located in such place as may be provided from time to time in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

SECTION 2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

SECTION 1.  Annual Meetings.  The annual meeting of the stockholders of the Corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board of Directors, the Chief Executive Officer or the Chairman and as shall be designated in the notice of said meeting. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (“DGCL”). The Board of Directors, the Chief Executive Officer or the Chairman may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders

SECTION 2. Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may only be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may only be called by the Secretary at the direction of the Board of Directors, or by the Chairman of the Board of Directors (the “Chairman”) or the Chief Executive Officer; provided, however, that at any time when RT beneficially owns collectively, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be promptly called by the Secretary, the Chairman or the Chief Executive Officer upon the written request of holders of at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Those persons with the power to call a special meeting in accordance with this Section 2 also have the power and authority to postpone, reschedule or cancel any previously scheduled special meeting of stockholders

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SECTION 3.  Notice and Purpose of Meetings.  Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, written or printed notice of the meeting of the stockholders stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally, or by mail, or if prior consent has been received by a stockholder by electronic transmission, by or at the direction of the Chairman or the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

SECTION 4.  Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter.  A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

SECTION 5.  Voting Process.  When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these bylaws.  Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder.  The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect.

SECTION 6. Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

SECTION 7.  Adjournment.  Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting or, if directed to be voted on by the chairman of the meeting, by the stockholders having a majority in voting power of the shares of stock of the Corporation present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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SECTION 8. Nominations.

(a) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 10 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8.

(b) For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 8(a)(iii), the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (E) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (G) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 8(b) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The foregoing notice requirements of this Section 8(b) shall not apply to director nominations by RT (as defined in the Certificate of Incorporation) in accordance with the Investor Rights Agreement dated February 10, 2021 (as the same may be amended, supplemented, restated and/or otherwise modified from time to time, the “Investor Rights Agreement”), by and between the Corporation and RT, so long as the Investor Rights Agreement is in effect. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

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(c)  Notwithstanding anything in the second sentence of Section 8(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 8(b) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(d) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders, as called in accordance with the terms of the Certificate of Incorporation, at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 8 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 8. In the event the Corporation calls a special meeting of stockholders, as called in accordance with the terms of the Certificate of Incorporation, for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 8(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The foregoing notice requirements of this Section 8(d) shall not apply to business or director nominations by RT and its Affiliates in accordance with the Investor Rights Agreement so long as the Investor Rights Agreement is in effect.

(e) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 8 and in accordance with the terms of the Certificate of Incorporation and Investor Rights Agreement shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 8(b)(iii)(f)) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 8, unless otherwise required by law or if presented pursuant to the Investor Rights Agreement, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 8, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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(f) For purposes of this Section 8, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 8; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 8 (including Sections 8(a)(iii) and 8(d)), and compliance with Sections 8(a)(iii) and 8(d) shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the third to last sentence of Section 8(b), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 8 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or (c) any business or director nominations brought before any special or annual meeting by RT and its Affiliates so long as the Investor Rights Agreement is in effect.

SECTION 9. Conduct of Meetings.

(a) Meetings of stockholders shall be presided over by the Chairman, or in the Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of any meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairman should so determine, the chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

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(d) In advance of any meeting of stockholders, the Board of Directors, the Chairman, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting or any adjournment thereof and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE III

DIRECTORS

SECTION 1.  Powers.  The business affairs of the Corporation shall be managed by the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.  The Board of Directors may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2.  Number, Qualifications, Term.  The Board of Directors shall consist of one or more members.  Subject to the Investor Rights Agreement, the number of directors shall be fixed by the Board of Directors and may thereafter be changed from time to time by resolution of the Board of Directors.  Directors need not be residents of the State of Delaware nor stockholders of the Corporation.

SECTION 3.  Vacancies.  Subject to the Certificate of Incorporation, the rights of holders of any series of Preferred Stock and the Investor Rights Agreement, vacancies and newly created directorships resulting from any increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause s be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, and shall not be filled by the stockholders; provided, that, for so long as RT has a right to nominate one or more directors pursuant to the Investor Rights Agreement, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any RT Designee (as defined in the Investor Rights Agreement), including the failure of any RT Designee to be elected, shall be filled only by RT. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

SECTION 4.  Place of Meetings.  Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

SECTION 5.  Regular Meetings.  Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

SECTION 6.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman or the Chief Executive Officer or by the number of directors who then legally constitute a quorum.  Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Secretary or by the person or persons calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least 24 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting.

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SECTION 7.  Notice; Waiver.  A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 8.  Quorum.  A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these bylaws.  If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 9. Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of video or telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

SECTION 10.  Action Without A Meeting.  Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

SECTION 11.  Action.  Except as otherwise provided by law or in the Certificate of Incorporation or these bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board of Directors will be required for any action.

SECTION 12.  Removal of Directors. Subject to any provisions of applicable law, any or all of the directors may be removed pursuant to the Certificate of Incorporation.

SECTION 13. Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

SECTION 14. Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings of the Board of Directors or any committee thereof as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE IV

COMMITTEES

SECTION 1. Designation of Committees.  The Board of Directors may, by resolution adopted by a majority of the whole Board of Directors, designate one or more committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board of Directors as shall be specified in the resolution of the Board of Directors designating such committee; provided that no committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any provision of these bylaws.  Subject to the Investor Rights Agreement, the Board of Directors shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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SECTION 2. Procedure; Meetings; Quorum.  Committee meetings, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof.  So far as applicable, the provisions of Article III of these bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board of Directors shall govern meetings of any committee of the Board of Directors.  Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Each committee of the Board of Directors shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board of Directors before or at the next meeting of the Board of Directors.

ARTICLE V

OFFICERS

SECTION 1.  Number.  The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chief Executive Officer, a Secretary and a Treasurer, none of whom need be a member of the Board of Directors.  The Board of Directors may also choose a Chairman from among the directors (subject to the terms of the Investor Rights Agreement if in effect), one or more Executive Vice Presidents, one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.  More than two offices may be held by the same person.

SECTION 2.  Compensation.  Officers (as defined under Section 16(a) of the Securities Exchange Act of 1934) of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or by a committee of the Board of Directors. The Chief Executive Officer of the Corporation shall have the authority to fix the salaries, compensation or reimbursements of all other officers of the Corporation.  No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he is also a director.

SECTION 3.  Term; Removal; Vacancy.  The officers of the Corporation shall hold office until their successors are chosen and qualify.  Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors.  Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Board of Directors, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors and may, in the Board of Director’s discretion, be left unfilled, for such period as it may determine, any offices.

SECTION 4.  Chairman.  So long as the Investor Rights Agreement is in effect, RT shall appoint the Chairman of the Board of Directors, who shall not need to be an employee or officer of the Corporation, so long as RT beneficially owns at least 35% of the common stock of the Corporation. If RT beneficially owns less than 35% of the common stock of the Corporation, the Board may appoint from its members a Chairman of the Board of Directors. The Chairman shall, if one be elected, preside at all meetings of the Board of Directors.

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SECTION 5.  Chief Executive Officer.  The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors. In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

SECTION 6.  President.  The President shall, in the absence or disability of the Chief Executive Officer, perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

SECTION 7.  Vice President.  Each Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

SECTION 8.  Secretary.  The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including attending all meetings of the Board of Directors and all meetings of the stockholders, recording all proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose, maintaining a stock ledger and preparing lists of stockholders and their addresses as require and being custodian of corporate records.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or Chief Executive Officer.  The Secretary shall have custody of the corporate seal of the corporation and the Secretary, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such assistant secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

SECTION 9.  Assistant Secretary.  The Assistant Secretary, if there shall be one, or if there shall be more than one, the assistant secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board of Directors may from time to time prescribe.

SECTION 10.  Treasurer.  The Treasurer or Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including custody of the corporate funds and securities of the Corporation, keeping full and accurate accounts of receipts and disbursements in books belonging to the Corporation, depositing all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, disbursing the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and rendering to the Chairman, the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the Corporation.

SECTION 11.  Assistant Treasurer.  The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 12. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

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ARTICLE VI

CAPITAL STOCK

 SECTION 1. Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

SECTION 2. Uncertificated Shares; Stock Certificates.

(a) Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation issued after the date hereof shall be uncertificated. In the event the Board of Directors elects to provide in a resolution that certificates shall be issued to represent some or all shares of any or all classes or series of capital stock of the Corporation, every holder of such shares shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

(b) Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

(c) If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

(d) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

SECTION 3.  Lost and Destroyed Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed.  When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities or bonds as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

SECTION 4.  Transfer of Shares.  Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these bylaws.

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SECTION 5. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

SECTION 6. Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VII

INDEMNIFICATION

SECTION 1.  (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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(b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by subsection (m) of this Section), the Corporation shall not be obligated to indemnify any director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.

(e) Expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.

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(h) For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer, of such constituent corporation, or, while a director or officer of the Corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director or officer, of the Corporation which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(j) For purposes of this Section, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this subsection (j) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in subsections (a) or (b) of this Section, as the case may be.

(k) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified by the Board of Directors, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

(l) The officers and directors of the Corporation, as individuals, shall not be liable until all funds of the Corporation have been distributed, with the exception of the proceeds contained in a trust account, that is subject to the trust agreement to be entered into by the Corporation.

(m) Notwithstanding any contrary determination in the specific case under subsections (a) and (b) of this Section, and notwithstanding the absence of any determination thereunder, if a claim under subsections (a) and (b) of this Section is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation, or (ii) 20 days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. In any action brought to enforce a right to indemnification hereunder (but not in an action brought to enforce a right to an advancement of expenses) it shall be a defense that the claimant has not met any applicable standard of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under subsection (d) of this Section nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part in any such suit, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

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(n) The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(o) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 1.  Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 2.  Fiscal Year.  The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board of Directors.

SECTION 3.  Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

SECTION 4.  Pronouns.  All pronouns used in these bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

SECTION 5. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board of Directors, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 6. Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

SECTION 7. Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

SECTION 8. Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these bylaws.

SECTION 9. Electronic Transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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SECTION 10. Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 11.  Defined Terms.  Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.

ARTICLE IX

AMENDMENTS

SECTION 1.  These bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) (i) at any time when RT beneficially owns collectively, in the aggregate, at least 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, an affirmative vote of a majority of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be required, and (B) at any time when RT beneficially owns collectively, in the aggregate, less than 50% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, an affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon shall be, or (b) by a resolution adopted by a majority of the whole Board of Directors at any regular or special meeting of the Board of Directors.  The stockholders shall have authority to change or repeal any bylaws adopted by the directors; provided, however, that no bylaws adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

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Exhibit 10.4

Execution Version

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) effective as of the 10th day of February, 2021, is made and entered into by and among PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp), a Delaware corporation (the “Company”), each of the undersigned parties that are Pre-IPO Investors (as defined below), RT-Icon Holdings LLC, a Delaware limited liability corporation (“RT-Icon”), and each of the other shareholders of Playboy Enterprises, Inc., a Delaware corporation (“Playboy”) whose names are listed on Exhibit A hereto (each a “Playboy Investor” and collectively the “Playboy Investors”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, an “Investor” and collectively, the “Investors”).

WHEREAS, each of the Company and certain investors (each, a “Pre-IPO Investor”) is a party to, and hereby consents to, this amendment and restatement of that certain Registration Rights Agreement, dated June 4, 2020 (the “Original Registration Rights Agreement”), pursuant to which the Company granted the Pre-IPO Investors certain registration rights with respect to certain securities of the Company, as set forth therein;

WHEREAS, the Company, MCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Playboy have entered into that certain Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of September 30, 2020, pursuant to which, on the Effective Date (as defined below), the Company, Merger Sub and Playboy intend to effect a merger of Merger Sub with and into Playboy (the “Merger”), upon which Merger Sub will cease to exist, Playboy will become a wholly owned subsidiary of the Company and the outstanding shares of Playboy’s common stock will be converted into the right to receive consideration described in the Merger Agreement.

WHEREAS, pursuant to the Merger Agreement, 700,000 of the shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), previously owned by the Pre-IPO Investors shall be transferred to Playboy or its designee upon the Effective Date.

WHEREAS, the Investors and the Company desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement to amend and restate the Original Registration Rights Agreement to provide the Investors with certain rights relating to the registration of the securities held by them as of the date hereof on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person and, when used with reference to any natural person, shall also include such person’s spouse, parents and descendants (whether by blood or adoption, and including stepchildren) and the spouses of such persons.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Blackout Period” is defined in Section 3.1.1.

“Business Combination” means the acquisition of direct or indirect ownership through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar type of transaction, of one or more businesses or entities.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” is defined in the preamble to this Agreement.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” means a holder who has made a written demand pursuant to Sections 2.1.1 or 2.1.3, as applicable.

“Filing Deadline” is defined in Section 2.3.1.

“Effective Date” means the date the Company consummates the Merger.

“Effectiveness Deadline” is defined in Section 2.3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Shares” means all of the outstanding shares of Common Stock issued prior to the consummation of the Company’s initial public offering.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“IPO” means the Company’s initial public offering.

“IPO Escrow Agreement” means the Stock Escrow Agreement dated as of June 4, 2020 by and among the Investors and Continental Stock Transfer & Trust Company.

“Lock-up Agreement” is defined in Section 2.1.1.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger” is defined in the preamble to this Agreement.

“Merger Agreement” is defined in the preamble to this Agreement.

“Merger Sub” is defined in the preamble to this Agreement.

“New Registration Statement” is defined in Section 2.3.3.

“Notices” is defined in Section 6.3.

“Original Registration Rights Agreement” is defined in the preamble to this Agreement.

“Person” means a company, corporation, association, partnership, limited liability company, organization, joint venture, trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Subscription Agreements” means the Subscription Agreements, dated as of September 30, 2020, by and among the Company and the subscribers thereto (as may be amended from time to time).

“Playboy” is defined in the preamble to this Agreement.

“Playboy Investors” is defined in the preamble to this Agreement.

“Pre-IPO Investors” is defined in the preamble to this Agreement.

“Private Units” means units various Investors privately purchased simultaneously with the consummation of the Company’s initial public offering and when the underwriters in the Company’s initial public offering exercised their over-allotment option, as described in the prospectus relating to the Company’s initial public offering.

“Pro Rata” is defined in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (i) the Initial Shares, (ii) the Private Units (and underlying shares of Common Stock), (iii) any securities issuable upon conversion of loans from Pre-IPO Investors to the Company, if any (“Loan Securities”), (iv) any other outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Investor as of the Effective Date (including the shares of Common Stock issued pursuant to the Merger Agreement), and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations, requirements of current public information, manner of sale or any other restrictions under Rule 144.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Release Date” means the date on which the Initial Shares are disbursed from escrow pursuant to Section 3 of the IPO Escrow Agreement.

“Resale Shelf Registration Statement” is defined in Section 2.3.1.

“RT-Icon” is defined in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“SEC Guidance” is defined in Section 2.3.3.

“Takedown Requesting Holder” is defined in Section 2.3.4.

“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to the Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.3.4.

“Units” means the units of the Company, each comprised of one share of Common Stock and one right to acquire one-tenth (1/10) of one share of Common Stock.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Demand Registration. At any time and from time to time on or after (i) the Effective Date with respect to the Private Units (or underlying shares of Common Stock) and Loan Securities, (ii) three months prior to the first possible Release Date with respect to the Initial Shares that are Registrable Securities and subject the IPO Escrow Agreement, or (iii) three months prior to the first possible date on which the restrictions on transfer will lapse under the Lock-up Agreement entered into in connection with the Merger Agreement (the “Lock-up Agreement”) with respect to all Registrable Securities held by the Playboy Investors, the holders of a majority-in-interest of such Registrable Securities held by the Pre-IPO Investors, on the one hand, or the Playboy Investors, on the other hand, as the case may be, held by such Investors, or the transferees of such Investors, may make a written demand, on no more than three occasions in any twelve month period for each of the Pre-IPO Investors and the Playboy Investors, for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within five (5) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of one (1) Demand Registration under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto and (iii) the Registration Statement has remained effective continuously until the earlier of (x) one (1) year after effectiveness or (y) the date on which all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Registration Statement have been sold; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering pursuant to Demand Registration. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration, or a portion thereof, shall be in the form of an Underwritten Offering; provided, however, that the aggregate offering price for any such Underwritten Offering may not be less than $25,000,000, unless the Company is eligible to register such shares of Common Stock on Form S-3, or subsequent similar form, in a manner which does not require inclusion of any information concerning the Company other than to incorporate by reference (including forward incorporation by reference) its filings under the Exchange Act, in which case the aggregate offering price for any such Underwritten Offering may not be less than $10,000,000. All such Demanding Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this Section 2.1.3 shall, at the time of any such Underwritten Offering, enter into an underwriting agreement in customary form with the Underwriter(s) selected by a majority-in-interest of the Demanding Holder (provided, however, that such Underwriter(s) is reasonably satisfactory to the Company and RT-Icon (but only to the extent that RT-Icon is participating in such Underwritten Offering); provided, further, that any obligation of any such Investor to indemnify any Person pursuant to any such underwriting agreement shall be several, not joint and several, among such Investors selling Registrable Securities, and such liability shall be limited to the net amount received by any such Investor from the sale of his, her or its Registrable Securities pursuant to such Underwritten Offering, and the relative liability of each such Investor shall be in proportion to such net amounts).

2.1.4 Reduction of Offering in Connection with Demand Registration. If the managing Underwriter(s) in an Underwritten Offering effected pursuant to a Demand Registration in good faith advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which a registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) up to the maximum amount that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to then other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Demand Registration Withdrawal.

a) If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding the forgoing, an Investor may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement; provided that such withdrawal shall be irrevocable and, after making such withdrawal, an Investor shall no longer have any right to include Registrable Securities in the Demand Registration as to which such withdrawal was made.

b) Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses described in Section 3.3 incurred in connection with a Registration pursuant to a Demand Registration or an Underwritten Offering prior to its withdrawal under this Section 2.1.5.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights.

a) If at any time on or after the Effective Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) that is a shelf registration statement on Form S-3 for a primary offering by the Company, provided that the Company makes no offering of securities pursuant to such shelf registration statement prior to the effective date of the Registration Statement required hereunder that includes all of the Registrable Securities, (vi) that is on Form S-4 (as promulgated under the Securities Act) relating to equity securities to be issued solely in connection with any acquisition of any entity or business or their then equivalents, or (vii) filed relating to equity securities to be issued under the PIPE Subscription Agreements, provided however, that the limitation under (vii) shall only apply to the first Registration Statement filed by the Company as required under the PIPE Subscription Agreements, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such Piggy-back Registration.

b) If at any time on or after the Effective Date, the Company proposes to effect an Underwritten Offering for its own account or for the account of stockholders of the Company (a “Company Underwritten Offering”), the Company shall notify, in writing, all Investors of Registrable Securities of such demand, and such Investor who thereafter wishes to include all or a portion of such Investor’s Registrable Securities in such Underwritten Offering (each such Investor, a “Company Underwritten Shelf Offering Requesting Holder”) shall so notify the Company, in writing, within five days after the receipt by such Investor of the notice from the Company. Upon receipt by the Company of any such written notification from a Company Underwritten Shelf Offering Requesting Holder, such Investor shall be entitled, subject to Sections 2.2.2 and 3.1.1 hereof, to have its Registrable Securities included in the Company Underwritten Offering. The Company shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration; provided, however, that any obligation of any such Investor to indemnify any Person pursuant to any such Underwriting Agreement shall be several, not joint and several, among such Investors selling Registrable Securities, and such liability shall be limited to the net amount received by any such Investor from the sale of its Registrable Securities pursuant to such Underwritten Offering, and the relative liability of each such Investor shall be in proportion to such net amounts.. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.2.1 with respect to the Registrable Securities shall terminate on the seventh anniversary of the Effective Date.

2.2.2 Reduction of Underwritten Offering in Connection with Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities participating in the Underwritten Offering in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell in such Underwritten Offering, taken together with the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which inclusion in such Underwritten Offering has been requested under Section 2.2.1, and the shares of Common Stock, if any, as to which inclusion in such Underwritten Offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a) If the Underwritten Offering is undertaken for the Company’s account: (A) first, the shares of Common Stock or other equity securities that the Company desires to sell in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding persons and the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Piggy-Back Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company and the Underwriter(s) (if any) of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. In the case of any Underwritten Offering in connection with any Piggy-back Registration, any participating Investor shall have the right to withdraw their respective Registrable Securities from such Underwritten Offering prior to the pricing of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration or Underwritten Offering prior to its withdrawal as provided in Section 3.3.

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarify, any Registration or Underwritten Offering effected pursuant to Section 2.2. hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Resale Shelf Registration Rights.

2.3.1 Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than sixty (60) days following the Effective Date (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form S-1 and thereafter the Company becomes eligible to use Form S-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form S-3. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than thirty (30) days following the Filing Deadline (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to sixty (60) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission; provided, however, that the Company’s obligations to include the Registrable Securities held by a holder in the Resale Shelf Registration Statement are contingent upon such holder furnishing in writing to the Company such information regarding the holder, the securities of the Company held by the holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the date on which all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement and (ii) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a Prospectus in such form as to permit any holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions under the Lock-up Agreement and the Release Date under the IPO Escrow Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, holders of the Registrable Securities.

2.3.2 Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.3 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced Pro Rata among all such selling shareholders whose securities are included in such Registration Statement, subject to a determination by the Commission that certain holders must be reduced first based on the number of Registrable Securities held by such holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the holders of Registrable Securities may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including those set forth herein). All such holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.

2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other shares of the Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Shares, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Shares; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Shares.

2.3.6 Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any 12-month period.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement; Restriction on Registration Rights. The Company shall use its commercially reasonable efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall not be obligated to (but may, at its sole option) (a) effect any Demand Registration or an Underwritten Offering or (b) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering if the Company has determined in good faith that the sale of Registrable Securities pursuant a Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable securities laws (i) which disclosure would have a material adverse effect on the Company or (ii) relating to a material transaction involving the Company (any such period, a “Blackout Period”); provided, however, that in no event shall any Blackout Period together with other Blackout Periods exceed an aggregate of 60 days in any consecutive 12-month period. Notwithstanding the foregoing, the Company shall not exercise its rights under this Section 3.1.1 to invoke a Blackout Period unless it applies the same Blackout Period restrictions contained herein to all other securityholders of the Company with contractual registration rights..

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement, and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than five (5) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within five (5) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any written comments by the Commission or any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that not less than two (2) Business Days before filing with the Commission a Registration Statement or not less than one (1) Business Day before the filing of any related Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall (y) furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed and (z) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each such holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object in good faith, provided that, the Company is notified of such objection in writing no later than two (2) Business Days after the holders have been so furnished copies of a Registration Statement or one (1) Business Day after the holders have been so furnished copies of any related Prospectus or amendments or supplements thereto.

3.1.5 State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.11 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering (provided that the dollar threshold in this Section 3.1.12 shall be reduced to $10,000,000 in a Registration relating to Registrable Securities of RT-Icon).

3.1.12 Regulation M. The Company shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof or any fees and disbursements of its counsel in connection therewith, which underwriting discounts or selling commissions and fees and disbursements of its counsel shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Holders’ Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws. The Company’s obligations to include the Registrable Securities in any Registration Statement under this Agreement are contingent upon each holder of Registrable Securities furnishing in writing to the Company such information regarding such holder, the securities of the Company held by holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and such holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in (or incorporated by reference in) any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), or any amendment or supplement to such Registration Statement, or any filing under any state securities law required to be filed or furnished, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, or free writing prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter (within the meaning of the Securities Act or the Exchange Act, as applicable) on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each holder of Registrable Securities will, indemnify and hold harmless the Company, each of its directors, officers, agents and employees, each Persons who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) (including, without limitation, reasonable attorneys’ fees and other expenses) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Company represents and warrants that, except as disclosed in the Company’s registration statement on Form S-1 (File No. 333-238320) and registration rights granted to certain investors in connection with the private placement transactions contemplated under the Merger Agreement, no person, other than the holders of the Registrable Securities, has any right to require the Company to register any of the Company’s share capital for sale or to include the Company’s share capital in any registration filed by the Company for the sale of share capital for its own account or for the account of any other person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp)

10960 Wilshire Blvd., Suite 2200

Los Angeles, CA 90024

Attention: Chris Riley, General Counsel

Email: [EMAIL ADDRESS]

with a copy to (which copy shall not constitute notice):

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: W. Stuart Ogg and Micheal Reagan

E-mail: [EMAIL ADDRESSES]

To an Investor, to the address set forth below such Investor’s name on Exhibit A hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon the Company unless executed in writing by the Company. No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of the majority Registrable Securities.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Consent to Jurisdiction; Waiver of Trial by Jury. The parties hereto agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of New York. Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 6.3 hereof or in such other manner as may be permitted by applicable law, shall be effective service of process for any proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.12. Each of the parties hereto irrevocably and unconditionally agrees that it is subject to, and hereby submits to, the personal jurisdiction of the courts located in the State of New York for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereunder and waives any objection to the laying of venue in the United States District Court for the Southern District of New York, or the New York state courts if the federal jurisdictional standards are not satisfied, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

PLBY GROUP, INC.

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

PRE-IPO INVESTORS:

/s/ Suying Liu
Suying Liu

/s/ Dong Liu
Dong Liu

/s/ Nelson Haight
Nelson Haight

/s/ Todd Milbourn
Todd Milbourn

/s/ Wenhua Zhang
Wenhua Zhang

[Signature Page to Registration Rights Agreement]

PLAYBOY INVESTORS:

RT-Icon Holding LLC
By: RTM-Icon, LLC, its Manager

By:	/s/ Suhail Rizvi
	Name:	Suhail Rizvi
	Title:	President

[Signature Page to Registration Rights Agreement]

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP
By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Name and Address of Investors

PRE-IPO INVESTORS:

Suying Liu c/o Mountain Crest Acquisition Corp 311 W. 43rd Street, 12th Floor, New York, NY 10036

Dong Liu c/o Mountain Crest Acquisition Corp 311 W. 43rd Street, 12th Floor, New York, NY 10036 Nelson Haight c/o Mountain Crest Acquisition Corp 311 W. 43rd Street, 12th Floor, New York, NY 10036

Todd Milbourn c/o Mountain Crest Acquisition Corp 311 W. 43rd Street, 12th Floor, New York, NY 10036

Wenhua Zhang c/o Mountain Crest Acquisition Corp 311 W. 43rd Street, 12th Floor, New York, NY 10036

PLAYBOY INVESTORS:

RT-Icon Holdings LLC c/o Rizvi Traverse Management, LLC 260 East Brown Street, Suite 380, Birmingham, MI 48009 Attention: Suhail Rizvi and Audrey P. DiMarzo Email: [EMAIL ADDRESSES]

Drawbridge Special Opportunities Fund LP

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

Attention: Constantine M. Dakolias

Email: [EMAIL ADDRESS]

With copies to:

Drawbridge Special Opportunities Fund LP

c/o Fortress Investment Group LLC

1345 Avenue of the Americas 26th Floor

New York, New York 10105

Attention: Credit Operations

Email: [EMAIL ADDRESS]

and :

Drawbridge Special Opportunities Fund LP

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: General Counsel
Email: [EMAIL ADDRESS]

[Signature Page to Registration Rights Agreement]

Exhibit 10.5

Execution Version

INVESTOR RIGHTS AGREEMENT

by and among

PLBY GROUP, INC.

(F/K/A MOUNTAIN CREST ACQUISITION CORP)

and

RT-ICON HOLDINGS LLC

Dated February 10, 2021

i

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement is entered into on February 10, 2021 by and among PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp), a Delaware corporation (the “Company”), and RT-Icon Holdings LLC, a Delaware limited liability company (“RT-Icon”).

RECITALS:

WHEREAS, the Company and the other parties named therein have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will acquire Playboy Enterprises, Inc. (“Playboy”), on the terms and subject to the conditions set forth therein (the “Acquisition”);

WHEREAS, pursuant to the Merger Agreement, RT-Icon will be entitled to receive, as partial consideration for the equity interests of Playboy purchased in the Acquisition, a specified number of shares of the Common Stock of the Company equal to RT-Icon’s Merger Consideration (as defined in the Merger Agreement); and

WHEREAS, in connection with the Acquisition and pursuant to Section 8.1(g) of the Merger Agreement, the Company and RT-Icon desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the board of directors of the Company (the “Board”) and other matters relating to the Board from and after the Effective Date.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1           Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person. In respect of RT, “Affiliate” shall mean any Person that, directly or indirectly, is Controlled by RT, Controls RT, or is under common Control with RT, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is Controlled by the Company).

“Agreement” means this Investor Rights Agreement, as the same may be amended, supplemented, restated and/or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended and/or restated from time to time.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time.

“Common Stock” means the voting shares of common stock, par value $0.01 per share, of the Company, having the terms set forth in the Charter, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Director” means any member of the Board.

“Effective Date” means the date the Company consummates the Acquisition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Permitted Assigns” means with respect to RT, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

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“RT” means, collectively, RT-Icon, together with its Affiliates and its and their successors and assigns (other than the Company and its Subsidiaries).

“RT Designee” has the meaning set forth in Section 2.1(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, distribute, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2         Construction. Interpretation of this Agreement shall be governed by the following rules of construction. Unless the context otherwise requires: (a) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including Exhibits hereto; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the parties have participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (k) references to “days” mean calendar days unless Business Days are expressly specified; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including”; and (o) any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

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ARTICLE II

BOARD OF DIRECTORS

2.1          Election of Directors.

(a)         Following the Effective Date, RT-Icon shall have the right, but not the obligation, to nominate to the Board a number of designees equal to (i) three Directors, so long as RT beneficially owns, in the aggregate, 50% or more of the shares of Common Stock, (ii) two Directors, in the event that RT beneficially owns, in the aggregate, 35% or more, but less than 50%, of the shares of Common Stock and (iii) one Director, in the event that RT beneficially owns, in the aggregate, 15% or more, but less than 35%, of the shares of Common Stock. RT-Icon shall not have the right to nominate any designees to the Board in the event that RT beneficially owns, in the aggregate, less than 15% of the outstanding shares of Common Stock. In the event of any increase or decrease in the size of the Board consistent with the requirements of Section 2.4 of this Agreement, the number of Directors for which RT-Icon shall have the right to nominate to the Board pursuant to this Section 2.1(a) shall be automatically adjusted proportionately as closely as possible (rounding up to the next whole Director where necessary) to reflect the proportionate rights of RT-Icon to nominate Directors based on RT’s beneficial ownership of the shares of Common Stock set forth in clauses (i), (ii), and (iii) above. The Board shall set forth the determination of such changes consistent with this Section 2.1(a) in its resolution or resolutions effectuating the change in size of the Board and such terms shall automatically be incorporated herein without further action on behalf of the parties hereto.

(b)         The Company agrees, to the fullest extent permitted by applicable law, to take all necessary and desirable actions (subject to any applicable stock exchange or listing requirements) to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled, solely for the purposes set forth in this Section 2.1(b), to identify such individual as an RT Designee pursuant to this Agreement.

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(c)        In the event that RT-Icon has nominated fewer than the total number of designees RT-Icon shall be entitled to nominate pursuant to Section 2.1(a), RT-Icon shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law, to (x) enable RT-Icon to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) to effect the election or appointment of such additional individuals nominated by RT-Icon to fill such newly-created directorships or to fill any other existing vacancies. Each such person whom RT actually nominates pursuant to this Section 2.1 and whom is thereafter elected to the Board to serve as a Director shall be referred to herein as an “RT Designee”.

(d)         In the event that a vacancy is created at any time by the death, retirement or resignation of any RT Designee, the remaining Directors and the Company shall, to the fullest extent permitted by applicable law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by a new designee of RT-Icon, as soon as possible. Such new designee will be chosen by a majority of the RT Designees on the Board at that time or, if there are none, by RT-Icon.

2.2          Committee Membership. So long as RT beneficially owns, in the aggregate, 35% or more of the shares of Common Stock, RT-Icon shall have the right (but not the obligation) to designate one of the RT Designees to serve on each of the Compensation Committee and the Corporate Governance and Nominating and Committee. The Company shall take all necessary and desirable actions to cause such RT Designee committee members to serve on the Compensation Committee and the Corporate Governance and Nominating Committee, respectively, except to the extent such membership would violate applicable federal securities laws or the listing requirements of any national securities exchange on which the Company’s securities are then listed.

2.3           Chair of the Board. So long as RT beneficially owns, in the aggregate, 15% or more of the shares of Common Stock, the Company’s Chief Executive Officer shall not be the Chair of the Board at the same time and RT-Icon shall have the right to designate the Chair of the Board from among the RT Designees.

2.4           Size of Board. As of the Effective Date, the Board shall have established by resolution that the total number of Directors constituting the Board on the Effective Date shall be five. So long as RT beneficially owns, in the aggregate, 35% or more of the shares of Common Stock, any increases or decreases to the size of the Board will require approval by at least a majority of the RT Designees then serving as Directors or, if no RT Designee is then serving as a Director, the written approval of RT-Icon.

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2.5           Amendments to the Charter and Bylaws.

(a)          So long as RT beneficially owns, in the aggregate, 50% or more of the shares of Common Stock, the Board shall not take any action to cause the Company to amend the provisions in the Charter or Bylaws:

(i)         providing that Directors may be removed with or without cause upon majority vote of the outstanding shares of Common Stock unless otherwise set forth under the Voting Agreement (as defined in the Merger Agreement);

(ii)         changing the size of the Board;

(iii)        providing for stockholder action by written consent when RT beneficially owns, in the aggregate, 50% or more of the shares of Common Stock; or

(iv)         providing for the ability to call special meetings of stockholders when RT beneficially owns, in the aggregate, 50% or more of the shares of Common Stock.

2.6         RT-Designee Expense Reimbursement. The Company shall pay the reasonable out-of-pocket expenses incurred by each RT Designee in connection with performing his or her duties as a member of the Board or any committee thereof, including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company.

ARTICLE III

INFORMATION

3.1           Sharing of Information. Individuals associated with RT may from time to time serve on the Board or the equivalent governing body of the Company’s Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) shall from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information) share such information with RT, RT’s direct and indirect investors and other individuals associated with RT. Such sharing shall be for the dual purpose of facilitating support to such individuals in their capacity as Directors (or members of the governing body of any Subsidiary) and enabling RT and its direct and indirect investors to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

ARTICLE IV

GENERAL PROVISIONS

4.1           Termination. This Agreement shall terminate on the earlier to occur of (i) such time as RT no longer beneficially owns 15% or more of the outstanding shares of Common Stock and (ii) the delivery of a written notice by RT-ICON to the Company requesting that this Agreement terminate.

4.2           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic transmission or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, sent by electronic transmission or upon actual delivery by reputable overnight courier service (as indicated in such courier service’s records).

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If to the Company:

PLBY Group, Inc. (f/k/a Mountain Crest Acquisition Corp)
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024
Attention: Chris Riley, General Counsel
Email: [EMAIL ADDRESS]

If to RT-Icon:

RT-Icon Holdings LLC
c/o Rizvi Traverse Management, LLC

260 East Brown Street, Suite 380
Birmingham, MI 48009
Attention: Audrey P. DiMarzo
Email: [EMAIL ADDRESS]

4.3        Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4        Further Assurances. The parties hereto shall sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, RT-Icon being deprived of the rights contemplated by this Agreement.

4.5        Assignment. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and Permitted Assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, shall be null and void; provided, however, that RT-Icon shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

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4.6          Third Parties. Except as provided for in Section 3.1 with respect to individuals associated with RT, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws thereof.

4.8         Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9          Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of any bond.

4.10          Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11          Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12        Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

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4.13         Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable). Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.14            Effectiveness. This Agreement shall become effective upon the Effective Date.

[Remainder Of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PLBY GROUP, INC.

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	Chief Executive Officer

[Signature Page to Investor Rights Agreement]

RT-ICON HOLDING LLC
By: RTM-Icon, LLC, its Manager

By:	/s/ Suhail Rizvi
Name:	Suhail Rizvi
Title:	President

[Signature Page to Investor Rights Agreement]

Exhibit 10.7

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of February 10, 2021, by and among PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp), a Delaware corporation (the “Company”), and each of the entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, MCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Playboy Enterprises, Inc., a Delaware corporation (“Playboy”) have entered into that certain Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of September 30, 2020, pursuant to which, on the Effective Date, the Company, Merger Sub and Playboy intend to effect a merger of Merger Sub with and into Playboy (the “Merger”), upon which Merger Sub will cease to exist, Playboy will become a wholly owned subsidiary of the Company and the outstanding shares of Playboy’s common stock will be converted into the right to receive consideration described in the Merger Agreement.

WHEREAS, each of the Voting Parties, currently owns, or on closing of the transactions contemplated by the Merger Agreement, will own, shares of the Company’s common stock, and wishes to provide for the elections of certain members of the Post-Closing Board of Directors as described herein.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.          Agreement to Vote. During the term of this Agreement, each Voting Party agrees to vote all securities of the Company that such Voting Party owns from time to time and may vote in the election of the Company’s directors (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of stockholders or by written consent.

2.          Election of Boards of Directors. If the closing condition in Section 8.3(o) of the Merger Agreement (the “Closing Condition”) is satisfied at the Closing, each Voting Party agrees to vote all shares of Common Stock it beneficially owns in such manner as may be necessary to elect (and maintain in office) Suying Liu as a member of the Second Class of the Post-Closing Board of Directors as set forth in the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended and/or restated from time to time.

3.          Termination. This Agreement shall terminate upon the first to occur of the following: (i) upon the Closing if the Closing Condition is not satisfied at Closing and is instead waived by Playboy; (ii) the first annual meeting of stockholders of the Company at which the Second Class of the Post-Closing Board of Directors shall be nominated and elected; or (iii) immediately prior to any vote on or with respect to a transaction pursuant to which a person or group other than current stockholders of the Company, or their respective Affiliates, will control greater than 50% of the Company’s voting power with respect to the election of directors of the Company.

4.          Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person.

5.          Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

6.          Amendments and Waivers. Except as otherwise provided herein, any provision of this Agreement may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the unanimous written consent of (a) the Company, and (b) each of the Voting Parties.

7.          Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

8.          Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.          Governing Law. This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of New York without reference to its conflicts of laws provisions, except that all matters relating to the fiduciary duties of the Company’s Post-Closing Board of Directors shall be subject to the laws of Delaware.

10.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.        Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

12.        Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

[Remainder of page intentionally left blank; signature page follows]

This Voting Agreement is hereby executed effective as of the date first set forth above.

PlBY Group, Inc.,
a Delaware corporation

By:	/s/ Suying Liu
Name: Suying Liu
Title: Chief Executive Officer

VOTING PARTIES:

RT-Icon Holding LLC
By: RTM-Icon, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP,

By: Drawbridge Special Opportunities GP LLC, its general partner

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Exhibit 10.8

PLBY GROUP, Inc.
2021 EQUITY and INCENTIVE Compensation PLAN

1.            Purpose. The purpose of this Plan is to permit the grant of awards to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.           Definitions. Except as otherwise provided herein, the following are the definitions used in this Plan:

(a)            “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)           “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e)           “Change in Control” has the meaning set forth in Section 12 of this Plan.

(f)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)           “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(h)           “Common Stock” means the common stock, par value $0.0001 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(i)            “Company” means PLBY Group, Inc., a Delaware corporation, and its successors.

(j)            “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)           “Director” means a member of the Board.

(l)            “Effective Date” means the date this Plan is approved by the Stockholders.

(m)          “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(o)           “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(p)           “Management Objectives” means performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan and include, but are not limited to, objectives related to earnings before interest, taxes, depreciation and amortization, income or net income (loss) (either before or after interest, taxes, depreciation and/or amortization), earnings, changes in the market price of Common Stock, funds from operations or similar measures, sales, revenue (including recurring revenue), growth in revenue, enterprise value or economic value added, mergers, acquisitions or other strategic transactions, divestitures, financings, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, return on investments, assets, return on assets, net asset turnover, debt (including debt reduction), return on operating revenue, working capital, regulatory compliance, improvement of financial ratings, annual spend or license annual spend, equity investments, investing activities and financing activities (or any combination thereof) stockholder returns, dividend ratio, orders, return on sales, marketing, gross or net profit levels, productivity, volumes produced and/or transported, margins, leverage ratio, coverage ratio, strategic business objectives (including operating efficiency, geographic business expansion goals, partnerships, customer/client satisfaction, talent recruitment and retention, productivity ratios, product quality, sales of new products, employee turnover, supervision of information technology), operating efficiency, productivity, product innovation, number of customers, customer satisfaction and related metrics, individual performance, quality improvements, growth or growth rate, intellectual property, expenses or costs (including cost reduction programs), budget comparisons, implementation of projects or processes, formation of joint ventures, research and development collaborations, marketing or customer service collaborations, employee engagement and satisfaction, diversity, environmental and social measures, information technology, technology development, human resources management, litigation, research and development, working capital, earnings (loss) per share of Common Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(q)           “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the Common Stock is not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(r)            “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(s)           “Option Price” means the purchase price payable on exercise of an Option Right.

(t)            “Option Right” means the right to purchase Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(u)           “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided such person satisfies the Form S-8 definition of “employee”).

(v)           “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(w)          “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan, and may be payable in cash, Common Stock or a combination thereof.

(x)            “Performance Unit” means a bookkeeping entry award granted pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee, and may be payable in cash, Common Stock or a combination thereof.

(y)           “Plan” means this PLBY Group, Inc. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(z)            “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(aa)          “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Stock, cash or a combination thereof at the end of the applicable Restriction Period.

(bb)         “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(cc)          “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(dd)         “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(ee)         “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ff)           “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.           Shares Available Under this Plan.

(a)           Maximum Shares Available Under this Plan.

(i)	Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed, in the aggregate, 4,262,364 shares of Common Stock (the “Overall Share Limit”). The Overall Share Limit shall be automatically increased on the first day of each fiscal year, beginning in 2022 and ending in 2031, by an amount equal to the lesser of (x) 4% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such smaller number of shares as determined by the Board. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b)           Share Counting Rules.

(i)	Except as provided in Section 22 of this Plan or herein, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)	Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

(iii)	If, under this Plan, a Participant has elected to give up the right to receive cash compensation in exchange for Common Stock based on fair market value, such Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)           Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,262,364 shares of Common Stock (the “ISO Limit”); provided, however, that the ISO Limit will increase by 1,451,017 shares of Common Stock on the first day of each fiscal year beginning in 2022 and ending in 2031; provided, further, that in no event shall the ISO Limit exceed the Overall Share Limit.

(d)           Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $600,000; provided, however, that such compensation limit during the first calendar year on which such non-employee Director serves on the Board shall be $1,000,000.

4.           Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)           Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)           Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement, (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)           To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Stock to which such exercise relates.

(e)            Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)            Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)           Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)           No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)             Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)            Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.           Appreciation Rights.

(a)           The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)           Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Stock or any combination thereof.

(ii)	Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)           Also, regarding Appreciation Rights:

(i)	Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)	No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.           Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)           Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)           Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e)           Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.

(f)            Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)           Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock shall be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h)            Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

7.           Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)           Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)           During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying Restricted Stock Units shall be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e)           Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock or cash, or a combination thereof.

(f)            Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.           Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each grant will specify the number or amount of Performance Shares or Performance Units, or cash amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)           The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)           Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)           Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)           The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, which dividend equivalents shall be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)            Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.           Other Awards.

(a)           Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.

(b)           Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)           The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)           The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on Common Stock underlying awards granted under this Section 9 shall be deferred until and paid contingent upon the earning and vesting of such awards.

(e)           Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)            Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.         Administration of this Plan.

(a)           This Plan will be administered by the Committee; provided, that, at the discretion of the Board, the Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)           The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)           To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), a Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of shares of Common Stock such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.         Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines, in good faith, is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.          Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan or as otherwise provided in another plan or agreement applicable to the Participant, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not be deemed to result in a Change in Control:

(i)	any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (b) below),

(ii)	any acquisition by the Company,

(iii)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)	any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 50% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 50% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;

(b)           individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board” as modified by this subsection (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest or the use of any proxy access procedures in the Company’s organizational documents with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)           consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which

(i)	the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries),

(ii)	no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and

(iii)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)           Stockholder approval of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.

Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Section 409A of the Code.

13.         Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.

14.         Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further Stockholder approval.

15.         Transferability.

(a)           Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)           The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.          Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Notwithstanding the foregoing, when the Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of Option Rights.

17.          Compliance with Section 409A of the Code.

(a)           To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)           Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)           If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)           Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)           Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.            Amendments.

(a)           The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, all as determined by the Board, then, such amendment will be subject to Stockholder approval and will not be effective unless and until such approval has been obtained.

(b)           Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without Stockholder approval.

(c)           If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)           Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.            Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.            Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.            Miscellaneous Provisions.

(a)           The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)           This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)           Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)           No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)           Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)            No Participant will have any rights as a Stockholder with respect to any Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Stock upon the share records of the Company.

(g)           The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)           Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)            If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.            Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)           Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other share or share-based awards held by awardees of an entity engaging in a corporate transaction, including acquisition or merger transactions, with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the transaction, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)           In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)           Any Common Stock that is issued or transferred by, or that is subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan, except as otherwise provided in this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan, will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

Exhibit 10.9

EXECUTION VERSION

U.S. $150,000,000

CREDIT AGREEMENT

Dated as of June 24, 2014

among

PRODUCTS LICENSING LLC
as Borrower

THE LENDERS PARTY HERETO
as Lenders

and

DBD CREDIT FUNDING LLC
as Administrative Agent

Article I
DEFINITIONS AND INTERPRETATION

Article II
AMOUNT AND TERMS OF THE LOANS

Article III
CONDITIONS TO THE LOANS

Section 3.01.	Conditions Precedent to Making the Loans	45
Section 3.02.	Determinations Under Section 3.01	48

Article IV
REPRESENTATIONS AND WARRANTIES

i

Article V
AFFIRMATIVE COVENANTS

Article VI
NEGATIVE COVENANTS

ii

Section 6.15.	Hazardous Materials	64
Section 6.16.	Modification or Termination of Material Agreements	64
Section 6.17.	Maximum Leverage Ratio	65

Article VII
EVENTS OF DEFAULT

Section 7.01.	Events of Default	65

Article VIII
ADMINISTRATION, SETTLEMENT AND COLLECTION

Article IX
THE ADMINISTRATIVE AGENT

Article X
MISCELLANEOUS

iii

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (Foreign Participants that are not Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (Foreign Participants that are Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit G	Form of Direction to Pay
Exhibit H	Form of Notice of Assignment
SCHEDULES
Schedule 2.01	Commitments
Schedule 4.01	Subsidiaries
Schedule 4.06	Litigation

iv

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 24, 2014 (this “Agreement”), is entered into among PRODUCTS LICENSING LLC, a Delaware limited liability company (the “Borrower”), the financial institutions from time to time party hereto as lenders (the “Lenders”) and DBD CREDIT FUNDING LLC, a Delaware limited liability company (together with its Affiliates, “Fortress”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 9.05, the “Administrative Agent”) for itself and the Lenders.

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower a term loan, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Borrower intends to use the proceeds of the term loan made by the Lenders to it under this Agreement to (a) make a distribution to Parent and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the term loan to be made hereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01.     Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein (including the recitals and preamble above) shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Account Control Agreement” means each tri-party deposit account control agreement or securities account control agreement among (a) Borrower or any other Loan Party, (b) the Administrative Agent and (c) the applicable bank (in the case of a deposit account control agreement) or applicable securities intermediary (in the case of a securities account control agreement), in each case in form and substance reasonably satisfactory to the Administrative Agent and, in any event, providing the Administrative Agent with “control” of such deposit account or securities account within the meanings of Articles 9 and 8 of the UCC, respectively.

“Additional Financing Costs” means additional amounts payable under Section 2.08, breakage costs payable under Section 2.09, taxes payable under Section 2.11, indemnities, fees, costs, expenses and similar amounts that are required to be paid (or reimbursed) by (or an obligation to pay which has been incurred by) the Borrower under the Loan Documents, except interest payable under this Agreement pursuant to Section 2.04.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means the account no. [ACCOUNT NUMBER] of the Administrative Agent maintained at Bank of America, N.A., ABA # 026009593, Account Name: DBD Credit Funding LLC, or such other account as shall be notified to the Borrower in writing by the Administrative Agent from time to time.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Aggregate Contract Value” means, as of any date of determination, the sum of the Contract Values for the ten (10) Qualifying Licenses with the greatest Contract Values as of such date; provided, that if any License with a Contract Value included in the Aggregate Contract Value is the subject of a Permitted IP Disposition, the Aggregate Contract Value shall, as of each subsequent date of determination, include a lesser number of Licenses after taking into account such Permitted IP Disposition and all other Permitted IP Dispositions involving Licenses previously included in the Aggregate Contract Value (e.g., if three (3) Licenses have been the subject of Permitted Dispositions as of a date of determination, two (2) of which had been included in the Aggregate Contract Value as of a prior date of determination, the Aggregate Contract Value shall be equal to the sum of the Contract Values for the eight (8) Qualifying Licenses with the greatest Contract Value as of the such date).

“Amortization Payment Amount” means, for any Settlement Period, $1,500,000 less the amount of any prepayments made pursuant to Section 2.06(b)(viii) that have been applied to reduce such $1,500,000 scheduled amortization payment from and after the Closing Date until the last day of such Settlement Period.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, initially, 4.25% per annum for Base Rate Loans and 5.25% per annum for Eurodollar Rate Loans and, for any subsequent date of determination as described below (and until the next such date of determination), a percentage equal to the percentage set forth below in the column opposite the level corresponding to the Leverage Ratio as of the last day of the most recently ended Settlement Period:

LEVEL	LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS
I	Greater than 3.75 to 1.00	4.75%	5.75%
II	Less than or equal to 3.75 to 1.00 but greater than 3.25 to 1.00	4.25%	5.25%
III	Less than or equal to 3.25 to 1.00	3.75%	4.75%

5

Each date of determination for the “Applicable Margin” shall be the first Business Day of the month after delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 5.01(c) in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b). In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement is in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Notwithstanding anything in the contrary set forth above, the Applicable Margin at all “Levels” shall be increased by the percentage set forth below in the column opposite the level corresponding to the rating of the Facility by each of Moody’s and S&P in effect for the most recently ended full Fiscal Quarter as of the last day of the most recently ended Settlement Period; provided that until the date which is 270 days after the Closing Date (or such earlier date as the Facility may be rated by S&P), any such increase shall be determined solely by reference to the Moody’s; provided; provided, further, that upon the issuance of such rating (or on the 270th day after the Closing Date if a rating has not been issued by S&P), any increase in the Applicable Margin that would have been applicable in any prior period from and after the Closing Date if the Facility had been so rated by S&P (or not rated, as the case may be) shall be deemed to have been applicable for such prior period and the additional accrued interest owing as a result of such increased Applicable Margin shall be due and payable on the next succeeding Settlement Date; and provided, further, that until the date which is 10 Business Days after the Closing Date, the absence of a Moody’s rating shall not result in an increase in the Application Margin due to the application of this sentence, but upon the issuance of such rating (or on the 10th Business Day after the Closing Date if a rating has not been issued by Moody’s), any increase in the Applicable Margin that would have been applicable in any prior period from and after the Closing Date if the Facility had been so rated by Moody’s (or not rated, as the case may be) shall be deemed to have been applicable for such prior period and the additional accrued interest owing as a result of such increased Applicable Margin shall be due and payable on the next succeeding Settlement Date:

RATING	APPLICABLE PERCENTAGE
Greater than or equal to B1 by Moody’s and B+ by S&P	0.00%
Greater than or equal to Caa1 by Moody’s and CCC+ by S&P but less than B1 by Moody’s or B+ by S&P	0.50%
Less than Caa1 or not rated by Moody’s or less than CCC+ or not rated by S&P	1.00%

For the avoidance of doubt, nothing in this definition of “Applicable Margin” shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.04(b) and Article 7 hereof, and shall survive the termination of this Agreement.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

6

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and consented to by the Borrower where required pursuant to the provisions of Section 10.03, substantially in the form of Exhibit A hereto.

“Bank Instruction Letter” means (x) with respect to the Bank of America Account, the standing order transfer form of Bank of America executed by Parent and delivered to Bank of America, in form and substance reasonably acceptable to the Administrative Agent and (y) with respect to each bank or other financial institution with which the Borrower or such Loan Party maintains an account outside the United States, a letter executed by the Borrower or other applicable Loan Party and delivered to such bank or other financial institution, in form and substance reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such bank or financial institutions to remit all funds on deposit in such account at the end of each Business Day to a Collection Account on each such Business Day.

“Bank of America Account” means the bank account with account number 2292115 at Bank of America.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the highest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate from time to time, in effect on such day, plus 0.50% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate, respectively.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was an “employer” as defined in Section 3(5) of ERISA.

7

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means Loans made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate outstanding principal amount of the Loan as of such date (after taking into account any reduction thereof as a result of a payment to be made on the immediately succeeding Settlement Date) and the denominator of which is the Eligible Receivables Balance as of such date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Expenditures” means any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease” means, with respect to any person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

8

“Change in Control” means any event pursuant to which PBE ceases to own, directly or indirectly, or to have, directly or indirectly, the power to vote or direct the voting of, Voting Stock of the Borrower representing a majority of the voting power of the total outstanding Voting Stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.18.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.01).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of Parent, the Borrower or any other Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations, other than Excluded Assets.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, whether heretofore, now, or hereafter executed by Parent, the Borrower or any other Loan Party and delivered to the Administrative Agent.

9

“Collection Account” has the meaning set forth in Section 8.01(a).

“Collection Account Control Agreement” means each of the Deposit Account Control Agreement and the Lockbox Account Agreement among the Borrower, the Administrative Agent and City National Bank dated as of June 24, 2014.

“Collections” all amounts (including all money, instruments, investment property and other property) received by or on behalf of any Loan Party with respect to the Licenses or any other Transferred Assets, whether Overages, Guarantied Royalties, fees thereunder, proceeds of enforcement or consideration for the sale or disposition thereof, net of agency fees, costs of collection and applicable taxes, if any, required to be paid but in each case, that are not required to be deducted from such amounts prior to payment thereof to the applicable Loan Party.

“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make a Loan as set forth on Schedule 2.01 or the most recent Assignment and Assumption and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be $150,000,000 on the date of this Agreement.

“Competitors” means (a) any primarily internet, publishing, motion picture, television, or home video company whose target demographic or audience is, and a significant portion of whose revenues are generated or derived from sales to, primarily adult males, (b) any company, a significant portion of whose revenues are generated or derived from adult content, (c) any company primarily in the business of the production, distribution, marketing, licensing or exploitation of the contents or products of the entities described in items (a) and (b) above, and (d) any significant shareholder of any of the foregoing, excluding in each case bona fide diversified debt funds, financial advisors, hedge funds, institutional investors, investment banks, investment managers, principal investors, private equity investors, securities trading firms, and commercial lending entities (in each case, who are not natural persons) and any investment vehicles established by any of the foregoing.

“Compliance Certificate” means a certificate delivered by a Responsible Officer of the Borrower in substantially the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

10

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Value” means, as of any date of determination, with respect to any License, the aggregate Dollar Amount of all Guarantied Royalties payable in cash to a Loan Party pursuant to such License during the period commencing on the date of determination and ending on the earlier of (x) the end of the then-current term of such License and (y) eight (8) years following the date of determination as set forth in the most recent Compliance Certificate, excluding any amounts due during such period that have been prepaid prior to such date of determination (it being understood that such exclusion shall include all amounts prepaid by Coty Inc. in December 2013); provided that amounts not obligated to be so paid within the twelve (12) months following such date of determination shall be discounted to present value at a rate of 10.0% per annum. For purposes hereof, “Dollar Amount” shall mean (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount, calculated on the basis of the rate at which such currency may be exchanged into Dollars as quoted in The Wall Street Journal on such date of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, applications to register copyrights, (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

11

“Corporate Allocation Amount” means, with respect to any Settlement Date, the amount paid to Parent pursuant to clause (2) of Section 8.03(a).

“Coty Overages Amount” means, as of any date of determination, an amount equal to (x) the aggregate amount of Overages paid in cash by Coty Inc. to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate excluding, for the avoidance of doubt, the amount advanced by Coty Inc. in December 2013 multiplied by (y) 2.75.

“Debt Service Reserve Account” has the meaning set forth in Section 8.04(a).

“Debt Service Reserve Required Amount” means, for any Settlement Date, the aggregate estimated interest on the Loans to accrue plus the aggregate scheduled amortization on the Loans to be payable, in each case, during the immediately succeeding six-month period, plus the Expense Reserve Amount for such Settlement Date.

“Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall have the meaning assigned to such term in Section 2.04(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its the Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or requesting Lender’s receipt of such certification in form and substance satisfactory to the Administrative Agent and, if applicable, such requesting Lender, to provide a certification in writing from an authorized officer of such Lender or (d) has become the subject of a Bankruptcy Event.

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“Defined Benefit Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4062 of ERISA in the event such plan has been or were to be terminated.

“Direction to Pay” means a letter executed by the Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit G hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such Licensee (or its agent) to remit payments due to Borrower or such other Loan Party directly to a Collection Account.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Termination Date.

“Disqualified Collection Account” means (i) any account maintained in the United States that is not subject to an Account Control Agreement, (ii) any account maintained outside the United States with respect to which a Bank Instruction Letter has not been delivered to the applicable bank or financial institution (with a copy to the Administrative Agent) and (iii) the Bank of America Account if a Bank Instruction Letter with respect thereto has not been delivered to Bank of America (with a copy to the Administrative Agent); provided that the account described in clause (iii) shall also constitute a Disqualified Collection Account as of the date which is 90 days following the Closing Date.

“Dollars” or “$” means lawful money of the United States.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (e) any other Person (other than an individual) that is approved by the Administrative Agent in its sole discretion; provided that, so long no Event of Default has occurred and is continuing, no Person shall be an Eligible Assignee under clause (d) or (e) above without the prior written consent of the Borrower, not to be unreasonably withheld, conditioned or delayed (provided that the Borrower shall be deemed to have consented to any such Person constituting an Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed assignment); provided, further, in the absence of an Event of Default under clause (a) or clause (d) of Section 7.01, no Competitor shall be an Eligible Assignee without the prior written consent of the Borrower in its sole discretion.

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“Eligible Receivables Balance” means, as of any date of determination, the sum of (x) the Overages Amount and (y) the sum of the Contract Values for all Qualifying Licenses, in each case, as of such date of determination.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a)(x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.25% per annum.

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“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, with respect to any Settlement Date, the amount of Collections remaining on deposit in the Collection Accounts after application thereof pursuant to clauses (1) through (7) of Section 8.03(a).

“Excess Cash Flow Holiday Period” means (i) each Settlement Period ending on or prior to June 30, 2015 and (ii) each Settlement Period in which the Loan has been prepaid pursuant to any of clauses (ii) through (v)(i) of Section 2.06(b) by an amount greater than or equal to $25,000,000 (each such Settlement Period described in this clause (ii), an “Extra Excess Cash Flow Holiday Period”), it being understood that each integer multiple of $25,000,000 in excess thereof by which the Loan is prepaid shall result in an additional Extra Excess Cash Flow Holiday Period; provided, that no such Settlement Period shall constitute an Excess Cash Flow Holiday Period if (a) with respect to any Settlement Period ending on or before December 31, 2015, the Aggregate Contract Value was less than the Minimum Aggregate Contract Value as of the last day of such Settlement Period, and (b) with respect to any Settlement Period ending after December 31, 2015, the Borrowing Base Ratio was greater than 80% as of the last day of such Settlement Period. Extra Excess Cash Flow Holiday Periods shall be scheduled as follows: (x) if the prepayment that results in an Extra Excess Cash Flow Holiday Period occurs during a Settlement Period that is not otherwise an Excess Cash Flow Holiday Period, the Settlement Period in which such prepayment occurs and (y) if the prepayment that results in an Extra Excess Cash Flow Holiday Period occurs during a Settlement Period that is already an Excess Cash Flow Holiday Period, the next succeeding Settlement Period that is not already an Excess Cash Flow Holiday Period.

“Excess Cash Flow Percentage” means, as of any Settlement Date:

(i)            if the related Settlement Period is an Excess Cash Flow Holiday Period, 0%,

(ii)           if the related Settlement Period ended after June 30, 2015 but on or prior to December 31, 2016 and is not an Excess Cash Flow Holiday Period, 50%, and

(iii)          if the related Settlement Period ended after December 31, 2016 and is not an Excess Cash Flow Holiday Period, (x) 75% if the Borrowing Base Ratio was greater than 50% but less than or equal to 80%, (y) 50% if the Borrowing Base Ratio was greater than 25% but less than or equal to 50% and (z) 25% if the Borrowing Base Ratio was less than or equal to 25%, in each case, determined as of the last day of related Settlement Period;

provided, that notwithstanding anything to the contrary set forth above, the Excess Cash Flow Percentage shall be 90% for (a) any Settlement Date if the related Settlement Period ended on or prior to December 31, 2015 and the Aggregate Contract Value as of the last day of such Settlement Period was less than the Minimum Aggregate Contract Value and (b) any Settlement Date if the related Settlement Period ended after December 31, 2015 and the Borrowing Base Ratio was greater 80% as of the last day of such Settlement Period.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” means amounts on deposit in a Collection Account not constituting Collections including (i) amounts paid by Licensees that are not required to be paid pursuant to the applicable License (i.e. amounts constituting reimbursement of travel and other costs and expenses incurred by PBE or Parent to send its employees to events hosted by such Licensee and appearance fees payable by a Licensee to PBE or Parent in connection therewith), (ii) amounts on deposit in the Bank of America Account that are swept into a Collection Account pursuant to a Bank Instruction Letter that are not proceeds of a License and (iii) agency fees that are not deducted from amounts payable under a License prior to such amounts being remitted to a Collection Account.

“Excluded Assets” means (a) (i) any fee-owned real property and (ii) leasehold interests in real property, (b) motor vehicles and other assets subject to a certificate of title statute, (c) letter-of-credit rights (as defined in the Guaranty and Security Agreement) to the extent not constituting supporting obligations (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000, (d) commercial tort claims (as defined in the Guaranty and Security Agreement) of less than $1,000,000, (e) any pledges of, or security interests in, property prohibited by any law, rule or regulation (but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective pursuant to the UCC of any relevant jurisdiction, insolvency laws or any other Legal Requirements); provided that such property will cease to be an Excluded Asset and will become subject to the Lien granted under the Guaranty and Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (f) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any Intellectual Property if the grant of a Lien on or security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property, (g) Excluded Equity and (h) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest is excess in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means (a) any Voting Stock in excess of 65% of the outstanding voting Stock of any Excluded Subsidiary that is a direct Subsidiary of a Loan Party, (b) any Equity Interests in a joint venture which by the terms of its Organizational Documents or any agreements with the other equity holders prohibits the granting of a Lien in such Equity Interests and (c) Equity Interests in entities in which a Loan Party holds 50% or less of the outstanding Equity Interests of such Person, to the extent a pledge of such Equity Interests is prohibited by the Organizational Documents, or agreements with the other equity holders, of such entity.

“Excluded Subsidiary” means, collectively, (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC or (c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Equity Interests in one or more CFCs.

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“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expense Reserve Amount” means (x) for each Settlement Date occurring prior to the IP Completion Date, $350,000 less any amounts released from the Debt Service Reserve Account pursuant to the second sentence of Section 8.04(b) on any prior Settlement Date, and (y) for each Settlement Date occurring on or after the IP Completion Date, $0.

“Facility” means the Commitments and the provisions of this Agreement related to the Loans.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors (or equivalent governing body, as applicable) of Parent or the Loan Party selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

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“Fiscal Quarter” means each period commencing on each of January 1st, April 1st, July 1st and October 1st in any calendar year, and ending on (and including) the last day prior to the day on which the immediately succeeding fiscal quarter commences.

“Fiscal Year” means any period commencing on January 1st and ending on (and including) December 31st of the same calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fortress” has the meaning set forth in the preamble to this Agreement.

“Fund” means any Person (other than a natural Person) which is not a Competitor that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.04(a).

“Gambling Products” shall have the meaning provided for in the Master License.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, the Borrower and its Subsidiaries.

“Guarantied Royalties” means, with respect to any License, “Guarantied Royalties” or the equivalent term in such License representing a fixed, non-contingent, non-refundable, non-returnable amount (whether constituting an advance, license fee or similar amount) payable by the Licensee thereunder, in each case, minus any agency fees payable under and in accordance with such License out of such amount that are not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

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“Guaranty” means, as to any Person, any of the following: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business; or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement dated as of June 24, 2014, executed by Parent and the Loan Parties in favor of the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdings” means Icon Acquisition Holdings LLC.

“Indebtedness” means, as to any Person without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Hedge Agreement, (d) all obligations of such Person for the deferred purchase price of property or services (excluding royalty payments, deferred compensation and other employee related obligations, trade accounts payable and accrued liabilities incurred in the ordinary course of business) which purchase price is due more than 90 days after the date of placing the property in service or taking delivery and title thereto, (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured, (f) all obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all guaranties of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Intellectual Property” means all Licensed Trademarks, IP Licenses and IP Ancillary Rights.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

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“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property (in each case, net of any out-of-pocket costs, fees and expenses required to be paid in connection therewith), including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP Completion Date” means the date on which Parent and the Loan Parties have satisfied their respective obligations under Section 5.5(e) of the Guaranty and Security Agreement with respect to each Specified Jurisdiction existing as of the Closing Date.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which any Loan Party holds any Equity Interests and which has acquired assets from Parent or any Loan Party pursuant to a Permitted IP Disposition.

“LBE” shall have the meaning provided for in the Master License.

“LBE-Gambling License” means a License as to which the Licensee is granted the right to use Trademarks of Parent for LBE or Gambling Products.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” means (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof and (b) each financial institutions or other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

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“Leverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate outstanding principal amount of the Loan as of such date (after giving effect to any reduction thereto as a result of a payment to be made on the immediately succeeding Settlement Date) to (y) Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Settlement Period (with respect to amounts due and payable during such twelve month period) minus the Corporate Allocation Amount paid (or to be paid) on the immediately succeeding Settlement Date and each of the previous three (3) Settlement Dates; provided that the Corporate Allocation Amount to be deducted as set forth in clause (y) above for the first three (3) Settlement Dates after the Closing Date shall be equal to (A) the Corporate Allocation Amount to be paid on such Settlement Date multiplied by four, in the case of the first Settlement Date, (B) the Corporate Allocation Amount paid on such Settlement Date plus the Corporate Allocation Amount paid on the previous Settlement Date multiplied by two, in the case of the second Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Settlement Date plus the Corporate Allocation Amounts paid on the previous two Settlement Dates multiplied by four-thirds, in the case of the third Settlement Date.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other successor page or service as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.

“License” shall have the meaning provided for the term “Third Party License Agreement” in the Master Assignment Agreement.

“Licensed Trademarks” means, collectively, all existing and after-acquired Trademarks owned by Parent that have been licensed to the Borrower pursuant to the Master License.

“Licensed Trademark Security Agreement” means that certain Licensed Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by the Borrower in favor of the Administrative Agent.

“Licensee” means a Person that has the right to use certain Trademarks pursuant to a License.

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“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” and “Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the OID Side Letter, the Guaranty and Security Agreement, the PBE Guaranty, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement, each Note, the Servicing Agreement, the Master License, the Master Assignment Agreement, each IP Security Agreement (as defined in the Guaranty and Security Agreement) and all other instruments, documents and agreements executed and delivered by any Loan Party, Parent or PBE in connection with the foregoing, and all amendments, waivers and consents related thereto.

“Loan Party” means each the Borrower and each Restricted Subsidiary.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Master Assignment Agreement” means that certain Master Assignment Agreement dated as of June 24, 2014, by and between Parent, as assignor, and the Borrower, as assignee.

“Master License” means that certain Master Trademark License Agreement dated as of June 24, 2014, by and between Parent and the Borrower.

“Material Adverse Effect” means (a) a material adverse effect on, or material adverse change in, the business, financial condition, or continuing operations of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of Parent or the Loan Parties to perform their respective obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document or (d) a material adverse effect of the rights of the Secured Parties under the Loan Documents, including the validity, enforceability or priority of the Liens purported to be created.

“Material Agreement” means, as of any date of determination, (i) each of top ten (10) Licenses assigned to a Loan Party pursuant to the Master Assignment Agreement based on Collections received for the twelve months period ending on of the last day of the most recently ended Settlement Period and (ii) each of the Master License, the Master Assignment Agreement and the Servicing Agreement.

“Maturity Date” means December 31, 2018.

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“Maximum Corporate Allocation Amount” means, for any Settlement Period, the amount set forth below opposite such Settlement Period:

SETTLEMENT PERIOD ENDING	AMOUNT
September 30, 2014	$1,480,769
December 31, 2014	$1,375,000
March 31, 2015	$1,375,000
June 30, 2015	$1,375,000
September 30, 2015	$1,443,750
December 31, 2015	$1,443,750
March 31, 2016	$1,443,750
June 30, 2016	$1,443,750
September 30, 2016	$1,515,938
December 31, 2016	$1,515,938
March 31, 2017	$1,515,938
June 30, 2017	$1,515,938
September 30, 2017	$1,591,734
December 31, 2017	$1,591,734
March 31, 2018	$1,591,734
June 30, 2018	$1,591,734
September 30, 2018	$1,671,321

“Maximum Rate” shall have the meaning assigned to such term in Section 10.18.

“Minimum Aggregate Contract Value” means, as of any date of determination, (x) $100,000,000 less (y) the Contract Values for all Licenses previously included in the Aggregate Contract Value that have subsequently been the subject of a Permitted IP Disposition, each such Contract Value being deemed equal to the Contract Value as of the last date of inclusion therein.

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“Monthly Payment Date” means the first Business Day of each month, commencing with August 1, 2014.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions other than any such plan contributed to by any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“Net Cash Proceeds” means proceeds received in cash from (a) any asset sale, net of (i) the customary out-of-pocket cash costs, fees and expenses, termination payments and breakage costs paid or required to be paid in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result thereof or (b) any sale or issuance of Equity Interests, net of brokers’, advisors’ and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a wholly-owned subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

“Net Revenue Amount” means, as of any Settlement Date, (x) the amount of Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee paid by the Borrower during the twelve month period ending as of the last day of the most recently ended Settlement Period minus (z) the Corporate Allocation Amount to be paid on such Settlement Date plus the Corporate Allocation Amounts paid on the previous three (3) Settlement Dates; provided that for the first three (3) Settlement Dates after the Closing Date, (i) the amount described in clause (y) shall be equal to the Servicing Fee paid during the period commencing on the Closing Date and ending on the last day of the most recently ended Settlement Period multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period, and (ii) the amount described in clause (z) shall be equal to (A) the Corporate Allocation Amount to be paid on such Settlement Date multiplied by four, in the case of the first Settlement Date, (B) the Corporate Allocation Amount paid on such Settlement Date plus the Corporate Allocation Amount paid on the previous Settlement Date multiplied by two, in the case of the second Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Settlement Date plus the Corporate Allocation Amounts paid on the previous two Settlement Dates multiplied by four-thirds, in the case of the third Settlement Date.

“Non-Consenting Lender” has the meaning set forth in Section 10.01(c).

“Note” means a promissory note executed by the Borrower in favor of a Lender in the form of Exhibit B.

“Notice of Assignment” means a letter executed by the Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit H hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides such Licensee (or its agent) notice that the applicable License has been assigned by Parent to the Borrower.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Parent or any Loan Party to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OID Side Letter” means the confidential OID Side Letter, dated June 24, 2014, between the Borrower and DBD Credit Funding LLC.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate or articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Overages” means, with respect to any License, the variable, contingent payments in excess of Guarantied Royalties payable under such License upon the occurrence of certain specified events, such as the generation of a certain level of gross receipts, net proceeds and/or profits, however calculated, and/or the achievement of certain other performance milestones by the Licensee thereunder, in each case, minus any agency fees paid under and in accordance with such License out of such payments not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Overages Amount” means, as of any date of determination, an amount equal to the Coty Overages Amount as of such date of determination plus (x) the aggregate amount of Overages paid in cash by a Licensee (other than Coty Inc.) to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate multiplied by (y) 2.25.

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“Parent” means Playboy Enterprises International, Inc.

“Parent Default” means the occurrence of any of the following: (a) a breach by Parent of its obligation to transfer Transferred Assets to the Borrower pursuant to Sections 1 of the Master License, (b) a breach by Parent of any other obligation in the Master License or Master Assignment Agreement which could reasonably be expected to result in a Material Adverse Effect or (c) any representation or warranty made or deemed made by or on behalf of Parent in the Master License or Master Assignment Agreement or any amendment or supplement thereto or in any report, certificate, or other document furnished pursuant to or in connection with any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made.

“Participant Register” has the meaning set forth in Section 10.03(f).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof, (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof, (e) all rights to sue for past, present, and future infringements thereof, and (f) all rights corresponding to any of the foregoing throughout the world.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBE” means Playboy Enterprises, Inc.

“PBE Guaranty” means that certain PBE Guaranty dated as of June 24, 2014, executed by PBE in favor of the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Capital Contribution” means a cash contribution by the Borrower to any Subsidiary or Joint Venture that occurs concurrently with a cash contribution in at least the same Dollar amount by Parent to the Borrower.

“Permitted Disposition” means (i) any transaction permitted by Section 6.05 and (ii) any sale or contribution by Parent constituting a Permitted IP Disposition of the type described in clause (iii) of the definition thereof.

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“Permitted Equity Issuance” means:

(i)         any sale or issuance by the Borrower of its own Equity Interests (other than Disqualified Capital Stock) to the extent the Net Cash Proceeds thereof are sufficient to make the prepayment required pursuant to Section 2.06(b)(ii);

(ii)        any sale or issuance by any Loan Party (other than the Borrower) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition;

(iii)      any sale by any Loan Party of any Equity Interests of its Subsidiaries, or issuance by any Subsidiary of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition; and

(iv)       any sale or issuance by any other Loan Party of its own Equity Interests (other than Disqualified Capital Stock) to any other Loan Party.

“Permitted Investment” means any Investment not prohibited by Section 6.04 or any other provision of any Loan Document.

“Permitted IP Disposition” means:

(i)         any sale or sublicense of Licenses to any Person that is not an Affiliate of the Borrower to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(iii) concurrently therewith;

(ii)       any sale, contribution or sublicense of Licenses to any Affiliate of the Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith;

(iii)      any sale or sublicense of Licensed Trademarks to any Person that is not an Affiliate of the Borrower to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(v) concurrently therewith;

(iv)      any sale, contribution or sublicense of Licensed Trademarks to any Affiliate of the Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent (x) such sale, contribution or sublicense thereof occurs concurrently with a sale, contribution or sublicense of all Licenses with respect to such Licensed Trademarks to such Affiliate and (y) the Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith; and

(v)       the repurchase by Parent or any Affiliate of Parent (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(vi) concurrently therewith.

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“Permitted Liens” means any Lien on or with respect to the property of Parent or any Loan Party that is not prohibited by Section 6.01 or any other provision of any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) sponsored, maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Prime Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Projections” means, collectively, the financial projections with respect to the Borrower dated May 5, 2014 and the financial projections with respect to the Borrower June 20, 2014, in each case, covering the Fiscal Years ending in 2014 through 2018 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing sum of the Commitment of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) such Lender then in effect by (b) the sum of the Commitments of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) all Lenders then in effect.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualifying License” means any License with respect to which each of the following conditions is satisfied: (i) no required payment of Guarantied Royalties or Overages thereunder is more than three (3) months past due, (ii) if the related Licensee is the subject of an Insolvency Proceeding, no required payment of Guarantied Royalties or Overages thereunder is more than one (1) month past due, (iii) if such License is an Existing Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Direction to Pay and a Notice of Assignment with respect thereto not later than ninety (90) days after the Closing Date, (iv) if such License is a Future Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Notice of Assignment with respect thereto not later than thirty (30) days after the date of the related Addendum (as defined in the Master Assignment Agreement), (v) if such License is an Restricted License Agreement (as defined in the Master Assignment Agreement), the consent of the related Licensee to the assignment of such License pursuant to the Master Assignment Agreement has been obtained by the Borrower and delivered to the Administrative Agent not later than ninety (90) days after the Closing Date, (vi) the most recent payment thereunder has been remitted to an account that is not a Disqualified Collection Account, (vii) the Administrative Agent has a perfected security interest under the UCC and other applicable law to the extent required under the Loan Documents, subject only to Permitted Liens, in such License (including the Guarantied Royalties and Overages relating thereto) and the Collections thereon and, with respect to the Licensed Trademarks licensed thereunder, the Borrower, Parent or other applicable Loan Party has delivered all IP Security Agreements required to be delivered under the Guaranty and Security Agreement; provided, that, notwithstanding anything in the contrary set forth above, in the event any License shall fail to constitute a Qualifying License based on the failure of the Borrower, Parent or other applicable Loan Party to deliver any IP Security Agreement with respect to any Licensed Trademarks as described in clause (vii) after the date on which such IP Security Agreement is required to be delivered under the Guaranty and Security Agreement, such License shall constitute a Qualifying License as of the date such IP Security Agreement is delivered.

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“Recipient” means the Administrative Agent and any Lender, as applicable.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 3.01) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.01(d) or any comparable provision of any Loan Document.

“Required Jefferies Payoff Amount” means $4,168,711.17 plus an additional $33,912.20 for each day after June 24, 2014 if such amount is not received prior to 2:00 p.m. on June 24, 2014.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the aggregate outstanding principal amount of the Loans owing to such Lenders) then in effect, ignoring, in such calculation, the Commitment of and Loan owing to any Defaulting Lender.

“Required Revenue Amount” means, as of any Settlement Date, an amount equal to (x) $32,500,000 less (y) the sum of Required Revenue Reduction Amounts for all Licenses that have been the subject of Permitted IP Dispositions prior to the last day of the related Settlement Period.

“Required Revenue Reduction Amount” means, as of any Settlement Date, with respect to any License that has been the subject of a Permitted IP Disposition, (x) if the scheduled termination or expiration date for such License would have occurred after the last day of the related Settlement Period, an amount equal to the Collections on such License received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) during the twelve-month period ending as of June 30, 2014 and (y) if the scheduled termination or expiration date for such License would have occurred on or prior to the last day of the related Settlement Period, $0.

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“Responsible Officer” of any Person means any executive officer, president, Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means, with respect to any Person, (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest of such Person, (ii) any redemption or other acquisition, re-acquisition or retirement by such Person of any Equity Interests of such Person or any Affiliate thereof, now or hereafter outstanding and (iii) any payment made by such Person to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest of such Person or any Affiliate thereof, now or hereafter outstanding.

“Restricted Subsidiary” means each direct or indirect Subsidiary of Borrower, other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower, each other Loan Party and Parent of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Borrower to such Indemnitee hereunder and under the other Loan Documents and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means Parent, in its capacity as “Servicer” under the Servicing Agreement, and its successors and assigns.

“Servicer Default” means the occurrence of any “PEII Events of Default” under Section 4.1 of the Servicing Agreement.

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“Servicing Agreement” means the Servicing Agreement dated as June 24, 2014 by and between the Servicer and the Borrower.

“Servicing Fee” has the meaning set forth in the Servicing Agreement.

“Settlement Date” means the 50th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day), commencing with the Settlement Period ending September 30, 2014.

“Settlement Period” means, initially, the period commencing on July 1, 2014 and ending September 30, 2014 and, thereafter, each Fiscal Quarter.

“Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Settlement Date and used for each Settlement Date thereafter setting forth the amounts to be disbursed from the Collection Accounts on the related Settlement Date and the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Solvent” means, with respect to the Borrower and its Subsidiaries as of any date of determination, that, as of such date, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Rizvi Traverse Management LLC, a Delaware limited liability company.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

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“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, special, emergency or supplemental reserves) are required to be maintained, during such Interest Period under regulations issued from time to time, including “Regulation D,” issued by the Board (the “Reserve Regulations”), by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.

“Sublicensee” means any sublicensee of any of the Intellectual Property licensed to a Licensee pursuant to a License.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries, (b) each other Loan Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 4.10.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) have been paid in full in cash and the Commitments have terminated.

“Termination Event” means the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Trademark Security Agreement” means that certain Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by Parent in favor of the Administrative Agent.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, and unregistered trademarks that are registrable, and the goodwill of the business symbolized by the foregoing; all licenses of the foregoing, whether as licensee or licensor; all renewals of the foregoing; all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and all rights corresponding to any of the foregoing throughout the world.

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“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Transferred Assets” means all assets required to be transferred to the Borrower by Parent pursuant to the Master License and Master Assignment Agreement.

“Type” means, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means each Subsidiary designated as such from time to time by written notice to the Administrative Agent in accordance with Section 5.13.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

Section 1.02.     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

Section 1.03.     Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04.     Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.05.     Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

Article II
AMOUNT AND TERMS OF THE LOANS

Section 2.01.    The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each a “Loan” and, collectively, the “Loans”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02.    Making the Loans.

(a)            The Borrowing on the Closing Date shall be made on notice by the Borrower to the Administrative Agent, given not later than 2:00 p.m. on the first Business Day prior to the Closing Date, if such Borrowing shall be a Base Rate Borrowing, and on the third Business Day prior to the Closing Date, if such Borrowing shall be a Eurodollar Borrowing. The notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing in the form of Exhibit C, via fax or by electronic mail in “.pdf” format, specifying the date, principal amount, Type and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the Borrowing.

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(b)            The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall pay to each Lender all amounts required to be paid pursuant to Section 2.09 as a result of a any failure of the Borrower to fulfill, on or before the date specified in the Notice of Borrowing, the conditions set forth in Section 3.01 whereby the Loans, as a result of such failure of the Borrower, are not made on the Closing Date.

(c)             Each Lender shall, before 11:00 a.m. on the Closing Date, make available in immediately available funds in New York, New York to the Administrative Agent by wire transfer to the Administrative Agent’s Account, such an amount equal to such Lender’s Commitment.

Section 2.03.     Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower shall repay the Loans (i) on each Settlement Date in an amount equal to the Amortization Payment Amount and (ii) on the Maturity Date, any outstanding principal balance of the Loans.

(a)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(d)            Any Lender may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.03) be represented by one or more Note in such form payable to the order of the payee named therein (or, if such Note is in registered form, to such payee and its registered assigns).

Section 2.04.     Interest. (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Eurodollar Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

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(b)            Notwithstanding the foregoing, (x) at any time during an Event of Default pursuant to Section 7.01(a) or (d), or (y) at any time during any other Event of Default upon request by the Required Lenders, in each case, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.04(a) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to Base Rate Loans as provided in Section 2.04(a) (in either case, the “Default Rate”).

(c)            Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period, on each Settlement Date and, in the case of any Interest Period with a duration of six (6) months, on the date which is three (3) months after first day of such Interest Period; provided that (i) interest accrued pursuant to Section 2.04(b) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)            All per annum interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate, the interest rate payable on which is then based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.05.     Interest Elections. (a) The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (x) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (y) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.09, and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon three (3) Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $500,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.07.

(b)            Procedure. Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

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Section 2.06.     Prepayments.

(a)            Optional Prepayments. The Borrower may not voluntarily prepay all or any portion of the Loans prior to the first anniversary of the Closing Date. Thereafter, the Borrower may prepay all or a portion of the Loans upon at least five (5) Business Days’ written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs (including the prepayment fee applicable thereto (if any) pursuant to Section 2.06(c)), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $1,000,000. Voluntary prepayments pursuant to this Section 2.06(a) shall be applied to reduce the remaining installments of the Loans in the order directed by the Borrower (or, in the absence of any such direction, ratably to the remaining installments thereof).

(b)            Mandatory Prepayments.

(i)             Excess Cash Flow. On each Settlement Date, the Borrower shall pay an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for the most recently ended Settlement Period; provided that on each Settlement Date in respect of (x) a Settlement Period ending on or prior to June 30, 2016 or (y) any other Settlement Period as to which the Borrowing Base Ratio as of the last day of such Settlement Period was less than or equal to 50%, such amount shall be reduced by the Amortization Payment Amount for such Settlement Date to the extent paid on such Settlement Date.

(ii)            Borrower Equity Issuance. Upon receipt of any Net Cash Proceeds of any issuance of any Equity Interests of Borrower (other than with respect to the issuance of any such Equity Interests to Fortress), Borrower shall make a prepayment in an aggregate principal amount equal to 50% of such Net Cash Proceeds.

(iii)           Sale of Licenses (Third Parties). Upon the sale or sublicense of any License by any Loan Party to any Person that is not an Affiliate of the Borrower, the Borrower shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Settlement Period multiplied by the Borrowing Base Ratio as of the last day of the most recently ended Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(iv)           Sale of Licenses (Affiliates). Upon the sale, contribution or sublicense of any License by any Loan Party to any Person that is an Affiliate of the Borrower (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any LBE-Gambling License, Parent), the Borrower shall make a prepayment in an aggregate principal amount equal to the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Settlement Period.

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(v)            Sale of Licensed Trademarks. Upon the sale, contribution or sublicense of any Licensed Trademark by Parent or any Loan Party to any Person (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any Licensed Trademark under any LBE-Gambling License, Parent), the Borrower shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to the License, if any, with respect to such Licensed Trademark and (2) the Contract Value for such Licenses, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Settlement Period multiplied by the Borrowing Base Ratio as of as of the last day of the most recently ended Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(vi)           Repurchase of LBE-Gambling Licenses. Upon the repurchase by Parent or any Affiliate of Parent (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License, the Borrower shall make a prepayment in an amount equal to 4.5 multiplied by the aggregate amount of Collections received in respect of such LBE-Gambling License during the twelve month period ending on the last day of the most recently ended Settlement Period.

(vii)          Limitation on Mandatory Prepayments. If any single transaction entered into by one or more Loan Parties (and Parent, as applicable) would require a mandatory prepayment pursuant to Section 2.06(b)(iii), (iv), or (vi) and a second mandatory prepayment pursuant to Section 2.06(v), the Borrower shall only be required to make the mandatory prepayment pursuant to Section 2.06(iii), (iv) or (vi), as applicable.

(viii)         Application of Mandatory Prepayments. Any payments made to the Administrative Agent pursuant to this Section 2.06(b) (other than pursuant to Section 2.06(b)(i)) shall be applied ratably to reduce the Amortization Payment Amounts (determined immediately prior to such reduction) for the remaining Settlement Dates. Any payments made to the Administrative Agent pursuant to this Section 2.06(b)(i) shall be applied to reduce the outstanding principal amount of the Loans. All such prepayments under this Section 2.06(b) shall be accompanied by (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs.

(ix)            Mandatory Prepayments During First Three Months. Any mandatory prepayment during the first 90 days following the Closing Date pursuant to Section 2.6(b)(iii), (iv) or (v) shall be applied to prepay the Loans at a discount of 0.50%, such that the outstanding principal amount of the Loans prepaid shall be equal to 1.005% of the cash amount actually paid by the Borrower as a mandatory prepayment.

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(c)            Prepayment Fee. If the Borrower prepays the Loans in full at any time pursuant to Section 2.06(a) following the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date, the Borrower shall pay the Administrative Agent, for the ratable benefit of the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an additional amount equal to the 1.0% multiplied by the sum of the principal amount of the Loans prepaid.

Section 2.07.     Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)            the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

Section 2.08.     Increased Costs.

(a)            If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

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and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then, upon the request of such Recipient the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, or any lending office of any of the foregoing regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of the applicable Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Recipient, the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’s receipt of such certificate in accordance with Section 8.03.

(d)           Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Administrative Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.06), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked in accordance with this Agreement) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’s receipt of such certificate in accordance with Section 8.03.

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Section 2.10.     Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.08, 2.09 or 2.11, or otherwise) prior to 2:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account, except that payments pursuant to Sections 2.08, 2.09, 2.11, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)            Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.06) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any Additional Financing Costs then due to the Administrative Agent from the Borrower, second, to pay any Additional Financing Costs then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.09. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

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(c)           If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 10.03(f), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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Section 2.11.     Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Parent or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Parent or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by Parent or any Loan Party to a Governmental Authority pursuant to this Section 2.11, Parent or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Indemnification by Parent and the Loan Parties. Parent and the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that neither Parent nor any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Parent and the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

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(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)            Without limiting the generality of the foregoing:

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed originals of IRS Form W-8ECI;

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(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)      if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(g)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

Section 2.12.     Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.08, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)           If (i) any Lender requests compensation under Section 2.08, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.08 or 2.11) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Article III
CONDITIONS TO THE LOANS

Section 3.01.     Conditions Precedent to Making the Loans. The agreement of each Lender to make its Loan shall become effective on and as of the first date (the “Closing Date”) on which all of the following conditions have been satisfied (unless waived in writing by the Administrative Agent and the Lenders):

(a)           Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)            this Agreement duly executed by the Borrower;

(ii)           the Guaranty and Security Agreement, duly executed by Parent and each Loan Party;

(iii)          the Guaranty, duly executed by PBE;

(iv)          the OID Side Letter, duly executed by the Borrower;

(v)           each Collection Account Control Agreement, duly executed by the Borrower and City National Bank;

(vi)          a Bank Instruction Letter with respect to the Bank of America Account, duly executed by Parent;

(vii)         the Master License, the Master Assignment Agreement and the Servicing Agreement, each duly executed by Parent and the Borrower;

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(viii)        the Trademark Security Agreement, duly executed by Parent;

(ix)           the Licensed Trademark Security Agreement, duly executed by the Borrower;

(x)            copies of the UCC-1 financing statements, with the Parent and each Loan Party, as debtor, as applicable, and, in each case, the Administrative Agent as secured party;

(xi)           evidence that all other actions to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to perfect and protect the first priority Liens (subject to Permitted Liens) over the Collateral created hereby and by the other Loan Documents have been taken, including, without limitation, receipt by the Administrative Agent of UCC, Intellectual Property and other appropriate search reports satisfactory to it and of all effective prior filings listed therein, together with evidence of the termination of such prior filings (or, in the case of certain filings with respect to Intellectual Property as more specifically set forth in the Guaranty and Security Agreement, evidence that the related Lien has been released and assurances that terminations of such filings will be executed and delivered upon request) other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent;

(xii)          duly executed favorable opinions of counsel to PBE, Parent and the Loan Parties in New York and each jurisdiction of organization of PBE, Parent and each Loan Party addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(xiii)         a copy of each Organizational Document of PBE, Parent and each Loan Party that is on file with the secretary of state (or other similar Governmental Authority) in the jurisdiction of its organization, certified as of a recent date by such secretary of state (or similar Governmental Authority), together with, if applicable, certificates attesting to the good standing of Parent or such Loan Party in its jurisdiction of organization;

(xiv)        a certificate of the secretary or other officer of PBE, Parent and each Loan Party certifying as to (A) the names and signatures of each officer of PBE, Parent or such Loan Party authorized to execute and deliver any Loan Document, (B) the Organizational Documents of PBE, Parent or such Loan Party attached to such certificate are complete and correct copies of such Organizational Documents as in effect on the date of such certification (or, for any such Organizational Document delivered pursuant to clause (xiii) above, that there have been no changes from such Organizational Document so delivered) and (C) the resolutions of PBE, Parent or such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which PBE, Parent or such Loan Party is a party;

(xv)         a certificate of a Responsible Officer of the Borrower to the effect that (x) the conditions set forth in clause (f) and (g) below has been satisfied and (y) after giving effect to the funding of the Loans and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

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(xvi)        a payoff letter duly executed and delivered by PBE and the administrative agent evidencing that all obligations under the Amended and Restated Credit Agreement dated as of March 4, 2011 and as amended and restated, among PBE, Holdings and the guarantors, lender, administrative agent and other agents party thereto will have been repaid in full after giving effect to the funding of the Loans hereunder and any Liens on the Collateral shall thereupon be released; and

(xvii)       such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b)           Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, and any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c)           Approvals. All necessary governmental and third-party approvals in connection with the transactions contemplated hereby and by the other Loan Documents and otherwise referred to herein shall have been received, except for such governmental and third party approvals that, pursuant to the provisions hereof or the Loan Documents, are not required to be obtained on or prior to the Closing Date;

(d)           Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or other Governmental Authority that challenges the closing of the Facility and the consummation of the transactions contemplated hereby and by the other Loan Documents.

(e)           Material Adverse Effect. Since December 31, 2013, there shall not have occurred any Material Adverse Effect.

(f)            Representations and Warranties. Both before and after giving effect to the Loans, the representations and warranties set forth in any Loan Document shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date.

(g)           No Default. Both before and after giving effect to the Loans, no Default or Event of Default shall be continuing.

(h)           Accounts. The Administrative Agent shall have received evidence that the Borrower has established a Collection Account and the Debt Service Account at City National Bank which shall be subject to a Collection Account Control Agreement and other Account Control Agreement, respectively.

(i)            Patriot Act. The Administrative Agent shall have received, at least five (5) days prior to the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

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(j)            Required Jefferies Payoff Amount. The Administrative Agent shall have received evidence prior to 12:00 noon (or such later time as may be agreed by the Administrative Agent in its sole discretion) on the proposed Closing Date that the Required Jefferies Payoff Amount has been remitted by wire transfer in immediately available funds to the payees thereof in accordance with the payoff letter described in clause (a)(xvi) by City National Bank (or, in lieu of or in addition to City National Bank, Parent, with respect to all or any portion thereof).

Section 3.02.     Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) makes the following representations and warranties to the Administrative Agent and the Lenders on and as of the Closing Date and the date of the making of the Loans, all of which shall survive the execution and delivery of this Agreement and the making of the Loans pursuant to Section 2.01.

Section 4.01.     Existence and Power; Subsidiaries. Each Group Member (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and has obtained and maintains in good standing all requisite licenses, permits, authorizations, consents and approvals of each Governmental Authority necessary to carry on its business and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.01 (as supplemented from time to time) identifies each Subsidiary, noting its legal name, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Group Members and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 4.01 as owned by a Group Member are owned, beneficially and of record, by such Group Member free and clear of all Liens, other than Liens created under the Loan Documents. There are no outstanding commitments or other obligations of any Group Member to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Group Member.

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Section 4.02.     Authority and Enforceability. The execution, delivery and performance of each Loan Document to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 4.03.     Government Approvals; No Conflicts. The execution, delivery and performance of each Loan Document to be entered into by such Loan Party (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to be obtained or performed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Legal Requirement in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or such Loan Party’s assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, except violations or defaults, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party, other than Liens created under the Loan Documents.

Section 4.04.     Financial Statements; Projections.

(a)           Each of (i) the audited consolidated balance sheet of PBE as at December 31, 2013 and the related consolidated statements of income, retained earnings and cash flows of PBE for the fiscal year then ended, certified by Ernst & Young and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited consolidated balance sheets of PBE as at the end of the Fiscal Quarter ended March 31, 2014 and the related consolidated statements of income, retained earnings and cash flows of PBE for such Fiscal Quarter, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated financial position, results of operations and cash flow of PBE as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)           On the Closing Date, (i) none of the Loan Parties has any material liability or other obligation (including Indebtedness, Guaranties, contingent liabilities and liabilities for Taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited financial statements referenced in clause (a)(ii) above, there has been no sale of any material property of any Loan Party and no purchase or other acquisition of any material property, other than in connection with the Transactions.

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(c)           The Projections have been prepared by the Borrower in light of the past operations of the business of PBE and its Subsidiaries and reflect projections for the 4-year period beginning on January 1, 2014 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter. As of the Closing Date, the Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith estimates by the Borrower of the future consolidated financial performance of the Borrower and its Subsidiaries and the other information projected therein for the periods set forth therein.

(d)           (i) The unaudited consolidated balance sheet of the Borrower delivered to the Administrative Agent prior to the date hereof, has been prepared as of April 30, 2014 and reflects as of such date, on a pro forma basis after giving effect to the funding of the Loans and the application of the proceeds thereof, the consolidated financial condition of the Borrower, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date and (ii) the unaudited consolidated statement of income of the Borrower delivered to the Administrative Agent prior to the date hereof has been prepared in respect of the most recently ended twelve month period for which internal financial statements are available and reflects as of such period, on a pro forma basis, the consolidated results of operations of the Borrower at the end of such period and on the Closing Date, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date.

Section 4.05.     Solvency. Both before and after giving effect to the Loans, the disbursement of the proceeds of such Loans and the payment of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.06.     Litigation. Except as set forth on Schedule 4.06, there are no actions, suits, criminal prosecutions, claims or disputes at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Group Member or any business, property or rights of any Group Member (i) that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and thereby or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.07.     Material Agreements; No Default. The Borrower has made available for the Administrative Agent’s review true, correct and complete copies of all Material Agreements. Each Material Agreement is in full force and effect. No Loan Party is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement, and, to the knowledge of the Borrower, no other party to any such Material Agreement is in default under such Material Agreement which default could reasonably be expected to have a Material Adverse Effect.

Section 4.08.     Ownership of Property. Each Loan Party has good title to each of the properties and assets included in the Collateral, and all such properties and assets are free and clear of Liens except Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to result in a Material Adverse Effect.

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Section 4.09.     Environmental Laws. No Group Member has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and no claims have been made against any Group Member and no presently outstanding citations or notices have been issued against any Group Member, which could reasonably be expected to have a Material Adverse Effect, which, in each case, have been or are imposed by reason of or based upon any provision of any Environmental Law.

Section 4.10.     Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 4.11.     Taxes, Etc. All federal and all material state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Legal Requirements and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.12.     ERISA. Neither the Borrower nor any ERISA Affiliate is now, or has been in the past five years obligated to contribute to any Defined Benefit Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and Code, other than the noncompliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in material liability to any Loan Party: (i) each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status; (ii) each Benefit Plan has satisfied the minimum funding standard under Section 412(a) of the Code and has timely paid all required minimum contributions under Section 430(j) of the Code; (iii) no Benefit Plan has applied for or received a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; and (iv) there are no existing, pending or, to the knowledge of the Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which the Borrower or any of its Subsidiaries has incurred or otherwise has or could have a material obligation or any material liability.

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Section 4.13.     Investment Company Act. No Loan Party is an “investment company,” or “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, and neither the making of the Loans, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will require the Borrower or any other Loan Party to register as an “investment company” under the Investment Company Act of 1940.

Section 4.14.     Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X of the Board.

Section 4.15.     Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and no such representative has sought certification or recognition with respect to any employee of any Loan Party.

Section 4.16.     Intellectual Property. Each Loan Party owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to any of its Intellectual Property, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to any of its Intellectual Property and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect.

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Section 4.17.     Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of any Group Member in connection with any Loan Document or the consummation of any Transactions (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith of the information projected for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 4.18.     Compliance with Laws. No Group Member is in violation of any Legal Requirements, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.19.     Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and their Responsible Officers and, to the knowledge of the Borrower, their respective directors, officers, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties or, to the knowledge of the Borrower, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.20.     Collateral Documents. The provisions of the Loan Documents purporting to grant a Lien to secure any Obligation are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the appropriate schedule to the Guaranty and Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Loan Documents), the Liens created by the Loan Documents shall constitute fully perfected first-priority (other than Permitted Liens having priority by operation of law) Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control or by filing a financing statement), in each case subject to no Liens other than Permitted Liens.

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Article V
AFFIRMATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 5.01.     Financial Statements and Reports.

(a)           Annual Reports. As soon as available, but not later than one-hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014, the audited consolidated balance sheet of PBE and its Subsidiaries, as at the end of, and the related consolidated statements of income, members’ equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, including a consolidating schedule with financial information (including a consolidated balance sheet, statements of income, members’ equity and cash flows) solely relating to the Borrower and its Subsidiaries, accompanied by a report and opinion of Ernst & Young (or other independent certified public accountants of nationally recognized standing), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report shall contain no qualified or adverse opinion or disclaimer of opinion together with a certificate signed by an Responsible Officer of the Borrower, to the effect that such financial statements fairly present in all material respects the consolidated financial position of PBE and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP.

(b)           Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within sixty (60) days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2014, the consolidated unaudited balance sheet of (i) PBE and its Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case, as of the close of such Fiscal Quarter and related consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and, with respect to the Borrower and its Subsidiaries only, the figures contained in the latest projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial position, results of operations and cash flow of PBE and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

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(c)           Compliance Certificate. Concurrently with delivery of the financial statements required under clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) shows in reasonable detail the calculations used in determining the Borrowing Base Ratio and the Leverage Ratio as of the last day of the most recently ended Settlement Period (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries), (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (iii) with respect to each Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), certifies that all filings required under Section 5.5(e) or (f) of the Guaranty and Security Agreement have been made and listing each such filing that has been made since the date of the last Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), (iv) certifies that Parent and the Loan Parties have delivered all documents they are required to deliver pursuant to any Loan Document (including updates to the schedules to the Master License and Master Assignment Agreement, as to which the Borrower shall deliver copies thereof to the Administrative Agent) on or prior to the date of delivery of such Compliance Certificate, or have attached such documents to such Compliance Certificate and (v) identifies all Subsidiaries of the Borrower existing on the date of such certificate and specifying whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

(d)           Revenue Reporting; Aggregate Contract Value; Material Agreements. Concurrently with the delivery of the financial statements required under clause (b) above, (i) a report evidencing the breakdown of revenues of the Borrower and its Restricted Subsidiaries generated for the Fiscal Quarter then ended on a Licensee-by-Licensee basis, (ii) with respect to each Fiscal Quarter ending on or prior to December 31, 2015, a calculation of the Aggregate Contract Value, the Minimum Aggregate Contract Value and the components thereof and (iii) a list of each Material Agreement (other than the Master License, the Master Assignment Agreement and the Servicing Agreement).

(e)           Additional Projections. As soon as available and in any event not later than sixty (60) days after the beginning of each Fiscal Year, a projected consolidated statement of income for the Borrower (without giving effect to any Unrestricted Subsidiaries) for such Fiscal Year and a statement of all material assumptions on which such projections are based.

(f)            Audit Reports, Management Letters, Etc. Together with each delivery of any financial statement for any Fiscal Year pursuant to clause (a) above, copies of each management letter, audit report or similar letter or report received by PBE, Parent or any Loan Party from any independent registered certified public accountant in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such financial statements.

(g)           Settlement Report. Not later than five (5) Business Days prior to each Settlement Date, a Settlement Report for the immediately preceding Settlement Period.

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(h)       Servicer Reports. As soon as practicable after receipt thereof, copies of all written reports prepared for the Borrower by the Servicer pursuant to the Servicing Agreement.

(i)        Licenses. Concurrently with the delivery of the financial statements required under clause (b) above, a fully-executed and complete copy of (i) any Material Agreement and (ii) any material amendment or other material modification to or termination of a then-existing Material Agreement, in each case, entered into since the preceding delivery of financial statements required under clause (b) above (or, in the case of the first such delivery, entered into since the Closing Date).

(j)         Other Information. Such other information with respect to the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties in the possession or control of the Borrower promptly after the Administrative Agent’s reasonable request in writing therefor.

Section 5.02.     Notices.

(a)        Default Notice. As soon as possible and in any event within three (3) Business Days after an Responsible Officer of the Borrower obtains actual knowledge thereof, a notice setting forth the details of (i) any Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto and (ii) any action or event which could reasonably be expected to have a Material Adverse Effect.

(b)       Litigation. Promptly and in any event within five (5) Business Days upon an Responsible Officer of the Borrower obtaining knowledge thereof, notice of the commencement of, or any material development in, all actions, suits, litigation and proceedings whether at law or in equity or otherwise by or before any Governmental Authority, involving amounts in excess of $5,000,000 (other than any such actions, suits, litigation and proceedings that a Responsible Officer of the Borrower has determined could not reasonably be expected to result in any material liability to any Loan Party) or which could reasonably be expected to have a Material Adverse Effect on any Loan Party, any Loan Document or of the type described in Section 4.06.

(c)        Other Notices. Promptly upon receipt thereof, copies of notices of default or event of default and other material notices received by the Borrower under or pursuant to any Material Agreement or any Loan Document (other than those issued or sent by the Administrative Agent or the Lender) and, from time to time upon request by the Administrative Agent, such information and reports required under the Material Agreements and the Loan Documents as the Administrative Agent may reasonably request.

Section 5.03.     Existence; Conduct of Business. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and shall preserve and maintain in full force and effect all rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business; provided that nothing in this Section 5.03 shall prevent (i) any disposition of property, merger, consolidation, liquidation or dissolution by or involving any Loan Party that is permitted by the terms of this Agreement; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation (or limited liability company, partnership, or other entity) in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any Intellectual Property that such Loan Party reasonably determines is not useful to its businesses or no longer commercially desirable and not otherwise prohibited by the Loan Documents.

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Section 5.04.     Compliance with Laws. Each Group Member shall comply with all Legal Requirements, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.05.     Use of Proceeds. The proceeds of the Loans shall be used to fund a distribution to Parent and to pay fees and expenses associated with and incurred with respect to the funding of the Loans. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.06.     Payment of Obligations. Each Loan Party shall pay or discharge before they become delinquent (a) all material Taxes imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Legal Requirements, become a Lien upon any material property of any Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party in accordance with GAAP.

Section 5.07.     Keeping of Books. The Loan Parties shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Legal Requirements of all financial transactions and the assets and business of each Loan Party.

Section 5.08.     Audit Rights. Each Loan Party shall permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance written notice (which notice may be delivered by electronic mail) (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party, (b) discuss the affairs, finances and accounts of each Loan Party with any officer or director of any Loan Party and (c) communicate directly with any registered certified public accountants of any Loan Party; provided that (i) any such visit or inspection shall be coordinated through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, only one (1) such visit or inspection during any twelve month period shall be permitted, and such visit and inspection shall be at the cost of the Loan Parties and (iii) nothing in this Section 5.08 shall require any Loan Party to take any action that would violate a confidentiality agreement or waive any attorney client or similar privilege. Each Loan Party shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party.

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Section 5.09.     Performance of Obligations; Enforcement of Rights. Each Loan Party shall (i) duly observe and perform all material terms and conditions of the Material Agreements, (ii) take all such action to enforce its rights and remedies under each Material Agreement as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent and (iii) make to each other party to each such Material Agreement such demands and requests for information and reports or for action as such Loan Party is entitled to make thereunder as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent. Additionally, at any time after the Closing Date as may be agreed by the Borrower and the Administrative Agent, the Borrower and each other applicable Loan Party shall seek a written acknowledgment from all or a subset of the Licensees that, with respect to each such Licensee, such Licensee has received a Direction to Pay from the Borrower, that the payment instructions set forth therein may not be changed without the consent of the Administrative Agent and as to such other matters as may be agreed by the Borrower and the Administrative Agent.

Section 5.10.     Maintenance of Insurance. The Loan Parties shall maintain (or cause to be maintained) with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.11.     ERISA. The Loan Parties and all ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. As soon as reasonably possible, and in any event, within ten (10) Business Days after a Loan Party or any ERISA Affiliate knows of the occurrence of any of the following events which would reasonably be expected to result in liability to any Loan Party that could reasonably be expected to result in a Material Adverse Effect, the Borrower will deliver to the Lenders, at Borrower’s expense, written notice of (i) the failure to timely pay a minimum required contribution or installment to a Benefit Plan provided under Section 430 of the Code, (ii) the filing by a Benefit Plan of an application for the waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure to pay a required contribution or installment or a Multiemployer Plan on or before the applicable due date and (iv) the occurrence of a Termination Event and any action that any Loan Party or ERISA Affiliate proposed to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto. The Borrower will deliver to the Lenders a copy of each funding waiver request filed with the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan and all communications received by the Loan Parties or ERISA Affiliates from the Internal Revenue Service or other government agency with respect to such funding waiver request.

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Section 5.12.     Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Loan Party shall, promptly and, in any event with respect to any Person that becomes a Subsidiary of any Loan Party (other than an Unrestricted Subsidiary) and to the extent not otherwise set forth below, within thirty (30) days (or such later date as may be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned)) of such Person becoming a Subsidiary of the applicable Loan Party (or within thirty (30) days of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), do each of the following, unless otherwise agreed by the Administrative Agent:

(a)       deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)        each Subsidiary of any Loan Party that is not an Excluded Subsidiary or Unrestricted Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)       each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral; provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall a security interest be required to be granted on any property of any Excluded Subsidiary, an Unrestricted Subsidiary or any Excluded Assets as security for any Obligation;

(b)       deliver to the Administrative Agent appropriate resolutions, secretary certificates, certified organizational documents and, if requested by the Administrative Agent, customary and favorable legal opinions relating to the matters described in this Section 5.12, which opinions shall be in form and substance reasonably acceptable to the Administrative Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date, in each instance with respect to each Loan Party formed or acquired after the Closing Date; and

(c)       execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, security agreements with respect to Intellectual Property and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by Legal Requirements or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents.

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Section 5.13.    Designation of Subsidiaries. At any time and from time to time, effective upon written notice to the Administrative Agent, the Borrower may designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary shall be designated as an Unrestricted Subsidiary unless (i) if such Subsidiary then owns (or will own, substantially concurrently with such designation) Licenses and/or Licensed Trademarks, the Borrower makes a prepayment concurrently with such designation in the amount described in clause (iv) and/or (v) of Section 2.06(b) as if the designation of such Subsidiary as an Unrestricted Subsidiary were a sale or contribution of such Licenses and/or Licensed Trademarks and (ii) immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it were previously designated as an Unrestricted Subsidiary.

Section 5.14.    Assistance with Syndication. The Loan Parties shall actively assist, and shall cause PBE to actively assist, Fortress in syndicating a portion of the Loans, which assistance shall include (i) direct contact between senior management and the prospective Lenders, (ii) the hosting, with Fortress, of one or more meetings of prospective Lenders and (iii) assistance in the preparation of materials to be used in connection with the syndication.

Article VI
NEGATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 6.01.     Liens, etc. No Loan Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, whether now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction, a financing statement or trademark security agreement that names any Loan Party as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or trademark security agreement, or assign any accounts or other right to receive income or profits, except for the following:

(i)        Liens created pursuant to any Loan Document;

(ii)       Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(iii)      Liens for taxes and other governmental charges and assessments (and other Liens imposed by law) not yet delinquent or being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

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(iv)      Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default;

(v)       (x) Liens in favor of Licensees and Sublicensees to secure their right to enjoy their licensed rights pursuant to the Licenses or sublicensed rights pursuant to the applicable sublicense, in each case entered into in the ordinary course of business; provided, that such Liens attach solely to exploitation rights subject thereto and the proceeds thereof and (y) other contractual rights of the Licensees pursuant to Licensees or Sublicensees pursuant to the applicable sublicense that do not constitute a grant of a security interest, lien or charge (e.g., rights of first negotiation / first refusal, rights to extend the term of a license or sublicense agreement with and customary holdback rights on the exercise of certain exploitation rights); and

(vi)      additional Liens on property of the Loan Parties other than any Transferred Assets or Licenses and not securing Indebtedness, so long as the aggregate value of the property subject to such Liens does not exceed $500,000 at any time.

Section 6.02.     Indebtedness. No Loan Party shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(i)        the Obligations;

(ii)       intercompany loans owing to any Loan Party constituting Permitted Investments;

(iii)      Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.02 (other than this Section 6.02(iii));

(iv)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(v)       Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vi)      obligations under Hedge Agreements permitted under Section 6.08;

(vii)    other unsecured Indebtedness in an aggregate principal amount for all Loan Parties not to exceed $500,000 at any time outstanding so long as immediately prior and after giving effect to the incurrence thereof on a pro forma basis, no Default has occurred and is continuing.

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Section 6.03.     Fundamental Changes. No Loan Party shall merge, consolidate, amalgamate with any Person, or dissolve or liquidate, in each case except for the following: (i) the merger, consolidation, amalgamation, dissolution or liquidation of any Subsidiary of the Borrower into any Loan Party and (ii) the merger, consolidation, amalgamation, dissolutions or liquidation of any Loan Party (other the Borrower) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (x) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (y) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving Person and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party shall have been made.

Section 6.04.     Investments. No Loan Party shall make or maintain, directly or indirectly, any Investment except for the following:

(i)        Investments in cash and Cash Equivalents;

(ii)       Investments in Transferred Assets;

(iii)      Investments in Licenses;

(iv)     (x) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (y) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (z) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(v)      Investments by any Loan Party in any other Loan Party;

(vi)     Permitted IP Dispositions;

(vii)    Permitted Capital Contributions;

(viii)    Investments in Unrestricted Subsidiaries;

(ix)      Investments in Joint Ventures.

Section 6.05.     Asset Sale. No Loan Party shall sell, convey, transfer, assign, license, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets or issue Equity Interests, except for the following:

(i)      sales of Cash Equivalents, inventory or obsolete, worn-out or surplus property no longer useful in the business in the ordinary course of business;

(ii)      licenses of Intellectual Property in the ordinary course of business pursuant to the Licenses;

(iii)     sales without recourse of accounts receivable solely for the purpose of collection thereof in the ordinary course of business;

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(iv)     any sale of any property by any Loan Party to any other Loan Party to the extent any resulting Investment constitutes a Permitted Investment;

(v)      Permitted IP Dispositions;

(vi)     Permitted Equity Issuances; and

(vii)    any sale of any Investment in any Joint Venture.

Section 6.06.     Restricted Payments. No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (c) the Borrower may make distributions as specified (and to the extent funds are available therefor) in Section 8.03.

Section 6.07.     Restrictive Agreements. No Loan Party shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08.     Hedge Agreements. No Loan Party shall enter into any Hedge Agreement, except that the Borrower may enter into and maintain any Hedge Agreement on terms and with counterparties reasonably satisfactory to the Administrative Agent to provide protection against fluctuation of interest rates for a notional amount of up to the aggregate outstanding principal balance of the Loans as of the date of entry into such Hedge Agreement.

Section 6.09.     Capital Expenditures. No Loan Party shall make, or incur any obligation to make, any Capital Expenditures.

Section 6.10.     Nature of Activities. No Loan Party shall engage in any business activities other than relating to the exploitation and licensing of the Trademarks and activities substantially related or incidental thereto.

Section 6.11.     Transactions with Affiliates. No Loan Party shall enter into or be party to any transaction with any Affiliate of the Borrower that is not a Loan Party except for (i) transactions contemplated by and in accordance with the Loan Documents (including Permitted IP Dispositions) and (ii) transactions in the ordinary course of business on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower.

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Section 6.12.     Accounting Changes; Fiscal Year. No Loan Party shall change its (a) accounting treatment or reporting practices in any material respect, except as required by GAAP or any Legal Requirements, or (b) its fiscal year or its method for determining fiscal quarters.

Section 6.13.     Bank Accounts. No Loan Party shall open or maintain any bank account other than the Collection Accounts, the Debt Service Reserve Account, any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered.

Section 6.14.     ERISA. No Loan Party shall (i) sponsor, maintain or contribute to any Defined Benefit Plan; (ii) fail to satisfy the minimum funding standard under Section 412(a) of the Code; (iii) fail to timely pay all required minimum contributions and all required installments under Section 430(j) of the Code; (iv) apply for a waiver of the minimum funding standard under Section 412(c) of the Code, (v) fail to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; or (vi) cause a Termination Event, except, with respect to items (ii), (iii), (iv), (v) and (vi) above, that would not reasonably be expected to result in material liability to any Loan Party.

Section 6.15.     Hazardous Materials. No Loan Party shall cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of any Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.16.     Modification or Termination of Material Agreements. (a) No Loan Party shall make or permit to be made any modification to or termination of the Master License, the Master Assignment Agreement, or the Servicing Agreement, in each case, in a manner that is adverse in any material respect to the Secured Parties or their respective rights under the Loan Documents, without the prior written consent of the Administrative Agent. No Loan Party shall make or permit to be made any modification to or termination of any other Material Agreement in any manner that (x) would materially increase the conditions to, delay the timing of or decrease the amount of any payments to be made to any Loan Party thereunder or (y) is otherwise materially adverse to the Secured Parties or their respective rights under the Loan Documents, in each case, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), unless, after giving effect to any such modification to or termination thereof on a pro forma basis, (i) the Aggregate Contract Value is not less than the Minimum Aggregate Contract Value as of the last day of the most recently-ended Settlement Period, if such modification or termination occurs on or prior to December 31, 2015, and (ii) the Borrowing Base Ratio is not greater than 80% as of the last day of the most recently-ended Settlement Period, if such modification or termination occurs after December 31, 2015.

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(b)            No Loan Party shall, upon the occurrence and during the continuance of an Event of Default, exercise any material remedies available to the Loan Parties under the Loan Documents without the prior written consent of the Administrative Agent.

Section 6.17.     Maximum Leverage Ratio. The Borrower shall not have, on the last day of each Settlement Period set forth below, a Leverage Ratio greater than the maximum ratio set forth opposite such Settlement Period:

SETTLEMENT PERIOD ENDING	MAXIMUM LEVERAGE RATIO
September 30, 2014	5.70 to 1.00
December 31, 2014	5.20 to 1.00
March 31, 2015	4.50 to 1.00
June 30, 2015	4.40 to 1.00
September 30, 2015	4.30 to 1.00
December 31, 2015	4.30 to 1.00
March 31, 2016	4.00 to 1.00
June 30, 2016	3.70 to 1.00
September 30, 2016	3.40 to 1.00
December 31, 2016	3.20 to 1.00
March 31, 2017	3.00 to 1.00
June 30, 2017	2.90 to 1.00
September 30, 2017	2.80 to 1.00
December 31, 2017	2.50 to 1.00
March 31, 2018	2.40 to 1.00
June 30, 2018	2.30 to 1.00
September 30, 2018	2.10 to 1.00

Article VII
EVENTS OF DEFAULT

Section 7.01.     Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)       the Borrower shall fail to pay (i) any principal on the Loans on the Maturity Date or (ii) any interest on the Loan or any fees or other amounts payable by it under this Agreement or under any other Loan Document when the same becomes due and payable if such failure shall remain unremedied for three (3) Business Days; or

(b)       any representation, warranty or certification made or deemed made by or on behalf of Parent or any Loan Party in any Loan Document or by or on behalf of Parent or any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

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(c)       Parent or any Loan Party shall fail to comply with (i) Section 5.01(a), (b), (c) or (e) (Financial Statements and Reports), Section 5.02(a) (Notices), Section 5.03 (Existence; Conduct of Business), Section 5.05 (Use of Proceeds) or Article 6 (Negative Covenants), (ii) any provision of Section 5.01 (Financial Statements and Reports) not set forth in clause (i) above, and such failure shall remain unremedied for five (5) days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (iii) any other provision of any Loan Document to the extent not otherwise specifically addressed herein if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)      (i) Parent or any Loan Party shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against Parent or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and if such case, proceeding or other action is instituted against such Loan Party, such case, proceeding or other action results in the entry of any order of relief against it or shall remain undismissed for a period of sixty (60) days), or (iii) Parent or Loan Party shall take any action to authorize any of the actions set forth in clause (i) or (ii) of this subsection (d); or

(e)      any judgment or order (which, in the case of a judgment or order for the payment of money shall equal or exceed $5,000,000, excluding amounts adequately covered by insurance payable to any Loan Party to the extent the relevant insurer has been notified and has not denied coverage thereof) shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed within forty-give (45) days or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)       default shall be made with respect to any payment of any Indebtedness of the any Loan Party in excess of $2,500,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the grace periods provided for; or

(g)       any material provision of any Loan Document shall for any reason cease, in any material respect, to be valid and binding on or enforceable against Parent or any Loan Party or Parent or any Loan Party denies that it has any or further liability or obligation under such Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

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(h)       the Administrative Agent shall at any time not have a valid and perfected first priority security interest in any of the Collateral as to which the Loan Documents require a perfected first priority security interest, other than due to any action or inaction on the part of the Administrative Agent or the Lenders, with an aggregate value (as determined by the Administrative Agent in its sole discretion), of greater than $1,000,000 subject only to Permitted Liens; or

(i)        a Change in Control shall have occurred; or

(j)        any Parent Default or any Servicer Default shall have occurred.

then, and in any such event, the Administrative Agent may, or shall if directed by the Required Lenders, declare the Loans, all interest accrued thereon, and all other Obligations of the Borrower under the Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such other Obligations of the Borrower under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an event described in clause (d) above, the Loans, all such interest and all other such other Obligations of the Borrower under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. The Administrative Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article IX hereof, any Lender may elect to assign all of its interest in the Loan to any Eligible Assignee following the occurrence of any Event of Default.

Article VIII
ADMINISTRATION, SETTLEMENT AND COLLECTION

Section 8.01.     Establishing and Maintaining the Collection Accounts.

(a)       Collection Accounts. On or prior to the date hereof, the Borrower shall establish one or more deposit accounts into which Collections shall be remitted (each, a “Collection Account” and, collectively, the “Collection Accounts”) maintained with City National Bank which shall be subject to the Collection Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, each Collection Account from and including the Closing Date, and will direct, by a Direction to Pay (or by other substantially similar instructions satisfactory to the Administrative), all account debtors of the Borrower, including, without limitation, Licensees (or their agents), to make payments under or in connection with the applicable Licenses and all other applicable agreements and other documentation directly to a Collection Account.

(b)      The Borrower will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.01.

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(c)       In the event the Borrower receives payment from any Person or proceeds of Collateral, proceeds under a letter of credit or otherwise, which payment should have been remitted directly to a Collection Account, the Borrower shall hold such payment or proceeds in trust for the Administrative Agent (for the benefit of the Secured Parties) and shall promptly remit such payment or proceeds to a Collection Account, to be applied in accordance with the terms of this Agreement.

Section 8.02.     Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account. All payments or distributions received by the Borrower into an account other than a Collection Account, including the Bank of America Account, shall be received in trust for the benefit of the Administrative Agent on behalf of itself and the Lenders in accordance with their respective interests therein, shall be segregated from other funds of the Borrower and shall be deposited into a Collection Account within three (3) Business Days of receipt thereof by the Borrower. The Administrative Agent shall apply amounts standing to the credit of the Collection Accounts at such times and in the order specified in Section 8.03 below, such payments to be made free and clear of any Lien hereunder; provided that Section 8.03 shall not apply with respect to Net Cash Proceeds that are applied pursuant to any of clauses (ii) through (vi) of Section 2.06(b). Interest earned on amounts deposited in any Collection Accounts shall be deposited and held in a Collection Accounts and applied towards payments or transfers made in accordance with Section 8.03.

Section 8.03.    Payments and Transfers from the Collection Accounts.

(a)       Pre-Event of Default. So long as no Event of Default has occurred and is continuing, on each Settlement Date, with respect to all amounts on deposit in the Collection Accounts at the end of the prior Settlement Period, such amounts shall be applied pursuant to a Settlement Report provided by the Borrower to the Administrative Agent as follows:

(1)       first, to Parent, to pay the accrued and unpaid Servicing Fee (to the extent not previously paid pursuant to Section 8.03(c)); provided, that the amount paid pursuant to this clause (1), together with the aggregate amount paid pursuant to Section 8.03(c) in respect of such Settlement Period, shall not exceed $875,000;

(2)      second, so long as the Net Revenue Amount is not less than the Required Revenue Amount for such Settlement Date, to Parent, as reimbursement of the expenses incurred by Parent with respect to the prior Settlement Period that were attributable to the Loan Parties (other than expenses incurred in performance of its obligations under the Servicing Agreement); provided that the amount paid pursuant to this clause (2) shall not exceed the Maximum Corporate Allocation Amount for such Settlement Period;

(3)       third, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(4)       fourth, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans;

(5)       fifth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans in an amount equal to the Amortization Payment Amount;

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(6)       sixth, to the Debt Service Reserve Account, to cause the amount on deposit therein to be equal to the Debt Service Reserve Required Amount;

(7)       seventh, to the extent not paid pursuant to clause (1) above, to Parent, to pay the accrued and unpaid Servicing Fee;

(8)       eighth, to the Administrative Agent, for the account of the Lenders, to prepay the Loans as and in the amount required pursuant to Section 2.06(b)(i); and

(9)       ninth, as a distribution, in respect of the Borrower’s Equity Interests in accordance with the Borrower’s Organizational Documents, all remaining amounts.

(b)       Post-Event of Default. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall, upon the direction of the Required Lenders or after the Obligations of the Borrower have been accelerated, apply any or all amounts on deposit in the Collection Accounts and any and all amounts received or collected by the Administrative Agent from any of the Collateral (whether or not deposited in a Collection Account) after any or all of the Obligations of the Borrower have been accelerated (so long as such acceleration has not been rescinded), including the proceeds of Collateral, to the Obligations of the Borrower under the Loan Documents as follows:

(1)       first, to Parent, to pay the accrued and unpaid Servicing Fee; provided, that the amount paid pursuant to this clause (1) shall not exceed $875,000 with respect to any Settlement Period;

(2)      second, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(3)       third, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans;

(4)       fourth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans, until paid in full; and

(5)       fifth, as a distribution, in respect of the Borrower’s Equity Interests in accordance with the Borrower’s Organizational Documents, all remaining amounts.

Notwithstanding the foregoing, to the extent that there are any amounts on deposit in the Debt Service Reserve Account upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall be permitted to withdraw from the Debt Service Reserve Account in accordance with Section 8.04(b) to pay interest and principal on the Loans then due and payable, and such payment shall not be subject to the order set forth above.

(c)       Monthly Payment Date. On each Monthly Payment Date, the Servicing Fee for such calendar month shall be paid in advance to the Servicer from the amounts on deposit in the Collection Account; provided, that the amount paid on each Monthly Payment Date shall not exceed $291,666. Such payment shall be made so long as no Event of Default has occurred and is continuing; provided, that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may direct such payment, and shall direct such payment upon the direction of the Required Lenders or after the Obligations of the Borrower have been accelerated. Pursuant to the terms of the Collection Account Control Agreement, the parties hereto hereby agree that the amount of each such payment shall equal $291,666 (or such lesser amount that is on deposit in the Collections Accounts), unless the Borrower notifies the Administrative Agent and City National Bank in writing that the Servicing Fee for such calendar month is a lesser amount.

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(d)       Interest Payments. On the last day of each Interest Period, accrued and unpaid interest on the Loans in respect of such Interest Period shall be paid to the Administrative Agent, for the account of the Lenders, from amounts on deposit in the Collection Account.

(e)       Borrower Request for Payments from Collection Accounts. Pursuant to the terms of the Collection Account Control Agreement, the Borrower shall be permitted to request the withdrawal of Excluded Amounts from the Collection Accounts from time to time by written notice to the Administrative Agent and City National Bank. Such request shall include an itemized description of such Excluded Amounts, certified by a Responsible Officer of the Borrower, and a certification by a Responsible Officer of the Borrower that (i) such amounts constitute Excluded Amounts and (ii) no Event of Default has occurred or is continuing or would result from such withdrawal. Unless the Administrative Agent delivers a written notice of objection to the withdrawal of all or any portion of such Excluded Amounts to the Borrower and City National Bank in accordance with terms of the Collection Account Control Agreement, the Borrower shall be permitted to withdraw such Excluded Amounts.

Section 8.04.         Establishing and Maintaining the Debt Service Reserve Account.

(a)       Debt Service Reserve Account. On or prior to the date hereof, the Borrower shall establish a deposit account at City National Bank into which, on the first Settlement Date after the Closing Date, the Debt Service Reserve Required Amount shall be deposited pursuant to clause (6) of Section 8.03(a) to the extent funds are available therefor (the “Debt Service Reserve Account”), and which shall be subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Debt Service Reserve Account from and including the Closing Date.

(b)      Withdrawals from Debt Service Reserve Account. If on any Settlement Date (including after the occurrence and during the continuance of an Event of Default), the amounts on deposit in the Collection Accounts are insufficient to fully pay the amounts described in clauses (4) and (5) or clauses (3) and (4) of Section 8.03(a) and (b), respectively, the Administrative Agent shall transfer an amount equal to the lesser of (i) the amount of such deficiency and (ii) the amount on deposit in the Debt Service Reserve Account in excess of the Expense Reserve Amount, and apply such amount to such unpaid items described in the clauses identified above. Additionally, on each Settlement Date, the Administrative Agent shall remit to Parent an amount equal to the lesser of (i) the amount of all fees, costs and expenses paid in cash by Parent during the immediately preceding Settlement Period to satisfy the obligations of Parent and the other Loan Parties under Section 5.5(e) of the Guaranty and Security Agreement and (ii) the Expense Reserve Amount; provided, however, that no funds shall be remitted to Parent pursuant to this sentence if Parent and the other Loan Parties have not fully complied with their respective obligations under Section 5.5(e) of the Guaranty and Security Agreement which are required to have been complied with as of such Settlement Date. So long as no Event of Default has occurred and is continuing, if amounts on deposit in the Debt Service Reserve Account exceed of the Debt Service Reserve Required Amount as of any Settlement Date, the Administrative Agent shall transfer such excess to a Collection Account to be applied in accordance with Section 8.03(a).

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Section 8.05.         Investment of Funds. (a) The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Collection Accounts and the Debt Service Reserve Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be promptly confirmed in writing), provided that in no event may the Borrower give instructions to the Administrative Agent, or may the Administrative Agent in its discretion, invest or reinvest funds in the Collection Accounts or the Debt Service Reserve Account in other than Cash Equivalents.

(a)       Any net income or gain on the investment of funds from time to time held in a Collection Account or the Debt Service Reserve Account shall be promptly reinvested by the Administrative Agent as part of the applicable account, and any net loss on any such investment shall be charged against such account.

(b)       None of the Administrative Agent or any other Secured Party shall be a trustee for the Borrower, or shall be liable for anything done or note done, in connection with any Collection Account or the Debt Service Reserve Account to the extent otherwise not in violation of this agreement or for acts of gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the other Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 8.05 or for any decrease in the value of the investments held in any Collection Account or the Debt Service Reserve Account, except to the extent resulting from the gross negligence or willful misconduct of such party as determined in a final nonappealable judgment by a court of competent jurisdiction.

Section 8.06.         Remedies. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) sell any documents, instruments and securities held in any Collection Account or the Debt Service Reserve Account and (ii) immediately apply the proceeds thereof and any other cash held in any Collection Account or the Debt Service Reserve Account in accordance with Section 8.03(b).

Article IX
THE ADMINISTRATIVE AGENT

Section 9.01.         Authorization and Action.

(a)      Each of the Lenders and hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

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(b)      The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, PBE, Parent or any of the Group Members that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)       In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.02(d), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Parent or any Loan Party) all interests retained Parent or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

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(d)      The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Section 9.02.      Administrative Agent’s Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.03.      Lender Indemnity. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 10.04 or 10.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 9.04.      Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

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Section 9.05.         Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.06.         Fortress. With respect to the Loans made by it, Fortress shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” shall, unless otherwise expressly indicated, include Fortress in its individual capacity. Fortress may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing and any Person that may do business with or own securities of Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing, all as if Fortress were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.07.         Release of Collateral or Guarantors. Each Lender hereby consents to the automatic release and hereby directs the Administrative Agent to release the following:

(a)       any Subsidiary of a Loan Party from its guaranty of the Obligations of any Loan Party if (x) all of the Equity Interests of such Subsidiary are sold in a Permitted Equity Issuance (including pursuant to a waiver or consent), to the extent that, after giving effect to such Permitted Disposition, such Subsidiary would not be required to guarantee the Obligations pursuant to Section 5.12 or (y) such Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 5.13; and

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(b)       any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold in a Permitted Disposition (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.12 after giving effect to such Permitted Disposition have been granted, (ii) all Collateral of any Subsidiary that is designated as an Unrestricted Subsidiary in accordance with Section 5.13 and (iii) all of the Collateral, Parent and all Loan Parties, on the Termination Date.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.07.

Article X
MISCELLANEOUS

Section 10.01.       Amendments, Actions Under This Agreement, etc.

(a)       Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.06, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Parent or all or substantially all of the Restricted Subsidiaries from its or their respective obligations under the Guaranty and Security Agreement without the written consent of each Lender, or (vii) except as provided in clause (b) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

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(b)       If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other Person which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.03(a), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.08 and 2.11, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.09 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c)       Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.02.       Notices, etc.

(a)       All notices and other communications provided for hereunder shall, unless otherwise stated herein, be either (i) in writing (including fax) and delivered by nationally recognized courier service, fax or otherwise or (ii) by electronic mail (if consented to by the Administrative Agent and if e-mail addresses are designated as provided below, provided that no notices required under the terms of Article II or Article VII of this Agreement may be sent by electronic mail), (A) as to the Borrower, each Lender or the Administrative Agent, at its address or fax number set forth under its name on the signature pages hereof (or, in the case of a Lender that becomes party to this Agreement by assignment, at its address or fax number specified in the Assignment and Assumption pursuant to which it became a Lender hereunder) and (B) any other Person, at such other Person’s address or fax number as shall be designated by such Person in a written notice to the Administrative Agent.

(b)       All such notices and communications shall (i) when faxed or sent by electronic mail, be effective when faxed or sent by electronic mail and when delivery is confirmed by the recipient verbally or in writing (including by return fax transmission or electronic mail), or (ii) when otherwise actually delivered to the recipient (as confirmed by a signed receipt); provided, however, that if sent by fax, sent by electronic mail or otherwise delivered on any day other than a Business Day, such notice or communication shall not be deemed to have been delivered until the next succeeding Business Day.

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Section 10.03.       Assignments and Participations.

(a)       Each Lender may, upon at least three (3) Business Days’ notice to the Administrative Agent (other than for any assignments from and including the date of this Agreement to and including, if different, the Closing Date), assign to any Eligible Assignee all or a portion of its rights and Obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s right and obligations under this Agreement, the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date thereof), shall in no event be less than $1,000,000 (or such lesser amount as otherwise agreed to by the Administrative Agent) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (A) a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent) and (B) all ancillary documents, including any Internal Revenue Service tax forms, required thereunder. Upon such execution, delivery, acceptance, recording and satisfaction of the conditions set forth in this subsection (a), from and after the effective date specified in such Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and have the rights and Obligations of a Lender hereunder and under the other Loan Documents and other Loan Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its Obligations as a Lender under this Agreement and shall cease to be a party hereto. The Borrower shall have no right to assign any of its rights and Obligations hereunder or under any other Loan Document or any interest hereunder or thereunder.

(b)       Subject to acceptance and recording thereof pursuant to clause (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.11 and 10.04 and 10.05) and shall continue to be bound by Section 2.10. Any attempted assignment in violation in any material respect of this Section 10.03 shall be void.

(c)       The Administrative Agent shall maintain, as a non-fiduciary agent of the Borrower, at its address referred to in Section 10.02 hereof a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the name and address of each Lender, the Pro Rata Share of such Lender from time to time and the principal amount of each Loan (and stated interest thereon) owing to such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the Borrower and the Administrative Agent may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Agent, the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

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(d)       Upon (i) the Administrative Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an assignee that is an Eligible Assignee, and (ii) the satisfaction of the other conditions set forth in clause (a) above, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A hereto, (x) accept such Assignment and Assumption, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(e)       In addition to the other rights provided in this Section 10.03, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

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(f)        In addition to the other rights provided in this Section 10.03, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make or purchase all or any part of any Loan that such Lender would otherwise be required to make or maintain hereunder (and the exercise of such option by such SPV and the making or purchase of Loans pursuant thereto shall satisfy the obligation of such Lender to make or maintain such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons that is an Eligible Assignee in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make or maintain Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Parent and the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.08, 2.09 and 2.11, but only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Legal Requirement that occurs after the date such grant or participation is made, and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded or maintained by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document (including by exercise of any right of set-off available to a Lender pursuant to Section 10.06) and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those first proviso to Section 9.02(b). No party hereto shall institute (and each of the Borrower shall cause Parent and each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such liability). The agreement in the preceding sentence shall survive the Termination Date. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary herein, to the extent the Borrower’s consent is required pursuant to the terms hereof and is not properly obtained, the Borrower shall be entitled to seek specific performance to unwind any such participation in addition to any other remedies available to the Borrower at law or in equity.

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Section 10.04.       Indemnification. (a) The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses, (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) the execution, delivery, administration or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any electronic data sites and electronic transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel to such Indemnitees, taken as a whole, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to all such Indemnitees, taken as a whole, and solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty) to each group of similarly situated affected Indemnitees), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Legal Requirement or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.04 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted directly from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) a material breach of such Indemnitee’s obligations under the Loan Documents at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (z) any dispute among Indemnitees at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects (other than any claims arising against the Administrative Agent in its capacity or in fulfilling its role as an administrative agent or any similar role under the Loan Documents and claims arising out of any act or omission on the party of the Loan Parties or their Affiliates). Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause Parent and each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities arising from a non-Tax claim.

(b)      To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

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Section 10.05.       Costs and Expenses. Any action taken by Parent or any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of Parent or such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse Parent or any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty to the Administrative Agent or such Related Persons, reasonable and documented fees, costs and expenses incurred in connection with any electronic system, including IntraLinks®, SyndTrak® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person and allocated to the Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons and (b) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation including reasonable and documented fees and out-of-pocket expenses of (A) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to the Administrative Agent, (B) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise to all of the Lenders and (C) one financial advisor engaged by the Administrative Agent (or legal counsel for the Administrative Agent) for itself and the Lenders.

Section 10.06.       Right of Set-off. Each of the Administrative Agent and each Lender is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any Obligation of Parent or any other Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.06 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and other Secured Parties may have.

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Section 10.07.       No Waiver; Remedies. No failure on the part of the Borrower, the Lenders, the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.08.       Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any other Loan Document or of such provision or obligation in any other jurisdiction.

Section 10.09.       Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.10.       Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving the Parent or any Loan Party and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Legal Requirements, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.11.       Survival. All covenants, agreements, representations and warranties made by Parent and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

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Section 10.12.       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

Section 10.13.       Submission to Jurisdiction; Service of Process.

(a)       Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)       Service of Process. The Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 10.02 (and shall be effective when such mailing shall be effective, as provided therein). The Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)       Non-Exclusive Jurisdiction. Nothing contained in this Section 10.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Legal Requirement or commence legal proceedings or otherwise proceed against Parent or any Loan Party in any other jurisdiction.

Section 10.14.       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 10.15.       Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein.

Section 10.16.       Confidentiality. Each Lender and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.16 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than Parent or any Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Legal Requirements or other legal process, (v) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Lender or the Administrative Agent or any of their Related Persons (including any self-regulatory authority, such as the to the National Association of Insurance Commissioners), (vi) to any nationally recognized rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or otherwise to the extent consisting of general portfolio information that does not identify Parent or Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 10.03 or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.16 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Parent or the Loan Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.16 and those of any other Contractual Obligation entered into with Parent or any Loan Party (whether or not a Loan Document), the terms of this Section 10.16 shall govern. For purposes of this Section 10.16, “Information” means all information received from Holdings, PBE, the Parent, the Borrower or any of its Subsidiaries relating to such Persons or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any of such Persons after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 10.17.       Patriot Act Notice. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Loan Party, which information includes the name and address of Parent or such Loan Party and other information that will allow such Lender to identify Parent or such Loan Party in accordance with the Patriot Act.

Section 10.18.       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

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Section 10.19.       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PRODUCTS LICENSING LLC, as Borrower

By:	/s/ Christoph Pachler
Name: Christoph Pachler
Title: Treasurer

Address:	Products Licensing LLC
9346 Civic Center Drive, Suite 200
Beverly Hills, CA 90210
Attention: Christoph Pachler

Signature page to Credit Agreement

DBD CREDIT FUNDING LLC as Administrative Agent and a Lender

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

Address:	DBD Credit Funding LLC
c/o Fortress Investment Group
10250 Constellation Blvd., 16th Floor
Los Angeles, CA 90067
Attention: Josh Pack
Email: [EMAIL ADDRESS]

Signature page to Credit Agreement

Exhibit 10.10

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT is dated as of June 7, 2016 (this “Amendment”) and is entered into among Products Licensing LLC (the “Borrower”), the Lenders party hereto and DBD Credit Funding LLC (“Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, Parent, Playboy Enterprises, Inc., Administrative Agent and the lenders from time to time party thereto are party to that certain Credit Agreement dated as of August 12, 2015 (the “PEII Credit Agreement”) and desire to amend such PEII Credit Agreement to allow the borrower thereunder to borrower one or more additional term loans in the aggregate principal amount of $10,000,000 (the “PEII Credit Agreement Amendment”);

WHEREAS, the Borrower will receive direct and indirect benefit from the PEII Credit Agreement Amendment, and in consideration thereof, has agreed to amend the Credit Agreement to require the Borrower to prepay an amount equal to the Mansion Sale Proceeds upon consummation of the Mansion Sale (each as hereinafter defined); and

WHEREAS, Administrative Agent and the Lenders party hereto (comprising Required Lenders) desire to amend the Credit Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth in Section 3 herein, the Credit Agreement is hereby amended as follows:

(a)           The following defined terms are hereby added to Section 1.01 to the Credit Agreement:

”Mansion” means the real property located at 10236 Charing Cross Road in Los Angeles, California.

“Mansion Sale” means the sale by Mansion Holdings LLC (and any relevant Affiliates) of the Mansion.

“Mansion Sale Proceeds” means, cumulatively, 100% of the net proceeds (determined after payment in full of all Indebtedness secured by Liens on the Mansion) distributed or deemed distributed to Parent by Mansion Holdings LLC from the Mansion Sale less $10,000,000.

(b)           A new subsection (vii) is hereby added to Section 2.06(b) to the Credit Agreement as follows:

“Mansion Sale. Within three (3) Business Days following the receipt from time to time by Mansion Holdings LLC of the Mansion Sale Proceeds, the Borrower shall make a prepayment in the amount of the Mansion Sale Proceeds so received.”

The existing subsections (vii) through (ix) of Section 2.06(b) shall hereinafter be numbered subsections (viii) through (x).

2.             Effectiveness. This Amendment shall be effective on the date of:

(a)           receipt by the Administrative Agent of counterparts of this Amendment executed by each of the Borrower, the Administrative Agent, and Lenders comprising Required Lenders; and

(b)           a certificate of the secretary or other officer of the Borrower certifying as to (A) the names and specimen signatures of each officer of the Borrower authorized to execute and deliver this Amendment and/or any other documents in connection with the Credit Agreement (including Notice(s) of Borrowing), (B) the Organizational Documents of the Borrower attached to such certificate are complete and correct copies of such Organizational Documents as in effect on the date of such certification, and (C) the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment.

3.             Representations and Warranties; Covenants.

(a)           The Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Amendment, and performance of this Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (iii) this Amendment has been duly executed and delivered; and (iv) this Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against such Loan Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           The Borrower hereby represents and warrants that, as of the date hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby);

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4.             Counterparts; Severability; Integration. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Amendment shall not affect the validity or enforceability of the remaining provisions of this Amendment. Should any part of this Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

5.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.             Loan Document; Successors and Assigns. This Amendment shall be deemed to be a Loan Document. This Amendment shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

7.             No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

8.             No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PEI and Borrower of any provision of this Amendment. Administrative Agent’s and each Lender’s rights under this Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

[Signature Page to First Amendment to Credit Agreement]

DBD CREDIT FUNDING LLC, as Administrative Agent and a Lender

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to First Amendment to Credit Agreement]

Exhibit 10.11

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT is dated as of August 29, 2016 (this “Second Amendment”) and is entered into among Products Licensing LLC (the “Borrower”), the Lender party hereto and DBD Credit Funding LLC (“Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Lender, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement;

WHEREAS, Borrower and Lender have agreed to certain modifications to the Credit Agreement including provisions relating to prepayments of the Loan;

WHEREAS, Borrower, Administrative Agent and the Lender party hereto (comprising Required Lenders) desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments to Credit Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth in Section 4 herein, the Credit Agreement is hereby amended, as of the Second Amendment Effective Date, as follows:

(a)           The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to delete the following definitions:

“Aggregate Contract Value,”, “Debt Service Reserve Account,” “Debt Service Reserve Required Amount”, Excess Cash Flow Holiday Period,” and “Minimum Aggregate Contract Value”.

(b)          The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Amortization Payment” in full to read as follows:

“Amortization Payment Amount” means (i) for the Settlement Periods beginning on July 1, 2016, October 1, 2016 and January 1, 2017, $500,000 and (ii) for the Settlement Period beginning on April 1, 2017 and each Settlement Period thereafter $1,000,000, in each case, less the amount of any prepayments made pursuant to Section 2.06(b)(ix) that have been applied to reduce such scheduled amortization payment from and after the Second Amendment Effective Date until the last day of such Settlement Period.”

(c)           The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change in full the definition of “Applicable Margin” to read as follows:

““Applicable Margin” means, (i) from the Second Amendment Effective Date until the next date of determination as described below, 4.25% per annum for Base Rate Loans and 5.25% per annum for Eurodollar Rate Loans, and (ii) for any subsequent date of determination of the “Applicable Margin”, a percentage equal to the percentage set forth below in the column opposite the level corresponding to the Leverage Ratio as of the last day of the most recently ended Settlement Period:

LEVEL	LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS
I	Greater than 3.75 to 1.00	5.25%	6.25%
II	Less than or equal to 3.75 to 1.00 but greater than 3.25 to 1.00	4.75%	5.75%
III	Less than or equal to 3.25 to 1.00	4.25%	5.25%

Each date of determination for the “Applicable Margin” shall be the first Business Day of the month after delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 5.01(c) in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b). In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement is in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

For the avoidance of doubt, nothing in this definition of “Applicable Margin” shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.04(b) and Article 7 hereof, and shall survive the termination of this Agreement.”

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(d)          The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Excess Cash Flow Percentage” in full to read as follows:

““Excess Cash Flow Percentage” means, as of any Settlement Date:

(i)	for all Settlement Periods through the Settlement Period ending March 31, 2017, 0%;

(ii)	for all Settlement Periods ended after March 31, 2017, if the Leverage Ratio is 4.0:1.00 or less, 50%;

(iii)	for all Settlement Periods ended after March 31, 2017, if the Leverage Ratio is greater than 4.0:1.00, 75%; and

(iv)	for all Settlement Periods ended after March 31, 2017, if the Borrowing Base Ratio is 85% or above, 75%, irrespective of the Leverage Ratio.

In each case, the Borrowing Base Ratio shall be determined as of the last day of the related Settlement Period.”

(e)            The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Eligible Receivables Balance” in full to read as follows:

““Eligible Receivables Balance” means as of any date of determination, and without duplication, the sum of (x) the Overages Amount, (y) the aggregate Contract Values for all Qualifying Licenses, and (z) 50% of Projected Overages, in each case as of such date of determination, provided that in no event may 50% of the sum of Projected Overages exceed 15% of the aggregate Eligible Receivables Balance.”

(f)           The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Maximum Corporate Allocation Amount” for any Settlement Period after the Settlement Period ending June 30, 2016, to be the amount set forth below opposite such the Settlement Period appearing in the following table:

SETTLEMENT PERIOD ENDING	AMOUNT
September 30, 2016	$1,250,000
December 31, 2016	$1,250,000

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SETTLEMENT PERIOD ENDING	AMOUNT
March 31, 2017	$1,250,000
June 30, 2017	$1,250,000
September 30, 2017	$1,250,000
December 31, 2017	$1,250,000
March 31, 2018	$1,250,000
June 30, 2018	$1,250,000
September 30, 2018	$1,250,000
December 30, 2018	$1,250,000
March 31, 2019	$1,250,000

(g)          The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Maturity Date” to read as follows:

“(i) Maturity Date means June 30, 2019.”

(h)            The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to change the definition of “Required Revenue Amount” by replacing the figure $32,500,000 with $20,000,000.

(i)            The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to add the following definition of “Projected Overages”:

““Projected Overages” means the amounts of Overages projected by Borrower to be earned from existing Licenses (which Licenses are not included in the “Overages Amount”) in excess of Guaranteed Royalties, discounted to the date of determination in the same manner as “Contract Value” is calculated.”

(j)            The Definitions section of the Credit Agreement (Section 1.01) is hereby amended to add the following definition of “Second Amendment Effective Date”:

““Second Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Second Amendment have been satisfied.”

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(k)           Section 2.06(b)(i) of the Credit Agreement is amended in full to read as follows:

“(i) Excess Cash Flow. On each Settlement Date commencing with the first Settlement Date after the Settlement period ending June 30, 2017, the Borrower shall pay an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for the most recently ended Settlement Period.”

(l)            Section 2.06(b)(vii) of the Credit Agreement is amended to add the following immediately after the present text: “…,provided, however, that no payment shall be required as a result of the receipt by Borrower or any Affiliate of Mansion Sale Proceeds in excess of amounts paid on or prior to the Second Amendment Effective Date.”

(m)          Section 2.06(b)(ix) of the Credit Agreement is amended to delete the word, “this”, in the second full sentence in that Section.

(n)           Section 2.06(c) of the Credit Agreement is amended in full to read as follows:

“If the Borrower prepays the Loans in full, or in part, pursuant to Section 2.06(a), at any time following the Second Amendment Effective Date, no prepayment fees shall be payable by Borrower.”

(o)           Section 5.01 and each other section of the Credit Agreement including a reference to “Minimum Aggregate Contract Value”, shall be amended to delete such reference.

(p)           Section 5.01(d) of the Credit Agreement is amended to delete subdivision (ii) thereof and to change the caption of such Section to read “Revenue Reporting; Material Agreements”.

(q)           Section 5.12(a) of the Credit Agreement is amended to add a subdivision (iii) thereof, which is to read in full as follows:

“Notwithstanding anything to the contrary contained in this Agreement, from and after the Second Amendment Effective Date, no new filings, registrations, or other comparable documentation shall be required in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, other than the People’s Republic of China.”

(r)            Section 5.12(c) of the Credit Agreement is amended to add the following at the beginning of the first sentence thereto:

“other than any filings, registrations, or other comparable documentation in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, excepting only the People’s Republic of China in which Borrower will complete the filings of the various License Agreements heretofore executed.”

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(s)           Section 6.13 of the Credit Agreement is amended in full to read as follows:

“No Loan Party shall open or maintain any bank account other than the Collection Accounts, or any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered.”

(t)            Section 6.16 of the Credit Agreement is amended to delete subdivision (i) thereof.

(u)           Section 6.17 is hereby amended to substitute for all periods ending September 30, 2016 and thereafter, a Maximum Leverage Ratio of 4.50 to 1.00.

(v)           Section 7.01(h) of the Credit Agreement is amended in full to read as follows:

“the Administrative Agent shall at any time not have a valid and perfected first priority security interest (subject to Permitted Liens) in any of the Collateral with an aggregate value (as determined by the Administrative Agent in its sole discretion), of greater than $1,000,000 as to which the Loan Documents require a perfected first priority security interest, other than due to (i) any action or inaction on the part of the Administrative Agent or the Lenders or (ii) missing or insufficient filings registrations, or other comparable documentation in any jurisdiction outside of the United States; or

(w)           Section 8.03(a) of the Credit Agreement is amended to delete subdivision (6) thereof.

(x)            Section 8.03(b) of the Credit Agreement is hereby amended to delete the entire last sentence thereof beginning with the words “Notwithstanding the foregoing,…”

(y)           Section 8.04 of the Credit Agreement is amended in full to read as follows: “Intentionally Omitted”.

(z)            Sections 8.05 and 8.06 and each other section of the Credit Agreement including a reference to the “Debt Service Reserve Account”, shall be amended to delete such reference.

(aa)         The form of Compliance Certificate attached as Exhibit E to the Credit Agreement is modified to eliminate item (ii) of Section 6 thereof.

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2.             Waiver. All Defaults and Events of Default, are hereby permanently waived; provided, however, no waiver is granted hereunder with respect to (x) any failure by Borrower to make any payment under any Loan Document that is due and owing and unpaid as of the Second Amendment Effective Date (other than Default Interest), (y) any Default or Event of Default occurring following the Second Amendment Effective Date and (z) any Default or Event of Default known to Borrower as of the Second Amendment Effective Date and not disclosed on Schedule I hereto.

3.             City National Funds. Pursuant to Section 4(d) of this Second Amendment, all of the funds held by City National Bank in the Debt Service Reserve Account (as defined in the Credit Agreement, prior to this Second Amendment) shall be released to the Borrower on or after the Second Amendment Effective Date. Borrower and Administrative Agent shall execute any and all documents required to release the funds in the Debt Service Reserve Account and to terminate the Account Control Agreement related thereto.

4.             Effectiveness. This Second Amendment shall be effective on the date when all of the following have been received by Administrative Agent (“Second Amendment Effective Date”):

(a)            counterparts of this Second Amendment executed by each of the Borrower, the Administrative Agent, and Lender;

(b)           a certificate of the secretary or other officer of the Borrower certifying as to (A) the names and specimen signatures of each officer of the Borrower authorized to execute and deliver this Second Amendment and/or any other documents in connection with the Credit Agreement (including Notice(s) of Borrowing), (B) the Organizational Documents of the Borrower attached to such certificate are complete and correct copies of such Organizational Documents as in effect on the date of such certification, and (C) the resolutions of the Borrower’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Second Amendment; and

(c)            a prepayment pursuant to Section 2.06(b)(vii) of the Credit Agreement, of a portion of the outstanding Loan to the Administrative Agent for the ratable benefit of the Lenders, in the amount of $25,000,000. The parties acknowledge and agree that upon payment of such amounts, Borrower shall have fully discharged its obligations under Section 2.06(b)(vii).

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5.             Release. In consideration of the foregoing amendments to the Credit Agreement, Borrower and the other Loan Parties signatory hereto or who consent to this Second Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lender and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Borrower and each Loan Party hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Borrower and each Loan Party hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Second Amendment, without which Lender would not have agreed to execute this Second Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

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6.             Representations and Warranties.

(a)           The Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Second Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Second Amendment, and performance of this Second Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of Borrower; (iii) this Second Amendment has been duly executed and delivered; and (iv) this Second Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           The Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby) except for the Default (and/or Event of Default) listed on Schedule I hereto.

7.             Counterparts; Severability; Integration. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Second Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Second Amendment shall not affect the validity or enforceability of the remaining provisions of this Second Amendment. Should any part of this Second Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Second Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Second Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

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8.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Second Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECOND AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.             Loan Document; Successors and Assigns. This Second Amendment shall be deemed to be a Loan Document. This Second Amendment shall be binding upon the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

10.           No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Second Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

11.           No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Second Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PEI and Borrower of any provision of this Second Amendment. Administrative Agent’s and each Lender’s rights under this Second Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

12.           Costs and Expenses. Borrower agrees to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Second Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Credit Agreement]

DBD CREDIT FUNDING LLC, as Administrative Agent

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

Fortress Credit opportunities i lp
By: Fortress Credit Opportunities I GP LLC its General Partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

DBDB FUNDING LLC
By:

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

Fortress Credit opportunities iII CLO lp
By: FCO III CLO GP LLC its General Partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

Fortress Credit opportunities V CLO limited
By: FCO V CLO CM LLC its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

Fortress Credit opportunities vi clo limited
By: FCO VI CLO CM LLC its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

Fortress Credit opportunities viI clo limited
By: FCO VII CLO CM LLC its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[Signature Page to Second Amendment to Credit Agreement]

CONSENT

The undersigned, being a Guarantor of the Loan pursuant to that certain Joinder Agreement dated August 12, 2015 and / or Guaranty and Security Agreement dated as of June 24, 2014, (each, as amended, supplemented or modified to date) hereby consent to the foregoing Second Amendment and acknowledge that the “Secured Obligations” so guaranteed, shall include the Secured Obligations as modified pursuant to the foregoing Second Amendment.

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

Exhibit 10.12

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT is dated as of July 20, 2017 (this “Third Amendment”) and is entered into among Products Licensing LLC (the “Borrower”), the Lender party hereto and DBD Credit Funding LLC (“Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Lender, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, Borrower and Lender have agreed to certain modifications to the Credit Agreement including provisions relating to prepayments of the Loan;

WHEREAS, Borrower, Administrative Agent and the Lender party hereto (comprising Required Lenders) desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement. Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth in Section 4 herein, the Credit Agreement is hereby amended, as of the Third Amendment Effective Date, as follows:

(a)           The Recitals of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower term loans, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Borrower used the proceeds of the Initial Term Loan made by the Lenders to it on the Closing Date to (a) make a distribution to Parent and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the Initial Term Loan made hereunder; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:”

(b)           Article 1 of the Credit Agreement is hereby amended by inserting the following new definitions in their proper alphabetical location:

i.            ““2017 Term Loan” shall have the meaning given to such term in Section 2.01.”

ii.            ““Artwork Holdings” means Artwork Holdings LLC, a Delaware limited liability company.”

iii.            ““Third Amendment” means that certain Third Amendment to Credit Agreement dated July 20, 2017 among the Borrower, Guarantors, Lenders and the Administrative Agent.”

iv.            ““Third Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Third Amendment have been satisfied.”

(c)           Article 1 of the Credit Agreement is hereby amended to change the definition of “Amortization Payment” in full to read as follows:

“Amortization Payment Amount” means for any Settlement Date $1,065,000 less the amount of any prepayments made pursuant to Section 2.06(b)(ix) that have been applied to reduce such scheduled amortization payment from and after the Third Amendment Effective Date until the last day of such Settlement Period.”

(d)           Article 1 of the Credit Agreement is hereby amended to change the definition of “Commitment” in full to read as follows:

“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make a Loan as set forth on Schedule 2.01 or the most recent Assignment and Assumption and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be $150,000,000 on the Closing Date and $106,804,155.17 on the Third Amendment Effective Date.

(e)           Article 1 of the Credit Agreement is hereby amended to change the definition of “Excess Cash Flow Percentage” in full to read as follows:

““Excess Cash Flow Percentage” means, as of any Settlement Date:

(i)           for all Settlement Periods through the Settlement Period ending September 30, 2017, 0%;

(ii)          for all Settlement Periods ending on or after December 31, 2017, if the Leverage Ratio is 4.0:1.00 or less, 50%;

(iii)         for all Settlement Periods ending on or after December 31, 2017, if the Leverage Ratio is greater than 4.0:1.00, 75%;

(iv)         for all Settlement Periods ending after December 31, 2017, if the Borrowing Base Ratio is 85% or above, 75%, irrespective of the Leverage Ratio; and

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In each case, the Borrowing Base Ratio shall be determined as of the last day of the related Settlement Period.”

(f)            Article 1 of the Credit Agreement is hereby amended to change the definition of “Guaranty and Security Agreement” in full to read as follows:

““Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, executed by PBE, Parent, and the Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).”

(g)           Section 2.01 of the Credit Agreement is hereby amended in full to read as follows:

““Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (the “Initial Term Loans”) to the Borrower, on the Closing Date, in a principal amount equal to such Lender’s Commitment then in effect. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an additional term loan (the “2017 Term Loans”, and together with the Initial Term Loans, each a “Loan” and, collectively, the “Loans”) to the Borrower, on the Third Amendment Effective Date, in a principal amount equal to such Lender’s pro rata portion of the aggregate Commitment on the Third Amendment Effective Date as set forth in the definition of “Commitment”.”

(h)           Section 2.06(a) of the Credit Agreement is hereby amended in full to read as follows:

“(a) Optional Prepayments. The Borrower may prepay all or a portion of the Loans upon at least five (5) Business Days’ written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs (including the prepayment fee applicable thereto (if any) pursuant to Section 2.06(c)), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $1,000,000. Voluntary prepayments pursuant to this Section 2.06(a) shall be applied to reduce the remaining installments of the Loans in the order directed by the Borrower (or, in the absence of any such direction, ratably to the remaining installments thereof).”

(i)            Section 2.06(b)(i) of the Credit Agreement is hereby amended by replacing the date “June 30, 2017” with “December 31, 2017.”

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(j)           Section 2.06(c) of the Credit Agreement is hereby amended in full to read as follows:

“If the Borrower prepays the Loans in full, or in part, pursuant to Section 2.06(a), at any time prior to June 30, 2018, such prepayment shall include a prepayment fee equal to $65,000.”

(k)          Section 3.01 of the Credit Agreement is hereby amended by replacing “Loan” in the second line thereof with “Initial Term Loan”.

(l)           Section 6.01 is hereby amended by designating subsection (vi) thereof as subsection (vii) and adding a new subsection (vi) to read as follows:

“(vi) Liens in favor of City National Bank with respect to the existing letter-of- credit facility, dated as of August 21, 2014 (as amended, supplemented or otherwise modified), among, inter alia, City National Bank and Parent, including, without limitation, pursuant to (i) that certain Guaranty Agreement, by Artwork Holdings LLC in favor of City National Bank, and (ii) that certain Security Agreement by Artwork Holdings LLC in favor of City National Bank, each dated as of August 12, 2015”

(m)         Schedule 2.01 attached to the Credit Agreement is hereby amended by replacing the figure “150,000,000” with “$106,804,155.17” each place it appears.

2.            Effectiveness. This Third Amendment shall be effective on the date when all of the following have been received by Administrative Agent (“Third Amendment Effective Date”):

(a)          counterparts of this Third Amendment executed by each of the Borrower, the Administrative Agent, and each Lender;

(b)          a certificate of the secretary or other officer of each of the Borrower, Parent and PBE certifying as to the resolutions of the Borrower’s, Parent’s or PBE’s, as applicable, board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Third Amendment;

(c)          the Notes for each Lender requesting a Note executed by the Borrower;

(d)          one fully executed copy of an amended and restated version of the Guaranty and Security Agreement together with the Pledged Stock (as defined therein), to the extent such Pledged Stock is certificated and has not previously been delivered, with appropriate undated stock powers executed in blank (to the extent relevant under Applicable Law);

(e)          one fully executed copy of a negative pledge agreement by Artwork Holdings in favor of Administrative Agent;

(f)           a copy of the duly recorded UCC-1 financing statement, with Parent, as debtor, and the Administrative Agent as secured party;

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(g)           (i) a commitment fee, for the ratable benefit of the Lenders, in the amount of $130,000 (the “Commitment Fee”), (ii) an amendment fee, for the ratable benefit of the Lenders, in the amount of $160,206.23 (the “Amendment Fee” together with the Commitment Fee, the “Fees”), which such Fees shall be deemed fully earned upon payment and shall be non- refundable (in whole or in part) in all respects and (iii) the reasonable and documented out-of- pocket costs and expenses (including the reasonable legal fees and disbursements of Administrative Agent’s legal counsel) in connection with the preparation and negotiation of this Third Amendment (together with the Fees, the “Costs and Expenses”); which such Costs and Expenses shall be deducted from the 2017 Term Loan advanced on the Third Amendment Effective Date.

(h)          such other documentation as the Administrative Agent may reasonably request;

(i)           confirmation from the Borrower that the representations and warranties contained in Section 4 hereof are true and correct; and

(j)           confirmation from Sidley Austin LLP, counsel for the Administrative Agent, that all legal matters incident to this Third Amendment are satisfactory to Sidley Austin LLP.

3.            Release. In consideration of the foregoing amendments to the Credit Agreement, Borrower and the other Loan Parties signatory hereto or who consent to this Third Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lender and Administrative Agent, and their respective Affiliates, and any of the respective successors-in- title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

PBE, Borrower and each Loan Party hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. PBE, Borrower and each Loan Party hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Third Amendment, without which Lender would not have agreed to execute this Third Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

4.            Representations and Warranties.

(a)          The Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Third Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Third Amendment, and performance of this Third Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of Borrower; (iii) this Third Amendment has been duly executed and delivered; and (iv) this Third Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          The Borrower hereby represents and warrants that, as of the date hereof, no changes to Schedule 4.01 and 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true as of the date hereof.

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(c)           The Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

5.            Counterparts; Severability; Integration. This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Third Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Third Amendment shall not affect the validity or enforceability of the remaining provisions of this Third Amendment. Should any part of this Third Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Third Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Third Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

6.            Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Third Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS THIRD AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.            Loan Document; Successors and Assigns. This Third Amendment shall be deemed to be a Loan Document. This Third Amendment shall be binding upon PBE, the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

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8.            No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Third Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

9.            No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Third Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PBE, PEI and Borrower of any provision of this Third Amendment. Administrative Agent’s and each Lender’s rights under this Third Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

10.          Costs and Expenses. To the extent not already paid by Borrower, Borrower agrees to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Third Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

[Signature Page to Third Amendment to Credit Agreement]

9

DBD CREDIT FUNDING LLC, as Administrative Agent

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

10

FORTRESS CREDIT OPPORTUNITIES I LP

By:	Fortress Credit Opportunities I GP LLC
its General Partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

11

DBDB FUNDING LLC
By:

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

12

FORTRESS CREDIT OPPORTUNITIES III CLO LP
By: FCO III CLO GP LLC
its General Partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

13

FORTRESS CREDIT OPPORTUNITIES V CLO LIMITED
By: FCO V CLO CM LLC
its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

14

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED
By: FCO VI CLO CM LLC
its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

15

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED
By: FCO VII CLO CM LLC
its Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

16

CONSENT

The undersigned, being a Guarantor of the Loan pursuant to that certain Amended and Restated Guaranty and Security Agreement dated as of July      , 2017, (each, as amended, supplemented or modified to date) hereby consent to the foregoing Third Amendment and acknowledge that the “Secured Obligations” so guaranteed, shall include the Secured Obligations as modified pursuant to the foregoing Third Amendment.

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	COO/CFO

PLAYBOY ENTERPRISES
INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	CFO

Exhibit 10.13

Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”) is dated as of April 12, 2018 (the “Fourth Amendment Date”) and is entered into among Products Licensing LLC (the “Borrower”) and DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrower, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement attached as Annex I);

WHEREAS, Borrower and Lenders have agreed to certain modifications to the Credit Agreement including provisions permitting Borrower to obtain an additional advance from certain of the Lenders listed on Annex III which new advance is intended by Borrower to be used to finance, in part, a reorganization and recapitalization of Playboy Enterprises Inc., a Delaware corporation (“PBE”) and Icon Acquisition Holdings LLC, a Delaware limited liability company (“ICON”) and ICON’s existing members (the “Reorganization”);

WHEREAS, Borrower and Lenders have agreed to certain modifications to the Credit Agreement including provisions permitting Borrower to obtain an additional advance; and

WHEREAS, Borrower, Administrative Agent and the Lenders party hereto (comprising Required Lenders) desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.

(a)            Effective on the Fourth Amendment Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), and to relocate the “moved from” text (indicated textually in the same manner as the following example: ~~Move From~~) to the location indicated by the “move to” text (indicated textually in the same manner as the following example: Move To) as set forth in the amended Credit Agreement attached as Annex I hereto.

(b)            Effective on the Fourth Amendment Date, Annex II attached hereto is hereby incorporated as Appendix I to the Credit Agreement.

(c)            Lenders’ commitment to make the 2018 Term Loan shall expire, if not therefore fully funded, on July 31, 2018.

(d)           On or before the Monthly Settlement Date for April 2018, Borrower shall establish the Debt Service Reserve Account at City National Bank and shall fund the same with the sum of $2,000,000, and shall establish the Fortress Excess Cash Account.

2.             Effectiveness. This Fourth Amendment shall be effective as of the Fourth Amendment Date, provided, that the Lenders obligations to make the 2018 Term Loan (as defined in the amended Credit Agreement attached as Annex I hereto) shall be effective on the date (the “Fourth Amendment Effective Date”) when all of the following have been received by Administrative Agent:

(a)            counterparts of this Fourth Amendment executed by each of the Borrower, the Administrative Agent, and each Lender;

(b)            a certificate of the secretary or other officer of each of the Borrower, Parent and PBE certifying as to the resolutions of the Borrower’s, Parent’s or PBE’s, as applicable, board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Fourth Amendment;

(c)            one fully executed copy of the consent of Guarantors attached hereto, such other documentation as the Administrative Agent may reasonably request;

(d)            (i) an amendment fee, for the ratable benefit of the Lenders, in the amount of $200,000 (the “Amendment Fee”), which such Amendment Fee shall be deemed fully earned upon payment, (ii) an unfunded commitment fee (the “Unfunded Commitment Fee”) on the unfunded portion of the 2018 Term Loan from the Fourth Amendment Date to the date of funding, at an annual rate of 0.5% (50 bps) and (iii) the reasonable and documented out-of-pocket costs and expenses (including the reasonable legal fees and disbursements of Administrative Agent’s legal counsel) in connection with the preparation and negotiation of this Fourth Amendment (the “Costs and Expenses”) which Fees, Costs and Expenses shall be deducted from the 2018 Term Loan advanced on the Fourth Amendment Effective Date.

(e)            Intentionally Deleted;

(f)            Administrative Agent’s approval, in its sole discretion, of the terms and structure of the Reorganization and of all documents relating thereto;

(g)            confirmation from the Borrower that the representations and warranties contained in Section 4 hereof are true and correct; and

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(h)            confirmation from Sidley Austin LLP, counsel for the Administrative Agent, that all legal matters incident to this Fourth Amendment and the Reorganization are satisfactory to Sidley Austin LLP.

3.             Release. In consideration of the foregoing amendments to the Credit Agreement, Borrower and the other Loan Parties signatory hereto or who consent to this Fourth Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lender and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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PBE, Borrower and each Loan Party hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. PBE, Borrower and each Loan Party hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Fourth Amendment, without which Lender would not have agreed to execute this Fourth Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

4.              Representations and Warranties.

(a)            The Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Fourth Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Fourth Amendment, and performance of this Fourth Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of Borrower; (iii) this Fourth Amendment has been duly executed and delivered; and (iv) this Fourth Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           The Borrower hereby represents and warrants that, as of the date hereof, except as set forth in Annex I hereto, no changes to Schedule 4.01 and 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true as of the date hereof.

(c)           The Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

5.             Preferred Stock Conversion. The Lender hereby acknowledges and consents to the execution and filing of the amendment to the Third Amended and Restated Certificate of Incorporation of PBE, substantially in the form of Exhibit A, in connection with the conversion of the Participating Preferred Stock of PBE held by Drawbridge Special Opportunities Fund LP, a Delaware limited partnership (“Fortress”) into shares of Common Stock of PBE.

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6.             Counterparts; Severability; Integration. This Fourth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Fourth Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Fourth Amendment shall not affect the validity or enforceability of the remaining provisions of this Fourth Amendment. Should any part of this Fourth Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Fourth Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Fourth Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

7.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Fourth Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FOURTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.             Loan Document; Successors and Assigns. This Fourth Amendment shall be deemed to be a Loan Document. This Fourth Amendment shall be binding upon the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

9.             No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Fourth Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

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10.           No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Fourth Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PBE, PEI and Borrower of any provision of this Fourth Amendment. Administrative Agent’s and each Lender’s rights under this Fourth Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

11.           Costs and Expenses. To the extent not already paid by Borrower, Borrower agrees to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Fourth Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

Signature Page to Fourth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	DBD CREDIT FUNDING LLC, as Administrative Agent
	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Authorized Signatory

Signature Page to Fourth Amendment to Credit Agreement

LENDER:	DBDB FUNDING LLC
By:

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Chief Administrative Officer

Signature Page to Fourth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities iX CLO LIMITED
By: FCO IX CLO CM LLC
its Collateral Manager

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Authorized Signatory

Signature Page to Fourth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities V CLO limited
By: FCO V CLO CM LLC
its Collateral Manager

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Authorized Signatory

Signature Page to Fourth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities vi clo limited
By: FCO VI CLO CM LLC
its Collateral Manager

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Chief Administrative Officer

Signature Page to Fourth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities vii clo limited
By: FCO VII CLO CM LLC
its Collateral Manager

	By:	/s/ Jason Meyer
	Name:	Jason Meyer
	Title:	Chief Administrative Officer

Signature Page to Fourth Amendment to Credit Agreement

CONSENT

The undersigned, being Guarantors of the Loans pursuant to that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, (as heretofore amended, supplemented or modified to date, the “Restated Guaranty”) hereby consent to (i) the foregoing Fourth Amendment, (ii) to the increase in the amount of the Loan to (x) $119,674.155.00 plus (y) any accrued interest, expenses and fees from the Fourth Amendment Date though the Fourth Amendment Effective Date minus (z) any amortization payments made during the period beginning on the Fourth Amendment Date and ending the Fourth amendment Effective Date and (iii) to the extension of the Maturity Date of the Loans and to the increase in interest rates, and hereby acknowledge that the “Secured Obligations” so guaranteed pursuant to the Restated Guaranty, shall include the 2018 Term Loan, and that the Secured Obligations are modified pursuant to the foregoing Fourth Amendment.

Signature Page to Consent – Fourth Amendment to Credit Agreement

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

Signature Page to Consent – Fourth Amendment to Credit Agreement

Annex I

Amended Credit Agreement

[See attached.]

(Conformed for Amendments No. 1 dated as of June 7, 2016, No. 2 dated as of August 29, 2016 and, No. 3 dated as of July 20, 2017 and
No. 4 dated as of April 12, 2018)

U.S. $150,000,000

CREDIT AGREEMENT

Dated as of June 24, 2014

among

PRODUCTS LICENSING LLC
as Borrower

THE LENDERS PARTY HERETO
as Lenders

and

DBD CREDIT FUNDING LLC
as Administrative Agent

Page

ARTICLE IDEFINITIONSI
DEFINITIONS AND INTERPRETATION
Section 1.01.	Certain Defined Terms	1
Section 1.02.	Accounting Terms	28
Section 1.03.	Uniform Commercial Code	28
Section 1.04.	Construction	28
Section 1.05.	Time Periods	29
ARTICLE IIAMOUNTII
AMOUNT AND TERMS OF THE LOANS
Section 2.01.	The Loans	29
Section 2.02.	Making the Loans	29
Section 2.03.	Repayment and Amortization of Loans; Evidence of Debt	2930
Section 2.04.	Interest	30
Section 2.05.	Interest Elections	31
Section 2.06.	Prepayments	3132
Section 2.07.	Alternative Rate of Interest	33
Section 2.08.	Increased Costs	3334
Section 2.09.	Break Funding Payments	3435
Section 2.10.	Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	35
Section 2.11.	Taxes	36
Section 2.12.	Mitigation Obligations; Replacement of Lenders	3940

ARTICLE IIICONDITIONSIII
CONDITIONS TO THE LOANS
Section 3.01.	Conditions Precedent to Making the Loans	40
Section 3.02.	Determinations Under Section 3.01[Intentionally Omitted]	4340

ARTICLE IVREPRESENTATIONSIV
REPRESENTATIONS AND WARRANTIES
Section 4.01.	Existence and Power; Subsidiaries	4341
Section 4.02.	Authority and Enforceability	4341
Section 4.03.	Government Approvals; No Conflicts	4441
Section 4.04.	Financial Statements; Projections	4442
Section 4.05.	Solvency	4542
Section 4.06.	Litigation	4542
Section 4.07.	Material Agreements; No Default	4543
Section 4.08.	Ownership of Property	4543
Section 4.09.	Environmental Laws	4543
Section 4.10.	Insurance	4543
Section 4.11.	Taxes, Etc.	4543
Section 4.12.	ERISA	4644
Section 4.13.	Investment Company Act	4644
Section 4.14.	Federal Reserve Regulations	4644
Section 4.15.	Labor Matters	4644
Section 4.16.	Intellectual Property	4644
Section 4.17.	Disclosure	4745

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Section 4.18.	Compliance with Laws	4745
Section 4.19.	Anti-Corruption Laws and Sanctions	4745
Section 4.20.	Collateral Documents	4745

ARTICLE VAFFIRMATIVEV
AFFIRMATIVE COVENANTS
Section 5.01.	Financial Statements and Reports	4846
Section 5.02.	Notices	5047
Section 5.03.	Existence; Conduct of Business	5048
Section 5.04.	Compliance with Laws	5048
Section 5.05.	Use of Proceeds	5048
Section 5.06.	Payment of Obligations	5148
Section 5.07.	Keeping of Books	5149
Section 5.08.	Audit Rights	5149
Section 5.09.	Performance of Obligations; Enforcement of Rights	5149
Section 5.10.	Maintenance of Insurance	5249
Section 5.11.	ERISA	5250
Section 5.12.	Additional Collateral and Guaranties	5250
Section 5.13.	Designation of Subsidiaries	5351

	At any time and from time to time, effective upon written notice to the Administrative Agent, the Borrower may designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary shall be designated as an Unrestricted Subsidiary unless (i) if such Subsidiary then owns (or will own, substantially concurrently with such designation) Licenses and/or Licensed Trademarks, the Borrower makes a prepayment concurrently with such designation in the amount described in clause (iv) and/or (v) of Section 2.06(b) as if the designation of such Subsidiary as an Unrestricted Subsidiary were a sale or contribution of such Licenses and/or Licensed Trademarks and (ii) immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it were previously designated as an Unrestricted Subsidiary.	53

Section 5.14.	Assistance with Syndication	5351

ARTICLE VINEGATIVEVI
NEGATIVE COVENANTS
Section 6.01.	Liens, etc.	5351
Section 6.02.	Indebtedness	5452
Section 6.03.	Fundamental Changes	5553
Section 6.04.	Investments	5553
Section 6.05.	Asset Sale	5553
Section 6.06.	Restricted Payments	5654
Section 6.07.	Restrictive Agreements	5654
Section 6.08.	Hedge Agreements	5654
Section 6.09.	Capital Expenditures	5654
Section 6.10.	Nature of Activities	5654

ii

Section 6.11.	Transactions with Affiliates	5654
Section 6.12.	Accounting Changes; Fiscal Year	5755
Section 6.13.	Bank Accounts	5755
Section 6.14.	ERISA	5755
Section 6.15.	Hazardous Materials	5755
Section 6.16.	Modification or Termination of Material Agreements	5755
Section 6.17.	Maximum Leverage Ratio	5756

ARTICLE VIIEVENTSVII
EVENTS OF DEFAULT
Section 7.01.	Events of Default	5856

ARTICLE VIIIADMINISTRATIONVIII
ADMINISTRATION, SETTLEMENT AND COLLECTION
Section 8.01.	Establishing and Maintaining the Collection Accounts	6058
Section 8.02.	Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account	6058
Section 8.03.	Payments and Transfers from the Collection Accounts	6059
Section 8.04.	Establishing and Maintaining the Debt Service Reserve Account and Fortress Excess Cash Account.	62
Section 8.05.	Investment of Funds	6362
Section 8.06.	Remedies	63

ARTICLE IXTHEIX
THE ADMINISTRATIVE AGENT
Section 9.01.	Authorization and Action	63
Section 9.02.	Administrative Agent’s Reliance	6564
Section 9.03.	Lender Indemnity	65
Section 9.04.	Credit Decision	65
Section 9.05.	Successor Administrative Agent	6665
Section 9.06.	Fortress	6665
Section 9.07.	Release of Collateral or Guarantors[Intentionally Omitted]	66

ARTICLE XMISCELLANEOUSX
MISCELLANEOUS
Section 10.01.	Amendments, Actions Under This Agreement, etc.	6766
Section 10.02.	Notices, etc.	6867
Section 10.03.	Assignments and Participations	6867
Section 10.04.	Indemnification	70
Section 10.05.	Costs and Expenses	71
Section 10.06.	Right of Set-off	7271
Section 10.07.	No Waiver; Remedies	72
Section 10.08.	Severability	7372
Section 10.09.	Binding Effect	7372
Section 10.10.	Entire Agreement	7372
Section 10.11.	Survival	7372
Section 10.12.	GOVERNING LAW	7372
Section 10.13.	Submission to Jurisdiction; Service of Process	73
Section 10.14.	Waiver of Jury Trial	7473
Section 10.15.	Execution in Counterparts	7473
Section 10.16.	Confidentiality	74
Section 10.17.	Patriot Act Notice	7574
Section 10.18.	Interest Rate Limitation	7574
Section 10.19.	No Advisory or Fiduciary Responsibility	75

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EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (Foreign Participants that are not Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (Foreign Participants that are Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit G	Form of Direction to Pay
Exhibit H	Form of Notice of Assignment

SCHEDULES

Schedule 2.01 Commitments

Schedule 4.01 Subsidiaries

Schedule 4.06 Litigation

APPENDIX I- Example of Collection Account Monthly Waterfall

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 24, 2014 (this “Agreement”), is entered into among PRODUCTS LICENSING LLC, a Delaware limited liability company (the “Borrower”), the financial institutions from time to time party hereto as lenders (the “Lenders”) and DBD CREDIT FUNDING LLC, a Delaware limited liability company (together with its Affiliates, “Fortress”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 9.05, the “Administrative Agent”) for itself and the Lenders.

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, term loans, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Borrower used the proceeds of the Initial Term Loan and the 2017 Term Loan made by the Lenders to it on the Closing Date to (a) make a distribution to Parent and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the Initial Term Loan Loans made hereunder; and

WHEREAS, Borrower has requested Lenders to make an additional advance to Borrower in order to enable Borrower to make a further distribution to Parent in order to finance, in part, the Reorganization and to fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein (including the recitals and preamble above) shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“2017 Term Loan” shall have the meaning given to such term in Section 2.01. “2018 Term Loan” shall have the meaning given to such term in Section 2.01. “2018 Term Loan Lenders” shall mean the Lenders listed on Schedule 2.01(A).

“Account Control Agreement” means each tri-party deposit account control agreement or securities account control agreement among (a) Borrower or any other Loan Party, (b) the Administrative Agent and (c) the applicable bank (in the case of a deposit account control agreement) or applicable securities intermediary (in the case of a securities account control agreement), in each case in form and substance reasonably satisfactory to the Administrative Agent and, in any event, providing the Administrative Agent with “control” of such deposit account or securities account within the meanings of Articles 9 and 8 of the UCC, respectively.

“Additional Financing Costs” means additional amounts payable under Section 2.08, breakage costs payable under Section 2.09, taxes payable under Section 2.11, indemnities, fees, costs, expenses and similar amounts that are required to be paid (or reimbursed) by (or an obligation to pay which has been incurred by) the Borrower under the Loan Documents, except interest payable under this Agreement pursuant to Section 2.04.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means the account no. [ACCOUNT NUMBER] of the Administrative Agent maintained at Bank of America, N.A., ABA # 026009593, Account Name: DBD Credit Funding LLC, or such other account as shall be notified to the Borrower in writing by the Administrative Agent from time to time.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Amortization Payment Amount” means for any Monthly Settlement Date $1,065,000occurring after the Fourth Amendment Effective Date, the sum of $408,333.33 less the amount of any prepayments made pursuant to Section 2.06(b)(ix) that have been applied to reduce such scheduled amortization payment from and after the ThirdFourth Amendment Effective Date until the last day of such Monthly Settlement Period.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, (i) from the Second Amendment Effective Date until the next date of determination as described below, 4.25% per annum for Base Rate Loans and 5.25% per annum for Eurodollar Rate Loans, and (ii) for any subsequent date of determination of the “Applicable Margin”, a percentage equal to the percentage set forth below in the column opposite the level corresponding to the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period:

LEVEL	LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS
I	Equal to or greater than 4.00 to 1.00	5.75%	6.75%
III	Greater than 3.75 toor to 3.50 to 1.00 equal but less than 4.00 to 1.00	5.255.00%	6.25%
IIIII	LessGreater than or equal to 3.753.00 to 1.00 but than 3.253.50 to 1.00 greaterless	4.75%	5.75%
IIIIV	Less than or equal to 3.253.00 to 1.00	4.25%	5.25%

Each date of determination for the “Applicable Margin” shall be the first Business Day of the month after delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 5.01(c) in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b). In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement is in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) the Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

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For the avoidance of doubt, nothing in this definition of “Applicable Margin” shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.04(b) and Article 7 hereof, and shall survive the termination of this Agreement.”

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Artwork Holdings” means Artwork Holdings LLC, a Delaware limited liability company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and consented to by the Borrower where required pursuant to the provisions of Section 10.03, substantially in the form of Exhibit A hereto.

“Bank Instruction Letter” means (x) with respect to the Bank of America Account, the standing order transfer form of Bank of America executed by Parent and delivered to Bank of America, in form and substance reasonably acceptable to the Administrative Agent and (y) with respect to each bank or other financial institution with which the Borrower or such Loan Party maintains an account outside the United States, a letter executed by the Borrower or other applicable Loan Party and delivered to such bank or other financial institution, in form and substance reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such bank or financial institutions to remit all funds on deposit in such account at the end of each Business Day to a Collection Account on each such Business Day.

“Bank of America Account” means the bank account with account number 2292115 at Bank of America.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the highest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate from time to time, in effect on such day, plus 0.50% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate, respectively.

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“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means Loans made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate outstanding principal amount of the Loan as of such date (after taking into account any principal reduction thereof as a result of a payment to be made on the immediately succeeding Monthly Settlement Date) and the denominator of which is the Eligible Receivables Balance as of such date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Expenditures” means any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease” means, with respect to any person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

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“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B)  “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C)  has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Change in Control” means any event pursuant to which PBE ceases to own, directly or indirectly, or to have, directly or indirectly, the power to vote or direct the voting of, Voting Stock of the Borrower representing a majority of the voting power of the total outstanding Voting Stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.18.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 10.01)Initial Term Loan was made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of Parent, the Borrower or any other Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations, other than Excluded Assets.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, whether heretofore, now, or hereafter executed by Parent, the Borrower or any other Loan Party and delivered to the Administrative Agent.

5

“Collection Account” has the meaning set forth in Section 8.01(a).

“Collection Account Control Agreement” means each of the Deposit Account Control Agreement and the Lockbox Account Agreement among the Borrower, the Administrative Agent and City National Bank dated as of June 24, 2014.

“Collections” all amounts (including all money, instruments, investment property and other property) received by or on behalf of any Loan Party with respect to the Licenses or any other Transferred Assets, whether Overages, Guarantied Royalties, fees thereunder, proceeds of enforcement or consideration for the sale or disposition thereof, net of agency fees, costs of collection and applicable taxes, if any, required to be paid but in each case, that are not required to be deducted from such amounts prior to payment thereof to the applicable Loan Party.

“Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make a Loan as set forth on Schedule 2.01 or the most recent Assignment and Assumption and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate commitment shall be (i) $150,000,000 on the Closing Date and $106,804,155.17 on the Third(ii) on the Fourth Amendment Effective Date, $119,674.155.00 plus (y) any accrued interest, expenses and fees from the Fourth Amendment Date though the Fourth Amendment Effective Date minus (z) any amortization payments made during the period beginning on the Fourth Amendment Date and ending the Fourth Amendment Effective Date.

“Competitors” means (a) any primarily internet, publishing, motion picture, television, or home video company whose target demographic or audience is, and a significant portion of whose revenues are generated or derived from sales to, primarily adult males, (b) any company, a significant portion of whose revenues are generated or derived from adult content, (c) any company primarily in the business of the production, distribution, marketing, licensing or exploitation of the contents or products of the entities described in items (a) and (b) above, and (d) any significant shareholder of any of the foregoing, excluding in each case bona fide diversified debt funds, financial advisors, hedge funds, institutional investors, investment banks, investment managers, principal investors, private equity investors, securities trading firms, and commercial lending entities (in each case, who are not natural persons) and any investment vehicles established by any of the foregoing.

“Compliance Certificate” means a certificate delivered by a Responsible Officer of the Borrower in substantially the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

6

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Value” means, as of any date of determination, with respect to any License, the aggregate Dollar Amount of all Guarantied Royalties payable in cash to a Loan Party pursuant to such License during the period commencing on the date of determination and ending on the earlier of (x) the end of the then-current term of such License and (y) eight (8) years following the date of determination as set forth in the most recent Compliance Certificate, excluding any amounts due during such period that have been prepaid prior to such date of determination (it being understood that such exclusion shall include all amounts prepaid by Coty Inc. in December 2013); provided that amounts not obligated to be so paid within the twelve (12) months following such date of determination shall be discounted to present value at a rate of 10.0% per annum. For purposes hereof, “Dollar Amount” shall mean (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount, calculated on the basis of the rate at which such currency may be exchanged into Dollars as quoted in The Wall Street Journal on such date of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, applications to register copyrights, (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Corporate Allocation Amount” means, with respect to any Quarterly Settlement Date, the amount paid to Parent pursuant to clause (2) of Section 8.03(a).

7

“Coty Overages Amount” means, as of any date of determination, an amount equal to (x) the aggregate amount of Overages paid in cash by Coty Inc. to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate excluding, for the avoidance of doubt, the amount advanced by Coty Inc. in December 2013 multiplied by (y) 2.75.

“Debt Service Reserve Account” has the meaning set forth in Section 8.04(a).

“Debt Service Reserve Required Amount” means, for any Settlement Date prior to the Fourth Amendment Date, $0 and for any Quarterly Settlement Date after the Fourth Amendment Date means the sum of (i) the aggregate estimated interest on the Loans to accrue and be payable for the next two Monthly Settlement Periods, and (ii) the Amortization Payment Amount due to be paid for the next two Monthly Settlement Periods.

“Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall have the meaning assigned to such term in Section 2.04(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its the Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or requesting Lender’s receipt of such certification in form and substance satisfactory to the Administrative Agent and, if applicable, such requesting Lender, to provide a certification in writing from an authorized officer of such Lender or (d) has become the subject of a Bankruptcy Event.

“Defined Benefit Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliate or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4062 of ERISA in the event such plan has been or were to be terminated.

“Direction to Pay” means a letter executed by the Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit G hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such Licensee (or its agent) to remit payments due to Borrower or such other Loan Party directly to a Collection Account.

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“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Termination Date.

“Disqualified Collection Account” means (i) any account maintained in the United States that is not subject to an Account Control Agreement, (ii) any account maintained outside the United States with respect to which a Bank Instruction Letter has not been delivered to the applicable bank or financial institution (with a copy to the Administrative Agent) and (iii) the Bank of America Account if a Bank Instruction Letter with respect thereto has not been delivered to Bank of America (with a copy to the Administrative Agent); provided that the account described in clause (iii) shall also constitute a Disqualified Collection Account as of the date which is 90 days following the Closing Date.

“Dollars” or “$” means lawful money of the United States.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (e) any other Person (other than an individual) that is approved by the Administrative Agent in its sole discretion; provided that, so long no Event of Default has occurred and is continuing, no Person shall be an Eligible Assignee under clause (d) or (e) above without the prior written consent of the Borrower, not to be unreasonably withheld, conditioned or delayed (provided that the Borrower shall be deemed to have consented to any such Person constituting an Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice of the proposed assignment); provided, further, in the absence of an Event of Default under clause (a) or clause (d) of Section 7.01, no Competitor shall be an Eligible Assignee without the prior written consent of the Borrower in its sole discretion.

“Eligible Receivables Balance” means as of any date of determination, and without duplication, the sum of (x) the Overages Amount, (y) the aggregate Contract Values for all Qualifying Licenses, and (z) 50% of Projected Overages, in each case as of such date of determination, provided that in no event may 50% of the sum of Projected Overages exceed 15% of the aggregate Eligible Receivables Balance.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interest” means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a)(x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.25% per annum.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, with respect to any Settlement Date, the amount of Collections remaining on deposit in the Collection Accounts after application thereof pursuant to clauses (1) through (78) of Section 8.03(a).

“Excess Cash Flow Percentage” means, as of any Settlement Date:

(i)       for all Settlement Periods through the Settlement Period ending September 30, 2017, 0%;

(ii)       for allthe Quarterly Settlement PeriodsPeriod ending on or after December 31, 2017, if the Leverage Ratio is 4.0:1.00 or less, 50%;

(iii)       for all Settlement Periods ending on or after December 31, 2017, if the Leverage Ratio is greater than 4.0:1.00, 75commencing with the Settlement Period ending March 31, 2018, if the Borrowing Base Ratio calculated as of the previous Quarterly Settlement Date for the previous Quarterly Settlement Period was less than 85%, 33.33%; and

(iv)       for all each Settlement PeriodsPeriod ending on or after DecemberMarch 31, 20172018, if the Borrowing Base Ratio iscalculated as of the previous Quarterly Settlement Date for the previous Quarterly Settlement Period was 85% or above, 75%, irrespective of the Leverage Ratio; and.

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In each case of (i) through (iv) above, the Borrowing Base Ratio shall be determined as of the last day of the related Settlement Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” means amounts on deposit in a Collection Account not constituting Collections including (i) amounts paid by Licensees that are not required to be paid pursuant to the applicable License (i.e. amounts constituting reimbursement of travel and other costs and expenses incurred by PBE or Parent to send its employees to events hosted by such Licensee and appearance fees payable by a Licensee to PBE or Parent in connection therewith), (ii) amounts on deposit in the Bank of America Account that are swept into a Collection Account pursuant to a Bank Instruction Letter that are not proceeds of a License and (iii) agency fees that are not deducted from amounts payable under a License prior to such amounts being remitted to a Collection Account.

“Excluded Assets” means (a) (i) any fee-owned real property and (ii) leasehold interests in real property, (b) motor vehicles and other assets subject to a certificate of title statute, (c) letter-of-credit rights (as defined in the Guaranty and Security Agreement) to the extent not constituting supporting obligations (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000,

(d) commercial tort claims (as defined in the Guaranty and Security Agreement) of less than $1,000,000,

(e)  any pledges of, or security interests in, property prohibited by any law, rule or regulation (but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective pursuant to the UCC of any relevant jurisdiction, insolvency laws or any other Legal Requirements); provided that such property will cease to be an Excluded Asset and will become subject to the Lien granted under the Guaranty and Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (f) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any Intellectual Property if the grant of a Lien on or security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property, (g) Excluded Equity and (h) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest is excess in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means (a) any Voting Stock in excess of 65% of the outstanding voting Stock of any Excluded Subsidiary that is a direct Subsidiary of a Loan Party, (b) any Equity Interests in a joint venture which by the terms of its Organizational Documents or any agreements with the other equity holders prohibits the granting of a Lien in such Equity Interests and (c) Equity Interests in entities in which a Loan Party holds 50% or less of the outstanding Equity Interests of such Person, to the extent a pledge of such Equity Interests is prohibited by the Organizational Documents, or agreements with the other equity holders, of such entity.

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“Excluded Subsidiary” means, collectively, (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC or (c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Equity Interests in one or more CFCs.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expense Reserve Amount” means (x) for each Settlement Date occurring prior to the IP Completion Date, $350,000 less any amounts released from the Debt Service Reserve Account pursuant to the second sentence of Section 8.04(b) on any prior Settlement Date, and (y) for each Settlement Date occurring on or after the IP Completion Date, $0.

“Facility” means the Commitments and the provisions of this Agreement related to the Loans.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors (or equivalent governing body, as applicable) of Parent or the Loan Party selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

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“Fiscal Quarter” means each period commencing on each of January 1st, April 1st, July 1st and October 1st in any calendar year, and ending on (and including) the last day prior to the day on which the immediately succeeding fiscal quarter commences.

“Fiscal Year” means any period commencing on January 1st and ending on (and including) December 31st of the same calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fortress” has the meaning set forth in the preamble to this Agreement.

“Fortress Excess Cash Account” has the meaning set forth in Section 8.04(b).

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated April 12, 2018 among the Borrower, Lender and the Administrative Agent.

“Fourth Amendment Date” has the meaning set forth in the Fourth Amendment.

“Fourth Amendment Effective Date” has the meaning set forth in the Fourth Amendment.

“Fund” means any Person (other than a natural Person) which is not a Competitor that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.04(a).

“Gambling Products” shall have the meaning provided for in the Master License.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, the Borrower and its Subsidiaries.

“Guarantied Royalties” means, with respect to any License, “Guarantied Royalties” or the equivalent term in such License representing a fixed, non-contingent, non-refundable, non-returnable amount (whether constituting an advance, license fee or similar amount) payable by the Licensee thereunder, in each case, minus any agency fees payable under and in accordance with such License out of such amount that are not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

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“Guaranty” means, as to any Person, any of the following: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business; or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, executed by PBE, Parent, and the Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdings” means Icon Acquisition Holdings LLC.

“Indebtedness” means, as to any Person without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Hedge Agreement, (d) all obligations of such Person for the deferred purchase price of property or services (excluding royalty payments, deferred compensation and other employee related obligations, trade accounts payable and accrued liabilities incurred in the ordinary course of business) which purchase price is due more than 90 days after the date of placing the property in service or taking delivery and title thereto, (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured, (f) all obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all guaranties of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Intellectual Property” means all Licensed Trademarks, IP Licenses and IP Ancillary Rights.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property (in each case, net of any out-of-pocket costs, fees and expenses required to be paid in connection therewith), including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

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“IP Completion Date” means the date on which Parent and the Loan Parties have satisfied their respective obligations under Section 5.5(e) of the Guaranty and Security Agreement with respect to each Specified Jurisdiction existing as of the Closing Date.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which any Loan Party holds any Equity Interests and which has acquired assets from Parent or any Loan Party pursuant to a Permitted IP Disposition.

“LBE” shall have the meaning provided for in the Master License.

“LBE-Gambling License” means a License as to which the Licensee is granted the right to use Trademarks of Parent for LBE or Gambling Products.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” means (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof and (b) each financial institutions or other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate outstanding principal amount of the Loan as of such date (after giving effect to any reduction thereto as a result of a payment to be made on the immediately succeeding Settlement Date) to (y) Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period) minus the Corporate Allocation Amount paid (or to be paid) on the immediately succeeding Quarterly Settlement Date and each of the previous three (3) Quarterly Settlement Dates; provided that (i) the Corporate Allocation Amount to be deducted as set forth in clause (y) above for the first three (3) Quarterly Settlement Dates after the Closing Date shall be equal to (A) the Corporate Allocation Amount to be paid on such Quarterly Settlement Date multiplied by four, in the case of the first Quarterly Settlement Date, (B) the Corporate Allocation Amount paid on such Quarterly Settlement Date plus the Corporate Allocation Amount paid on the previous Quarterly Settlement Date multiplied by two, in the case of the second Quarterly Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Quarterly Settlement Date plus the Corporate Allocation Amounts paid on the previous two Quarterly Settlement Dates multiplied by four-thirds, in the case of the third Quarterly Settlement Date. and (ii) the aggregate outstanding principal amount of the Loans outstanding for all Settlement Dates commencing with the first Settlement Date after the Fourth Amendment Effective Date through the Quarterly Settlement Date for the Quarterly Settlement period ending June 30, 2018, shall be deemed to exclude the 2018 Term Loan.

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“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other successor page or service as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.

“License” shall have the meaning provided for the term “Third Party License Agreement” in the Master Assignment Agreement.

“Licensed Trademarks” means, collectively, all existing and after-acquired Trademarks owned by Parent that have been licensed to the Borrower pursuant to the Master License.

“Licensed Trademark Security Agreement” means that certain Licensed Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by the Borrower in favor of the Administrative Agent.

“Licensee” means a Person that has the right to use certain Trademarks pursuant to a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” and “Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the OID Side Letter, the Guaranty and Security Agreement, the PBE Guaranty, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement, each Note, the Servicing Agreement, the Master License, the Master Assignment Agreement, each IP Security Agreement (as defined in the Guaranty and Security Agreement) and all other instruments, documents and agreements executed and delivered by any Loan Party, Parent or PBE in connection with the foregoing, and all amendments, waivers and consents related thereto.

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“Loan Party” means each the Borrower and each Restricted Subsidiary.

”Mansion” means the real property located at 10236 Charing Cross Road in Los Angeles, California.

“Mansion Sale” means the sale by Mansion Holdings LLC (and any relevant Affiliates) of the Mansion.

“Mansion Sale Proceeds” means, cumulatively, 100% of the net proceeds (determined after payment in full of all Indebtedness secured by Liens on the Mansion) distributed or deemed distributed to Parent by Mansion Holdings LLC from the Mansion Sale less $10,000,000.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Master Assignment Agreement” means that certain Master Assignment Agreement dated as of June 24, 2014, by and between Parent, as assignor, and the Borrower, as assignee.

“Master License” means that certain Master Trademark License Agreement dated as of June 24, 2014, by and between Parent and the Borrower.

“Material Adverse Effect” means (a) a material adverse effect on, or material adverse change in, the business, financial condition, or continuing operations of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of Parent or the Loan Parties to perform their respective obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document or (d) a material adverse effect of the rights of the Secured Parties under the Loan Documents, including the validity, enforceability or priority of the Liens purported to be created.

“Material Agreement” means, as of any date of determination, (i) each of top ten (10) Licenses assigned to a Loan Party pursuant to the Master Assignment Agreement based on Collections received for the twelve months period ending on of the last day of the most recently ended Quarterly Settlement Period and (ii) each of the Master License, the Master Assignment Agreement and the Servicing Agreement.

“Maturity Date” means June 30December 31, 20192020.

“Maximum Corporate Allocation Amount” means, for any Quarterly Settlement Period, the amount set forth below opposite such Settlement Period:

SETTLEMENT PERIOD ENDING	AMOUNT
September 30, 2014	$1,480,769
December 31, 2014	$1,375,000
March 31, 2015	$1,375,000
June 30, 2015	$1,375,000
September 30, 2015	$1,443,750
December 31, 2015	$1,443,750
March 31, 2016	$1,443,750
June 30, 2016	$1,443,750
September 30, 2016	$1,250,000
December 31, 2016	$1,250,000

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SETTLEMENT PERIOD ENDING	AMOUNT
March 31, 2017	$1,250,000
June 30, 2017	$1,250,000
September 30, 2017	$1,250,000
December 31, 2017	$1,250,000
March 31, 2018	$1,250,000
June 30,For Monthly Settlement each	$1,250,000466,666.67
Period commencing April 1, 2018
September 30, 2018	$1,250,000
December 30, 2018	$1,250,000
March 31, 2019	$1,250,000

“Maximum Rate” shall have the meaning assigned to such term in Section 10.18.

“Monthly Payment Date” means the first Business Day of each month, commencing with August 1, 2014.

“Monthly Settlement Date” means the 15th day after the end of each Monthly Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

“Monthly Settlement Period” means (i) the month ending March 31, 2018 and (ii) thereafter, each calendar month.

“Monthly Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Monthly Settlement Date and used for each Monthly Settlement Date thereafter setting forth (i) the amounts to be disbursed from the Collection Accounts on the related Settlement Date, (ii) for the first two Monthly Settlement Dates of each calendar quarter, the Quarterly Estimate and (iii) the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions other than any such plan contributed to by any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“Net Cash Proceeds” means proceeds received in cash from (a) any asset sale, net of (i) the customary out-of-pocket cash costs, fees and expenses, termination payments and breakage costs paid or required to be paid in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result thereof or (b) any sale or issuance of Equity Interests, net of brokers’, advisors’ and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a wholly-owned subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein.

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“Net Revenue Amount” means, as of any Monthly Settlement Date, (x) the amount of Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Monthly Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee paid by the Borrower during the twelve month period ending as of the last day of the most recently ended Monthly Settlement Period minus (z) the Corporate Allocation Amount to be paid on such Settlement Date, if any, plus the Corporate Allocation Amounts paid on the previous three (3) Settlement Dates; provided that for the first three (3) Quarterly Settlement Dates after the Closing Date, (i) the amount described in clause (y) shall be equal to the Servicing Fee paid during the period commencing on the Closing Date and ending on the last day of the most recently ended Settlement Period multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period, and (ii) the amount described in clause (z) shall be equal to (A) the Corporate Allocation Amount to be paid on such Settlement Date multiplied by four, in the case of the first Settlement Date, (B) the Corporate Allocation Amount paid on such Settlement Date plus the Corporate Allocation Amount paid on the previous Settlement Date multiplied by two, in the case of the second Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Settlement Date plus the Corporate Allocation Amounts paid on the previous two Settlement Dates multiplied by four-thirds, in the case of the third Settlement Date.

“Non-Consenting Lender” has the meaning set forth in Section 10.01(c).

“Note” means a promissory note executed by the Borrower in favor of a Lender in the form of Exhibit B.

“Notice of Assignment” means a letter executed by the Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit H hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides such Licensee (or its agent) notice that the applicable License has been assigned by Parent to the Borrower.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Parent or any Loan Party to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OID Side Letter” means the confidential OID Side Letter, dated June 24, 2014, between the Borrower and DBD Credit Funding LLC.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate or articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Overages” means, with respect to any License, the variable, contingent payments in excess of Guarantied Royalties payable under such License upon the occurrence of certain specified events, such as the generation of a certain level of gross receipts, net proceeds and/or profits, however calculated, and/or the achievement of certain other performance milestones by the Licensee thereunder, in each case, minus any agency fees paid under and in accordance with such License out of such payments not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Overages Amount” means, as of any date of determination, an amount equal to the Coty Overages Amount as of such date of determination plus (x) the aggregate amount of Overages paid in cash by a Licensee (other than Coty Inc.) to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate multiplied by (y) 2.25.

“Parent” means Playboy Enterprises International, Inc.

“Parent Default” means the occurrence of any of the following: (a) a breach by Parent of its obligation to transfer Transferred Assets to the Borrower pursuant to Sections 1 of the Master License, (b) a breach by Parent of any other obligation in the Master License or Master Assignment Agreement which could reasonably be expected to result in a Material Adverse Effect or (c) any representation or warranty made or deemed made by or on behalf of Parent in the Master License or Master Assignment Agreement or any amendment or supplement thereto or in any report, certificate, or other document furnished pursuant to or in connection with any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made.

“Participant Register” has the meaning set forth in Section 10.03(f).

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“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof, (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof, (e) all rights to sue for past, present, and future infringements thereof, and (f) all rights corresponding to any of the foregoing throughout the world.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBE” means Playboy Enterprises, Inc., a Delaware corporation.

“PBE Guaranty” means that certain PBE Guaranty dated as of June 24, 2014, executed by PBE in favor of the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Capital Contribution” means a cash contribution by the Borrower to any Subsidiary or Joint Venture that occurs concurrently with a cash contribution in at least the same Dollar amount by Parent to the Borrower.

“Permitted Disposition” means (i) any transaction permitted by Section 6.05 and (ii) any sale or contribution by Parent constituting a Permitted IP Disposition of the type described in clause (iii) of the definition thereof.

“Permitted Equity Issuance” means:

(i)                 any sale or issuance by the Borrower of its own Equity Interests (other than Disqualified Capital Stock) to the extent the Net Cash Proceeds thereof are sufficient to make the prepayment required pursuant to Section 2.06(b)(ii);

(ii)               any sale or issuance by any Loan Party (other than the Borrower) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition;

(iii)              any sale by any Loan Party of any Equity Interests of its Subsidiaries, or issuance by any Subsidiary of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition; and

(iv)              any sale or issuance by any other Loan Party of its own Equity Interests (other than Disqualified Capital Stock) to any other Loan Party.

“Permitted Investment” means any Investment not prohibited by Section 6.04 or any other provision of any Loan Document.

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“Permitted IP Disposition” means:

(i)       any sale or sublicense of Licenses to any Person that is not an Affiliate of the Borrower to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(iii) concurrently therewith;

(ii)       any sale, contribution or sublicense of Licenses to any Affiliate of the Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith;

(iii)       any sale or sublicense of Licensed Trademarks to any Person that is not an Affiliate of the Borrower to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(v) concurrently therewith;

(iv)       any sale, contribution or sublicense of Licensed Trademarks to any Affiliate of the Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent (x) such sale, contribution or sublicense thereof occurs concurrently with a sale, contribution or sublicense of all Licenses with respect to such Licensed Trademarks to such Affiliate and (y) the Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith; and

(v)       the repurchase by Parent or any Affiliate of Parent (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License to the extent the Borrower makes the prepayment required pursuant to Section 2.06(b)(vi) concurrently therewith.

“Permitted Liens” means any Lien on or with respect to the property of Parent or any Loan Party that is not prohibited by Section 6.01 or any other provision of any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) sponsored, maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Prime Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Projected Overages” means the amounts of Overages projected by Borrower to be earned from existing Licenses (which Licenses are not included in the “Overages Amount”) in excess of Guaranteed Royalties, discounted to the date of determination in the same manner as “Contract Value” is calculated.

“Projections” means, collectively, the financial projections with respect to the Borrower dated May 5, 2014 and the financial projections with respect to the Borrower June 20, 2014, in each case, covering the Fiscal Years ending in 2014 through 2018 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

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“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing sum of the Commitment of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) such Lender then in effect by (b) the sum of the Commitments of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) all Lenders then in effect.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualifying License” means any License with respect to which each of the following conditions is satisfied: (i) no required payment of Guarantied Royalties or Overages thereunder is more than three (3) months past due, (ii) if the related Licensee is the subject of an Insolvency Proceeding, no required payment of Guarantied Royalties or Overages thereunder is more than one (1) month past due, (iii) if such License is an Existing Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Direction to Pay and a Notice of Assignment with respect thereto not later than ninety (90) days after the Closing Date, (iv) if such License is a Future Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Notice of Assignment with respect thereto not later than (x) for any Future Third Party License Agreement executed with a third party from China or Hong Kong, one hundred and twenty (120) days after the date of the related Addendum (as defined in the Master Assignment Agreement), and (y) for any other Future Third Party License Agreement thirty (30) days after the date of the related Addendum (as defined in the Master Assignment Agreement), (v) if such License is an Restricted License Agreement (as defined in the Master Assignment Agreement), the consent of the related Licensee to the assignment of such License pursuant to the Master Assignment Agreement has been obtained by the Borrower and delivered to the Administrative Agent not later than ninety (90) days after the Closing Date, (vi) the most recent payment thereunder has been remitted to an account that is not a Disqualified Collection Account, (vii) the Administrative Agent has a perfected security interest under the UCC and other applicable law to the extent required under the Loan Documents, subject only to Permitted Liens, in such License (including the Guarantied Royalties and Overages relating thereto) and the Collections thereon and, with respect to the Licensed Trademarks licensed thereunder, the Borrower, Parent or other applicable Loan Party has delivered all IP Security Agreements required to be delivered under the Guaranty and Security Agreement; provided, that, notwithstanding anything in the contrary set forth above, in the event any License shall fail to constitute a Qualifying License based on the failure of the Borrower, Parent or other applicable Loan Party to deliver any IP Security Agreement with respect to any Licensed Trademarks as described in clause (vii) after the date on which such IP Security Agreement is required to be delivered under the Guaranty and Security Agreement, such License shall constitute a Qualifying License as of the date such IP Security Agreement is delivered.

“Quarterly Estimate” means the good faith estimate of the Borrower of all amounts to be deposited into the Collection Account for the remainder of the applicable calendar quarter.

“Quarterly Settlement Date” means (i) commencing with the Settlement Period ending September 30, 2014 through the Settlement Period Ending December 31, 2017, the 50th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day), and (ii) commencing with the Settlement Period ending March 31, 2018, the 15th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

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“Quarterly Settlement Period” means, initially, the period commencing on July 1, 2014 and ending September 30, 2014 and, thereafter, each Fiscal Quarter.

“Quarterly Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Settlement Date and used for each Settlement Date thereafter setting forth the amounts to be disbursed from the Collection Accounts on the related Settlement Date and the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 3.01) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.01(d) or any comparable provision of any Loan Document.

“Required Jefferies Payoff Amount” means $4,168,711.17 plus an additional $33,912.20 for each day after June 24, 2014 if such amount is not received prior to 2:00 p.m. on June 24, 2014.

“Reorganization” has the meaning set forth in the Fourth Amendment.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the aggregate outstanding principal amount of the Loans owing to such Lenders) then in effect, ignoring, in such calculation, the Commitment of and Loan owing to any Defaulting Lender.

“Required Revenue Amount” means, as of any Settlement Date, an amount equal to (x) $20,000,000 less (y) the sum of Required Revenue Reduction Amounts for all Licenses that have been the subject of Permitted IP Dispositions prior to the last day of the related Settlement Period.

“Required Revenue Reduction Amount” means, as of any Monthly Settlement Date, with respect to any License that has been the subject of a Permitted IP Disposition, (x) if the scheduled termination or expiration date for such License would have occurred after the last day of the related Monthly Settlement Period, an amount equal to the Collections on such License received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) during the twelve-month period ending as of June 30, 2014 and (y) if the scheduled termination or expiration date for such License would have occurred on or prior to the last day of the related Monthly Settlement Period, $0.

“Responsible Officer” of any Person means any executive officer, president, Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

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“Restricted Payment” means, with respect to any Person, (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest of such Person, (ii) any redemption or other acquisition, re-acquisition or retirement by such Person of any Equity Interests of such Person or any Affiliate thereof, now or hereafter outstanding and (iii) any payment made by such Person to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest of such Person or any Affiliate thereof, now or hereafter outstanding.

“Restricted Subsidiary” means each direct or indirect Subsidiary of Borrower, other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Second Amendment have been satisfied.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower, each other Loan Party and Parent of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Borrower to such Indemnitee hereunder and under the other Loan Documents and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means Parent, in its capacity as “Servicer” under the Servicing Agreement, and its successors and assigns.

“Servicer Default” means the occurrence of any “PEII Events of Default” under Section 4.1 of the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as June 24, 2014 by and between the Servicer and the Borrower.

“Servicing Fee” has the meaning set forth in the Servicing Agreement.

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“Settlement Date” means the 50th day after the end of each Monthly Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day), commencing with the Date and Quarterly Settlement Period ending September 30, 2014Date, as applicable.

“Settlement Period” means, initially, the period commencing on July 1, 2014 and ending September 30, 2014 and, thereafter, each Fiscal Quarter the each Monthly Settlement Period and Quarterly Settlement Period, as applicable.

“Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Settlement Date and used for each Settlement Date thereafter setting forth the amounts to be disbursed from the Collection Accounts on the related Settlement Date and the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.the each Monthly Settlement Report and Quarterly Settlement Report, as applicable.

“Solvent” means, with respect to the Borrower and its Subsidiariesany applicable Person as of any date of determination, that, as of such date, (a) the fair value of the assets of the BorrowerPerson and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrowersuch person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the BorrowerPerson and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrowersuch Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (c) the Borrowersuch Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’ssuch Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) the Borrowersuch Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Rizvi Traverse Management LLC, a Delaware limited liability company.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, special, emergency or supplemental reserves) are required to be maintained, during such Interest Period under regulations issued from time to time, including “Regulation D,” issued by the Board (the “Reserve Regulations”), by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.

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“Sublicensee” means any sublicensee of any of the Intellectual Property licensed to a Licensee pursuant to a License.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries, (b) each other Loan Party and (c) any Affiliate of the Borrower with which the Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 4.10.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) have been paid in full in cash and the Commitments have terminated.

“Termination Event” means the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated July 20, 2017 among the Borrower, Guarantors, Lenders and the Administrative Agent.

“Third Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Third Amendment have been satisfied.

“Trademark Security Agreement” means that certain Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by Parent in favor of the Administrative Agent.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, and unregistered trademarks that are registrable, and the goodwill of the business symbolized by the foregoing; all licenses of the foregoing, whether as licensee or licensor; all renewals of the foregoing; all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and all rights corresponding to any of the foregoing throughout the world.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

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“Transferred Assets” means all assets required to be transferred to the Borrower by Parent pursuant to the Master License and Master Assignment Agreement.

“Type” means, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means each Subsidiary designated as such from time to time by written notice to the Administrative Agent in accordance with Section 5.13.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

Section 1.03. Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04. Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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Section 1.05. Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (the “Initial Term Loans”) to the Borrower, on the Closing Date, in a principal amount equal to such Lender’s Commitment then in effect. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an additional term loan (the “2017 Term Loans”, and together with the Initial Term Loans, each a “Loan” and, collectively, the “Loans”) to the Borrower, on the Third Amendment Effective Date, in a principal amount equal to such Lender’s pro rata portion of the aggregate Commitment on the Third Amendment Effective Date as set forth in the definition of “Commitment”. The 2018 Term Loan Lenders agree, on the terms and conditions hereinafter set forth, to make, pro rata based on their relative commitments as reflected on Schedule 2.01(A), an additional term loan to the Borrower, on the Fourth Amendment Effective Date, in a principal amount equal to $16,000,000. As used herein, the term “2018 Term Loan” means the Loan made on the Fourth Amendment Effective Date. The 2018 Term Loan, 2017 Term Loan and the Initial Term Loans are each referred to as a “Loan” and, collectively, as the “Loans.”

Section 2.02. Making the Loans.

(a)       The Borrowing on the Closing Date shall be made on notice by the Borrower to the Administrative Agent, given not later than 2:00 p.m. on the first Business Day prior to the Closing Date, if such Borrowing shall be a Base Rate Borrowing, and on the third Business Day prior to the Closing Date, if such Borrowing shall be a Eurodollar Borrowing. The notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing in the form of Exhibit C, via fax or by electronic mail in “.pdf” format, specifying the date, principal amount, Type and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the Borrowing.

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(b)               The Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall pay to each Lender all amounts required to be paid pursuant to Section 2.09 as a result of a any failure of the Borrower to fulfill, on or before the date specified in the Notice of Borrowing, the conditions set forth in Section 3.01 whereby the Loans, as a result of such failure of the Borrower, are not made on the Closing Date.

(c)                Each Lender shall, before 11:00 a.m. on the Closing Date, make available in immediately available funds in New York, New York to the Administrative Agent by wire transfer to the Administrative Agent’s Account, such an amount equal to such Lender’s Commitment.

Section 2.03. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrower shall repay the Loans (i) on each Monthly Settlement Date in an amount equal to the Amortization Payment Amount and (ii) on the Maturity Date, any outstanding principal balance of the Loans.

(b)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)               The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e)                Any Lender may request that the Loan made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.03) be represented by one or more Note in such form payable to the order of the payee named therein (or, if such Note is in registered form, to such payee and its registered assigns).

Section 2.04. Interest. (a) The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Eurodollar Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(b)               Notwithstanding the foregoing, (x) at any time during an Event of Default pursuant to Section 7.01(a) or (d), or (y) at any time during any other Event of Default upon request by the Required Lenders, in each case, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.04(a) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to Base Rate Loans as provided in Section 2.04(a) (in either case, the “Default Rate”).

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(c)                Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period, on each Monthly Settlement Date and, in the case of any Interest Period with a duration of six (6) months, on the date which is three (3) months after first day of such Interest Period; provided that (i) interest accrued pursuant to Section 2.04(b) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)                All per annum interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate, the interest rate payable on which is then based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.05. Interest Elections. (a) The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (x) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (y) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.09, and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon three (3) Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $500,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.07.

(b)               Procedure. Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

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Section 2.06. Prepayments.

(a)       Optional Prepayments. The Borrower may prepay all or a portion of the Loans upon at least five (5) Business Days’ written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs (including the prepayment fee applicable thereto (if any) pursuant to Section 2.06(c)), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $1,000,000. Voluntary prepayments pursuant to this Section 2.06(a) shall be applied to reduce the remaining installments of the Loans in the order directed by the Borrower (or, in the absence of any such direction, ratably to the remaining installments thereof), provided that all principal payments shall be allocated among the Lenders pro rata in accordance with the amount of the loans advanced by each Lender.

(b)       Mandatory Prepayments.

(i)                Excess Cash Flow. On each Monthly Settlement Date commencing with the first Monthly Settlement Date after the Settlement period ending December 31, 2017Fourth Amendment Date, the Borrower shall pay an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for the most recently ended Settlement Perioddetermined in accordance with Section 8.03(a).

(ii)               Borrower Equity Issuance. Upon receipt of any Net Cash Proceeds of any issuance of any Equity Interests of Borrower (other than with respect to the issuance of any such Equity Interests to Fortress), Borrower shall make a prepayment in an aggregate principal amount equal to 50% of such Net Cash Proceeds.

(iii)               Sale of Licenses (Third Parties). Upon the sale or sublicense of any License by any Loan Party to any Person that is not an Affiliate of the Borrower, the Borrower shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(iv)              Sale of Licenses (Affiliates). Upon the sale, contribution or sublicense of any License by any Loan Party to any Person that is an Affiliate of the Borrower (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any LBE-Gambling License, Parent), the Borrower shall make a prepayment in an aggregate principal amount equal to the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period.

(v)                Sale of Licensed Trademarks. Upon the sale, contribution or sublicense of any Licensed Trademark by Parent or any Loan Party to any Person (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any Licensed Trademark under any LBE-Gambling License, Parent), the Borrower shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to the License, if any, with respect to such Licensed Trademark and (2) the Contract Value for such Licenses, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(vi)              Repurchase of LBE-Gambling Licenses. Upon the repurchase by Parent or any Affiliate of Parent (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License, the Borrower shall make a prepayment in an amount equal to 4.5 multiplied by the aggregate amount of Collections received in respect of such LBE-Gambling License during the twelve month period ending on the last day of the most recently ended Quarterly Settlement Period.

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(vii)            Mansion Sale. Within three (3) Business Days following the receipt from time to time by Mansion Holdings LLC of the Mansion Sale Proceeds, the Borrower shall make a prepayment in the amount of the Mansion Sale Proceeds so received, provided, however, that no payment shall be required as a result of the receipt by Borrower or any Affiliate of Mansion Sale Proceeds in excess of amounts paid on or prior to the Second Amendment Effective Date.[Intentionally Omitted].

(viii)            Limitation on Mandatory Prepayments. If any single transaction entered into by one or more Loan Parties (and Parent, as applicable) would require a mandatory prepayment pursuant to Section 2.06(b)(iii), (iv), or (vi) and a second mandatory prepayment pursuant to Section 2.06(v), the Borrower shall only be required to make the mandatory prepayment pursuant to Section 2.06(iii), (iv) or (vi), as applicable.

(ix)               Application of Mandatory Prepayments. Any payments made to the Administrative Agent pursuant to this Section 2.06(b) (other than pursuant to Section 2.06(b)(i)) shall be applied ratably to reduce the Amortization Payment Amounts (determined immediately prior to such reduction) for the remaining Settlement Dates. Any payments made to the Administrative Agent pursuant to Section 2.06(b)(i))) shall be applied to reduce the outstanding principal amount of the Loans. All such prepayments under this Section 2.06(b) shall be accompanied by (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs.

(x)                Mandatory Prepayments During First Three Months. Any mandatory prepayment during the first 90 days following the Closing Date pursuant to Section 2.6(b)(iii), (iv) or (v) shall be applied to prepay the Loans at a discount of 0.50%, such that the outstanding principal amount of the Loans prepaid shall be equal to 1.005% of the cash amount actually paid by the Borrower as a mandatory prepayment.

(c)                Prepayment Fee. If the Borrower prepays the Loans in full, or in part, pursuant to Section 2.06(a), at any time prior to June 30, 2018, such prepayment shall include a prepayment fee equal to $65,000.

Section 2.07. Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)                the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

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Section 2.08. Increased Costs.

(a)       If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then, upon the request of such Recipient the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)       If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, or any lending office of any of the foregoing regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)       A certificate of the applicable Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Recipient, the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’s receipt of such certificate in accordance with Section 8.03.

(d)       Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Administrative Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.09. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.06), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked in accordance with this Agreement) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.12, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’s receipt of such certificate in accordance with Section 8.03.

Section 2.10. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)                The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.08, 2.09 or 2.11, or otherwise) prior to 2:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account, except that payments pursuant to Sections 2.08, 2.09, 2.11, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b)                Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.06) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any Additional Financing Costs then due to the Administrative Agent from the Borrower, second, to pay any Additional Financing Costs then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.09. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)                If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 10.03(f), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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Section 2.11. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Parent or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Parent or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)             Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)              Evidence of Payments. As soon as practicable after any payment of Taxes by Parent or any Loan Party to a Governmental Authority pursuant to this Section 2.11, Parent or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)             Indemnification by Parent and the Loan Parties. Parent and the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)              Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that neither Parent nor any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Parent and the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

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(f)       Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       Without limiting the generality of the foregoing:

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

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(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this

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clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

Section 2.12. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.08, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       If (i) any Lender requests compensation under Section 2.08, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.08 or 2.11) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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ARTICLE III

CONDITIONS TO THE LOANS

Section 3.01. Conditions Precedent to Making the Loans. The agreement of each Lender to make its Initial2018 Term Loan shall become effective on and as of the first date (the “Closing Date”) on which all of the following conditions have been satisfied (unless waived in writing by the Administrative Agent and the Lenders):Fourth Amendment Effective Date .

[Subsections 3.01 (a) through (j) intentionally omitted

Section 3.02. [Intentionally Omitted]

.

(a)       Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each Lender:

(i)                 this Agreement duly executed by the Borrower;

(ii)               the Guaranty and Security Agreement, duly executed by Parent and each Loan Party;

( )               the Guaranty, duly executed by PBE;

(i)               the OID Side Letter, duly executed by the Borrower;

(ii)             each Collection Account Control Agreement, duly executed by the Borrower and City National Bank;

(iii)           a Bank Instruction Letter with respect to the Bank of America Account, duly executed by Parent;

(iv)           the Master License, the Master Assignment Agreement and the Servicing

Agreement, each duly executed by Parent and the Borrower;

(v)             the Trademark Security Agreement, duly executed by Parent;

(vi)           the Licensed Trademark Security Agreement, duly executed by the Borrower;

(vii)         copies of the UCC 1 financing statements, with the Parent and each Loan Party, as debtor, as applicable, and, in each case, the Administrative Agent as secured party;

(viii)       evidence that all other actions to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to perfect and protect the first priority Liens (subject to Permitted Liens) over the Collateral created hereby and by the other Loan Documents have been taken, including, without limitation, receipt by the Administrative Agent of UCC, Intellectual Property and other appropriate search reports satisfactory to it and of all effective prior filings listed therein, together with evidence of the termination of such prior filings (or, in the case of certain filings with respect to Intellectual Property as more specifically set forth in the Guaranty and Security Agreement, evidence that the related Lien has been released and assurances that terminations of such filings will be executed and delivered upon request) other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral, in each case as may be reasonably requested by the Administrative Agent;

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(xii)            duly executed favorable opinions of counsel to PBE, Parent and the Loan Parties in New York and each jurisdiction of organization of PBE, Parent and each Loan Party addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(xiii)          a copy of each Organizational Document of PBE, Parent and each Loan Party that is on file with the secretary of state (or other similar Governmental Authority) in the jurisdiction of its organization, certified as of a recent date by such secretary of state (or similar Governmental Authority), together with, if applicable, certificates attesting to the good standing of Parent or such Loan Party in its jurisdiction of organization;

(xiv)          a certificate of the secretary or other officer of PBE, Parent and each Loan Party certifying as to (A) the names and signatures of each officer of PBE, Parent or such Loan Party authorized to execute and deliver any Loan Document, (B) the Organizational Documents of PBE, Parent or such Loan Party attached to such certificate are complete and correct copies of such Organizational Documents as in effect on the date of such certification (or, for any such Organizational Document delivered pursuant to clause (xiii) above, that there have been no changes from such Organizational Document so delivered) and (C) the resolutions of PBE, Parent or such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which PBE, Parent or such Loan Party is a party;

(xv)            a certificate of a Responsible Officer of the Borrower to the effect that (x) the conditions set forth in clause (f) and (g) below has been satisfied and (y) after giving effect to the funding of the Loans and the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent;

(xvi)          a payoff letter duly executed and delivered by PBE and the administrative agent evidencing that all obligations under the Amended and Restated Credit Agreement dated as of March 4, 2011 and as amended and restated, among PBE, Holdings and the guarantors, lender, administrative agent and other agents party thereto will have been repaid in full after giving effect to the funding of the Loans hereunder and any Liens on the Collateral shall thereupon be released; and

(xvii)        such other documents and information as any Lender through the Administrative Agent may reasonably request.

(b)       Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, and any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c)       Approvals. All necessary governmental and third party approvals in connection with the transactions contemplated hereby and by the other Loan Documents and otherwise referred to h  erein shall have been received, except for such governmental and third party approvals that, pursuant to the provisions hereof or the Loan Documents, are not required to be obtained on or prior to the Closing Date;

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(d)                Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or other Governmental Authority that challenges the closing of the Facility and the consummation of the transactions contemplated hereby and by the other Loan Documents.

(e)                Material Adverse Effect. Since December 31, 2013, there shall not have occurred any Material Adverse Effect.

(f)                 Representations and Warranties. Both before and after giving effect to the Loans, the representations and warranties set forth in any Loan Document shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date.

(g)                No Default. Both before and after giving effect to the Loans, no Default or Event of Default shall be continuing.

(h)                Accounts. The Administrative Agent shall have received evidence that the Borrower has established a Collection Account and the Debt Service Account at City National Bank which shall be subject to a Collection Account Control Agreement and other Account Control Agreement, respectively.

(i)                 Patriot Act. The Administrative Agent shall have received, at least five (5) days prior to the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including, without limitation, the Patriot Act.

(j)                 Required Jefferies Payoff Amount. The Administrative Agent shall have received evidence prior to 12:00 noon (or such later time as may be agreed by the Administrative Agent in its sole discretion) on the proposed Closing Date that the Required Jefferies Payoff Amount has been remitted by wire transfer in immediately available funds to the payees thereof in accordance with the payoff letter described in clause (a)(xvi) by City National Bank (or, in lieu of or in addition to City National Bank, Parent, with respect to all or any portion thereof).

Section 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) makes the following representations and warranties to the Administrative Agent and the Lenders on and as of the Closing Date and the date of the making of the Loans, all of which shall survive the execution and delivery of this Agreement and the making of the Loans pursuant to Section 2.01.

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Section 4.01. Existence and Power; Subsidiaries. Each Group Member (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and has obtained and maintains in good standing all requisite licenses, permits, authorizations, consents and approvals of each Governmental Authority necessary to carry on its business and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.01 (as supplemented from time to time) identifies each Subsidiary, noting its legal name, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Group Members and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 4.01 as owned by a Group Member are owned, beneficially and of record, by such Group Member free and clear of all Liens, other than Liens created under the Loan Documents. There are no outstanding commitments or other obligations of any Group Member to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Group Member.

Section 4.02. Authority and Enforceability. The execution, delivery and performance of each Loan Document to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Government Approvals; No Conflicts. The execution, delivery and performance of each Loan Document to be entered into by such Loan Party (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to be obtained or performed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Legal Requirement in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or such Loan Party’s assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, except violations or defaults, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party, other than Liens created under the Loan Documents.Financial Statements; Projections.

(a)       Each of (i) the audited consolidated balance sheet of PBE as at December 31, 2013 and the related consolidated statements of income, retained earnings and cash flows of PBE for the fiscal year then ended, certified by Ernst & Young and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited consolidated balance sheets of PBE as at the end of the Fiscal Quarter ended March 31, 2014 and the related consolidated statements of income, retained earnings and cash flows of PBE for such Fiscal Quarter, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated financial position, results of operations and cash flow of PBE as at the dates indicated and for the periods indicated in accordance with GAAP.

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(b)                On the Closing Date, (i) none of the Loan Parties has any material liability or other obligation (including Indebtedness, Guaranties, contingent liabilities and liabilities for Taxes, longterm leases and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited financial statements referenced in clause (a)(ii) above, there has been no sale of any material property of any Loan Party and no purchase or other acquisition of any material property, other than in connection with the Transactions.

(c)                The Projections have been prepared by the Borrower in light of the past operations of the business of PBE and its Subsidiaries and reflect projections for the 4-year period beginning on January 1, 2014 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter. As of the Closing Date, the Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith estimates by the Borrower of the future consolidated financial performance of the Borrower and its Subsidiaries and the other information projected therein for the periods set forth therein.

(d)                (i) The unaudited consolidated balance sheet of the Borrower delivered to the Administrative Agent prior to the date hereof, has been prepared as of April 30, 2014 and reflects as of such date, on a pro forma basis after giving effect to the funding of the Loans and the application of the proceeds thereof, the consolidated financial condition of the Borrower, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date and (ii) the unaudited consolidated statement of income of the Borrower delivered to the Administrative Agent prior to the date hereof has been prepared in respect of the most recently ended twelve month period for which internal financial statements are available and reflects as of such period, on a pro forma basis, the consolidated results of operations of the Borrower at the end of such period and on the Closing Date, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date.

Section 4.05. Solvency. Both before and after giving effect to the Loans, the disbursement of the proceeds of such Loans, the use of the proceeds of all Loans and the payment of all transaction costs in connection with the foregoing, each of the Borrower and its Subsidiaries, and PBE and its Subsidiaries, each on a consolidated basis, are Solvent.

Section 4.06. Litigation. Except as set forth on Schedule 4.06, there are no actions, suits, criminal prosecutions, claims or disputes at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Group Member or any business, property or rights of any Group Member (i) that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and thereby or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.07. Material Agreements; No Default. The Borrower has made available for the Administrative Agent’s review true, correct and complete copies of all Material Agreements. Each Material Agreement is in full force and effect. No Loan Party is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement, and, to the knowledge of the Borrower, no other party to any such Material Agreement is in default under such Material Agreement which default could reasonably be expected to have a Material Adverse Effect.

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Section 4.08. Ownership of Property. Each Loan Party has good title to each of the properties and assets included in the Collateral, and all such properties and assets are free and clear of Liens except Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to result in a Material Adverse Effect.

Section 4.09. Environmental Laws. No Group Member has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and no claims have been made against any Group Member and no presently outstanding citations or notices have been issued against any Group Member, which could reasonably be expected to have a Material Adverse Effect, which, in each case, have been or are imposed by reason of or based upon any provision of any Environmental Law.

Section 4.10. Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 4.11. Taxes, Etc. All federal and all material state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Legal Requirements and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.12. ERISA. Neither the Borrower nor any ERISA Affiliate is now, or has been in the past five years obligated to contribute to any Defined Benefit Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and Code, other than the noncompliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in material liability to any Loan Party: (i) each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status; (ii) each

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Benefit Plan has satisfied the minimum funding standard under Section 412(a) of the Code and has timely paid all required minimum contributions under Section 430(j) of the Code; (iii) no Benefit Plan has applied for or received a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; and (iv) there are no existing, pending or, to the knowledge of the Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which the Borrower or any of its Subsidiaries has incurred or otherwise has or could have a material obligation or any material liability.

Section 4.13. Investment Company Act. No Loan Party is an “investment company,” or “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, and neither the making of the Loans, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will require the Borrower or any other Loan Party to register as an “investment company” under the Investment Company Act of 1940.

Section 4.14. Federal Reserve Regulations. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X of the Board.

Section 4.15. Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and no such representative has sought certification or recognition with respect to any employee of any Loan Party.

Section 4.16. Intellectual Property. Each Loan Party owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to any of its Intellectual Property, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to any of its Intellectual Property and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect.

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Section 4.17. Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of any Group Member in connection with any Loan Document or the consummation of any Transactions (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith of the information projected for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 4.18. Compliance with Laws. No Group Member is in violation of any Legal Requirements, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.19. Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and their Responsible Officers and, to the knowledge of the Borrower, their respective directors, officers, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties or, to the knowledge of the Borrower, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.20. Collateral Documents. The provisions of the Loan Documents purporting to grant a Lien to secure any Obligation are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the appropriate schedule to the Guaranty and Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Loan Documents), the Liens created by the Loan Documents shall constitute fully perfected first-priority (other than Permitted Liens having priority by operation of law) Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control or by filing a financing statement), in each case subject to no Liens other than Permitted Liens.

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ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 5.01. Financial Statements and Reports.

(a)                Annual Reports. As soon as available, but not later than one-hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014, the audited consolidated balance sheet of PBE and its Subsidiaries, as at the end of, and the related consolidated statements of income, members’ equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, including a consolidating schedule with financial information (including a consolidated balance sheet, statements of income, members’ equity and cash flows) solely relating to the Borrower and its Subsidiaries, accompanied by a report and opinion of Ernst & Young (or other independent certified public accountants of nationally recognized standing), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report shall contain no qualified or adverse opinion or disclaimer of opinion together with a certificate signed by an Responsible Officer of the Borrower, to the effect that such financial statements fairly present in all material respects the consolidated financial position of PBE and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP.

(b)                Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within sixty (60) days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2014, the consolidated unaudited balance sheet of (i) PBE and its Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case, as of the close of such Fiscal Quarter and related consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and, with respect to the Borrower and its Subsidiaries only, the figures contained in the latest projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the consolidated financial position, results of operations and cash flow of PBE and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)                Compliance Certificate. Concurrently with delivery of the financial statements required under clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) shows in reasonable detail the calculations used in determining the Borrowing Base Ratio and the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries), (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (iii) with respect to each Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), certifies that all filings required under Section 5.5(e) or (f) of the Guaranty and Security Agreement have been made and listing each such filing that has been made since the date of the last Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), (iv) certifies that Parent and the Loan Parties have delivered all documents they are required to deliver pursuant to any Loan Document (including updates to the schedules to the Master License and Master Assignment Agreement, as to which the Borrower shall deliver copies thereof to the Administrative Agent) on or prior to the date of delivery of such Compliance Certificate, or have attached such documents to such Compliance Certificate and (v) identifies all Subsidiaries of the Borrower existing on the date of such certificate and specifying whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

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(d)                Revenue Reporting; Material Agreements. Concurrently with the delivery of the financial statements required under clause (b) above, (i) a report evidencing the breakdown of revenues of the Borrower and its Restricted Subsidiaries generated for the Fiscal Quarter then ended on a Licensee-by-Licensee basis, and (ii) a list of each Material Agreement (other than the Master License, the Master Assignment Agreement and the Servicing Agreement).

(e)                Additional Projections. As soon as available and in any event not later than sixty (60) days after the beginning of each Fiscal Year, a projected consolidated statement of income for the Borrower (without giving effect to any Unrestricted Subsidiaries) for such Fiscal Year and a statement of all material assumptions on which such projections are based.

(f)                 Audit Reports, Management Letters, Etc. Together with each delivery of any financial statement for any Fiscal Year pursuant to clause (a) above, copies of each management letter, audit report or similar letter or report received by PBE, Parent or any Loan Party from any independent registered certified public accountant in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such financial statements.

(g)                Settlement Report. Not later than five (5) Business Days prior to each Settlement Date, a Settlement Report for the immediately preceding Settlement Period.

(h)                Servicer Reports. As soon as practicable after receipt thereof, copies of all written reports prepared for the Borrower by the Servicer pursuant to the Servicing Agreement.

(i)                 Licenses. Concurrently with the delivery of the financial statements required under clause (b) above, a fully-executed and complete copy of (i) any Material Agreement and (ii) any material amendment or other material modification to or termination of a then-existing Material Agreement, in each case, entered into since the preceding delivery of financial statements required under clause (b) above (or, in the case of the first such delivery, entered into since the Closing Date).

(j)                 Other Information. Such other information with respect to the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties in the possession or control of the Borrower promptly after the Administrative Agent’s reasonable request in writing therefor.

Section 5.02. Notices.

(a)       Default Notice. As soon as possible and in any event within three (3) Business Days after an Responsible Officer of the Borrower obtains actual knowledge thereof, a notice setting forth the details of (i) any Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto and (ii) any action or event which could reasonably be expected to have a Material Adverse Effect.

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(b)                Litigation. Promptly and in any event within five (5) Business Days upon an Responsible Officer of the Borrower obtaining knowledge thereof, notice of the commencement of, or any material development in, all actions, suits, litigation and proceedings whether at law or in equity or otherwise by or before any Governmental Authority, involving amounts in excess of $5,000,000 (other than any such actions, suits, litigation and proceedings that a Responsible Officer of the Borrower has determined could not reasonably be expected to result in any material liability to any Loan Party) or which could reasonably be expected to have a Material Adverse Effect on any Loan Party, any Loan Document or of the type described in Section 4.06.

(c)                Other Notices. Promptly upon receipt thereof, copies of notices of default or event of default and other material notices received by the Borrower under or pursuant to any Material Agreement or any Loan Document (other than those issued or sent by the Administrative Agent or the Lender) and, from time to time upon request by the Administrative Agent, such information and reports required under the Material Agreements and the Loan Documents as the Administrative Agent may reasonably request.

Section 5.03. Existence; Conduct of Business. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and shall preserve and maintain in full force and effect all rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business; provided that nothing in this Section 5.03 shall prevent (i) any disposition of property, merger, consolidation, liquidation or dissolution by or involving any Loan Party that is permitted by the terms of this Agreement; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation (or limited liability company, partnership, or other entity) in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any Intellectual Property that such Loan Party reasonably determines is not useful to its businesses or no longer commercially desirable and not otherwise prohibited by the Loan Documents.

Section 5.04. Compliance with Laws. Each Group Member shall comply with all Legal Requirements, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.05. Use of Proceeds. The proceeds of the Loans shall be used to fund a distribution to Parent and to pay fees and expenses associated with and incurred with respect to the funding of the Loans. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.06. Payment of Obligations. Each Loan Party shall pay or discharge before they become delinquent (a) all material Taxes imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Legal Requirements, become a Lien upon any material property of any Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party in accordance with GAAP.

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Section 5.07. Keeping of Books. The Loan Parties shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Legal Requirements of all financial transactions and the assets and business of each Loan Party.

Section 5.08. Audit Rights. Each Loan Party shall permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance written notice (which notice may be delivered by electronic mail) (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party, (b) discuss the affairs, finances and accounts of each Loan Party with any officer or director of any Loan Party and (c) communicate directly with any registered certified public accountants of any Loan Party; provided that (i) any such visit or inspection shall be coordinated through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, only one (1) such visit or inspection during any twelve month period shall be permitted, and such visit and inspection shall be at the cost of the Loan Parties and (iii) nothing in this Section 5.08 shall require any Loan Party to take any action that would violate a confidentiality agreement or waive any attorney client or similar privilege. Each Loan Party shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party.

Section 5.09. Performance of Obligations; Enforcement of Rights. Each Loan Party shall (i) duly observe and perform all material terms and conditions of the Material Agreements, (ii) take all such action to enforce its rights and remedies under each Material Agreement as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent and (iii) make to each other party to each such Material Agreement such demands and requests for information and reports or for action as such Loan Party is entitled to make thereunder as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent. Additionally, at any time after the Closing Date as may be agreed by the Borrower and the Administrative Agent, the Borrower and each other applicable Loan Party shall seek a written acknowledgment from all or a subset of the Licensees that, with respect to each such Licensee, such Licensee has received a Direction to Pay from the Borrower, that the payment instructions set forth therein may not be changed without the consent of the Administrative Agent and as to such other matters as may be agreed by the Borrower and the Administrative Agent.

Section 5.10. Maintenance of Insurance. The Loan Parties shall maintain (or cause to be maintained) with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.11. ERISA. The Loan Parties and all ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. As soon as reasonably possible, and in any event, within ten (10) Business Days after a Loan Party or any ERISA Affiliate knows of the occurrence of any of the following events which would reasonably be expected to result in liability to any Loan Party that could reasonably be expected to result in a Material Adverse Effect, the Borrower will deliver to the Lenders, at Borrower’s expense, written notice of (i) the failure to timely pay a minimum required contribution or installment to a Benefit Plan provided under Section 430 of the Code, (ii) the filing by a Benefit Plan of an application for the waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure to pay a required contribution or installment or a Multiemployer Plan on or before the applicable due date and (iv) the occurrence of a Termination Event and any action that any Loan Party or ERISA Affiliate proposed to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto. The Borrower will deliver to the Lenders a copy of each funding waiver request filed with the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan and all communications received by the Loan Parties or ERISA Affiliates from the Internal Revenue Service or other government agency with respect to such funding waiver request.

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Section 5.12. Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Loan Party shall, promptly and, in any event with respect to any Person that becomes a Subsidiary of any Loan Party (other than an Unrestricted Subsidiary) and to the extent not otherwise set forth below, within thirty (30) days (or such later date as may be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned)) of such Person becoming a Subsidiary of the applicable Loan Party (or within thirty (30) days of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), do each of the following, unless otherwise agreed by the Administrative Agent:

(a)       deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)                 each Subsidiary of any Loan Party that is not an Excluded Subsidiary or Unrestricted Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower;

(ii)               each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral; provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall a security interest be required to be granted on any property of any Excluded Subsidiary, an Unrestricted Subsidiary or any Excluded Assets as security for any Obligation; and

(iii)             Notwithstanding anything to the contrary contained in this Agreement, from and after the Second Amendment Effective Date, no new filings, registrations, or other comparable documentation shall be required in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, other than the People’s Republic of China.

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(b)                deliver to the Administrative Agent appropriate resolutions, secretary certificates, certified organizational documents and, if requested by the Administrative Agent, customary and favorable legal opinions relating to the matters described in this Section 5.12, which opinions shall be in form and substance reasonably acceptable to the Administrative Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date, in each instance with respect to each Loan Party formed or acquired after the Closing Date; and

(c)                other than any filings, registrations, or other comparable documentation in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, excepting only the People’s Republic of China in which Borrower will complete the filings of the various License Agreements heretofore executed, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, security agreements with respect to Intellectual Property and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by Legal Requirements or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.13. Designation of Subsidiaries. At any time and from time to time, effective upon written notice to the Administrative Agent, the Borrower may designate any of its direct or indirect Subsidiaries as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary shall be designated as an Unrestricted Subsidiary unless (i)   if such Subsidiary then owns (or will own, substantially concurrently with such designation) Licenses and/or Licensed Trademarks, the Borrower makes a prepayment concurrently with such designation in the amount described in clause (iv) and/or (v) of Section 2.06(b) as if the designation of such Subsidiary as an Unrestricted Subsidiary were a sale or contribution of such Licenses and/or Licensed Trademarks and ( )      immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it were previously designated as an Unrestricted Subsidiary.

Section 5.14. Assistance with Syndication. The Loan Parties shall actively assist, and shall cause PBE to actively assist, Fortress in syndicating a portion of the Loans, which assistance shall include (i) direct contact between senior management and the prospective Lenders, (ii) the hosting, with Fortress, of one or more meetings of prospective Lenders and (iii) assistance in the preparation of materials to be used in connection with the syndication.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

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Section 6.01. Liens, etc. No Loan Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, whether now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction, a financing statement or trademark security agreement that names any Loan Party as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or trademark security agreement, or assign any accounts or other right to receive income or profits, except for the following:

(i)               Liens created pursuant to any Loan Document;

(ii)              Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(iii)             Liens for taxes and other governmental charges and assessments (and other Liens imposed by law) not yet delinquent or being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(iv)            Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default;

(v)             (x) Liens in favor of Licensees and Sublicensees to secure their right to enjoy their licensed rights pursuant to the Licenses or sublicensed rights pursuant to the applicable sublicense, in each case entered into in the ordinary course of business; provided, that such Liens attach solely to exploitation rights subject thereto and the proceeds thereof and (y) other contractual rights of the Licensees pursuant to Licensees or Sublicensees pursuant to the applicable sublicense that do not constitute a grant of a security interest, lien or charge (e.g., rights of first negotiation / first refusal, rights to extend the term of a license or sublicense agreement with and customary holdback rights on the exercise of certain exploitation rights);

(vi)             Liens in favor of City National Bank with respect to the existing letter-of- credit facility, dated as of August 21, 2014 (as amended, supplemented or otherwise modified), among, inter alia, City National Bank and Parent, including, without limitation, pursuant to (i) that certain Guaranty Agreement, by Artwork Holdings LLC in favor of City National Bank, and (ii) that certain Security Agreement by Artwork Holdings LLC in favor of City National Bank, each dated as of August 12, 2015; and

(vii)           additional Liens on property of the Loan Parties other than any Transferred Assets or Licenses and not securing Indebtedness, so long as the aggregate value of the property subject to such Liens does not exceed $500,000 at any time.

Section 6.02. Indebtedness. No Loan Party shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(i)               the Obligations;

(ii)              intercompany loans owing to any Loan Party constituting Permitted Investments;

(iii)            Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.02 (other than this Section 6.02(iii));

(iv)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

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(v)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vi)           obligations under Hedge Agreements permitted under Section 6.08;

(vii)         other unsecured Indebtedness in an aggregate principal amount for all Loan Parties not to exceed $500,000 at any time outstanding so long as immediately prior and after giving effect to the incurrence thereof on a pro forma basis, no Default has occurred and is continuing.

Section 6.03. Fundamental Changes. No Loan Party shall merge, consolidate, amalgamate with any Person, or dissolve or liquidate, in each case except for the following: (i) the merger, consolidation, amalgamation, dissolution or liquidation of any Subsidiary of the Borrower into any Loan Party and (ii) the merger, consolidation, amalgamation, dissolutions or liquidation of any Loan Party (other the Borrower) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (x) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (y) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving Person and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party shall have been made.

Section 6.04. Investments. No Loan Party shall make or maintain, directly or indirectly, any Investment except for the following:

(i)             Investments in cash and Cash Equivalents;

(ii)            Investments in Transferred Assets;

(iii)           Investments in Licenses;

(iv)           (x) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (y) extensions of trade credit (other than to Affiliates of the Borrower) arising or acquired in the ordinary course of business and (z) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(v)           Investments by any Loan Party in any other Loan Party;

(vi)          Permitted IP Dispositions;

(vii)         Permitted Capital Contributions;

(viii)        Investments in Unrestricted Subsidiaries;

(ix)           Investments in Joint Ventures.

Section 6.05. Asset Sale. No Loan Party shall sell, convey, transfer, assign, license, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets or issue Equity Interests, except for the following:

(i)       sales of Cash Equivalents, inventory or obsolete, worn-out or surplus property no longer useful in the business in the ordinary course of business;

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(ii)               licenses of Intellectual Property in the ordinary course of business pursuant to the Licenses;

(iii)             sales without recourse of accounts receivable solely for the purpose of collection thereof in the ordinary course of business;

(iv)              any sale of any property by any Loan Party to any other Loan Party to the extent any resulting Investment constitutes a

Permitted Investment;

(v)                Permitted IP Dispositions;

(vi)              Permitted Equity Issuances; and

(vii)            any sale of any Investment in any Joint Venture.

Section 6.06. Restricted Payments. No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (c) the Borrower may make distributions as specified (and to the extent funds are available therefor) in Section 8.03.

Section 6.07. Restrictive Agreements. No Loan Party shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08. Hedge Agreements. No Loan Party shall enter into any Hedge Agreement, except that the Borrower may enter into and maintain any Hedge Agreement on terms and with counterparties reasonably satisfactory to the Administrative Agent to provide protection against fluctuation of interest rates for a notional amount of up to the aggregate outstanding principal balance of the Loans as of the date of entry into such Hedge Agreement.

Section 6.09. Capital Expenditures. No Loan Party shall make, or incur any obligation to make, any Capital Expenditures.

Section 6.10. Nature of Activities. No Loan Party shall engage in any business activities other than relating to the exploitation and licensing of the Trademarks and activities substantially related or incidental thereto.

Section 6.11. Transactions with Affiliates. No Loan Party shall enter into or be party to any transaction with any Affiliate of the Borrower that is not a Loan Party except for (i) transactions contemplated by and in accordance with the Loan Documents (including Permitted IP Dispositions) and  (ii)   transactions in the ordinary course of business on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower.

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Section 6.12. Accounting Changes; Fiscal Year. No Loan Party shall change its (a) accounting treatment or reporting practices in any material respect, except as required by GAAP or any Legal Requirements, or (b) its fiscal year or its method for determining fiscal quarters.

Section 6.13. Bank Accounts. No Loan Party shall open or maintain any bank account other than the Collection Accounts, or the Fortress Excess Cash Account, the Debt Service Reserve Account, any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered., provided that the Borrower shall have forty five (45) days from the Fourth Amendment Effective Date to effect an Account Control Agreement over the Debt Service Account and forty five (45) days from the date that the Fortress Excess Cash Account is opened to effect an Account Control Agreement over the Fortress Excess Cash Account.

Section 6.14. ERISA. No Loan Party shall (i) sponsor, maintain or contribute to any Defined Benefit Plan; (ii) fail to satisfy the minimum funding standard under Section 412(a) of the Code; (iii) fail to timely pay all required minimum contributions and all required installments under Section 430(j) of the Code; (iv) apply for a waiver of the minimum funding standard under Section 412(c) of the Code, (v) fail to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; or (vi) cause a Termination Event, except, with respect to items (ii), (iii), (iv), (v) and (vi) above, that would not reasonably be expected to result in material liability to any Loan Party.

Section 6.15. Hazardous Materials. No Loan Party shall cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of any Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.16. Modification or Termination of Material Agreements. (a) No Loan Party shall make or permit to be made any modification to or termination of the Master License, the Master Assignment Agreement, or the Servicing Agreement, in each case, in a manner that is adverse in any material respect to the Secured Parties or their respective rights under the Loan Documents, without the prior written consent of the Administrative Agent. No Loan Party shall make or permit to be made any modification to or termination of any other Material Agreement in any manner that (x) would materially increase the conditions to, delay the timing of or decrease the amount of any payments to be made to any Loan Party thereunder or (y) is otherwise materially adverse to the Secured Parties or their respective rights under the Loan Documents, in each case, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), unless, after giving effect to any such modification to or termination thereof on a pro forma basis, the Borrowing Base Ratio is not greater than 80% as of the last day of the most recently-ended Quarterly Settlement Period, if such modification or termination occurs after December 31, 2015.

(b)         No Loan Party shall, upon the occurrence and during the continuance of an Event of Default, exercise any material remedies available to the Loan Parties under the Loan Documents without the prior written consent of the Administrative Agent.

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Section 6.17. Maximum Leverage Ratio. The Borrower shall not have, on the last day of each Quarterly Settlement Period set forth below, a Leverage Ratio greater than the maximum ratio set forth opposite such Quarterly Settlement Period:

QUARTERLY SETTLEMENT PERIOD	MAXIMUM LEVERAGE RATIO
ENDING
September 30, 2014	5.70 to 1.00
December 31, 2014	5.20 to 1.00
March 31, 2015	4.50 to 1.00
June 30, 2015	4.40 to 1.00
September 30, 2015	4.30 to 1.00
December 31, 2015	4.30 to 1.00
March 31, 2016	4.00 to 1.00
June 30, 2016	3.70 to 1.00
September 30, 2016	4.50 to 1.00
December 31, 2016	4.50 to 1.00
March 31, 2017	4.50 to 1.00
June 30, 2017	4.50 to 1.00
September 30, 2017	4.50 to 1.00
December 31, 2017	4.50 to 1.00
March 31, 2018	4.50 to 1.00
June 30, 2018	4.50 to 1.00
September 30, 2018, and thereafter until	4.50 to 1.00
the Maturity Date

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)              the Borrower shall fail to pay (i) any principal on the Loans on the Maturity Date or (ii) any interest on the Loan or any fees or other amounts payable by it under this Agreement or under any other Loan Document when the same becomes due and payable if such failure shall remain unremedied for three (3) Business Days; or

(b)             any representation, warranty or certification made or deemed made by or on behalf of Parent or any Loan Party in any Loan Document or by or on behalf of Parent or any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)              Parent or any Loan Party shall fail to comply with (i) Section 5.01(a), (b), (c) or (e) (Financial Statements and Reports), Section 5.02(a) (Notices), Section 5.03 (Existence; Conduct of Business), Section 5.05 (Use of Proceeds) or Article 6 (Negative Covenants), (ii) any provision of Section 5.01 (Financial Statements and Reports) not set forth in clause (i) above, and such failure shall remain unremedied for five (5) days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders or (iii) any other provision of any Loan Document to the extent not otherwise specifically addressed herein if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

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(d)            (i) Parent or any Loan Party shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against Parent or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and if such case, proceeding or other action is instituted against such Loan Party, such case, proceeding or other action results in the entry of any order of relief against it or shall remain undismissed for a period of sixty (60) days), or (iii) Parent or Loan Party shall take any action to authorize any of the actions set forth in clause (i) or (ii) of this subsection (d); or

(e)            any judgment or order (which, in the case of a judgment or order for the payment of money shall equal or exceed $5,000,000, excluding amounts adequately covered by insurance payable to any Loan Party to the extent the relevant insurer has been notified and has not denied coverage thereof) shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed within forty-give (45) days or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)             default shall be made with respect to any payment of any Indebtedness of the any Loan Party in excess of $2,500,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the grace periods provided for; or

(g)           any material provision of any Loan Document shall for any reason cease, in any material respect, to be valid and binding on or enforceable against Parent or any Loan Party or Parent or any Loan Party denies that it has any or further liability or obligation under such Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)            the Administrative Agent shall at any time not have a valid and perfected first priority security interest (subject to Permitted Liens) in any of the Collateral with an aggregate value (as determined by the Administrative Agent in its sole discretion), of greater than $1,000,000 as to which the Loan Documents require a perfected first priority security interest, other than due to (i) any action or inaction on the part of the Administrative Agent or the Lenders or (ii) missing or insufficient filings registrations, or other comparable documentation in any jurisdiction outside of the United States; or

(i)             a Change in Control shall have occurred; or

(j)             any Parent Default or any Servicer Default shall have occurred.

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then, and in any such event, the Administrative Agent may, or shall if directed by the Required Lenders, declare the Loans, all interest accrued thereon, and all other Obligations of the Borrower under the Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such other Obligations of the Borrower under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an event described in clause (d) above, the Loans, all such interest and all other such other Obligations of the Borrower under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. The Administrative Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article IX hereof, any Lender may elect to assign all of its interest in the Loan to any Eligible Assignee following the occurrence of any Event of Default.

ARTICLE VIII

ADMINISTRATION, SETTLEMENT AND COLLECTION

Section 8.01. Establishing and Maintaining the Collection Accounts.

(a)              Collection Accounts. On or prior to the date hereofClosing Date, the Borrower shall establish established one or more deposit accounts into which Collections shall be remitted (each, a “Collection Account” and, collectively, the “Collection Accounts”) maintained with City National Bank which is, and shall beremain, subject to the Collection Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, each Collection Account from and including the Closing Date, and will direct, by a Direction to Pay (or by other substantially similar instructions satisfactory to the Administrative), all account debtors of the Borrower, including, without limitation, Licensees (or their agents), to make payments under or in connection with the applicable Licenses and all other applicable agreements and other documentation directly to a Collection Account.

(b)             The Borrower will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.01.

(c)              In the event the Borrower receives payment from any Person or proceeds of Collateral, proceeds under a letter of credit or otherwise, which payment should have been remitted directly to a Collection Account, the Borrower shall hold such payment or proceeds in trust for the Administrative Agent (for the benefit of the Secured Parties) and shall promptly remit such payment or proceeds to a Collection Account, to be applied in accordance with the terms of this Agreement.

Section 8.02. Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account. All payments or distributions received by the Borrower into an account other than a Collection Account, including the Bank of America Account, shall be received in trust for the benefit of the Administrative Agent on behalf of itself and the Lenders in accordance with their respective interests therein, shall be segregated from other funds of the Borrower and shall be deposited into a Collection Account within three (3) Business Days of receipt thereof by the Borrower. The Administrative Agent shall apply amounts standing to the credit of the Collection Accounts at such times and in the order specified in Section 8.03 below, such payments to be made free and clear of any Lien hereunder; provided that Section 8.03 shall not apply with respect to Net Cash Proceeds that are applied pursuant to any of clauses (ii) through (vi) of Section 2.06(b). Interest earned on amounts deposited in any Collection Accounts shall be deposited and held in a Collection Accounts and applied towards payments or transfers made in accordance with Section 8.03.

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Section 8.03. Payments and Transfers from the Collection Accounts.

(a)                Pre-Event of Default. So long as no Event of Default has occurred and is continuing, on each Monthly Settlement Date, with respect to all amounts on deposit in the Collection Accounts at the end of the prior Monthly Settlement Period, such amounts shall be applied pursuant to a Settlement Report provided by the Borrower to the Administrative Agent as follows:

(1)                first, to Parent, to pay the accrued and unpaid Servicing Fee (to the extent not previously paid pursuant to Section 8.03(c)); provided, that the amount paid pursuant to this clause (1), together with the aggregate amount paid pursuant to Section 8.03(c) in respect of such Monthly Settlement Period, shall not exceed $875,000291,666.66;

(2)                second, so long as the Net Revenue Amount is not less than the Required Revenue Amount for such Settlement Date, to Parent, as reimbursement of the expenses incurred by Parent with respect to the prior Monthly Settlement Period that were attributable to the Loan Parties (other than expenses incurred in performance of its obligations under the Servicing Agreement); provided that the amount paid pursuant to this clause (2) shall not exceed the Maximum Corporate Allocation Amount for such Monthly Settlement Period;

(3)                third, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(4)                fourth, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans for such month;

(5)                fifth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans in an amount equal to the Amortization Payment Amount for such month;

(6)                INTENTIONALLY OMITTED;sixth, for each Monthly Settlement Period that is also a Quarterly Settlement Period to the Debt Service Reserve Account, to cause the amount on deposit therein to be equal to the Debt Service Reserve Required Amount; provided that in the event of a shortfall of funds sufficient to replenish the Debt Service Reserve Account in an amount sufficient to cause the amount on deposit therein to be equal to the Debt Service Reserve Required Amount, the Borrower shall be required to provide, concurrently with delivery of the Settlement Statement for such Monthly Settlement Period, a deposit into the Collection Account of such additional funds as are necessary to cover such shortfall;

(7)                seventh, to the extent not paid pursuant to clause (1) above, to Parent, to pay the accrued and unpaid Servicing Fee;

(8)                eighth, to the Administrative Agent, for the account of the Lenders, to prepay the Loans as and in the amount required pursuant to Section 2.06(b)(i); and

(8)                 eighth, on the first two Monthly Settlement Dates of each Quarterly Settlement Period, if the Monthly Settlement Report indicates that the estimate of the remaining Quarterly Settlement Period collections, after application to clauses (1), (2) and (3) above (“Net Estimated Quarterly Collections”) will not be sufficient to pay (i) the Amortization Payment Amounts and (ii) the estimated interest on the Loans to become due and payable, in each case for the applicable Quarterly Settlement Period (collectively, the “Remaining Quarterly Payments”), an amount sufficient to cover the shortfall between (A) the Net Estimated Quarterly Collections and (B) the Remaining Quarterly Payments, shall be retained in the Collection Account and not applied per clauses (9) or (10) below;

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(9)       ninth,

i.         on the first Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 33.33% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 66.66% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account;

ii.        on the second Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 33.33% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 33.33% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account; provided that¸ the amounts due pursuant to this Section 8.03(a)(9)(ii) (including amounts to be transferred to the Fortress Excess Account) shall first be reduced by any funds on deposit in the Fortress Excess Cash Account and any amounts paid to the Administrative Amount in the same Quarterly Settlement Period pursuant to Section 8.03(a)(9)(i); and

iii.      on the Quarterly Settlement Date of each Quarterly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations hereunder in an amount equal to the quotient of the Excess Cash Flow Percentage times the aggregate Excess Cash Flow for such Quarterly Settlement Period, provided that, the amount due pursuant to this Section 8.03(a)(9)(iii) (a) shall be reduced by any payments made to the Administrative Agent for the applicable Quarterly Settlement Period pursuant to sections 8.03(a)(9)(i) and (ii), and (b) shall first be made by any funds then on deposit in the Fortress Excess Cash Account, provided further that, (x) in the event that there are funds remaining in the Fortress Excess Cash Account after payments made pursuant to this Section 8.03(a)(9)(iii), such funds shall be transferred to the Collection Account and (y) in the event of a shortfall of funds due and payable to the Administrative Agent for the account of the Lenders pursuant to this Section 8.03(a)(9)(iii), the Borrower shall, concurrently with delivery of the Settlement Statement for such Quarterly Settlement Period, be required to deposit additional funds in the Collection Account to cover such shortfall;

(910) ninthtenth, as a distribution, in respect of the Borrower’s Equity Interests in accordance with the Borrower’s Organizational Documents, all remaining amounts then on deposit in the Collection Account, which are not required by clause eighth above to be retained in the Collection Account.

Appendix I attached hereto is an Excel file illustrating how the provisions of this Section 8.03(a) are intended to operate.

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(b)       Post-Event of Default. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall, upon the direction of the Required Lenders or after the Obligations of the Borrower have been accelerated, apply any or all amounts on deposit in the Collection Accounts and any and all amounts received or collected by the Administrative Agent from any of the Collateral (whether or not deposited in a Collection Account) after any or all of the Obligations of the Borrower have been accelerated (so long as such acceleration has not been rescinded), including the proceeds of Collateral, to the Obligations of the Borrower under the Loan Documents as follows:

(1)                first, to Parent, to pay the accrued and unpaid Servicing Fee; provided, that the amount paid pursuant to this clause (1) shall not exceed $875,000291,666.67 with respect to any Monthly Settlement Period;

(2)                second, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(3)                third, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans;

(4)                fourth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans, until paid in full; and

(5)                fifth, as a distribution, in respect of the Borrower’s Equity Interests in accordance with the Borrower’s Organizational Documents, all remaining amounts.

Notwithstanding the foregoing, to the extent that there are any amounts on deposit in the Debt Service Reserve Account upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall be permitted to withdraw from the Debt Service Reserve Account in accordance with Section 8.04(b) to pay interest and principal on the Loans then due and payable, and such payment shall not be subject to the order set forth above.

(c)               Monthly Payment Date. On each Monthly Payment Date, the Servicing Fee for such calendar month shall be paid in advance to the Servicer from the amounts on deposit in the Collection Account; provided, that the amount paid on each Monthly Payment Date shall not exceed $291,666. Such payment shall be made so long as no Event of Default has occurred and is continuing; provided, that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may direct such payment, and shall direct such payment upon the direction of the Required Lenders or after the Obligations of the Borrower have been accelerated. Pursuant to the terms of the Collection Account Control Agreement, the parties hereto hereby agree that the amount of each such payment shall equal $291,666 (or such lesser amount that is on deposit in the Collections Accounts), unless the Borrower notifies the Administrative Agent and City National Bank in writing that the Servicing Fee for such calendar month is a lesser amount.

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(d)                Interest Payments. On the last day of each Interest Period, accrued and unpaid interest on the Loans in respect of such Interest Period shall be paid to the Administrative Agent, for the account of the Lenders, from amounts on deposit in the Collection Account.

(e)                Borrower Request for Payments from Collection Accounts. Pursuant to the terms of the Collection Account Control Agreement, the Borrower shall be permitted to request the withdrawal of Excluded Amounts from the Collection Accounts from time to time by written notice to the Administrative Agent and City National Bank. Such request shall include an itemized description of such Excluded Amounts, certified by a Responsible Officer of the Borrower, and a certification by a Responsible Officer of the Borrower that (i) such amounts constitute Excluded Amounts and (ii) no Event of Default has occurred or is continuing or would result from such withdrawal. Unless the Administrative Agent delivers a written notice of objection to the withdrawal of all or any portion of such Excluded Amounts to the Borrower and City National Bank in accordance with terms of the Collection Account Control Agreement, the Borrower shall be permitted to withdraw such Excluded Amounts.

Section 8.04. Intentionally OmittedEstablishing and Maintaining the Debt Service Reserve Account and Fortress Excess Cash Account.

(a)                Debt Service Reserve Account. On or prior to the Fourth Amendment Effective Date, the Borrower shall establish a deposit account at City National Bank into which, on the Fourth Amendment Effective Date, the Debt Service Reserve Required Amount shall be deposited (the “Debt Service Reserve Account”), and which, within forty-five (45) after the Fourth Amendment Effective Date, shall be subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Debt Service Reserve Account from and including the Fourth Amendment Effective Date.

(b)                Fortress Excess Cash Account. Prior to the Monthly Settlement Date for the Monthly Settlement Period ending April 30, 2018, the Borrower shall establish a deposit account at City National Bank (the “Fortress Excess Cash Account”), which, within forty-five (45) after the Fourth Amendment Effective Date, shall be subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Fortress Excess Cash Account from and including the Fourth Amendment Effective Date.

(c)                Withdrawals from Debt Service Reserve Account. If on any Monthly Settlement Date after the Fourth Amendment Effective Date (including after the occurrence and during the continuance of an Event of Default), the amounts on deposit in the Collection Accounts are insufficient to fully pay the amounts described in clauses (4), (5) and (8), or clauses (3) and (4) of Section 8.03(a) and (b), respectively, the Administrative Agent shall instruct City National Bank to transfer from the Debt Service Reserve Account an amount equal to the lesser of (i) the amount of such deficiency and (ii) the amount on deposit in the Debt Service Reserve Account in excess of the Expense Reserve Amount, and apply such amount to such unpaid items described in the clauses identified above. So long as no Event of Default has occurred and is continuing, if amounts on deposit in the Debt Service Reserve Account exceed of the Debt Service Reserve Required Amount as of any Quarterly Settlement Date, the Administrative Agent shall transfer such excess to a Collection Account to be applied in accordance with Section 8.03(a).

(d)                Withdrawals from Fortress Excess Cash Account. On each Monthly Settlement Date after the Fourth Amendment Effective Date, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall transfer funds in the Fortress Excess Cash Account in accordance with Section 8.03(a).

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Section 8.05. Investment of Funds.

(a)              The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Collection Accounts, the Fortress Excess Cash Account or the Debt Service Reserve Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower (provided, that any such instructions given orally shall be promptly confirmed in writing), provided that in no event may the Borrower give instructions to the Administrative Agent, or may the Administrative Agent in its discretion, invest or reinvest funds in the Collection Accounts, the Fortress Excess Cash Account or the Debt Service Reserve Account in other than Cash Equivalents.

(b)             Any net income or gain on the investment of funds from time to time held in a Collection Account shall be promptly reinvested by the Administrative Agent as part of the applicable account, and any net loss on any such investment shall be charged against such account.

(c)              None of the Administrative Agent or any other Secured Party shall be a trustee for the Borrower, or shall be liable for anything done or note done, in connection with any Collection Account to the extent otherwise not in violation of this agreement or for acts of gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the other Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 8.05 or for any decrease in the value of the investments held in any Collection Account, except to the extent resulting from the gross negligence or willful misconduct of such party as determined in a final nonappealable judgment by a court of competent jurisdiction.

Section 8.06. Remedies. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) sell any documents, instruments and securities held in any Collection Account and (ii) immediately apply the proceeds thereof and any other cash held in any Collection Account in accordance with Section 8.03(b).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01. Authorization and Action.

(a)              Each of the Lenders and hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

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(b)             The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, PBE, Parent or any of the Group Members that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi)           the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)             In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.02(d), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Parent or any Loan Party) all interests retained Parent or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

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(d)       The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Section 9.02. Administrative Agent’s Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.03. Lender Indemnity. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 10.04 or 10.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 9.04. Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.05. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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Section 9.06. Fortress. With respect to the Loans made by it, Fortress shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” shall, unless otherwise expressly indicated, include Fortress in its individual capacity. Fortress may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing and any Person that may do business with or own securities of Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing, all as if Fortress were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.07. Release of Collateral or Guarantors. Each Lender hereby consents to the automatic release and hereby directs the Administrative Agent to release the following:[Intentionally Omitted] .

(a)                   any Subsidiary of a Loan Party from its guaranty of the Obligations of any Loan Party if (x) all of the Equity Interests of such Subsidiary are sold in a Permitted Equity Issuance (including pursuant to a waiver or consent), to the extent that, after giving effect to such Permitted Disposition, such Subsidiary would not be required to guarantee the Obligations pursuant to Section 5.12 or (y) such Subsidiary is designated as an Unrestricted Subsidiary in accordance with Section 5.13; and

(b)                  any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold in a Permitted Disposition (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.12 after giving effect to such Permitted Disposition have been granted, (ii) all Collateral of any Subsidiary that is designated as an Unrestricted Subsidiary in accordance with Section 5.13 and (iii) all of the Collateral, Parent and all Loan Parties, on the Termination Date.

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.07.

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ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Actions Under This Agreement, etc.

(a)       Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.06, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Parent or all or substantially all of the Restricted Subsidiaries from its or their respective obligations under the Guaranty and Security Agreement without the written consent of each Lender, or (vii) except as provided in clause (b) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(b)                If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other Person which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.03(a), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.08 and 2.11, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.09 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c)                Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

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Section 10.02. Notices, etc.

(a)                All notices and other communications provided for hereunder shall, unless otherwise stated herein, be either (i) in writing (including fax) and delivered by nationally recognized courier service, fax or otherwise or (ii) by electronic mail (if consented to by the Administrative Agent and if e-mail addresses are designated as provided below, provided that no notices required under the terms of Article II or Article VII of this Agreement may be sent by electronic mail), (A) as to the Borrower, each Lender or the Administrative Agent, at its address or fax number set forth under its name on the signature pages hereof (or, in the case of a Lender that becomes party to this Agreement by assignment, at its address or fax number specified in the Assignment and Assumption pursuant to which it became a Lender hereunder) and (B) any other Person, at such other Person’s address or fax number as shall be designated by such Person in a written notice to the Administrative Agent.

(b)                All such notices and communications shall (i) when faxed or sent by electronic mail, be effective when faxed or sent by electronic mail and when delivery is confirmed by the recipient verbally or in writing (including by return fax transmission or electronic mail), or (ii) when otherwise actually delivered to the recipient (as confirmed by a signed receipt); provided, however, that if sent by fax, sent by electronic mail or otherwise delivered on any day other than a Business Day, such notice or communication shall not be deemed to have been delivered until the next succeeding Business Day.

Section 10.03. Assignments and Participations.

(a)                Each Lender may, upon at least three (3) Business Days’ notice to the Administrative Agent (other than for any assignments from and including the date of this Agreement to and including, if different, the Closing Date), assign to any Eligible Assignee all or a portion of its rights and Obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s right and obligations under this Agreement, the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date thereof), shall in no event be less than $1,000,000 (or such lesser amount as otherwise agreed to by the Administrative Agent) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (A) a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent) and (B) all ancillary documents, including any Internal Revenue Service tax forms, required thereunder. Upon such execution, delivery, acceptance, recording and satisfaction of the conditions set forth in this subsection (a), from and after the effective date specified in such Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and have the rights and Obligations of a Lender hereunder and under the other Loan Documents and other Loan Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its Obligations as a Lender under this Agreement and shall cease to be a party hereto. The Borrower shall have no right to assign any of its rights and Obligations hereunder or under any other Loan Document or any interest hereunder or thereunder.

(b)                Subject to acceptance and recording thereof pursuant to clause (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.11 and 10.04 and 10.05) and shall continue to be bound by Section 2.10. Any attempted assignment in violation in any material respect of this Section 10.03 shall be void.

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(c)                The Administrative Agent shall maintain, as a non-fiduciary agent of the Borrower, at its address referred to in Section 10.02 hereof a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the name and address of each Lender, the Pro Rata Share of such Lender from time to time and the principal amount of each Loan (and stated interest thereon) owing to such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the Borrower and the Administrative Agent may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Agent, the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

(d)                Upon (i) the Administrative Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an assignee that is an Eligible Assignee, and (ii) the satisfaction of the other conditions set forth in clause (a) above, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A hereto, (x) accept such Assignment and Assumption, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(e)                In addition to the other rights provided in this Section 10.03, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

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(f)                 In addition to the other rights provided in this Section 10.03, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make or purchase all or any part of any Loan that such Lender would otherwise be required to make or maintain hereunder (and the exercise of such option by such SPV and the making or purchase of Loans pursuant thereto shall satisfy the obligation of such Lender to make or maintain such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons that is an Eligible Assignee in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make or maintain Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Parent and the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.08, 2.09 and 2.11, but only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Legal Requirement that occurs after the date such grant or participation is made, and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded or maintained by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document (including by exercise of any right of set-off available to a Lender pursuant to Section 10.06) and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those first proviso to Section 9.02(b). No party hereto shall institute (and each of the Borrower shall cause Parent and each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such liability). The agreement in the preceding sentence shall survive the Termination Date. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary herein, to the extent the Borrower’s consent is required pursuant to the terms hereof and is not properly obtained, the Borrower shall be entitled to seek specific performance to unwind any such participation in addition to any other remedies available to the Borrower at law or in equity.

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Section 10.04. Indemnification. (a) The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses, (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) the execution, delivery, administration or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any electronic data sites and electronic transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel to such Indemnitees, taken as a whole, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to all such Indemnitees, taken as a whole, and solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty) to each group of similarly situated affected Indemnitees), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Legal Requirement or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 10.04 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted directly from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) a material breach of such Indemnitee’s obligations under the Loan Documents at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (z) any dispute among Indemnitees at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects (other than any claims arising against the Administrative Agent in its capacity or in fulfilling its role as an administrative agent or any similar role under the Loan Documents and claims arising out of any act or omission on the party of the Loan Parties or their Affiliates). Furthermore, the Borrower waives and agrees not to assert against any Indemnitee, and shall cause Parent and each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities arising from a non-Tax claim.

(b)       To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

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Section 10.05. Costs and Expenses. Any action taken by Parent or any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of Parent or such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse Parent or any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty to the Administrative Agent or such Related Persons, reasonable and documented fees, costs and expenses incurred in connection with any electronic system, including IntraLinks®, SyndTrak® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person and allocated to the Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons and (b) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation including reasonable and documented fees and out-of-pocket expenses of (A) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to the Administrative Agent, (B) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise to all of the Lenders and (C) one financial advisor engaged by the Administrative Agent (or legal counsel for the Administrative Agent) for itself and the Lenders.

Section 10.06. Right of Set-off. Each of the Administrative Agent and each Lender is hereby authorized, without notice or demand (each of which is hereby waived by the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any Obligation of Parent or any other Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.06 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and other Secured Parties may have.

Section 10.07. No Waiver; Remedies. No failure on the part of the Borrower, the Lenders, the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.08. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any other Loan Document or of such provision or obligation in any other jurisdiction.

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Section 10.09. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.10. Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving the Parent or any Loan Party and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Legal Requirements, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.11. Survival. All covenants, agreements, representations and warranties made by Parent and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

Section 10.13. Submission to Jurisdiction; Service of Process.

(a)       Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

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(b)       Service of Process. The Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 10.02 (and shall be effective when such mailing shall be effective, as provided therein). The Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)        Non-Exclusive Jurisdiction. Nothing contained in this Section 10.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Legal Requirement or commence legal proceedings or otherwise proceed against Parent or any Loan Party in any other jurisdiction.

Section 10.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein.

Section 10.16. Confidentiality. Each Lender and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.16 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than Parent or any Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Legal Requirements or other legal process, (v) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Lender or the Administrative Agent or any of their Related Persons (including any self-regulatory authority, such as the to the National Association of Insurance Commissioners), (vi) to any nationally recognized rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or otherwise to the extent consisting of general portfolio information that does not identify Parent or Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 10.03 or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.16 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Parent or the Loan Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.16 and those of any other Contractual Obligation entered into with Parent or any Loan Party (whether or not a Loan Document), the terms of this Section 10.16 shall govern. For purposes of this Section 10.16, “Information” means all information received from Holdings, PBE, the Parent, the Borrower or any of its Subsidiaries relating to such Persons or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any of such Persons after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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Section 10.17. Patriot Act Notice. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Loan Party, which information includes the name and address of Parent or such Loan Party and other information that will allow such Lender to identify Parent or such Loan Party in accordance with the Patriot Act.

Section 10.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PRODUCTS LICENSING LLC, as Borrower
By:
Name:
Title:

Address:	Products Licensing LLC
9346 Civic Center Drive, Suite 200 Beverly Hills, CA 90201
Attention: Christoph PachlerChief
Financial Officer

Signature page to Credit Agreement

DBD CREDIT FUNDING LLC, as Administrative Agent and a Lender
By:
Name:
Title:

Address:	DBD Credit Funding LLC
c/o Fortress Investment Group
10250 Constellation Blvd., 16th Floor
Los Angeles, CA 90067
Attention: Josh Pack
Email: [EMAIL ADDRESS]

Signature page to Credit Agreement

SCHEDULESchedule 2.01(A)
COMMITMENTS

Lender2018 Term Loan Lenders	Commitment	Percentage
DBDFortress Credit Funding LLCOpportunities IX CLO Limited	$106,804,155.17 14,000,000.00	87.50%
Total:Fortress Credit Opportunities VII CLO Limited	$106,804,155.17 1,000,000.00	6.25%
Fortress Credit Opportunities V CLO Limited	$ 1,000,000.00	6.25%
Total	$16,000,000.00	100.00%

SCHEDULE 4.01
SUBSIDIARIES

None.

China Products Licensing LLC, a Delaware limited liability company – 100% of the limited liability company interests are owned by the Borrower

Summary report: Litéra® Change-Pro TDC 10.1.0.300 Document comparison done on 4/12/2018 3:58:32 PM
Style name: Default Style
Intelligent Table Comparison: Active
Original DMS: iw://WESTDMS/WEST/209638667/1
Modified DMS: iw://WESTDMS/WEST/209638667/14
Changes:
Add	323
Delete	256

Move From	43

Move To	43
Table Insert	6
Table Delete	3

Table moves to	0
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Embedded Graphics (Visio, ChemDraw, Images etc.)	0
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Format changes	0
Total Changes:	674

Annex III

Name of Lender	New Commitment Percentage
Fortress Credit Opportunities IX CLO Limited	$14,000,000.00	87.50%
Fortress Credit Opportunities VII CLO Limited	$1,000,000.00	6.25%
Fortress Credit Opportunities V CLO Limited	$1,000,000.00	6.25%
Total	$16,000,000.00	100.00%

Exhibit 10.14

Execution Version

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Fifth Amendment”) is dated as of June 7, 2018 (the “Fifth Amendment Date”) and is entered into among Products Licensing LLC (the “Borrower”) and DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrower, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); capitalized terms used (including in the preamble and recitals hereto) but not expressly defined herein shall have the meanings assigned to such terms thereafter in the Credit Agreement attached to the Fourth Amendment dated as of April 12, 2018 (“Fourth Amendment”) or in the Fourth Amendment itself.

WHEREAS, Borrower and Lenders have agreed to certain additional modifications to the Credit Agreement, including provisions relating to the 2018 Term Loan, as set forth herein..

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.

Effective immediately on the Fifth Amendment Date, the Credit Agreement is hereby amended as hereinbelow set forth:

(a)           Lenders’ commitment to make the 2018 Term Loan shall expire, if not therefore fully funded, on November 30, 2018, and not July 31, 2018.

(b)           Debtor shall pay the unfunded Commitment Fee, at the annual rate of 0.5% (50bps) of the principal amount of the 2018 Term Loan, calculated from and after the Fourth Amendment Date until the date the 2018 Term Loan is actually funded, on each Monthly Settlement Date, with the payment for the period from the Fourth Amendment Date until May 31, 2018, being due and payable on the Monthly Settlement Date for the Monthly Settlement Period ending May 31, 2018.

(c)           The definition of “Amortization Payment Amount” is amended in full to read as follows:

“Amortization Payment Amount” for any Monthly Settlement Date occurring after the Fourth Amendment Date (including the Monthly Settlement Date for the Monthly Settlement Period ending April 30, 2018) shall be $355,000.00, and for each Monthly Settlement Date that occurs after the date that the 2018 Term Loan is advanced to Borrower, in the amount of $408,333.00.”

(d)           The definition of “Commitment” is amended to read as follows:

“Commitment” means, from and after the Fourth Amendment Date, (a) as to any Lender, the aggregate principal amount of set forth in the Annex hereto, pro rata among them in the relative percentages set forth in the Annex hereto (the “2018 Commitment”), and (b) as to all Lenders, the aggregate Commitments of all Lenders to make the 2018 Term Loan. All other commitments to make any Loan, other than the 2018 Term Loan, have been fully satisfied.”

(e)           A new subdivision (vii) shall be added to Section 2.06(b) of the Credit Agreement reading as follows:

“(vii)     The principal sum of $16,000,000 shall be paid to Administrative Agent for the benefit of Lenders on the 30th day following funding of the 2018 Term Loan if by such date, the Reorganization (as defined in the Notice of Borrowing respecting the 2018 Term Loan) has not been completed.”

(f)            Subject to Section 2 of this Fifth Amendment, the Fourth Amendment Effective Date shall be deemed to have occurred concurrently with the effectiveness of the Fifth Amendment.

2.             Conditions Precedent to 2018 Term Loan. From and after the Fifth Amendment Effective Date, the Lenders’ obligations to make the 2018 Term Loan shall be subject only to delivery by Borrower to Administrative Agent of a Notice of Borrowing not later than three (3) Business days prior to funding, in the form attached hereto as Exhibit A, with any changes as may be approved in writing by Administrative Agent.

3.             Effectiveness. This Fifth Amendment shall be effective as of the date that (i) a fully executed copy of the First Amendment to Amended and Restated Guaranty and Security Agreement, substantially in the form attached hereto as Exhibit C, is delivered to Administrative Agent and (ii) an executed copy of the Secretary’s Certificate substantially in the form of Exhibit D, is delivered to Administrative Agent (the date that both such documents have been so delivered, being the “Fifth Amendment Effective Date”).

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4.             Release. In consideration of the foregoing amendments to the Credit Agreement, Borrower and the other Loan Parties signatory hereto or who consent to this Fifth Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lender and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

PBE, Borrower and each Loan Party hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. PBE, Borrower and each Loan Party hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Fifth Amendment, without which Lender would not have agreed to execute this Fifth Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

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5.             Waiver and Consent.

The Administrative Agent and Lenders signatory hereto hereby consent to the Reorganization (as defined in the Notice of Borrowing respecting the 2018 Term Loan) and waive any covenants or defaults under the Credit Agreement that may be triggered by the Borrower and Guarantors (i)  executing the Reorganization Documents substantially in all material respects in the forms attached as Exhibits to the Notice of Borrowing attached hereto and (ii) completing the Reorganization pursuant to such Reorganization Documents.

6.             Representations and Warranties.

(a)           The Borrower hereby represents and warrants that, as of the Fifth Amendment Date: (i) it has all requisite power and authority to enter into this Fifth Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Fifth Amendment, and performance of this Fifth Amendment have been duly authorized by all necessary corporate or other organizational action on the part of Borrower; (iii) this Fifth Amendment has been duly executed and delivered; and (iv) this Fifth Amendment is the legally valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           The Borrower hereby represents and warrants that, as of the date hereof, no changes to Schedule 4.01 or schedule 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true as of the Fifth Amendment Date.

(c)           The Borrower hereby represents and warrants that, as of the Fifth Amendment Date, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

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7.             Counterparts; Severability; Integration. This Fifth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Fifth Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Fifth Amendment shall not affect the validity or enforceability of the remaining provisions of this Fifth Amendment. Should any part of this Fifth Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Fifth Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Fifth Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

8.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Fifth Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FIFTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.             Loan Document; Successors and Assigns. This Fifth Amendment shall be deemed to be a Loan Document. This Fifth Amendment shall be binding upon the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

10.           No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Fifth Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

5

11.           No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Fifth Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PBE, PEI and Borrower of any provision of this Fifth Amendment. Administrative Agent’s and each Lender’s rights under this Fifth Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

12.           Costs and Expenses. Borrower agrees to reimburse Administrative Agent promptly after request for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Fifth Amendment and/or all of the matters relating to the Loan referenced herein including review of all terms of the Reorganization.

[Remainder of page intentionally left blank]

6

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name: David Israel
Title: Chief Financial Officer

Signature Page to Fifth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	DBD CREDIT FUNDING LLC, as Administrative Agent
	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

LENDER:	DBDB FUNDING LLC
By:

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities iX CLO lIMITED
By: FCO IX CLO CM LLC
its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities V CLO limited
By: FCO V CLO CM LLC
its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities vi clo limited
By: FCO VI CLO CM LLC
its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

LENDER:	Fortress Credit opportunities vii clo limited
By: FCO VII CLO CM LLC
its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Fifth Amendment to Credit Agreement

CONSENT

The undersigned, being Guarantors of the Loans pursuant to that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, (as heretofore amended, supplemented or modified to date, the “Restated Guaranty”) hereby consent to the foregoing Fifth Amendment.

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name: David Israel
Title: Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name: David Israel
Title: Chief Financial Officer

Annex

Name of Lender	New Commitment	Percentage
Fortress Credit Opportunities IX CLO Limited	$14,000,000.00	87.50%
Fortress Credit Opportunities VII CLO Limited	$1,000,000.00	6.25%
Fortress Credit Opportunities V CLO Limited	$1,000,000.00	6.25%
Total	$16,000,000.00	100.00%

Exhibit 10.15

EXECUTION VERSION

SIXTH AMENDMENT TO CREDIT AGREEMENT

This SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Sixth Amendment”) is dated as of August 13, 2018 (the “Sixth Amendment Date”) and is entered into among Products Licensing LLC (the “Borrower”) and DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrower, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as heretofore amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, Borrower and Lenders have agreed to certain modifications to the Credit Agreement including provisions permitting Borrower to obtain an additional advance from the Lenders listed on Annex I hereto which new advance is intended by Borrower to be used in part as working capital for Borrower, Playboy Enterprises Inc., a Delaware corporation (“PBE”) and Playboy Enterprises International, Inc., a Delaware corporation (“Parent”);

WHEREAS, Borrower and Lenders have agreed to certain other modifications to the Credit Agreement; and

WHEREAS, Borrower, Administrative Agent and the Lenders party hereto (comprising Required Lenders) desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.

Effective as of the Sixth Amendment Date, the Credit Agreement is hereby amended as follows:

(a)            The amount of the 2018 Term Loan shall be increased from $16,000,000 to $21,000,000, and the commitment by all Lenders as of the Sixth Amendment Effective Date shall be increased by $5,000,000, all as set forth on Annex I hereto.

(b)           The Amendment Fee with respect to the 2018 Term Loan shall be increased from $200,000 to $262,500, to be deemed fully earned upon payment and to be deducted from the 2018 Term Loan advanced on the funding of the 2018 Term Loan.

(c)            The “Amortization Payment Amount” shall mean, beginning with the Monthly Settlement Date occurring in September 2018, the sum of $425,000.

(d)           The “Applicable Margin” for Eurodollar Rate Loans (including the 2018 Term Loan) during the period from the Sixth Amendment Effective Date until the September 30, 2018 date of determination, shall be 5.25%, for any subsequent date of determination the “Applicable Margin” shall be determined pursuant to the definition of “Applicable Margin” in the Credit Agreement.

2.             Effectiveness. This Sixth Amendment shall be effective as of the Sixth Amendment Date, provided, that the Lenders obligations to make the 2018 Term Loan shall be effective on the date (the “Sixth Amendment Effective Date”) when all of the following have been received by Administrative Agent:

(a)           counterparts of this Sixth Amendment executed by each of the Borrower, the Administrative Agent, and each Lender;

(b)           a certificate of the secretary or other officer of each of the Borrower, Parent and PBE certifying as to the resolutions of the Borrower’s, Parent’s or PBE’s, as applicable, board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Sixth Amendment; and

(c)           one fully executed copy of the consent of Guarantors attached hereto, such other documentation as the Administrative Agent may reasonably request.

3.             Release. In consideration of the foregoing amendments to the Credit Agreement, Borrower and the other Loan Parties signatory hereto or who consent to this Sixth Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lender and Administrative Agent, and their respective Affiliates, and any of the respective successors-in- title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

PBE, Borrower and each Loan Party hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. PBE, Borrower and each Loan Party hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Sixth Amendment, without which Lender would not have agreed to execute this Sixth Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

4.             Representations and Warranties.

(a)            The Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Sixth Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Sixth Amendment, and performance of this Sixth Amendment, (and the Credit Agreement as amended hereby) have been duly authorized by all necessary corporate or other organizational action on the part of Borrower; (iii) this Sixth Amendment has been duly executed and delivered; and (iv) this Sixth Amendment (and the Credit Agreement, as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            The Borrower hereby represents and warrants that, as of the date hereof, no changes to Schedule 4.01 and 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true as of the date hereof.

(c)            The Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

5.             Counterparts; Severability; Integration. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Sixth Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Sixth Amendment shall not affect the validity or enforceability of the remaining provisions of this Sixth Amendment. Should any part of this Sixth Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Sixth Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Sixth Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

6.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Sixth Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SIXTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.             Loan Document; Successors and Assigns. This Sixth Amendment shall be deemed to be a Loan Document. This Sixth Amendment shall be binding upon the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

8.             No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Sixth Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

9.             No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Sixth Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PBE, Parent and Borrower of any provision of this Sixth Amendment. Administrative Agent’s and each Lender’s rights under this Sixth Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

10.           Costs and Expenses. To the extent not already paid by Borrower, Borrower agrees to reimburse Administrative Agent promptly after request for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Sixth Amendment and/or all of the matters relating to the 2018 Term Loan referenced herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

Signature Page to Consent – Sixth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	DBD CREDIT FUNDING LLC, as Administrative Agent

By:	/s/ Avraham Dreyfuss
Name:	Avraham Dreyfuss
Title:	Authorized Signatory

Signature Page to Consent – Sixth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	DBDB FUNDING LLC By:

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Signature Page to Consent – Sixth Amendment to Credit Agreement

LENDER:	FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED
	By:	FCOD CLO Management LLC its Collateral Manager
	By:	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

Signature Page to Consent – Sixth Amendment to Credit Agreement

LENDER:	FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED
	By:	FCOD CLO Management LLC its Collateral Manager

	By:	/s/ Avraham Dreyfuss
	Name:	Avraham Dreyfuss
	Title:	Chief Financial Officer

Signature Page to Consent – Sixth Amendment to Credit Agreement

LENDER:	FORTRESS CREDIT OPPORTUNITIES V CLO LIMITED
	By:	FCO V CLO CM LLC its Collateral Manager
	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Sixth Amendment to Credit Agreement

LENDER:	FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED
	By:	FCO VI CLO CM LLC its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Consent – Sixth Amendment to Credit Agreement

LENDER:	FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED
	By:	FCO VII CLO CM LLC its Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Consent – Sixth Amendment to Credit Agreement

CONSENT

The undersigned, being Guarantors of the Loans pursuant to that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, (as heretofore amended, supplemented or modified to date, the “Restated Guaranty”) hereby consent to (i) the foregoing Sixth Amendment, and (ii) to the increase in the amount of the Loan to (x) $122,674,155 plus (y) any accrued but unpaid interest, expenses and fees from the Fourth Amendment Date though the Sixth Amendment Effective Date minus (z) any amortization payments made during the period beginning on the Fourth Amendment Date and ending the Sixth Amendment Effective Date, and hereby acknowledge that the “Secured Obligations” so guaranteed pursuant to the Restated Guaranty, shall include the 2018 Term Loan, as increased by the Sixth Amendment, and that the Secured Obligations are modified pursuant to the foregoing Sixth Amendment.

Signature Page to Consent – Sixth Amendment to Credit Agreement

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

Signature Page to Consent – Sixth Amendment to Credit Agreement

Annex I

Name of Lender	New Commitment	Percentage
Fortress Credit Opportunities IX CLO Limited	$14,000,000	66.6666%
Fortress Credit Opportunities VII CLO Limited	$3,500,000	16.6667%
Fortress Credit Opportunities XI CLO Limited	$3,500,000	16.6667%
TOTAL	$21,000,000	100.0000%

Exhibit 10.16

EXECUTION VERSION

SEVENTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT

This SEVENTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 24, 2018 (the “Seventh Amendment Date”) and is entered into among Products Licensing LLC (the “Products”), Playboy Enterprises International, Inc., (“Parent”), Playboy Enterprises, Inc. (“PEI”, together with Parent, “New Borrowers”, and the New Borrowers together with Products, collectively, “Borrowers”), the other Loan Parties a party hereto as guarantors, DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, Products, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement as amended hereby);

WHEREAS, Products and the New Borrowers desire to cause each of the New Borrowers to become a “Borrower” under the Credit Agreement as amended by this Amendment (the “Joinder”).

WHEREAS, simultaneously with the Joinder, Borrowers and Lenders have agreed to certain modifications to the Credit Agreement including provisions permitting Borrowers to obtain an advance from the Lenders which new advance is intended by Borrowers to be used to finance, in part, the payoff in full of the Hefner Estate Note; and

WHEREAS, Borrowers, Administrative Agent and the Lenders party hereto (comprising all Lenders) desire to cause the New Borrowers to join the Credit Agreement, as borrowers, and to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Joinder.

(a)          Each New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such New Borrower will be deemed a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement. Each New Borrower hereby ratifies, as of the Seventh Amendment Date, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement as amended hereby. Without limiting the generality of the foregoing terms of this Section 1(a), each New Borrower hereby jointly and severally together with the other Borrowers and Guarantors, guarantees to the Lenders and each other holder of the Obligations, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at state maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms of the Credit Agreement as amended hereby and the other Loan Documents.

(b)           Each New Borrower hereby represents and warrants to the Lender that the exact legal name and state of organization of such New Borrower as of the Seventh Amendment Date is as set forth in the preamble hereto. The address of each New Borrower for purposes of all notices and other communications is the address of the Borrower Representative. Each New Borrower affirms the guaranty made by such New Borrower under the Guaranty and Security Agreement and affirms the grant thereunder of the security interest securing the Obligations (including, for the avoidance of doubt, the 2018 Series 2 Term Loans).

2.            Amendments to Credit Agreement.

(a)         Subject to Section 3 hereof, the Credit Agreement shall be amended and restated to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), and to relocate the “moved from” text (indicated textually in the same manner as the following example: ~~Move From~~) to the location indicated by the “move to” text (indicated textually in the same manner as the following example: Move To) as set forth in the composite Credit Agreement attached as Annex I hereto.

(b)        Subject to Section 3 hereof, Exhibit E to the Credit Agreement is hereby deleted in its entirety. Annex II attached hereto is hereby incorporated as Exhibit E to the Credit Agreement.

3.           Effectiveness. Section 2 of this Amendment shall be effective upon the satisfaction, in the reasonable discretion of the Administrative Agent, acting on behalf of the Lenders, of each of the following conditions precedent (the date of such effectiveness, the “Seventh Amendment Effective Date”):

(a)            The Administrative Agent shall have received the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(i)	counterparts of this Amendment duly executed by each of the Borrowers, the Administrative Agent, and each Lender;

(ii)	a certificate of the secretary or other officer of each of the Borrowers and the Guarantor, certifying as to the resolutions of the Borrowers’ board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment; ·

(iii)	the Second Amended and Restated Guaranty and Security Agreement duly executed by the Grantors a party thereto and the Administrative Agent;

(iv)	a legal opinion of legal counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent;

(v)	an executed counterpart of an Amendment to Trademark Security Agreement dated as of June 24, 2014 (“China Trademark Security Agreement”) in form and substance reasonably satisfactory to Administrative Agent; and

(vii)	such other information and documentation as the Administrative Agent may reasonably request.

(b)          (i) an upsize fee, for the ratable benefit of the Lenders, in the amount of two percent (2.00%) of the aggregate principal amount of the 2018 Series 2 Term Loans (the “Upsize Fee”), which shall be deemed fully earned upon payment, (ii) an extension fee, for the ratable benefit of the Lenders, in the amount of two percent (2.00%) of the outstanding principal balance of the Loans immediately prior to giving effect to this Amendment (the “Extension Fee”) and (iii) the reasonable and documented out-of-pocket costs and expenses (including the reasonable legal fees and disbursements of Administrative Agent’s legal counsel) in connection with the preparation and negotiation of this Amendment (the “Costs and Expenses”), which Upsize Fee, Extension Fee and Costs and Expenses shall be deducted from the 2018 Series 2 Term Loan advanced on the Seventh Amendment Effective Date.

(c)        confirmation from Reed Smith LLP, counsel for the Administrative Agent, that all documentary conditions precedent incident to this Amendment have been satisfied to the reasonable satisfaction of Reed Smith LLP; and

(d)         The representations and warranties made by the Borrowers contained in Section 6 hereof shall be true, correct and complete on and as of the first date on which the conditions set forth in Sections 3(a) through (c) shall have been satisfied.

4.            Post-Closing.

(a)        Borrowers shall, not later than sixty (60) days after the Seventh Amendment Effective Date, deliver to Administrative Agent, (i) duly executed control agreements (in form and substance reasonably satisfactory to Administrative Agent) with respect to all deposit accounts and securities accounts maintained by Parent or PBE and (ii) duly executed control agreements (in form and substance reasonably satisfactory to Administrative Agent) that supersede or otherwise replace the control agreements previously executed by and among Products, Administrative Agent and the depositaries a party thereto. The failure to deliver such documents on a timely basis shall constitute an Event of Default.

(b)         Administrative Agent and Products shall, not later than sixty (60) days after Seventh Amendment Effective Date enter into a Deposit Account Control Agreement with City National Bank (Beverly Hills) respecting the Collection Account which agreement provides for retained control by Products of the Collection Account unless and until Administrative Agent gives written notice to City National Bank that it is exercising control over the Collection Account (pursuant to the terms of the Credit Agreement), which agreement upon execution shall supersede the Deposit Account Control Agreement executed by Products, Administrative Agent and City National Bank in June 2014.

(c)        Borrowers shall, not later than thirty (30) days after the Seventh Amendment Effective Date, deliver to Administrative Agent evidence of termination of the Hefner Estate Note in form and substance as the Administrative Agent may request.

(d)          Borrowers shall provide to Administrative Agent, not later than 90 days after the Seventh Amendment Effective Date, executed amendments to each of the Trademark Security Agreement, the Licensed Trademark Security Agreement (each dated June 24, 2014, as heretofore amended) and the China Trademark Security Agreement to substitute the Schedule I attached to each such agreement with a schedule of all Trademarks included in the Collateral that is owned by a Borrower or Guarantor and that is registered or subject to applications for registration in the United States, or China, as applicable (and in the case of the China Trademark Agreement, which are registered in China in the name of any of the Borrowers or the Guarantor), together with an opinion of Borrowers’ counsel to reflect that such amendments have been duly authorized and executed.

(e)          Borrowers shall provide to Administrative Agent, not later than 30 days after the Seventh Amendment Effective Date, all original Pledged Collateral, together with any applicable stock power or membership power for the applicable Pledged Collateral.

5.            Release. In consideration of the foregoing amendments to the Credit Agreement, Borrowers and the other Loan Parties signatory hereto or who consent to this Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under any Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lenders and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to any Borrower or any other Loan Party, or any of them ( collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, each Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each Borrower hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Each Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and 1111 rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Each Borrower hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Amendment, without which Lenders would not have agreed to execute this Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

6.            Representations and Warranties.

(a)       Each Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Amendment, and performance of this Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Borrower; (iii) this Amendment has been duly executed and delivered; and (iv) this Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          Each Borrowers hereby represent and warrant that, as of the date hereof, except as set forth in Annex I hereto, no changes to Schedule 4.01 and 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true, correct and complete as of the date hereof.

(c)          Each Borrowers hereby represent and warrant that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

7.            Counterparts; Severability; Integration. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf’ format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Amendment shall not affect the validity or enforceability of the remaining provisions of this Amendment. Should any part of this Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

8.          Governing Law: Consent to Jurisdiction: WAIVER OF JURY TRIAL. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.            Loan Document; Successors and Assigns. This Amendment shall be deemed to be a Loan Document. This Amendment shall be binding upon the Borrower, the other Loan Parties, the Lender, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

10.         No Other Modification. The amendments set forth in Section 2 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

11.          No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by PBE, PEI and Borrower of any provision of this Amendment. Administrative Agent’s and each Lender’s rights under this Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

12.          Costs and Expenses. To the extent not already paid by Borrower, Borrower agrees to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

CHINA PRODUCTS LICENSING, LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

Signature Page to 7th Amendment

Administrative Agent:

DBD CREDIT FUNDING LLC

By:	/s/ Marc K. Furstein
Name:	Marc K. Furstein
Title:	Chief Operating Officer

Signature Page to 7th Amendment

Lenders:	FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

By: FCOD CLO MANAGEMENT LCC
Its: Collateral Manager

	By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to 7th Amendment]

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED

By: FCO VII CLO CM LCC
Its: Collateral Manager

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to 7th Amendment]

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED

By: FCOD CLO MANAGEMENT LCC
Its: Collateral Manager

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to 7th Amendment]

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED

By: FCOO CLO MANAGEMENT LCC
Its: Collateral Manager

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to 7th Amendment]

DBDB FUNDING LLC

By:	/s/ Marc K. Furstein
Name: Marc K. Furstein
Title: Chief Operating Officer

[Signature Page to 7th Amendment]

FORTRESS OPERATING ENTITY I LP

By: FIG CORP
Its: General Partner

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary and General Counsel

[Signature Page to 7th Amendment]

Annex I

Amended Credit Agreement

See attached.

Annex I to 7th Amendment

EXECUTION VERSION

(Conformed for Amendments No. 1 dated as of June 7, 2016, No. 2 dated as of August 29, 2016, No. 3 dated as of July 20, 2017 and No. 4 dated as of April 12, 2018) U.S. $150,000,000

CREDIT AGREEMENT

Dated as of June 24, 2014

among

PRODUCTS LICENSING LLC,

PLAYBOY ENTERPRISES INTERNATIONAL, INC.,

and

PLAYBOY ENTERPRISES, INC.,

each as a Borrower

THE LENDERS PARTY HERETO

as Lenders

and

DBD CREDIT FUNDING LLC

as Administrative Agent

Page

ARTICLE I
DEFINITIONS AND INTERPRETATION	1
Section 1.01. Certain Defined Terms	1
Section 1.02. Accounting Terms	2831
Section 1.03. Uniform Commercial Code	2831
Section 1.04. Construction	2831
Section 1.05. Time Periods	2932

ARTICLE II
AMOUNT AND TERMS OF THE LOANS	32
Section 2.01. The Loans	2932
Section 2.02. Making the Loans	2933
Section 2.03. Repayment and Amortization of Loans; Evidence of Debt	3033
Section 2.04. Interest	3034
Section 2.05. Interest Elections	3135
Section 2.06. Prepayments	3235
Section 2.07. Alternative Rate of Interest	3338
Section 2.08. Increased Costs	3438
Section 2.09. Break Funding Payments	3539
Section 2.10. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs	3540
Section 2.11. Taxes	3642
Section 2.12. Mitigation Obligations; Replacement of Lenders	4046
Section 2.13 Borrower Representative; Joint and Several Liability	46
ARTICLE III
CONDITIONS TO THE LOANS	47
Section 3.01. Conditions Precedent to Making the Loans	4047
Section 3.02. [Intentionally Omitted]	40
ARTICLE IV
REPRESENTATIONS AND WARRANTIES	47
Section 4.01. Existence and Power; Subsidiaries	4147
Section 4.02. Authority and Enforceability	4148
Section 4.03. Government Approvals; No Conflicts	4148
Section 4.04. Financial Statements; Projections	4248
Section 4.05. Solvency	4249
Section 4.06. Litigation	4249
Section 4.07. Material Agreements; No Default	4349
Section 4.08. Ownership of Property	4349
Section 4.09. Environmental Laws	4350
Section 4.10. Insurance	4350
Section 4.11. Taxes, Etc.	4350

i

Section 4.12. ERISA	4450
Section 4.13. Investment Company Act	4451
Section 4.14. Federal Reserve Regulations	4451
Section 4.15. Labor Matters	4451
Section 4.16. Intellectual Property	4451
Section 4.17. Disclosure	4552
Section 4.18. Compliance with Laws	4552
Section 4.19. Anti-Corruption Laws and Sanctions	4552
Section 4.20. Collateral Documents	4552

ARTICLE V
AFFIRMATIVE COVENANTS	53
Section 5.01. Financial Statements and Reports	4653
Section 5.02. Notices	4755
Section 5.03. Existence; Conduct of Business	4855
Section 5.04. Compliance with Laws	4856
Section 5.05. Use of Proceeds	4856
Section 5.06. Payment of Obligations	4856
Section 5.07. Keeping of Books	4956
Section 5.08. Audit Rights	4956
Section 5.09. Performance of Obligations; Enforcement of Rights	4957
Section 5.10. Maintenance of Insurance	4957
Section 5.11. ERISA	5057
Section 5.12. Additional Collateral and Guaranties	5058
Section 5.13. Designation of Subsidiaries	5159
Section 5.14. Assistance with Syndication	5159
ARTICLE VI
NEGATIVE COVENANTS	59
Section 6.01. Liens, etc.	5160
Section 6.02. Indebtedness	5260
Section 6.03. Fundamental Changes	5361
Section 6.04. Investments	5362
Section 6.05. Asset Sale	5362
Section 6.06. Restricted Payments	5463
Section 6.07. Restrictive Agreements	5463
Section 6.08. Hedge Agreements	5463
Section 6.09. Capital Expenditures	5463
Section 6.10. Nature of Activities	5463
Section 6.11. Transactions with Affiliates	5464
Section 6.12. Accounting Changes; Fiscal Year	5564
Section 6.13. Bank Accounts	5564
Section 6.14. ERISA	5564
Section 6.15. Hazardous Materials	5564
Section 6.16. Modification or Termination of Material Agreements	5565
Section 6.17. Maximum Leverage Ratio	5665

ii

ARTICLE VII
EVENTS OF DEFAULT	65
Section 7.01. Events of Default	5665

ARTICLE VIII
ADMINISTRATION, SETTLEMENT AND COLLECTION	67
Section 8.01. Establishing and Maintaining the Collection Accounts	5867
Section 8.02. Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account	5868
Section 8.03. Payments and Transfers from the Collection Accounts	5968
Section 8.04. Establishing and Maintaining the Debt Service Reserve Account and Fortress Excess Cash Account	6271
Section 8.05. Investment of Funds	6271
Section 8.06. Remedies	6372

ARTICLE IX
THE ADMINISTRATIVE AGENT	72
Section 9.01. Authorization and Action	6372
Section 9.02. Administrative Agent’s Reliance	6474
Section 9.03. Lender Indemnity	6574
Section 9.04. Credit Decision	6574
Section 9.05. Successor Administrative Agent	6574
Section 9.06. Fortress	6575
Section 9.07. [Intentionally Omitted]	66

ARTICLE X
MISCELLANEOUS	75
Section 10.01. Amendments, Actions Under This Agreement, etc.	6675
Section 10.02. Notices, etc.	6776
Section 10.03. Assignments and Participations	6777
Section 10.04. Indemnification	7080
Section 10.05. Costs and Expenses	7181
Section 10.06. Right of Set-off	7182
Section 10.07. No Waiver; Remedies	7282
Section 10.08. Severability	7283
Section 10.09. Binding Effect	7283
Section 10.10. Entire Agreement	7283
Section 10.11. Survival	7283
Section 10.12. GOVERNING LAW	7283
Section 10.13. Submission to Jurisdiction; Service of Process	7383
Section 10.14. Waiver of Jury Trial	7384
Section 10.15. Execution in Counterparts	7384
Section 10.16. Confidentiality	7485
Section 10.17. Patriot Act Notice	7485
Section 10.18. Interest Rate Limitation	7486
Section 10.19. No Advisory or Fiduciary Responsibility	7586

iii

EXHIBITS

Exhibit A      Form of Assignment and Assumption

Exhibit B       Form of Note

Exhibit C       Form of Notice of Borrowing

Exhibit D       Form of Notice of Conversion/Continuation

Exhibit E        Form of Compliance Certificate

Exhibit F-1 Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships) Exhibit F-2 Form of U.S. Tax Certificate (Foreign Participants that are not Partnerships) Exhibit F-3 Form of U.S. Tax Certificate (Foreign Participants that are Partnerships) Exhibit F-4 Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)

Exhibit G        Form of Direction to Pay

Exhibit H        Form of Notice of Assignment

SCHEDULES

Schedule 1.01 Hefner Trademarks

Schedule 2.01 Commitments

Schedule 4.01 Subsidiaries

Schedule 4.06 Litigation

APPENDIX I Example of Collection Account Monthly Waterfall

iv

EXECUTION VERSION

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 24, 2014 (this “Agreement”), is entered into among PRODUCTS LICENSING LLC, a Delaware limited liability company (the “Borrower”)“Products”), PLAYBOY ENTERPRISES INTERNATIONAL, INC.,a Delaware corporation (“Parent”) and PLAYBOY ENTERPRISES INC., a Delaware corporation. (“PBE”, together with Parent and Products, collectively, “Borrowers”), the financial institutions from time to time party hereto as lenders (the “Lenders”) and DBD CREDIT FUNDING LLC, a Delaware limited liability company (together with its Affiliates, “Fortress”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 9.05, the “Administrative Agent”) for itself and the Lenders.

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, term loans, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the BorrowerProducts used the proceeds of the Initial Term Loan and the 2017 Term Loan made by the Lenders to (a) make a distribution to Parent and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder; and

WHEREAS, Borrower has requested Lenders to make an additional advance to Borrower in order to enable Borrower to make a furtherProducts used the proceeds of the 2018 Term Loan made by the Lenders to (a) make a distribution to Parent in order to finance, in part, the Reorganization and to(b) fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder.; and

WHEREAS, Borrowers have requested Lenders to advance the 2018 Series 2 Term Loan to Borrowers (a) in order to enable PBE to pay off the obligations due under the Hefner Estate Note in full, (b) for PBE’s consolidated general corporate purposes and (c) to fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein (including the recitals and preamble above) shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“2017 Term Loan” shall have the meaning given to such term in Section 2.01.

“2018 Term Loan” shall have the meaning given to such term in Section 2.01.

“2018 Series 2 Term Loan” shall have the meaning given to such term in Section 2.01.

“2018 Series 2 Term Loan Lenders” shall mean the Lenders listedidentified as such on Schedule 2.01(A).

“Account Control Agreement” means each tri-party deposit account control agreement or securities account control agreement among (a) a Borrower or any other Loan Party, (b) the Administrative Agent and (c) the applicable bank (in the case of a deposit account control agreement) or applicable securities intermediary (in the case of a securities account control agreement), in each case in form and substance reasonably satisfactory to the Administrative Agent and, in any event, providing the Administrative Agent with “control” of such deposit account or securities account within the meanings of Articles 9 and 8 of the UCC, respectively.

“Additional Financing Costs” means additional amounts payable under Section 2.08, breakage costs payable under Section 2.09, taxes payable under Section 2.11, indemnities, fees, costs, expenses and similar amounts that are required to be paid (or reimbursed) by (or an obligation to pay which has been incurred by) the BorrowerBorrowers under the Loan Documents, except interest payable under this Agreement pursuant to Section 2.04.

“Adjusted Cash” means, as of any date of determination, an amount equal to (x) the cash and Cash equivalents of the Loan Parties as of such date plus (y) the actual cash investment for the acquisition of Equity Interests in any Person (other than any Person that is a Subsidiary as of the Seventh Amendment Effective Date) by any Loan Party after the Seventh Amendment Date, as of such date, up to an amount in the aggregate not to exceed $5,000,000.

“Adjusted Cash Flow” means, as of any applicable Settlement Date, (x) the amount of aggregate Collections received by the Loan Parties for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee paid and otherwise accrued during the twelve month period ending as of the last day of the most recently ended Settlement Period minus (z) the aggregate Corporate Allocation Amount to be paid on such Settlement Date, if any, plus the aggregate Corporate Allocation Amounts paid on the previous three (3) Settlement Dates.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means the account no. [ACCOUNT NUMBER] of the Administrative Agent maintained at Bank of America, N.A., ABA # 026009593, Account Name: DBD Credit Funding LLC, or such other account as shall be notified to the BorrowerBorrowers in writing by the Administrative Agent from time to time.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Amortization Payment Amount” means for any Monthly, beginning with the Quarterly Settlement Date occurring after the Fourth Amendment Effective Datein April 2019 with respect to the Quarterly Settlement Period ended March 31, 2019, the sum of $408,333.33 less the amount of any prepayments made775,000.00 (except as reduced pursuant to Section 2.06(b)(ix) that have been applied to reduce such scheduled amortization payment from and after the Fourth Amendment Effective Date until the last day of such Monthly Settlement Period).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to theeach Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, (i) from the SecondSeventh Amendment Effective Date until the nextfirst date of determination thereafter as described below, 4.255.75% per annum for Base Rate Loans and 5.256.75% per annum for Eurodollar Rate Loans (including the 2018 Series 2 Term Loan), and (ii) for any subsequent date of determination of the “Applicable Margin”, a percentage equal to the percentage set forth below in the column opposite the level corresponding to the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period:

LEVEL	LEVERAGE RATIO	BASE RATE	EURODOLLAR	EURODOLLA
			BASE RATE
		LOANS	LOANS	R RATE LOANS

I		5.75%	6.75%	7.75%
	Equal than to or greaterGreater or
	equal to 4.00 to 1.00
II	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	5.00%	6.25%	7.25%

III	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	4.75%	5.75%	6.75%

IV	Less than 3.00 to 1.00	4.25%	5.25%	6.25%
	or Equal to

Each date of determination for the “Applicable Margin” shall be the first Business Day of the month after delivery by the BorrowerBorrowers to the Administrative Agent of a new Compliance Certificate pursuant to Section 5.01(c) in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b). In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement is in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the BorrowerBorrowers shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) the BorrowerBorrowers shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

For the avoidance of doubt, nothing in this definition of “Applicable Margin” shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.04(b) and Article 7 hereof, and shall survive the termination of this Agreement.”

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Artwork Holdings” means Artwork Holdings LLC, a Delaware limited liability company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and consented to by the Borrower Representative where required pursuant to the provisions of Section 10.03, substantially in the form of Exhibit A hereto.

“Bank Instruction Letter” means (x) with respect to the Bank of America Account, the standing order transfer form of Bank of America executed by Parent and delivered to Bank of America, in form and substance reasonably acceptable to the Administrative Agent and (y) with respect to each bank or other financial institution with which thea Borrower or such Loan Party maintains an account outside the United States, a letter executed by thesuch Borrower or other applicable Loan Party and delivered to such bank or other financial institution, in form and substance reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such bank or financial institutions to remit all funds on deposit in such account at the end of each Business Day to a Collection Account on each such Business Day.

“Bank of America Account” means the bank account with account number 2292115 at Bank of America.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the highest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate from time to time, in effect on such day, plus 0.50% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate, respectively.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which a Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement. “Borrower Representative” has the meaning set forth in Section 2.13

“Borrowing” means Loans made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate outstanding principal amount of the Loan as of such date (after taking into account any principal reduction thereof as a result of a payment to be made on the immediately succeeding Monthly Settlement Date) and the denominator of which is the Eligible Receivables Balance as of such date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Expenditures” means any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease” means, with respect to any person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A)    organized under the laws of the United States, any state thereof or the District of Columbia, (B)    “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Change in Control” means any event pursuant to which PBE ceases to own, directly or indirectly, or to have, directly or indirectly, the power to vote or direct the voting of, Voting Stock of the Borrower representing a majority of the voting power of the total outstanding Voting Stock of the Borrower.

“Change in Control” means:

(a)       (i) at any time prior to the consummation of an Initial Public Offering, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of PBE or (ii) at any time upon or after the consummation of an IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of PBE and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of PBE beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of PBE; or

(b)               any event pursuant to which PBE ceases to own all of the Equity Interests of Parent; or

(c)               any event pursuant to which Parent and/or PBE ceases to own all of the Equity Interests of Products.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.18. “Closing Date” means the date on which the Initial Term Loan was made. “Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of Parent, thea Borrower or any other Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations, other than Excluded Assets.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, whether heretofore, now, or hereafter executed by Parent, thea Borrower or any other Loan Party and delivered to the Administrative Agent.

“Collection Account” has the meaning set forth in Section 8.01(a).

“Collection Account Control Agreement” means each of the Deposit Account Control Agreement and the Lockbox Account Agreement among the BorrowerProducts, the Administrative Agent and City National Bank dated as of June 24, 2014., as amended

“Collections” all amounts (including all money, instruments, investment property and other property) received by or on behalf of any Loan Party with respect to the Licenses or any other Transferred Assets, whether Overages, Guarantied Royalties, fees thereunder, proceeds of enforcement or consideration for the sale or disposition thereof, net of agency fees, costs of collection and applicable taxes, if any, required to be paid but in each case, that are not required to be deducted from such amounts prior to payment thereof to the applicable Loan Party.

“Commitment” means from and after the Seventh Amendment Date, (a) as to any Lender, the aggregate commitment of such Lender to make a Loan asprincipal amount of set forth onin Schedule 2.01 or the most recent Assignment and Assumption(A), pro rata among them in the relative percentages set forth in Schedule 2.01(A), and (b) as to all Lenders, the aggregate commitmentCommitments of all Lenders to make Loans, which aggregate commitment shall be (i) $150,000,000 on the Closing Date and (ii) on the Fourth Amendment Effective Date, $119,674.155.00 plus (y) any accrued interest, expenses and fees from the Fourth Amendment Date though the Fourth Amendment Effective Date minus (z) any amortization payments made during the period beginning on the Fourth Amendment Date and ending the Fourth Amendment Effective Date.the 2018 Series 2 Term Loan. All other commitments to make any Loan, other than the 2018 Series 2 Term Loan, have been fully satisfied.

“Competitors” means (a) any primarily internet, publishing, motion picture, television, or home video company whose target demographic or audience is, and a significant portion of whose revenues are generated or derived from sales to, primarily adult males, (b) any company, a significant portion of whose revenues are generated or derived from adult content, (c) any company primarily in the business of the production, distribution, marketing, licensing or exploitation of the contents or products of the entities described in items (a) and (b) above, and (d) any significant shareholder of any of the foregoing, excluding in each case bona fide diversified debt funds, financial advisors, hedge funds, institutional investors, investment banks, investment managers, principal investors, private equity investors, securities trading firms, and commercial lending entities (in each case, who are not natural persons) and any investment vehicles established by any of the foregoing.

“Compliance Certificate” means a certificate delivered by a Responsible Officer of theeach Borrower in substantially the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Value” means, as of any date of determination, with respect to any License, the aggregate Dollar Amount of all Guarantied Royalties payable in cash to a Loan Party pursuant to such License during the period commencing on the date of determination and ending on the earlier of (x) the end of the then-current term of such License and (y) eight (8) years following the date of determination as set forth in the most recent Compliance Certificate, excluding any amounts due during such period that have been prepaid prior to such date of determination (it being understood that such exclusion shall include all amounts prepaid by Coty Inc. in December 2013); provided that amounts not obligated to be so paid within the twelve (12) months following such date of determination shall be discounted to present value at a rate of 10.0% per annum. For purposes hereof, “Dollar Amount” shall mean (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount, calculated on the basis of the rate at which such currency may be exchanged into Dollars as quoted in The Wall Street Journal on such date of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, applications to register copyrights, (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Corporate Allocation Amount” means, with respect to any Quarterly Settlement Date, the amount paid to Parent pursuant to clause (2) of Section 8.03(ab).

“Coty Overages Amount” means, as of any date of determination, an amount equal to (x) the aggregate amount of Overages paid in cash by Coty Inc. to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate excluding, for the avoidance of doubt, the amount advanced by Coty Inc. in December 2013 multiplied by (y) 2.75.

“Debt Service Reserve Account” has the meaning set forth in Section 8.04(a).

“Debt Service Reserve Required Amount” means, for any Settlement Date prior to the Fourth Amendment Date, $0 and for any Quarterly Settlement Date after the Fourth Amendment Date means the sum of (i) the aggregate estimated interest on the Loans to accrue and be payable for the next two Monthly Settlement Periods, and (ii) the Amortization Payment Amount due to be paid for the next two Monthly Settlement Periods.

“Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall have the meaning assigned to such term in Section 2.04(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its the Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the BorrowerBorrowers, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or requesting Lender’s receipt of such certification in form and substance satisfactory to the Administrative Agent and, if applicable, such requesting Lender, to provide a certification in writing from an authorized officer of such Lender or (d) has become the subject of a Bankruptcy Event.

“Defined Benefit Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of thea Borrower or any ERISA Affiliate and no Person other than thesuch Borrower and the ERISA Affiliate or (b) was so maintained and in respect of which thea Borrower or any ERISA Affiliate could have liability under Section 4062 of ERISA in the event such plan has been or were to be terminated.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Direction to Pay” means a letter executed by the BorrowerProducts or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit G hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such Licensee (or its agent) to remit payments due to BorrowerProducts or such other Loan Party directly to a Collection Account.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Termination Date.

“Disqualified Collection Account” means (i) any account maintained in the United States that is not subject to an Account Control Agreement, (ii) any account maintained outside the United States with respect to which a Bank Instruction Letter has not been delivered to the applicable bank or financial institution (with a copy to the Administrative Agent) and (iii) the Bank of America Account if a Bank Instruction Letter with respect thereto has not been delivered to Bank of America (with a copy to the Administrative Agent); provided that the account described in clause (iii) shall also constitute a Disqualified Collection Account as of the date which is ninety (90) days following the Closing Date.

“Dollars” or “$” means lawful money of the United States.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (e) any other Person (other than an individual) that is approved by the Administrative Agent in its sole discretion; provided that, so long no Event of Default has occurred and is continuing, no Person shall be an Eligible Assignee under clause (d) or (e) above without the prior written consent of the Borrower Representative, not to be unreasonably withheld, conditioned or delayed (provided that the BorrowerBorrowers shall be deemed to have consented to any such Person constituting an Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after the Borrower Representative having received notice of the proposed assignment); provided, further, in the absence of an Event of Default under clause (a) or clause (d) of Section 7.01, no Competitor shall be an Eligible Assignee without the prior written consent of the Borrower Representative, in its sole discretion.

“Eligible Receivables Balance” means as of any date of determination, and without duplication, the sum of (x) the Overages Amount, and (y) the aggregate Contract Values for all Qualifying Licenses, and (z) 50% of Projected Overages, in each case as of such date of determination, provided that in no event may 50% of the sum of Projected Overages exceed 15% of the aggregate Eligible Receivables Balance.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of thea Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with thea Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a)(x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.252.00% per annum.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, with respect to any Settlement Date, (x) if the Loan to Value is less than ninety percent (90%) as of the last day of the applicable Settlement Period, an amount equal to forty percent (40%) of the sum of Collections, minus the Amortization Payment Amount due in connection with the Settlement Period then ended minus interest paid pursuant to Section 8.03(e) during such Settlement Period then ended and (y) if the Loan to Value is equal to or greater than ninety percent (90%) as of the last day of the applicable Settlement Period, an amount equal to seventy-five percent (75%) of the sum of Collections, minus the Amortization Payment Amount due in connection with the Settlement Period then ended minus interest paid pursuant to Section 8.03(e) during such Settlement Period then ended.

“Excess Cash Flow” means, with respect to any Settlement Date, the amount of Collections remaining on deposit in the Collection Accounts after application thereof pursuant to clauses (1) through (8) of Section 8.03(a).

“Excess Cash Flow Percentage” means, as of any Settlement Date:

(i)              for all Settlement Periods through the Settlement Period ending September 30, 2017, 0%;

(ii)             for the Quarterly Settlement Period ending on December 31, 2017, if the Leverage Ratio is 4.0:1.00 or less, 50%;

(iii)                 for all Settlement Periods commencing with the Settlement Period ending March 31, 2018, if the Borrowing Base Ratio calculated as of the previous Quarterly Settlement Date for the previous Quarterly Settlement Period was less than 85%, 33.33%; and

(iv)                 for each Settlement Period ending on or after March 31, 2018, if the Borrowing Base Ratio calculated as of the previous Quarterly Settlement Date for the previous Quarterly Settlement Period was 85% or above, 75%.

~~In e~~ach case of (i) through (iv) above, the Borrowing Base Ratio shall be determined as of the last day of ~~the~~ related Settlement Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amounts” means amounts on deposit in a Collection Account not constituting Collections including (i) amounts paid by Licensees that are not required to be paid pursuant to the applicable License (i.e. amounts constituting reimbursement of travel and other costs and expenses incurred by PBE or Parent to send its employees to events hosted by such Licensee and appearance fees payable by a Licensee to PBE or Parent in connection therewith), (ii) amounts on deposit in the Bank of America Account that are swept into a Collection Account pursuant to a Bank Instruction Letter that are not proceeds of a License and (iii) agency fees that are not deducted from amounts payable under a License prior to such amounts being remitted to a Collection Account.

“Excluded Assets” means (a) (i) any fee-owned real property and (ii) leasehold interests in real property, (b) motor vehicles and other assets subject to a certificate of title statute, (c) letter-of-credit rights (as defined in the Guaranty and Security Agreement) to the extent not constituting supporting obligations (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000, (d) commercial tort claims (as defined in the Guaranty and Security Agreement) of less than $1,000,000, (e) any pledges of, or security interests in, property prohibited by any law, rule or regulation (but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective pursuant to the UCC of any relevant jurisdiction, insolvency laws or any other Legal Requirements); provided that such property will cease to be an Excluded Asset and will become subject to the Lien granted under the Guaranty and Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (f) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any Intellectual Property if the grant of a Lien on or security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property, (g) Excluded Equity and, (h) the Hefner Trademarks, and (i) those assets as to which the Administrative Agent and the Borrower Representative reasonably agree that the cost of obtaining such a security interest is excess in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means (a) any Voting Stock in excess of 65% of the outstanding voting Stock of any Excluded Subsidiary that is a direct Subsidiary of a Loan Party, (b) any Equity Interests in a joint venture which by the terms of its Organizational Documents or any agreements with the other equity holders prohibits the granting of a Lien in such Equity Interests and (c) Equity Interests in entities in which a Loan Party holds 50% or less of the outstanding Equity Interests of such Person, to the extent a pledge of such Equity Interests is prohibited by the Organizational Documents, or agreements with the other equity holders, of such entity.

“Excluded Subsidiary” means, collectively, (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC or (c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Equity Interests in one or more CFCs.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.12(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Expense Reserve Amount” means (x) for each Settlement Date occurring prior to the IP Completion Date, $350,000 less any amounts released from the Debt Service Reserve Account pursuant to the second sentence of Section 8.04(b) on any prior Settlement Date, and (y) for each Settlement Date occurring on or after the IP Completion Date, $0.

“Facility” means the Commitments and the provisions of this Agreement related to the Loans.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors (or equivalent governing body, as applicable) of Parent or the Loan Party selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fiscal Quarter” means each period commencing on each of January 1st, April 1st, July 1st and October 1st, in any calendar year, and ending on (and including) the last day prior to the day on which the immediately succeeding fiscal quarter commences.

“Fiscal Year” means any period commencing on January 1st and ending on (and including) December 31st, of the same calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fortress” has the meaning set forth in the preamble to this Agreement.

“Fortress Excess Cash Account” has the meaning set forth in Section 8.04(b).

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated April 12, 2018 among the Borrower, LenderProducts, the Lenders a party thereto, and the Administrative Agent.

“Fourth Amendment Date” has the meaning set forth in the Fourth Amendment.

“Fourth Amendment Effective Date” has the meaning set forth in the Fourth Amendment.

“Fund” means any Person (other than a natural Person) which is not a Competitor that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.04(a).

“Gambling Products” shall have the meaning provided for in the Master License.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, theeach Borrower and its Subsidiaries.

“Guarantied Royalties” means, with respect to any License, “Guarantied Royalties” or the equivalent term in such License representing a fixed, non-contingent, non-refundable, nonreturnable amount (whether constituting an advance, license fee or similar amount) payable by the Licensee thereunder, in each case, minus any agency fees payable under and in accordance with such License out of such amount that are not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Guarantor” means China Products Licensing, LLC, a Delaware limited liability company and each other Person who hereafter becomes a guarantor under the Guaranty and Security Agreement.

“Guaranty” means, as to any Person, any of the following: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business; or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement dated as of July 20, 2017, initially executed by PBE, Parent, and the Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hefner Estate Note” means that certain promissory note, dated as of August 17, 2018, made by PBE in favor Michael R. Whalen, Trustee of the Hugh M. Hefner 1991 Trust.

“Hefner Trademarks” means the Trademarks listed on Schedule 1.01 hereto. “Holdings” means Icon Acquisition Holdings LLC.

“Indebtedness” means, as to any Person without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Hedge Agreement, (d) all obligations of such Person for the deferred purchase price of property or services (excluding royalty payments, deferred compensation and other employee related obligations, trade accounts payable and accrued liabilities incurred in the ordinary course of business) which purchase price is due more than ninety (90) days after the date of placing the property in service or taking delivery and title thereto, (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured, (f) all obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all guaranties of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04.

“Initial Public Offering” means the issuance by PBE or any direct or indirect parent of PBE of its common Equity Interests in an underwritten primary public offering pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Intellectual Property” means all Licensed Trademarks, IP Licenses and IP Ancillary Rights.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property (in each case, net of any out-of-pocket costs, fees and expenses required to be paid in connection therewith), including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP Completion Date” means the date on which Parent and the Loan Parties have satisfied their respective obligations under Section 5.5(e) of the Guaranty and Security Agreement with respect to each Specified Jurisdiction existing as of the Closing Date.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which any Loan Party holds, or immediately following an Investment will hold, any Equity Interests and which has acquired assets from Parent or any Loan Party pursuant to a Permitted IP Disposition.

“LBE” shall have the meaning provided for in the Master License.

“LBE-Gambling License” means a License as to which the Licensee is granted the right to use Trademarks of Parent for LBE or Gambling Products.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” means (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof and (b) each financial institutions or other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate outstanding principal amount of the Loan as of such date (after giving effect to any reduction thereto as a result of a payment to be made on the immediately succeeding Settlement Date) to (y) Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period) minus the Corporate Allocation Amount paid (or to be paid) on the immediately succeeding Quarterly Settlement Date and each of the previous three (3) Quarterly Settlement Dates; provided that (i) the Corporate Allocation Amount to be deducted as set forth in clause (y) above for the first three (3) Quarterly Settlement Dates after the Closing Date shall be equal to (A) the Corporate Allocation Amount to be paid on such Quarterly Settlement Date multiplied by four, in the case of the first Quarterly Settlement Date, (B) the Corporate Allocation Amount paid on such Quarterly Settlement Date plus the Corporate Allocation Amount paid on the previous Quarterly Settlement Date multiplied by two, in the case of the second Quarterly Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Quarterly Settlement Date plus the Corporate Allocation Amounts paid on the previous two Quarterly Settlement Dates multiplied by four thirds, in the case of the third Quarterly Settlement Date and (ii) the aggregate outstanding principal amount of the Loans outstanding for all Settlement Dates commencing with the first Settlement Date after the Fourth Amendment Effective Date through the Quarterly Settlement Date for the Quarterly Settlement period ending June 30, 2018, shall be deemed to exclude the 2018 Term Loan.Net Debt to (y) Adjusted Cash Flow.

“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other successor page or service as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding anything herein to the contrary, in the event that the LIBOR Rate is less than 2.00%, the LIBOR Rate shall be deemed to be 2.00% for all purposes under this Agreement.

“License” shall have the meaning provided for the term “Third Party License Agreement” in the Master Assignment Agreement.

“Licensed Trademarks” means, collectively, all existing and after-acquired Trademarks owned by Parent that have been licensed to the BorrowerProducts pursuant to the Master License.

“Licensed Trademark Security Agreement” means that certain Licensed Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by the BorrowerProducts in favor of the Administrative Agent.

“Licensee” means a Person that has the right to use certain Trademarks pursuant to a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” and “Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the OID Side Letter, the Guaranty and Security Agreement, the PBE Guaranty, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement, each Note, the Servicing Agreement, the Master License, the Master Assignment Agreement, each IP Security Agreement (as defined in the Guaranty and Security Agreement) and all other instruments, documents and agreements executed and delivered by any Loan Party, Parent or PBE in connection with the foregoing, and all amendments, waivers and consents related thereto.

“Loan Party” means each the Borrower, each Guarantor and each Restricted Subsidiary.

“Loan to Value” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Total Debt and the denominator of which is the Total Borrowing Base.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Master Assignment Agreement” means that certain Master Assignment Agreement dated as of June 24, 2014, by and between Parent, as assignor, and the BorrowerProducts, as assignee.

“Master License” means that certain Master Trademark License Agreement dated as of June 24, 2014, by and between Parent and the BorrowerProducts.

“Material Adverse Effect” means (a) a material adverse effect on, or material adverse change in, the business, financial condition, or continuing operations of the BorrowerProducts and its Subsidiaries, taken as a whole, (b) material impairment of the ability of Parent or the Loan Parties to perform their respective obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document or (d) a material adverse effect of the rights of the Secured Parties under the Loan Documents, including the validity, enforceability or priority of the Liens purported to be created.

“Material Agreement” means, as of any date of determination, (i) each of top ten (10) Licenses assigned to a Loan Party pursuant to the Master Assignment Agreement based on Collections received for the twelve months period ending on of the last day of the most recently ended Quarterly Settlement Period and (ii) each of the Master License, the Master Assignment Agreement and the Servicing Agreement.

“Maturity Date” means December 31, _______20202023.

“Maximum Corporate Allocation Amount” means, (a) for any Quarterly Settlement Period, the amount set forth below opposite such$1,250,000 and (b) for any Monthly Settlement Period:, $416,666.67.

SETTLEMENT PERIOD ENDING	AMOUNT

September 30, 2014	$1,480,769

December 31, 2014	$1,375,000

March 31, 2015	$1,375,000

June 30, 2015	$1,375,000

September 30, 2015	$1,443,750

December 31, 2015	$1,443,750

March 31, 2016	$1,443,750

June 30, 2016	$1,443,750

September 30, 2016	$1,250,000

December 31, 2016	$1,250,000

March 31, 2017	$1,250,000

June 30, 2017	$1,250,000

September 30, 2017	$1,250,000

December 31, 2017	$1,250,000

March 31, 2018	$1,250,000

For Monthly Settlement Period each	$466,666.67
April 1, 2018 commencing

“Maximum Rate” shall have the meaning assigned to such term in Section 10.18.

“Monthly Payment Date” means the first Business Day of each month, commencing with August 1, 2014.

“Monthly Settlement Date” means the 15th day after the end of each Monthly Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

“Monthly Settlement Period” means (i) the month ending March 31, 2018 and (ii) thereafter, each calendar month.

“Monthly Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Monthly Settlement Date and used for each Monthly Settlement Date thereafter setting forth (i) the amounts to be disbursed from the Collection Accounts on the related Settlement Date, (ii) for the first two Monthly Settlement Dates of each calendar quarter, the Quarterly Estimate and (iii) the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which thea Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions other than any such plan contributed to by any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“Net Cash Proceeds” means proceeds received in cash from (a) any asset sale, net of (i) the customary out-of-pocket cash costs, fees and expenses, termination payments and breakage costs paid or required to be paid in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result thereof or (b) any sale or issuance of Equity Interests, net of brokers’, advisors’ and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of thea Borrower that is not a wholly-owned subsidiary of theSubsidiary of such Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of thesuch Borrower therein.

“Net Debt” means, as of any date of determination, an amount equal to (x) Total Debt minus (y) Adjusted Cash

“Net Revenue Amount” means, as of any Monthlyapplicable Settlement Date, (x) the amount of aggregate Collections received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) for the twelve month period ending as of the last day of the most recently ended Monthly Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee paid by the Borroweraccrued during the twelve month period ending as of the last day of the most recently ended Monthly Settlement Period minus (z) the aggregate Corporate Allocation Amount to be paid on such Settlement Date, if any, plus the aggregate Corporate Allocation Amounts paid on the previous three (3) Settlement Dates; provided that for the first three (3) Quarterly Settlement Dates after the Closing Date, (i) the amount described in clause (y) shall be equal to the Servicing Fee paid during the period commencing on the Closing Date and ending on the last day of the most recently ended Settlement Period multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days in such period, and (ii) the amount described in clause (z) shall be equal to (A) the Corporate Allocation Amount to be paid on such Settlement Date multiplied by four, in the case of the first Settlement Date, (B) the Corporate Allocation Amount paid on such Settlement Date plus the Corporate Allocation Amount paid on the previous Settlement Date multiplied by two, in the case of the second Settlement Date, and (C) the Corporate Allocation Amount to be paid on such Settlement Date plus the Corporate Allocation Amounts paid on the previous two Settlement Dates multiplied by four thirds, in the case of the third Settlement Date..

“Non-Consenting Lender” has the meaning set forth in Section 10.01(c).

“Note” means a promissory note executed by the BorrowerBorrowers in favor of a Lender in the form of Exhibit B.

“Notice of Assignment” means a letter executed by thea Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit H hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides such Licensee (or its agent) notice that the applicable License has been assigned by Parent to the BorrowerProducts.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Parent or any Loan Party to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OID Side Letter” means the confidential OID Side Letter, dated June 24, 2014, between the BorrowerProducts and DBD Credit Funding LLC.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate or articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Overages” means, with respect to any License, the variable, contingent payments in excess of Guarantied Royalties payable under such License upon the occurrence of certain specified events, such as the generation of a certain level of gross receipts, net proceeds and/or profits, however calculated, and/or the achievement of certain other performance milestones by the Licensee thereunder, in each case, minus any agency fees paid under and in accordance with such License out of such payments not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Overages Amount” means, as of any date of determination, an amount equal to the Coty Overages Amount as of such date of determination plus (x) the aggregate amount of Overages paid in cash by a Licensee (other than Coty Inc.) to any Loan Party (or, with respect to any period prior to the Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate multiplied by (y) 2.25.

“Parent” means Playboy Enterprises International, Inchas the meaning set forth in the preamble to this Agreement.

“Parent Default” means the occurrence of any of the following: (a) a breach by Parent of its obligation to transfer Transferred Assets to the BorrowerProducts pursuant to Sections 1 of the Master License, (b) a breach by Parent of any other obligation in the Master License or Master Assignment Agreement which could reasonably be expected to result in a Material Adverse Effect or (c) any representation or warranty made or deemed made by or on behalf of Parent in the Master License or Master Assignment Agreement or any amendment or supplement thereto or in any report, certificate, or other document furnished pursuant to or in connection with any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made.

“Participant Register” has the meaning set forth in Section 10.03(f).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof, (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof, (e) all rights to sue for past, present, and future infringements thereof, and (f) all rights corresponding to any of the foregoing throughout the world.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBE” means___Playboy Enterprises Inc., a Delaware corporationhas the meaning set forth in the preamble to this Agreement.

“PBE Guaranty” means that certain PBE Guaranty dated as of June 24, 2014, executed by PBE in favor of the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Capital Contribution” means a cash contribution by the BorrowerProducts to any Subsidiary or Joint Venture that occurs concurrently with a cash contribution in at least the same Dollar amount by Parent to the BorrowerProducts.

“Permitted Capital Expenditures” means Capital Expenditures up to an aggregate of $10,000,000 for each Fiscal Year of the consolidated Loan Parties, provided that any unused portion of such amount, may be carried over for expenditure in the next succeeding fiscal year.

“Permitted Disposition” means (i) any transaction permitted by Section 6.05 and (ii) any sale or contribution by Parent constituting a Permitted IP Disposition of the type described in clause (iii) of the definition thereof.

“Permitted Equity Issuance” means:

(i)                any sale or issuance by the BorrowerPBE of its own Equity Interests (other than Disqualified Capital Stock) to the extent, in the case of a sale or issuance for cash, the Net Cash Proceeds thereof are sufficient to make the prepayment required pursuant to Section 2.06(b)(ii);

(ii)              any sale or issuance by any Loan Party (other than the BorrowerParent) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition;

(iii)            any sale by any Loan Party of any Equity Interests of its Subsidiaries (other than a Borrower unless otherwise permitted by Section 6.03), or issuance by any Subsidiary (other than a Borrower unless otherwise permitted by Section 6.03) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition; and

(iv)             any sale by any Loan Party of any Equity Interests of a Joint Venture or Unrestricted Subsidiary (other than any Subsidiary of Products); and

(ivv) any sale or issuance by any other Loan Party (other than a Borrower) of its own Equity Interests (other than Disqualified Capital Stock) to any other Loan Party.

“Permitted Holders” means (i) the Sponsor and (ii) the other holders of the Equity Interests in PBE as of the Seventh Amendment Effective Date and (iii) the Affiliates of the holders identified in clauses (i) and (ii).

“Permitted Investment” means any Investment not prohibited byhas the meaning set forth in Section 6.04 or any other provision of any Loan Documentof this Agreement.

“Permitted IP Disposition” means:

(i)                 any sale or sublicense of Licenses to any Person that is not an Affiliate of thea Borrower to the extent thesuch Borrower makes the prepayment required pursuant to Section 2.06(b)(iii) concurrently therewith;

(ii)               any sale, contribution or sublicense of Licenses to any Affiliate of thea Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent thesuch Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith;

(iii)              any sale or sublicense of Licensed Trademarks to any Person that is not an Affiliate of thea Borrower to the extent thesuch Borrower makes the prepayment required pursuant to Section 2.06(b)(v) concurrently therewith;

(iv)              any sale, contribution or sublicense of Licensed Trademarks to any Affiliate of thea Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent (x) such sale, contribution or sublicense thereof occurs concurrently with a sale, contribution or sublicense of all Licenses with respect to such Licensed Trademarks to such Affiliate and (y) thesuch Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith; and

(v)               the repurchase by Parent or any Affiliate of Parent (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License to the extent thea Borrower makes the prepayment required pursuant to Section 2.06(b)(vi) concurrently therewith.

“Permitted Liens” means any Lien on or with respect to the property of Parent or any Loan Party that is not prohibited by Section 6.01 or any other provision of any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) sponsored, maintained or contributed to by thea Borrower or any of its Subsidiaries or with respect to which thea Borrower or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Prime Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Projected Overages” means the amounts of Overages projected by a Borrower to be earned from existing Licenses (which Licenses are not included in the “Overages Amount”) in excess of Guaranteed Royalties, discounted to the date of determination in the same manner as “Contract Value” is calculated.

“Projections” means, collectively, the financial projections with respect to the Borrower dated May 5, 2014 and the financial projections with respect to the Borrower June 20, 2014, in each case, covering the Fiscal Years ending in 2014 through 2018 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing sum of the Commitment of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) such Lender then in effect by (b) the sum of the Commitments of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) all Lenders then in effect.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualifying License” means any License with respect to which each of the following conditions is satisfied: (i) no required payment of Guarantied Royalties or Overages thereunder is more than three (3) months past due, (ii) if the related Licensee is the subject of an Insolvency Proceeding, no required payment of Guarantied Royalties or Overages thereunder is more than one (1) month past due, (iii) if such License is an Existing Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Direction to Pay and a Notice of Assignment with respect thereto not later than ninety (90) days after the Closing Date, (iv) if such License is a Future Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Notice of Assignment with respect thereto not later than (x) for any Future Third Party License Agreement executed with a third party from China or Hong Kong, one hundred and twenty (120) days after the date of the related Addendum (as defined in the Master Assignment Agreement), and (y) for any other Future Third Party License Agreement thirty (30) days after the date of the related Addendum (as defined in the Master Assignment Agreement), (v) if such License is an Restricted License Agreement (as defined in the Master Assignment Agreement), the consent of the related Licensee to the assignment of such License pursuant to the Master Assignment Agreement has been obtained by thea Borrower and delivered to the Administrative Agent not later than ninety (90) days after the Closing Date, (vi) the most recent payment thereunder has been remitted to an account that is not a Disqualified Collection Account, (vii) the Administrative Agent has a perfected security interest under the UCC and other applicable law to the extent required under the Loan Documents, subject only to Permitted Liens, in such License (including the Guarantied Royalties and Overages relating thereto) and the Collections thereon and, with respect to the Licensed Trademarks licensed thereunder, theeach Borrower, Parent or other applicable Loan Party has delivered all IP Security Agreements required to be delivered under the Guaranty and Security Agreement; provided, that, notwithstanding anything in the contrary set forth above, in the event any License shall fail to constitute a Qualifying License based on the failure of thea Borrower, Parent or other applicable Loan Party to deliver any IP Security Agreement with respect to any Licensed Trademarks as described in clause (vii) after the date on which such IP Security Agreement is required to be delivered under the Guaranty and Security Agreement, such License shall constitute a Qualifying License as of the date such IP Security Agreement is delivered.

“Quarterly Estimate” means the good faith estimate of the BorrowerBorrowers of all amounts to be deposited into the Collection Account for the remainder of the applicable calendar quarter.

“Quarterly Settlement Date” means (i) commencing with the Settlement Period ____ending September 30, 2014 through the Settlement Period Ending December 31, 2017, the 50th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day), and (ii) commencing with the Settlement Period ending March 31, 2018 and thereafter, the 15th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

“Quarterly Settlement Period” means, initially, the period commencing on July 1, 2014 and ending September 30, 2014 and, thereafter, each Fiscal Quarter.

“Quarterly Settlement Report” means a report, in a form agreed by the Administrative Agent for the initial Settlement Date and used for each Settlement Date thereafter setting forth the amounts to be disbursed from the Collection Accounts on the related Settlement Date and the calculations from which such amounts were derived, to be executed by a Responsible Officer of the Borrower and delivered by the Borrower to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 3.01) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.01(d) or any comparable provision of any Loan Document.

“Reorganization” has the meaning set forth in the Fourth Amendment.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the aggregate outstanding principal amount of the Loans owing to such Lenders) then in effect, ignoring, in such calculation, the Commitment of and Loan owing to any Defaulting Lender.

“Required Revenue Amount” means, as of any Settlement Date, an amount equal to (x) $20,000,000 less (y) the sum of Required Revenue Reduction Amounts for all Licenses that have been the subject of Permitted IP Dispositions prior to the last day of the related Settlement Period.

“Required Revenue Reduction Amount” means, as of any Monthly Settlement Date, with respect to any License that has been the subject of a Permitted IP Disposition, (x) if the scheduled termination or expiration date for such License would have occurred after the last day of the related Monthly Settlement Period, an amount equal to the Collections on such License received by the Loan Parties (or Parent, with respect to Collections received prior to the Closing Date) during the twelve month period ending as of June 30, 2014 and (y) if the scheduled termination or expiration date for such License would have occurred on or prior to the last day of the related Monthly Settlement Period, $0.

“Responsible Officer” of any Person means any executive officer, president, Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means, with respect to any Person, (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest of such Person, (ii) any redemption or other acquisition, re-acquisition or retirement by such Person of any Equity Interests of such Person or any Affiliate thereof, now or hereafter outstanding and (iii) any payment made by such Person to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest of such Person or any Affiliate thereof, now or hereafter outstanding.

“Restricted Subsidiary” means each direct or indirect Subsidiary of a Borrower, other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Second Amendment have been satisfied.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the BorrowerBorrowers, each other Loan Party and Parent of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the BorrowerBorrowers to such Indemnitee hereunder and under the other Loan Documents and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means Parent, in its capacity as “Servicer” under the Servicing Agreement, and its successors and assigns.

“Servicer Default” means the occurrence of any “PEII Events of Default” under Section 4.1 of the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as June 24, 2014 by and between the Servicer and the BorrowerProducts.

“Servicing Fee” has the meaning set forth in the Servicing Agreement.

“Settlement Date” means the each Monthly Settlement Date and Quarterly Settlement Date, as applicable.

“Settlement Period” means the each Monthly Settlement Period and Quarterly Settlement Period, as applicable.

“Settlement Report” means the each Monthly Settlement Report and Quarterly Settlement Report, as applicable.

“Settlement Report” means a report, in a form agreed by the Administrative Agent and used for each Settlement Date thereafter setting forth (x) in case of a Settlement Report for a Monthly Settlement Period, (i) the amounts to be disbursed from the Collection Accounts on the related Settlement Date, (ii) for the first two Monthly Settlement Dates of each calendar quarter, the Quarterly Estimate and (iii) the calculations from which such amounts were derived, and (y) in case of a Settlement Report for a Quarterly Settlement Period (i) the amount of Collections during the Settlement Period (ii) the amount of the Excess Cash, and the portion thereof to be paid to Administrative Agent and (iii) the calculations from which such amounts were derived , in each case to be executed by a Responsible Officer of the Borrower Representative to the Administrative Agent in accordance with Section 5.01(g) hereof.

“Seventh Amendment” means that certain Seventh Amendment and Joinder to Credit Agreement dated December 24, 2018 among the Borrowers, the Guarantor, Lenders a party thereto and the Administrative Agent.

“Seventh Amendment Date” has the meaning set forth in the Seventh Amendment.

“Seventh Amendment Effective Date” has the meaning set forth in the Seventh Amendment.

“Solvent” means, with respect to any applicable Person as of any date of determination, that, as of such date, (a) the fair value of the assets of the Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) the such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Rizvi Traverse Management LLC, a Delaware limited liability company.

“Sponsor Management Agreement” means that certain Management Services Agreement, dated as of January 9, 2011 by and among Holdings and RTM-Icon LLC as assigned by Holdings to PEI.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, special, emergency or supplemental reserves) are required to be maintained, during such Interest Period under regulations issued from time to time, including “Regulation D,” issued by the Board (the “Reserve Regulations”), by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.

“Sublicensee” means any sublicensee of any of the Intellectual Property licensed to a Licensee pursuant to a License.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person.

“Tax Affiliate” means (a) theeach Borrower and its Subsidiaries, (b) each other Loan Party and (c) any Affiliate of thea Borrower with which thesuch Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 4.10.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) have been paid in full in cash and the Commitments have terminated.

“Termination Event” means the partial or complete withdrawal of a Borrower or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated July 20, 2017 among the BorrowerProducts, Guarantors, Lenders and the Administrative Agent.

“Third Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Third Amendment have been satisfied.

“Total Borrowing Base” means, as of any date of determination, an amount equal to (x) the cash and Cash Equivalents of the Loan Parties as of such date plus (y) the Eligible Receivables Balance as of such date.

“Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Loan Parties outstanding on such date (without duplication), in an amount that would be reflected on a balance sheet of PBE prepared as of such date on a consolidated basis in accordance with GAAP.

“Trademark Security Agreement” means that certain Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by Parent in favor of the Administrative Agent.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, and unregistered trademarks that are registrable, and the goodwill of the business symbolized by the foregoing; all licenses of the foregoing, whether as licensee or licensor; all renewals of the foregoing; all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and all rights corresponding to any of the foregoing throughout the world.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Transferred Assets” means all assets required to be transferred to the BorrowerProducts by Parent pursuant to the Master License and Master Assignment Agreement.

“Type” means, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means each Subsidiary designated as such from time to time by written notice to the Administrative Agent in accordance with Section 5.13.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

Section 1.03. Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04. Construction.

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. and (g) any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Delaware LLC, or an allocation of assets to a series of Delaware LLCs (or the unwinding of such a division or allocation), in each case pursuant to a Delaware LLC Divisions, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.

Section 1.05. Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

Section 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to makeCertain of the Lenders made a term loan (the “Initial Term Loans”) to the BorrowerProducts, on the Closing Date, in a principal amount equal to such Lender’s Commitment then in effect. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to makeCertain of the Lenders made an additional term loan (the “2017 Term Loans”) to the Borrower, on the Third Amendment Effective Date, in a principal amount equal to such Lender’s pro rata portion of the aggregate Commitment on the Third Amendment Effective Date as set forth in the definition of “Commitment”. Certain Lenders made an additional term loan (the “2018 Term Loan”), on the Fourth Amendment Effective Date, in a principal amount equal to $21,000,000. The 2018 Series 2 Term Loan Lenders agree, on the terms and conditions hereinafter set forth, to make, pro rata based on their relative commitments as reflected on Schedule 2.01(AB), an additional term loan to the Borrower, on the Fourth(the “2018 Series 2 Term Loan”) on a joint and several basis to the Borrowers, on the Seventh Amendment Effective Date, in a principalan amount equal to $16,000,000. As used herein, the term “2018 Term Loan” means the Loan made on the Fourththe difference between $155,000,000 and the outstanding principal balance of the Loans as of the Seventh Amendment Effective Date. The 2018 Series 2 Term Loan, 2018 Term Loan, 2017 Term Loan and the Initial Term Loans are eachcollectively referred to as a “Loan” and, collectively, as the “Loans.” All Borrowers shall be jointly and severally liable for the Loan irrespective of which Borrower received or received the proceeds of the Loan, it being acknowledged that all Borrowers benefitted and will benefit from the Loan.

Section 2.02. Making the Loans.

(a)               The Borrowing on the Closing Date shall be made on notice by the Borrower Representative to the Administrative Agent, given not later than 2:00 p.m. on the first Business Day prior to the Closing Date, if such Borrowing shall be a Base Rate Borrowing, and on the third Business Day prior to the Closing Date, if such Borrowing shall be a Eurodollar Borrowing. The notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing in the form of Exhibit C, via fax or by electronic mail in “.pdf” format, specifying the date, principal amount, Type and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the Borrowing.

(b)               The Notice of Borrowing shall be irrevocable and binding on the BorrowerBorrowers. The BorrowerBorrowers shall pay to each Lender all amounts required to be paid pursuant to Section 2.09 as a result of any failure of the Borrower Representative to fulfill, on or before the date specified in the Notice of Borrowing, the conditions set forth in Section 3.01 whereby the Loans, as a result of such failure of the Borrower Representative, are not made on the Closing Date.

(c)                Each Lender shall, before 11:00 a.m. on the Closing Date, make available in immediately available funds in New York, New York to the Administrative Agent by wire transfer to the Administrative Agent’s Account, such an amount equal to such Lender’s Commitment.

Section 2.03. Repayment and Amortization of Loans; Evidence of Debt. (a) The BorrowerBorrowers shall repay the Loans (i) on each MonthlyQuarterly Settlement Date in an amount equal to the Amortization Payment Amount and (ii) on the Maturity Date, any outstanding principal balance of the Loans.

(ba) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the BorrowerBorrowers to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(cb) The Administrative Agent shall maintain accounts in which it shall record (i)  the amount of the Loans made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the BorrowerBorrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(dc) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(ed) Any Lender may request that the Loan made by it be evidenced by a Note. In such event, theeach Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.03) be represented by one or more Note in such form payable to the order of the payee named therein (or, if such Note is in registered form, to such payee and its registered assigns).

Section 2.04. Interest. (a) The BorrowerBorrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Eurodollar Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(ba) Notwithstanding the foregoing, (x) at any time during an Event of Default pursuant to Section 7.01(a) or (d), or (y) at any time during any other Event of Default upon request by the Required Lenders, in each case, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.04(a) or ( )     in the case of any other Obligation, 2.0% plus the rate applicable to Base Rate Loans as provided in Section 2.04(a) (in either case, the “Default Rate”).

(cb) Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period, on each MonthlyQuarterly Settlement Date and, in the case of any Interest Period with a duration of six (6) months, on the date which is three (3) months after first day of such Interest Period; provided that (i) interest accrued pursuant to Section 2.04(b) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(dc) All per annum interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate, the interest rate payable on which is then based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.05. Interest Elections. (a) The Borrower Representative may elect (i) in the case of any Eurodollar Rate Loan, (x) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (y) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.09, and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon three (3) Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $500,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.07.

(ba) Procedure. Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower Representative containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

Section 2.06. Prepayments.

(a)     Optional Prepayments. The Borrower At any time (A) after the first anniversary of the Seventh Amendment Effective Date, (B) in conjunction with a transaction that will result in a Change in Control or (C) in conjunction with a transaction that will result in an Initial Public Offering, the Borrower Representative may prepay all or a portion of the Loans (provided that a repayment pursuant to clause “(B)” of this Section shall only be permitted if such repayment is payment in full for all Loans) upon at least five (5) Business Days’ written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs (including the prepayment fee applicable thereto (if any) pursuant to Section 2.06(c)), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $1,000,000. Voluntary prepayments pursuant to this Section 2.06(a) shall be applied to reduce the remaining installments of the Loans in the order directed by the Borrower Representative (or, in the absence of any such direction, ratably to the remaining installments thereof), provided that all principal payments shall be allocated among the Lenders pro rata in accordance with the amount of the loans advanced by each Lender.

(b)               Mandatory Prepayments.

(i)                 Excess Cash Flow. On each Monthly Settlement Date commencing with the first Monthly Settlement Date after the Fourth Amendment Date, the Borrowerfor the period ending March 31, 2019, the Borrowers shall pay an amount determined in accordance with Sectionequal to Excess Cash Flow as provided in Sections 8.03(a) and (b).

( )                  BorrowerBorrowers Equity Issuance. Upon receipt of any Net Cash Proceeds of any issuance of any Equity Interests of any Borrower (other than with respect to the issuance of any such Equity Interests issued (A) upon conversion or exercise of any Equity Interests outstanding on the Seventh Amendment Effective Date, (B) pursuant to any equity incentive plan or stock purchase plan or agreement adopted by PBE for the benefit of its and its Subsidiaries’ employees, directors and/or consultants, including upon the conversion or exchange of any Equity Interests in accordance with the terms of such plan and (C) to Fortress), such Borrower shall make a prepayment in an aggregate principal amount equal to 50% of such Net Cash Proceeds.

(ii)               Sale of Licenses (Third Parties). Upon the sale or sublicense of any License by any Loan Party to any Person that is not an Affiliate of thea Borrower, the BorrowerBorrowers shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(iii)             Sale of Licenses (Affiliates). Upon the sale, contribution or sublicense of any License by any Loan Party to any Person that is an Affiliate of thea Borrower (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any LBE-Gambling License, Parent), the BorrowerBorrowers shall make a prepayment in an aggregate principal amount equal to the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period.

(v)               Sale of Licensed Trademarks. Upon the sale, contribution or sublicense of any Licensed Trademark by Parent or any Loan Party to any Person (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any Licensed Trademark under any LBE-Gambling License, Parent), the BorrowerBorrowers shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to the License, if any, with respect to such Licensed Trademark and (2) the Contract Value for such Licenses, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(vi)               Repurchase of LBE-Gambling Licenses. Upon the repurchase by Parent or any Affiliate of Parent (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License, the BorrowerBorrowers shall make a prepayment in an amount equal to 4.5 multiplied by the aggregate amount of Collections received in respect of such LBE-Gambling License during the twelve month period ending on the last day of the most recently ended Quarterly Settlement Period.

(vii)              [Intentionally OmittedReserved].

(viii)            Limitation on Mandatory Prepayments. If any single transaction entered into by one or more Loan Parties (and Parent, as applicable) would require a mandatory prepayment pursuant to Section 2.06(b)(iii), (iv), or (vi) and a second mandatory prepayment pursuant to Section 2.06(v), the BorrowerBorrowers shall only be required to make the mandatory prepayment pursuant to Section 2.06(iii), (iv) or (vi), as applicable.

(ix)               Application of Mandatory Prepayments. Any payments made to the Administrative Agent pursuant to this Section 2.06(b) (other than pursuant to Section 2.06(b)(i)) shall be applied ratably to reduce the Amortization Payment Amounts (determined immediately prior to such reduction) for the remaining Settlement Dates. Any payments made to the Administrative Agent pursuant to Section 2.06(b)(i))) shall be applied to reduce the outstanding principal amount of the Loans. All such prepayments under this Section 2.06(b) shall be accompanied by (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs.

(c)                Prepayment Fee. If theany Borrower prepays the Loans in full, or in part, pursuant to Section 2.06(a), at any time prior to June 30, 2018(other than in conjunction with a transaction that will result in a Change in Control or an Initial Public Offering), at any time (i) on or after the first anniversary of the Seventh Amendment Effective Date through and including the second anniversary of the Seventh Amendment Effective Date, such prepayment shall includerequire a prepayment fee equal to $65,000.3.00% (three percent) of the amount so prepaid, (ii) thereafter and until and including the third anniversary of the Seventh Amendment Date, such prepayment shall require a prepayment fee equal to 1.00% (one percent) of the amount so prepaid and (iii) after the third anniversary of the Seventh Amendment Effective Date, such prepayment shall not include a prepayment fee

Section 2.07. Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)               the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing., provided, that if at any time the Administrative Agent determines that (i) the circumstances set forth in Section 2.07(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

Section 2.08. Increased Costs.

(a)                If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)              impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then, upon the request of such Recipient ~~the~~each Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)              If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, or any lending office of any of the foregoing regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time theeach Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)             A certificate of the applicable Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The BorrowerBorrowers shall pay to such Recipient, the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’sBorrower Representative’s receipt of such certificate in accordance with Section 8.03.

(d)              Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the BorrowerBorrowers shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Administrative Agent or such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.06), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked in accordance with this Agreement) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.12, then, in any such event, the BorrowerBorrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The BorrowerBorrowers shall pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower’sBorrower Representative’s receipt of such certificate in accordance with Section 8.03.

Section 2.10. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)       TheEach Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.08, 2.09 or 2.11, or otherwise) prior to 2:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account, except that payments pursuant to Sections 2.08, 2.09, 2.11, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)       Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.06) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any Additional Financing Costs then due to the Administrative Agent from the BorrowerBorrowers, second, to pay any Additional Financing Costs then due to the Lenders from the BorrowerBorrowers, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the BorrowerBorrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the BorrowerBorrowers shall pay the break funding payment required in accordance with Section 2.09. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)       If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by thea Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to thea Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). TheEach Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against thesuch Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of thesuch Borrower in the amount of such participation.

(d)       Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the BorrowerBorrowers will not make such payment, the Administrative Agent may assume that the Borrower ~~has~~Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower hasBorrowers have not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 10.03(f), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Parent or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Parent or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ba) Payment of Other Taxes by the Borrower. TheBorrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(cb) Evidence of Payments. As soon as practicable after any payment of Taxes by Parent or any Loan Party to a Governmental Authority pursuant to this Section 2.11, Parent or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(dc) Indemnification by Parent and the Loan Parties. Parent and the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ed) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that neither Parent nor any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Parent and the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(fe) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(iii) Without limiting the generality of the foregoing:

(A)       any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)   executed originals of IRS Form W-8ECI;

(3)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of theany Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)   to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(gf) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(hg) Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(ih) Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

Section 2.12. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.08, or thea Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. TheEach Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(ba) If (i) any Lender requests compensation under Section 2.08, (ii) theeach Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 or (iii) any Lender becomes a Defaulting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.08 or 2.11) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the BorrowerBorrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the BorrowerBorrowers to require such assignment and delegation cease to apply.

Section 2.13 Borrower Representative; Joint and Several Liability. Products hereby (i) is designated and appointed by each other Borrower as its representative and agent on its behalf (in such capacity, the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Requests for Credit Extensions, delivering certificates (including Compliance Certificates), giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each representation, warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be the joint and several Obligations of each Borrower.

ARTICLE III

CONDITIONS TO THE LOANS

Section 3.01. Conditions Precedent to Making the Loans. The agreement of each Lender to make its 2018 Series 2 Term Loan shall become effective on and as of the FourthSeventh Amendment Effective Date.

[Subsections 3.01 (a) through (j) intentionally omitted

Section 3.02. [Intentionally Omitted].

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, theeach Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) makes the following representations and warranties to the Administrative Agent and the Lenders on and as of the Closing Date and the date of the making of theany Loans, all of which shall survive the execution and delivery of this Agreement and the making of theany Loans pursuant to Section 2.01.

Section 4.01. Existence and Power; Subsidiaries. Each Group Member (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and has obtained and maintains in good standing all requisite licenses, permits, authorizations, consents and approvals of each Governmental Authority necessary to carry on its business and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.01 (as supplemented from time to time) identifies each Borrower and each Subsidiary of each Borrower, noting its legal name, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Group MembersProducts and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each SubsidiaryBorrower and each of their Subsidiaries are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 4.01 as owned by a Group Member are owned, beneficially and of record, by such Group Member free and clear of all Liens, other than Liens created under the Loan Documents. ThereOther than as listed on Schedule 4.01, there are no outstanding commitments or other obligations of any Group Member to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Group MemberBorrower or China Products Licensing, LLC.

Section 4.02. Authority and Enforceability. The execution, delivery and performance of each Loan Document to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by theeach Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 4.03. Government Approvals; No Conflicts. The execution, delivery and performance of each Loan Document to be entered into by such Loan Party (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to be obtained or performed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Legal Requirement in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or such Loan Party’s assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, except violations or defaults, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party, other than Liens created under the Loan Documents.

Section 4.04 Financial Statements; Projections.

(a)       Each of (i) the audited consolidated balance sheet of PBE as at December 31, 2013 and the related consolidated statements of income, retained earnings and cash flows of PBE for the fiscal year then ended, certified by Ernst & Young and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited consolidated balance sheets of PBE as at the end of the Fiscal Quarter ended March 31, 2014 and the related consolidated statements of income, retained earnings and cash flows of PBE for such Fiscal Quarter, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated financial position, results of operations and cash flow of PBE as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)       On the ClosingSeventh Amendment Effective Date, (i) none of the Loan Parties has any material liability or other obligation (including Indebtedness, Guaranties, contingent liabilities and liabilities for Taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in clause (ac) abovebelow or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited financial statements referenced in clause (ac)(ii) above below, there has been no sale of any material property of any Loan Party and no purchase or other acquisition of any material property, other than in connection with the Transactions.

~~(c)~~        The Projections have been prepared by the Borrower in light of the past operations of the business of PBE and its Subsidiaries and reflect projections for the 4 year period beginning on January 1, 2014 on a quarter by quarter basis for the first year and on a year by year basis thereafter. As of the Closing Date, the Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith estimates by the Borrower of the future consolidated financial performance of the Borrower and its Subsidiaries and the other information projected therein for the periods set forth therein.

(dc) (i) The unaudited consolidated balance sheet of the BorrowerPBE and its Subsidiaries and related consolidated statements of income and cash flow for the Fiscal Quarter and portion of the Fiscal Year ended September 30, 2018, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and heretofore delivered to the Administrative Agent prior to the date hereof, has been prepared as of April 30, 2014 and reflects as of such date, on a pro forma basis after giving effect to the funding of the Loans and the application of the proceeds thereof, the consolidated financial condition of the Borrower, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date PBE and its Subsidiaries, and fairly presents in all material respects the consolidated financial position, results of operations and cash flow of PBE and its Subsidiaries as of such date and for such periods in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and (ii) the unaudited consolidated statement of income of the Borrower balance sheet of Products and its Subsidiaries and related consolidated statements of income and cash flow for the Fiscal Quarter and portion of the Fiscal Year ended September 30, 2018, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and heretofore delivered to the Administrative Agent prior to the date hereof has been prepared in respect of the most recently ended twelve month period for which internal financial statements are available and reflects as of such period, on a pro forma basisdate, the consolidated financial condition of Products and its Subsidiaries, and fairly presents in all material respects the consolidated financial position, results of operations of the Borrower at the end of such period and on the Closing Date, and the assumptions expressed therein are reasonable based on the information available to the Borrower at such date and on the Closing Date. and cash flow of Products and its Subsidiaries as of such date and for such periods in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

Section 4.05. Solvency. Both before and after giving effect to the Loans, the disbursement of the proceeds of such Loans, the use of the proceeds of all Loans and the payment of all transaction costs in connection with the foregoing, each of the Borrower and its Subsidiaries, and PBE and its Subsidiaries, each on a consolidated basis, are Solvent.

Section 4.06. Litigation. Except as set forth on Schedule 4.06disclosed in a Compliance Certificate delivered prior to the Seventh Amendment Effective Date, there are no actions, suits, criminal prosecutions, claims or disputes at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Group Member or any business, property or rights of any Group Member (i) that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and thereby or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.07. Material Agreements; No Default. TheEach Borrower has made available for the Administrative Agent’s review true, correct and complete copies of all Material Agreements. EachExcept as listed on Schedule 4.07, each Material Agreement is in full force and effect. NoExcept as listed on Schedule 4.07, no Loan Party is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement, and, to the knowledge of theany Borrower, no other party to any such Material Agreement is in default under such Material Agreement which default could reasonably be expected to have a Material Adverse Effect.

Section 4.08. Ownership of Property. Each Loan Party has good title to each of the properties and assets included in the Collateral, and all such properties and assets are free and clear of Liens except Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to result in a Material Adverse Effect.

Section 4.09. Environmental Laws. No Group Member has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and no claims have been made against any Group Member and no presently outstanding citations or notices have been issued against any Group Member, which could reasonably be expected to have a Material Adverse Effect, which, in each case, have been or are imposed by reason of or based upon any provision of any Environmental Law.

Section 4.10. Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the BorrowerBorrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 4.11. Taxes, Etc. All

To the knowledge of each Borrower after due inquiry, all federal and all material state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Legal Requirements and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

Section 4.12. ERISA. Neither theany Borrower nor any ERISA Affiliate is now, or has been in the past five years obligated to contribute to any Defined Benefit Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and Code, other than the noncompliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in material liability to any Loan Party: (i) each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status; (ii) each Benefit Plan has satisfied the minimum funding standard under Section 412(a) of the Code and has timely paid all required minimum contributions under Section 430(j) of the Code; (iii) no Benefit Plan has applied for or received a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; and (iv) there are no existing, pending or, to the knowledge of theany Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which ~~the~~a Borrower or any of its Subsidiaries has incurred or otherwise has or could have a material obligation or any material liability.

Section 4.13. Investment Company Act. No Loan Party is an “investment company,” or “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, and neither the making of the Loans, nor the application of the proceeds or repayment thereof by the BorrowerBorrowers, nor the consummation of the other transactions contemplated hereby, will require theany Borrower or any other Loan Party to register as an “investment company” under the Investment Company Act of 1940.

Section 4.14. Federal Reserve Regulations. TheNo Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X of the Board.

Section 4.15. Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and no such representative has sought certification or recognition with respect to any employee of any Loan Party.

Section 4.16. Intellectual Property. Each Loan Party owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to any of its Intellectual Property, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to any of its Intellectual Property and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect.

Section 4.17. Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of any Group Member in connection with any Loan Document or the consummation of any Transactions (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith of the information projected for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). TheEach Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 4.18. Compliance with Laws. No Group Member is in violation of any Legal Requirements, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.19. Anti-Corruption Laws and Sanctions. TheEach Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and their Responsible Officers and, to the knowledge of theany Borrower, their respective directors, officers, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties or, to the knowledge of theany Borrower, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.20. Collateral Documents. The provisions of the Loan Documents purporting to grant a Lien to secure any Obligation are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the appropriate schedule to the Guaranty and Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Loan Documents), the Liens created by the Loan Documents shall constitute fully perfected first-priority (other than Permitted Liens having priority by operation of law) Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control or by filing a financing statement), in each case subject to no Liens other than Permitted Liens.

ARTICLE V

AFFIRMATIVE COVENANTS

TheEach Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 5.01. Financial Statements and Reports.

(a)               Annual Reports. As soon as available, but not later than one-hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014, (i) the audited consolidated balance sheet of PBE and its Subsidiaries, as at the end of, and the related consolidated statements of income, members’ equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, including a consolidating schedule with financial information (including a consolidated balance sheet, statements of income, members’ equity and cash flows) solely relating to the Borrower and its Subsidiaries, accompanied by a report and opinion of Ernst & Young (or other independent certified public accountants of nationally recognized standing), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report shall contain no qualified or adverse opinion or disclaimer of opinion and (ii) an unaudited balance sheet for Products and its Subsidiaries, together with a certificate signed by an Responsible Officer of the Borrower Representative, to the effect that such financial statements fairly present in all material respects the consolidated financial position of PBE and its Subsidiaries and Products and its Subsidiaries, as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP.

(b)               Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within sixty (60) days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2014, the consolidated unaudited balance sheet of (i) PBE and its Subsidiaries and, separately, (ii) the BorrowerProducts and its Subsidiaries, in each case, as of the close of such Fiscal Quarter and related consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and, with respect to the Borrower and its Subsidiaries only, the figures contained in the latest projections, in each case certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the consolidated financial position, results of operations and cash flow of PBE and its Subsidiaries and the BorrowerProducts and its Subsidiaries, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)               Compliance Certificate. Concurrently with delivery of the financial statements required under clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower Representative that, among other things, (i) shows in reasonable detail the calculations used in determining the Borrowing Base Ratio and the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries), (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Borrower proposesLoan Parties propose to take with respect thereto, (iii) with respect to each Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), certifies that all filings required under Section 5.5(e) or (f) of the Guaranty and Security Agreement have been made and listing each such filing that has been made since the date of the last Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), (iv) certifies that Parent and the Loan Parties have delivered all documents they are required to deliver pursuant to any Loan Document (including updates to the schedules to the Master License and Master Assignment Agreement, as to which the Borrower Representative shall deliver copies thereof to the Administrative Agent) on or prior to the date of delivery of such Compliance Certificate, or have attached such documents to such Compliance Certificate and (v) identifies all Subsidiaries of theeach Borrower existing on the date of such certificate and specifying whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

(d)               Revenue Reporting; Material Agreements. Concurrently with the delivery of the financial statements required under clause (b) above, (i) a report evidencing the breakdown of revenues of the BorrowerProducts and its Restricted Subsidiaries generated for the Fiscal Quarter then ended on a Licensee-by-Licensee basis, and (ii) a list of each Material Agreement (other than the Master License, the Master Assignment Agreement and the Servicing Agreement).

(e)               Additional Projections. As soon as available and in any event not later than sixty (60) days after the beginning of each Fiscal Year, a projected consolidated statement of income for the Borrower PBE and its Subsidiaries and a projected consolidated statement of income for Products and its Subsidiaries (without giving effect to any Unrestricted Subsidiaries) for such Fiscal Year and a statement of all material assumptions on which each of such projections are based.

(f)                Audit Reports, Management Letters, Etc. Together with each delivery of any financial statement for any Fiscal Year pursuant to clause (a) above, copies of each management letter, audit report or similar letter or report received by PBE, Parent or any Loan Party from any independent registered certified public accountant in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower Representative as part of the Compliance Certificate delivered in connection with such financial statements.

(g)               Settlement Report. Not later than five (5) Business Days prior to each Settlement Date, a Settlement Report for the immediately preceding Settlement Period.

(h)               Servicer Reports. As soon as practicable after receipt thereof, copies of all written reports prepared for the BorrowerProducts by the Servicer pursuant to the Servicing Agreement.

(i)                 Licenses. Concurrently with the delivery of the financial statements required under clause (b) above, a fully-executed and complete copy of (i) any Material Agreement and (ii) any material amendment or other material modification to or termination of a then-existing Material Agreement, in each case, entered into since the preceding delivery of financial statements required under clause (b) above (or, in the case of the first such delivery, entered into since the Closing Date).

(j)                 Other Information. Such other information with respect to the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties in the possession or control of theany Borrower promptly after the Administrative Agent’s reasonable request in writing therefor.

Section 5.02. Notices.

(a)               Default Notice. As soon as possible and in any event within three (3) Business Days after an Responsible Officer of the Borrowerany Loan Party obtains actual knowledge thereof, a notice setting forth the details of (i) any Default or Event of Default and the action that the Borrower hasLoan Parties have taken and proposespropose to take with respect thereto and (ii) any action or event which could reasonably be expected to have a Material Adverse Effect.

(b)               Litigation. Promptly and in any event within five (5) Business Days upon an Responsible Officer of the Borrowerany Loan Party obtaining knowledge thereof, notice of the commencement of, or any material development in, all actions, suits, litigation and proceedings whether at law or in equity or otherwise by or before any Governmental Authority, involving amounts in excess of $5,000,000 (other than any such actions, suits, litigation and proceedings that a Responsible Officer of the Borrower any Loan Party has determined could not reasonably be expected to result in any material liability to any Loan Party) or which could reasonably be expected to have a Material Adverse Effect on any Loan Party, any Loan Document or of the type described in Section 4.06.

(c)               Other Notices. Promptly upon receipt thereof, copies of notices of default or event of default and other material notices received by the Borrower any Loan Party under or pursuant to any Material Agreement or any Loan Document (other than those issued or sent by the Administrative Agent or the Lender) and, from time to time upon request by the Administrative Agent, such information and reports required under the Material Agreements and the Loan Documents as the Administrative Agent may reasonably request.

Section 5.03. Existence; Conduct of Business. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and shall preserve and maintain in full force and effect all rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business; provided that nothing in this Section 5.03 shall prevent (i) any disposition of property, merger, consolidation, liquidation or dissolution by or involving any Loan Party that is permitted by the terms of this Agreement; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation (or limited liability company, partnership, or other entity) in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any Intellectual Property that such Loan Party reasonably determines is not useful to its businesses or no longer commercially desirable and not otherwise prohibited by the Loan Documents.

Section 5.04. Compliance with Laws. Each Group Member shall comply with all Legal Requirements, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. TheEach Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.05. Use of Proceeds. The proceeds of the 2018 Series 2 Term Loans shall be used to fund a distribution to Parentpay the obligations under the Hefner Estate Note in full, for general corporate purposes of PBE and its Subsidiaries and to pay fees and expenses associated with and incurred with respect to the funding of the Loans. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board. The Borrower Representative will not request any Borrowing, and theeach Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.06. Payment of Obligations. Each Loan Party shall pay or discharge before they become delinquent (a) all material Taxes imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Legal Requirements, become a Lien upon any material property of any Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party in accordance with GAAP.

Section 5.07. Keeping of Books. The Loan Parties shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Legal Requirements of all financial transactions and the assets and business of each Loan Party.

Section 5.08. Audit Rights. Each Loan Party shall permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance written notice (which notice may be delivered by electronic mail) (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party, (b) discuss the affairs, finances and accounts of each Loan Party with any officer or director of any Loan Party and (c) communicate directly with any registered certified public accountants of any Loan Party; provided that (i) any such visit or inspection shall be coordinated through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, only one (1) such visit or inspection during any twelve month period shall be permitted, and such visit and inspection shall be at the cost of the Loan Parties and (iii) nothing in this Section 5.08 shall require any Loan Party to take any action that would violate a confidentiality agreement or waive any attorney client or similar privilege. Each Loan Party shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party.

Section 5.09. Performance of Obligations; Enforcement of Rights. Each Loan Party shall (i) duly observe and perform all material terms and conditions of the Material Agreements to which it is a party, (ii) take all such action to enforce its rights and remedies under each Material Agreement to which it is a party as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent and (iii) make to each other party to each such Material Agreement such demands and requests for information and reports or for action as such Loan Party is entitled to make thereunder as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent. Additionally, at any time after the Closing Date as may be agreed by the Borrower Representative and the Administrative Agent, the BorrowerBorrowers and each other applicable Loan Party shall seek a written acknowledgment from all or a subset of the Licensees that, with respect to each such Licensee, such Licensee has received a Direction to Pay from thea Borrower, that the payment instructions set forth therein may not be changed without the consent of the Administrative Agent and as to such other matters as may be agreed by the Borrower Representative and the Administrative Agent.

Section 5.10. Maintenance of Insurance. The Loan Parties shall maintain (or cause to be maintained) with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.11. ERISA. The Loan Parties and all ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. As soon as reasonably possible, and in any event, within ten (10) Business Days after a Loan Party or any ERISA Affiliate knows of the occurrence of any of the following events which would reasonably be expected to result in liability to any Loan Party that could reasonably be expected to result in a Material Adverse Effect, the Borrower Representative will deliver to the Lenders, at Borrower’sthe Borrowers’ expense, written notice of (i) the failure to timely pay a minimum required contribution or installment to a Benefit Plan provided under Section 430 of the Code, (ii) the filing by a Benefit Plan of an application for the waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure to pay a required contribution or installment or a Multiemployer Plan on or before the applicable due date and (iv) the occurrence of a Termination Event and any action that any Loan Party or ERISA Affiliate proposed to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto. The Borrower Representative will deliver to the Lenders a copy of each funding waiver request filed with the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan and all communications received by the Loan Parties or ERISA Affiliates from the Internal Revenue Service or other government agency with respect to such funding waiver request.

Section 5.12. Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party Products after the Closing Date), each Loan PartyProducts shall, promptly, and, in any event with respect to any Person that becomes a Subsidiary of any Loan PartyProducts (other than an Unrestricted Subsidiary) and to the extent not otherwise set forth below, within thirty (30) days (or such later date as may be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned)) of such Person becoming a Subsidiary of the applicable Loan PartyProducts (or within thirty (30) days of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), do each of the following, unless otherwise agreed by the Administrative Agent:

(a)       deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)                 each Subsidiary of any Loan PartyProducts that is not an Excluded Subsidiary or Unrestricted Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the BorrowerBorrowers;

(ii)              each Loan PartySubsidiary of Products (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral; provided, however, that, unless the Borrower Representative and the Administrative Agent otherwise agree, in no event shall a security interest be required to be granted on any property of any Excluded Subsidiary, an Unrestricted Subsidiary or any Excluded Assets as security for any Obligation; and

(iii)            Notwithstanding anything to the contrary contained in this Agreement, from and after the Second Amendment Effective Date, no new filings, registrations, or other comparable documentation shall be required in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, other than the People’s Republic of China.

(b)               deliver to the Administrative Agent appropriate resolutions, secretary certificates, certified organizational documents and, if requested by the Administrative Agent, customary and favorable legal opinions relating to the matters described in this Section 5.12, which opinions shall be in form and substance reasonably acceptable to the Administrative Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date, in each instance with respect to each Loan PartySubsidiary of Products formed or acquired after the Closing Date; and

(c)               other than any filings, registrations, or other comparable documentation in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, excepting only the People’s Republic of China in which BorrowerBorrowers will complete the filings of the various License Agreements heretofore executed, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, security agreements with respect to Intellectual Property and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by Legal Requirements or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.13. Designation of Subsidiaries. At any time and from time to time, effective upon written notice to the Administrative Agent, the Borrower Representative may designate any of itsBorrower’s direct or indirect Subsidiaries as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary shall be designated as an Unrestricted Subsidiary unless (i) if such Subsidiary then owns (or will own, substantially concurrently with such designation) Licenses and/or Licensed Trademarks, the Borrower makesBorrowers make a prepayment concurrently with such designation in the amount described in clause (iv) and/or (v) of Section 2.06(b) as if the designation of such Subsidiary as an Unrestricted Subsidiary were a sale or contribution of such Licenses and/or Licensed Trademarks and (ii) immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it were previously designated as an Unrestricted Subsidiary.

Section 5.14. Assistance with Syndication. The Loan Parties shall actively assist, and shall cause PBE to actively assist, Fortress in syndicating a portion of the Loans, which assistance shall include (i) direct contact between senior management and the prospective Lenders, (ii) the hosting, with Fortress, of one or more meetings of prospective Lenders and (iii) assistance in the preparation of materials to be used in connection with the syndication.

ARTICLE VI

NEGATIVE COVENANTS

The BorrowerBorrowers (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 6.01. Liens, etc.

No Loan Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, whether now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction, a financing statement or trademark security agreement that names any Loan Party as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or trademark security agreement, or assign any accounts or other right to receive income or profits, except for the following:

(i)                 Liens created pursuant to any Loan Document;

(ii)              Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(iii)            Liens for taxes and other governmental charges and assessments (and other Liens imposed by law) not yet delinquent or being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(iv)             Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default;

(v)               (x) Liens in favor of Licensees and Sublicensees to secure their right to enjoy their licensed rights pursuant to the Licenses or sublicensed rights pursuant to the applicable sublicense, in each case entered into in the ordinary course of business; provided, that such Liens attach solely to exploitation rights subject thereto and the proceeds thereof and (y) other contractual rights of the Licensees pursuant to Licensees or Sublicensees pursuant to the applicable sublicense that do not constitute a grant of a security interest, lien or charge (e.g., rights of first negotiation / first refusal, rights to extend the term of a license or sublicense agreement with and customary holdback rights on the exercise of certain exploitation rights);

(vi)             Liens in favor of City National Bank with respect to the existing letter of- credit facility, dated as of August 21, 2014 (as amended, supplemented or otherwise modified), among, inter alia, City National Bank and Parent, including, without limitation, pursuant to (i) that certain Guaranty Agreement, by Artwork Holdings LLC in favor of City National Bank, and (ii) that certain Security Agreement by Artwork Holdings LLC in favor of City National Bank, each dated as of August 12, 2015; andconnection with purchase money Indebtedness of any Loan Party other than Products in respect of secured purchase money financing (including capital leases); and

(vii) additional Liens on property of the Loan Parties other than any Transferred Assets or Licenses and not securing Indebtedness, so long as the aggregate value of the property subject to such Liens does not exceed $500,0001,000,000 at any time.

Section 6.02. Indebtedness. No Loan Party shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(i)              the Obligations;

(ii)            intercompany loans owing to any Loan Party constituting Permitted Investments;

(iii)          Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.02 (other than this Section 6.02(iii));

(iv)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(v)            Indebtedness under letters of credit securing financial obligations of any Loan Party , provided that the incurrence of such Indebtedness shall be permitted only if, and so long as, the incurrence of such Indebtedness does not cause an Event of Default after giving effect to such incurrence;

(vvi) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vivii) obligations under Hedge Agreements permitted under Section 6.08;

(viii) purchase money Indebtedness of any Loan Party other than Products in respect of secured purchase money financing (including capital leases), provided that the incurrence of Indebtedness under this Section 6.02(vii) shall only be permitted so long as such incurrence does not cause an Event of Default after giving effect to such incurrence;

(viiix) other unsecured Indebtedness in an aggregate principal amount for all Loan Parties not to exceed $500,0001,000,000 at any time outstanding so long as immediately prior and after giving effect to the incurrence thereof on a pro forma basis, no Default has occurred and is continuing.

Section 6.03. Fundamental Changes. No Loan Party shall merge, consolidate, amalgamate with any Person, or dissolve or liquidate, in each case except for the following: (i) the merger, consolidation, amalgamation, dissolution or liquidation of any Subsidiary of the Borrower into or with any other Loan Party and, (ii) the merger, consolidation, amalgamation, dissolution or liquidation of any Guarantor into or with any Borrower or other Guarantor, (iii) the dissolution or liquidation of any immaterial or dormant Subsidiary of any Borrower and (iv) the merger, consolidation, amalgamation, dissolutions or liquidation of any Loan Party (other thethan a Borrower) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (x) in the case of any merger, consolidation or amalgamation involving thea Borrower, thesuch Borrower shall be the surviving Person and (y) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving Person and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party shall have been made.

Section 6.04. Investments. No Loan Party shall make or maintain, directly or indirectly, any Investment except for the following (each a “Permitted Investment”):

(i)              Investments in cash and Cash Equivalents;

(ii)            Investments in Transferred Assets;

(iii)          Investments in Licenses;

(iv)          (x) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (y) extensions of trade credit (other than to Affiliates of the BorrowerBorrowers) arising or acquired in the ordinary course of business and (z) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(v)            Investments by any Loan Party in any other Loan Party;

(vi)          Permitted IP Dispositions;

(vii)        Permitted Capital Contributions;

(viii)       Investments in Unrestricted Subsidiaries;

(ix)          Permitted Capital Expenditures;

(ixx) Investments in Joint Ventures.;

provided that in no event shall the aggregate of all Investments permitted pursuant to clause (viii) and (x) exceed at any time the sum of $20,000,000.

Section 6.05. Asset Sale. No Loan Party shall sell, convey, transfer, assign, license, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets or issue Equity Interests, except for the following:

(i)              sales of Cash Equivalents, inventory or obsolete, worn-out or surplus property no longer useful in the business in the ordinary course of business;

(ii)            licenses of Intellectual Property in the ordinary course of business pursuant to the Licenses;

(iii)          sales without recourse of accounts receivable solely for the purpose of collection thereof in the ordinary course of business;

(iv)          sales of equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such sale are applied to the purchase price of replacement assets within 180 days;

(ivv) any sale of any property by any Loan Party to any other Loan Party to the extent any resulting Investment constitutes a Permitted Investment;

(xi)          Permitted IP Dispositions;

(vivii) Permitted Equity Issuances; and

(viiviii)any sale of any Investment in any Joint Venture.;

(ix)          Permitted Investments; and

(x)            any conveyance, sale, transfer, assignment, or other disposition of the Hefner Trademarks.

Section 6.06. Restricted Payments. No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) theeach Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) theeach Borrower may make distributions as specified (and to the extent funds are available therefor) in Section 8.03.

Section 6.07. Restrictive Agreements. No Loan Party shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to ~~the~~any Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of ~~the~~any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08. Hedge Agreements. No Loan Party shall enter into any Hedge Agreement, except that the BorrowerBorrowers may enter into and maintain any Hedge Agreement on terms and with counterparties reasonably satisfactory to the Administrative Agent to provide protection against fluctuation of interest rates for a notional amount of up to the aggregate outstanding principal balance of the Loans as of the date of entry into such Hedge Agreement.

Section 6.09. Capital Expenditures. No Loan Party shall make, or incur any obligation to make, any Capital Expenditures other than a Permitted Capital Expenditure.

Section 6.10. Nature of Activities. No Loan PartyProducts shall not engage in any business activities other than relating to the exploitation and licensing of the Trademarks and activities substantially related or incidental thereto.

Section 6.11. Transactions with Affiliates. No Loan Party shall enter into or be party to any transaction with any Affiliate of the BorrowerBorrowers that is not a Loan Party except for (i) transactions contemplated by and in accordance with the Loan Documents (including Permitted IP Dispositions) and (ii) transactions in the ordinary course of business on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower. (iii) pursuant to any equity incentive plan or stock purchase plan or agreement adopted by PBE for the benefit of its and its Subsidiaries’ employees, directors and/or consultants, including upon the conversion or exchange of any Equity Interests in accordance with the terms of such plan and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, the payment of management, oversight, consulting, advisory and other fees pursuant to the Sponsor Management Agreement or other arrangement with the Sponsor, RTM-Icon LLC or management companies associated with the Sponsor or their advisors in a maximum amount for all such agreements and arrangements not to exceed $1,000,000 in any fiscal year; provided that, upon the occurrence and during the continuance of an Event of Default, such fees may accrue, but may not be paid in cash during such period. All such accrued fees may be payable in cash upon the cure or waiver of such Event of Default.

Section 6.12. Accounting Changes; Fiscal Year. No Loan Party shall change its (a) accounting treatment or reporting practices in any material respect, except as required by GAAP or any Legal Requirements, or (b) its fiscal year or its method for determining fiscal quarters.

Section 6.13. Bank Accounts. No Loan PartyBorrower shall open or maintain any bank account other than the Collection Accounts, the Fortress Excess Cash Account, the Debt Service Reserve Account, any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered, provided that the Borrower shall have forty five (45) days from the Fourth. Borrower Representative shall provide Administrative Agent with one or more account control agreements covering all bank accounts of PBE and Parent, not later than sixty (60) days after the Seventh Amendment Effective Date to effect an Account Control Agreement over the Debt Service Account and forty five (45) days from the date that the Fortress Excess Cash Account is opened to effect an Account Control Agreement over the Fortress Excess Cash Account.

Section 6.14. ERISA. No Loan Party shall (i) sponsor, maintain or contribute to any Defined Benefit Plan; (ii) fail to satisfy the minimum funding standard under Section 412(a) of the Code; (iii) fail to timely pay all required minimum contributions and all required installments under Section 430(j) of the Code; (iv) apply for a waiver of the minimum funding standard under Section 412(c) of the Code, (v) fail to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; or (vi) cause a Termination Event, except, with respect to items (ii), (iii), (iv), (v) and (vi) above, that would not reasonably be expected to result in material liability to any Loan Party.

Section 6.15. Hazardous Materials. No Loan Party shall cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of any Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.16. Modification or Termination of Material Agreements. (a) No Loan Party shall make or permit to be made any modification to or termination of the Master License, the Master Assignment Agreement, or the Servicing Agreement, in each case, in a manner that is adverse in any material respect to the Secured Parties or their respective rights under the Loan Documents, without the prior written consent of the Administrative Agent. No Loan Party shall make or permit to be made any modification to or termination of any other Material Agreement in any manner that (x) would materially increase the conditions to, delay the timing of or decrease the amount of any payments to be made to any Loan Party thereunder or (y) is otherwise materially adverse to the Secured Parties or their respective rights under the Loan Documents, in each case, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), unless, after giving effect to any such modification to or termination thereof on a pro forma basis, the Borrowing Base Ratio is not greater than 80% as of the last day of the most recently-ended Quarterly Settlement Period, if such modification or termination occurs after December 31, 2015.

(ba) No Loan Party shall, upon the occurrence and during the continuance of an Event of Default, exercise any material remedies available to the Loan Parties under the Loan Documents without the prior written consent of the Administrative Agent.

Section 6.17. Maximum Leverage Ratio. The BorrowerPBE and its Subsidiaries shall not have, on the last day of each Quarterly Settlement Period set forth below, a Leverage Ratio greater than the maximum ratio set forth opposite such Quarterly Settlement Period:4.50 to 1.00.

SETTLEMENT PERIOD QUARTERLY ENDING	MAXIMUM LEVERAGE RATIO

September 30, 2014	5.70 to 1.00

December 31, 2014	5.20 to 1.00

March 31, 2015	4.50 to 1.00

June 30, 2015	4.40 to 1.00

September 30, 2015	4.30 to 1.00

December 31, 2015	4.30 to 1.00

March 31, 2016	4.00 to 1.00

June 30, 2016	3.70 to 1.00

September 30, 2016	4.50 to 1.00

December 31, 2016	4.50 to 1.00

March 31, 2017	4.50 to 1.00

June 30, 2017	4.50 to 1.00

September 30, 2017	4.50 to 1.00

December 31, 2017	4.50 to 1.00

March 31, 2018	4.50 to 1.00

June 30, 2018	4.50 to 1.00

September 30, 2018, thereafter and until the Maturity Date	4.50 to 1.00

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)               the BorrowerBorrowers shall fail to pay (i) any principal on the Loans on the Maturity Date or (ii) any interest on the Loan or any fees or other amounts payable by it under this Agreement or under any other Loan Document when the same becomes due and payable if such failure shall remain unremedied for three (3) Business Days; or

(b)               any representation, warranty or certification made or deemed made by or on behalf of Parent or any Loan Party in any Loan Document or by or on behalf of Parent or any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)               Parent or any Loan Party shall fail to comply with (i) Section 5.01(a), (b), (c) or (e) (Financial Statements and Reports), Section 5.02(a) (Notices), Section 5.03 (Existence; Conduct of Business), Section 5.05 (Use of Proceeds) or Article 6 (Negative Covenants), (ii) any provision of Section 5.01 (Financial Statements and Reports) not set forth in clause (i) above, and such failure shall remain unremedied for five (5) days after the date on which notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders or (iii) any other provision of any Loan Document to the extent not otherwise specifically addressed herein if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of theany Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(d)               (i) Parent or any Loan Party shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against Parent or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and if such case, proceeding or other action is instituted against such Loan Party, such case, proceeding or other action results in the entry of any order of relief against it or shall remain undismissed for a period of sixty (60) days), or (iii) Parent or Loan Party shall take any action to authorize any of the actions set forth in clause (i) or (ii) of this subsection (d); or

(e)               any judgment or order (which, in the case of a judgment or order for the payment of money shall equal or exceed $5,000,000, excluding amounts adequately covered by insurance payable to any Loan Party to the extent the relevant insurer has been notified and has not denied coverage thereof) shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed within forty-give (45) days or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)                default shall be made with respect to any payment of any Indebtedness of the any Loan Party in excess of $2,500,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such nonpayment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the grace periods provided for; or

(g)               any material provision of any Loan Document shall for any reason cease, in any material respect, to be valid and binding on or enforceable against Parent or any Loan Party or Parent or any Loan Party denies that it has any or further liability or obligation under such Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)               the Administrative Agent shall at any time not have a valid and perfected first priority security interest (subject to Permitted Liens) in any of the Collateral with an aggregate value (as determined by the Administrative Agent in its sole discretion), of greater than $1,000,000 as to which the Loan Documents require a perfected first priority security interest, other than due to (i) any action or inaction on the part of the Administrative Agent or the Lenders or (ii) missing or insufficient filings registrations, or other comparable documentation in any jurisdiction outside of the United States; or

(i)                 a Change in Control shall have occurred; or

(j)                 any Parent Default or any Servicer Default shall have occurred.

then, and in any such event, the Administrative Agent may, or shall if directed by the Required Lenders, declare the Loans, all interest accrued thereon, and all other Obligations of the BorrowerBorrowers under the Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such other Obligations of the BorrowerBorrowers under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the BorrowerBorrowers; provided, however, that upon the occurrence of an event described in clause (d) above, the Loans, all such interest and all other such other Obligations of the BorrowerBorrowers under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the BorrowerBorrowers. The Administrative Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article IX hereof, any Lender may elect to assign all of its interest in the Loan to any Eligible Assignee following the occurrence of any Event of Default.

ARTICLE VIII

ADMINISTRATION, SETTLEMENT AND COLLECTION

Section 8.01. Establishing and Maintaining the Collection Accounts.

(a)               Collection Accounts. On or prior to the Closing Date, the BorrowerProducts established one or more deposit accounts into which Collections shall be remitted (each, a “Collection Account” and, collectively, the “Collection Accounts) with City National Bank which is, and shall remain, subject to the Collection Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, each Collection Account from and including the Closing Date, and will direct, by a Direction to Pay (or by other substantially similar instructions satisfactory to the Administrative), all account debtors of the BorrowerLoan Parties, including, without limitation, Licensees (or their agents), to make payments under or in connection with the applicable Licenses and all other applicable agreements and other documentation directly to a Collection Account.

( )                  TheEach Borrower will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.01.

(b)               In the event thea Borrower receives payment from any Person or proceeds of Collateral, proceeds under a letter of credit or otherwise, which payment should have been remitted directly to a Collection Account, thesuch Borrower shall hold such payment or proceeds in trust for the Administrative Agent (for the benefit of the Secured Parties) and shall promptly remit such payment or proceeds to a Collection Account, to be applied in accordance with the terms of this Agreement.

Section 8.02. Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account. All If an Event of Default has occurred and is continuing, or if as of the last day of the applicable Settlement Period, the Loan to Value is equal to or in excess of eighty-five percent (85%) for the period reported in the Compliance Certificate most recently delivered to the Administrative Agent, all payments or distributions received by thea Borrower into an account other than a Collection Account, including the Bank of America Account, shall be received in trust for the benefit of the Administrative Agent on behalf of itself and the Lenders in accordance with their respective interests therein, shall be segregated from other funds of the BorrowerBorrowers and shall be deposited into a Collection Account within three (3) Business Days of receipt thereof by the BorrowerBorrowers. The Administrative Agent shall apply amounts standing to the credit of the Collection Accounts at such times and in the order specified in Section 8.03 below, such payments to be made free and clear of any Lien hereunder; provided that Section 8.03 shall not apply with respect to Net Cash Proceeds that are applied pursuant to any of clauses (ii) through (vi) of Section 2.06(b). Interest earned on amounts deposited in any Collection Accounts shall be deposited and held in a Collection Accounts and applied towards payments or transfers made in accordance with Section 8.03.

Section 8.03. Payments and Transfers from the Collection Accounts.

(a)       Pre-Event of Default with a Loan to Value less than 85%. Provided that (i) no Event of Default has occurred and is continuing and (ii) the Loan to Value is less than 85% as of the last day of the applicable Settlement Period, Borrowers may withdraw at any time during the Settlement Period all amounts on deposit in the Collection Accounts. On or prior to the Quarterly Settlement Date for each Quarterly Settlement Period, Borrowers shall pay the amounts required to be paid pursuant to Section 2.04 and 2.06 to Administrative Agent on behalf of Lenders, as reflected in the Settlement Report provided by the Borrower Representative to the Administrative Agent; provided further that, (x) if there then exists a positive balance in the Fortress Excess Cash Account, Borrowers may instruct Administrative Agent in writing to apply all or any funds then on deposit in the Fortress Excess Cash Account to the payments required to be made , and (y) in the event that there are funds remaining in the Fortress Excess Cash Account after payments made pursuant to this Section 8.03(a), such funds shall be transferred to the Collection Account.

(ab) Pre-Event of Default with a Loan to Value equal to or in excess of 85%. So long as no Event of Default has occurred and is continuing, on each Monthly Settlement Date, and the Loan to Value is equal to or in excess of eighty-five percent (85%) as of the last day of the applicable Settlement Period and until such time as the Borrowers have provided evidence that the Loan to Value less than 85%, (i) Borrowers shall have no right to withdraw any funds from the Collection Account, (ii) with respect to all amounts on deposit in the Collection Accounts at the end of the prior Monthly Settlement Period, such amounts shall be applied by Administrative Agent pursuant to athe Monthly Settlement Report so provided by the Borrower Representative to the Administrative Agent as follows, in the following order of priority:

(1)       first, to Parent, to pay the accrued and unpaid Servicing Fee (to the extent not previously paid pursuant to Section 8.03(cd)); provided, that the amount paid pursuant to this clause (1), together with the aggregate amount paid pursuant to Section 8.03(cd) in respect of such Monthly Settlement Period, shall not exceed $291,666.66;

(2)            second, so long as the Net Revenue Amount is not less than the Required Revenue Amount for such Settlement Date, to Parent, as reimbursement of the expenses incurred by Parent with respect to the prior Monthly Settlement Period that were attributable to the Loan Parties (other than expenses incurred in performance of its obligations under the Servicing Agreement); provided that the amount paid pursuant to this clause (2) shall not exceed the Maximum Corporate Allocation Amount for such Monthly Settlement Period;

(3)            third, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(4)            fourth, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans for such month;

(5)            fifth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans in an amount equal to the Amortization Payment Amount for such month;

(6)             sixth, for each Monthly Settlement Period that is also a Quarterly Settlement Period to the Debt Service Reserve Account, to cause the amount on deposit therein to be equal to the Debt Service Reserve Required Amount; provided that in the event of a shortfall of funds sufficient to replenish the Debt Service Reserve Account in an amount sufficient to cause the amount on deposit therein to be equal to the Debt Service Reserve Required Amount, the Borrower shall be required to provide, concurrently with delivery of the Settlement Statement for such Monthly Settlement Period, a deposit into the Collection Account of such additional funds as are necessary to cover such shortfall;

(7) seventhsixth, to the extent not paid pursuant to clause (1) above, to Parent, to pay the accrued and unpaid Servicing Fee;

(8) eighthseventh, on the first two Monthly Settlement Dates of each Quarterly Settlement Period, if the Monthlycorresponding Settlement Report indicates that the estimate of the remaining Quarterly Settlement Period collections, after application to clauses (1), (2) and (3) above (“Net Estimated Quarterly Collections”) will not be sufficient to pay (i) the Amortization Payment Amounts and (ii) the estimated interest on the Loans to become due and payable, in each case for the applicable Quarterly Settlement Period (collectively, the “Remaining Quarterly Payments”), an amount sufficient to cover the shortfall between (A) the Net Estimated Quarterly Collections and (B) the Remaining Quarterly Payments, shall be retained in the Collection Account and not applied per clauses (9) or (10) below;

(9) nintheighth,

i.       on the first Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 33.33% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 66.66% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account;

ii.               on the second Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 33.33% of the quotient of the Excess Cash Flow Percentage times66.66 % of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 33.33% of the quotient of the Excess Cash Flow Percentage times the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account; provided that¸ the amounts due pursuant to this Section 8.03(ab)(98)(ii) (including amounts to be transferred to the Fortress Excess Cash Account) shall first be reduced by any funds on deposit in the Fortress Excess Cash Account and any amounts paid to the Administrative Amount in the same Quarterly Settlement Period pursuant to Section 8.03(ab)(98)(i); and

iii.            on the Quarterly Settlement Date of each Quarterly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations hereunder in an amount equal to the quotient of the Excess Cash Flow Percentage times the aggregate Excess Cash Flow for such Quarterly Settlement Period, provided that, the amount due pursuant to this Section 8.03(ab)(98)(iii) (a) shall be reduced by any payments made to the Administrative Agent for the applicable Quarterly Settlement Period pursuant to sections 8.03(ab)(98)(i) and (ii), and (b) shall first be made by any funds then on deposit in the Fortress Excess Cash Account, provided further that, (x) in the event that there are funds remaining in the Fortress Excess Cash Account after payments made pursuant to this Section 8.03(ab)(98)(iii), such funds shall be transferred to the Collection Account and (y) in the event of a shortfall of funds due and payable to the Administrative Agent for the account of the Lenders pursuant to this Section 8.03(ab)(98)(iii), the BorrowerBorrowers shall, concurrently with delivery of the Settlement StatementReport for such Quarterly Settlement Period, be required to deposit additional funds in the Collection Account to cover such shortfall;

(109) tenthninth, as a distribution, in respect of the Borrower’s Equity Interests in accordance with the Borrower’s Organizational Documentsto any Loan Party (as determined by the Borrower Representative in its sole discretion), all remaining amounts then on deposit in the Collection Account, which are not required by clause eighth above to be retained in the Collection Account.

Appendix I attached hereto is an Excel file illustrating how the provisions of this Section 8.03(a) are intended to operate.

(bc) Post-Event of Default. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall, upon the direction of the Required Lenders or after the Obligations of the BorrowerBorrowers have been accelerated, apply any or all amounts on deposit in the Collection Accounts and any and all amounts received or collected by the Administrative Agent from any of the Collateral (whether or not deposited in a Collection Account) after any or all of the Obligations of the BorrowerBorrowers have been accelerated (so long as such acceleration has not been rescinded), including the proceeds of Collateral, to the Obligations of the BorrowerBorrowers under the Loan Documents as follows:

(1)               first, to Parent, to pay the accrued and unpaid Servicing Fee; provided, that the amount paid pursuant to this clause (1) shall not exceed $291,666.67 with respect to any Monthly Settlement Period;

(2)               second, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(3)               third, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans;

(4)               fourth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans, until paid in full; and

(5)               fifth, as a distribution, in respect of theany Borrower’s Equity Interests in accordance with theany Borrower’s Organizational Documents, all remaining amounts.

(d)       [reserved].

Notwithstanding the foregoing, to the extent that there are any amounts on deposit in the Debt Service Reserve Account upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall be permitted to withdraw from the Debt Service Reserve Account in accordance with Section 8.04(b) to pay interest and principal on the Loans then due and payable, and such payment shall not be subject to the order set forth above.

(c)       Monthly Payment Date. On each Monthly Payment Date, the Servicing Fee for such calendar month shall be paid in advance to the Servicer from the amounts on deposit in the Collection Account; provided, that the amount paid on each Monthly Payment Date shall not exceed $291,666. Such payment shall be made so long as no Event of Default has occurred and is continuing; provided, that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may direct such payment, and shall direct such payment upon the direction of the Required Lenders or after the Obligations of the Borrower have been accelerated. Pursuant to the terms of the Collection Account Control Agreement, the parties hereto hereby agree that the amount of each such payment shall equal $291,666 (or such lesser amount that is on deposit in the Collections Accounts), unless the Borrower notifies the Administrative Agent and City National Bank in writing that the Servicing Fee for such calendar month is a lesser amount.

(de) Interest Payments. On the last day of each Interest Period, accrued and unpaid interest on the Loans in respect of such Interest Period shall be paid to the Administrative Agent, for the account of the Lenders, from amounts on deposit in the Collection Account.

(e)       Borrower Request for Payments from Collection Accounts. Pursuant to the terms of the Collection Account Control Agreement, the Borrower shall be permitted to request the withdrawal of Excluded Amounts from the Collection Accounts from time to time by written notice to the Administrative Agent and City National Bank. Such request shall include an itemized description of such Excluded Amounts, certified by a Responsible Officer of the Borrower, and a certification by a Responsible Officer of the Borrower that (i) such amounts constitute Excluded Amounts and (ii) no Event of Default has occurred or is continuing or would result from such withdrawal. Unless the Administrative Agent delivers a written notice of objection to the withdrawal of all or any portion of such Excluded Amounts to the Borrower and City National Bank in accordance with terms of the Collection Account Control Agreement, the Borrower shall be permitted to withdraw such Excluded Amounts.

Section 8.04. Establishing and Maintaining the Debt Service Reserve Account and Fortress Excess Cash Account.

(a)       Debt Service Reserve Account. On or prior to the Fourth Amendment Effective Date, the Borrower shall establish a deposit account at City National Bank into which, on the Fourth Amendment Effective Date, the Debt Service Reserve Required Amount shall be deposited (the “Debt Service Reserve Account”), and which, within forty five (45) after the Fourth Amendment Effective Date, shall be subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Debt Service Reserve Account from and including the Fourth Amendment Effective Date.

(a)       [reserved].

(b)       Fortress Excess Cash Account. Prior to the Monthly Settlement Date for the Monthly Settlement Period ending April 30, 2018, the Borrower shall establishProducts has heretofore established a deposit account at City National Bank (the “Fortress Excess Cash Account”), which, within forty five (45) after the Fourth Amendment Effective Date, shall be is subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Fortress Excess Cash Account at any time from and including the Fourth Amendment Effective Date until the Seventh Amendment Effective Date, and thereafter upon the applicability of Section 8.03(b) or 8.03(c).

(c)       Withdrawals from Debt Service Reserve Account. If on any Monthly Settlement Date after the Fourth Amendment Effective Date (including after the occurrence and during the continuance of an Event of Default), the amounts on deposit in the Collection Accounts are insufficient to fully pay the amounts described in clauses (4), (5) and (8), or clauses (3) and (4) of Section 8.03(a) and (b), respectively, the Administrative Agent shall instruct City National Bank to transfer from the Debt Service Reserve Account an amount equal to the lesser of (i) the amount of such deficiency and (ii) the amount on deposit in the Debt Service Reserve Account in excess of the Expense Reserve Amount, and apply such amount to such unpaid items described in the clauses identified above. So long as no Event of Default has occurred and is continuing, if amounts on deposit in the Debt Service Reserve Account exceed of the Debt Service Reserve Required Amount as of any Quarterly Settlement Date, the Administrative Agent shall transfer such excess to a Collection Account to be applied in accordance with Section 8.03(a).

(c)             [reserved].

(d)            Withdrawals from Fortress Excess Cash Account. OnIf and to the extent Section 8.03(b) shall be applicable, on each Monthly Settlement Date after the FourthSeventh Amendment Effective Date, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall transfer funds in the Fortress Excess Cash Account in accordance with Section 8.03(ab).

Section 8.05. Investment of Funds.

(a)             The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Collection Accounts, or the Fortress Excess Cash Account or the Debt Service Reserve Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower Representative (provided, that any such instructions given orally shall be promptly confirmed in writing), provided that in no event may the Borrower Representative give instructions to the Administrative Agent, or may the Administrative Agent in its discretion, invest or reinvest funds in the Collection Accounts, or the Fortress Excess Cash Account or the Debt Service Reserve Account in other than Cash Equivalents.

(b)             Any net income or gain on the investment of funds from time to time held in a Collection Account shall be promptly reinvested by the Administrative Agent as part of the applicable account, and any net loss on any such investment shall be charged against such account.

(c)             None of the Administrative Agent or any other Secured Party shall be a trustee for theany Borrower, or shall be liable for anything done or note done, in connection with any Collection Account to the extent otherwise not in violation of this agreement or for acts of gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the other Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 8.05 or for any decrease in the value of the investments held in any Collection Account, except to the extent resulting from the gross negligence or willful misconduct of such party as determined in a final nonappealable judgment by a court of competent jurisdiction.

Section 8.06. Remedies. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) sell any documents, instruments and securities held in any Collection Account and (ii) immediately apply the proceeds thereof and any other cash held in any Collection Account in accordance with Section 8.03(bc).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01. Authorization and Action.

(a)               Each of the Lenders and hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)               The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, PBE, Parent or any of the Group Members that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)               In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.02(d), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Parent or any Loan Party) all interests retained Parent or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(d)              The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

Section 9.02. Administrative Agent’s Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for theany Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.03. Lender Indemnity. To the extent that the Borrower failsBorrowers fail to pay any amount required to be paid by itany of them to the Administrative Agent under Section 10.04 or 10.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’sBorrowers’ failure to pay any such amount shall not relieve theany Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 9.04. Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning theany Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.05. Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.06. Fortress. With respect to the Loans made by it, Fortress shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” shall, unless otherwise expressly indicated, include Fortress in its individual capacity. Fortress may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing and any Person that may do business with or own securities of Sponsor, Holdings, PBE, Parent or any Group Member or any Affiliate of any of the foregoing, all as if Fortress were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.07. [Intentionally]

ARTICLE X

MISCELLANEOUS

Section 10.01. Amendments, Actions Under This Agreement, etc.

(a)               Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the BorrowerBorrowers and the Required Lenders or by the BorrowerBorrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.06, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Parent or all or substantially all of the Restricted Subsidiaries from its or their respective obligations under the Guaranty and Security Agreement without the written consent of each Lender, or (vii) except as provided in clause (b) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(b)               If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other Person which is reasonably satisfactory to the Borrower Representative and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.03(a), and (ii) the BorrowerBorrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the BorrowerBorrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.08 and 2.11, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.09 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c)              Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.02. Notices, etc.

(a)                All notices and other communications provided for hereunder shall, unless otherwise stated herein, shall be either (i) in writing (including fax) and shall be delivered by nationallyhand or internationally recognized overnight courier service, fax or otherwise or (ii) by electronic mail (if consented to by the Administrative Agent and if e mail addresses are designated as provided below, provided that no notices required under the terms of Article II or Article VII of this Agreement may be sent by electronic mail), (A) as to the Borrower, each Lender or the Administrative Agent, at its address or fax number set forth under its name on the signature pages hereof (or, in the case of a Lender that becomes party to this Agreement by assignment, at its address or fax number specified in the Assignment and Assumption pursuant to which it became a Lender hereunder) and (B) any other Person, at such other Person’s address or fax number as shall be designated by such Person in a written notice to the Administrative Agent.mailed by certified or registered mail (in each case, return receipt requested and postage prepaid) or sent by facsimile, or by electronic photocopy (i.e., “PDF” or “TIFF”) format sent by electronic mail, as follows.

If to any Loan Party:	c/o Playboy Enterprises, Inc.
10960 Wilshire Boulevard, Suite 2200
Los Angeles, CA 90024 Attn: CFO
Email: [EMAIL ADDRESS]
with a copy to:	Akin Gump Strauss Hauer &
Feld LLP
1999 Avenue of the Stars
Suite 600
Los Angeles, CA 90067

Attn: Frank Reddick
Email:

If to the Administrative Agent and each Lender:	c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attn: Constantine Dakolias Email:

With copies to:
Fortress Investment Group
10250 Constellation Boulevard
Suite 1600
Los Angeles CA 90067
Attn: Joshua Pack
Email:

with a copy to:	Reed Smith LLP
1901 Avenue of the Stars
Suite 700
Los Angeles, CA 90067-6078 Attn: Moshe J. Kupietzky Email:

(b)      All such notices and communications shall (i) when faxed or sent by electronic mail, be effective when faxed or sent by electronic mail and when delivery is confirmed by the recipient verbally or in writing (including by return fax transmission or electronic mail), or (ii) when otherwise actually delivered to the recipient (as confirmed by a signed receipt); provided, however, that if sent by fax, sent by electronic mail or otherwise delivered on any day other than a Business Day, such notice or communication shall not be deemed to have been delivered until the next succeeding Business Day.

Section 10.03. Assignments and Participations.

(a)       Each Lender may, upon at least three (3) Business Days’ notice to the Administrative Agent (other than for any assignments from and including the date of this Agreement to and including, if different, the Closing Date), assign to any Eligible Assignee all or a portion of its rights and Obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s right and obligations under this Agreement, the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date thereof), shall in no event be less than $1,000,000 (or such lesser amount as otherwise agreed to by the Administrative Agent) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (A) a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent) and (B) all ancillary documents, including any Internal Revenue Service tax forms, required thereunder. Upon such execution, delivery, acceptance, recording and satisfaction of the conditions set forth in this subsection (a), from and after the effective date specified in such Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and have the rights and Obligations of a Lender hereunder and under the other Loan Documents and other Loan Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its Obligations as a Lender under this Agreement and shall cease to be a party hereto. TheEach Borrower shall have no right to assign any of its rights and Obligations hereunder or under any other Loan Document or any interest hereunder or thereunder.

(b)      Subject to acceptance and recording thereof pursuant to clause (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.11 and 10.04 and 10.05) and shall continue to be bound by Section 2.10. Any attempted assignment in violation in any material respect of this Section 10.03 shall be void.

(c)       The Administrative Agent shall maintain, as a non-fiduciary agent of the BorrowerBorrowers, at its address referred to in Section 10.02 hereof a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the name and address of each Lender, the Pro Rata Share of such Lender from time to time and the principal amount of each Loan (and stated interest thereon) owing to such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the BorrowerBorrowers and the Administrative Agent may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Agent, the Borrower Representative or any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

(d)               Upon (i) the Administrative Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an assignee that is an Eligible Assignee, and (ii) the satisfaction of the other conditions set forth in clause (a) above, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A hereto, (x) accept such Assignment and Assumption, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower Representative.

(e)               In addition to the other rights provided in this Section 10.03, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                In addition to the other rights provided in this Section 10.03, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make or purchase all or any part of any Loan that such Lender would otherwise be required to make or maintain hereunder (and the exercise of such option by such SPV and the making or purchase of Loans pursuant thereto shall satisfy the obligation of such Lender to make or maintain such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the BorrowerBorrowers, sell participations to one or more Persons that is an Eligible Assignee in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make or maintain Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Parent and the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.08, 2.09 and 2.11, but only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Legal Requirement that occurs after the date such grant or participation is made, and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded or maintained by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document (including by exercise of any right of set-off available to a Lender pursuant to Section 10.06) and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those first proviso to Section 9.02(b). No party hereto shall institute (and each of the BorrowerBorrowers shall cause Parent and each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such liability). The agreement in the preceding sentence shall survive the Termination Date. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the BorrowerBorrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary herein, to the extent the Borrower’sBorrowers’ or Borrower Representative’s consent is required pursuant to the terms hereof and is not properly obtained, the BorrowerBorrowers shall be entitled to seek specific performance to unwind any such participation in addition to any other remedies available to the BorrowerBorrowers at law or in equity.

Section 10.04. Indemnification. (a) The Borrower agreesBorrowers agree to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses, (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) the execution, delivery, administration or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any electronic data sites and electronic transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel to such Indemnitees, taken as a whole, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to all such Indemnitees, taken as a whole, and solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty) to each group of similarly situated affected Indemnitees), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Legal Requirement or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the BorrowerBorrowers shall not have any liability under this Section 10.04 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted directly from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) a material breach of such Indemnitee’s obligations under the Loan Documents at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (z) any dispute among Indemnitees at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects (other than any claims arising against the Administrative Agent in its capacity or in fulfilling its role as an administrative agent or any similar role under the Loan Documents and claims arising out of any act or omission on the party of the Loan Parties or their Affiliates). Furthermore, the Borrower waivesBorrowers waive and agreesagree not to assert against any Indemnitee, and shall cause Parent and each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities arising from a non-Tax claim.

(ba) To the extent permitted by applicable law, the BorrowerBorrowers shall not assert, and hereby waiveswaive, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 10.05. Costs and Expenses. Any action taken by Parent or any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of Parent or such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse Parent or any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agreesBorrowers agree to pay or reimburse upon demand (a) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty to the Administrative Agent or such Related Persons, reasonable and documented fees, costs and expenses incurred in connection with any electronic system, including IntraLinks®, SyndTrak® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person and allocated to the Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons and (b) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation including reasonable and documented fees and out-of-pocket expenses of (A) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to the Administrative Agent, (B) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise to all of the Lenders and (C) one financial advisor engaged by the Administrative Agent (or legal counsel for the Administrative Agent) for itself and the Lenders.

Section 10.06. Right of Set-off. Each of the Administrative Agent and each Lender is hereby authorized, without notice or demand (each of which is hereby waived by the BorrowerBorrowers), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the BorrowerBorrowers against any Obligation of Parent or any other Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.06 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and other Secured Parties may have.

Section 10.07. No Waiver; Remedies. No failure on the part of the BorrowerBorrowers, the Lenders, the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.08. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any other Loan Document or of such provision or obligation in any other jurisdiction.

Section 10.09. Binding Effect. This Agreement shall become effective when it shall have been executed by the BorrowerBorrowers, each Lender and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the BorrowerBorrowers, the Lenders, the Administrative Agent and their respective successors and assigns; provided, however, that the BorrowerBorrowers shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.10. Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving the Parent or any Loan Party and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Legal Requirements, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.11. Survival. All covenants, agreements, representations and warranties made by Parent and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 10.12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

Section 10.13. Submission to Jurisdiction; Service of Process.

(a)               Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, theeach Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)               Service of Process. TheEach Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower Representative specified in Section 10.02 (and shall be effective when such mailing shall be effective, as provided therein). TheEach Borrower (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)               Non-Exclusive Jurisdiction. Nothing contained in this Section 10.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Legal Requirement or commence legal proceedings or otherwise proceed against Parent or any Loan Party in any other jurisdiction.

Section 10.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein.

Section 10.16. Confidentiality. Each Lender and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that such information may be disclosed (i) with the Borrower’sBorrower Representative’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.16 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than Parent or any Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Legal Requirements or other legal process, (v) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Lender or the Administrative Agent or any of their Related Persons (including any self-regulatory authority, such as the to the National Association of Insurance Commissioners), (vi) to any nationally recognized rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or otherwise to the extent consisting of general portfolio information that does not identify Parent or Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 10.03 or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.16 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Parent or the Loan Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.16 and those of any other Contractual Obligation entered into with Parent or any Loan Party (whether or not a Loan Document), the terms of this Section 10.16 shall govern. For purposes of this Section 10.16, “Information” means all information received from Holdings, PBE, the Parent, the BorrowerBorrowers or any of its Subsidiaries relating to such Persons or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any of such Persons after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17. Patriot Act Notice. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the BorrowerBorrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Loan Party, which information includes the name and address of Parent or such Loan Party and other information that will allow such Lender to identify Parent or such Loan Party in accordance with the Patriot Act.

Section 10.18. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.19. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), theeach Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between theeach Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) theeach Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) theeach Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for theany Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to theany Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and itsBorrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to theany Borrower or its Affiliates. To the fullest extent permitted by law, theeach Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written. PRODUCTS LICENSING LLC, as Borrower Representative

By:
Name:
Title:
Address:	Products Licensing LLC
9346 Civic Center Drive, Suite 200 Beverly Hills, CA 90201
Attention: Chief Financial Officer

Signature page to Credit Agreement

Exhibit 10.17

EXECUTION COPY

EIGHTH AMENDMENT TO CREDIT AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Eighth Amendment”) is dated as of March 15, 2019 (the “Eighth Amendment Date”) and is entered into among Products Licensing LLC, Playboy Enterprises, Inc., and Playboy Enterprises International, Inc. (collectively, the “Borrowers”), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrowers, certain Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as heretofore amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, Borrowers and the Required Lenders have agreed to certain modifications to the Credit Agreement including provisions permitting Borrower to reduce the mandatory principal payment due pursuant to Section 2.06(b)(i) for the period ending March 31, 2019;

WHEREAS, Borrowers and the Required Lenders have agreed to certain other modifications to the Credit Agreement; and

WHEREAS, Borrowers, Administrative Agent and the Required Lenders party hereto desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement.

Effective as of the Eighth Amendment Date, the Credit Agreement is hereby amended as follows:

(a)           Section 2.06(b)(i) of the Credit Agreement is hereby amended and restated to read as follows:

“(i) Excess Cash Flow. On each Settlement Date commencing with the first Settlement Date for the period ending March 31, 2019, the Borrowers shall pay an amount equal to (x) for the period ending March 31, 2019, the greater of (i) the amount of Excess Cash Flow minus $1,000,000 or (ii) 63% of Excess Cash Flow during such period, and (y) for each Settlement Date after March 31, 2019, an amount equal to Excess Cash Flow, in each case as provided in Sections 8.03(a) and (b).”

(b)           The definition of “Adjusted Cash” is hereby amended and restated to read as follows:

““Adjusted Cash” means, as of any date of determination, an amount equal to (x) the cash and Cash Equivalents of the Loan Parties as of such date, solely to the extent that such cash and Cash Equivalents are, on the date of determination, subject to effective Deposit Account Control Agreements in favor of Administrative Agent, plus (y) the actual cash investment for the acquisition of Equity Interests in any Person (other than a Person that is a Subsidiary as of the Seventh Amendment Effective Date) by any Loan Party after the Seventh Amendment Date, as of such date, up to an amount in the aggregate not to exceed $5,000,000.”

(c)           A new definition of “Eighth Amendment Date” is hereby added to read as follows:

““Eighth Amendment Date” has the meaning set forth in the Eighth Amendment.”

(d)           A new definition of “Eighth Amendment” is hereby added to read as follows:

““Eighth Amendment” means that certain Eighth Amendment to Credit Agreement dated as of March 15, 2019, among the Borrowers, the Administrative Agent and certain Lenders.”

(e)           The definition of “Total Borrowing Base” is hereby amended and restated to read as follows:

““Total Borrowing Base” means, as of any date of determination, an amount equal to (x) the cash and Cash Equivalents of the Loan Parties as of such date, solely to the extent that such cash and Cash Equivalents are, on the date of determination, subject to effective Deposit Account Control Agreements in favor of Administrative Agent, plus (y) the Eligible Receivables Balance as of such date.”

2.             Delivery of China Trademark Security Agreement. The date for delivery of the executed copy of the China Trademark Security Agreement referenced in Section 4(d) of the Seventh Amendment to Credit Agreement dated December 24, 2018 (“Seventh Amendment”) is hereby extended to April 15, 2019, or such other later date that is approved by the Administrative Agent in its sole discretion. Borrowers undertake to provide an executed supplement to the China Trademark Security Agreement within thirty (30) days following the end of each calendar quarter which adds any trademarks registered in China during such calendar quarter.

3.             Effectiveness. This Eighth Amendment shall be effective as of the Eighth Amendment Date when all of the following have been received by Administrative Agent:

(a)         counterparts of this Eighth Amendment executed by each of the Borrowers and Lenders constituting the Required Lenders;

(b)        a certificate of the secretary or of such other officer of each of the Borrowers certifying as to the resolutions of each Borrower’s board of directors or other appropriate governing body, approving and authorizing the execution, delivery and performance of this Eighth Amendment; and

(c)        any such other documentation as the Administrative Agent may reasonably request.

4.        Release. In consideration of the foregoing amendments to the Credit Agreement, Borrowers and the other Loan Parties signatory hereto or who consent to this Eighth Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under any Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lenders and Administrative Agent, and their respective Affiliates, and any of the respective successors-in- title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Lender or any of Lender’s Affiliates would be liable if such persons or entities were found to be liable to any Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, each Borrower hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each Borrower hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Each Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Each Borrower hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Eighth Amendment, without which Lender would not have agreed to execute this Eighth Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

5.             Representations and Warranties.

(a)           Each Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Eighth Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Eighth Amendment, and performance of this Eighth Amendment, (and the Credit Agreement as amended hereby) have been duly authorized by all necessary corporate or other organizational action on the part of such Borrower; (iii) this Eighth Amendment has been duly executed and delivered; and (iv) this Eighth Amendment (and the Credit Agreement, as amended hereby) is the legally valid and binding obligation of the Borrower, enforceable against such Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Each Borrower hereby represents and warrants that, as of the date hereof, no changes to Schedule 4.01 and 4.06 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true as of the date hereof.

(c)           Each Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

6.             Counterparts; Severability; Integration. This Eighth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Eighth Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Eighth Amendment shall not affect the validity or enforceability of the remaining provisions of this Eighth Amendment. Should any part of this Eighth Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Eighth Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Eighth Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

7.             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Eighth Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS EIGHTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.             Loan Document; Successors and Assigns. This Eighth Amendment shall be deemed to be a Loan Document. This Eighth Amendment shall be binding upon each Borrower, the other Loan Parties, the Lenders, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

9.           No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Agents pursuant to the terms of the Loan Documents. Upon the effectiveness of this Eighth Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

10.           No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Eighth Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Eighth Amendment. Administrative Agent’s and each Lender’s rights under this Eighth Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

11.           Costs and Expenses. Products agrees to reimburse Administrative Agent promptly after request for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Eighth Amendment and/or all of the matters relating to the post-closing obligations of the Borrowers pursuant to the Seventh Amendment to the Credit Agreement dated December 24, 2018.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title: C	hief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

Acknowledged and Agreed:

CHINA PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

Signature Page to Eighth Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	DBD CREDIT FUNDING LLC, as Administrative Agent

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Eighth Amendment to Credit Agreement

Administrative Agent:	DBD FUNDING LLC

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Eighth Amendment to Credit Agreement

Required Lenders:	FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

	By:	FCOD CLO Management LLC
	Its:	Collateral Manager

	By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to Eighth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED

By:	FCO VII CLO CM LLC
Its:	Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Signature Page to Eighth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES V CLO LIMITED

By:	FCOD CLO MANAGEMENT LLC
Its:	Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED

By:	FCOO CLO MANAGEMENT LLC
Its:	Collateral Manager

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Signature Page to Eighth Amendment to Credit Agreement

DBDB FUNDING LLC

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Signature Page to Eighth Amendment to Credit Agreement

FORTRESS OPERATING ENTITY LLP

By:	FIG CORP
Its:	General Partner

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

Signature Page to Consent – Eighth Amendment to Credit Agreement

Exhibit 10.18

Execution Version

NINTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT

This NINTH AMENDMENT AND JOINDER TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 31, 2019 (the “Ninth Amendment Date”) and is entered into among Products Licensing LLC (the “Products”), Playboy Enterprises International, Inc., (“Parent”), Playboy Enterprises, Inc. (“PEI”), and Y Acquisition Co. LLC, a Delaware limited liability company (the “New Borrower” and together with Products, Parent, and PEI , collectively, “Borrowers”), China Products Licensing, LLC (“China Products”) , as guarantor, DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, Products, the Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement as amended hereby);

WHEREAS, the parties desire to cause the New Borrower to become a “Borrower” under the Credit Agreement as amended by this Amendment by executing a copy of this Amendment (the “Joinder”), and that certain Persons be added as Lenders, by virtue of their execution of a counterpart of this Amendment;

WHEREAS, simultaneously with the Joinder, Borrowers, Administrative Agent and Lenders parties hereto (comprising all Lenders) have agreed to certain modifications to the Credit Agreement including provisions permitting Borrowers to obtain an additional advance from the Lenders which new advance is intended by Borrowers to be used to finance, in part, the purchase price required by New Borrower to finance the cost of acquiring substantially all the assets of Yandy, LLC, an Arizona limited liability company (“Old Yandy”);

WHEREAS, China Products, as party hereto hereby consents to the foregoing modifications and the new advance to be made to Borrowers;

WHEREAS, Borrowers have requested that the mandatory prepayment required to be made pursuant to Section 2.06 (b)(i) of the Credit Agreement on the first Settlement Date after the Effective Date, be waived, and the Lenders parties hereto agree to such waiver; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Joinder.

(a)         New Borrower hereby acknowledges, agrees and confirms that, by its execution of this Amendment, New Borrower will be deemed a party to the Credit Agreement and a “Borrower” for all purposes of the Credit Agreement. New Borrower hereby ratifies, as of the Ninth Amendment Date, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Borrowers contained in the Credit Agreement, as amended hereby. Without limiting the generality of the foregoing terms of this Section 1(a), New Borrower hereby jointly and severally together with the other Borrowers and Guarantors, guarantees to the Lenders and each other holder of the Obligations, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at state maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms of the Credit Agreement as amended hereby and the other Loan Documents.

(b)         New Borrower hereby represents and warrants to the Lender that the exact legal name and state of organization of New Borrower as of the Ninth Amendment Date is as set forth in the preamble hereto. The address of New Borrower for purposes of all notices and other communications is the address of the Borrower Representative. New Borrower hereby grants to Administrative Agent, for the benefit of all Lenders, a first priority security interest and Lien on all items of Collateral owned by New Borrower to secure the Obligations (including, for the avoidance of doubt, the 2019 Term Loan).

(c)         Certain Persons executing this Amendment as a Lender, have not heretofore been a Lender (or been assigned rights as a Lender). By their signature hereto, such Persons hereby join the Credit Agreement as a Lender, make the commitments of the Lenders set forth in the Credit Agreement, as amended hereby, and agree to all of the provisions of the Credit Agreement, as amended hereby.

2.           Amendments to Credit Agreement.

(a)         Subject to Section 3 hereof, the Credit Agreement shall be amended and restated to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), and to relocate the “moved from” text (indicated textually in the same manner as the following example: ~~Move From~~) to the location indicated by the “move to” text (indicated textually in the same manner as the following example: Move To) as set forth in the composite Credit Agreement attached as Annex I hereto.

(b)         Borrowers (including the New Borrower) hereby authorize Administrative Agent to file, in its discretion, any and all UCC-1 Financing Statements (indicating an “All Assets” collateral description), continuation statements, and amendments to all documents filed in the United States and any foreign jurisdiction, reflecting the Maturity Date, the identity of the Borrowers and Grantors, and such other information as Administrative Agent deems necessary or appropriate, all in accordance with the Credit Agreement.

3.           Effectiveness. Section 2 of this Amendment shall be effective upon the satisfaction, in the reasonable discretion of the Administrative Agent, acting on behalf of the Lenders, of each of the following conditions precedent (the date of such effectiveness, the “Ninth Amendment Effective Date”):

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(a)         The Administrative Agent shall have received the following, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(i)	counterparts of this Amendment duly executed by each of the Borrowers, the Administrative Agent, and each Lender;

(ii)	counterparts to a Joinder to, and an amendment of, the Second Amended and Restated Guaranty and Security Agreement, duly executed by New Borrower and by Parent, whereby (y) the New Borrower grants a security interest and Lien to Administrative Agent in all of New Borrower’s assets for the benefit of the Lenders, and (z) 100% of the membership interests in New Borrower are pledged to Administrative Agent for the benefit of Lenders;

(iii)	counterparts to Trademark Security Agreement , as heretofore amended (x) to make New Borrower a grantor and party to such agreement and (y) to update the list of trademarks subject thereto;

(iv)	Counterparts to a Negative Pledge Reaffirmation from Artwork Holdings. LLC confirming the continuing validity of the Negative Pledge Agreement dated July 20, 2017;

(v)	the projected consolidated statements of income for the fiscal year ended December 31, 2020 required by Section 5.01(e) of the Credit Agreement, which shall include the projected results of operations of the New Borrower for the fiscal year ending December 31, 2020;

(vi)	a certificate of the secretary or other officer of each of the Borrowers and the Guarantor, certifying as to the resolutions of the Borrowers’ board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment;

(vii)	a certificate of a Responsible Officer of each Borrower certifying as to the matters set forth in Section 3(d) hereof;

(viii)	a legal opinion of legal counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent; and

(vii)	such other information and documentation as the Administrative Agent may reasonably request.

(b)         (i) an upsize fee, for the ratable benefit of the Lenders, in the amount of two percent (2.00%) of the aggregate principal amount of the 2019 Term Loan (the “Upsize Fee”), which shall be deemed fully earned upon payment and (ii) the reasonable and documented out-of-pocket costs and expenses (including the reasonable legal fees and disbursements of Administrative Agent’s legal counsel) in connection with the preparation and negotiation of this Amendment (the “Costs and Expenses”), which Upsize Fee and Costs and Expenses shall be deducted from the 2019 Term Loan advanced on the Ninth Amendment Effective Date;

3

(c)         confirmation from Reed Smith LLP, counsel for the Administrative Agent, that all documentary conditions precedent incident to this Amendment have been satisfied to the reasonable satisfaction of Reed Smith LLP; and

(d)         The representations and warranties made by the Borrowers contained in Section 6 hereof shall be true, correct and complete on and as of the first date on which the conditions set forth in Sections 3(a) through (c) shall have been satisfied.

4.          Post Closing Obligations. Borrowers shall, not later than ninety (90) days after the Ninth Amendment Effective Date (or such later date as agreed to by the Administrative Agent and Borrowers), deliver to Administrative Agent, either (i) a duly executed control agreement or duly executed control agreements or (ii) an amendment the Deposit Account Control Agreement dated June 24, 2014, with City National Bank, and/or an amendment to the Deposit Account Control Agreement dated March 26, 2019 with Bank of America, N.A., as applicable (in form and substance reasonably satisfactory to Administrative Agent) with respect to all deposit accounts and securities accounts maintained by New Borrower.

5.          Release. In consideration of the foregoing amendments to the Credit Agreement, Borrowers and the other Loan Parties signatory hereto or who consent to this Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under any Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lenders and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to any Borrower or any other Loan Party, or any of them ( collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, each Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

4

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Borrower hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Each Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and 1111 rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Each Borrower hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Amendment, without which Lenders would not have agreed to execute this Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

6.          Representations and Warranties.

(a)         Each Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Amendment, and performance of this Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Borrower; (iii) this Amendment has been duly executed and delivered; and (iv) this Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)         Each Borrower hereby represents and warrants that, as of the date hereof, except as set forth in Annex II hereto, no changes to Schedule 4.01, 4.06 and 4.07 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true, correct and complete as of the date hereof. Borrowers have delivered to Administrative Agent copies of all Material Contracts (determined based on the 12 month period ending September 30, 2019).

5

(c)         Each Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

(d)         Each Borrower hereby represents and warrants that the proceeds from the 2019 Term Loan will be used solely to pay fees, costs and expenses as provided in this Amendment and a portion of the purchase price for the purchase of assets from Old Yandy.

7.           Counterparts; Severability; Integration. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Amendment shall not affect the validity or enforceability of the remaining provisions of this Amendment. Should any part of this Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

8.           Governing Law: Consent to Jurisdiction: WAIVER OF JURY TRIAL. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.           Loan Document; Successors and Assigns. This Amendment shall be deemed to be a Loan Document. This Amendment shall be binding upon each of the Borrowers, the Lenders, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

6

10.         No Other Modification. The amendments set forth in Section 2 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Administrative Agent pursuant to the terms of the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

11.         No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Amendment. Administrative Agent’s and each Lender’s rights under this Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

12.         Costs and Expenses. To the extent not already paid by Borrowers, Borrowers agree to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

CHINA PRODUCTS LICENSING, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

Y ACQUISITION CO, LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Manager

Signature Page to Ninth Amendment to Credit Agreement

8

ACKNOWLEDGED AND AGREED
as of the date first above written:

DBD CREDIT FUNDING LLC,
as Administrative Agent

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Authorized Signatory

[Signature Page to Joinder to 2nd A&R Guaranty and Security Agreement]

9

Administrative Agent:

DBD CREDIT FUNDING LLC

	By:	/s/ Jennifer Sorkin
	Name:	Jennifer Sorkin
	Title:	Authorized Signatory

Signature Page to Ninth Amendment to Credit Agreement

10

FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

By:	FCOD CLO Management LLC
Its:	Collateral Manager

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Treasurer

Signature Page to Ninth Amendment to Credit Agreement

11

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED

By:	FCOD CLO Management LLC
Its:	Collateral Manager

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Treasurer

Signature Page to Ninth Amendment to Credit Agreement

12

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED

By:	FCO VII CLO CM LLC
Its:	Collateral Manager

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Treasurer

Signature Page to Ninth Amendment to Credit Agreement

13

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED

By:	FCOO CLO Management LLC
Its:	Collateral Manager

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Treasurer

Signature Page to Ninth Amendment to Credit Agreement

14

DBOB FUNDING LLC

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Treasurer

Signature Page to Ninth Amendment to Credit Agreement

15

FORTRESS LENDING HOLDINGS L.P.

By:	Fortress Lending Advisors LLC
Its:	Investment Manager

By:	/s/ Jennifer Sorkin
Name:	Jennifer Sorkin
Title:	Authorized Signatory

Signature Page to Ninth Amendment to Credit Agreement

16

MGG SPECIALTY FINANCE FUND II LP
MGG SF EVERGREEN FUND LP
MGG CANADA FUND LP
MGG (BVI) LIMITED
MGG SF EVERGREEN UNLEVERED FUND LP
MGG SF DRAWDOWN UNLEVERED FUND II LP
MGG SF DRAWDOWN UNLEVERED FUND II (LUXEMBOURG) SCSp
MGG OFFSHORE FUNDING I, LLC
MGG SF DRAWDOWN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG SF EVERGREEN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG INSURANCE FUND SERIES INTERESTS OF
THE SALI MULTI-SERIES FUND, L.P.

By: MGG Investment Group LP, on behalf of each of
the above, as Authorized Signatory

By:	/s/ Kevin Griffin
Name:	Kevin Griffin
Title:	Chief Executive Officer

Signature Page to Ninth Amendment to Credit Agreement

17

Annex I

Amended Credit Agreement

See attached.

18

Exhibit 10.18

~~EXECUTION VERSION (of Amendment No. 7, dated December 24, 2018)~~
~~(Conformed for Amendment No 8, dated March 15, 2019)~~

CREDIT AGREEMENT

Dated as of June 24, 2014

among

PRODUCTS LICENSING LLC,

PLAYBOY ENTERPRISES INTERNATIONAL, INC.,

~~and~~

PLAYBOY ENTERPRISES, INC.,

and

Y ACQUISITION CO. LLC

each as a Borrower

THE LENDERS PARTY HERETO

as Lenders

and

DBD CREDIT FUNDING LLC

as Administrative Agent

i

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Notice of Conversion/Continuation
Exhibit E	Form of Compliance Certificate
Exhibit F-1	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit F-2	Form of U.S. Tax Certificate (Foreign Participants that are not Partnerships)
Exhibit F-3	Form of U.S. Tax Certificate (Foreign Participants that are Partnerships)
Exhibit F-4	Form of U.S. Tax Certificate (Foreign Lenders that are Partnerships)
Exhibit G	Form of Direction to Pay
Exhibit H	Form of Notice of Assignment

SCHEDULES

Schedule 1.01 Hefner Trademarks

Schedule 2.01 Commitments

Schedule 4.01 Subsidiaries

Schedule 4.06 Litigation

Schedule 4.07 Material Agreements

~~EXECUTION VERSION (of Amendment No. 7, dated December 24, 2018)~~
~~(Conformed for Amendment No 8, dated March 15, 2019)~~

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 24, 2014 (this “Agreement”), is entered into among PRODUCTS LICENSING LLC, a Delaware limited liability company (“Products”), PLAYBOY ENTERPRISES INTERNATIONAL, INC., a Delaware corporation (“Parent”) ~~and~~, PLAYBOY ENTERPRISES INC., a Delaware corporation. (“~~PBE”,~~PEI”) and Y ACQUISITION CO. LLC, a Delaware limited liability company (“New Borrower”, and together with PEI, Parent and Products, collectively, “Borrowers”), the financial institutions from time to time party hereto as lenders (the “Lenders”) and DBD CREDIT FUNDING LLC, a Delaware limited liability company (together with its Affiliates, “Fortress”), as administrative agent (together with any successor administrative agent appointed pursuant to Section 9.05, the “Administrative Agent”) for itself and the Lenders.

RECITALS

WHEREAS, ~~the Borrower has~~Borrowers have requested, and the Lenders have agreed to make available to ~~the Borrower~~Borrowers, term loans, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Products used the proceeds of the Initial Term Loan and the 2017 Term Loan made by the Lenders to (a) make a distribution to Parent and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder; and

WHEREAS, Products used the proceeds of the 2018 Term Loan made by the Lenders to (a) make a distribution to Parent in order to finance, in part, the Reorganization and (b) fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder; ~~and~~

WHEREAS, Borrowers ~~have requested Lenders to advance~~used the proceeds of the 2018 Series 2 Term Loan ~~to Borrowers (a) in order to enable PBE to pay off~~ made by the Lenders (a) to fund PEI’s repayment of the obligations due under the Hefner Estate Note in full, (b) ~~for PBE~~to fund PEI’s consolidated general corporate purposes and (c) to fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder; and

WHEREAS, Borrowers have requested Lenders to advance the 2019 Term Loan to Borrowers (a) in order to fund, in part, New Borrower’s purchase of substantially all of the assets of Yandy, LLC, an Arizona limited liability company (“Yandy”), concurrently with the Ninth Amendment Effective Date and (b) to fund certain fees and expenses associated with and incurred with respect to the funding of the Loans made hereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.01     Certain Defined Terms. Capitalized terms used herein and not otherwise defined herein (including the recitals and preamble above) shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“2017 Term Loan” shall have the meaning given to such term in Section 2.01.

“2018 Term Loan” shall have the meaning given to such term in Section 2.01.

“2018 Series 2 Term Loan” shall have the meaning given to such term in Section 2.01.

~~“2018 Series 2~~

“2019 Term Loan” shall have the meaning given to such term in Section 2.01

“2019 Term Loan Lenders” shall mean the Lenders identified as such on Schedule 2.01(A).

“Account Control Agreement” means each tri-party deposit account control agreement or securities account control agreement among (a) a Borrower or any other Loan Party, (b) the Administrative Agent and (c) the applicable bank (in the case of a deposit account control agreement) or applicable securities intermediary (in the case of a securities account control agreement), in each case in form and substance reasonably satisfactory to the Administrative Agent and, in any event, providing the Administrative Agent with “control” of such deposit account or securities account within the meanings of Articles 9 and 8 of the UCC, respectively.

“Additional Financing Costs” means additional amounts payable under Section 2.08, breakage costs payable under Section 2.09, taxes payable under Section 2.11, indemnities, fees, costs, expenses and similar amounts that are required to be paid (or reimbursed) by (or an obligation to pay which has been incurred by) the Borrowers under the Loan Documents, except interest payable under this Agreement pursuant to Section 2.04.

“Adjusted Cash” means, as of any date of determination, an amount equal to (x) the cash and Cash Equivalents of the Loan Parties as of such date, solely to the extent that such cash and Cash Equivalents are, on the date of determination, subject to effective Deposit Account Control Agreements in favor of Administrative Agent, plus (y) the actual cash investment for the acquisition of Equity Interests in any Person (other than a Person that is a Subsidiary as of the Seventh Amendment Effective Date) by any Loan Party after the Seventh Amendment Date, as of such date, up to an amount in the aggregate not to exceed $5,000,000, less (z) the cash and Cash Equivalents held in Disqualified Accounts.

“Adjusted Cash Flow” means, as of any applicable Settlement Date, (x) the amount of aggregate Collections received by the Loan Parties for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee paid and otherwise accrued during the twelve month period ending as of the last day of the most recently ended Settlement Period minus (z) the aggregate Corporate Allocation Amount to be paid on such Settlement Date, if any, plus the aggregate Corporate Allocation Amounts paid on the previous three (3) Settlement Dates.

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“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means the account no. [ACCOUNT NUMBER] of the Administrative Agent maintained at Bank of America, N.A., ABA # 026009593, Account Name: DBD Credit Funding LLC, or such other account as shall be notified to the Borrowers in writing by the Administrative Agent from time to time.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Amendment” means any amendment made to this Agreement in conformity with Section 10.01 of this Agreement.

“Amortization Payment Amount” means, beginning with the Quarterly Settlement Date occurring in April ~~2019~~, 2020 with respect to the Quarterly Settlement Period ended March 31, ~~2019~~2020, the sum of $~~775,000.00~~835,000.00 (except as reduced pursuant to Section 2.06(b)(ix)).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to each Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, (i) from the Seventh Amendment Effective Date until the first date of determination thereafter as described below, 5.75% per annum for Base Rate Loans and 6.75% per annum for Eurodollar Rate Loans (including the ~~2018 Series 2~~2019 Term Loan), and (ii) for any subsequent date of determination of the “Applicable Margin”, a percentage equal to the percentage set forth below in the column opposite the level corresponding to the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period:

LEVEL	LEVERAGE RATIO	BASE RATE LOANS	EURODOLLAR RATE LOANS

I	Greater than or equal to 4.00 to 1.00	6.75%	7.75%
II	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	6.25%	7.25%
III	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	5.75%	6.75%
IV	Less than 3.00 to 1.00, but greater than 2.75 to 1.00	5.25%	6.25%
V	Less than 2.75 to 1.00	5.00%	6.00%

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Each date of determination for the “Applicable Margin” shall be the first Business Day of the month after delivery by the Borrowers to the Administrative Agent of a new Compliance Certificate pursuant to Section 5.01(c) in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b). In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement is in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrowers shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) the Borrowers shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

For the avoidance of doubt, nothing in this definition of “Applicable Margin” shall limit the rights of the Administrative Agent or the Lenders with respect to Section 2.04(b) and Article 7 hereof, and shall survive the termination of this Agreement.”

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and consented to by the Borrower Representative where required pursuant to the provisions of Section 10.03, substantially in the form of Exhibit A hereto.

“Bank Instruction Letter” means ~~(x) with respect to the Bank of America Account, the standing order transfer form of Bank of America executed by Parent and delivered to Bank of America, in form and substance reasonably acceptable to the Administrative Agent and (y)~~ with respect to each bank or other financial institution with which ~~a~~any Borrower or such Loan Party maintains an account outside the United States, a letter executed by such Borrower or other applicable Loan Party and delivered to such bank or other financial institution, in form and substance reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such bank or financial institutions to remit all funds on deposit in such account at the end of each Business Day to a Collection Account (other than a Disqualified Account”)on each such Business Day.

~~“Bank of America Account” means the bank account with account number 2292115 at Bank of America.~~

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“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the highest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate from time to time, in effect on such day, plus 0.50% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.25%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Eurodollar Rate, respectively.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate in accordance.

“Benefit Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA and in respect of which a Borrower or any ERISA Affiliate is, or within the immediately preceding five (5) years was an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Representative” has the meaning set forth in Section 2.13

“Borrowing” means Loans made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

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“Borrowing Base Ratio” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the aggregate outstanding principal amount of the Loan as of such date (after taking into account any principal reduction thereof as a result of a payment to be made on the immediately succeeding Monthly Settlement Date) and the denominator of which is the Eligible Receivables Balance as of such date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Expenditures” means any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capital Lease” means, with respect to any person, any lease that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) and (d) above shall not exceed 365 days.

“Change in Control” means:

(a)       (i) at any time prior to the consummation of an Initial Public Offering, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ~~PBE~~PEI or (ii) at any time upon or after the consummation of an IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of ~~PBE~~PEI and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of ~~PBE~~PEI beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders,

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unless in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of ~~PBE~~PEI; or

(b)       any event pursuant to which ~~PBE~~PEI ceases to own all of the Equity Interests of Parent; or

(c)       any event pursuant to which Parent and/or ~~PBE~~PEI ceases to own all of the Equity Interests of Products.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 10.18.

“China Trademark Security Agreement” means the Trademark Security Agreement (China) dated December 24, 2018 executed by certain of the Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Closing Date” means the ~~date on which the~~ Initial ~~Term Loan was made~~Closing Date, the Third Amendment Effective Date, the Fourth Amendment Effective Date, the Seventh Amendment Effective Date, and the Ninth Amendment Effective Date, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of a Borrower or any other Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations, other than Excluded Assets.

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“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Trademark Security Agreement, the Licensed Trademark Security Agreement, each Account Control Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations, whether heretofore, now, or hereafter executed by a Borrower or any other Loan Party and delivered to the Administrative Agent.

“Collection Account” has the meaning set forth in Section 8.01(a).

“Collection Account Control Agreement” means each of the Deposit Account Control Agreement and the Lockbox Account Agreement among Products, the Administrative Agent and City National Bank dated as of June 24, 2014~~,~~ (as amended, restated, supplemented or otherwise modified from time to time).

“Collections” all amounts (including all money, instruments, investment property and other property) received by or on behalf of any Loan Party with respect to the Licenses or any other Transferred Assets, whether Overages, Guarantied Royalties, fees thereunder, proceeds of enforcement or consideration for the sale or disposition thereof, net of agency fees, costs of collection and applicable taxes, if any, required to be paid but in each case, that are not required to be deducted from such amounts prior to payment thereof to the applicable Loan Party.

“Commitment” means from and after the ~~Seventh~~Ninth Amendment Date, (a) as to any Lender, the aggregate principal amount of set forth in Schedule 2.01(A), pro rata among them in the relative percentages set forth in Schedule 2.01(A), and (b) as to all Lenders, the aggregate Commitments of all Lenders to make the ~~2018 Series 2~~2019 Term Loan. All other commitments to make any Loan, other than the ~~2018 Series 2~~2019 Term Loan, have been fully satisfied.

“Competitors” means (a) any primarily internet, publishing, motion picture, television, or home video company whose target demographic or audience is, and a significant portion of whose revenues are generated or derived from sales to, primarily adult males, (b) any company, a significant portion of whose revenues are generated or derived from adult content, (c) any company primarily in the business of the production, distribution, marketing, licensing or exploitation of the contents or products of the entities described in items (a) and (b) above, and (d) any significant shareholder of any of the foregoing, excluding in each case bona fide diversified debt funds, financial advisors, hedge funds, institutional investors, investment banks, investment managers, principal investors, private equity investors, securities trading firms, and commercial lending entities (in each case, who are not natural persons) and any investment vehicles established by any of the foregoing.

“Compliance Certificate” means a certificate delivered by a Responsible Officer of each Borrower in substantially the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contract Value” means, as of any date of determination, with respect to any License, the aggregate Dollar Amount of all Guarantied Royalties payable in cash to a Loan Party pursuant to such License during the period commencing on the date of determination and ending on the earlier of (x) the end of the then-current term of such License and (y) eight (8) years following the date of determination as set forth in the most recent Compliance Certificate, excluding any amounts due during such period that have been prepaid prior to such date of determination (it being understood that such exclusion shall include all amounts prepaid by Coty Inc. in December 2013); provided that amounts not obligated to be so paid within the twelve (12) months following such date of determination shall be discounted to present value at a rate of 10.0% per annum. For purposes hereof, “Dollar Amount” shall mean (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount, calculated on the basis of the rate at which such currency may be exchanged into Dollars as quoted in The Wall Street Journal on such date of determination.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

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“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, applications to register copyrights, (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Corporate Allocation Amount” means, with respect to any Quarterly Settlement Date, the amount paid to Parent pursuant to clause (2) of Section 8.03(b).

“Coty Overages Amount” means, as of any date of determination, an amount equal to (x) the aggregate amount of Overages paid in cash by Coty Inc. to any Loan Party (or, with respect to any period prior to the Initial Closing Date, Parent) in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate excluding, for the avoidance of doubt, the amount advanced by Coty Inc. in December 2013 multiplied by (y) 2.75.

“Default” means any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” shall have the meaning assigned to such term in Section 2.04(b).

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its the Loans or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or any Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or requesting Lender’s receipt of such certification in form and substance satisfactory to the Administrative Agent and, if applicable, such requesting Lender, to provide a certification in writing from an authorized officer of such Lender or (d) has become the subject of a Bankruptcy Event.

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“Defined Benefit Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliate or (b) was so maintained and in respect of which a Borrower or any ERISA Affiliate could have liability under Section 4062 of ERISA in the event such plan has been or were to be terminated.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Direction to Pay” means a letter executed by Products or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit G hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides irrevocable instructions to such Licensee (or its agent) to remit payments due to Products or such other Loan Party directly to a Collection Account.

“Disqualified Account” means (i) any account maintained in the United States that is not subject to an Account Control Agreement and (ii) any account maintained outside the United States with respect to which a Bank Instruction Letter has not been delivered to the applicable bank or financial institution (with a copy to the Administrative Agent).

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Termination Date.

~~“Disqualified Collection Account” means (i) any account maintained in the United States that is not subject to an Account Control Agreement, (ii) any account maintained outside the United States with respect to which a Bank Instruction Letter has not been delivered to the applicable bank or financial institution (with a copy to the Administrative Agent) and (iii) the Bank of America Account if a Bank Instruction Letter with respect thereto has not been delivered to Bank of America (with a copy to the Administrative Agent); provided that the account described in clause (iii) shall also constitute a Disqualified Collection Account as of the date which is ninety (90) days following the Closing Date.~~

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“Dollars” or “$” means lawful money of the United States.

~~“Eighth Amendment Date” has the meaning set forth in the Eighth Amendment.~~

~~“Eighth Amendment” means that certain Eighth Amendment To Credit Agreement dated as of March 15, 2019, among the Borrowers, the Administrative Agent and certain Lenders.~~

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank or financial institution or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and (e) any other Person (other than an individual) that is approved by the Administrative Agent in its sole discretion; provided that, so long no Event of Default has occurred and is continuing, no Person shall be an Eligible Assignee under clause (d) or (e) above without the prior written consent of the Borrower Representative, not to be unreasonably withheld, conditioned or delayed (provided that the Borrowers shall be deemed to have consented to any such Person constituting an Eligible Assignee unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after the Borrower Representative having received notice of the proposed assignment); provided, further, in the absence of an Event of Default under clause (a) or clause (d) of Section 7.01, no Competitor shall be an Eligible Assignee without the prior written consent of the Borrower Representative, in its sole discretion.

“Eligible Receivables Balance” means as of any date of determination, and without duplication, the sum of (x) the Overages Amount and (y) the aggregate Contract Values for all Qualifying Licenses.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Initial Closing Date, but excluding debt securities convertible or exchangeable into such equity.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended ~~from time to time~~, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a)(x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 2.00% per annum.

“Event of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, with respect to any Settlement Date, (x) if the Loan to Value is less than ninety percent (90%) as of the last day of the applicable Settlement Period, an amount equal to forty percent (40%) of the sum of Collections, minus the Amortization Payment Amount due in connection with the Settlement Period then ended minus interest paid pursuant to Section 8.03(e) during such Settlement Period then ended and (y) if the Loan to Value is equal to or greater than ninety percent (90%) as of the last day of the applicable Settlement Period, an amount equal to seventy-five percent (75%) of the sum of Collections, minus the Amortization Payment Amount due in connection with the Settlement Period then ended minus interest paid pursuant to Section 8.03(e) during such Settlement Period then ended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

~~“Excluded Amounts” means amounts on deposit in a Collection Account not constituting Collections including (i) amounts paid by Licensees that are not required to be paid pursuant to the applicable License (i.e. amounts constituting reimbursement of travel and other costs and expenses incurred by PBE or Parent to send its employees to events hosted by such Licensee and appearance fees payable by a Licensee to PBE or Parent in connection therewith), (ii) amounts on deposit in the Bank of America Account that are swept into a Collection Account pursuant to a Bank Instruction Letter that are not proceeds of a License and (iii) agency fees that are not deducted from amounts payable under a License prior to such amounts being remitted to a Collection Account.~~

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“Excluded Assets” means (a) (i) any fee-owned real property and (ii) leasehold interests in real property, (b) motor vehicles and other assets subject to a certificate of title statute, (c) letter-of-credit rights (as defined in the Guaranty and Security Agreement) to the extent not constituting supporting obligations (as defined in the Guaranty and Security Agreement) with a value of less than $1,000,000, (d) commercial tort claims (as defined in the Guaranty and Security Agreement) of less than $1,000,000, (e) any pledges of, or security interests in, property prohibited by any law, rule or regulation (but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective pursuant to the UCC of any relevant jurisdiction, insolvency laws or any other Legal Requirements); provided that such property will cease to be an Excluded Asset and will become subject to the Lien granted under the Guaranty and Security Agreement, immediately and automatically, at such time as such consequences will no longer result, (f) any “intent to use” Trademark applications for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any Intellectual Property if the grant of a Lien on or security interest in such Intellectual Property would result in the cancellation or voiding of such Intellectual Property, (g) Excluded Equity, (h) the Hefner Trademarks, and (i) those assets as to which the Administrative Agent and the Borrower Representative reasonably agree that the cost of obtaining such a security interest is excess in relation to the benefit to the Lenders of the security to be afforded thereby; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Equity” means (a) any Voting Stock in excess of 65% of the outstanding voting Stock of any Excluded Subsidiary that is a direct Subsidiary of a Loan Party, (b) any Equity Interests in a joint venture which by the terms of its Organizational Documents or any agreements with the other equity holders prohibits the granting of a Lien in such Equity Interests and (c) Equity Interests in entities in which a Loan Party holds 50% or less of the outstanding Equity Interests of such Person, to the extent a pledge of such Equity Interests is prohibited by the Organizational Documents, or agreements with the other equity holders, of such entity.

“Excluded Subsidiary” means, collectively, (a) any Subsidiary that is a controlled foreign corporation (as defined in the Code, a “CFC”), (b) any Subsidiary of a CFC or (c) any Subsidiary substantially all of whose assets consist (directly or indirectly through its Subsidiaries) of Equity Interests in one or more CFCs.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.12(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

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“Facility” means the Commitments and the provisions of this Agreement related to the Loans.

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors (or equivalent governing body, as applicable) of Parent or the Loan Party selling such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fiscal Quarter” means each period commencing on each of January 1st, April 1st, July 1st and October 1st, in any calendar year, and ending on (and including) the last day prior to the day on which the immediately succeeding fiscal quarter commences.

“Fiscal Year” means any period commencing on January 1st and ending on (and including) December 31st, of the same calendar year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fortress” has the meaning set forth in the preamble to this Agreement.

“Fortress Excess Cash Account” has the meaning set forth in Section 8.04(b).

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement dated April 12, 2018 among Products, the Lenders a party thereto, and the Administrative Agent.

“Fourth Amendment Date” has the meaning set forth in the Fourth Amendment.

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“Fourth Amendment Effective Date” has the meaning set forth in the Fourth Amendment.

“Fund” means any Person (other than a natural Person) which is not a Competitor that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.04(a).

“Gambling Products” shall have the meaning provided for in the Master License.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, each Borrower and its Subsidiaries.

“Guarantied Royalties” means, with respect to any License, “Guarantied Royalties” or the equivalent term in such License representing a fixed, non-contingent, non-refundable, non-returnable amount (whether constituting an advance, license fee or similar amount) payable by the Licensee thereunder, in each case, minus any agency fees payable under and in accordance with such License out of such amount that are not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Guarantor” means China Products Licensing, LLC, a Delaware limited liability company and each other Person who hereafter becomes a guarantor under the Guaranty and Security Agreement.

“Guaranty” means, as to any Person, any of the following: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business; or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guaranty and Security Agreement” means that certain Second Amended and Restated Guaranty and Security Agreement dated as of ~~July 20, 2017, initially~~December 24, 2018 executed by certain of the Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hefner Estate Note” means that certain promissory note, dated as of August 17, 2018, made by ~~PBE~~PEI in favor Michael R. Whalen, Trustee of the Hugh M. Hefner 1991 Trust.

“Hefner Trademarks” means the Trademarks listed on Schedule 1.01 hereto.

“Holdings” means Icon Acquisition Holdings LLC.

“Indebtedness” means, as to any Person without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) net obligations of such Person under any Hedge Agreement, (d) all obligations of such Person for the deferred purchase price of property or services (excluding royalty payments, deferred compensation and other employee related obligations, trade accounts payable and accrued liabilities incurred in the ordinary course of business) which purchase price is due more than ninety (90) days after the date of placing the property in service or taking delivery and title thereto, (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured, (f) all obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all guaranties of such Person in respect of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04.

“Initial Closing Date” the date on which the Initial Term Loan was made.

“Initial Public Offering” means the issuance by ~~PBE~~PEI or any direct or indirect parent of ~~PBE~~PEI of its common Equity Interests in an underwritten primary public offering pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Intellectual Property” means all Licensed Trademarks, IP Licenses and IP Ancillary Rights.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property (in each case, net of any out-of-pocket costs, fees and expenses required to be paid in connection therewith), including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which any Loan Party holds, or immediately following an Investment will hold, any Equity Interests.

“LBE” shall have the meaning provided for in the Master License.

“LBE-Gambling License” means a License as to which the Licensee is granted the right to use Trademarks of Parent for LBE or Gambling Products.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lenders” means (a) the financial institutions and other Persons party hereto as “Lenders” on the date hereof and (b) each financial institutions or other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution or Person that has ceased to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of any date of determination, the ratio of (x) Net Debt to (y) Adjusted Cash Flow.

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“LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other successor page or service as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding anything herein to the contrary, in the event that the LIBOR Rate is less than 2.00%, the LIBOR Rate shall be deemed to be 2.00% for all purposes under this Agreement.

“License” shall have the meaning provided for the term “Third Party License Agreement” in the Master Assignment Agreement.

“Licensed Trademarks” means, collectively, all existing and after-acquired Trademarks owned by Parent that have been licensed to Products pursuant to the Master License.

“Licensed Trademark Security Agreement” means that certain Licensed Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by Products in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Licensee” means a Person that has the right to use certain Trademarks pursuant to a License.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), security interest, or other security device or security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC (as in effect from time to time in the relevant jurisdiction) or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” and “Loans” shall have the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, the OID Side Letter, the Guaranty and Security Agreement, the Trademark Security Agreement, the Licensed Trademark Security Agreement, the China Trademark Security Agreement, the Patent Security Agreement, each Account Control Agreement, each Note, the Servicing Agreement, the Master License, the Master Assignment Agreement, each IP Security Agreement (as defined in the Guaranty and Security Agreement) and all other instruments, documents and agreements executed and delivered by any Loan Party, Parent or ~~PBE~~PEI in connection with the foregoing, and all amendments, waivers and consents related thereto.

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“Loan Party” means each Borrower, each Guarantor and each Restricted Subsidiary.

“Loan to Value” means, as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Total Debt and the denominator of which is the Total Borrowing Base.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Master Assignment Agreement” means that certain Master Assignment Agreement dated as of June 24, 2014, by and between Parent, as assignor, and Products, as assignee.

“Master License” means that certain Master Trademark License Agreement dated as of June 24, 2014, by and between Parent and Products.

“Material Adverse Effect” means (a) a material adverse effect on, or material adverse change in, the business, financial condition, or continuing operations of Products and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Loan Parties to perform their respective obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document or (d) a material adverse effect of the rights of the Secured Parties under the Loan Documents, including the validity, enforceability or priority of the Liens purported to be created.

“Material Agreement” means, as of any date of determination, (i) each of top ten (10) Licenses assigned to a Loan Party pursuant to the Master Assignment Agreement based on Collections received for the twelve months period ending on of the last day of the most recently ended Quarterly Settlement Period and (ii) each of the Master License, the Master Assignment Agreement and the Servicing Agreement.

“Maturity Date” means December 31, 2023.

“Maximum Corporate Allocation Amount” means, (a) for any Quarterly Settlement Period, $~~1,250,000~~625,000 and (b) for any Monthly Settlement Period, $~~416,666.67~~208,333.33.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.18.

“Monthly Payment Date” means the first Business Day of each month, commencing with August 1, 2014.

“Monthly Settlement Date” means the 15th day after the end of each Monthly Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

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“Monthly Settlement Period” means (i) the month ending March 31, 2018 and (ii) thereafter, each calendar month.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions other than any such plan contributed to by any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code.

“Net Cash Proceeds” means proceeds received in cash from (a) any asset sale, net of (i) the customary out-of-pocket cash costs, fees and expenses, termination payments and breakage costs paid or required to be paid in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result thereof or (b) any sale or issuance of Equity Interests, net of brokers’, advisors’ and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of a Borrower that is not a wholly-owned Subsidiary of such Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of such Borrower therein.

“Net Debt” means, as of any date of determination, an amount equal to (x) Total Debt minus (y) Adjusted Cash

“Net Revenue Amount” means, as of any applicable Settlement Date, (x) the amount of aggregate Collections received by the Loan Parties for the twelve month period ending as of the last day of the most recently ended Settlement Period with respect to amounts due and payable during such twelve month period minus (y) the aggregate Servicing Fee accrued during the twelve month period ending as of the last day of the most recently ended Settlement Period minus (z) the aggregate Corporate Allocation Amount to be paid on such Settlement Date plus the aggregate Corporate Allocation Amounts paid on the previous three (3) Settlement Dates.

“Ninth Amendment” means that certain Ninth Amendment and Joinder to Credit Agreement, dated as of December 31, 2019, among the Borrowers, the Guarantor, the Lenders a party thereto and the Administrative Agent.

“Ninth Amendment Date” has the meaning set forth in the Ninth Amendment.

“Ninth Amendment Effective Date” has the meaning set forth in the Ninth Amendment.

“Non-Consenting Lender” has the meaning set forth in Section 10.01(c).

“Note” means a promissory note executed by the Borrowers in favor of a Lender in the form of Exhibit B.

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“Notice of Assignment” means a letter executed by a Borrower or other applicable Loan Party and delivered to a Licensee (or its agent), substantially in the form of Exhibit H hereto or such other form as shall be reasonably acceptable to the Administrative Agent, which letter provides such Licensee (or its agent) notice that the applicable License has been assigned by Parent to Products.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of Parent or any Loan Party to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Initial Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OID Side Letter” means the confidential OID Side Letter, dated June 24, 2014, between Products and DBD Credit Funding LLC.

“Organizational Documents” means, collectively, with respect to any Person, (i) in the case of any corporation, the certificate or articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

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“Overages” means, with respect to any License, the variable, contingent payments in excess of Guarantied Royalties payable under such License upon the occurrence of certain specified events, such as the generation of a certain level of gross receipts, net proceeds and/or profits, however calculated, and/or the achievement of certain other performance milestones by the Licensee thereunder, in each case, minus any agency fees paid under and in accordance with such License out of such payments not required to be deducted therefrom prior to payment thereof to the applicable Loan Party.

“Overages Amount” means, as of any date of determination, an amount equal to the Coty Overages Amount as of such date of determination plus (x) the aggregate amount of Overages paid in cash by a Licensee (other than Coty Inc.) to any Loan Party ~~(or, with respect to any period prior to the Closing Date, Parent)~~ in Dollars (or, to the extent paid in any other currency, as converted into Dollars following receipt) pursuant to Qualifying Licenses during the twenty four-month period ending as of the last day of the most recently-ended Fiscal Quarter as set forth in the most recent Compliance Certificate multiplied by (y) 2.25.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Default” means the occurrence of any of the following: (a) a breach by Parent of its obligation to transfer Transferred Assets to Products pursuant to Sections 1 of the Master License, (b) a breach by Parent of any other obligation in the Master License or Master Assignment Agreement which could reasonably be expected to result in a Material Adverse Effect or (c) any representation or warranty made or deemed made by or on behalf of Parent in the Master License or Master Assignment Agreement or any amendment or supplement thereto or in any report, certificate, or other document furnished pursuant to or in connection with any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made.

“Participant Register” has the meaning set forth in Section 10.03(f).

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all patents and patent applications, (b) all inventions and improvements described and claimed therein, (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof, (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof, (e) all rights to sue for past, present, and future infringements thereof, and (f) all rights corresponding to any of the foregoing throughout the world.

“Patent Security Agreement” means that certain Patent Security Agreement dated April 10, 2019 executed by certain Loan Parties in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

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“~~PBE~~PEI” has the meaning set forth in the preamble to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Capital Contribution” means a cash contribution by Products to any Subsidiary or Joint Venture that occurs concurrently with a cash contribution in at least the same Dollar amount by Parent to Products.

“Permitted Capital Expenditures” means Capital Expenditures up to an aggregate of $10,000,000 for each Fiscal Year of the consolidated Loan Parties, provided that any unused portion of such amount, may be carried over for expenditure in the next succeeding fiscal year.

“Permitted Disposition” means (i) any transaction permitted by Section 6.05 and (ii) any sale or contribution by Parent constituting a Permitted IP Disposition of the type described in clause (iii) of the definition thereof.

“Permitted Equity Issuance” means:

(i)         any sale or issuance by ~~PBE~~PEI of its Equity Interests (other than Disqualified Capital Stock) to the extent, in the case of a sale or issuance for cash, the Net Cash Proceeds thereof are sufficient to make the prepayment required pursuant to Section 2.06(b)(ii);

(ii)        any sale or issuance by any Loan Party (other than Parent) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition;

(iii)      any sale by any Loan Party of any Equity Interests of its Subsidiaries (other than a Borrower unless otherwise permitted by Section 6.03), or issuance by any Subsidiary (other than a Borrower unless otherwise permitted by Section 6.03) of its own Equity Interests (other than Disqualified Capital Stock) in connection with a Permitted IP Disposition;

(iv)      any sale by any Loan Party of any Equity Interests of a Joint Venture or Unrestricted Subsidiary (other than any Subsidiary of Products); and

(v)       any sale or issuance by any Loan Party (other than a Borrower) of its own Equity Interests (other than Disqualified Capital Stock) to any other Loan Party.

“Permitted Holders” means (i) the Sponsor and (ii) the other holders of the Equity Interests in ~~PBE~~PEI as of the Seventh Amendment Effective Date and (iii) the Affiliates of the holders identified in clauses (i) and (ii).

“Permitted Investment” has the meaning set forth in Section 6.04 of this Agreement.

“Permitted IP Disposition” means:

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(i)        any sale or sublicense of Licenses to any Person that is not an Affiliate of a Borrower to the extent such Borrower makes the prepayment required pursuant to Section 2.06(b)(iii) concurrently therewith;

(ii)       any sale, contribution or sublicense of Licenses to any Affiliate of a Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent such Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith;

(iii)      any sale or sublicense of Licensed Trademarks to any Person that is not an Affiliate of a Borrower to the extent such Borrower makes the prepayment required pursuant to Section 2.06(b)(v) concurrently therewith;

(iv)      any sale, contribution or sublicense of Licensed Trademarks to any Affiliate of a Borrower (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense) to the extent (x) such sale, contribution or sublicense thereof occurs concurrently with a sale, contribution or sublicense of all Licenses with respect to such Licensed Trademarks to such Affiliate and (y) such Borrower makes the prepayment required pursuant to Section 2.06(b)(iv) concurrently therewith; and

(v)       the repurchase by Parent or any Affiliate of Parent (other than a Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License to the extent a Borrower makes the prepayment required pursuant to Section 2.06(b)(vi) concurrently therewith.

“Permitted Liens” means any Lien on or with respect to the property of Parent or any Loan Party that is not prohibited by Section 6.01 or any other provision of any Loan Document.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) sponsored, maintained or contributed to by a Borrower or any of its Subsidiaries or with respect to which a Borrower or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Prime Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Projected Overages” means the amounts of Overages projected by a Borrower to be earned from existing Licenses (which Licenses are not included in the “Overages Amount”) in excess of Guaranteed Royalties, discounted to the date of determination in the same manner as “Contract Value” is calculated.

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“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing sum of the Commitment of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) such Lender then in effect by (b) the sum of the Commitments of (or, if such Commitments have been terminated, the outstanding principal amount of the Loan owing to) all Lenders then in effect.

“Qualified Capital Stock” of any Person means any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualifying License” means any License with respect to which each of the following conditions is satisfied: (i) no required payment of Guarantied Royalties or Overages thereunder is more than three (3) months past due, (ii) if the related Licensee is the subject of an Insolvency Proceeding, no required payment of Guarantied Royalties or Overages thereunder is more than one (1) month past due, (iii) if such License is an Existing Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Direction to Pay and a Notice of Assignment with respect thereto not later than ninety (90) days after the Initial Closing Date, (iv) if such License is a Future Third Party License Agreement (as defined in the Master Assignment Agreement), the Administrative Agent has received a copy of a Notice of Assignment with respect thereto not later than (x) for any Future Third Party License Agreement executed with a third party from China or Hong Kong, one hundred and twenty (120) days after the date of the related Addendum (as defined in the Master Assignment Agreement), and (y) for any other Future Third Party License Agreement thirty (30) days after the date of the related Addendum (as defined in the Master Assignment Agreement), (v) if such License is an Restricted License Agreement (as defined in the Master Assignment Agreement), the consent of the related Licensee to the assignment of such License pursuant to the Master Assignment Agreement has been obtained by a Borrower and delivered to the Administrative Agent not later than ninety (90) days after the Initial Closing Date, (vi) the most recent payment thereunder has been remitted to an account that is not a Disqualified ~~Collection~~ Account, (vii) the Administrative Agent has a perfected security interest under the UCC and other applicable law to the extent required under the Loan Documents, subject only to Permitted Liens, in such License (including the Guarantied Royalties and Overages relating thereto) and the Collections thereon and, with respect to the Licensed Trademarks licensed thereunder, each Borrower or other applicable Loan Party has delivered all IP Security Agreements required to be delivered under the Guaranty and Security Agreement; provided, that, notwithstanding anything in the contrary set forth above, in the event any License shall fail to constitute a Qualifying License based on the failure of a Borrower or other applicable Loan Party to deliver any IP Security Agreement with respect to any Licensed Trademarks as described in clause (vii) after the date on which such IP Security Agreement is required to be delivered under the Guaranty and Security Agreement, such License shall constitute a Qualifying License as of the date such IP Security Agreement is delivered.

“Quarterly Estimate” means the good faith estimate of the Borrowers of all amounts to be deposited into the Collection Account for the remainder of the applicable calendar quarter.

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“Quarterly Settlement Date” means commencing with the Settlement Period ending March 31, 2018 and thereafter, the 15th day after the end of each Settlement Period (or if such day is not a Business Day, the immediately succeeding Business Day).

“Quarterly Settlement Period” means, initially, the period commencing on July 1, 2014 and ending September 30, 2014 and, thereafter, each Fiscal Quarter.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Section 3.01) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 9.01(d) or any comparable provision of any Loan Document.

“Reorganization” has the meaning set forth in the Fourth Amendment.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the aggregate Commitments (or, if such Commitments are terminated, the aggregate outstanding principal amount of the Loans owing to such Lenders) then in effect, ignoring, in such calculation, the Commitment of and Loan owing to any Defaulting Lender.

“Required Revenue Amount” means, as of any Settlement Date, an amount equal to $20,000,000.

“Responsible Officer” of any Person means any executive officer, president, Financial Officer of such Person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means, with respect to any Person, (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest of such Person, (ii) any redemption or other acquisition, re-acquisition or retirement by such Person of any Equity Interests of such Person or any Affiliate thereof, now or hereafter outstanding and (iii) any payment made by such Person to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest of such Person or any Affiliate thereof, now or hereafter outstanding.

“Restricted Subsidiary” means each direct or indirect Subsidiary of a Borrower, other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

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“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Second Amendment have been satisfied.

“Secured Parties” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrowers, each other Loan Party and Parent of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Borrowers to such Indemnitee hereunder and under the other Loan Documents and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means Parent, in its capacity as “Servicer” under the Servicing Agreement, and its successors and assigns.

“Servicer Default” means the occurrence of any “PEII Events of Default” under Section 4.1 of the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as June 24, 2014 by and between the Servicer and Products.

“Servicing Fee” has the meaning set forth in the Servicing Agreement.

“Settlement Date” means the Monthly Settlement Date and Quarterly Settlement Date, as applicable.

“Settlement Period” means each Monthly Settlement Period and Quarterly Settlement Period, as applicable.

“Settlement Report” means a report, in a form agreed by the Administrative Agent and used for each Settlement Date thereafter setting forth (x) in case of a Settlement Report for a Monthly Settlement Period, (i) the amounts to be disbursed from the Collection Accounts on the related Settlement Date, (ii) for the first two Monthly Settlement Dates of each calendar quarter, the Quarterly Estimate and (iii) the calculations from which such amounts were derived, and (y) in case of a Settlement Report for a Quarterly Settlement Period (i) the amount of Collections during the Settlement Period (ii) the amount of the Excess Cash, and the portion thereof to be paid to Administrative Agent and (iii) the calculations from which such amounts were derived , in each case to be executed by a Responsible Officer of the Borrower Representative to the Administrative Agent in accordance with Section 5.01(g) ~~hereof~~.

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“Seventh Amendment” means that certain Seventh Amendment and Joinder to Credit Agreement dated December 24, 2018 among the Borrowers, the Guarantor, Lenders a party thereto and the Administrative Agent.

“Seventh Amendment Date” has the meaning set forth in the Seventh Amendment.

“Seventh Amendment Effective Date” has the meaning set forth in the Seventh Amendment.

“Solvent” means, with respect to any applicable Person as of any date of determination, that, as of such date, (a) the fair value of the assets of the Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) the such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Rizvi Traverse Management LLC, a Delaware limited liability company.

“Sponsor Management Agreement” means that certain Management Services Agreement, dated as of January 9, 2011 by and among Holdings and RTM-Icon LLC as assigned by Holdings to PEI.

“SPV” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, special, emergency or supplemental reserves) are required to be maintained, during such Interest Period under regulations issued from time to time, including “Regulation D,” issued by the Board (the “Reserve Regulations”), by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.

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“Sublicensee” means any sublicensee of any of the Intellectual Property licensed to a Licensee pursuant to a License.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more subsidiaries of such Person.

“Tax Affiliate” means (a) each Borrower and its Subsidiaries, (b) each other Loan Party and (c) any Affiliate of a Borrower with which such Borrower files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 4.10.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all of the Obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been asserted) have been paid in full in cash and the Commitments have terminated.

“Termination Event” means the partial or complete withdrawal of a Borrower or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Third Amendment” means that certain Third Amendment to Credit Agreement dated July 20, 2017 among Products, Guarantors, Lenders and the Administrative Agent.

“Third Amendment Effective Date” means the date that all conditions precedent to the effectiveness of the Third Amendment have been satisfied.

“Total Borrowing Base” means, as of any date of determination, an amount equal to (x) the cash and Cash Equivalents of the Loan Parties as of such date, solely to the extent that such cash and Cash Equivalents are, on the date of determination, subject to effective Deposit Account Control Agreements in favor of Administrative Agent, plus (y) the Eligible Receivables Balance as of such date.

“Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Loan Parties outstanding on such date (without duplication), in an amount that would be reflected on a balance sheet of ~~PBE~~PEI prepared as of such date on a consolidated basis in accordance with GAAP.

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“Trademark Security Agreement” means that certain Trademark Security Agreement in respect of the Licensed Trademarks dated as of June 24, 2014, executed by Parent in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof, and unregistered trademarks that are registrable, and the goodwill of the business symbolized by the foregoing; all licenses of the foregoing, whether as licensee or licensor; all renewals of the foregoing; all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and all rights corresponding to any of the foregoing throughout the world.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Transferred Assets” means all assets required to be transferred to Products by Parent pursuant to the Master License and Master Assignment Agreement.

“Type” means, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” means the United States of America.

“Unrestricted Subsidiary” means each Subsidiary designated as such from time to time by written notice to the Administrative Agent in accordance with Section 5.13.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Yandy” shall have the meaning given to such term in the recitals of this Agreement.

Section 1.02     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

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Section 1.03      Uniform Commercial Code. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Divisions of the UCC, unless expressly stated otherwise the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.04     Construction.

(a)      The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any reference to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Delaware LLC, or an allocation of assets to a series of Delaware LLCs (or the unwinding of such a division or allocation), in each case pursuant to a Delaware LLC Divisions, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.

Section 1.05     Time Periods

. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month. Unless otherwise specified, all references to specific times shall mean and be a reference to such time in New York, New York.

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Article II
AMOUNT AND TERMS OF THE LOANS

Section 2.01     The Loans. Certain of the Lenders made a term loan (the “Initial Term Loans”) to Products, on the Initial Closing Date, in a principal amount equal to such Lender’s Commitment then in effect. Certain of the Lenders made an additional term loan (the “2017 Term ~~Loans~~Loan”), on the Third Amendment Effective Date, in a principal amount equal to such Lender’s pro rata portion of the aggregate Commitment on the Third Amendment Effective Date. Certain of the Lenders made an additional term loan (the “2018 Term Loan”), on the Fourth Amendment Effective Date, in a principal amount equal to $21,000,000. ~~The~~ Certain of the Lenders made an additional term loan (the “2018 Series 2 Term Loan”), on the Seventh Amendment Effective Date, in a principal amount equal to $40,528,841.61. The 2019 Term Loan Lenders agree, on the terms and conditions ~~hereinafter~~ set forth herein, to make, pro rata based on their relative commitments as reflected on Schedule 2.01(B), an additional term loan (the “~~2018 Series 2~~2019 Term Loan”), on a joint and several basis ~~to the Borrowers,~~ on the ~~Seventh~~Ninth Amendment Effective Date, in ~~an~~a principal amount equal to ~~the difference between $155,000,000 and the outstanding principal balance of the Loans as of the Seventh Amendment Effective Date~~$12,000,000. The 2019 Term Loan, 2018 Series 2 Term Loan, 2018 Term Loan, 2017 Term Loan and the Initial Term Loans are collectively referred to as the “Loans.” All Borrowers shall be jointly and severally liable for the ~~Loan~~Loans irrespective of which Borrower received or received the proceeds of ~~the~~any specific Loan, it being acknowledged that all Borrowers benefitted and will benefit from the ~~Loan~~Loans.

Section 2.02     Making the Loans.

(a)      ~~The~~Each Borrowing on the applicable Closing Date shall be made on notice by the Borrower Representative to the Administrative Agent, given not later than 2:00 p.m. on the ~~first~~second Business Day prior to ~~the~~such Closing Date (or such other time as agreed by the Borrower Representative and the Administrative Agent), if such Borrowing shall be a Base Rate Borrowing, and on the third Business Day prior to ~~the~~such Closing Date, if such Borrowing shall be a Eurodollar Borrowing. The notice of the Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing in the form of Exhibit C, via fax or by electronic mail in “.pdf” format, specifying the date, principal amount, Type and, in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of the Notice of Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the Borrowing.

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(b)       The Notice of Borrowing shall be irrevocable and binding on the Borrowers. The Borrowers shall pay to each Lender all amounts required to be paid pursuant to Section 2.09 as a result of any failure of the Borrower Representative to fulfill, on or before the date specified in the Notice of Borrowing, the conditions set forth in Section 3.01 whereby the Loans, as a result of such failure of the Borrower Representative, are not made on the applicable Closing Date.

(c)       Each Lender shall, before 11:00 a.m. on the applicable Closing Date, make available in immediately available funds in New York, New York to the Administrative Agent by wire transfer to the Administrative Agent’s Account, such an amount equal to such Lender’s Commitment.

Section 2.03      Repayment and Amortization of Loans; Evidence of Debt. The Borrowers shall repay the Loans (i) on each Quarterly Settlement Date in an amount equal to the Amortization Payment Amount and (ii) on the Maturity Date, any outstanding principal balance of the Loans.

(a)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)       The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loans made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)       The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(d)       Any Lender may request that the Loan made by it be evidenced by a Note. In such event, each Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.03) be represented by one or more Note in such form payable to the order of the payee named therein (or, if such Note is in registered form, to such payee and its registered assigns).

Section 2.04     Interest. The Borrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Eurodollar Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.

(a)       Notwithstanding the foregoing, (x) at any time during an Event of Default pursuant to Section 7.01(a) or (d), or (y) at any time during any other Event of Default upon request by the Required Lenders, in each case, all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.04(a) or (ii) in the case of any other Obligation, 2.0% plus the rate applicable to Base Rate Loans as provided in Section 2.04(a) (in either case, the “Default Rate”).

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(b)       Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period, on each Quarterly Settlement Date and, in the case of any Interest Period with a duration of six (6) months, on the date which is three (3) months after first day of such Interest Period; provided that (i) interest accrued pursuant to Section 2.04(b) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c)       All per annum interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate, the interest rate payable on which is then based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or Eurodollar Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.05      Interest Elections. The Borrower Representative may elect (i) in the case of any Eurodollar Rate Loan, (x) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (y) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.09, and (ii) in the case of Base Rate Loans, to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon three (3) Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Eurodollar Rate Loans having such Interest Period must be an integral multiple of $500,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.07.

(a)       Procedure. Each such election shall be made by giving the Administrative Agent at least three (3) Business Days’ prior notice in substantially the form of Exhibit D (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower Representative containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in accordance with their Pro Rata Share.

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Section 2.06     Prepayments.

(a)      Optional Prepayments. At any time (A) after the first anniversary of the Seventh Amendment Effective Date, (B) in conjunction with a transaction that will result in a Change in Control or (C) in conjunction with a transaction that will result in an Initial Public Offering, the Borrower Representative may prepay all or a portion of the Loans (provided that a repayment pursuant to clause “(B)” of this Section shall only be permitted if such repayment is payment in full for all Loans) upon at least five (5) Business Days’ written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, together with (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs (including the prepayment fee applicable thereto (if any) pursuant to Section 2.06(c)), and provided that any partial prepayment shall be in an aggregate minimum principal amount of $1,000,000. Voluntary prepayments pursuant to this Section 2.06(a) shall be applied to reduce the remaining installments of the Loans in the order directed by the Borrower Representative (or, in the absence of any such direction, ratably to the remaining installments thereof), provided that all principal payments shall be allocated among the Lenders pro rata in accordance with the amount of the loans advanced by each Lender.

(b)       Mandatory Prepayments.

(i)        Excess Cash Flow. ~~On~~Commencing with the first Settlement Date for the period ending March 31, 2019, and on each Settlement Date ~~commencing with~~thereafter (other than the ~~first~~ Settlement Date ~~for~~immediately following the ~~period ending March 31, 2019~~Fiscal Quarter ended December 31, 2019, as to which Fiscal Quarter Period no mandatory payment based on Excess Cash Flow shall be required), the Borrowers shall pay an amount equal to (x) for the period ending March 31, ~~2019~~2020, the greater of (i) the amount of Excess Cash Flow minus $1,000,000 or (ii) 63% of Excess Cash Flow during such period, and (y) for each Settlement Date after March 31, ~~2019~~2020, an amount equal to Excess Cash Flow, in each case as provided in Sections 8.03(a) and (b).

(ii)       Borrowers Equity Issuance. Upon receipt of any Net Cash Proceeds of any issuance of any Equity Interests of any Borrower (other than Equity Interests issued (A) upon conversion or exercise of any Equity Interests outstanding on the Seventh Amendment Effective Date, (B) pursuant to any equity incentive plan or stock purchase plan or agreement adopted by ~~PBE~~PEI for the benefit of its and its Subsidiaries’ employees, directors and/or consultants, including upon the conversion or exchange of any Equity Interests in accordance with the terms of such plan ~~and~~or (C) to Fortress) such Borrower shall make a prepayment in an aggregate principal amount equal to 50% of such Net Cash Proceeds.

(iii)      Sale of Licenses (Third Parties). Upon the sale or sublicense of any License by any Loan Party to any Person that is not an Affiliate of a Borrower, the Borrowers shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

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(iv)      Sale of Licenses (Affiliates). Upon the sale, contribution or sublicense of any License by any Loan Party to any Person that is an Affiliate of a Borrower (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any LBE-Gambling License, Parent), the Borrowers shall make a prepayment in an aggregate principal amount equal to the sum of (1) the portion, if any, of the Overage Amount attributable to such License and (2) the Contract Value for such License, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period.

(v)       Sale of Licensed Trademarks. Upon the sale, contribution or sublicense of any Licensed Trademark by Parent or any Loan Party to any Person (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such sale, contribution or sublicense or, in the case of any Licensed Trademark under any LBE-Gambling License, Parent), the Borrowers shall make a prepayment in an aggregate principal amount equal to (x) the sum of (1) the portion, if any, of the Overage Amount attributable to the License, if any, with respect to such Licensed Trademark and (2) the Contract Value for such Licenses, in each case, that were included in the Eligible Receivables Balance as of the last day of the most recently ended Quarterly Settlement Period multiplied by the Borrowing Base Ratio as of as of the last day of the most recently ended Quarterly Settlement Period plus (y) 50% of the Net Cash Proceeds remaining, if any, after the application thereof pursuant to clause (x) above.

(vi)      Repurchase of LBE-Gambling Licenses. Upon the repurchase by Parent or any Affiliate of Parent (other than any Loan Party that will not be designated as an Unrestricted Subsidiary in connection with such repurchase) of any LBE-Gambling License, the Borrowers shall make a prepayment in an amount equal to 4.5 multiplied by the aggregate amount of Collections received in respect of such LBE-Gambling License during the twelve month period ending on the last day of the most recently ended Quarterly Settlement Period.

(vii)     ~~[Reserved].~~[reserved].

(viii)    Limitation on Mandatory Prepayments. If any single transaction entered into by one or more Loan Parties (and Parent, as applicable) would require a mandatory prepayment pursuant to Section 2.06(b)(iii), (iv), or (vi) and a second mandatory prepayment pursuant to Section 2.06(v), the Borrowers shall only be required to make the mandatory prepayment pursuant to Section 2.06(iii), (iv) or (vi), as applicable.

(ix)       Application of Mandatory Prepayments. Any payments made to the Administrative Agent pursuant to this Section 2.06(b) (other than pursuant to Section 2.06(b)(i)) shall be applied ratably to reduce the Amortization Payment Amounts (determined immediately prior to such reduction) for the remaining Settlement Dates. Any payments made to the Administrative Agent pursuant to Section 2.06(b)(i~~))~~) shall be applied to reduce the outstanding principal amount of the Loans. All such prepayments under this Section 2.06(b) shall be accompanied by (i) interest accrued to and including the date of such prepayment on the principal amount prepaid and (ii) any Additional Financing Costs.

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(c)       Prepayment Fee. If any Borrower prepays the Loans, in whole or in part, pursuant to Section 2.06(a) (other than in conjunction with a transaction that will result in a Change in Control or an Initial Public Offering), at any time (i) on or after ~~the first anniversary of the Seventh Amendment Effective Date~~December 24, 2019 through and including ~~the second anniversary of the Seventh Amendment Effective Date~~December 24, 2020, such prepayment shall require a prepayment fee equal to 3.00% (three percent) of the amount so prepaid, (ii) ~~thereafter~~from after December 24, 2020 and until ~~and including the third anniversary of the Seventh Amendment Date~~December 24, 2021, such prepayment shall require a prepayment fee equal to 1.00% (one percent) of the amount so prepaid and (iii) after ~~the third anniversary of the Seventh Amendment Effective Date~~December 24, 2021, such prepayment shall not include a prepayment fee.

Section 2.07     Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)       the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(b)       the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be converted to a Base Rate Borrowing on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing, provided, that if at any time the Administrative Agent determines that (i) the circumstances set forth in Section 2.07(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) have not arisen but the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.

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Section 2.08     Increased Costs.

(a)       If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate);

(ii)       impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)      subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to reduce the amount of any sum received or receivable by such Recipient hereunder, whether of principal, interest or otherwise, then, upon the request of such Recipient each Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

(b)       If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, or any lending office of any of the foregoing regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time each Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)       A certificate of the applicable Recipient setting forth the amount or amounts necessary to compensate such Recipient or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay to such Recipient, the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower Representative’s receipt of such certificate in accordance with Section 8.03.

(d)       Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s or such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Administrative Agent or a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Administrative Agent or such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of the Administrative Agent’s or such Lender’s or intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.09     Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.06), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked in accordance with this Agreement) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.12, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate on the first Settlement Date occurring at least ten (10) days after the Borrower Representative’s receipt of such certificate in accordance with Section 8.03.

Section 2.10     Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)       Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.08, 2.09 or 2.11, or otherwise) prior to 2:00 p.m., New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account, except that payments pursuant to Sections 2.08, 2.09, 2.11, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b)       Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.06) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any Additional Financing Costs then due to the Administrative Agent from the Borrowers, second, to pay any Additional Financing Costs then due to the Lenders from the Borrowers, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably, and fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.09. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)       If, except as expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)       Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 10.03(f), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11       Taxes. Payments Free of Taxes. Any and all payments by or on account of any obligation of Parent or any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Parent or the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(a)       Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(b)       Evidence of Payments. As soon as practicable after any payment of Taxes by Parent or any Loan Party to a Governmental Authority pursuant to this Section 2.11, Parent or such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)       Indemnification by Parent and the Loan Parties. Parent and the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d)       Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that neither Parent nor any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Parent and the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(e)       Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)        Without limiting the generality of the foregoing:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

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(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(g)       Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)       Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.

Section 2.12       Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.08, or a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(a)       If (i) any Lender requests compensation under Section 2.08, (ii) each Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11 or (iii) any Lender becomes a Defaulting Lender, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.08 or 2.11) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

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Section 2.13       Borrower Representative; Joint and Several Liability. Products hereby (i) is designated and appointed by each other Borrower as its representative and agent on its behalf (in such capacity, the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case, for the purposes of issuing Requests for Credit Extensions, delivering certificates (including Compliance Certificates), giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants, but without relieving any other Borrower of its joint and several obligations to pay and perform the Obligations) on behalf of any Borrower or the Borrowers under the Loan Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers. Each representation, warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be the joint and several Obligations of each Borrower.

Article III
CONDITIONS TO THE LOANS

Section 3.01       Conditions Precedent to Making the Loans. The agreement of each Lender to make its ~~2018 Series 2~~2019 Term Loan shall become effective on and as of the ~~Seventh~~Ninth Amendment Effective Date.

Article IV
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans provided for herein, each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) makes the following representations and warranties to the Administrative Agent and the Lenders on and as of (i) the Initial Closing Date and ~~the~~(ii) each date ~~of the making of any Loans~~that a Loan is made, all of which shall survive the execution and delivery of this Agreement and the making of any Loans pursuant to Section 2.01.

Section 4.01       Existence and Power; Subsidiaries. Each Group Member (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and has obtained and maintains in good standing all requisite licenses, permits, authorizations, consents and approvals of each Governmental Authority necessary to carry on its business and to own, lease and operate its property and (c) is qualified, licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect. Schedule 4.01 (as supplemented from time to time) identifies each Borrower and each Subsidiary of each Borrower, noting its legal name, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Products and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other Equity Interests of each Borrower and each of their Subsidiaries are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 4.01 as owned by a Group Member are owned, beneficially and of record, by such Group Member free and clear of all Liens, other than Liens created under the Loan Documents. Other than as listed on Schedule 4.01, there are no outstanding commitments or other obligations of any Group Member to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Borrower or China Products Licensing, LLC.

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Section 4.02       Authority and Enforceability. The execution, delivery and performance of each Loan Document to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 4.03       Government Approvals; No Conflicts. The execution, delivery and performance of each Loan Document to be entered into by such Loan Party (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created pursuant to the Loan Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to be obtained or performed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Legal Requirement in any material respect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Loan Party or such Loan Party’s assets, or give rise to a right thereunder to require any payment to be made by such Loan Party, except violations or defaults, in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of such Loan Party, other than Liens created under the Loan Documents.

Section 4.04       Financial Statements.

(a)        Each of (i) the audited consolidated balance sheet of ~~PBE~~PEI as at December 31, ~~2013~~2018 and the related consolidated statements of income, retained earnings and cash flows of ~~PBE~~PEI for the fiscal year then ended, certified by Ernst & Young and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited consolidated balance sheets of ~~PBE~~PEI as at the end of the Fiscal Quarter ended ~~March 31~~September 30, ~~2014~~2019 and the related consolidated statements of income, retained earnings and cash flows of ~~PBE~~PEI for such Fiscal Quarter, copies of each of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated financial position, results of operations and cash flow of ~~PBE~~PEI as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)      On the ~~Seventh~~Ninth Amendment Effective Date, (i) none of the Loan Parties has any material liability or other obligation (including Indebtedness, Guaranties, contingent liabilities and liabilities for Taxes, long-term leases and unusual forward or long-term commitments) that is not reflected in the financial statements referred to in clause (c) below or in the notes thereto and not otherwise permitted by this Agreement and (ii) since the date of the unaudited financial statements referenced in clause (c) below, there has been no sale of any material property of any Loan Party and no purchase or other acquisition of any material property, other than in connection with the Transactions.

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(c)       ~~(i)~~ The unaudited consolidated balance sheet of ~~PBE and its Subsidiaries and related consolidated statements of income and cash flow for the Fiscal Quarter and portion of the Fiscal Year ended September 30, 2018, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and heretofore delivered to the Administrative Agent reflects as of such date, the consolidated financial condition of PBE and its Subsidiaries, and fairly presents in all material respects the consolidated financial position, results of operations and cash flow of PBE and its Subsidiaries as of such date and for such periods in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and (ii) the unaudited consolidated balance sheet of~~ Products and its Subsidiaries and related consolidated statements of income and cash flow for the Fiscal Quarter and portion of the Fiscal Year ended September 30, ~~2018~~2019, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and heretofore delivered to the Administrative Agent reflects as of such date, the consolidated financial condition of Products and its Subsidiaries, and fairly presents in all material respects the consolidated financial position, results of operations and cash flow of Products and its Subsidiaries as of such date and for such periods in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

Section 4.05       Solvency. Both before and after giving effect to the Loans, the disbursement of the proceeds of such Loans, the use of the proceeds of all Loans and the payment of all transaction costs in connection with the foregoing, each Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.06       Litigation. Except as disclosed in a Compliance Certificate delivered prior to the ~~Seventh~~Ninth Amendment Effective Date or on a Schedule attached to the Ninth Amendment or any prior Amendment, there are no actions, suits, criminal prosecutions, claims or disputes at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Group Member or any business, property or rights of any Group Member (i) that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby and thereby or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.07       Material Agreements; No Default. Each Borrower has made available for the Administrative Agent’s review true, correct and complete copies of all Material Agreements as of September 30, 2019. Except as listed on Schedule 4.07, each such Material Agreement is in full force and effect. Except as listed on Schedule 4.07, no Loan Party is in material default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Agreement, and, to the knowledge of any Borrower, no other party to any such Material Agreement is in default under such Material Agreement which default could reasonably be expected to have a Material Adverse Effect.

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Section 4.08       Ownership of Property. Each Loan Party has good title to each of the properties and assets included in the Collateral, and all such properties and assets are free and clear of Liens except Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to result in a Material Adverse Effect.

Section 4.09       Environmental Laws. No Group Member has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect, and no claims have been made against any Group Member and no presently outstanding citations or notices have been issued against any Group Member, which could reasonably be expected to have a Material Adverse Effect, which, in each case, have been or are imposed by reason of or based upon any provision of any Environmental Law.

Section 4.10       Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

Section 4.11       Taxes, Etc.

To the knowledge of each Borrower after due inquiry, all federal and all material state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all Taxes reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Legal Requirements and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

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Section 4.12       ERISA. Neither any Borrower nor any ERISA Affiliate is now, or has been in the past five years obligated to contribute to any Defined Benefit Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and Code, other than the noncompliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in material liability to any Loan Party: (i) each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, and no event has taken place which could reasonably be expected to cause the loss of such qualified and exempt status; (ii) each Benefit Plan has satisfied the minimum funding standard under Section 412(a) of the Code and has timely paid all required minimum contributions under Section 430(j) of the Code; (iii) no Benefit Plan has applied for or received a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; and (iv) there are no existing, pending or, to the knowledge of any Borrower, threatened claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan to which a Borrower or any of its Subsidiaries has incurred or otherwise has or could have a material obligation or any material liability.

Section 4.13       Investment Company Act. No Loan Party is an “investment company,” or “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” within the meaning of the Investment Company Act of 1940, and neither the making of the Loans, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will require any Borrower or any other Loan Party to register as an “investment company” under the Investment Company Act of 1940.

Section 4.14       Federal Reserve Regulations. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X of the Board.

Section 4.15       Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and no such representative has sought certification or recognition with respect to any employee of any Loan Party.

Section 4.16       Intellectual Property.      Each Loan Party owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Loan Party, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to any of its Intellectual Property, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to any of its Intellectual Property and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and as would not, in the aggregate, have a Material Adverse Effect.

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Section 4.17       Disclosure. No reports, financial statements, certificates or other information furnished by or on behalf of any Group Member in connection with any Loan Document or the consummation of any Transactions (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that projections contained therein are not to be viewed as factual and that actual results during the periods covered thereby may differ from the results set forth in such projections by a material amount. All projections that are part of such information (including those set forth in any projections delivered subsequent to the Initial Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith of the information projected for the periods set forth therein (it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material). Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that have resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Section 4.18       Compliance with Laws. No Group Member is in violation of any Legal Requirements, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.19       Anti-Corruption Laws and Sanctions.      Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Loan Parties and their Responsible Officers and, to the knowledge of any Borrower, their respective directors, officers, and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Loan Parties or, to the knowledge of any Borrower, any of their respective directors, officers or employees is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

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Section 4.20       Collateral Documents. The provisions of the Loan Documents purporting to grant a Lien to secure any Obligation are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings identified in the appropriate schedule to the Guaranty and Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Loan Documents), the Liens created by the Loan Documents shall constitute fully perfected first-priority (other than Permitted Liens having priority by operation of law) Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control or by filing a financing statement), in each case subject to no Liens other than Permitted Liens.

Article V
AFFIRMATIVE COVENANTS

Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

Section 5.01       Financial Statements and Reports.

(a)       Annual Reports. As soon as available, but not later than one-hundred and twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2014, (i) the audited consolidated balance sheet of ~~PBE~~PEI and its Subsidiaries as at the end of, and the related consolidated statements of income, members’ equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by a report and opinion of Ernst & Young (or other independent certified public accountants of nationally recognized standing), which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report shall contain no qualified or adverse opinion or disclaimer of opinion and (ii) an unaudited balance sheet for Products and its Subsidiaries, together with a certificate signed by an Responsible Officer of the Borrower Representative, to the effect that such financial statements fairly present in all material respects the consolidated financial position of ~~PBE~~PEI and its Subsidiaries and Products and its Subsidiaries, as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP.

(b)       Quarterly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within sixty (60) days after the end of the fourth Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2014, the consolidated unaudited balance sheet of (i) ~~PBE~~PEI and its Subsidiaries and, separately, (ii) Products and its Subsidiaries, in each case, as of the close of such Fiscal Quarter and related consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest projections, in each case certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the consolidated financial position, results of operations and cash flow of ~~PBE~~PEI and its Subsidiaries and Products and its Subsidiaries, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

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(c)       Compliance Certificate. Concurrently with delivery of the financial statements required under clause (a) or (b) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower Representative that, among other things, (i) shows in reasonable detail the calculations used in determining the Borrowing Base Ratio and the Leverage Ratio as of the last day of the most recently ended Quarterly Settlement Period (including compliance on a consolidated basis without giving effect to the Unrestricted Subsidiaries), (ii) states that no Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default is continuing, states the nature thereof and the action that the Loan Parties propose to take with respect thereto, (iii) with respect to each Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), certifies that all filings required under Section 5.5(e) or (f) of the Guaranty and Security Agreement have been made and listing each such filing that has been made since the date of the last Compliance Certificate delivered in connection with the delivery of quarterly financial reporting pursuant to Section 5.01(b), (iv) certifies that the Loan Parties have delivered all documents they are required to deliver pursuant to any Loan Document (including updates to the schedules to the Master License and Master Assignment Agreement, as to which the Borrower Representative shall deliver copies thereof to the Administrative Agent) on or prior to the date of delivery of such Compliance Certificate, or have attached such documents to such Compliance Certificate and (v) identifies all Subsidiaries of each Borrower existing on the date of such certificate and specifying whether each Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

(d)       Revenue Reporting; Material Agreements. Concurrently with the delivery of the financial statements required under clause (b) above, (i) a report evidencing the breakdown of revenues of Products and its Restricted Subsidiaries generated for the Fiscal Quarter then ended on a Licensee-by-Licensee basis, and (ii) a list of each Material Agreement (other than the Master License, the Master Assignment Agreement and the Servicing Agreement).

(e)       Additional Projections. As soon as available and in any event not later than sixty (60) days after the beginning of each Fiscal Year, a projected consolidated statement of income for ~~PBE~~PEI and its Subsidiaries and a projected consolidated statement of income for Products and its Subsidiaries (without giving effect to any Unrestricted Subsidiaries) for such Fiscal Year and a statement of all material assumptions on which each of such projections are based.

(f)        Audit Reports, Management Letters, Etc. Together with each delivery of any financial statement for any Fiscal Year pursuant to clause (a) above, copies of each management letter, audit report or similar letter or report received by any Loan Party from any independent registered certified public accountant in connection with such financial statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower Representative as part of the Compliance Certificate delivered in connection with such financial statements.

(g)       Settlement Report. Not later than five (5) Business Days prior to each Settlement Date, a Settlement Report for the immediately preceding Settlement Period.

(h)       Servicer Reports. As soon as practicable after receipt thereof, copies of all written reports prepared for Products by the Servicer pursuant to the Servicing Agreement.

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(i)        Licenses. Concurrently with the delivery of the financial statements required under clause (b) above, a fully-executed and complete copy of (i) any Material Agreement and (ii) any material amendment or other material modification to or termination of a then-existing Material Agreement, in each case, entered into since the preceding delivery of financial statements required under clause (b) above (or, in the case of the first such delivery, entered into since the Initial Closing Date).

(j)        Other Information. Such other information with respect to the business, condition (financial or otherwise), operations, performance or properties of the Loan Parties in the possession or control of any Borrower promptly after the Administrative Agent’s reasonable request in writing therefor.

Section 5.02       Notices.

(a)       Default Notice. As soon as possible and in any event within three (3) Business Days after an Responsible Officer of any Loan Party obtains actual knowledge thereof, a notice setting forth the details of (i) any Default or Event of Default and the action that the Loan Parties have taken and propose to take with respect thereto and (ii) any action or event which could reasonably be expected to have a Material Adverse Effect.

(b)       Litigation. Promptly and in any event within five (5) Business Days upon an Responsible Officer of any Loan Party obtaining knowledge thereof, notice of the commencement of, or any material development in, all actions, suits, litigation and proceedings whether at law or in equity or otherwise by or before any Governmental Authority, involving amounts in excess of $5,000,000 (other than any such actions, suits, litigation and proceedings that a Responsible Officer of any Loan Party has determined could not reasonably be expected to result in any material liability to any Loan Party) or which could reasonably be expected to have a Material Adverse Effect on any Loan Party, any Loan Document or of the type described in Section 4.06.

(c)       Other Notices. Promptly upon receipt thereof, copies of notices of default or event of default and other material notices received by any Loan Party under or pursuant to any Material Agreement or any Loan Document (other than those issued or sent by the Administrative Agent or the Lender) and, from time to time upon request by the Administrative Agent, such information and reports required under the Material Agreements and the Loan Documents as the Administrative Agent may reasonably request.

Section 5.03       Existence; Conduct of Business. Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and shall preserve and maintain in full force and effect all rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business; provided that nothing in this Section 5.03 shall prevent (i) any disposition of property, merger, consolidation, liquidation or dissolution by or involving any Loan Party that is permitted by the terms of this Agreement; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation (or limited liability company, partnership, or other entity) in any jurisdiction where such withdrawal could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any Intellectual Property that such Loan Party reasonably determines is not useful to its businesses or no longer commercially desirable and not otherwise prohibited by the Loan Documents.

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Section 5.04       Compliance with Laws. Each Group Member shall comply with all Legal Requirements, except where the failure to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.05       Use of Proceeds. The proceeds of the ~~2018 Series 2~~2019 Term Loans shall be used to ~~pay the obligations under the Hefner Estate Note in full, for general corporate purposes of PBE and its Subsidiaries~~purchase substantially all of the assets of Yandy and to pay fees, costs and expenses associated with and incurred with respect to the funding of the Loans. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X of the Board. The Borrower Representative will not request any Borrowing, and each Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.06       Payment of Obligations. Each Loan Party shall pay or discharge before they become delinquent (a) all material Taxes imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Legal Requirements, become a Lien upon any material property of any Loan Party, except, in each case, for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Loan Party in accordance with GAAP.

Section 5.07       Keeping of Books. The Loan Parties shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Legal Requirements of all financial transactions and the assets and business of each Loan Party.

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Section 5.08       Audit Rights. Each Loan Party shall permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested, at any reasonable time during normal business hours and with reasonable advance written notice (which notice may be delivered by electronic mail) (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Loan Party and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Loan Party, (b) discuss the affairs, finances and accounts of each Loan Party with any officer or director of any Loan Party and (c) communicate directly with any registered certified public accountants of any Loan Party; provided that (i) any such visit or inspection shall be coordinated through the Administrative Agent, (ii) unless an Event of Default shall have occurred and be continuing, only one (1) such visit or inspection during any twelve month period shall be permitted, and such visit and inspection shall be at the cost of the Loan Parties and (iii) nothing in this Section 5.08 shall require any Loan Party to take any action that would violate a confidentiality agreement or waive any attorney client or similar privilege. Each Loan Party shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Loan Party.

Section 5.09       Performance of Obligations; Enforcement of Rights.      Each Loan Party shall (i) duly observe and perform all material terms and conditions of the Material Agreements to which it is a party, (ii) take all such action to enforce its rights and remedies under each Material Agreement to which it is a party as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent and (iii) make to each other party to each such Material Agreement such demands and requests for information and reports or for action as such Loan Party is entitled to make thereunder as necessary or appropriate in its reasonable business judgment consistent with past practice and, following the occurrence and during the continuance of an Event of Default, as may from time to time be reasonably requested by the Administrative Agent. Additionally, at any time after the Initial Closing Date as may be agreed by the Borrower Representative and the Administrative Agent, the Borrowers and each other applicable Loan Party shall seek a written acknowledgment from all or a subset of the Licensees that, with respect to each such Licensee, such Licensee has received a Direction to Pay from a Borrower, that the payment instructions set forth therein may not be changed without the consent of the Administrative Agent and as to such other matters as may be agreed by the Borrower Representative and the Administrative Agent.

Section 5.10       Maintenance of Insurance. The Loan Parties shall maintain (or cause to be maintained) with financially sound and reputable carriers insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

Section 5.11       ERISA. The Loan Parties and all ERISA Affiliates shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code and all applicable laws, the regulations and interpretation thereunder and the respective requirements of the governing documents for such Plans. As soon as reasonably possible, and in any event, within ten (10) Business Days after a Loan Party or any ERISA Affiliate knows of the occurrence of any of the following events which would reasonably be expected to result in liability to any Loan Party that could reasonably be expected to result in a Material Adverse Effect, the Borrower Representative will deliver to the Lenders, at the Borrowers’ expense, written notice of (i) the failure to timely pay a minimum required contribution or installment to a Benefit Plan provided under Section 430 of the Code, (ii) the filing by a Benefit Plan of an application for the waiver of the minimum funding standard under Section 412(c) of the Code or Section 302(c) of ERISA, (iii) the failure to pay a required contribution or installment or a Multiemployer Plan on or before the applicable due date and (iv) the occurrence of a Termination Event and any action that any Loan Party or ERISA Affiliate proposed to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS or Multiemployer Plan pertaining thereto. The Borrower Representative will deliver to the Lenders a copy of each funding waiver request filed with the Internal Revenue Service or any other governmental agency with respect to any Benefit Plan and all communications received by the Loan Parties or ERISA Affiliates from the Internal Revenue Service or other government agency with respect to such funding waiver request.

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Section 5.12       Additional Collateral and Guaranties. To the extent not delivered to the Administrative Agent on or before the Initial Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of Products after the Initial Closing Date), Products shall promptly, and in any event with respect to any Person that becomes a Subsidiary of Products (other than an Unrestricted Subsidiary) and to the extent not otherwise set forth below, within thirty (30) days (or such later date as may be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, delayed or conditioned)) of such Person becoming a Subsidiary of Products (or within thirty (30) days of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), do each of the following, unless otherwise agreed by the Administrative Agent:

(a)       deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)        each Subsidiary of Products that is not an Excluded Subsidiary or Unrestricted Subsidiary shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrowers;

(ii)       each Subsidiary of Products (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all of its property that constitutes Collateral; provided, however, that, unless the Borrower Representative and the Administrative Agent otherwise agree, in no event shall a security interest be required to be granted on any property of any Excluded Subsidiary, an Unrestricted Subsidiary or any Excluded Assets as security for any Obligation; and

(iii)      Notwithstanding anything to the contrary contained in this Agreement, from and after the Second Amendment Effective Date, no new filings, registrations, or other comparable documentation shall be required in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, other than the People’s Republic of China.

(b)       deliver to the Administrative Agent appropriate resolutions, secretary certificates, certified organizational documents and, if requested by the Administrative Agent, customary and favorable legal opinions relating to the matters described in this Section 5.12, which opinions shall be in form and substance reasonably acceptable to the Administrative Agent and, to the extent applicable, substantially similar to the opinions delivered on the Initial Closing Date, in each instance with respect to each Subsidiary of Products formed or acquired after the Initial Closing Date; and

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(c)       other than any filings, registrations, or other comparable documentation in any jurisdiction outside of the United States in which an IP Security Agreement has not been filed or registered prior to the Second Amendment Effective Date, excepting only the People’s Republic of China in which Borrowers will complete the filings of the various License Agreements heretofore executed, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, security agreements with respect to Intellectual Property and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by Legal Requirements or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.13       Designation of Subsidiaries. At any time and from time to time, effective upon written notice to the Administrative Agent, the Borrower Representative may designate any Borrower’s direct or indirect Subsidiaries as an Unrestricted Subsidiary or designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that no Subsidiary shall be designated as an Unrestricted Subsidiary unless (i) if such Subsidiary then owns (or will own, substantially concurrently with such designation) Licenses and/or Licensed Trademarks, the Borrowers make a prepayment concurrently with such designation in the amount described in clause (iv) and/or (v) of Section 2.06(b) as if the designation of such Subsidiary as an Unrestricted Subsidiary were a sale or contribution of such Licenses and/or Licensed Trademarks and (ii) immediately after giving effect to the designation of such Subsidiary as an Unrestricted Subsidiary, no Default or Event of Default shall have occurred and be continuing; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it were previously designated as an Unrestricted Subsidiary.

Section 5.14       Assistance with Syndication. The Loan Parties shall actively assist, and shall cause ~~PBE~~PEI to actively assist, Fortress in syndicating a portion of the Loans, which assistance shall include (i) direct contact between senior management and the prospective Lenders, (ii) the hosting, with Fortress, of one or more meetings of prospective Lenders and (iii) assistance in the preparation of materials to be used in connection with the syndication.

Article VI
NEGATIVE COVENANTS

The Borrowers (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders and the Administrative Agent to each of the following until the Termination Date:

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Section 6.01       Liens, etc.

No Loan Party shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, whether now owned or hereafter acquired, or sign or file, under the UCC of any jurisdiction, a financing statement or trademark security agreement that names any Loan Party as debtor, or sign any security agreement authorizing any secured party thereunder to file such financing statement or trademark security agreement, or assign any accounts or other right to receive income or profits, except for the following:

(i)         Liens created pursuant to any Loan Document;

(ii)       Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts;

(iii)      Liens for taxes and other governmental charges and assessments (and other Liens imposed by law) not yet delinquent or being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors;

(iv)      Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default;

(v)       (x) Liens in favor of Licensees and Sublicensees to secure their right to enjoy their licensed rights pursuant to the Licenses or sublicensed rights pursuant to the applicable sublicense, in each case entered into in the ordinary course of business; provided, that such Liens attach solely to exploitation rights subject thereto and the proceeds thereof and (y) other contractual rights of the Licensees pursuant to Licensees or Sublicensees pursuant to the applicable sublicense that do not constitute a grant of a security interest, lien or charge (e.g., rights of first negotiation / first refusal, rights to extend the term of a license or sublicense agreement with and customary holdback rights on the exercise of certain exploitation rights);

(vi)      Liens in connection with purchase money Indebtedness of any Loan Party other than Products in respect of secured purchase money financing (including capital leases); and

(vii)     additional Liens on property of the Loan Parties other than any Transferred Assets or Licenses and not securing Indebtedness, so long as the aggregate value of the property subject to such Liens does not exceed $1,000,000 at any time.

Section 6.02      Indebtedness. No Loan Party shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(i)        the Obligations;

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(ii)        intercompany loans owing to any Loan Party constituting Permitted Investments;

(iii)      Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.02 (other than this Section 6.02(iii));

(iv)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is promptly extinguished;

(v)       Indebtedness under letters of credit securing financial obligations of any Loan Party , provided that the incurrence of such Indebtedness shall be permitted only if, and so long as, the incurrence of such Indebtedness does not cause an Event of Default after giving effect to such incurrence;

(vi)      Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vii)     obligations under Hedge Agreements permitted under Section 6.08;

(viii)    purchase money Indebtedness of any Loan Party other than Products in respect of secured purchase money financing (including capital leases), provided that the incurrence of Indebtedness under this Section 6.02(vii) shall only be permitted so long as such incurrence does not cause an Event of Default after giving effect to such incurrence;

(ix)       other unsecured Indebtedness in an aggregate principal amount for all Loan Parties not to exceed $1,000,000 at any time outstanding so long as immediately prior and after giving effect to the incurrence thereof on a pro forma basis, no Default has occurred and is continuing.

Section 6.03     Fundamental Changes. No Loan Party shall merge, consolidate, amalgamate with any Person, or dissolve or liquidate, in each case except for the following: (i) the merger, consolidation, amalgamation, dissolution or liquidation of any Subsidiary into or with any other Loan Party, (ii) the merger, consolidation, amalgamation, dissolution or liquidation of any Guarantor into or with any Borrower or other Guarantor, (iii) the dissolution or liquidation of any immaterial or dormant Subsidiary of any Borrower and (iv) the merger, consolidation, amalgamation, dissolutions or liquidation of any Loan Party (other than a Borrower) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (x) in the case of any merger, consolidation or amalgamation involving a Borrower, such Borrower shall be the surviving Person and (y) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving Person and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party shall have been made.

Section 6.04     Investments. No Loan Party shall make or maintain, directly or indirectly, any Investment except for the following (each a “Permitted Investment”):

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(i)        Investments in cash and Cash Equivalents;

(ii)       Investments in Transferred Assets;

(iii)      Investments in Licenses;

(iv)      (x) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (y) extensions of trade credit (other than to Affiliates of the Borrowers) arising or acquired in the ordinary course of business and (z) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(v)       Investments by any Loan Party in any other Loan Party;

(vi)      Permitted IP Dispositions;

(vii)     Permitted Capital Contributions;

(viii)    Investments in Unrestricted Subsidiaries;

(ix)       Permitted Capital Expenditures;

(x)        Investments in Joint Ventures;

provided that in no event shall the aggregate of all Investments permitted pursuant to clause (viii) and (x) exceed at any time the sum of $20,000,000.

Section 6.05     Asset Sale. No Loan Party shall sell, convey, transfer, assign, license, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets or issue Equity Interests, except for the following:

(i)        sales of Cash Equivalents, inventory or obsolete, worn-out or surplus property no longer useful in the business in the ordinary course of business;

(ii)       licenses of Intellectual Property in the ordinary course of business pursuant to the Licenses;

(iii)      sales without recourse of accounts receivable solely for the purpose of collection thereof in the ordinary course of business;

(iv)      sales of equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such sale are applied to the purchase price of replacement assets within 180 days;

(v)       any sale of any property by any Loan Party to any other Loan Party to the extent any resulting Investment constitutes a Permitted Investment;

(vi)      Permitted IP Dispositions;

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(vii)     Permitted Equity Issuances;

(viii)    any sale of any Investment in any Joint Venture;

(ix)      Permitted Investments; and

(x)       any conveyance, sale, transfer, assignment, or other disposition of the Hefner Trademarks.

Section 6.06     Restricted Payments. No Loan Party shall declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) each Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (c) each Borrower may make distributions as specified (and to the extent funds are available therefor) in Section 8.03.

Section 6.07     Restrictive Agreements. No Loan Party shall, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Loan Party to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 6.08     Hedge Agreements. No Loan Party shall enter into any Hedge Agreement, except that the Borrowers may enter into and maintain any Hedge Agreement on terms and with counterparties reasonably satisfactory to the Administrative Agent to provide protection against fluctuation of interest rates for a notional amount of up to the aggregate outstanding principal balance of the Loans as of the date of entry into such Hedge Agreement.

Section 6.09     Capital Expenditures. No Loan Party shall make, or incur any obligation to make any Capital Expenditures other than a Permitted Capital Expenditure.

Section 6.10     Nature of Activities. Products shall not engage in any business activities other than relating to the exploitation and licensing of the Trademarks and activities substantially related or incidental thereto.

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Section 6.11     Transactions with Affiliates. No Loan Party shall enter into or be party to any transaction with any Affiliate of the Borrowers that is not a Loan Party except for (i) transactions contemplated by and in accordance with the Loan Documents (including Permitted IP Dispositions) and (ii) transactions in the ordinary course of business on a basis no less favorable to such Loan Party as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower (iii) pursuant to any equity incentive plan or stock purchase plan or agreement adopted by ~~PBE~~PEI for the benefit of its and its Subsidiaries’ employees, directors and/or consultants, including upon the conversion or exchange of any Equity Interests in accordance with the terms of such plan and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, the payment of management, oversight, consulting, advisory and other fees pursuant to the Sponsor Management Agreement or other arrangement with the Sponsor, RTM-Icon LLC or management companies associated with the Sponsor or their advisors in a maximum amount for all such agreements and arrangements not to exceed $1,000,000 in any fiscal year; provided that, upon the occurrence and during the continuance of an Event of Default, such fees may accrue, but may not be paid in cash during such period. All such accrued fees may be payable in cash upon the cure or waiver of such Event of Default.

Section 6.12     Accounting Changes; Fiscal Year. No Loan Party shall change its (a) accounting treatment or reporting practices in any material respect, except as required by GAAP or any Legal Requirements, or (b) its fiscal year or its method for determining fiscal quarters.

Section 6.13     Bank Accounts. No Borrower shall open or maintain any bank account other than the Collection Accounts, the Fortress Excess Cash Account, any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered. Borrower Representative shall provide Administrative Agent with one or more account control agreements covering all bank accounts of ~~PBE and Parent~~New Borrower , not later than ~~sixty~~ninety (~~60~~90) days after the ~~Seventh~~Ninth Amendment Effective Date.

Section 6.14     ERISA. No Loan Party shall (i) sponsor, maintain or contribute to any Defined Benefit Plan; (ii) fail to satisfy the minimum funding standard under Section 412(a) of the Code; (iii) fail to timely pay all required minimum contributions and all required installments under Section 430(j) of the Code; (iv) apply for a waiver of the minimum funding standard under Section 412(c) of the Code, (v) fail to pay a required contribution or installment to a Multiemployer Plan on or before the applicable due date; or (vi) cause a Termination Event, except, with respect to items (ii), (iii), (iv), (v) and (vi) above, that would not reasonably be expected to result in material liability to any Loan Party.

Section 6.15     Hazardous Materials. No Loan Party shall cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of any Hazardous Materials onto any such property or asset in violation of any Environmental Law, in each case, except where the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.16     Modification or Termination of Material Agreements. No Loan Party shall make or permit to be made any modification to or termination of the Master License, the Master Assignment Agreement, or the Servicing Agreement, in each case, in a manner that is adverse in any material respect to the Secured Parties or their respective rights under the Loan Documents, without the prior written consent of the Administrative Agent. No Loan Party shall make or permit to be made any modification to or termination of any other Material Agreement in any manner that (x) would materially increase the conditions to, delay the timing of or decrease the amount of any payments to be made to any Loan Party thereunder or (y) is otherwise materially adverse to the Secured Parties or their respective rights under the Loan Documents, in each case, without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), unless, after giving effect to any such modification to or termination thereof on a pro forma basis, the Borrowing Base Ratio is not greater than 80% as of the last day of the most recently-ended Quarterly Settlement Period, if such modification or termination occurs after December 31, 2015.

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(a)       No Loan Party shall, upon the occurrence and during the continuance of an Event of Default, exercise any material remedies available to the Loan Parties under the Loan Documents without the prior written consent of the Administrative Agent.

Section 6.17     Maximum Leverage Ratio. ~~PBE~~PEI and its Subsidiaries shall not have, on the last day of each Quarterly Settlement Period, a Leverage Ratio greater than 4.50 to 1.00.

Article VII
EVENTS OF DEFAULT

Section 7.01     Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)       the Borrowers shall fail to pay (i) any principal on the Loans on the Maturity Date or (ii) any interest on the Loan or any fees or other amounts payable by it under this Agreement or under any other Loan Document when the same becomes due and payable if such failure shall remain unremedied for three (3) Business Days; or

(b)       any representation, warranty or certification made or deemed made by or on behalf of Parent or any Loan Party in any Loan Document or by or on behalf of Parent or any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)        Parent or any Loan Party shall fail to comply with (i) Section 5.01(a), (b), (c) or (e) (Financial Statements and Reports), Section 5.02(a) (Notices), Section 5.03 (Existence; Conduct of Business), Section 5.05 (Use of Proceeds) or Article 6 (Negative Covenants), (ii) any provision of Section 5.01 (Financial Statements and Reports) not set forth in clause (i) above, and such failure shall remain unremedied for five (5) days after the date on which notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders or (iii) any other provision of any Loan Document to the extent not otherwise specifically addressed herein if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of any Borrower becomes aware of such failure and (B) the date on which notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

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(d)       (i) Parent or any Loan Party shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or (ii) any proceeding shall be instituted by or against Parent or any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (and if such case, proceeding or other action is instituted against such Loan Party, such case, proceeding or other action results in the entry of any order of relief against it or shall remain undismissed for a period of sixty (60) days), or (iii) Parent or Loan Party shall take any action to authorize any of the actions set forth in clause (i) or (ii) of this subsection (d); or

(e)       any judgment or order (which, in the case of a judgment or order for the payment of money shall equal or exceed $5,000,000, excluding amounts adequately covered by insurance payable to any Loan Party to the extent the relevant insurer has been notified and has not denied coverage thereof) shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been stayed within forty-give (45) days or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)        default shall be made with respect to any payment of any Indebtedness of the any Loan Party in excess of $2,500,000 in the aggregate when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the grace periods provided for; or

(g)       any material provision of any Loan Document shall for any reason cease, in any material respect, to be valid and binding on or enforceable against Parent or any Loan Party or Parent or any Loan Party denies that it has any or further liability or obligation under such Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(h)       the Administrative Agent shall at any time not have a valid and perfected first priority security interest (subject to Permitted Liens) in any of the Collateral with an aggregate value (as determined by the Administrative Agent in its sole discretion), of greater than $1,000,000 as to which the Loan Documents require a perfected first priority security interest, other than due to (i) any action or inaction on the part of the Administrative Agent or the Lenders or (ii) missing or insufficient filings registrations, or other comparable documentation in any jurisdiction outside of the United States; or

(i)        a Change in Control shall have occurred; or

(j)        any Parent Default or any Servicer Default shall have occurred.

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then, and in any such event, the Administrative Agent may, or shall if directed by the Required Lenders, declare the Loans, all interest accrued thereon, and all other Obligations of the Borrowers under the Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such other Obligations of the Borrowers under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that upon the occurrence of an event described in clause (d) above, the Loans, all such interest and all other such other Obligations of the Borrowers under the Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. The Administrative Agent and the Lenders shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article IX hereof, any Lender may elect to assign all of its interest in the Loan to any Eligible Assignee following the occurrence of any Event of Default.

Article VIII
ADMINISTRATION, SETTLEMENT AND COLLECTION

Section 8.01     Establishing and Maintaining the Collection Accounts.

(a)       Collection Accounts. On or prior to the Initial Closing Date, Products established one or more deposit accounts into which Collections shall be remitted (each, a “Collection Account” and, collectively, the “Collection Accounts) with City National Bank which is, and shall remain, subject to the Collection Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, each Collection Account from and including the Initial Closing Date, and will direct, by a Direction to Pay (or by other substantially similar instructions satisfactory to the Administrative), all account debtors of the Loan Parties, including, without limitation, Licensees (or their agents), to make payments under or in connection with the applicable Licenses and all other applicable agreements and other documentation directly to a Collection Account.

(b)       Each Borrower will execute such documentation as may be required by the Administrative Agent in order to effectuate the provisions of this Section 8.01.

(c)       In the event a Borrower receives payment from any Person or proceeds of Collateral, proceeds under a letter of credit or otherwise, which payment should have been remitted directly to a Collection Account, such Borrower shall hold such payment or proceeds in trust for the Administrative Agent (for the benefit of the Secured Parties) and shall promptly remit such payment or proceeds to a Collection Account, to be applied in accordance with the terms of this Agreement.

Section 8.02     Payments into Collection Accounts; Payments by Administrative Agent from the Collection Account. If an Event of Default has occurred and is continuing, or if as of the last day of the applicable Settlement Period, the Loan to Value is equal to or in excess of eighty-five percent (85%) for the period reported in the Compliance Certificate most recently delivered to the Administrative Agent, all payments or distributions received by a Borrower into an account other than a Collection Account, ~~including the Bank of America Account,~~ shall be received in trust for the benefit of the Administrative Agent on behalf of itself and the Lenders in accordance with their respective interests therein, shall be segregated from other funds of the Borrowers and shall be deposited into a Collection Account within three (3) Business Days of receipt thereof by the Borrowers. The Administrative Agent shall apply amounts standing to the credit of the Collection Accounts at such times and in the order specified in Section 8.03 below, such payments to be made free and clear of any Lien hereunder; provided that Section 8.03 shall not apply with respect to Net Cash Proceeds that are applied pursuant to any of clauses (ii) through (vi) of Section 2.06(b). Interest earned on amounts deposited in any Collection Accounts shall be deposited and held in a Collection Accounts and applied towards payments or transfers made in accordance with Section 8.03.

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Section 8.03     Payments and Transfers from the Collection Accounts.

(a)       Pre-Event of Default with a Loan to Value less than 85%. Provided that (i) no Event of Default has occurred and is continuing and (ii) the Loan to Value is less than 85% as of the last day of the applicable Settlement Period, Borrowers may withdraw at any time during the Settlement Period all amounts on deposit in the Collection Accounts. On or prior to the Quarterly Settlement Date for each Quarterly Settlement Period, Borrowers shall pay the amounts required to be paid pursuant to Section 2.04 and 2.06 to Administrative Agent on behalf of Lenders, as reflected in the Settlement Report provided by the Borrower Representative to the Administrative Agent; provided further that, (x) if there then exists a positive balance in the Fortress Excess Cash Account, Borrowers may instruct Administrative Agent in writing to apply all or any funds then on deposit in the Fortress Excess Cash Account to the payments required to be made , and (y) in the event that there are funds remaining in the Fortress Excess Cash Account after payments made pursuant to this Section 8.03(a), such funds shall be transferred to the Collection Account.

(b)       Pre-Event of Default with a Loan to Value equal to or in excess of 85%. So long as no Event of Default has occurred and is continuing, and the Loan to Value is equal to or in excess of eighty-five percent (85%) as of the last day of the applicable Settlement Period and until such time as the Borrowers have provided evidence that the Loan to Value less than 85%, (i) Borrowers shall have no right to withdraw any funds from the Collection Account, (ii) with respect to all amounts on deposit in the Collection Accounts at the end of the Monthly Settlement Period, such amounts shall be applied by Administrative Agent pursuant to the Monthly Settlement Report so provided by the Borrower Representative to the Administrative Agent, in the following order of priority:

(1)           first, to Parent, to pay the accrued and unpaid Servicing Fee (to the extent not previously paid pursuant to Section 8.03(d)); provided, that the amount paid pursuant to this clause (1), together with the aggregate amount paid pursuant to Section 8.03(d) in respect of such Monthly Settlement Period, shall not exceed $291,666.66;

(2)           second, so long as the Net Revenue Amount is not less than the Required Revenue Amount for such Settlement Date, to Parent, as reimbursement of the expenses incurred by Parent with respect to the prior Monthly Settlement Period that were attributable to the Loan Parties (other than expenses incurred in performance of its obligations under the Servicing Agreement); provided that the amount paid pursuant to this clause (2) shall not exceed the Maximum Corporate Allocation Amount for such Monthly Settlement Period;

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(3)           third, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(4)           fourth, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans for such month;

(5)           fifth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans in an amount equal to the Amortization Payment Amount for such month;

(6)           sixth, to the extent not paid pursuant to clause (1) above, to Parent, to pay the accrued and unpaid Servicing Fee;

(7)           seventh, on the first two Monthly Settlement Dates of each Quarterly Settlement Period, if the corresponding Settlement Report indicates that the estimate of the remaining Quarterly Settlement Period collections, after application to clauses (1), (2) and (3) above (“Net Estimated Quarterly Collections”) will not be sufficient to pay (i) the Amortization Payment Amounts and (ii) the estimated interest on the Loans to become due and payable, in each case for the applicable Quarterly Settlement Period (collectively, the “Remaining Quarterly Payments”), an amount sufficient to cover the shortfall between (A) the Net Estimated Quarterly Collections and (B) the Remaining Quarterly Payments, shall be retained in the Collection Account and not applied per clauses (9) or (10) below;

(8)           eighth,

i.            on the first Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 33.33% of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 66.66% of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account;

ii.            on the second Monthly Settlement Date of each Quarterly Settlement Period, pari passu (a) 66.66 % of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement and (b) 33.33% of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Fortress Excess Cash Account; provided that¸ the amounts due pursuant to this Section 8.03(b)(8)(ii) (including amounts to be transferred to the Fortress Excess Cash Account) shall first be reduced by any funds on deposit in the Fortress Excess Cash Account and any amounts paid to the Administrative Amount in the same Quarterly Settlement Period pursuant to Section 8.03(b)(8)(i); and

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iii.            on the Quarterly Settlement Date of each Quarterly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations hereunder in an amount equal to the aggregate Excess Cash Flow for such Quarterly Settlement Period, provided that, the amount due pursuant to this Section 8.03(b)(8)(iii) (a) shall be reduced by any payments made to the Administrative Agent for the applicable Quarterly Settlement Period pursuant to sections 8.03(b)(8)(i) and (ii), and (b) shall first be made by any funds then on deposit in the Fortress Excess Cash Account, provided further that, (x) in the event that there are funds remaining in the Fortress Excess Cash Account after payments made pursuant to this Section 8.03(b)(8)(iii), such funds shall be transferred to the Collection Account and (y) in the event of a shortfall of funds due and payable to the Administrative Agent for the account of the Lenders pursuant to this Section 8.03(b)(8)(iii), the Borrowers shall, concurrently with delivery of the Settlement Report for such Quarterly Settlement Period, be required to deposit additional funds in the Collection Account to cover such shortfall;

(9)            ninth, as a distribution to any Loan Party (as determined by the Borrower Representative in its sole discretion), all remaining amounts then on deposit in the Collection Account.

(c)       Post-Event of Default. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall, upon the direction of the Required Lenders or after the Obligations of the Borrowers have been accelerated, apply any or all amounts on deposit in the Collection Accounts and any and all amounts received or collected by the Administrative Agent from any of the Collateral (whether or not deposited in a Collection Account) after any or all of the Obligations of the Borrowers have been accelerated (so long as such acceleration has not been rescinded), including the proceeds of Collateral, to the Obligations of the Borrowers under the Loan Documents as follows:

(1)            first, to Parent, to pay the accrued and unpaid Servicing Fee; provided, that the amount paid pursuant to this clause (1) shall not exceed $291,666.67 with respect to any Monthly Settlement Period;

(2)            second, to the Administrative Agent, for its own account and the account of the Lenders, to pay all accrued and unpaid Additional Financing Costs;

(3)            third, to the Administrative Agent, for the account of the Lenders, to pay all accrued and unpaid interest on the Loans;

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(4)            fourth, to the Administrative Agent, for the account of the Lenders, to repay the outstanding principal amount of the Loans, until paid in full; and

(5)            fifth, as a distribution, in respect of any Borrower’s Equity Interests in accordance with any Borrower’s Organizational Documents, all remaining amounts.

(d)       [reserved].

(e)       Interest Payments. On the last day of each Interest Period, accrued and unpaid interest on the Loans in respect of such Interest Period shall be paid to the Administrative Agent, for the account of the Lenders, from amounts on deposit in the Collection Account.

Section 8.04      Establishing and Maintaining the Fortress Excess Cash Account.

(a)       [reserved].

(b)       Fortress Excess Cash Account. Products has heretofore established a deposit account at City National Bank (the “Fortress Excess Cash Account”), which is subject to an Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, the Fortress Excess Cash Account at any time from and including the Fourth Amendment Effective Date until the Seventh Amendment Effective Date, and thereafter upon the applicability of Section 8.03(b) or Section 8.03(c).

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(c)       [reserved].

(d)       Withdrawals from Fortress Excess Cash Account. If and to the extent Section 8.03(b) shall be applicable, on each Monthly Settlement Date after the Seventh Amendment Effective Date, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall transfer funds in the Fortress Excess Cash Account in accordance with Section 8.03(b).

Section 8.05     Investment of Funds.

(a)       The Administrative Agent is hereby authorized and directed to invest and reinvest the funds from time to time transferred or deposited into the Collection Accounts or the Fortress Excess Cash Account, so long as no Event of Default has occurred and is continuing, on the instructions of the Borrower Representative (provided, that any such instructions given orally shall be promptly confirmed in writing), provided that in no event may the Borrower Representative give instructions to the Administrative Agent, or may the Administrative Agent in its discretion, invest or reinvest funds in the Collection Accounts or the Fortress Excess Cash Account in other than Cash Equivalents.

(b)      Any net income or gain on the investment of funds from time to time held in a Collection Account shall be promptly reinvested by the Administrative Agent as part of the applicable account, and any net loss on any such investment shall be charged against such account.

(c)       None of the Administrative Agent or any other Secured Party shall be a trustee for any Borrower, or shall be liable for anything done or note done, in connection with any Collection Account to the extent otherwise not in violation of this agreement or for acts of gross negligence or willful misconduct as determined in a final nonappealable judgment by a court of competent jurisdiction and except that the Administrative Agent shall have the obligations of a secured party under the UCC. The Administrative Agent and the other Secured Parties shall not have any obligation or responsibility and shall not be liable in any way for any investment decision made in accordance with this Section 8.05 or for any decrease in the value of the investments held in any Collection Account, except to the extent resulting from the gross negligence or willful misconduct of such party as determined in a final nonappealable judgment by a court of competent jurisdiction.

Section 8.06      Remedies. At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (i) sell any documents, instruments and securities held in any Collection Account and (ii) immediately apply the proceeds thereof and any other cash held in any Collection Account in accordance with Section 8.03(c).

Article IX
THE ADMINISTRATIVE AGENT

Section 9.01      Authorization and Action.

(a)       Each of the Lenders and hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)       The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, ~~PBE~~PEI, Parent or any of the Group Members that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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(c)       In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.02(d), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower Representative to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Parent or any Loan Party) all interests retained Parent or any Loan Party, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

(d)       The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Administrative Agent.

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Section 9.02     Administrative Agent’s Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.03     Lender Indemnity. To the extent that the Borrowers fail to pay any amount required to be paid by any of them to the Administrative Agent under Section 10.04 or 10.05, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrowers’ failure to pay any such amount shall not relieve any Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

Section 9.04     Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning any Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.05     Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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Section 9.06       Fortress. With respect to the Loans made by it, Fortress shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” shall, unless otherwise expressly indicated, include Fortress in its individual capacity. Fortress may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Sponsor, Holdings, ~~PBE~~PEI, Parent or any Group Member or any Affiliate of any of the foregoing and any Person that may do business with or own securities of Sponsor, Holdings, ~~PBE~~PEI, Parent or any Group Member or any Affiliate of any of the foregoing, all as if Fortress were not the Administrative Agent and without any duty to account therefor to the Lenders.

Article X
MISCELLANEOUS

Section 10.01     Amendments, Actions Under This Agreement, etc.

(a)       Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.06, in each case which shall only require the approval of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Parent or all or substantially all of the Restricted Subsidiaries from its or their respective obligations under the Guaranty and Security Agreement without the written consent of each Lender, or (vii) except as provided in clause (b) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

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(b)       If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower Representative may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other Person which is reasonably satisfactory to the Borrower Representative and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.03(a), and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.08 and 2.11, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.09 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c)       Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 10.02     Notices, etc.

(a)        All notices and other communications provided for herein shall be in writing and shall be delivered by hand or internationally recognized overnight courier service, mailed by certified or registered mail (in each case, return receipt requested and postage prepaid) or sent by facsimile, or by electronic photocopy (i.e., “PDF” or “TIFF”) format sent by electronic mail, as follows.

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If to any Loan Party:	c/o Playboy Enterprises, Inc. 10960 Wilshire Boulevard, Suite 2200 Los Angeles, CA 90024 Attn: CFO Email: [EMAIL ADDRESS]
with a copy to:	Akin Gump Strauss Hauer & Feld LLP 1999 Avenue of the Stars Suite 600 Los Angeles, CA 90067 Attn: Frank Reddick Email: [EMAIL ADDRESS]
If to the Administrative Agent and each Lender:	c/o Fortress Investment Group 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Attn: Constantine Dakolias Email: [EMAIL ADDRESS]
With copies to: Fortress Investment Group 10250 Constellation Boulevard Suite 1600 Los Angeles CA 90067 Attn: Joshua Pack Email: [EMAIL ADDRESS]
with a copy to:	Reed Smith LLP 1901 Avenue of the Stars Suite 700 Los Angeles, CA 90067-6078 Attn: Moshe J. Kupietzky Email: [EMAIL ADDRESS]

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(b)       All such notices and communications shall (i) when faxed or sent by electronic mail, be effective when faxed or sent by electronic mail and when delivery is confirmed by the recipient verbally or in writing (including by return fax transmission or electronic mail), or (ii) when otherwise actually delivered to the recipient (as confirmed by a signed receipt); provided, however, that if sent by fax, sent by electronic mail or otherwise delivered on any day other than a Business Day, such notice or communication shall not be deemed to have been delivered until the next succeeding Business Day.

Section 10.03     Assignments and Participations.

(a)       Each Lender may, upon at least three (3) Business Days’ notice to the Administrative Agent (other than for any assignments from and including the date of this Agreement to and including, if different, the Initial Closing Date), assign to any Eligible Assignee all or a portion of its rights and Obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Loans owing to it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s right and obligations under this Agreement, the aggregate amount of the Loans being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date thereof), shall in no event be less than $1,000,000 (or such lesser amount as otherwise agreed to by the Administrative Agent) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (A) a processing and recordation fee of $3,500 (unless such fee is waived at the discretion of the Administrative Agent) and (B) all ancillary documents, including any Internal Revenue Service tax forms, required thereunder. Upon such execution, delivery, acceptance, recording and satisfaction of the conditions set forth in this subsection (a), from and after the effective date specified in such Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and have the rights and Obligations of a Lender hereunder and under the other Loan Documents and other Loan Documents and (y) the Lender assignor thereunder shall relinquish its rights and be released from its Obligations as a Lender under this Agreement and shall cease to be a party hereto. Each Borrower shall have no right to assign any of its rights and Obligations hereunder or under any other Loan Document or any interest hereunder or thereunder.

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(b)       Subject to acceptance and recording thereof pursuant to clause (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.11 and 10.04 and 10.05) and shall continue to be bound by Section 2.10. Any attempted assignment in violation in any material respect of this Section 10.03 shall be void.

(c)       The Administrative Agent shall maintain, as a non-fiduciary agent of the Borrowers, at its address referred to in Section 10.02 hereof a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the name and address of each Lender, the Pro Rata Share of such Lender from time to time and the principal amount of each Loan (and stated interest thereon) owing to such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and the Borrowers and the Administrative Agent may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Agent, the Borrower Representative or any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

(d)       Upon (i) the Administrative Agent’s receipt of an Assignment and Assumption executed by an assigning Lender and an assignee that is an Eligible Assignee, and (ii) the satisfaction of the other conditions set forth in clause (a) above, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A hereto, (x) accept such Assignment and Assumption, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower Representative.

(e)       In addition to the other rights provided in this Section 10.03, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

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(f)        In addition to the other rights provided in this Section 10.03, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make or purchase all or any part of any Loan that such Lender would otherwise be required to make or maintain hereunder (and the exercise of such option by such SPV and the making or purchase of Loans pursuant thereto shall satisfy the obligation of such Lender to make or maintain such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrowers, sell participations to one or more Persons that is an Eligible Assignee in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make or maintain Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Parent and the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.08, 2.9 and 2.11, but only to the extent such participant or SPV delivers the Tax forms such Lender is required to collect pursuant to Section 2.11(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation except to the extent such entitlement to receive a greater amount results from any change in, or in the interpretation of, any Legal Requirement that occurs after the date such grant or participation is made, and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded or maintained by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document (including by exercise of any right of set-off available to a Lender pursuant to Section 10.06) and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those first proviso to Section 9.02(b). No party hereto shall institute (and each of the Borrowers shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such liability). The agreement in the preceding sentence shall survive the Termination Date. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary herein, to the extent the Borrowers’ or Borrower Representative’s consent is required pursuant to the terms hereof and is not properly obtained, the Borrowers shall be entitled to seek specific performance to unwind any such participation in addition to any other remedies available to the Borrowers at law or in equity.

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Section 10.04    Indemnification. The Borrowers agree to indemnify, hold harmless and defend the Administrative Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and related expenses, (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) in any matter relating to or arising out of, in connection with or as a result of (i) the execution, delivery, administration or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the any Group Member or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any electronic data sites and electronic transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel to such Indemnitees, taken as a whole, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to all such Indemnitees, taken as a whole, and solely, in the event of a conflict of interest, one additional counsel (and, if necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty) to each group of similarly situated affected Indemnitees), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Legal Requirement or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 10.04 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted directly from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) a material breach of such Indemnitee’s obligations under the Loan Documents at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (z) any dispute among Indemnitees at a time when neither Parent nor any Loan Party has breached its obligations under the Loan Documents in any material respects (other than any claims arising against the Administrative Agent in its capacity or in fulfilling its role as an administrative agent or any similar role under the Loan Documents and claims arising out of any act or omission on the party of the Loan Parties or their Affiliates). Furthermore, the Borrowers waive and agree not to assert against any Indemnitee, and shall cause Parent and each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 10.04(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities arising from a non-Tax claim.

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(a)       To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 10.05     Costs and Expenses. Any action taken by Parent or any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of Parent or such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse Parent or any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrowers agree to pay or reimburse upon demand (a) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees and out-of-pocket expenses of one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel in each relevant specialty to the Administrative Agent or such Related Persons, reasonable and documented fees, costs and expenses incurred in connection with any electronic system, including IntraLinks®, SyndTrak® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person and allocated to the Facility by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons and (b) each of the Administrative Agent, its Related Persons, and each Lender for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document or Obligation including reasonable and documented fees and out-of-pocket expenses of (A) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty to the Administrative Agent, (B) one primary external legal counsel and, to the extent necessary, one primary local counsel in each relevant jurisdiction and one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest arise to all of the Lenders and (C) one financial advisor engaged by the Administrative Agent (or legal counsel for the Administrative Agent) for itself and the Lenders.

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Section 10.06     Right of Set-off. Each of the Administrative Agent and each Lender is hereby authorized, without notice or demand (each of which is hereby waived by the Borrowers), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrowers against any Obligation of Parent or any other Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent and each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 10.06 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and other Secured Parties may have.

Section 10.07     No Waiver; Remedies. No failure on the part of the Borrowers, the Lenders, the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.08     Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or any other Loan Document shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or any other Loan Document or of such provision or obligation in any other jurisdiction.

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Section 10.09     Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, each Lender and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and assigns; provided, however, that the Borrowers shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Lenders.

Section 10.10     Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent, any Lender or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Legal Requirements, in which case such terms shall govern to the extent necessary to comply therewith).

Section 10.11     Survival. All covenants, agreements, representations and warranties made by Parent and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 10.12     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

Section 10.13     Submission to Jurisdiction; Service of Process.

(a)        Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, Parent and each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

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(b)       Service of Process. Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower Representative specified in Section 10.02 (and shall be effective when such mailing shall be effective, as provided therein). Each Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)       Non-Exclusive Jurisdiction. Nothing contained in this Section 10.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Legal Requirement or commence legal proceedings or otherwise proceed against Parent or any Loan Party in any other jurisdiction.

Section 10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf” format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein.

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Section 10.16     Confidentiality. Each Lender and the Administrative Agent agrees to maintain the confidentiality of the Information (as defined below), except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender or the Administrative Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 10.16 or (B) available to such Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than Parent or any Loan Party) not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Legal Requirements or other legal process, (v) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Lender or the Administrative Agent or any of their Related Persons (including any self-regulatory authority, such as the to the National Association of Insurance Commissioners), (vi) to any nationally recognized rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or otherwise to the extent consisting of general portfolio information that does not identify Parent or Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 10.03 or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.16 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Parent or the Loan Parties or their Related Persons referring to a Lender or the Administrative Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.16 and those of any other Contractual Obligation entered into with Parent or any Loan Party (whether or not a Loan Document), the terms of this Section 10.16 shall govern. For purposes of this Section 10.16, “Information” means all information received from Holdings, the Borrowers or any of its Subsidiaries relating to such Persons or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Person; provided that, in the case of information received from any of such Persons after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17    Patriot Act Notice. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent and each Loan Party, which information includes the name and address of Parent or such Loan Party and other information that will allow such Lender to identify Parent or such Loan Party in accordance with the Patriot Act.

Section 10.18    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

87

Section 10.19     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

88

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PRODUCTS LICENSING LLC, as Borrower Representative

By:
Name:
Title:

Address:	Products Licensing LLC
~~9346 Civic Center Drive~~10960 Wilshire Boulevard , Suite ~~200~~2200  ~~Beverly Hills~~Los Angeles,CA ~~90201~~90024 Attention: Chief Financial Officer

Signature page to Credit Agreement

Exhibit 10.19

TENTH AMENDMENT TO CREDIT AGREEMENT

This TENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 27, 2020 (the “Tenth Amendment Date”) and is entered into among Products Licensing LLC (the “Products”), Playboy Enterprises International, Inc., (“Parent”), Playboy Enterprises, Inc. (“PEI”), and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), a Delaware limited liability company (the “New Borrower” and together with Products, Parent, and PEI , collectively, “Borrowers”), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrowers, certain Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement as amended hereby);

WHEREAS, Borrowers and the Required Lenders have agreed to certain modifications to the Credit Agreement, including changes to the required amortization and excess cash flows prepayments of the Loan under the Credit Agreement;

WHEREAS, since the date of the Ninth Amendment to the Credit Agreement, there have been a number of assignments of portions of the Loan to a new Lender, which transfers are intended to be memorialized herein; and

WHEREAS, Borrowers, the Required Lenders party hereto, and Administrative Agent desire to amend the Credit Agreement to effect the agreed changes, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)          The definition of “Amortization Payment Amount” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:

““Amortization Payment Amount” means, for each Quarterly Settlement Period, the amount due on the Quarterly Settlement Date for such Quarterly Settlement Period set forth below (in each case, except as reduced pursuant to Section 2.06(b)(ix)):

Ending Date of Quarterly Settlement Period	Amortization Payment Amount
March 31, 2020	$0
June 30, 2020	$0
September 30, 2020	$835,000.00
December 31, 2021	$835,000.00
March 31, 2021	$1,252,500.00
June 30, 2021	$1,252,500.00
September 30, 2021	$1,252,500.00
December 31, 2021	$1,252,500.00
March 31, 2022	$835,000.00
June 30, 2022	$835,000.00
September 30, 2022	$835,000.00
December 31, 2022	$835,000.00
March 31, 2023	$835,000.00
June 30, 2023	$835,000.00
September 30, 2023	$835,000.00
December 31, 2023	$835,000.00

(b)            Section 2.06(b)(i) of the Credit Agreement is hereby amended and restated as follows:

“(i)     Excess Cash Flow. Commencing with the first Settlement Date for the period ending March 31, 2019, and on each Settlement Date thereafter (other than the Settlement Dates immediately following the Fiscal Quarters ended December 31, 2019, March 31, 2020, and June 30, 2020 , an amount equal to Excess Cash Flow, in each case as provided in Sections 8.03(a) and (b). In addition, commencing with the first Settlement Date for the period ending March 31, 2021, and for each of the next three (3) Settlement Dates, Borrowers shall make an additional mandatory payment of principal, equal to one-fourth (25%) of the sum of (i) the greater of (x) 100% of Excess Cash Flow for the quarter ended March 31, 2020, less $1,000,000, or (y) 63% of Excess Cash Flow for such quarter plus (ii)100% of Excess Cash Flowduring the quarter ending June 30, 2020.

(c)            Section 6.13 of the Credit Agreement is hereby amended and restated as follows:

“Section 6.13     Bank Accounts. No Borrower shall open or maintain any bank account other than the Collection Accounts, the Fortress Excess Cash Account, any other bank account for which an Account Control Agreement has been executed and delivered to the Administrative Agent or with respect to which a Bank Instruction Letter has been delivered, and any Disqualified Account. Borrower Representative shall provide Administrative Agent with one or more account control agreements covering all bank accounts of New Borrower, not later than [April 30, 2020].”

(d)            A new Section 10.20 is added the Credit Agreement reading as follows:

“Section 10.20.  Good Faith and Fair Dealing.     Each Borrower hereby agrees that it will at all times act in good faith in observing and complying with the terms and provisions of this Agreement, including  Borrower’s covenants hereunder, and that it will not take any action, or engage in any conduct,  for the purpose of avoiding its obligations hereunder, or frustrating the exercise by the Agent or any Lender of their rightful exercise of rights or remedies hereunder, it being understood that nothing contained herein shall be interpreted  as limiting any Borrower’s access to the courts, or its rights under the Revised Bankruptcy Code, 11 USC§§ 101 et seq.”

(e)            Attachment A to this Amendment shall, effective January 1, 2020, substitute for existing Schedule 2.01(A) to the Credit Agreement.

2.            Delivery of 2019 Annual Report. The date for delivery of the audited consolidated balance sheet of PEI and its Subsidiaries and the unaudited balance sheet for Products and its Subsidiaries for the fiscal year ended 2019, together with a certificate signed a Responsible Officer of the Borrower Representative (all set forth in further detail in Section 5(a) of the Credit Agreement) is hereby extended to July 31, 2020, or such other later date that is approved by the Administrative Agent.

3.            Guaranty and Security Agreement. Attached hereto as Annex II is an updated Schedule 4 to the Guaranty and Security Agreement to reflect the change in name of “Y Acquisition Co. LLC” to “Yandy Enterprises LLC.”

4.            Effectiveness. This Amendment shall be effective as of the Tenth Amendment Date when all of the following have been received by Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(a)            counterparts of this Amendment duly executed by each of the Borrowers, the Administrative Agent, and Lenders constituting Required Lenders;

(b)            a certificate of the secretary or other officer of each of the Borrowers, certifying as to the resolutions of the Borrowers’ board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of this Amendment; ·

(c)            a certificate of the secretary or other officer of the New Borrower, attaching a true, correct and complete copy of the amendment to its Certificate of Incorporation changing its name to “Yandy Enterprises, Inc.”;

(d)            payment to Agent of the Amendment Fee of $50,000; and

(e)            such other information and documentation as the Administrative Agent may reasonably request.

5.            Release. In consideration of the foregoing amendments to the Credit Agreement, Borrowers and the other Loan Parties signatory hereto or who consent to this Amendment (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under any Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lenders and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to any Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, each Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Borrower hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Each Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Each Borrower hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Amendment, without which Lenders would not have agreed to execute this Amendment. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

6.            Representations and Warranties.

(a)            Each Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Amendment, and performance of this Amendment and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Borrower; (iii) this Amendment has been duly executed and delivered; and (iv) this Amendment (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)            Each Borrower hereby represents and warrants that, as of the date hereof, except as set forth in Annex I hereto, no changes to Schedule 4.01, 4.06 and 4.07 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true, correct and complete as of the date hereof.

(c)            Each Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

7.            Counterparts; Severability; Integration. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf’ format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Amendment are severable, and the unenforceability or invalidity of any of the provisions of this Amendment shall not affect the validity or enforceability of the remaining provisions of this Amendment. Should any part of this Amendment be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Amendment may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

8.            Governing Law: Consent to Jurisdiction: WAIVER OF JURY TRIAL. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.            Loan Document; Successors and Assigns. This Amendment shall be deemed to be a Loan Document. This Amendment shall be binding upon each of the Borrowers, the Lenders, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

10.            No Other Modification. The amendments set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Administrative Agent pursuant to the terms of the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

11.            No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Amendment or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Amendment. Administrative Agent’s and each Lender’s rights under this Amendment and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

12.            Costs and Expenses. To the extent not already paid by Borrowers, Borrowers agree to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Amendment and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name: David Israel
Title: Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name: David Israel
Title: Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name: David Israel
Title: Treasurer

YANDY ENTERPRISES LLC

By:	/s/ David Israel
Name: David Israel
Title: Manager

Signature Page to Tenth Amendment to Credit Agreement

Administrative Agent:

DBD CREDIT FUNDING LLC

	By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

DBDB FUNDING LLC

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

FLF I AB HOLDINGS FINANCE L.P.

By:	FLF I AB Holdings Finance CM LLC, as Servicer
By:	Fortress Lending I Holdings L.P., its sole member
By:	Fortress Lending Advisors LLC, its investment manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Authorized Signatory

Signature Page to Tenth Amendment to Credit Agreement

FLF I HOLDINGS FINANCE L.P.

By:	FLF I AB Holdings Finance CM LLC, as Servicer
By:	Fortress Lending I Holdings L.P., its sole member
By:	Fortress Lending Advisors LLC, its investment manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Authorized Signatory

Signature Page to Tenth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

By:	FCOD CLO Management LLC, its collateral manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED

By:	FCOO CLO Management LLC, its collateral manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED

By:	FCO VII CLO CM LLC, its collateral manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED

By:	FCOD CLO Management LLC, its collateral manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Signature Page to Tenth Amendment to Credit Agreement

FORTRESS LENDING I HOLDINGS L.P.

By:	Fortress Lending Advisors LLC, its investment manager

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Authorized Signatory

Signature Page to Tenth Amendment to Credit Agreement

MGG SPECIALTY FINANCE FUND II LP
MGG SF EVERGREEN FUND LP
MGG CANADA FUND LP
MGG (BVI) LIMITED
MGG SF EVERGREEN UNLEVERED FUND LP MGG SF DRAWDOWN UNLEVERED FUND II LP MGG SF DRAWDOWN UNLEVERED FUND II
(LUXEMBOURG) SCSp
MGG OFFSHORE FUNDING I, LLC
MGG SF DRAWDOWN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG SF EVERGREEN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.
By: MGG Investment Group LP, on behalf of each of the above, as Authorized Signatory

By:	/s/ Kevin Griffin
Name: Kevin Griffin
Title: Chief Executive Officer

Signature Page to Tenth Amendment to Credit Agreement

Exhibit 10.20

ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER

This ELEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Amendment and Waiver”) is dated as of January 4, 2021 (the “Eleventh Amendment Date”) and is entered into among Products Licensing LLC (the “Products”), Playboy Enterprises International, Inc., (“Parent”), Playboy Enterprises, Inc. (“PEI”), and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), a Delaware limited liability company (the “New Borrower” and together with Products, Parent, and PEI, collectively, “Borrowers”), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrowers, certain Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including by the Tenth Amendment to Credit Agreement, dated as of March 27, 2020 (the “Tenth Amendment”), by and among the Borrowers, the Administrative Agent and the lenders party thereto, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement as amended hereby);

WHEREAS, Borrowers and the Required Lenders have agreed to certain modifications to the Credit Agreement, including changes to (i) remove the Excess Cash Collateral Account and (ii) address the transfer of deposit accounts from City National Bank to Bank of California;

WHEREAS, (i) Section 2 of the Tenth Amendment obligates the Borrowers to deliver to the Administrative Agent the audited consolidated balance sheet of PEI and its Subsidiaries and the unaudited balance sheet for Products and its Subsidiaries for the fiscal year ended 2019, together with a certificate signed a Responsible Officer of the Borrower Representative for the fiscal year ended December 31, 2019 (the “2019 Audited Financial Statements”) on or before July 31, 2020, and (ii) the Borrowers delivered the 2019 Audited Financial Statements on September 29, 2020;

WHEREAS, (i) Section 6.13 of the Credit Agreement provides that no Borrower shall open or maintain any bank account for which an Account Control Agreement has not been executed and delivered to the Administrative Agent (the “Control Agreement Requirement”) and (ii) the Borrowers have informed the Administrative Agent and the Lenders that the Parent intends to open a deposit account at the Bank of California, National Association (the “Cash Collateral Account”) in connection with that certain $2,030,000 Irrevocable Standby Letter of Credit, issued on November 19, 2020 by Wells Fargo Bank, N.A. in favor of DE Park Avenue 10960, LLC;

WHEREAS, Borrowers, the Required Lenders party hereto, and Administrative Agent desire to (i) amend the Credit Agreement to effect the agreed changes, (ii) waive any Default or Event of Default arising under the Credit Agreement as a result of the failure of the Borrowers to deliver the 2019 Audited Financial Statements on or before July 31, 2020 and (iii) waive the Control Agreement Requirement solely with respect to the Cash Collateral Account, all as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)           The definition of “Collection Account” is hereby amended and restated as follows:

““Collection Account” means each of the deposit accounts listed on Schedule I attached to the Collection Account Control Agreement.”

(b)           The definition of “Collection Account Control Agreement” is hereby amended and restated as follows:

““Collection Account Control Agreement” means the Deposit Account Control Agreement among Products, PEII, Yandy, the Administrative Agent and Bank of California dated as of October 16, 2020 (as amended, restated, supplemented or otherwise modified from time to time).”

(c)           The defined term “Fortress Excess Cash Account” and each reference thereto is hereby deleted in its entirety.

(d)           Section 8.01(a) of the Credit Agreement is hereby amended and restated as follows:

“(a)         Collection Accounts. The Collection Accounts are subject to the Collection Account Control Agreement providing for the exercise by the Administrative Agent of exclusive dominion and control over, including the sole right of withdrawal from, each Collection Account, and will direct, by a Direction to Pay (or by other substantially similar instructions satisfactory to the Administrative), all account debtors of the Loan Parties, including, without limitation, Licensees (or their agents), to make payments under or in connection with the applicable Licenses and all other applicable agreements and other documentation directly to a Collection Account.”

(e)           Section 8.03(a) of the Credit Agreement is hereby amended and restated as follows:

“(a)         Pre-Event of Default with a Loan to Value less than 85%. Provided that (i) no Event of Default has occurred and is continuing and (ii)  the Loan to Value is less than 85% as of the last day of the applicable Settlement Period, Borrowers may withdraw at any time during the Settlement Period all amounts on deposit in the Collection Accounts. On or prior to the Quarterly Settlement Date for each Quarterly Settlement Period, Borrowers shall pay the amounts required to be paid pursuant to Section 2.04 and 2.06 to Administrative Agent on behalf of Lenders, as reflected in the Settlement Report provided by the Borrower Representative to the Administrative Agent.”

(f)            Section 8.03(b)(8) of the Credit Agreement is hereby amended and restated to read as follows:

“(8)         eighth,

i.          on the first Monthly Settlement Date of each Quarterly Settlement Period, 33.33% of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement;

ii.         on the second Monthly Settlement Date of each Quarterly Settlement Period, 66.66% of the lesser of (x) the Quarterly Estimate of the estimated Excess Cash Flow for such Quarterly Settlement Period and (y) the actual Excess Cash Flow for the applicable Monthly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations under this Agreement; and

iii.        on the Quarterly Settlement Date of each Quarterly Settlement Period, to the Administrative Agent for the account of the Lenders as repayment of outstanding Obligations hereunder in an amount equal to the aggregate Excess Cash Flow for such Quarterly Settlement Period, provided that, the amount due pursuant to this Section 8.03(b)(8)(iii) shall be reduced by any payments made to the Administrative Agent for the applicable Quarterly Settlement Period pursuant to sections 8.03(b)(8)(i) and (ii);”

(g)           Section 8.04 of the Credit Agreement is hereby amended and restated as follows:

“Section 8.04     [Reserved].”

2.             Waiver. The Administrative Agent hereby (i) waives any Default or Event of Default that has arisen or may arise under the Credit Agreement as a result of the failure of the Borrower to deliver to the Administrative Agent the 2019 Audited Financial Statements on or before July 31, 2020 and (ii) waive the Control Agreement Requirement solely with respect to the Cash Collateral Account.

3.             Effectiveness. This Amendment and Waiver shall be effective as of the Eleventh Amendment Date when all of the following have been received by Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(a)           counterparts of this Amendment and Waiver duly executed by each of the Borrowers, the Administrative Agent, and Lenders constituting Required Lenders; and

(b)           such other information and documentation as the Administrative Agent may reasonably request.

4.             Release. In consideration of the foregoing amendments to the Credit Agreement, Borrowers and the other Loan Parties signatory hereto or who consent to this Amendment and Waiver (on behalf of themselves and each of their respective Subsidiaries and Affiliates), and, to the extent the same is claimed by right of, through or under any Borrower, for its past, present and future successors in title, representatives, assignees, agents, officers, directors and shareholders, does hereby and shall be deemed to have forever remised, released and discharged Lenders and Administrative Agent, and their respective Affiliates, and any of the respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom any Lender or any of its Affiliates would be liable if such persons or entities were found to be liable to any Borrower or any other Loan Party, or any of them (collectively hereinafter the “Lender Parties”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Lender Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing. Except for the obligations, assignments and agreements set forth herein, each Borrower and each Loan Party hereby warrants, represents and agrees that it is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Borrower hereby agrees that if and to the extent California law is applicable to the interpretation and enforcement of this letter agreement, each such Person expressly agrees to incorporate California Civil Code Section 1542 into this letter agreement and thereupon voluntarily waives the provisions of California Civil Code Section 1542, and any other similar law, as to any and all claims, demands, causes of action, or charges, known or unknown, and further agree that this waiver is a material aspect of the consideration for entering into letter agreement. Each Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it may have under any provision of any jurisdiction that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor have materially affected the creditor’s settlement with the debtor, or any law of the any state or territory of the United States or any foreign country or principle of common law that is similar or analogous. Each Borrower hereby agrees and acknowledges that the foregoing waiver was separately bargained for. This waiver is an essential term of this Amendment and Waiver, without which Lenders would not have agreed to execute this Amendment and Waiver. The release contained herein and the related provisions shall survive the termination of the Credit Agreement and payment in full of the Obligations.

5.             Representations and Warranties.

(a)           Each Borrower hereby represents and warrants that, as of the date hereof: (i) it has all requisite power and authority to enter into this Amendment and Waiver and to carry out the transactions contemplated hereby; (ii) the execution and delivery of this Amendment and Waiver, and performance of this Amendment and Waiver and the Credit Agreement as amended hereby, have been duly authorized by all necessary corporate or other organizational action on the part of such Borrower; (iii) this Amendment and Waiver has been duly executed and delivered; and (iv) this Amendment and Waiver (and the Credit Agreement as amended hereby) is the legally valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           Each Borrower hereby represents and warrants that, as of the date hereof, except as set forth in Annex I hereto, no changes to Schedule 4.01, 4.06 and 4.07 of the Credit Agreement are necessary to make the corresponding representations and warranties in the Credit Agreement true, correct and complete as of the date hereof.

(c)           Each Borrower hereby represents and warrants that, as of the date hereof, to the best of its knowledge, no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the other Loan Documents (in each case, as amended hereby).

6.             Counterparts; Severability; Integration. This Amendment and Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement via fax or in “.pdf’ format by electronic mail shall be binding, and as effective as delivery of a manually executed counterpart, and may be used as admissible evidence that the party so transmitting intends to be bound by the terms set forth herein. All provisions of this Amendment and Waiver are severable, and the unenforceability or invalidity of any of the provisions of this Amendment and Waiver shall not affect the validity or enforceability of the remaining provisions of this Amendment and Waiver. Should any part of this Amendment and Waiver be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. This Amendment represents the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Amendment and Waiver may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof not expressly set forth or referred to herein, and there are no unwritten or oral agreements between the parties.

7.             Governing Law: Consent to Jurisdiction: WAIVER OF JURY TRIAL. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard for its conflicts of laws principles. Sections 10.13 and 10.14 of the Credit Agreement are hereby incorporated by reference as if fully stated herein. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND WAIVER AND FOR ANY COUNTERCLAIM THEREIN.

8.             Loan Document; Successors and Assigns. This Amendment and Waiver shall be deemed to be a Loan Document. This Amendment and Waiver shall be binding upon each of the Borrowers, the Lenders, the Administrative Agent, and each of their respective successors and permitted assigns and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and any other indemnified parties hereunder and their respective successors, permitted assigns and representatives.

9.             No Other Modification. The amendments and waiver set forth in Section 1 herein are limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document, except as expressly set forth herein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Administrative Agent pursuant to the terms of the Loan Documents. Upon the effectiveness of this Amendment and Waiver, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

10.           No Waiver; Cumulative Remedies. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Amendment and Waiver or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Amendment and Waiver. Administrative Agent’s and each Lender’s rights under this Amendment and Waiver and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Administrative Agent or any Lender may have.

11.           Costs and Expenses. To the extent not already paid by Borrowers, Borrowers agree to reimburse Administrative Agent promptly for all reasonable and documented out of pocket costs and expenses (including the reasonable legal fees and disbursements of its legal counsel) in connection with the preparation and negotiation of this Amendment and Waiver and/or all of the matters relating to the Loan referenced herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

YANDY ENTERPRISES LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Manager

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

Administrative Agent:
DBD CREDIT FUNDING LLC

	By:	/s/ Constantine Dakolias
	Name:	Constantine Dakolias
	Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

Lenders:
FLF I AB HOLDINGS FINANCE L.P.

By: FLF I AB Holdings Finance CM LLC, as Servicer
By: Fortress Lending I Holdings L.P., its sole member
By: Fortress Lending Advisors LLC, its investment

	By:	/s/ Constantine Dakolias
	Name:	Constantine Dakolias
	Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

FLF I HOLDINGS FINANCE L.P.

By: FLF I Holdings Finance CM LLC, as Servicer
By: Fortress Lending I Holdings L.P., its member
By: Fortress Lending Advisors LLC, its investment manager

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

FORTRESS CREDIT OPPORTUNITIES VI CLO LIMITED

By: FCOO CLO Management LLC, its collateral manager

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

FORTRESS CREDIT OPPORTUNITIES VII CLO LIMITED

By: FCO VII CLO CM LLC, its collateral manager

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

FORTRESS CREDIT OPPORTUNITIES IX CLO LIMITED

By: FCOD CLO Management LLC, its collateral manager

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

FORTRESS CREDIT OPPORTUNITIES XI CLO LIMITED

By: FCOD CLO Management LLC, its collateral manager

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

MGG SPECIALTY FINANCE FUND II LP
MGG SF EVERGREEN FUND LP
MGG CANADA FUND LP
MGG (BVI) LIMITED
MGG SF EVERGREEN UNLEVERED FUND LP MGG SF DRAWDOWN UNLEVERED FUND II LP MGG SF DRAWDOWN UNLEVERED FUND II (LUXEMBOURG) SCSp
MGG OFFSHORE FUNDING I, LLC
MGG SF DRAWDOWN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG SF EVERGREEN UNLEVERED MASTER FUND II (CAYMAN) LP
MGG INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.
By: MGG Investment Group LP, on behalf of each of the above, as Authorized Signatory

By:	/s/ Kevin Griffin
Name:	Kevin Griffin
Title:	Chief Executive Officer

Signature Page to Eleventh Amendment to Credit Agreement and Waiver

Exhibit 10.21

COMMERCIAL-INDUSTRIAL TRIPLE NET LEASE
BASIC TERMS SHEET

This Basic Terms Sheet to that certain Commercial-Industrial Triple Net Lease (the “Lease”) between the parties listed below is for the convenience of the parties in quickly referencing certain of the basic terms of the Lease and applicable sections of the Lease. It is not intended to serve as a complete summary of the Lease. In the event of any inconsistency between this Basic Terms Sheet and the Lease, the applicable Lease provision shall prevail and control for all purposes.

Date of Lease (See Section 1):	August 26th, 2020

Name of Lessor (See Section 1):	67 VB OWNER, LP, a Delaware limited partnership

Name of Lessee (See Section 1):	YANDY ENTERPRISES, LLC, a Delaware limited liability company

Lessee’s Telephone Number:	800.883.0860

Address of Premises (See Section 2):	6750 W. Van Buren Street Phoenix, Arizona 85043

Approximate Gross Rentable Area of Premises (See Section 12):	Approximately 51,962 square feet

Lessee’s Percentage of Insurance, Real Property Tax and CAM Amounts (See Section 12):	31.91%

Lease Commencement Date (See Section 3.1):	February 1, 2021

Lease Expiration Date (See Section 3.1):	May 31, 2031

Monthly Base Rent (See Section 4):	Payable in the amounts and at the times described in Section 4, subject to increases as described in Section 4.3

Additional Rent:	1. Rental Tax (See Section 4.2) 2. Insurance Amount (See Section 8.10) 3. Real Property Tax Amount (Section 10.1) 4. CAM Amount (See Section 11)

Lessee’s Security Deposit (See Section 5):	$150,000.00

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Lessee’s Permitted Uses (See Section 6.1):	Subject to the terms of Section 6.1 below, (1) warehousing, storage, distribution, packaging and labeling of clothing and adult accessories, (2) ancillary warehousing, storage and distribution of completed cannabis finished products, which are of a nature that are sold and widely distributed in multi-product retail, (3) a photography studio for clothing and adult accessories sold by Lessee, and (4) office use related thereto, and for no other use or purpose whatsoever (the “Permitted Uses”).

Address for Lessor:	67 VB OWNER, LP 410, 2020 – 4th Street SW Calgary, Alberta T2S 1W3 Attn.: Blair Rafess, Chief Operating Officer

Address for Lessee (after occupancy):	YANDY ENTERPRISES, LLC 6750 W. Van Buren Street Phoenix, Arizona 85043 Attn.: Jeff Watton

Address for Lessee (before occupancy):	21615 N. 7th Avenue Phoenix, Arizona 85027 Attn.: Jeff Watton

LESSOR:		LESSEE:

67 VB OWNER, L.P.		YANDY ENTERPRISES, LLC,
a Delaware limited partnership		a Delaware limited liability company

By:	Hopewell Southwest Investor Holdings GP, LLC, a Delaware limited	By:	/s/ Jeff Watton
	liability company	Name:	Jeff Watton
Its:	General Partner	Its:	Co-CEO

By:	/s/ Kevin Pshebniski	Lessee’s NAICS (North American Industry Classification System) Code 454
Name:	Kevin Pshebniski
Its:	Authorized Signatory
Lessee’s Taxpayer Number (EIN/TIN/SSN):
84-3977089
By:	/s/ Steve Toole
Name:	Steve Toole
Its:	Authorized Signatory

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COMMERCIAL-INDUSTRIAL TRIPLE NET LEASE

1.            PARTIES. This Lease, dated August 26th, 2020, for reference purposes only, is made by and between 67 VB OWNER, LP, a Delaware limited partnership (“Lessor”), and YANDY ENTERPRISES, LLC, a Delaware limited liability company (“Lessee”).

2.            PREMISES. Lessor hereby leases to Lessee and Lessee leases from Lessor for the term, at the rental, and upon all the conditions set forth herein, the premises demised by this Lease, located at 6750 W. Van Buren Street, Phoenix, Arizona, as generally depicted on Exhibit “A” attached hereto (the “Premises”), together with a nonexclusive right, as described in Section 18 to use the unreserved parking spaces within the Project (as defined below) and all of the other Common Areas surrounding the Premises and within the Project. As used herein, the term “Common Areas” means the parking spaces within the Project as generally depicted on Exhibit “A” attached hereto (the “Site Plan”) and those areas within the Project more fully described in Section 28. As used herein, the term “Project” refers to the multi-building industrial project owned by Lessor, which is generally located north and west of the northwest comer of 67th Avenue and Van Buren Street in Phoenix, Arizona. The Project is generally depicted on the Site Plan and includes, without limitation, two (2) industrial buildings, one (1) of which is the building in which the Premises are located (the “Building”), the Common Areas and other improvements as generally depicted on the Site Plan. All dimensions and areas quoted herein or in any exhibit attached hereto are approximate and arc based on gross rentable area, rather than solely on areas designed for the exclusive use and occupancy of tenants. Notwithstanding anything to the contrary contained herein, Lessor reserves to itself the use of the roof, exterior walls, and the area above the ceiling and below the floor of the Premises, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, risers, wires and structural elements leading through the Premises and which serve other parts of the Project.

3.            TERM.

3.1.            TERM. Subject to the provisions below, the term of this Lease shall commence on February 1, 2021 (“Commencement Date”) and end on May 31, 2031 (“Expiration Date”), unless sooner terminated pursuant to any provision hereof (“Term”); provided, however, Lessee, Contractor (as defined in Exhibit “E” attached hereto) and the subcontractors and material suppliers of Contractor shall be entitled to enter upon the Premises prior to the Commencement Date (but only following the full execution of this Lease and Lessee’s compliance with the provisions of Section 8 and Section 7.2(B)) for the sole purpose of constructing Lessee’s Work (as defined in Section 7.2(B)) in accordance with the terms of Exhibit “E”. In the event Lessee completes all of Lessee’s Work as required under this Lease prior to the Commencement Date, or completes a specific portion of the Premises prior to the Commencement Date if Lessee’s Work is to be completed in phases approved by Lessor, and obtains a certificate of occupancy (or its equivalent) for the Premises or the portion thereof which is the subject of the applicable phase, Lessee may commence operations within the applicable portion of the Premises upon written notice to Lessor. Notwithstanding the foregoing, or anything to the contrary set forth in this Lease, the right of Lessee to commence operations within the Premises prior to the Commencement Date shall for all purposes be subject to Lessee’s compliance with all terms of this Lease (including, without limitation, Sections 7.2(B). 7.2(C) and 8). Upon commencing any operations within or from the Premises prior to the Commencement Date, Lessee shall be obligated to pay to Lessor all amounts provided for under this Lease other than Monthly Base Rent, including, without limitation, Lessee’s share of the Insurance Amount under Section 8.8, Real Property Tax Amount under Section 10 and Total Common Area Charges under Section 11.

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3.2.      DELAY IN COMMENCEMENT. Notwithstanding the scheduled Commencement Date, if for any reason Lessor cannot deliver possession of the Premises to Lessee on said date with Lessor’s Work (as defined below) Substantially Complete (as defined below), Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Lessee hereunder, but in such case Lessee shall not be obligated to pay Rent until possession of the Premises is tendered to Lessee (with Lessor’s Work Substantially Complete) and the Commencement Date has occurred; provided, however, that if Lessor shall not have delivered possession of the Premises (with Lessor’s Work Substantially Complete) within 90 days from the scheduled Commencement Date and such delay is absent of Force Majeure (as defined in Section 26), Lessee may, at Lessee’s option, by notice in writing to Lessor within 10 business days thereafter, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder. If Lessor, by reason of Force Majeure, cannot deliver the Premises (with Lessor’s Work Substantially Complete) within 120 days from the scheduled Commencement Date, Lessor or Lessee may, at their respective options, by notice in writing within 10 business days thereafter, cancel this Lease.

In the event Lessor is required to improve the Premises in the manner described on Exhibit “B” attached hereto (“Lessor’s Work”), Lessor agrees to use reasonable diligence to have Lessor’s Work Substantially Complete on or before the date that is 75 days after the date of execution of this Lease by Lessor (the “Lessor’s Work Completion Date”). Subject to the terms of this Section 3.2, in the event Lessor is unable to deliver possession of the Premises to Lessee with Lessor’s Work Substantially Complete on the scheduled Commencement Date, the scheduled Commencement Date shall be extended on a day for day basis until possession is delivered to Lessee, and such extended Commencement Date shall thereupon become the actual Commencement Date. Promptly after the actual Commencement Date has occurred, the parties shall execute a certificate memorializing such dates.

3.3.      RENEWAL OPTION. Subject to the following, Lessee shall have an option to extend the Term of the Lease for one additional successive term of either (i) five (5) years or (ii) ten (10) years (sometimes referred to as the “Option Term”), provided the following conditions are satisfied:

A.            Lessee is not, at the time of exercise of such option or thereafter, in default under the Lease and no event has occurred that upon delivery of notice, the passage of time or both would constitute a default by Lessee under this Lease.

B.            Lessee has not assigned the Lease or any right hereunder or sublet the Premises, it being understood that the option to extend the term of the Lease is personal to Yandy Enterprises, LLC.

C.            Lessor’s receipt of written notice by certified mail of Lessee’s exercise of such option, which notice shall have been received by Lessor not later than 180 days prior to the last day of the initial Term.

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D.            Lessee shall be entitled to elect whether to exercise a 5-year extension or 10-year extension. Lessee acknowledges and agrees that any such extension option elected by Lessee shall not include any further extension option beyond the Option Term, and there shall be no Tenant Improvement Allowance (as defined in Exhibit “E” attached hereto) or other tenant improvement allowance, and all other terms and conditions of the Lease shall remain the same, except that the Monthly Base Rent (as defined below) shall be adjusted as follows. The Monthly Base Rent for the Option Term shall be an amount equal to the Fair Market Rental Rate (as hereinafter defined) of the Premises multiplied by the rentable square footage of the Premises (calculated as of the commencement date of the Option Term), but such Monthly Base Rent shall not be less than the Monthly Base Rent then in effect for the last month of the initial Term, and such Monthly Base Rent shall increase annually and automatically as set forth in Section 4.3 below. The determination of the Fair Market Rental Rate shall be as provided in subsections E, F and G below.

E.            For purposes of this Lease, the term “Fair Market Rental Rate” shall mean the amount per rentable square foot that landlords have generally accepted in current transactions between non-affiliated parties from tenants of comparable credit-worthiness for a comparable space with similar improvements and location and building, for a comparable use, for a comparable period of time.

F.            Determination. Lessor shall determine the Fair Market Rental Rate by using its good faith judgment. Lessor shall provide written notice of such amount within twenty (20) days after Lessee provides the notice to Lessor exercising Lessee’s option rights which require a calculation of the Fair Market Rental Rate. Lessee shall have twenty (20) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the new rental within which to accept such rental, or to reasonably object thereto in writing, or to withdraw its exercise of such option. In the event Lessee objects, Lessor and Lessee shall attempt to agree upon such Fair Market Rental Rate using their commercially reasonable good faith efforts. If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessee’s Review Period (“Outside Agreement Date”) and if Lessee does not elect to withdraw its exercise of such option by the Outside Agreement Date, then the matter shall be resolved in accordance with subsection G below. Failure of Lessee to so object in writing within Lessee’s Review Period shall conclusively be deemed its approval of the Fair Market Rental Rate determined by Lessor. Lessee may not withdraw its exercise of such option after the Outside Agreement Date.

G.            Arbitration. Within seven (7) days after the Outside Agreement Date, the parties shall jointly select, to act as an arbitrator, an independent Member Appraisal Institute (MAI) appraiser or a licensed commercial real estate broker, who has experience in real estate activities, including at least ten (10) years’ experience in leasing or appraising office or industrial space in the greater Phoenix southwest metropolitan area. If the parties cannot agree on such an appraiser within such seven (7) day period, each party shall then, within a second period of seven (7) days, select an independent appraiser meeting the previously described criteria, and within a third period of seven (7) days after the appointment of the last of the two appraisers to be selected, the two appointed appraisers shall jointly select a third appraiser meeting the aforementioned criteria. The appraiser jointly selected by the parties or the third appraiser jointly selected by the first two appraisers (as the case may be) shall determine the Fair Market Rental Rate, which decision shall be made and communicated to the parties within fourteen (14) days after the selection of such appraiser. If Lessee objects to the appraisers’ determination of the Fair Market Rental Rate, Lessee may elect to withdraw its exercise of its option rights within five (5) days of such determination by providing written notice thereof to Lessor. In the event Lessee withdraws the exercise of its option right as provided in the preceding sentence, Lessee shall pay to Lessor upon demand all of Lessor’s costs and expenses incurred in connection with Lessee’s exercise and revocation of its option rights, including, without limitation, all costs of the appraiser(s). Otherwise, the decision of such appraiser shall be binding upon Lessor and Lessee, in which event the parties shall equally share the cost of such appraiser(s). Promptly following the determination of the Fair Market Rental Rate, and provided Lessee does not withdraw its exercise of its option rights, the parties shall confirm such extension in writing, including the adjusted Monthly Base Rent.

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4.            RENT.

4.1.            MONTHLY BASE RENT. For the period commencing on the Commencement Date and continuing until May 31, 2021 (the “Free Base Rent Period”), Lessee shall not be obligated to pay Monthly Base Rent to Lessor. Notwithstanding the foregoing, during the Free Base Rent Period and each month thereafter, Lessee shall pay to Lessor all other sums of any type or kind required to be paid by Lessee hereunder, including, without limitation, additional rent under Section 4.2 of this Lease. Commencing on June 1, 2021 (the “Measurement Date”), and continuing thereafter until the day prior to the first anniversary of the Measurement Date, Lessee shall pay to Lessor a monthly base rental (“Monthly Base Rent”) in the amount of Twenty-Nine Thousand Six Hundred Eighteen and 34/100ths dollars ($29,618.34). On each anniversary of the Measurement Date, the Monthly Base Rent shall be increased in accordance with the provisions of Section 4.3. The Monthly Base Rent due hereunder shall be payable to Lessor by the first day of each month during the Term (at the address stated herein or to such other persons or at such other places as Lessor may designate in writing and shall be paid in lawful money of the United States of America). Monthly Base Rent for any period during the Term which is for less than one (1) month shall be a pro rata portion of the monthly installment. If the Commencement Date does not fall on the first day of a calendar month, such month’s Monthly Base Rent shall be due and payable on the Commencement Date. The Monthly Base Rent set forth in this Section 4.1 is a negotiated figure and shall govern whether or not the actual rentable square footage of the Premises is the same as set forth in Section 12 hereof. Lessee shall have no right to withhold, deduct or offset any amount from the Monthly Base Rent or any other sum due hereunder even if the actual rentable square footage of the Premises is less than that set forth in Section 12.

4.2.           ADDITIONAL RENT; RENTAL TAX; PAYMENT OF RENT. In addition to Monthly Base Rent, all other sums of any type or kind required to be paid by Lessee hereunder to Lessor shall be deemed to be additional rent, whether or not the same may be designated as such herein. The term “Rent” as used herein, unless otherwise specified, shall refer collectively to Monthly Base Rent and any other sums required to be paid by Lessee to Lessor hereunder, except for the taxes described in the immediately following sentence. Lessee agrees to pay to Lessor, in addition to the Rent as provided herein, all privilege, sales, excise, rental and other taxes (except income taxes) imposed now or hereafter imposed by any governmental authority upon the Rent provided to be paid by Lessee to Lessor. Said payment shall be in addition to and accompanying each monthly or other payment of Rent made by Lessee to Lessor. Rent for any period during the Term which is for less than one month shall be a pro-rata portion of the monthly installment. Rent shall be paid without deduction, offset, prior notice or demand to Lessor at the address stated on the Basic Terms Sheet attached hereto or to such other persons or at such other places as Lessor may designate in writing. All Rent shall be paid in lawful money of the United States of America. Lessor’s acceptance of any Rent payment that is for less than the entire amount then currently due hereunder shall be only as an acceptance on account and shall not constitute an accord and satisfaction or a waiver by Lessor of the balance of the Rent due or a waiver of any of the remedies available to Lessor by reason of Lessee’s continuing default hereunder.

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4.3.         MONTHLY BASE RENT INCREASES. Commencing on the first anniversary of the Measurement Date and on each subsequent anniversary thereof (each an “Adjustment Date”), the then Monthly Base Rent (in effect immediately prior to such anniversary date) shall be increased by an amount equal to Three and 00/100ths percent (3.00%) of such then Monthly Base Rent. The increased Monthly Base Rent shall become the Monthly Base Rent for the next twelve (12) month period. The schedule of Adjustment Dates and applicable Monthly Base Rent is as follows:

Lease Year	Adjustment Date	Monthly Base Rent
Free Base Rent Period (February 1, 2021 - May 31, 2021)		$0.00
1 (June 1, 2021 - May 31, 2022)		$29,618.34
2 (June 1, 2022 - May 31, 2023)	June 1, 2022	$30,506.89
3 (June 1, 2023 - May 31, 2022)	June 1, 2023	$31,422.10
4 (June 1, 2024 - May 31, 2025)	June 1, 2024	$32,364.76
5 (June 1, 2025 - May 31, 2026)	June 1, 2025	$33,335.70
6 (June 1, 2026 - May 31, 2027)	June 1, 2026	$34,335.77
7 (June 1, 2027 - May 31, 2028)	June 1, 2027	$35,365.84
8 (June 1, 2028 - May 31, 2029)	June 1, 2028	$36,426.82
9 (June 1, 2029 - May 31, 2030)	June 1, 2029	$37,519.62
10 (June 1, 2030 - May 31, 2031)	June 1, 2030	$38,645.21

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5.            SECURITY DEPOSIT.

5.1.          SECURITY DEPOSIT. Lessee shall deposit with Lessor upon execution hereof One Hundred Fifty Thousand and No/100ths Dollars ($150,000.00) as security for Lessee’s faithful performance of Lessee’s obligations hereunder. If Lessee fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of the Lease, Lessor may use, apply, or retain all or any portion of said deposit for the payment of any Rent or other charge in default or for the payment of any other sum for which Lessor may become obligated by reason of Lessee’s default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessee is in default of this Lease and Lessor so uses or applies all or any portion of said deposit, Lessee shall within 10 days after written demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the amount stated above, and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep said deposit separate from its general accounts. If Lessee performs all of Lessee’s obligations hereunder, said deposit, or so much thereof as has not been applied by Lessor, shall be returned, without payment of interest or other increment for its use, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder) within sixty (60) days of the expiration of the Term and after Lessee has vacated the Premises. Any mortgagee of Lessor, purchaser of the Project, or beneficiary of a deed of trust shall be relieved and released from any obligation to return said deposit in the event such mortgagee, beneficiary of deed of trust or purchaser comes into possession of the Premises by reason of foreclosure or trustee’s sale (including deed in lieu thereof) or proceeding in lieu of foreclosure unless said deposit shall have been actually delivered to such mortgagee, beneficiary of deed of trust or purchaser. Such release, however, shall not relieve the person or entity who owned the Project immediately prior to acquisition of title by such mortgagee, beneficiary of deed of trust or purchaser of any obligation he or it may have to return said deposit.

5.2.            PARTIAL REFUND OF SECURITY DEPOSIT. On the second anniversary of the Measurement Date, provided the Lessee has complied with all terms and conditions of this Lease, including, without limitation, the timely payment of all installments of Rent and further provided that no default has occurred under the Lease and no event that with the delivery of notice, the passage of time or both would constitute a default hereunder, Lessor will apply Fifty Thousand and 00/100ths Dollars ($50,000.00) of the Security Deposit against Lessee’s next installment(s) of Rent to be paid hereunder and thereby reduce the Security Deposit to One Hundred Thousand and 00/100ths Dollars ($100,000.00). On the fourth anniversary of the Measurement Date, provided the Lessee has complied with all terms and conditions of this Lease, including, without limitation, the timely payment of all installments of Rent and further provided that no default has occurred under the Lease and no event that with the delivery of notice, the passage of time or both would constitute a default hereunder, Lessor will apply Twenty-Five Thousand and 00/100ths Dollars ($25,000.00) of the Security Deposit against Lessee’s next installment of Rent to be paid hereunder and thereby reduce the Security Deposit to Seventy-Five Thousand and 00/100ths Dollars ($75,000.00). Any difference between the Rent amount due and payable by Lessee hereunder and the amount of the Security Deposit to be applied by Lessor under this Section 5.2, if any, shall be paid in full by Lessee on the due date therefor. Following the application of any portion of the Security Deposit by Lessor under this Section 5.2, the reduced amount of such deposit shall constitute the “Security Deposit” under this Lease and shall be held by the Lessor for the remainder of the Term in accordance with the terms of this Lease.

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6.            USE.

6.1.         PERMITTED USES.

A.           The Premises are to be used only for the Permitted Uses and for no other business or purpose whatsoever without the prior written consent of Lessor, which will not be unreasonably withheld. Notwithstanding anything to the contrary set forth in this Lease, in no event shall the “Permitted Uses” include, or any portion of the Premises be used for or in connection with the following (the “Prohibited Uses”): (i) any product containing any substance, ingredient or component, whether individually or in combination with any other substance, ingredient or component, which is prohibited under any Applicable Laws (as such term is defined below), including, without limitation, U.S. federal law; or (ii) taking, filming or recording photographs, videos or other images depicting adult situations, including, without limitation, sexual acts or any acts which may be deemed lewd or pornographic by Lessor in its sole and absolute discretion. For purposes of part (ii) of the definition of Prohibited Uses, images featured on Lessee’s website (www.yandy.com) as of the Date of Lease and attached hereto as Exhibit G, which are incorporated herein by reference, are acceptable to Lessor and Lessee shall be entitled to use the Premises for the production of such images under part (3) of the definition of Permitted Uses. Any use of the Premises for or in connection with a Prohibited Use are expressly prohibited under this Lease and shall constitute a material and incurable default and breach of this Lease by Tenant. No act shall be done in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Project. In the event of a breach of this covenant, Lessee shall pay to Lessor any and all increases in insurance premiums resulting from such breach upon demand, and Lessor shall have all additional remedies provided for herein to redress such breach. Lessee shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other lessee in the Project. If any of Lessee’s machines or equipment disturbs any other lessee in the Project, then Lessee shall provide adequate insulation, or take such other action as may be necessary to eliminate the noise or disturbance. Lessee, at its expense, shall comply with all laws relating to its use and occupancy of the Premises. In addition, Lessee shall observe such reasonable rules and regulations as may be adopted and made available to Lessee by Lessor from time to time for the safety, care and cleanliness of the Premises or the Project and for the preservation of good order therein. A copy of the current rules and regulations in effect for the Project is attached hereto as Exhibit “C”.

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B.         Lessee represents, warrants and covenants that the operation of its business shall be conducted in strict compliance with all applicable private covenants, conditions and restrictions and all applicable federal, state and local environmental, safety and other pertinent laws, rules, regulations and ordinances (collectively sometimes referred to as “Applicable Laws”), including, without limitation, the Americans With Disabilities Act and the Arizonans With Disability Act (collectively the “ADA”) and Lessee agrees that any alterations necessary to the Premises in order to comply with the ADA or such other covenants, conditions, restrictions, laws, rules, regulations and ordinances, shall be at Lessee’s sole cost and expense, but only if required due to (i) improvements made to the Premises by the Lessee, (ii) the specific and unique use of the Premises by Lessee as opposed to uses by tenants in general or (iii) any new Applicable Laws or changes to existing Applicable Laws, coming into effect after the actual Commencement Date. Lessee shall indemnify, defend and hold harmless Lessor from and against any claim, liability, expense, lawsuit, loss or other damage, including reasonable attorneys’ fees, arising from or relating to Lessee’s use of the Premises or Lessee’s activities within the Project or any violations of the ADA due to the use of the Premises by Lessee, its employees, subtenants, agents, guests, contractors or invitees, except to the extent caused by Lessor’s negligent or intentional act or breach of this Lease. Notwithstanding the above, Lessor represents and warrants that the Common Areas shall, as of the Commencement Date, be in compliance with ADA and other Applicable Laws. Lessee shall indemnify, defend, and hold harmless Lessor from and against any claim, liability, expense, lawsuit, loss or other damage, including reasonable attorney’s fees, arising from or related to failure of the Premises to comply with the ADA or other Applicable Laws on the Commencement Date, except to the extent caused by Lessor’s grossly negligent or intentional act or breach of this Lease.

6.2.        CONDITION OF PREMISES. Lessee hereby accepts the Premises in their condition existing as of the date of the execution hereof or in the condition described on the attached Exhibit “B” whichever is applicable, subject to all applicable covenants, conditions, restrictions, matters of public record, laws, ordinances and regulations governing and regulating the use of the Premises, and subject to all matters disclosed thereby. Lessee acknowledges that neither Lessor nor Lessor’s agents has made any representation or warranty as to the suitability of the Premises for the conduct of Lessee’s business or as to the square footage of space over which Lessee shall have exclusive use and occupancy and that Lessee and its agents and contractors have been provided with an opportunity to thoroughly inspect and measure the Premises and the Project.

6.3.        HAZARDOUS MATERIALS.

A.         As used herein, the term “Hazardous Materials” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety, property, or the environment, including all of those materials and substances designated as hazardous or toxic by the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the U.S. Food and Drug Administration, the department of environmental quality or similar government agency of the state, county or municipality where the Premises are located, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

B.           Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household materials, all of which are used, stored and disposed of in compliance with all applicable federal, state and local laws, rules and regulations and in quantities not in excess of those reasonably necessary to conduct the Permitted Use, Lessee agrees not to introduce any Hazardous Materials in, on or adjacent to the Premises or in, on or adjacent to the Project without (i) obtaining Lessor’s prior written approval, (ii) providing Lessor with 30 days’ prior written notice of the exact amount, nature, and manner of intended use of such Hazardous Materials, and (iii) complying with all applicable federal, state and local laws, rules, regulations, policies and authorities 10 relating to the storage, use, disposal and clean-up of Hazardous Materials, including, but not limited to, the obtaining of all proper permits.

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C.           Lessee shall immediately notify Lessor of any inquiry, test, investigation, or enforcement proceeding by, against or directed at Lessee or the Premises concerning Hazardous Materials. Lessee acknowledges that Lessor, as the owner of the Premises, shall have the right, at its election, in its own name or as Lessee’s agent, to negotiate, defend, approve, and appeal, at Lessee’s expense, any action taken or order issued by any applicable governmental authority with regard to Hazardous Materials used, stored, disposed of or released on or from the Premises by Lessee or its agents, employees, contractors or invitees.

D.            If Lessee’s storage, use, disposal or release of any Hazardous Materials in, on or adjacent to the Premises or the Project results in any contamination of the Premises, the Project, the soil, surface or groundwater thereunder or the air above or around the Premises and the Project (i) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or (ii) at levels which are unacceptable to Lessor, in Lessor’s sole and absolute discretion, Lessee agrees to clean-up the contamination immediately, at Lessee’s sole cost and expense. Lessee further agrees to indemnify, defend and hold Lessor harmless from and against any claims, suits, causes of action, costs, damages, loss and fees, including reasonable attorneys’ fees and costs, arising out of or in connection with (i) any clean-up work, inquiry or enforcement proceeding relating to Hazardous Materials currently or hereafter used, stored, disposed of or released by Lessee or its agents, employees, contractors or invitees on or about the Premises or the Project, and (ii) the use, storage, disposal or release by Lessee or its agents, employees, contractors or invitees of any Hazardous Materials on or about the Premises or the Project.

E.            Notwithstanding any other right of entry granted to Lessor under this Lease, Lessor shall have the right to enter the Premises or to have consultants enter the Premises throughout the Term at reasonable times for the purpose of determining: (1) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances and policies, including those pertaining to the environmental condition of the Premises; (2) whether Lessee has complied with this Section 6 and (3) the corrective measures, if any, required of Lessee to ensure the safe use, storage and disposal of Hazardous Materials. Lessee agrees to provide access and reasonable assistance for such inspections. Such inspections may include, but are not limited to, entering the Premises with machinery for the purpose of obtaining laboratory samples. Lessor shall not be limited in the number of such inspections during the Term. If, during such inspections, it is found that Lessee’s use, storage, disposal or release of Hazardous Materials constitutes a violation of this Lease, in addition to any other remedies available to Lessor by reason of such violation, Lessee shall reimburse Lessor for the cost of such inspections within 10 days of receipt of a written statement therefor. If such consultants determine that the Premises are contaminated with Hazardous Materials or in violation of any applicable environmental law by reason of the use, storage, disposal or release of such by Lessee or its agents, employees, contractors or invitees, Lessee shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Lessor and any applicable governmental agencies. If Lessee fails to do so, Lessor, at its sole discretion, may, in addition to all other remedies available to Lessor under this Lease and at law and in equity, cause the violation and/or contamination to be remedied at Lessee’s sole cost and expense. The right granted to Lessor herein to inspect the Premises shall not create a duty on Lessor’s part to inspect the Premises, or liability of Lessor for Lessee’s use, storage or disposal of Hazardous Materials, it being understood that Lessee shall be solely responsible for all liability in connection therewith.

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F.            Lessee shall surrender the Premises to Lessor upon the expiration or earlier termination of this Lease free of Hazardous Materials used, stored, disposed of or released on or from the Premises or the Project by Lessee or its agents, employees, contractors, sublessees, or invitees and in a condition which complies with all governmental statutes, ordinances, regulations and policies, recommendations of consultants hired by Lessor, and such other reasonable requirements as may be imposed by Lessor. Lessor shall deliver the Premises to Lessee upon the Commencement Date free of Hazardous Materials (in violation of applicable laws), used, stored, disposed of or released on or from the Premises or the Project by Lessor or its agents, employees, contractors, sublessees, or invitees and in a condition which complies with all governmental statutes, ordinances, regulations, and policies.

G.            Lessee’s obligations under this Section 6 and all indemnification obligations of Lessee under this Lease shall survive the expiration or earlier termination of this Lease.

7.            MAINTENANCE, REPAIRS AND ALTERATIONS.

7.1.       LESSOR’S OBLIGATIONS. Lessor shall deliver the Premises to Lessee on the Commencement Date in good condition with all building systems (including the electrical, and plumbing systems) operable and in good working order. Subject to the provisions of Section 9 and except as provided for in Section 7.2(A) and elsewhere herein, and except for damage caused by any negligent or intentional act or omission of Lessee, Lessee’s agents, employees, contractors, sublessees or invitees, and except for Lessor’s right to include certain costs as Total Common Area Charges pursuant to Section 11, Lessor, at Lessor’s expense, shall keep the foundations, exterior roofs and the structural portions of the structural walls of the Building and the Common Areas (including exterior plumbing and exterior electric) in good order, condition, and repair, and perform all repairs in a timely manner. Lessee expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease or its obligations hereunder because of Lessor’s failure to keep the Premises or any other portion of the Premises, the Building, or any other portion of the Project in good order, condition, and repair.

7.2.        LESSEE’S OBLIGATIONS.

A.           Lessee shall, at its expense throughout the Term, maintain, service, replace, and keep in good repair the Premises (except those items for which Lessor is specifically made responsible under Section 7.1) and mechanical equipment of the Premises and all other aspects of the Premises, including, without limitation, such items as floors, ceilings, walls, doors, glass, plumbing, paint, heating, ventilation and air conditioning equipment, partitions, electrical equipment, wires and electrical fixtures, and surrender the same upon the expiration or earlier termination of the Term in the same condition as received, ordinary wear and tear excepted. Lessee shall give Lessor prompt written notice of any item which Lessor is required to repair and of any unsafe condition upon or within the Premises.

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B.            Except for the Lessor’s Work, Lessee agrees, at Lessee’s sole cost and expense, but subject to the Tenant Improvement Allowance (as defined in Exhibit “E” attached hereto), to provide all work of whatever nature that is necessary to complete the Premises and open the Premises for business (“Lessee’s Work”). Lessee’s Work shall be completed pursuant to and in accordance with the work letter agreement attached hereto as Exhibit “E”.

Unless otherwise specifically provided in this Lease (including all exhibits) to the contrary, Lessee shall be responsible for all costs relating to space planning and architectural, engineering, construction and other fees related to Lessee’s improvement of the Premises, and Lessee shall comply with all governmental regulations, including those of the City of Phoenix, with regard to the construction of any improvements installed within the Premises.

C.            Any and all of Lessee’s contractors (including Contractor) and/or subcontractors constructing any alterations, improvements (including Lessee’s Work), additions, utility installations or removing any fixtures shall sign a “Contractors Hold Harmless Agreement” in the form attached hereto as Exhibit “F”, to be provided to Lessor prior to commencement of any of such work. Contractor(s)/sub-contractor(s) who do not currently have a certificate of insurance on file with Lessor shall provide Lessor with certificates of insurance reflecting the coverage requirements set forth in Schedule 2 to Exhibit “E”, naming Lessor, its manager, Lessor’s property manager and such other parties as Lessor may determine, as additional insureds. It shall be the responsibility of Lessee to provide Lessor with a copy of its certificate of occupancy upon receipt by Lessee, which shall be provided to Lessor prior to Lessee commencing any business operations from, within or about the Premises.

D.            Lessor shall have the right to enter into and keep in force during the Term a preventive maintenance contract with a licensed heating and air conditioning contractor providing for the regular inspection and maintenance of the heating, ventilating and air conditioning equipment serving the Premises, and for a cost that is reasonable and customary. If Lessor elects to enter into such a preventive maintenance contract, Lessee shall pay to Lessor, as additional rent hereunder, within 10 days after receiving request therefor from Lessor, all sums charged by such contractor under the preventive maintenance contract. In the alternative, Lessor may include such charges as Total Common Area changes pursuant to Section 11. Lessor may elect to enter into such a preventive maintenance contract that covers heating, ventilating and air conditioning equipment serving the Premises as well as additional premises. In such case, Lessee shall only be responsible for those charges under the contract relating to the heating, ventilating and air conditioning equipment serving the Premises.

E.            On the last day of the Term, or on any earlier termination, Lessee shall surrender the Premises to Lessor in the same condition as received, broom clean, ordinary wear and tear excepted. Lessee shall repair any damage to the Premises occasioned by the removal of its trade fixtures, furnishings and equipment pursuant to Section 7.3, which repair shall include without limitation the patching and filling of holes and repair of structural damage.

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7.3.            ALTERATIONS AND ADDITIONS.

A.           Without the prior written consent of Lessor, Lessee shall not make any alterations, improvements, additions or utility installations within or to the Premises costing in excess of $10,000.00, nor remove, modify or alter any fixtures, nor make any alterations to the “path of travel” (as the term is used in the ADA and in the rules and regulations implementing the ADA), whether within or outside the Premises (collectively, “Alterations”). Any Alterations shall, at Lessor’s option, become part of the realty and belong to Lessor upon the expiration or earlier termination of this Lease, except for furniture, equipment and trade fixtures if and to the extent any of such furniture, equipment and trade fixtures were paid for by Lessee. Lessee shall keep the Premises and the Project free from any liens arising out of any work performed for, material furnished to, or obligations incurred by the Lessee. It is further understood and agreed that under no circumstance is the Lessee to be deemed the agent of the Lessor for any alteration, repair, or construction within the Premises, the same being done at the sole expense of the Lessee. All contractors, materialmen, mechanics, and laborers are hereby charged with notice that they must look only to the Lessee for the payment of any charge for work done and materials furnished upon the Premises in connection with any Alterations, repair or construction by Lessee within the Premises during the Term.

B.            Upon the expiration or earlier termination of the Term, Lessee shall, upon written demand by Lessor, at Lessee’s sole expense, with due diligence, remove any Alteration made by Lessee, designated by Lessor to be removed, and repair any damage to the Premises caused by such removal. Lessee shall remove all of its movable property and trade fixtures which can be removed without damage to the Premises at the expiration or earlier termination of this Lease and shall pay Lessor for all damages from injury to the Premises or Project resulting from such removal.

C.            Any and all of Lessee’s contractors (including Contractor) and/or subcontractors performing, constructing or removing any Alterations shall, as a condition precedent to Lessor’s consent thereto under Section 7.3(A), sign a “Contractors Hold Harmless Agreement” in the form attached hereto as Exhibit “F”, to be provided to Lessor prior to commencement of any of such work. All Contractor(s)/sub-contractor(s) shall provide Lessor with a certificate of insurance in which the commercial general liability coverage shall not be less than $1,000,000, combined single limit, naming Lessor, its managers and such other parties as Lessor may determine as additional insureds.

8.            INSURANCE; INDEMNITY.

8.1.         LESSEE’S INSURANCE. From and after the date of delivery of the Premises from Lessor to Lessee and continuing throughout the Term of this Lease, Lessee shall carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

A.           Commercial General Liability Insurance covering the Premises and Lessee’s use thereof against claims for bodily injury or death, personal injury and property damage occurring upon, in or about the Premises regardless of when such claims may be made. Such insurance shall have a combined single limit of at least $1,000,000 per occurrence and $2,000,000 in the aggregate. The insurance coverage required under this subparagraph shall include coverage for liability hazards as defined in the policy forms and endorsements for premises and operations liability, per project and aggregate endorsements, personal injury liability, broad form property damage liability and contractual liability arising out of this Lease. If required by Lessor from time to time, acting in accordance with its insurance advisors, Lessee shall increase the limits of its commercial general public liability insurance to commercially reasonable amounts.

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B.            Statutory Workers’ Compensation Insurance to comply with Arizona law and Employer’s Liability Insurance with limits of not less than $1,000,000 for bodily injury by accident or disease. This policy shall include a waiver of subrogation waiving rights of subrogation against the Lessor and any indemnified party under this Lease.

C.            Special Causes of Loss Property Insurance covering Lessee’s furniture, fixtures, merchandise and personal property from time to time in, on or about the Premises, and all leasehold improvements to the Premises specifically including any heating and cooling facilities serving the Premises which may be located outside the Premises provided that Lessee shall have the option to self-insure for plate glass. Such insurance (A) shall be written on a replacement cost basis in an amount at least equal to one hundred percent (100%) of the replacement cost of the insured property, subject to reasonable deductibles approved by the Lessor; and (B) shall provide protection against perils that are covered under the Special Causes of Loss insurance form. Lessee’s obligation to provide insurance pursuant to this subparagraph shall apply to all improvements and fixtures described herein, notwithstanding that some or all of such improvements and fixtures may have been installed by Lessee, Lessor, a prior Lessee or any other party at any time before or after the delivery of the Premises to Lessee.

D.           Business Auto and Truckers Policy with minimum limits of $1,000,000 per accident including coverage for the loading and unloading of trailers, and include the Lessor, the Lessor’s property manager and any indemnified party under the Lease as additional insured.

E.            Umbrella and/or Excess insurance with minimum policy limits of $5,000,000 per occurrence and in the aggregate on a per location basis. Policy limits required can be met with any combination of primary, umbrella or excess policies of insurance.

8.2.      LESSOR’S PROPERTY INSURANCE. Lessor shall obtain and keep in force during the Term a policy or policies of insurance covering loss or damage to the Project, in the amount of the full replacement value thereof, exclusive of footings and foundations, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and special extended perils (special form), including plate glass coverage. Lessee understands and agrees that the insurance described in this Section 8.2 will not cover Lessee’s personal property, merchandise, stock in trade, trade fixtures or equipment in or about the Premises.

8.3.       OTHER INSURANCE. Lessor shall obtain and keep in force during the Term a policy of business interruption insurance in an amount sufficient to cover any loss of income from the Project for a period of 12 months; and may, at its option, obtain and keep in force during the Term a policy of flood insurance in an amount and upon such terms as are acceptable to Lessor.

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8.4.      INSURANCE POLICIES. Insurance required hereunder shall be in companies rated “A-XII” or better by A. M. Best Co., in Best’s Key guide. On or prior to the Commencement Date, Lessee shall deliver to Lessor copies of policies of liability insurance required under Section 8.1 or, at Lessor’s election, certificates evidencing the existence and amounts of such insurance and naming Lessor, Lessor’s property manager, any indemnified party under the Lease and such other parties as Lessor may require, as additional insureds thereunder. All such policies and certificates of insurance shall be on forms reasonably acceptable to Lessor and shall state explicitly that such insurance shall not be cancelable or subject to reduction of coverage or other modification except upon at least 30 days’ advance written notice by the insurer to Lessor. All deductible amounts in the insurance required to be carried by Lessee hereunder shall be subject to Lessor’s reasonable approval. Lessee shall furnish Lessor with renewals or “binders” thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee upon demand. Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Sections 8.2 or 8.3. Either party may provide any required insurance under a so-called blanket policy or policies covering other parties and locations and may maintain the required coverage by a so-called umbrella policy or policies, so long as the required coverage is not thereby diminished.

8.5.      WAIVER OF SUBROGATION. Notwithstanding any other provision in this Lease to the contrary, Lessee and Lessor each hereby waives any and all rights of recovery against the other, or against the officers, partners, employees, members, managers, agents, and representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control, where such loss or damage is insured against and actually covered (or where such loss or damage is required hereunder to be insured against and if so insured would have been covered) under any property insurance policy in force at the time of such loss or damage, but such waiver extends only to the extent of the actual insurance coverage or the coverage that would have applied if the insurance that is required hereunder had been obtained. Lessee and Lessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

8.6.      INDEMNITY. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims arising from Lessee’s use of the Premises, or from the conduct of Lessee’s business or from any activity, work, or things done, permitted, or suffered by Lessee in or about the Premises or elsewhere, and shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease or arising from any negligence of the Lessee, or any of the Lessee’s agents, contractors, sublessees, invitees or employees, and from and against all costs, attorneys’ fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, except to the extent occurring as a result of the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors and employees or the breach of this Agreement by Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises arising from any cause other than the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors, or employees or the breach of this Agreement by Lessor, and Lessee hereby waives all claims in respect thereof against Lessor.

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Without limiting the generality of the foregoing, Lessee acknowledges and agrees that the decision as to whether to include dock locks, dock restraints or other safety-related equipment, fixtures or improvements in the Building or elsewhere in the Premises shall solely be the responsibility of Lessee, and Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims, damages, causes of action, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Leased Premises to the extent caused or alleged to be caused by the failure of any such safety-related equipment, fixtures or improvements to be installed or maintained at the Leased Premises.

8.7.           EXEMPTION OF LESSOR FROM LIABILITY.

A.          Except to the extent occurring as a result of the gross negligence or willful misconduct of the Lessor or its contractors, subcontractors and employees or the breach of this Agreement by Lessor, or as otherwise provided elsewhere in this Lease, Lessee hereby agrees that Lessor and its agents shall not be liable for injury to Lessee’s business or any loss of income therefrom or for damage to the goods, wares, merchandise, equipment or other property of Lessee, Lessee’s employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction, or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or light fixtures, or from any other cause whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other portions of the Project, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other lessee of the Project.

B.            No members, managers, managers of a member(s), partners, shareholders, directors, officers, employees or agents of Lessor or individual, member of a joint venture, tenancy in common, firm or partnership, general or limited, which may be the Lessor or any successor in interest, shall be subject to personal liability with respect to any of the covenants or conditions of this Lease. Lessee shall look solely to the equity of Lessor in the Project, and the rents, issues and profits derived therefrom, and to no other assets of Lessor, for the satisfaction of the remedies of Lessee in the event of a breach by Lessor. Lessee will not seek recourse against the members, managers, managers of a member(s), partners, shareholders, directors, officers, employees or agents of Lessor or an individual, member of a joint venture, tenancy in common, firm or partnership, general or limited, which may be the Lessor or any successor in interest or any of their personal assets for such satisfaction. Similarly, Lessor will not seek recourse against the members, managers, managers of a member(s), partners, shareholders, directors, officers or employees of Lessee (or of any successor in interest thereto) for the obligations of Lessee under this Lease. It is mutually agreed that this clause is and shall be considered an integral part of this Lease.

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8.8.          LESSEE’S PROPORTIONATE SHARE OF INSURANCE PREMIUMS. Lessee shall pay during the Term, as additional Rent and in addition to all other charges due hereunder, Lessee’s proportionate share (calculated in the manner described in Section 12) of the premiums for the insurance required or permitted to be carried by Lessor hereunder (the “Insurance Amount”), whether the Insurance Amount shall be the result of the nature of Lessee’s occupancy, any act or omission of Lessee, requirements of the holder of a mortgage or deed of trust covering the Premises, increased valuation of the Premises or the Project, or otherwise. Lessee shall pay Lessor in advance its monthly estimated proportionate share of the Insurance Amount together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 10 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term, or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all of Lessor’s insurance costs for the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of such costs for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of all of Lessor’s insurance costs for the Project for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 8.8. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 10 days of its receipt of such statement.

9.              DAMAGE OR DESTRUCTION.

9.1.           RECONSTRUCTION OF PREMISES. If during the Term all or part of the Premises should be destroyed partially or totally by fire or other casualty, this Lease shall continue thereafter in full force and effect, except as hereinafter provided, and the Lessor shall use commercially reasonable diligent efforts to cause the reconstruction of the Premises as soon as reasonably possible following such destruction to substantially the same condition in which it existed at the time immediately preceding such destruction. Lessee’s obligation to pay Rent to Lessor hereunder shall abate from the date of such destruction until completion of such reconstruction and the Term hereof shall be automatically extended for a period of time equivalent to that during which Rent is abated as provided herein. Should the Premises be partially damaged or destroyed, Rent shall be abated in the same proportion as the destruction materially affects Lessee’s ability to occupy and use the Premises for the Permitted Use. Notwithstanding the foregoing, within 30 days of the loss (or such longer period as may be reasonably necessary), Lessor shall reasonably determine and communicate in writing to Lessee (the “Lessor’s Repair Notice”) whether or not the Premises can be reasonably repaired within 180 days following such casualty, and if Lessor determines that the Premises cannot reasonably be repaired within such 180 day period, then either party may, by written notice to the other party within 30 days after Lessee’s receipt of Lessor’s Repair Notice, terminate this Lease (the “Termination Right”). Notwithstanding the foregoing, Lessor shall have 90 days following the partial or total destruction of the Premises to elect in writing not to commence reconstruction, repair or replacement of the Premises and to terminate this Lease, and if Lessor’s lender fails to allow insurance proceeds to be made available for reconstruction of the Premises following a fire or other casualty or if such fire or other casualty is not covered by the insurance maintained by Lessor (or the insurance that Lessor would have maintained if it had maintained the insurance required under Section 8.4) Lessor shall have the option, within 30 days following the date Lessor learns of either of such facts, to terminate this Lease. Notwithstanding any language herein to the contrary, if (i) the Premises are damaged by a casualty loss not caused by Lessee or its agents, employees or licensees, and (ii) in Lessee’s reasonable judgment the Premises are not repaired sufficiently within 180 days of the date of loss (the “Repair Period”) so that Lessee can reasonably operate its business in the Premises, and (iii) Lessor at its sole expense has not made available to Lessee (which availability may be elected by Lessor in its sole discretion) alternative space reasonably acceptable to Lessee in which Lessee can continue its business, then Lessee may terminate this Lease upon written notice to Lessor given within 30 days after the expiration of the Repair Period (the “Second Termination Right”). If Lessor makes available to Lessee alternative space to keep this Lease in effect, then Lessor shall also be responsible at its sole expense to move Lessee back into the Premises after repair of the Premises to a substantially equivalent condition as existed prior to the casualty date. Lessor and Lessee shall cooperate with each other in connection with any such relocation.

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9.2.           FORCE MAJEURE. Except for Lessee’s Termination Right and the Second Termination Right, if Lessor is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required in Section 9.1 by reason of Force Majeure, then the performance of that term, covenant or act is excused for the period of the delay and the reconstruction period shall be deemed correspondingly extended.

9.3.           ABATEMENT SOLE REMEDY. Except for Lessee’s Termination Right and the Second Termination Right, and except for abatement of rent, if any, as described in Section 9.1 above, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair or restoration of the Premises.

9.4.           NOTICE OF LOSS OR DAMAGE. Lessee shall give immediate telephonic notice to Lessor in cases of accident or material casualty in the Premises or in the Building, and Lessee shall thereafter promptly confirm such notice in writing.

9.5.           WAIVER. Lessee hereby expressly waives the benefit of A.R.S. § 33-343 or any other statute now or hereafter in effect which would otherwise afford Lessee the right to terminate this Lease or its obligations hereunder due to damage to or destruction of the Premises or the Project and agrees that the terms of this Lease shall govern the effect of any damage to or destruction thereof.

10.            REAL PROPERTY TAXES.

10.1.         PAYMENT OF LESSEE’S PROPORTIONATE SHARE OF TAXES. Lessor shall pay all real property taxes applicable to the Premises; provided, however, that Lessee shall pay, as additional Rent hereunder and in addition to all other charges due hereunder, Lessee’s proportionate share (calculated in the manner described in Section 12) of Real Property Taxes (as defined below) applicable to the Project during the Term (the “Real Property Tax Amount”). Lessee shall pay Lessor in advance its monthly estimated share of the Real Property Tax Amount, together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 10 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all Real Property Taxes relating to the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of such Real Property Taxes for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of all Real Property Taxes relating to the Project for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 10.1. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 10 days of its receipt of such statement. If the Term does not commence or expire concurrently with the commencement or expiration of the tax year, Lessee’s liability for Real Property Taxes for such partial year shall be prorated on an annual basis.

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10.2.         DEFINITION OF “REAL PROPERTY TAX(ES)”. As used herein, the term “Real Property Tax” or “Real Property Taxes” shall include any form of assessment, fee, levy, improvement bond, penalty or tax (other than personal income, inheritance or estate taxes), imposed by any authority having the direct or indirect power to tax or assess, including any city, county, state, or federal government, any school, agricultural, lighting, drainage, or other improvement district thereof, or any private owners association created by covenants, conditions and restrictions binding on the Premises, as against any legal or equitable interest of Lessor in the Premises, the Project and the real property of which the Premises and the Project are a part, or as against Lessor’s business of leasing space in the Project. The term Real Property Tax shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the Term, including, but not limited to, a change in the ownership of the Project, but shall not include any tax on the income of Lessor.

10.3.         PERSONAL PROPERTY TAXES.

A.           Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment, and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment, and all other personal property to be assessed and billed separately from the real property of Lessor.

B.            If any of Lessee’s personal property shall be assessed and billed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

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11.           COMMON AREA CHARGES. In addition to any other charges herein provided to be paid by Lessee to Lessor, Lessee shall pay to Lessor, as additional Rent and as Lessee’s share of the cost of maintaining, operating, repairing and managing the Project, Lessee’s proportionate share (as calculated in the manner described in Section 12) of the Total Common Area Charges (as hereinafter defined) for any calendar year during the Term (the “CAM Amount”). Lessee shall pay Lessor in advance its monthly estimated proportionate share (as calculated in the manner described in Section 12) of the Total Common Area Charges, together with all applicable rental taxes due thereon, at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 15 days after receipt of an invoice from Lessor setting forth Lessor’s estimate of such amount. Within 90 days following the end of each calendar year during the Term or as soon thereafter as is reasonably possible, Lessor shall furnish Lessee with a statement of all Total Common Area Charges for the Project for the previous calendar year indicating the computation of Lessee’s proportionate share of the Total Common Area Charges for such calendar year and the payments made by Lessee during such calendar year. If Lessee’s aggregate estimated monthly payments actually paid to Lessor for the calendar year are greater than Lessee’s proportionate share of the Total Common Area Charges for such calendar year, Lessor shall apply the excess to any past due amounts owing from Lessee to Lessor or, in the event no such past due amounts are then owing, Lessor shall credit such excess to amounts to become due from Lessee under this Section 11. If the payments made are less than Lessee’s proportionate share, Lessee shall pay the difference to Lessor within 30 days of its receipt of such statement. “Total Common Area Charges” shall consist of all customary costs and expenses of every type associated with the management, repair, maintenance, and insuring of the Project during the Term including, without limitation, costs and expenses for the following: gardening and landscaping; utilities, water and sewer charges; actual premiums for liability, property damage and casualty, workman’s compensation and other insurance as required by Lessor or its lenders; all personal property taxes levied on or attributable to personal property used in connection with the Project; rental or lease payments paid by Lessor for rented or leased personal property used in the operation or maintenance of Project; fees for required licenses and permits; refuse disposal charges; repairing, resurfacing, repaving, maintaining, painting, lighting, cleaning, janitorial, refuse removal, security and similar items; repair and maintenance of exterior roofs and reserves for roof replacement and exterior painting of the Project and other appropriate reserves; fees paid to property managers; amortization of capital expenses, including financing costs if (i) required by a governmental entity for energy conservation, life safety, ADA, or environmental purposes, (ii) reasonably made by Lessor to reduce Total Common Area Charges, or (iii) the replacement of the HVAC systems under Section 7.2 above, the cost of which capital expenses shall be reasonably amortized by Lessor over the useful life of the improvement, in accordance with generally accepted accounting principles; compensation (including employment taxes and fringe benefits) of all persons who perform duties connected with the operation, maintenance, repair or overhaul of the Project, but only to the extent of the time performed working on the Project; and other similar costs and expenses relating to the operation and maintenance of the Project. Said Total Common Area Charges shall further include all charges for utilities supplied to the Premises and to other Lessees of the Project which are not separately metered, all charges for regular preventive maintenance service of mechanical equipment including, without limitation, heating, ventilating and air conditioning equipment, which serves the Common Areas, the cost of lighting, maintenance and repair of the Project identification signs, all charges for repair and maintenance of mechanical equipment, including, without limitation, heating, ventilating and air conditioning equipment which is attributable to the Project, and the cost of repairing and maintaining the plumbing, electrical and other off-Premises facilities serving the Premises or the Project. The Total Common Area Charges will also include an administrative fee equal to 4% of all other common area charges for the Project under this Lease, the Insurance Amount and the Real Property Taxes.

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Common Area Charges shall not include interest, amortization or other payments on loans required to be paid by Lessor; leasing commissions; income, excess profits or franchise taxes or other such taxes imposed on or measured by the income of Lessor from the operation of the Premises or the Project; the cost of providing tenant improvements to any tenants or the cost of renovating space leased to new tenants or space vacated by any tenant; goods or materials provided to any tenant for which separate charge to such tenant is made; advertising costs incurred in renting space in the Building or Project; any costs or expenses for which Lessor is or will otherwise be reimbursed or indemnified (whether by an insurer, condemnor, tenant or otherwise); overhead and administrative costs of Lessor not directly incurred in the operation and maintenance of the Project; depreciation or amortization of the Building or its contents or components; expenses for repairs or other work the cost of which is covered by insurance carried by Lessor or required to be carried by Lessor hereunder; expenses in addition to leasing commissions incurred in leasing or obtaining new tenants or retaining existing tenants, including legal expenses, entertaining or promotion; interest, amortization or other costs, including legal fees, associated with any mortgage, loan or refinancing of the Project or any interest of Lessor in the Project; transfer or recordation taxes and other charges in connection with the transfer of ownership in the Building, or land trust fees; expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty, provided the warranty is honored; the cost of any item or service for which Lessee separately reimburses Lessor, or which Lessor provides selectively to one or more tenants of the Project, other than Lessee, whether or not Lessor is reimbursed by such other tenant(s); legal fees relating to the ownership, construction, leasing, sale of or relating to any litigation in any way involving the Project, or to the enforcement of the terms of any lease; any interest or penalty incurred due to the late payment of any operating expense and/or real estate tax; the cost of any penalty or fine incurred for noncompliance with any applicable building or fire code or any other applicable law relating to the Project, any personal property taxes of the Lessor for equipment or items not used directly in the operation or maintenance of the Project, nor connected therewith; Lessor’s general office expenses, and expenses for travel, entertainment, gifts, dues, subscriptions, memberships, tuition, seminars, errors and omissions insurance, automobile allowances, and charitable or political donations, provided that in no event shall the payroll, payroll related and other expenses related to any employees of Lessor above the building manager or equivalent operational level or not working full-time on the management or operation of the Project be included in Common Area Charges, and further provided that such expenses of part-time workers may be included if equitably allocated to reflect actual time spent on the Project; the cost of overtime or other expense to Lessor in performing work expressly provided in this Lease to be borne at Lessor’s expense; all bad debt loss, rent loss, or reserve for bad debt or rent loss; and any amount paid to an entity related to Lessor which exceed the amount that would have been paid for comparable goods or services in an arms-length transaction between unrelated parties in the greater Phoenix metropolitan area.

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Lessee shall have the right, at Lessee’s cost, to audit Lessor’s books and records relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount. Lessee shall provide not less than thirty (30) days’ prior written notice of its intent to audit. Lessee’s right to audit Lessor’s books and records may be exercised no more than once per calendar year. Lessee’s written notice of its intent to audit must be received by Lessor no later than 60 days after Lessee’s receipt of the statement(s) from Lessor relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount. Lessee shall provide the results of such audit to the Lessor immediately upon receipt by Lessee. If such audit reveals that Lessor has over-charged Lessee, then within thirty (30) days after the results of such audit are delivered to Lessor, Lessor shall reimburse to Lessee the amount of such over-charge. If such audit reveals that Lessor has under-charged Lessee, then within thirty (30) days after the results of such audit are delivered to Lessor, Lessee shall pay to Lessor the amount of such under-charge. Lessee agrees to pay the cost of such audit unless it is subsequently determined that Lessor’s original statement(s) relating to Total Common Area Charges, Real Property Taxes and the Insurance Amount overstated such costs by five percent (5%) or more of the actual Total Common Area Charges, Real Property Taxes and Insurance Amount verified by such audit, in which case Lessor shall reimburse Lessee for the reasonable cost of such audit (but in no event shall such reimbursement exceed the amount the Total Common Area Charges, Real Property Taxes and the Insurance Amount were overstated). Lessee shall be specifically restricted and prohibited from engaging an auditor pursuant to this Section 11 on any sort of fee-for-results or contingent fee arrangement basis.

12.          PROPORTIONATE SHARE. For purposes of Sections 8.8, 10.1 11 and 13, Lessee’s proportionate share to be used to calculate the Insurance Amount, the Real Property Tax Amount, the CAM Amount and Lessee’s responsibility for any utilities supplied to the Premises which are not separately metered shall be a fraction, the numerator of which is the total gross rentable square footage of the Premises, and the denominator of which is the total gross rentable square footage of the entire Project, from time to time. The parties agree that as of the Commencement Date, Lessee’s proportionate share will be 31.91%. Lessor estimates the CAM Amount for calendar year 2021 to be approximately $0.13 per square foot of rentable area per month. Lessee’s proportionate share as of the Commencement Date, as described above, is a negotiated figure and shall govern whether or not the actual rentable square footage of the Premises and/or the actual rentable square footage of the entire Project as of the Commencement Date is the same as that described above.

13.            UTILITIES; UTILITIES DEREGULATION.

13.1.         UTILITIES. Lessee shall contract directly with the local utilities suppliers and pay for all water, gas, heat, light, power, telephone, and other utilities and services supplied to the Premises during the Term, together with any taxes thereon. If any utility supplied to the Premises is not separately metered, Lessee shall pay its proportionate share of the cost thereof as Total Common Area Charges.

13.2.         LESSOR CONTROLS SELECTION. If permitted by law, Lessor shall have the right at any time and from time to time during the Term to contract for service from a company or companies providing electricity service different from the utility company currently providing electricity service to the Project (each such different company shall hereinafter be referred to as an “Alternate Service Provider”).

13.3.        LESSEE SHALL GIVE LESSOR ACCESS. Lessee shall cooperate with Lessor, the utility company currently providing electricity to the Project (the “Electric Service Provider”), and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Lessor, Electric Service Provider and any Alternate Service Provider reasonable access to the Project’s electric lines, feeders, risers, wiring and any other machinery within the Premises.

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13.4.        LESSOR NOT RESPONSIBLE FOR INTERRUPTION OF SERVICE. Lessor shall in no way be liable or responsible for any loss, damage, or expense that Lessee may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy or any other utility or service furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Lessee’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction in whole or in part, or entitle Lessee to any abatement or diminution of Rent, or relieve Lessee from any obligations under the Lease; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days and such interruption is not related to any act or omission of Lessee, Lessee shall, as Lessee’s sole remedy, be entitled to an abatement of Rent pro rata for each day thereafter that Lessee is without any such services.

14.            ASSIGNMENT AND SUBLETTING.

14.1.         LESSOR’S CONSENT REQUIRED. Except as provided in Section 14.6 below, Lessee shall not voluntarily or by operation of law, assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Lessee’s interest in this Lease or in the Premises, without Lessor’s prior written consent, which consent may be granted, conditioned or withheld in Lessor’s sole and absolute discretion. Any attempted assignment, transfer, mortgage, encumbrance, or subletting without such consent shall be void, and shall constitute a breach of this Lease.

14.2.         NO RELEASE OF LESSEE. Regardless of Lessor’s consent, no subletting or assignment shall release Lessee of Lessee’s obligation or alter the primary liability of Lessee to pay the Rent and to perform all other obligations to be performed by Lessee hereunder, and no assignment shall be effective unless and until the assignee executes a written instrument, in form reasonably acceptable to Lessor, assuming all of Lessee’s obligations under this Lease. The acceptance of Rent by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.

14.3.         PAYMENT OF COSTS AND FEES. Lessee shall pay in advance all costs, expenses and reasonable attorneys’ fees that may be incurred by Lessor in processing, documenting or administering the request of Lessee for Lessor’s consent required pursuant to this Section (whether or not such consent is granted) in addition to a $500 assignment/subletting fee in the event Lessor consents to any assignment or sublease. This Section 14.3 does not apply to a Permitted Transfer (as defined in Section 14.6 below).

14.4.         PROFITS ON ASSIGNMENT OR SUBLEASE. Without affecting any of its other obligations under this Lease, Lessee shall pay to Lessor 50% of all money or other economic consideration received by Lessee as a result of (1) subletting any or all of the space covered by this Lease, and/or (2) assignment of this Lease. Such amounts, together with all applicable rental taxes due thereon, shall be paid by Lessee to Lessor at the same time as Lessee pays Monthly Base Rent, or if no Monthly Base Rent is due, within 5 days after receipt thereof by Lessee. This amount shall be in addition to any Rent due under this Lease, and shall apply to all amounts received by the Lessee whether or not described as payments of Rent. For example, if a lessee is renting 2,000 square feet of space for $10,000 per year, and sublets 1,000 square feet of the space to another tenant for $8,000, lessee owes Lessor a total of $11,500 per year during the term of the sublease. This consists of $1,500 received by the lessee from the sublease (constituting lessee’s “profit” on the sublease) plus $10,000 (the annual base rent due under the lease).

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14.5.         CHANGE IN CONTROL OF LESSEE. If Lessee is a corporation, a limited liability company, partnership or other entity, any change in control of such entity shall constitute a transfer of Lessee’s interest in this Lease. As used in this Section and Section 14.6 “control” means the possession directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

14.6.         PERMITTED TRANSFERS. Lessee may, upon notice to Lessor but without obtaining Lessor’s consent, assign this Lease or sublet all or any portion of the Premises to any individual(s) or entity: (a) that owns a majority of the equity interests in Lessee; (b) a majority of the equity interests in which are owned by Lessee; or (c) a majority of the equity interests in which are owned by the same individual(s) or entity that owns a majority of the equity interests in Lessee. Furthermore, Lessor’s consent shall not be required in connection with any merger of Lessee into a different entity or a transfer of a substantial portion of Lessee’s assets to another entity provided, in either event, that there is no change in the control of Lessee as a result thereof. An assignment, sublease, merger or transfer described in this Section 14.6 is referred to herein as a “Permitted Transfer”.

15.           DEFAULTS; REMEDIES.

15.1.        DEFAULTS. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

A.           The abandonment of the Premises by Lessee.

B.            The failure by Lessee to make any payment of Rent or any other payment required to be made by Lessee hereunder when due, where such failure shall continue for a period of five (5) days after written notice thereof from Lessor to Lessee.

C.            The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, other than described in Subsection (B) above, where such failure shall continue for a period of 30 days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s obligation is such that more than 30 days are reasonably required for performance, then Lessee shall not be in default if Lessee commences performance with such 30-day period and thereafter diligently prosecutes the same to completion; provided, however, in no event shall Lessee have more than 60 days to complete the cure of such default.

D.             (i) The making by Lessee of any general assignment or general arrangement for the benefit of creditors; (ii) the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution, or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days.

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E.            The chronic delinquency by Lessee in the payment of monthly Rent, or any other periodic payment required to be paid by Lessee under this Lease. “Chronic delinquency” shall mean failure by Lessee to pay monthly Rent, or any other periodic payment required to be paid by Lessee under this Lease, within five (5) days as described in Section 15.1(B) above, for any three (3) months (consecutive or nonconsecutive) during any 12 month period. In the event of the chronic delinquency, at Lessor’s option, Lessor shall have the additional right to require that monthly Rent be paid by Lessee quarter-annually, in advance, for the remainder of the Term.

F.             If applicable, any guarantor of this Lease, if any, dies, dissolves (including, without limitation, administrative dissolution), revokes, or otherwise terminates, or purports to revoke or otherwise terminate (by operation of law or otherwise), any guarantees of all or any portion of Lessee’s obligation under this Lease.

15.2.         REMEDIES. In the event of any such default by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any other right or remedy which Lessor may have by reason of such default or breach:

A.            Terminate this Lease by any lawful means, in which case Lessee shall immediately surrender possession of the Premises to Lessor. In such event, Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the “worth at the time of award” established by the court having jurisdiction thereof of the amount by which the unpaid Rent and other charges due for the balance of the Term after the time of Lessee’s default exceeds the amount of such rental loss for the same period that Lessee proves by clear and convincing evidence could have been reasonably avoided; and that portion of the leasing commission paid by Lessor applicable to the unexpired term of this Lease. For purposes of this Section 15.2(A), “worth at the time of award” of the amount referred to above shall be computed by discounting each amount by a rate equal to the Prime Rate at the time of the award, but in no event more than an annual rate of ten percent (10%). As used herein, the “Prime Rate” means the then current prime rate published in the Wall Street Journal; provided, however, if the Wall Street Journal no longer publishes a prime rate then the Prime Rate shall be an equivalent rate established by a financial institution or financial publication designated by Lessor.

B.            Re-enter the Premises, without terminating this Lease, and remove any property from the Premises, in which case Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due. No re-entry or taking possession of the Premises by Lessor pursuant to this Section 15.2 or other action on Lessor’s part shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction. Lessor’s election not to terminate this Lease pursuant to this Section 15.2(B) or pursuant to any other provision of this Lease shall not preclude Lessor from subsequently electing to terminate this Lease or pursuing any of its other remedies.

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C.            Maintain Lessee’s right to possession, in which case this Lease shall continue in effect, whether or not Lessee shall have abandoned the Premises. In such event Lessor shall be entitled to enforce all of Lessor’s rights and remedies under this Lease, including the right to recover the Rent and all other amounts due hereunder as they become due.

D.            Pursue any other remedy, at law or in equity, now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provision of this Lease as to matters occurring or accruing during the Term hereof or by reason of Lessee’s occupancy of the Premises.

The remedies set forth herein shall be deemed cumulative and not exclusive.

15.3.        DEFAULT BY LESSOR. Lessor shall not be deemed in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event earlier than 30 days after written notice by Lessee to Lessor and to the holder of any mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing specifying wherein Lessor has failed to perform such obligations; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are required for performance, then Lessor shall not be in default if Lessor commences performance within such 30-day period and thereafter diligently prosecutes the same to completion; provided, however, in no event shall Lessor have more than 90 days to complete the cure of such default. If Lessor does not perform, Lessor’s mortgagee may perform in Lessor’s place and Lessee must accept such performance. Except as otherwise specifically provided in this Lease, in no event shall Lessee have the right to terminate this Lease as a result of Lessor’s default, and Lessee’s remedies shall be limited to damages and/or an injunction.

15.4.         LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee on or before the date when due, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount; provided, however, that with respect to the third and any further late charges in any calendar year, such late charges shall be equal to 10% of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

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16.           CONDEMNATION. Except as provided in the following sentence, if less than 20% of the gross rentable floor area of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date one (1) day prior to the earlier of the date when the condemning authority takes title or possession, and in addition, Lessor shall have the option in such event to terminate this Lease in full by providing Lessee with written notice thereof within 10 days following the date when the condemning authority takes title or possession, whichever first occurs. If (i) 20% or more of the floor area of the Premises, or (ii) any portion of the Project, including parking areas, which makes it commercially and materially impractical for Lessee to utilize the Premises for its Permitted Use, is taken by condemnation, either Lessor or Lessee may terminate this Lease by providing the other with written notice thereof within 10 days following the date when the condemning authority takes title or possession, whichever first occurs. If neither Lessor nor Lessee elects to terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Rent shall be reduced in the proportion that the gross rentable floor area taken bears to the total gross rentable floor area of the original Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any award for loss or damage to Lessee’s trade fixtures and removable property. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall, to the extent of damages actually received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefor by the condemning authority.

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17.            GENERAL PROVISIONS.

17.1.         ESTOPPEL CERTIFICATE.

A.           Lessee shall at any time upon not less than 15 days’ prior written notice from Lessor execute, acknowledge and deliver to Lessor a written estoppel certificate (addressed to Lessor, any proposed purchaser of the Project and/or Lessor’s lender or proposed lender) or a three- party agreement among Lessor, Lessee and Lessor’s lender or proposed lender (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, if applicable) and the date to which the rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed; (iii) setting forth such other statements (if true) with respect to this Lease as may be reasonably requested by Lessor or Lessor’s lender or proposed lender or any proposed purchaser of the Project; and (iv) agreeing to such notice provisions and other matters as Lessor’s lender or proposed lender or any proposed purchaser of the Project may reasonably require in connection with Lessor’s financing or proposed sale of the Project. Any such estoppel certificate or three-party agreement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

B.            Lessee’s failure to deliver such statement within such time shall be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (ii) that there are no uncured defaults in Lessor’s performance, and (iii) that not more than one month’s Rent has been paid in advance.

C.            If Lessor desires to finance or refinance the Project, or any part thereof, Lessee hereby agrees to deliver to any lender designated by Lessor such financial statements of Lessee as may be reasonably required by such lender, provided, that Lessee shall not be required to have any financial statements audited (which are not currently audited), but such financial statements shall be required to be prepared in accordance with generally accepted accounting principles, consistently applied. Such statements shall include the past three years’ financial statements of Lessee or, if Lessee shall not have been in existence for three (3) years, financial statements covering the entire time of Lessee’s existence. All such financial statements shall be received by Lessor and its lender in confidence and shall be used only for the purposes herein set forth.

17.2.         LESSOR’S LIABILITY. The term “Lessor” as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee’s interest in a ground lease of the Project. In the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers the then grantor) shall be released from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee, and further provided that Lessor shall remain responsible for all indemnification and other obligations hereunder accrued prior to the transfer of title. The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership.

17.3.         SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

17.4.         INTEREST ON PAST-DUE OBLIGATIONS. Except as expressly herein provided, any amount due to Lessor not paid when due shall bear interest at the Prime Rate plus seven percent (7%) per annum from the date due. Payment of such interest shall not excuse or cure any default by Lessee under this Lease.

17.5.         TIME OF ESSENCE. Except as specifically otherwise set forth in this Lease, time is of the essence with respect to each and every obligation of the parties hereunder.

17.6.         CAPTIONS. Section and paragraph captions are not a part hereof.

17.7.        INCORPORATION OF PRIOR AGREEMENTS; AMENDMENTS. This Lease contains all agreements of the parties with respect to any matter mentioned herein and expressly supersedes and renders null and void any letter of intent that may have been previously executed between the parties relating to the Project or the Premises. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

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17.8.         NOTICES AND PAYMENTS. All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and all such notices and demands hereunder shall be sent by certified United States mail, return receipt requested, postage prepaid, hand-delivered, or delivered by an overnight courier service to the addresses set out below or to such other person or place as each party may from time to time designate in a notice to the other. All payments due hereunder shall be sent by first class United States mail, postage prepaid, hand-delivered, or delivered by an overnight courier service to the address of the Lessor set out on the Basic Terms Sheet attached hereto or to such other person or place as Lessor may from time to time designate in a notice to Lessee. Notices and payments shall be deemed given and made upon actual receipt. Any notice or demand required or permitted to be given or made hereunder shall be addressed to Lessor and Lessee, respectively, at the addresses set forth below:

If to Lessor:	67 VB Owner, LP
c/o Hopewell Development LP
410, 2020 – 4th Street SW
Calgary, Alberta T2S 1W3

With Copies of Notices and Demands to:	Osborn Maledon, PA
2929 North Central Avenue, 21st Floor
Phoenix, Arizona 85012
Attn: Jack Dearing

and

Colliers International 2390 East Camelback Road, Suite 100 Phoenix, Arizona 85016 Attn: Pam Zachgo

If to Lessee:	Yandy Enterprises, LLC 6750 West Van Buren Street Phoenix, Arizona 85043 Attn: Jeff Watton

With Copies of Notices and Demands to:	Playboy Enterprises, Inc.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA. 90024
Attn: General Counsel

and

Burch & Cracchiolo, P.A. 1850 North Central Avenue, Suite 1700 Phoenix, Arizona 85004

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17.9.        MORTGAGEE PROTECTION.

A.        If, in connection with obtaining financing for the Project or any portion thereof, Lessor’s lender shall request reasonable modifications to this Lease as a condition to such financing, Lessee shall not unreasonably withhold, delay or defer its consent to such modifications, provided such modifications do not materially adversely affect Lessee’s rights or increase Lessee’s obligations under this Lease.

B.         Lessee agrees to give to any trust deed or mortgage holder (“Holder”), by prepaid certified mail, return receipt requested, at the same time as it is given to Lessor, a copy of any notice of default given to Lessor, provided that prior to such notice Lessee has been notified, in writing, (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional 30 days after expiration of such period, or after receipt of such notice from Lessee (if such notice to the Holder is required by this Section 17.9(B)) whichever shall last occur, within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30-day period, any Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary, to effect such cure), in which event this Lease shall not be terminated.

17.10.      WAIVERS. No waiver by Lessor of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee of the same or any other provision. Lessor’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to or approval of any subsequent act by Lessee. The acceptance of Rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

17.11.      RECORDING. Lessee shall not record this Lease without Lessor’s prior written consent, and such recordation shall, at the option of Lessor, constitute a non-curable default of Lessee hereunder.

17.12.      HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term hereof, without the written consent of Lessor, such occupancy shall be a tenancy at sufferance, for which Lessee shall pay a Monthly Base Rent of one 150% of the Monthly Base Rent in effect immediately prior to the expiration of the Term plus all other charges payable hereunder, and upon all the terms hereof applicable to such a tenancy at sufferance.

17.13.      CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.14.      COVENANTS AND CONDITIONS. Each provision of this Lease performable by Lessee shall be deemed both a covenant and a condition.

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17.15.          BINDING EFFECT; CHOICE OF LAW. Subject to any provisions hereof restricting assignment or subletting and subject to the provisions of Section 17.2, this Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of Arizona.

17.16.      SUBORDINATION.

A.           This Lease shall be automatically subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now in existence or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee, or ground lessor shall elect to have this Lease prior to the lien of a mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, or ground lease or the date of recording thereof.

B.            Lessee agrees to execute any reasonable documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be, (including, without limitation, a Subordination, Non-Disturbance and Attornment Agreement in the standard form used by Lessor’s lender and reasonably acceptable to Lessee) and failing to do so within 10 days after written demand, does hereby make, constitute, and irrevocably appoint Lessor as Lessee’s attorney in fact and in Lessee’s name, place and stead, to do so. Upon Lessee’s written request to Lessor, Lessor shall request that its lender issue to Lessee a non-disturbance agreement on such lender’s standard form, which shall be reasonably acceptable to Lessee; provided, however, the failure of such lender to issue such a non-disturbance agreement shall in no way affect Lessee’s obligations under this Lease, including this Section 17.16.

17.17.      ATTORNEYS’ FEES. If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs in any such action, on trial or appeal, to be paid by as fixed by the court. If Lessee or Lessor shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable attorneys’ fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.

17.18.      LESSOR’S ACCESS. Lessor and Lessor’s agents shall have the right to enter the Premises at reasonable times with reasonable advance notice (which shall be at least 48 hours’ except in the event of an emergency) between 7 a.m. and 6 p.m. weekdays for the purpose of inspecting the same, showing the same to prospective purchasers, lenders, consultants and other professionals and making such alterations, repairs, improvements, or additions to the Premises or to the Building as Lessor may deem necessary or desirable. In connection with such entry and in connection with carrying out any of its responsibilities hereunder or its privileges as the owner of the Project, Lessor shall be entitled to erect such scaffolding and other necessary structures or equipment as reasonably may be required by the character of the work to be performed, provided that Lessor shall not unreasonably interfere with the conduct of Lessee’s business. Except as specifically provided herein to the contrary, no entry by Lessor hereunder nor any work performed by Lessor to the Premises or the Project shall entitle Lessee to terminate this Lease or to a reduction or abatement of Rent or other amounts owed by Lessee hereunder nor to any claim for damages. Lessor may at any time place about the Premises any ordinary “For Sale” and “For Lease” signs. Lessor and Lessor’s agent shall have the right to enter the Premises at any time in the case of an emergency and Lessor shall notify Lessee of such entry within 24 hours thereafter.

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17.19.       SIGNS AND AUCTIONS. Lessee shall not place any sign upon the Premises or conduct any auction from the Premises without Lessor’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that Lessee shall be allowed reasonable and customary signage for the Premises subject to Lessor’s reasonable approval. Any signage as to which Lessor gives its prior written consent shall be in accordance with the sign criteria for the Project as attached hereto as Exhibit “D”.

17.20.       MERGER. The voluntary or other surrender of this Lease by Lessee or a mutual cancellation thereof shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the written election of Lessor, operate as an assignment to Lessor of any or all of such subtenancies.

17.21.       AUTHORITY. If Lessee is a corporation, a limited liability company, partnership or other entity, Lessee represents and warrants that each individual executing this Lease on behalf of said entity is duly authorized to execute and deliver this Lease on behalf of said entity, and that this Lease is binding upon said entity in accordance with its terms.

17.22.       NSF CHECKS. There will be a $50.00 service charge payable to Lessor on all NSF checks, which charge shall be in addition to, and not in substitution for, any late charges and interest due hereunder.

18.           PARKING AND COMMON AREAS. The Lessee, its agents, employees and invitees shall be entitled to park in common with other lessees of Lessor in the unreserved parking spaces at the Project at a ratio of 1.67 spaces per 1,000 rentable square feet of the Premises (“Lessee’s Parking Ratio”), which the parties agree equals 86 total unreserved parking spaces. Lessee agrees not to overburden the parking facilities of the Project and agrees to cooperate with the Lessor and other lessees in the use of the parking facilities. The Lessor specifically reserves the right, in its reasonable discretion, to determine whether parking facilities are becoming overburdened and in such event to allocate the parking spaces among the Lessee and other lessees, their agents, employees, and business invitees using the parking facilities. All loading operations for receipt or shipment of goods, wares and merchandise by the Lessee shall be done in the rear of the Premises or in such area therein which is specifically designated in writing by the Lessor.

19.           SAFETY. Lessee shall maintain on the Premises at all times during the Term an adequate number, size and type of fire extinguishers as are appropriate to Lessee’s business. Lessee will at all times adhere to good safety practices or as may be required by safety inspectors. No goods, merchandise or materials shall be kept, stored or sold by Lessee on or about the Premises which are in any way hazardous, and Lessee shall not suffer, permit or perform any acts on or about the Premises which will increase the existing rate of fire or liability insurance. If said insurance rate is increased by such an act, then the increased cost of such insurance shall be paid by Lessee to Lessor with the next succeeding installment of Rent. Lessee, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises, the Project or any portion thereof.

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20.           ATTORNMENT. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust covering the Premises, the Lessee shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Lessor under this Lease.

21.           NO ACCESS TO ROOF. Except as may be necessary for Lessee to perform its maintenance obligations under this Lease, Lessee shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner, satellite dish, or other device on the roof of the Premises or the Building without the prior written consent of Lessor, which consent may be granted, conditioned or withheld in Lessor’s sole and absolute discretion. Any aerial, fan, air conditioner, satellite dish or other or device installed without such written consent shall be subject to removal, at Lessee’s expense, without notice, at any time. As a condition of giving such written consent Lessor may require that Lessee execute an amendment to this Lease setting forth the terms applicable to any roof-mounted equipment and obligating Lessee to pay additional rental for the right to install and maintain such roof-mounted equipment.

22.           SUCCESSORS AND ASSIGNS. Subject to any provisions hereof restricting assignment or subletting and subject to the provisions of Section 17.2 the covenants and conditions herein contained, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

23.           FINANCIAL STATEMENTS. No later than 30 days after Lessor’s request, Lessee shall deliver to Lessor the current financial statements of Lessee, and financial statements of the two (2) years prior to the current financial statements year, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Such financial statement, balance sheet and profit and loss statement shall be certified as accurate by Lessee or a properly authorized representative of Lessee if Lessee is a corporation, partnership or other business entity.

24.           NO ACCORD OR SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Lease.

25.           ACCEPTANCE. This Lease shall only become effective and binding upon full execution hereof by Lessor and delivery of a fully executed copy to Lessee.

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26.           INABILITY TO PERFORM. This Lease and the obligations of the Lessee hereunder shall not be affected or impaired because the Lessor is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, inability to procure materials or service, power failure, rebellion, war, acts of God, pandemics or epidemics, or any other cause beyond the reasonable control of the Lessor, financial inability excepted (individually and collectively “Force Majeure”).

27.           RIGHT OF FIRST REFUSAL.

27.1.        The parties hereby acknowledge that approximately 26,188 square feet of rentable space located within the Building and contiguous to the Premises (the “Contiguous Space”) is currently vacant and available for lease from Lessor. Lessor grants to Lessee a right of first refusal (the “ROFR”) to lease the Contiguous Space for, subject to the terms and conditions of this Section 27. The ROFR shall remain in effect for a period of one (1) year from the Date of Lease (the “ROFR Period”). During the ROFR Period, upon receipt by Lessor of a bona fide third party offer at substantially final negotiated terms that are acceptable to Lessor for the leasing of any of the Contiguous Space (the “ROFR Lease Terms”), Lessor shall give Lessee written notice of the ROFR Lease Terms and of Lessor’s intent to enter into a lease with such third party tenant for the Contiguous Space. Lessee shall have five (5) days from the date of Lessor’s notice to advise Lessor in writing whether Lessee elects to lease the Contiguous Space and agrees that the Contiguous Space shall become a part of the Premises pursuant to the ROFR Lease Terms (except as otherwise set forth herein). Lessee’s failure to notify Lessor within the time specified shall constitute Lessee’s waiver of its right to add such Contiguous Space to the Premises, and Lessor shall thereafter have the right to enter into a lease with the third party tenant on any terms solely acceptable to Lessor and such third party tenant.

27.2.        In the event Lessee timely elects in writing to lease the Contiguous Space pursuant to the ROFR Lease Terms (the “ROFR Election”), the terms and conditions for the leasing of the Contiguous Space by Lessee shall be based upon the ROFR Lease Terms, except as set forth herein. Prior to occupancy of the Contiguous Space, Lessee shall execute an amendment to this Lease reflecting the ROFR Lease Terms; provided, however, (a) the term of the lease for the Contiguous Space shall be for a period of no less than the term of this Lease and shall be coterminous with the term of this Lease; (b) if the proposed term for the Contiguous Space is extended pursuant to the preceding clause (a), then the Monthly Base Rent payable by Lessee for the Contiguous Space during such extension period shall increase annually by an amount equal to Three and 00/100ths percent (3.00%) of the then applicable Monthly Base Rent; (c) if the ROFR Lease Terms provide for a term longer than that for the Premises under this Lease, the term of the Lease for the Premises will be extended to be coterminous with the term for the Contiguous Space; and (d) if the term of the Lease is extended pursuant to the preceding clause (c), then the Monthly Base Rent payable by Lessee for the Premises during such extension period shall increase annually by an amount equal to Three and 00/100ths percent (3.00%) of the then applicable Monthly Base Rent. Such amendment also will include, without limitation, the addition of the Contiguous Space to the Premises, the change in Lessee’s proportionate share under Section 12 of the Lease and any other revisions reasonably necessary because of such additional space being added to the Premises. All other terms and conditions of this Lease shall apply to the Contiguous Space.

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28.          ALTERATIONS AND CONTROL OF COMMON AREAS.

28.1.        CONTROL OF COMMON AREAS BY LESSOR. All Common Areas shall at all times be subject to the exclusive control and management of Lessor, and Lessor shall have the right from time to time to establish, modify and enforce rules and regulations with respect to all Common Areas. Lessee agrees to abide by and conform with such rules and regulations; to cause its concessionaires and suppliers, officers, agents, employees, independent contractors and sublessees to so abide and conform; and to use its best efforts to cause its customers, invitees and licensees to so abide and conform. Lessor shall have the right, but in no event the obligation, to construct, maintain and operate lighting facilities in and on all Common Areas; to police the same; to close temporarily all or a portion of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the use of good business judgment, Lessor shall determine to be advisable with a view to the improvement of the convenience and use thereof by the lessees of the Project, their officers, agents, employees and customers. Lessor will operate and maintain the Common Areas in such manner as Lessor, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Lessor shall have the full right and authority to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Common Areas.

28.2.        ALTERATIONS. Lessor shall have the right to make changes in the Common Areas or any part thereof, including, without limitation, changes in the location of driveways, entrances, exits, vehicular parking spaces and the direction of traffic flow, and designation of restricted areas, as Lessor deems necessary or advisable for the proper and efficient operation and maintenance of the Common Areas. Notwithstanding the foregoing, Lessor shall not make changes in the Common Areas which materially and adversely affect access to, or visibility of, the Premises, except temporarily during periods of construction.

29.          REVISIONS OF EXHIBIT “A”. It is expressly agreed that the depictions of the Premises, the Project and the Common Areas on Exhibit “A” do not constitute representations, covenants, or warranties of any kind by Lessor, and Lessor reserves the right to change the size, location, type and number of buildings within the Project and the location, type, design and dimensions of the Common Areas.

30.          OTHER TENANTS. Lessor reserves the absolute right to permit such other tenancies and businesses in the Project as Lessor, in the exercise of its sole business judgment, shall determine to best promote the interests of the Project. Lessee is not relying on the understanding, nor does Lessor represent, any specific lessee or number of lessees shall during the Term occupy any space in the Project. Except for Lessor’s gross negligence or intentional act or breach of this Lease, Lessee hereby waives all defenses arising from, and Lessor shall not be liable for damages solely arising from, any act or neglect of any other lessee or from Lessor’s acts or omissions in enforcing any provision of its lease against another lessee, whether or not Lessor has notice of the offending lessee’s disturbing or unlawful act or the opportunity to cure the disturbance by invoking its powers under such other lease.

31.          NAME OF PROJECT. Lessor shall have the right to change the name of the Project upon not less than 30 days prior written notice to Lessee. Lessee agrees that the name of the Project shall be the sole property of and belong to Lessor. From and after the termination or expiration of the Term for any reason whatsoever, Lessee shall cease using the name of the Project for any purpose.

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32.          JOINT OBLIGATION. If there be more than one Lessee, the obligations hereunder imposed shall be joint and several.

33.          CONSENTS AND APPROVALS. Except as specifically otherwise stated herein, all consents or approvals requested of Lessor hereunder may be granted or denied by Lessor in its sole and absolute discretion.

34.          BASIC TERMS SHEET. The Basic Terms Sheet to which this Lease is attached is for the convenience of the parties in quickly referencing certain of the basic terms of the Lease. It is not intended to serve as a complete summary of the Lease. In the event of any inconsistency between the Basic Terms Sheet and the Lease, the applicable Lease provision shall prevail and control.

35.          TRIPLE NET LEASE. Lessee acknowledges that this is a Triple Net Lease and that Lessee shall do all acts and make all payments connected with or arising out of its use and occupation of the Premises to the end that Lessor shall receive all Rent provided for herein free and undiminished by any expenses, charges, fees, taxes and assessments, and Lessor shall not be obligated to perform any acts or be subject to any liabilities or to make any payments, except as otherwise specifically and expressly provided in this Lease.

36.          QUIET POSSESSION. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions, and provisions on Lessee’s part to be observed and performed under this Lease, Lessor shall not disturb Lessee’s quiet possession and quiet enjoyment of the Premises during the Term.

37.          SECURITY MEASURES. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

38.          OFFER. Preparation of this Lease by either party or their agent and submission of same to the other party shall not be deemed an offer to lease to the other party. This Lease is not intended to be binding until executed and delivered by all parties hereto.

39.          ANTI-TERRORISM. Lessee represents, warrants and covenants that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by an Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not executing this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity, or nation. Lessee hereby agrees to defend, indemnify, and hold harmless Lessor from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing representations, warranties and covenants.

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40.          BROKERS. Lessor and Lessee hereby represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except Cushman Wakefield (“Lessor’s Broker”) and Transwestern (“Lessee’s Broker”). Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Lessor will pay all fees, commissions or other compensation payable to Lessor’s Broker pursuant to a separate agreement between Lessor’s Broker and Lessor. Lessee and Lessor will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

41.          EXHIBITS. The following exhibits, which are attached to this Lease, are incorporated herein by this reference:

Exhibit “A”     Depiction of Premises

Exhibit “B”     Description of Lessor’s Work

Exhibit “C”      Project Rules and Regulations

Exhibit “D”     Sign Criteria

Exhibit “E”      Work Letter Agreement – Lessee’s Work

Exhibit “F”      Contractor’s Hold Harmless Agreement

Exhibit “G”      Acceptable Image Examples

SIGNATURE PAGE FOLLOWS

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The parties hereto have executed this Lease on the dates specified immediately adjacent to their respective signatures.

LESSOR:	LESSEE:
67 VB OWNER, L.P.	YANDY ENTERPRISES, LLC,
a Delaware limited partnership	a Delaware limited liability company

By:	Hopewell Southwest Investor	By:	/s/ Jeff Watton
	Holdings GP, LLC, a Delaware	Name:	Jeff Watton
	limited liability company	Its:	Co-CEO
Its:	General Partner	Date:	8/26/2020

By:	/s/ Kevin Pshebniski
Name:	Kevin Pshebniski
Its:	Authorized Signatory
Date:	08/26/2020

By:	/s/ Steve Toole
Name:	Steve Toole
Its:	Authorized Signatory
Date:	8/26/2020

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EXHIBIT “A”

DEPICTION OF PREMISES

Exhibit “A” - 1

Exhibit “A” - 2

Exhibit “A” - 3

EXHIBIT “B”

DESCRIPTION OF LESSOR’S WORK

1.            Lessor’s Work. “Lessor’s Work” is as follows (and shall be at Lessor’s expense, except as may be otherwise provided below):

A.           Warehouse area of the Premises: a full height drywall demising wall to separate the Premises from the remaining vacancy in the Building to the south of the Premises.

B.            Exterior of the Premises: a masonry wall along the eastern property line of the property adjacent to Building One matching the existing wall along the north and west property lines.

2.            Miscellaneous. Lessee, its agents, contractors, or employees may enter the Premises at its own risk during the construction of Lessor’s Work for the purpose of taking measurements, reviewing the space, or similar purposes, provided that such entry does not delay or interfere with Lessor’s Work. Subject to the terms of the Lease, including, without limitation Sections 7.2(B) and 8, and provided that such entry does not delay or interfere with Lessor’s Work, Lessee, its agents, contractors, or employees may enter the Premises at its own risk during the construction of Lessor’s Work for the purpose of performing Lessee’s Work. Lessee shall indemnify, defend, and hold Lessor harmless from and against and all costs, claims, demands, expenses, liabilities, damages, actions, or causes of action, including without limitation attorney’s fees and costs, which may arise in connection with the presence of Lessee or its agents, employees, or invitees in the Premises at any time prior to completion of the Lessor’s Work and tendering of the Premises to Lessee by Lessor, unless caused by the intentional act or gross negligence of Lessor. Lessor and Lessee shall cooperate with each other in connection with the installation of Lessor’s Work in the Premises.

3.            Substantial Completion.

A.          The Lessor’s Work shall be deemed “substantially complete” (“Substantially Complete” or “Substantial Completion”) when all of the work contemplated pursuant to the Lessor’s Work shall have been completed by Lessor (with the exception of the normal Punch List Items, as hereinafter defined).

B.           Not more than 10 days after the date Lessee and Lessor perform a final walk through of the Premises to inspect the Lessor’s Work, Lessee, exercising commercially reasonable judgment, shall prepare a written notice to Lessor of any deficiencies or defects in the work to have been performed by Lessor pursuant to the Lessor’s Work (the “Punch List Items”). Lessor agrees to exert commercially reasonable efforts to complete all Punch List Items within 30 days of its receipt of such notice from Lessee.

4.       Lessee Delay. The term “Lessee Delay” means any delay in Lessor’s substantial completion of Lessor’s Work caused by (i) Lessee’s interference with Lessor’s Work or Lessee’s activities in the Premises, Building or on the Project, or (ii) any other action or omission of Lessee or any default by Lessee under the Lease.

Exhibit “B” - 1

EXHIBIT “C”

RULES AND REGULATIONS

1.	The sidewalks, halls, corridors, passageways and stairwells will not be obstructed by the lessees or used by the lessees for any purpose other than for ingress and egress to and from their respective Premises.

2.	The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as in the judgment of the Lessor are necessary for the proper operation of the Premises or the Project.

3.	Any electric wiring that the Lessee desires to introduce into its Premises must be connected as directed by the Lessor. No boring or cutting for wires will be allowed except with the specific consent of the Lessor.

4.	All garbage and refuse shall be kept in the kind of container specified by the Lessor, and shall be placed outside of the Premises prepared for collection in the manner and at the times and places specified by the Lessor. If Lessor shall provide or designate a service for picking up refuse and garbage, Lessee shall use same at Lessee’s cost. Lessee shall pay the cost of removal of any of Lessee’s refuse or rubbish.

5.	The exterior areas immediately adjoining the Premises shall be kept clean and free from dirt and rubbish by Lessee to the satisfaction of Lessor, and Lessee shall not place or permit any obstruction or merchandise in such areas.

6.	The Premises shall be kept clean and free from dirt and rubbish by Lessee to the satisfaction of Lessor.

7.	Lessees shall not change locks or install other locks on doors without the written consent of the Lessor.

8.	Except for the Permitted Uses, Lessee shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Lessor or other occupants of the Project by reason of noise, odors or vibrations or interfere in any way with the other tenants or those having business therein, nor shall any animals or birds be kept in or about the Premises.

9.	Each lessee upon the termination of the tenancy, shall deliver to the Lessor all the keys of the offices, rooms and toilet rooms which shall have been furnished to the lessee.

10.	The plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by the Lessee who shall, or whose employees, agents or invitees shall, have caused it.

11.	Lessees shall see that doors of the Premises are closed and securely locked before leaving the Premises and must observe strict care not to leave such doors open and exposed to the weather or other elements, and each Lessee shall exercise extraordinary care and caution that all water faucets or water apparatus are entirely shut off before the Lessee or the Lessee’s employees leave the Premises, and that all electricity, gas and air-conditioning shall likewise be carefully shut off, so as to prevent waste or damage, where controlled by Lessee.

Exhibit “C” - 1

12.	Canvassing, soliciting and peddling in the Project are prohibited. Lessees shall cooperate to prevent same.

13.	No cigarette, pipe, cigar or other smoking shall be permitted within any indoor portions of the Building or indoor portions of the Common Areas or within any portion of the outdoor Common Areas except those portions of the outdoor Common Areas designated from time to time as smoking areas by Lessor.

Lessor reserves the right, at any time, provided Lessee is notified at least thirty (30) days in advance, to rescind any one or more of these rules and regulations, or to make such other and further reasonable rules and regulations as in the Lessee’s judgment may from time to time be necessary for the safety, care and cleanliness of the Project and for the preservation of order therein.

Exhibit “C” - 2

EXHIBIT “D”

SIGN CRITERIA

SIGN CRITERIA FOR
6750 W. VAN BUREN STREET
PHOENIX, ARIZONA

All signs shall comply with the following criteria:

Such sign criteria as Lessor may reasonably promulgate from time to time, including (without limitation) compliance with applicable municipal and other laws and regulations, but which is reasonable and customary for similarly situated buildings in Phoenix, Arizona.

Lessor reserves the right to grant exceptions from the sign criteria listed above. No exception granted to any other tenant of the Project shall prevent Lessor from strictly enforcing these Sign Criteria against Lessee.

Exhibit “D” - 1

EXHIBIT “E”

WORK LETTER AGREEMENT
LESSEE’S WORK

This Work Letter Agreement supplements that certain Commercial-Industrial Triple Net Lease (the “Lease”) dated and executed concurrently herewith, by and between 67 VB OWNER, LP, a Delaware limited partnership, as Lessor, and YANDY ENTERPRISES, LLC, a Delaware limited liability company, as Lessee, which relates to the Premises described in the Lease. All terms not defined herein shall have the same meanings as set forth in the Lease.

1.            CONSTRUCTION OF TENANT IMPROVEMENTS.

1.1.      Lessee’s Work. Lessee, at its sole cost and expense, shall construct only through ________________ (the “Contractor”), and Contractor’s subcontractors and material suppliers, the Lessee’s Work, including, without limitation, the improvements to the Premises shown on the Final Plans (as defined in Section 2.1 below), in compliance with all applicable laws, codes and regulations. Lessee shall not change contractors without the prior written consent of Lessor. Lessee’s Work includes, without limitation, providing power and wiring pathways and termination wall and floor boxes for the Premises, as well as installation of all telephone and data cabling and security systems as deemed necessary by Lessee to facilitate operation of the Permitted Use in the Premises.

1.2.         Construction Representatives. Lessor hereby appoints Don Larke as Lessor’s representative (“Lessor’s Representative”) to act for Lessor in all matters covered by this Work Letter Agreement. Lessee hereby appoints Jeff Watton as Lessee’s representative (“Lessee’s Representative”) to act for Lessee in all matters covered by this Work Letter Agreement. Except as expressly set forth otherwise herein, all communications with respect to the matters covered by this Work Letter Agreement shall be made to Lessor’s Representative or Lessee’s Representative, as the case may be. Either party may change its representative at any time by written notice to the other party.

1.3.          Notwithstanding the foregoing, or anything to the contrary set forth in the Lease, to the extent any of Lessee’s Work affects the base Building, Lessee hereby acknowledges and agree that Lessor’s Base Building Contractor(s) must be used for all such work, including, without limitation, work to the following Building systems:

1.3.1          Sprinklers – Lessee shall have its sprinkler system design certified by Lessor’s base building sprinkler contractor at Lessee’s expense (subject to the Tenant Improvement Allowance) and provide a sprinkler verification report to Lessor;

1.3.2           Fire Alarms – Tying in Lessee’s fire alarm system to the base Building fire alarm system must be performed by the Lessor’s Electrical Contractor at the Lessee’s expense (subject to the Tenant Improvement Allowance);

1.3.3            Mechanical – Lessee must contact the Lessor’s base Building mechanical contractor to coordinate an air balancing of the Lessee’s HVAC and exhaust system. A copy of the air balancing report shall be delivered to Lessor for Lessor’s prompt review upon completion.

Exhibit “E” - 1

1.3.4            Electrical – Any relocation of the electrical panel or service upgrade must be approved by the Lessor in Lessor’s sole discretion. All such work shall be performed by Lessor’s base Building electrical contractor at Lessee’s expense (subject to the Tenant Improvement Allowance).

2.            CONSTRUCTION PLANS FOR PREMISES.

2.1.        Preparation of Plans and Specs. Attached as Schedule 1 to this Work Letter Agreement is a space plan for the Premises (the “Space Plan”) prepared by Ware Malcomb (the “Architect”). Lessor and Lessee hereby approve the Space Plan, which may be adjusted after the Date of Lease with Lessor’s consent, which consent shall not be unreasonably withheld. Based on the Space Plan, Lessee, at its sole cost, shall cause the Architect to prepare complete architectural plans, drawings and specifications and complete engineering, mechanical, structural and electrical working drawings for the Premises (collectively, the “Plans and Specs”). Following completion thereof, Lessee shall submit the Plans and Specs to Lessor for Lessor’s reasonable approval. Such submittal shall be to both Lessor’s Representative and to Lessor in accordance with the notice provision of the Lease. If Lessor shall reasonably disapprove the Plans and Specs, Lessor shall notify Lessee in writing of such disapproval and in such disapproval notice shall specify, in reasonable detail, the reasons therefor within 10 business days from Lessor’s receipt of the Plans and Specs. Failure of Lessor to timely notify Lessee shall be deemed Lessor’s approval of the Plans and Specs. If Lessor reasonably disapproves any portion of the Plans and Specs, Lessee shall then submit to Lessor for Lessor’s reasonable approval, a redesign of the Plans and Specs, incorporating those revisions required by Lessor. The Plans and Specs once agreed upon by Lessee and Lessor in writing (or deemed approved by Lessor as described above) shall be referred to herein as the “Final Plans.”

2.2.         Requirements of Plans and Specs. The Plans and Specs shall include locations and complete dimensions and shall: (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) include any phasing plans for the completion of any work under this Work Letter Agreement; and (c) comply with all applicable laws and ordinances, recorded covenants, and the rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations.

2.3.         Approvals. Lessee, at its sole cost, shall be solely responsible for obtaining approval of the Final Plans by all governmental agencies having jurisdiction, including all necessary permits and the certificate of occupancy (or other equivalent approval from the local governmental authority permitting occupancy of the Premises). Lessor shall reasonably cooperate with Lessee in obtaining such approvals.

3.            TENANT IMPROVEMENT ALLOWANCE.

3.1.          Allowance. As used herein, “Maximum Allowance Amount” means $779,430.00. Lessee shall receive from Lessor an allowance equal to the lesser of (a) the Work Cost (as that term is defined in Paragraph 5 below), and (b) the Maximum Allowance Amount (the lesser of (a) and (b), the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall be used solely to contribute toward payment of the Work Cost. All Lessee’s Work, whether or not the cost thereof is covered by the Tenant Improvement Allowance, shall be the property of Lessor and shall remain on the Premises at all times during the Term.

Exhibit “E” - 2

3.2.        Excess Work Costs. In the event that the Work Cost exceeds the Maximum Allowance Amount, Lessee shall pay such excess and Lessor shall have no responsibility therefor.

3.3.         Changes. In the event that changes to the Final Plans are requested by Lessee or required by any governmental agency, such changes and the costs thereof shall be forwarded to Lessor for prompt approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to incorporation into the Lessee’s Work. After Lessor’s approval of the changes and the costs thereof, the changes shall be incorporated into the Lessee’s Work by means of a change order. If any change in the Final Plans allowed by the terms of the immediately preceding sentences is made, references to the Final Plans and Lessee’s Work in the Lease and this Work Letter Agreement shall be deemed to mean such Final Plans and Lessee’s Work as amended to include such change. If Lessee provided Lessor with notice of a change and cost as provided for herein and Lessor does not object in writing to such changes within 10 days of Lessee providing such notice, the Lessor is deemed to have accepted such change.

3.4.         Payment of Allowance. No more than once per calendar month and no more than four times over the course of Lessee’s construction of Lessee’s Work, Lessee shall provide Lessor with an invoice setting forth the Work Cost payable for the applicable time frame. Such invoice shall, to the extent applicable, be accompanied by (i) a certificate from the Architect certifying that the Lessee’s Work constructed to date have been constructed in accordance with Final Plans, (ii) copies of all invoices from Contractor and subcontractors included in the Work Cost on the invoice, and (iii) copies of lien waivers in a form complying with applicable statutes, from the Contractor and all subcontractors, materialmen and other suppliers of work, services or materials with lien rights under Arizona law (such waivers shall be conditional with respect to the Work Cost set forth in the invoice that they are accompanying and unconditional with respect to the Work Cost on prior invoices). Lessor shall pay Lessee within twenty (20) days of receipt of all of the foregoing, the Work Cost set forth on the invoice. Upon final completion of all work to be undertaken by Lessee (including all punch list items), Lessee shall provide Lessor with (i) a final certificate from the Architect certifying that all Lessee’s Work has been constructed in accordance with the Final Plans, (ii) copies of final, unconditional lien waivers as described above, (iii) a written acknowledgment from Lessee that the Lessee’s Work is approved by Lessee, and (iv) a copy of the certificate of occupancy for the Premises issued by the appropriate governmental agency. Notwithstanding anything to the contrary herein, in no event shall the payments made pursuant to this Paragraph 3.4 exceed the amount of the Maximum Allowance Amount, and Lessee shall not be entitled to any credit or offset of Rent (as defined in the Lease) if the Work Cost exceeds the Maximum Allowance Amount.

3.5.         Lessor’s Obligation. Lessor will have no obligation to disburse any portion of the Tenant Improvement Allowance after the date that is six (6) months following the Commencement Date (as defined in the Lease).

Exhibit “E” - 3

4.            construction.

4.1.         Construction Contract. Prior to commencement of construction of the Lessee’s Work, Lessee shall enter into a construction contract with the Contractor. Lessee shall be solely responsible for causing Lessee’s Work to be performed by the Contractor and any and all subcontractors, suppliers and the like performing services or providing materials for Lessee and/or the Contractor.

4.2.       Construction Schedule. Prior to commencement of construction of any Lessee’s Work, Lessee shall furnish to Lessor’s Representative in writing a schedule setting forth projected completion dates.

4.3.       Prosecution of Lessee’s Work. Following Lessor’s approval of the Final Plans, and Lessee and the Contractor’s selection of subcontractors and execution of the construction contract, Lessee shall direct the Contractor and such subcontractors to immediately commence and diligently pursue construction of the Lessee’s Work. All Lessee’s Work shall be performed diligently, in a first-class, workmanlike manner and in accordance with all applicable laws and recorded private covenants. Prior to commencing such work, Lessee shall furnish Lessor with sufficient evidence that Lessee, the Contractor and, as applicable, any subcontractors are carrying such insurance coverage as is required under Schedule 2 to this Work Letter and all other insurance in compliance with the Lease. Lessor shall have the right to enter the Premises at all times to inspect the work. Lessee shall ensure lien-free completion of the Lessee’s Work, and Lessee shall comply with all provisions of the Lease regarding liens.

5.            WORK COST.

“Work Cost” means: (a) all design and engineering fees incurred in connection with the preparation of the Space Plan and Final Plans (including the cost of consulting engineers, the Architect and other consultants); (b) costs of permits, fees and taxes; (c) testing and inspecting costs; (d) costs and charges for material and labor, Contractor’s profit and Contractor’s general overhead incurred by Lessee in having the Lessee’s Work constructed; (e) all other costs expended or to be expended in the construction of the Lessee’s Work.

Exhibit “E” - 4

SCHEDULE 1
to Work Letter Agreement

Exhibit “E” - 5

SCHEDULE 2
to Work Letter Agreement

1.            Mandatory Insurance Requirements. Before performing work or conducting any activities at the site of the Project, Contractor shall, at its expense, procure and maintain insurance coverages on all its operations, in admitted companies having at least an A. M. Best rating of no less than A-X. Lessor may consider accepting coverage from a non-admitted carrier. Coverage requirements on forms acceptable to Lessor are as follows:

1.1	Workers’ Compensation and Employers Liability Insurance as required by applicable law or regulation.

1.1.1	Employers Liability Insurance with a $1,000,000 limit;

1.1.2	Waiver of Subrogation endorsement in favor of the Lessor;

1.1.3	If there is an exposure to injury to Contractor’s employees under the U.S. Longshoreman and Harbor Workers’ Compensation Act, the Jones Act or under laws, regulations or statutes applicable to maritime employees, coverage shall be included for such injuries or claims.

1.1.4	Acceptance of insurance programs underwritten by any Self-Insured Group (SIG) is subject to prior approval by Lessor.

1.2	General Liability Insurance on a coverage form at least as broad as 2001 Insurance Office (ISO) occurrence form CG 0001, including coverage for:

1.2.1	Premises and Operations;

1.2.2	Products and Completed Operations;

1.2.3	Broad Form Property Damage (including Completed Operations);

1.2.4	Explosion, Collapse, Underground Hazards (including subsidence);

1.2.5	Contractual Liability insuring obligations assumed in this agreement;

1.2.6	Personal Injury and Advertising Liability;

1.2.7	Severability of Interest Clause;

1.2.8	Waiver of Subrogation endorsement in favor of Lessor as required by contract;

1.2.9	General Aggregate Limits of Insurance shall apply separately to the project.

1.2.10	“Claims Made” and “Modified Occurrence” policy forms are not acceptable.

1.2.11	“Risk Retention Groups” are not acceptable.

1.2.12	Self-insured retention or deductible greater than $25,000 must be declared to Lessor at time of bid.

1.2.13	Contractor shall maintain general liability and completed operations coverage through the expiration of the construction statute of repose period established per the civil code of the state where the project is located.

1.2.14	Minimum Limits of Liability shall be:

1.2.14.1	$1,000,000 Each Occurrence; OR, the full per occurrence limit of the Contractor’s policy whichever is greater;

1.2.14.2	$1,000,000 Personal Injury Liability;

1.2.14.3	$2,000,000 Products & Completed Operations Aggregate;

Exhibit “E” - 6

1.2.14.4	$2,000,000 General Aggregate;

1.12.5	This policy must cover mobile equipment; if it does not, coverage must be included on the Automobile Liability policy.

1.3	Automobile Liability Insurance on a coverage form at least as broad as ISO form CA 0001, including:

1.3.1	Coverage on any automobile, or on all owned, non-owned and hired automobiles and mobile equipment if not covered under the General Liability

1.3.2	$1,000,000 Combined Single Limit for bodily injury and property damage.

1.3.3	Waiver of Subrogation endorsement in favor of Lessor.

1.4	Umbrella or Excess Liability Insurance:

1.4.1	$5,000,000 minimum limit, OR, the full per occurrence limit of the Contractor’s excess liability policy, whichever is

1.4.2	Coverage in excess of primary CGL, Auto and Employers Liability

1.5	Additional Insured and Primary Insurance Requirement:

1.5.1	Under the Commercial General Liability policy the Contractor shall add Lessor, its officers, directors and employees as additional insured. The policy shall stipulate that the insurance afforded Lessor as additional insured shall apply as primary insurance. Any other insurance carried by Lessor will be excess only and will not contribute with this insurance. The insurance afforded to the additional insured parties shall be at least as broad as that afforded to the first named insured on Contractor’s policy.

1.5.2	The additional insured coverage, including ongoing and completed operations, shall be provided by an endorsement providing coverage at least as broad as:

1.5.2.1	Additional Insured (Form B) ISO endorsement form CG 2010 11/85, or equivalent, or;

1.5.2.2	A combination of Additional Insured ISO endorsement form CG 2010 10/01, and Additional Insured endorsement form CG 2037 10/01, (or equivalent).

1.5.3	Additional insured endorsements shall be provided to the end of the contract and through the expiration of the construction statute of repose period established per the civil code of the state where the project is located.

1.6	Certificates of Insurance:

1.6.1	Certificates of Insurance, including copies of Additional Insured, primary and noncontributory, and Waiver of Subrogation endorsements, shall be furnished by the Contractor to Lessor before any work is commenced hereunder by the Contractor.

1.6.2	At any time during the term of the contract, upon certificate holder’s reasonable request, the Contractor, or their appointed representative, agrees to promptly supply evidence that the insurance coverage required by the contract is in force. Contractor will notify Lessor in writing within 24 hours of receiving a notice of cancellation on any insurance policy from their insurer or broker. Notices of cancellation should be emailed to the attention of the Lessor’s risk manager or designee.

Exhibit “E” - 7

1.6.3	Allowance of any additional exclusions or coverage limiting endorsements is at the discretion of Lessor, and Contractor’s bid shall be subject to adjustment to compensate for the existence of such exclusions.

1.6.4	Payment may be withheld, at the option of the Lessor, until such certificates have been furnished, or upon receipt of a cancellation notice on a policy, until withdrawal of the notice or the reinstatement of the canceled policy. Copies of Contractors policies shall be furnished upon request from Lessor.

1.7	Insurance Requirements for Subcontractors, Truckers, Trucking Brokers, Sub-haulers Vendors and Suppliers:

1.7.1	Contractor shall ensure that its subcontractors, truckers, trucking brokers, subhaulers vendors and suppliers of any tier shall maintain insurance in like form and amounts (except excess liability), including the Additional Insured requirements set forth above, and will provide Contractor evidence of sub-subcontractors, truckers, vendors and suppliers insurance and additional insured compliance prior to their starting work. A $5,000,000 excess liability limit is recommended for all subcontractors performing work on site, but Contractor is responsible for establishing subcontractor excess liability limit requirements.

1.8	Builder’s Risk Insurance:

1.8.1	Contractor shall satisfy itself as to the existence and extent of Builder’s Risk insurance prior to commencement of Contractor’s work.

1.8.2	If Builder’s Risk insurance purchased by Lessor provides coverage to Contractor for loss or damage to Contractor’s or subcontractor’s work, Contractor shall be responsible for the insurance policy deductible. Contractor is authorized to pass deductible responsibility to subcontractors for loss or damage to subcontractor’s work through the Subcontract Agreement.

1.8.3	If Lessor has not purchased Builder’s Risk insurance including the full insurable value of Contractor’s work, then Contractor may procure such insurance at its own expense to protect the interests of Contractor and its subcontractors in the work. Such insurance shall also apply to any of Lessor’s property to be installed by Contractor as part of the Work.

1.8.4	Lessor and Contractor waive all rights against each other and against all other subcontractors for loss or damage to the extent reimbursed by Builder’s Risk or any other property or equipment insurance applicable to the work, except such rights as they may have to the proceeds of such insurance.

1.9	Property Insurance:

1.9.1	Contractor and subcontractors of every tier shall procure and maintain at their own expense property and equipment insurance for their tools, equipment, and temporary structures. A waiver of subrogation in favor of Lessor is required.

Exhibit “E” - 8

1.10	Other Requirements:

1.10.1	Acceptance of insurance certificates by Lessor shall in no way limit Contractor’s duties and responsibilities under this Agreement, including the duty to indemnify Lessor.

1.10.2	Insurance coverage in the minimum amounts set forth herein shall not be construed to relieve Contractor for liability in excess of such coverage, nor shall it preclude Lessor from taking other available actions under any other provision of this Agreement or law.

1.10.3	If higher limits or other forms of insurance are required by Lenders or other Stakeholders, Contractor will comply with such requirements.

1.10.4	Contractor shall be responsible for any deductible amount in insurance policies required of Contractor under these insurance requirements, or any loss arising out of coverage denials by its insurance carrier(s).

1.10.5	Should any insurance policy lapse or be canceled during the contract period, Contractor shall, prior to the effective expiration or cancellation date, furnish Lessor with evidence of renewal or replacement of the policy. Failure of the Contractor to provide timely notice of pending cancellation shall be considered a material breach of contract.

1.10.6	Failure to continuously satisfy insurance requirements as herein provided is a material breach of contract.

1.10.7	In the event Contractor fails to maintain any insurance coverage required, Lessor may, but is not required to, maintain such coverage and charge the expense to Contractor (including premium and claims expense), or terminate this contract.

1.10.8	Contractor’s obligations for loss or damage arising out of Contractor’s work are not limited to the types or amounts of insurance set forth above. To the extent Contractor maintains insurance greater than these minimum requirements; Contractor agrees that such insurance shall be applicable to any of Contractor’s liability obligations.

1.10.9	In specifying minimum insurance requirements herein, Lessor doesn’t recommend this insurance as adequate to protect Contractor’s interests.

2.            Scope Specific Additional Required Insurance Coverages

2.1	Professional Liability Insurance:

2.1.1	A Professional Liability Insurance Policy shall be carried by Contractor with limits of $1,000,000 per claim and aggregate if work under this contract includes any professional services, design assist, design-build, or LEED certification services.

2.1.2	Evidence of coverage in the form of a Certificate of Insurance shall be provided prior to the start of the project.

2.1.3	Claims-made policies must have a retroactive date prior to the design services performed under the Scope of Work, and coverage must extend a minimum of five (5) years beyond completion of the Scope of Work or end of the Agreement, whichever is later.

Exhibit “E” - 9

2.1.4	If Claims-Made coverage is cancelled or non-renewed, and not replaced with another claims-made policy with a retroactive date prior to the Agreement effective date, the Contractor must purchase Extended Reporting (Tail) coverage for a minimum of three (3) years beyond completion of Scope of Work or end of the Agreement, whichever is later.

2.1.5	Designers, consultants or subcontractors retained by Contractor whose work includes any professional services, design assist, design-build, or LEED certification services shall also be required to maintain Professional Liability Insurance coverage with limits of $1,000,000 per claim and aggregate. Higher limits may be required of certain designers, consultants or subcontractors depending on the scope of their services.

2.2	Commercial Crime/Employee Dishonesty Insurance:

2.2.1	If the Contractor performs operations in an occupied, operating building, a $500,000 Commercial Crime policy providing blanket employee dishonesty must be maintained by Contractor, including an endorsement for third party liability.

2.3	Aircraft/ UAV/ Drone / Helicopter Insurance:

2.3.1	If the Contractor or its subcontractors use any owned, leased, chartered or hired aircraft of any type in the performance of this contract, they shall maintain aircraft liability insurance in an amount of not less than $10,000,000 per occurrence including Passenger Liability. A UAV (Unmanned Aviation Vehicle) Liability policy for a minimum of $1,000,000 limit is required if Drones will be used in the Contractor or subcontractor’s operations.

2.3.2	Evidence of coverage in the form of a certificate of insurance shall be provided prior to the start of the project.

2.3.3	Contractor or its subcontractors shall name Lessor as Additional Insured as respects aircraft liability or UAV Liability and provide a Waiver of Subrogation endorsement in favor of Lessor as respects physical damage to the aircraft, drone, or helicopter hull.

2.4	Pollution Liability:

2.4.1	If Contractor or its subcontractors or suppliers of any tier bring pollutants to the job site, if their operations create a pollution exposure, or as deemed necessary by the Lessor, they shall maintain a Contractor’s Pollution Liability policy with limits not less than $1,000,000 per occ

2.4.2	If Contractor or its subcontractors or suppliers of any tier are performing work on the building envelope, dealing with water, or as deemed necessary by the Lessor, they shall maintain a Contractor’s Pollution Liability policy, including mold coverage, with limits not less than $1,000,000 per occurrence and $2,000,000 annual aggregate.

2.4.3	Lessor is to be afforded Additional Insured status on the Contractor and subcontractor’s Pollution Liability policies.

Exhibit “E” - 10

2.5	Hazardous Materials Abatement:

2.5.1	If Contractor or its subcontractors or suppliers of any tier are required to perform remediation of hazardous materials as those terms are defined in federal, state, or local law, or if their operations involve an exposure to hazardous materials, they must carry a Contractor’s Pollution Liability policy with limits not less than $5,000,000 per occurrence and $5,000,000 annual aggregate.

2.5.2	Lessor is to be afforded Additional Insured status on the Contractor and subcontractor’s Pollution Liability policies.

2.5.3	If Contractor or it subcontractors haul hazardous material, the policy must extend pollution coverage to the transportation of hazardous materials or pollutants by waste hauling vehicles. If Contractor is subject to the Motor Carrier Act of 1980, the Motor Carrier Act endorsement MCS-90 must be obtained and attached to the policy.

Exhibit “E” - 11

EXHIBIT “F”

CONTRACTOR’S HOLD HARMLESS AGREEMENT

The undersigned ___________________________________, (the “Contractor”), hereby agrees to protect, defend, indemnify and hold harmless 67 VB OWNER, LP, a Delaware limited partnership (the “Owner”), and its successors-in-interest and assigns (collectively the “Indemnitees”), the Indemnitees’ members, managers, partners and affiliates, and each of their respective officers, agents, servants, employees and independent contractors from and against any and all loss, cost, expense, liability, damage, claim and demand incurred in connection with, or arising from, any cause relating to the performance of any work done in the building located at 6750 W. Van Buren Street, Phoenix, Arizona by the Contractor, or its agents, servants, or employees (collectively the “Contractor’s Agents”), including, without limiting the generality of the foregoing, any default in the observance or performance of any of the terms, covenants or conditions of the Contract (as hereinafter defined), any injury to persons, including death, or damage to property in connection with the performance of the Contract, or any acts, omissions or negligence of Contractor or Contractor’s Agents or any person claiming by, through or under Contractor or Contractor’s Agents. Contractor hereby agrees that Contractor shall, at Contractor’s sole cost and expense, defend any and all actions brought against Indemnitees based upon any of the foregoing with attorneys reasonably acceptable to Owner and shall pay any and all costs and expenses incurred in such actions, including, without limitation, court costs and professional fees such as appraisers’, accountants’ and attorneys’ fees, and promptly discharge any judgments arising therefrom. This covenant by Contractor shall survive the expiration or sooner termination of the Contract and the Lease in connection with which Contractor performed the Contract. Indemnitees, their members, managers, partners and affiliates and each of their respective officers, agents, servants, employees and independent contractors shall not be liable for any damage either to person, including death, or property, which is sustained by Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents or by any other person or entity claiming through Contractor or Contractor’s Agents in connection with Contractor’s or Contractor’s Agents’ performance of the Contract or any subcontracted operations. Contractor hereby agrees to insert the provisions of the preceding sentence in any subcontract relating to the Owner’s property.

Contractor hereby further agrees that Contractor will perform the work and services in connection with the Contract as an independent contractor and not as an employee or agent of Indemnitees.

As used herein, the term “Contract” shall include any agreement, whether oral or written, relating to any work performed and/or required to be performed by Contractor or Contractor’s Agents with respect to the leased premises within the building located at 6750 W. Van Buren Street, Phoenix, Arizona.

SIGNATURE PAGE FOLLOWS

Exhibit “F” - 1

IN WITNESS WHEREOF, the undersigned has executed this Contractor’s Hold Harmless Agreement on the ____ day of _____________, 20___.

CONTRACTOR:

a

By:
Name:
Its:

Exhibit “F” - 2

EXHIBIT “G”

Acceptable Image Examples

Exhibit “G” - 1

Exhibit 10.22

PLAYBOY ENTERPRISES, INC.

December 20, 2012

David Israel

[ADDRESS]

Dear David:

Playboy Enterprises, Inc. (the "Company") is pleased to confirm its offer of employment to you under the following terms:

1.	Position: Your title will be President of Playboy Media and you shall carry out all duties reasonably assigned to you by the Company. For the avoidance of doubt, your duties and powers shall not violate any contractual obligations of the Company or any of its direct or indirect subsidiaries. You will be reporting directly to Scott Flanders, CEO. Your role will include being responsible for improving the operational efficiency and profitability of PEI's print businesses (US Magazine and International Publications), coordinating PEI's digital content initiatives, maximizing the success and minimizing the operational risk of PEI's strategic relationships, ensuring tight alignment of the brand strategy across the content of all media platforms, and providing direct oversight of Alta Loma Entertainment.

2.	Cash Compensation: The Company will pay you a starting salary at the rate of $480,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

3.	Bonus Compensation: You will be eligible to participate in an annual bonus program with a maximum annual potential of sixty percent (60%) of your earned base salary payable when the annual bonus cycle is complete. Your actual bonus payment will be at the discretion of the Company and will take into consideration not only the financial performance of the Company but also your individual performance measured against a series of specific goals and objectives that will be developed. Specific terms and conditions of your Bonus Compensation shall be memorialized under separate cover.

4.	Consulting Success Fee: You will continue to be eligible for the potential success fee of $100,000 as outlined in your consulting agreement payable in March 2013.

5.	Relocation: PEI will pay to transport your remaining personal belongings from North Carolina to California, each at costs reasonably determined between you and Human Resources. Additionally, we will continue to provide you with temporary, furnished housing through February 2013.

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

6.	Equity Participation: Subject to board approval and your satisfaction of the terms and conditions of our form of unit grant agreement, the parent company of Playboy, Icon Acquisitions Holdings LLC, will issue to you a specified number of Class B units (which are subject to various vesting and other conditions).

7.	Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In general, these benefits include medical insurance, life insurance and participation in the Company's 401(k) plan.

8.	Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.	If your employment is terminated by the Company at any time without cause and you agree to sign a release of claims that is satisfactory to the Company, you will receive twelve (12) months of your then base salary in severance pay, payable in equal installments on a biweekly basis on the Company's normal payroll dates.

10.	Copy right: You acknowledge that all original works of authorship by you, whether created alone or jointly with others, relating to your employment with the Company, and which are protectable by copyright, are "works made for hire" and will be owned by the Company.

11.	Withholding Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.	Location : You will be based in Beverly Hills, and will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

13.	Confidentiality: You recognize and acknowledge that you will have access to confidential information relating to the business or interests of the Company or of persons with whom the Company may have business relationships. You will not during or after the term of your employment use or disclose to any other person or entity, any confidential information of the Company (except as required by applicable law).

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

14.	Interpretation, Amendment and Enforcement: This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

David, we sincerely hope that you will indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me. We would like your start date to be January 1, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Playboy Enterprises, Inc.

/s/ KENDICE K. BRIGGS

Kendice K. Briggs
SVP, Human Resources

I have read and accept this employment offer:

/s/ DAVID ISRAEL

Signature of David Israel

Dated: 12/20/2012

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “First Amendment”), dated February 8, 2021, by and between David Israel (“you”) and Playboy Enterprises, Inc. (“Company”), hereby amends that certain employment letter agreement between the parties dated December 20, 2012 (the “Letter Agreement”). This First Amendment is hereby incorporated into the Letter Agreement by reference.

WHEREAS, the parties desire to amend the Letter Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, you and Company agree to amend the Letter Agreement as follows:

1.	SECTION 409A. The following paragraph is added to the Letter Agreement:

Notwithstanding any provision of this letter agreement to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”) (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this letter agreement on account of a “separation from service” during the six-month period immediately following your date of termination shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following your “separation from service” within the meaning of Code Section 409A.

2.            NO OTHER CHANGES. Except as expressly modified above, all of the other terms and conditions of the Letter Agreement shall remain in full force and effect and shall be applicable to the terms hereof; provided that, to the extent a provision of this First Amendment conflicts with a provision of the Letter Agreement, the provision in this First Amendment shall govern and control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Letter Agreement as of the date first written above.

PLAYBOY ENTERPRISES, INC.

/s/ JENNY GREENWALD	/s/ DAVID G. ISRAEL
Jenny Greenwald	David Israel
Chief People Officer

9346 CIVIC CENTER DRIVE STE. 200 /BEVERLY HILLS, CA 90210

Exhibit 10.23

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of January 31, 2021, by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Bernhard L. Kohn III (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company, Mountain Crest Acquisition Corp., a Delaware corporation (“Parent”) and the other parties named therein have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent will acquire the Company and adopt the name of “PLBY Group, Inc.”, on the terms and subject to the conditions set forth therein (the “Acquisition”);

WHEREAS, in connection with the Acquisition the Parties intend that Executive shall continue employment as the Chief Executive Officer and President of the Company effective as of the Closing Date, immediately prior to and contingent upon the Closing, as such terms are defined in the Merger Agreement (the “Employment Commencement Date”) and this Agreement shall be assumed by Parent on the Closing. References to the “Company” in this Agreement shall also be deemed to refer to “Parent” following the Closing, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Term. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Employment Commencement Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

2.            Title; Services and Duties.

(a)            During the Term, Executive will be employed by the Company as its Chief Executive Officer (“CEO”) and President, and shall report to the Board of Directors of the Company (the “Board”). For so long as Executive is the Chief Executive Officer, Executive shall be nominated to serve as a member of the Board.

(b)            During the Term, Executive will (i) be a full-time employee of the Company and (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Board from time to time and normally associated with or not inconsistent with the role of a CEO and President. Notwithstanding the foregoing, Executive may (w) serve as a director of SESAC; (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies with the prior approval of the Board, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage his and his family’s personal investments; provided, however, that, in each case, such activities do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder, do not violate the provisions of Section 6, and do not create a fiduciary or business conflict.

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(c)            During the Term, Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company.

(d)            The primary place of Executive’s employment with the Company will be the place principal duties are performed by Executive as of the Employment Commencement Date and remote working arrangements in accordance with Company policy, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

3.            Compensation.

(a)            Base Salary. The Company will pay Executive a base salary in the amount of eight-hundred-fifty-thousand dollars ($850,000) per annum (the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time, but in no event less frequently than monthly. The Base Salary will be periodically reviewed by the Board during the Term, and subject to increase but not decrease.

(b)            Cash Bonus.

(i)             Executive will be eligible to receive an annual cash bonus for each fiscal year of the Company during the Term with a target amount equal to 100% of the Base Salary and a maximum amount equal to 200% of the Base Salary. The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term will be based on the achievement of performance criteria which may relate to financial and non-financial metrics as reasonably determined by the Board after consultation with Executive.

(ii)            Any annual cash bonus that becomes payable to Executive under this Section 3(b) will be paid to Executive, in cash, as soon as practicable but no later than March 15 following the end of the fiscal year of the Company to which it relates.

(c)            Long-Term Incentive Compensation.

(i)             During the Company’s 2021 fiscal year and not later than the time annual equity grants are made generally to Company employees, the Company shall grant Executive time-based equity awards with a grant date fair value for financial accounting purposes of two million dollars ($2,000,000), comprised of 50% stock options to purchase Company common stock over a ten-year term (the “2021 Options”) and 50% restricted stock units that settle in shares of Company common stock (the “2021 RSUs” and, together with the 2021 Options, the “2021 Equity Awards”), subject to the terms and conditions described herein. The 2021 Options will be eligible to vest over a three year period, with the first one third (1/3) to cliff vest on the first anniversary of the Employment Commencement Date and the remainder to vest in twenty-four (24) equal monthly installments thereafter, and the 2021 RSUs will be eligible to vest in three equal installments on each of the first three anniversaries of the Employment Commencement Date, in each case subject to Executive’s continued employment or service on the Board through the applicable vesting dates.

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(ii)            Starting in 2022 and for each subsequent fiscal year of the Company during the Term, Executive shall be eligible to receive long-term incentive compensation grants with a target grant date fair value for financial accounting purposes of two million dollars ($2,000,000) (“Annual Equity Awards”), including any performance-based grants at the target level which may be earned based on the achievement of such performance criteria as established by the Board or the Compensation Committee of the Board (the “Committee”) after consultation with Executive. On a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (each, an “Involuntary Termination”), 100% of the then-outstanding Annual Equity Awards and 2021 Equity Awards will fully vest and become exercisable, with stock options remaining exercisable until the earlier of the end of the term of the stock options or one year after the date of termination (except for those Annual Equity Awards and 2021 Equity Awards that include performance based vesting conditions, which will remain outstanding and eligible to vest based on the level of actual attainment of the relevant performance conditions) (the “Annual Equity Acceleration”).

(iii)           Following the Closing, the Executive shall receive a special long-term incentive compensation grant comprised of (A) performance-based restricted stock units, with a seven year term, that if earned will settle in a number of shares of Company common stock equal to the target percentage of two-and-a-half percent (2.5%) of the fully diluted Company common shares outstanding on the date of grant, determined on a post-money, post-conversion basis (including any equity awards granted to the Executive and other senior level executives in connection with the Closing or within thirty (30) days of the filing of Form S-8 as described below) (“Initial PSUs”) and (B) time-based restricted stock units, with a ten year term, that will settle in a number of shares of Company common stock equal to a target percentage equal to (x) two-and-a-half percent (2.5%) of the fully diluted Company common shares outstanding on the date of grant (determined as set forth above for the Initial PSUs), minus (y) the percentage of fully diluted Company common shares outstanding on the date of grant (determined in the same manner) represented by the initial option grant awarded to Executive on January 31, 2021 concurrently with the execution of this Agreement (the “Initial RSUs”). The Initial PSUs and Initial RSUs will be granted no later than thirty (30) days after (and contingent upon) the listing of the shares of Company common stock on the Nasdaq Stock Market and the registration of the offer and sale of the shares of common stock underlying such awards with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the Closing). The Initial PSUs will be eligible to be earned 25% upon achieving each of the following thirty (30) day volume-weighted average price milestones for a share of Company common stock, subject to Executive’s continued employment or service on the Board through the applicable vesting date: $20, $30, $40 and $50. Any Initial PSUs that satisfy such vesting terms will be settled within thirty (30) days after the applicable vesting date. The Initial RSUs will be eligible to vest in three equal installments on each of the first three anniversaries of the Employment Commencement Date, in each case subject to Executive’s continued employment or service on the Board through the applicable vesting dates. Shares of Company common stock received upon the settlement of the Initial PSUs and Initial RSUs will be subject to transfer restrictions for twelve-months from the date of settlement of the Initial PSUs or Initial RSUs, as applicable, net of a number of shares of Company common stock in respect of the applicable required tax withholding, to the extent that the Company has cash reserves to provide for such net settlement. Upon an Involuntary Termination, the Initial PSUs will remain outstanding and eligible to vest based on attainment of the share-price milestones in the preceding sentence until the earlier of the end of the seven-year term of the Initial PSUs or three years after the date of termination, and the Initial RSUs will fully vest (the “Special Equity Treatment”). Upon an Involuntary Termination occurring within 24 months after a Change in Control, 100% of the then-outstanding Initial PSUs and Initial RSUs will fully vest (the “Special Equity CIC Treatment”).

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4.            Employee Benefits.

(a)            Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to its senior executives, including health insurance, life insurance and participation in an Internal Revenue Code (the “Code”) Section 401(k) retirement plan. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect the Company’s ability to modify or terminate any employee retirement, health or welfare benefit plan at any time.

(b)            Paid Vacation. During the Term, Executive will be entitled to an unlimited amount of paid vacation per calendar year in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c)            Reimbursement of Business Expenses. The Company will reimburse Executive for any reasonable expenses incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations and in respect of technology required to perform remote working arrangements, upon submission by Executive of vouchers or receipts in accordance with applicable Company policies.

(d)            Life and Disability Insurance. During the Term, the Company agrees to provide Executive with a life insurance policy, at the Company’s expense, providing for a death benefit in the amount of $25 million and a disability insurance policy, at the Company’s expense, with an annualized benefit not less than $5 million.

(e)            Insurance; Indemnification. During and after the Term, (i) Executive will be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and officers (both during and after their term) of the Company or any of the applicable Affiliates for which Executive serves as a director or officer and (ii) Executive will also be entitled to indemnification rights and related expense advances and reimbursements to the same extent as any other director or officer (both during and after their term) of the Company or any of its Affiliates for which Executive serves as a director or officer.

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5.            Termination of Employment. Executive’s employment will be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of termination for “Cause” (as defined below); (iv) the date which is thirty (30) days following the date on which the Company provides notice to Executive of termination without Cause; (v) the date specified by Executive in any notice to the Company of termination of employment other than for “Good Reason” (as defined below); or (vi) the applicable date as determined in accordance with the definition of Good Reason if such termination is by Executive for Good Reason.

(a)            For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the event that such termination is other than by the Company for Cause, an amount in cash equal to any annual cash bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the applicable terms of the Company’s employee benefit plans as may be in effect as of the date of termination (collectively, the “Accrued Rights”). In addition, Executive will also be eligible to receive the Pro-Rated Bonus (as defined below) if such termination is for death or Disability.

(b)            Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, then Executive will be entitled to receive the Accrued Rights, and if Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within sixty (60) days (or such longer period as required by law) following the date of termination, then Executive will receive the following:

(i)            An amount in cash equal to one-and-a-half (1.5) times the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination, which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of eighteen (18) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;

(ii)            An amount in cash equal to the product of (A) the annual cash bonus that the Board determines would have been paid to Executive in accordance with Section 3(b) for the fiscal year in which the date of termination occurs had Executive remained in employment and (B) a fraction, the numerator of which is the number of days Executive was employed during the fiscal year in which the date of termination occurs, and the denominator of which is 365, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year (the “Pro-Rated Bonus”);

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(iii)          If Executive elects continuation coverage under the Company’s medical, dental and vision program pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), reimbursement for the full COBRA premium payments (which reimbursement will be made within thirty (30) days following receipt of evidence from Executive of Executive’s payment of such premiums), or, if it would result in a better after-tax benefit for the Executive, direct payment to the provider for the full COBRA premium payments for the 18 calendar months immediately following the end of the calendar month in which the date of termination occurs (provided that the Company may modify its obligation under this Section 5(b)(iii) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended) (the “Health Care Continuation”); provided, further that such contributions shall cease to be effective as of the date that Executive obtains health, dental and vision benefits from a subsequent employer; and

(iv)          The Annual Equity Acceleration and the Special Equity Treatment (without duplication).

(c)            Termination by the Company without Cause or Resignation for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason during the period beginning on a Change in Control and ending twenty-four (24) months thereafter, then Executive will be entitled to receive the Accrued Rights, and, if Executive executes the Release, and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the date of termination, then Executive will receive the following in lieu of the amounts described in Section 5(b) above:

(i)            An amount in cash equal to two-and-a-half (2.5) times the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination, which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of thirty (30) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;

(ii)            The Pro-Rated Bonus;

(iii)           Health Care Continuation; and

(iv)          The Annual Equity Acceleration and the Special Equity CIC Treatment (without duplication).

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(d)            Definitions. For purposes of this Agreement:

(i)            “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)            “Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any material act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates; (C) Executive’s willful or material breach of a fiduciary obligation to the Company or any willful malfeasance or gross negligence in the performance of Executive’s duties to the Company; (D) a material violation by Executive of any written policy of the Company that results in material economic harm to the Company; (E) a willful material breach by Executive of Section 6(b) or (c) of this Agreement; or (F) any continued willful failure by Executive to follow the reasonable and lawful written directives of the Board that are related to Executive’s position with the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Board provides written notice to Executive of the existence of the condition giving rise to Cause within thirty (30) days following the Company’s knowledge of its existence and (2) Executive fails to cure such condition, if curable, within thirty (30) days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause; provided that Executive shall not be provided the ability to cure repeated occurrences of the same event. For purposes of this Section 5(c)(ii), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

(iii)          “Change in Control” has the meaning set forth in the Company 2021 Equity and Incentive Compensation Plan.

(iv)          “Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement, as determined by the Board, for a period of either (A) ninety (90) consecutive days or (B) one-hundred-eighty (180) days in any 12-month period.

(v)           “Good Reason” means, in each case without Executive’s consent, (A) a decrease in Executive’s base salary, target bonus or target long-term incentive compensation opportunity, other than a decrease of not less than 10% that is materially consistent with similar decreases required of other senior executives of the Company; (B) a material diminution in Executive’s duties, responsibilities or authority or an adverse change in Executive’s title (provided, however, that any change in duties, responsibilities or authority solely due to the Company becoming privately owned will not constitute Good Reason so long as Executive continues to be the principal executive officer of the Company following such transaction); (C) a requirement that Executive report to anyone other than the Board or, following a Change in Control, the board of directors of any successor to the Company or ultimate parent of any successor or surviving entity; (D) a relocation of Executive’s primary office location outside of the greater Los Angeles, California metropolitan area; or (E) a material breach of this Agreement or any other material compensatory arrangement with the Company by the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within ninety (90) days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice, and (3) Executive terminates employment within thirty (30) days after the end of the cure period.

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(vi)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.            Restrictive Covenants.

(a)            Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive will acquire access to and become acquainted with information about the Company and its Affiliates that is non-public, confidential or proprietary in nature. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage.

(b)            Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in confidence all non-public information, matters and materials of the Company, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and will not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company.

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(c)            Non-Solicitation. In consideration of the Company’s obligations hereunder, during Executive’s employment and for a period of 12 months thereafter, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee of the Company or any of its subsidiaries who was employed, engaged or recruited during Executive’s employment with the Company to discontinue his or her relationship with the Company. Executive will not directly or indirectly at any time during Executive’s employment or for 12 months thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6(c).

(d)            Discoveries and Inventions; Work Made for Hire.

(i)            Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive hereby assigns to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Pursuant to California Labor Code Section 2870, Executive has no obligation to assign an invention that the Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment with the Company shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)            In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment with the Company, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

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(iii)            Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(e)            Remedies for Breach.

(i)            The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company will, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief will be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of said covenants.

(ii)            Reasonableness. Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

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(f)            Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.            Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

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8.            General.

(a)            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Playboy Enterprises, Inc.

c/o Chris Riley, General Counsel

10960 Wilshire Blvd.,

Suite 2200

Los Angeles, CA 90024

To Executive:

At the address shown in the Company’s personnel records.

(b)            Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Employment Commencement Date, immediately prior to the Closing, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, the restrictive covenants in Section 6 of this Agreement do not supersede, and are in addition to, any restrictive covenants in any other types of agreements entered into after the date of this Agreement between Executive and the Company, such as shareholder agreements or incentive equity award agreements. In the event that the Closing does not occur for any reason, this Agreement shall become null and void.

(c)            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(f)             Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g)            Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

(h)            Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive. Notwithstanding any provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any personal income taxes imposed on Executive with respect to any such payment.

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(i)             Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)             No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company under this Agreement or otherwise. Furthermore, no payment or benefit provided for in this Agreement or elsewhere will be reduced by any compensation earned by Executive as the result of employment by another employer.

(k)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(l)             Legal Fees. The Company agrees to reimburse Executive for all reasonable and customary attorneys’ fees and disbursements incurred by the Executive in connection with the review, negotiation, preparation and execution of this Agreement and any related agreements, and any other related equity or investment documentation (including but not limited to Executive’s initial equity award), promptly upon the Executive’s presentation to the Company of a copy of the written invoice from the Executive’s legal counsel evidencing such fees and disbursements (up to a maximum of $125,000).

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(m)            280G Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8(m) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

PLAYBOY ENTERPRISES, INC.

By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary

EXECUTIVE

/s/ Bernhard L. Kohn III
Bernhard L. Kohn III

[Signature Page to Employment Agreement]

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Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Bernhard L. Kohn III (“Executive”) on the below-indicated date.

WHEREAS, Executive, and the Company entered into an Employment Agreement dated as of January 31, 2021 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5(b) or 5(c) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) or 5(c) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.            General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.            Exceptions to General Release of Claims.

(a)            Nothing contained in this Agreement will in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights to severance, the Accrued Rights and other vested benefits provided under Section 5 of the Employment Agreement, (iii) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy or (v) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company or any of its Affiliates. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)            Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)            Executive acknowledges and agrees that he is aware of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or the released party.

With full awareness and understanding of the above provisions, Executive hereby waives any and all right he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Released Parties from claims which he does not presently know or suspect to exist.

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3.            Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.            Restrictive Covenants. Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) will continue to apply in accordance with their terms for the applicable periods with respect thereto.

5.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

6.            No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

7.            Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

8.            Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 8(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights under Section 5(b) or 5(c) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs this Agreement.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

PLAYBOY ENTERPRISES, INC.

By:
Name:
Title:

EXECUTIVE

Bernhard L. Kohn III

[Signature Page to Release Agreement]

Exhibit 10.24

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 10, 2021, by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Chris Riley (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company, Mountain Crest Acquisition Corp., a Delaware corporation (“Parent”) and the other parties named therein have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent will acquire the Company and adopt the name of “PLBY Group, Inc.”, on the terms and subject to the conditions set forth therein (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Parties intend that Executive shall continue employment as the General Counsel of the Company effective as of the Closing Date, immediately prior to and contingent upon the Closing, as such terms are defined in the Merger Agreement (the “Employment Commencement Date”) and this Agreement shall be assumed by Parent on the Closing. References to the “Company” in this Agreement shall also be deemed to refer to “Parent” following the Closing, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Term. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Employment Commencement Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

2.            Title; Services and Duties.

(a)            During the Term, Executive will be employed by the Company as its General Counsel, and shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b)            During the Term, Executive will (i) be a full-time employee of the Company and (ii) have such duties, responsibilities and authority as are reasonably prescribed by the CEO or the Board of Directors of the Company (the “Board”) from time to time and normally associated with or not inconsistent with the role of General Counsel. Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies with the prior approval of the Board, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage his and his family’s personal investments; provided, however, that, in each case, such activities do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder, do not violate the provisions of Section 6, and do not create a fiduciary or business conflict.

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(c)            During the Term, Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company.

(d)            The primary place of Executive’s employment with the Company will be the place principal duties are performed by Executive as of the Employment Commencement Date, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

3.            Compensation.

(a)            Base Salary. The Company will pay Executive a base salary in the amount of four-hundred thousand dollars ($400,000) per annum (the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time, but in no event less frequently than monthly. The Base Salary will be reviewed by the Board annually during the Term, and shall be subject to increase but not decrease.

(b)            Cash Bonus.

(i)            Executive will be eligible to receive an annual cash bonus for each fiscal year of the Company during the Term with a target amount equal to 80% of the Base Salary. The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term will be based on the achievement of performance criteria which may relate to financial and non-financial metrics as reasonably determined by the Board after consultation with Executive and the CEO.

(ii)           Any annual cash bonus that becomes payable to Executive under this Section 3(b) will be paid to Executive, in cash, when annual bonuses are paid to the Company’s other senior executives and as soon as practicable but no later than March 15 following the end of the fiscal year of the Company to which it relates.

(c)            Long-Term Incentive Compensation.

(i)            Starting in 2022 and for each subsequent fiscal year of the Company during the Term, Executive shall be eligible to receive long-term incentive compensation grants with a target grant date fair value for financial accounting purposes of seven-hundred thousand ($700,000) (“Annual Equity Awards”), including any performance-based grants at the target level which may be earned based on the achievement of such performance criteria as established by the Board or the Compensation Committee of the Board (the “Committee”) on terms no less favorable than those that apply to other senior executives of the Company, generally. On a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (each, an “Involuntary Termination”), 100% of the then-outstanding Annual Equity Awards will fully vest and become exercisable, with stock options remaining exercisable until the earlier of the end of the term of the stock options or one year after the date of termination (except for those Annual Equity Awards that include performance-based vesting conditions, which will remain outstanding and eligible to vest based on the level of actual attainment of the relevant performance conditions) (the “Annual Equity Acceleration”).

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(ii)            Following the Closing, the Executive shall receive a special long-term incentive compensation grant comprised of: (A) performance-based restricted stock units, with a seven year term, that if earned will settle in a number of shares of Company common stock equal to the target percentage of 0.45% of the fully diluted Company common shares outstanding on the date of grant, determined on a post-money, post-conversion basis (including any equity awards granted to the Executive and other senior level executives in connection with the Closing or within thirty (30) days of the filing of Form S-8 as described below) (“Initial PSUs”) and (B) stock options to purchase a number of shares of Company common stock, with a ten year term, equal to the target percentage of 0.18% of the fully diluted Company common shares outstanding on the date of grant (determined as set forth above for the Initial PSUs) (the “Initial Options”). The Initial PSUs and the Initial Options will be granted no later than thirty (30) days after (and contingent upon) the listing of the shares of Company common stock on the Nasdaq Stock Market and the registration of the offer and sale of the shares of common stock underlying such awards with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the Closing). In addition, if the fair market value of a share of Company common stock on the date of grant is greater than the fair market value of a share of Company common stock on the Employment Commencement Date, then a portion of the Initial Options will be converted into a number of time-based restricted stock units equal to (x) the difference between the fair market value per share of Company common stock on the date of grant minus the fair market value per share of Company common stock on the Employment Commencement Date, multiplied by (y) the number of Initial Options (determined without regard to the conversion described in this sentence), divided by (z) the fair market value of a share of Company common stock on the date of grant (the “Make-Up RSUs”), rounded down to the nearest whole number of shares. The Initial PSUs will be eligible to be earned 25% upon achieving each of the following thirty (30) day volume-weighted average price milestones for a share of Company common stock, subject to Executive’s continued employment or service on the Board through the applicable vesting date: $20, $30, $40 and $50. Any Initial PSUs that satisfy such vesting terms will be settled within thirty (30) days after the applicable vesting date. Shares of Company common stock received upon the settlement of the Initial PSUs (and, if applicable, the Make-Up RSUs) will be subject to transfer restrictions for twelve-months from the date of settlement of the Initial PSUs (or, if applicable, the Make-Up RSUs), net of a number of shares of Company common stock in respect of the applicable required tax withholding, to the extent that the Company has cash reserves to provide for such net settlement. The Initial Options will vest 1/3 on the first anniversary of the Employment Commencement Date and then monthly in twenty-four (24) equal installments commencing on the thirteenth month anniversary of the Employment Commencement Date. If granted, the Make-Up RSUs will be eligible to vest in three equal installments on each of the first three anniversaries of the Employment Commencement Date, in each case subject to Executive’s continued employment through the applicable vesting dates. Upon an Involuntary Termination, the Initial PSUs will remain outstanding and eligible to vest based on attainment of the share-price milestones set forth above until the earlier of the end of the seven-year term of the Initial PSUs or ninety (90) days after the date of termination, and upon an Involuntary Termination that occurs within 12 months following the Employment Commencement Date, 1/3 of the Initial Options (and if applicable, 1/3 of the Make-Up RSUs) will become immediately vested and exercisable upon the date of such termination (the “Special Equity Treatment”). Upon an Involuntary Termination occurring 24 months after a Change in Control, 100% of the then-outstanding Initial PSUs will fully vest, and the Initial Options will become immediately vested and exercisable upon the date of such termination and remain exercisable until the earlier of the end of the ten-year term or three years after the date of termination (the “Special Equity CIC Treatment”).

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4.            Employee Benefits.

(a)            Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to its senior executives, including health insurance, life insurance and participation in an Internal Revenue Code (the “Code”) Section 401(k) retirement plan. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect the Company’s ability to modify or terminate any employee retirement, health or welfare benefit plan at any time.

(b)            Paid Vacation. During the Term, Executive will be entitled to an unlimited amount of paid vacation, subject to the needs of the business and approval of the CEO (which approval is not to be unreasonably withheld), in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c)            Reimbursement of Business Expenses. The Company will reimburse Executive to the same extent as other senior employees for any reasonable expenses incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations and in respect of technology required to perform remote working arrangements, upon submission by Executive of vouchers or receipts in accordance with applicable Company policies.

(d)            Life and Disability Insurance. During the Term, the Company agrees to provide Executive with a life insurance policy, at the Company’s expense, providing for a death benefit in the amount of $10 million and a disability insurance policy, at the Company’s expense, with an annualized benefit not less than $2.5 million.

(e)            Insurance; Indemnification. During and after the Term, (i) Executive will be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and officers (both during and after their term) of the Company or any of the applicable Affiliates for which Executive serves as a director or officer and (ii) Executive will also be entitled to indemnification rights and related expense advances and reimbursements to the same extent as any other director or officer (both during and after their term) of the Company or any of its Affiliates for which Executive serves as a director or officer.

5.            Termination of Employment. Executive’s employment will be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of termination for “Cause” (as defined below); (iv) the date which is thirty (30) days following the date on which the Company provides notice to Executive of termination without Cause; (v) the date specified by Executive in any notice to the Company of termination of employment other than for “Good Reason” (as defined below); or (vi) the applicable date as determined in accordance with the definition of Good Reason if such termination is by Executive for Good Reason.

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(a)            For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the event that such termination is other than by the Company for Cause, an amount in cash equal to any annual cash bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the applicable terms of the Company’s employee benefit plans as may be in effect as of the date of termination (collectively, the “Accrued Rights”). In addition, Executive will also be eligible to receive the Pro-Rated Bonus (as defined below) if such termination is for death or Disability.

(b)            Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, then Executive will be entitled to receive the Accrued Rights, and if Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within sixty (60) days (or such longer period as required by law) following the date of termination, then Executive will receive the following:

(i)            An amount in cash equal to the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination, which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of twelve (12) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;

(ii)           An amount in cash equal to the product of (A) Executive’s target annual cash bonus for the fiscal year in which the date of termination occurs and (B) a fraction, the numerator of which is the number of days Executive was employed during the fiscal year in which the date of termination occurs, and the denominator of which is 365, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year (the “Pro-Rated Bonus”);

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(iii)          If Executive elects continuation coverage under the Company’s medical, dental and vision program pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), reimbursement for the full COBRA premium payments (which reimbursement will be made within thirty (30) days following receipt of evidence from Executive of Executive’s payment of such premiums), or, if it would result in a better after-tax benefit for the Executive, direct payment to the provider for the full COBRA premium payments for the 18 calendar months immediately following the end of the calendar month in which the date of termination occurs (provided that the Company may modify its obligation under this Section 5(b)(iii) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended) (the “Health Care Continuation”); provided, further that such contributions shall cease to be effective as of the date that Executive obtains health, dental and vision benefits from a subsequent employer; and

(iv)          The Annual Equity Acceleration and the Special Equity Treatment (without duplication).

(c)            Termination by the Company without Cause or Resignation for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason during the period beginning on a Change in Control and ending twenty-four (24) months after such Change in Control, then Executive will be entitled to receive the Accrued Rights, and, if Executive executes the Release, and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the date of termination, then Executive will receive the following in lieu of the amounts described in Section 5(b) above:

(i)            An amount equal to one-and-a-quarter (1.25) times the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination, which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of fifteen (15) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;

(ii)           The Pro-Rated Bonus;

(iii)          Health Care Continuation; and

(iv)          The Annual Equity Acceleration and the Special Equity CIC Treatment (without duplication).

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(d)          Definitions. For purposes of this Agreement:

(i)            “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)           “Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any material act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates; (C) Executive’s willful or material breach of a fiduciary obligation to the Company or any willful malfeasance or gross negligence in the performance of Executive’s duties to the Company; (D) a material violation by Executive of any written policy of the Company that results in material economic harm to the Company; (E) a willful material breach by Executive of Section 6(b) or (c) of this Agreement; or (F) any continued willful failure by Executive to follow the reasonable and lawful written directives of the CEO or the Board that are related to Executive’s position with the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Company provides written notice to Executive of the existence of the condition giving rise to Cause within thirty (30) days following the Company’s knowledge of its existence and (2) Executive fails to cure such condition, if curable, within thirty (30) days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause; provided that Executive shall not be provided the ability to cure repeated occurrences of the same event. For purposes of this Section 5(c)(ii), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

(iii)          “Change in Control” has the meaning set forth in the Company 2021 Equity and Incentive Compensation Plan.

(iv)          “Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement, as determined by the Board, for a period of either (A) ninety (90) consecutive days or (B) one-hundred-eighty (180) days in any 12-month period.

(v)           “Good Reason” means, in each case without Executive’s consent, (A) a decrease in Executive’s base salary, target bonus or target long-term incentive compensation opportunity, other than a decrease of not less than 10% that is materially consistent with similar decreases required of other senior executives of the Company; (B) a material diminution in Executive’s duties, responsibilities or authority or an adverse change in Executive’s title (provided, however, that any change in duties, responsibilities or authority solely due to the Company becoming privately owned will not constitute Good Reason so long as Executive continues to be the general counsel of the Company following such transaction); (C) a requirement that Executive report to anyone other than the CEO or the Board or, following a Change in Control, the CEO or the board of directors of any successor to the Company or ultimate parent of any successor or surviving entity; (D) a relocation of Executive’s primary office location outside of the greater Los Angeles, California metropolitan area without his express written consent; or (E) a material breach of this Agreement or any other material compensatory arrangement with the Company by the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within ninety (90) days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice, and (3) Executive terminates employment within thirty (30) days after the end of the cure period.

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(vi)          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.            Restrictive Covenants.

(a)            Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive will acquire access to and become acquainted with information about the Company and its Affiliates that is non-public, confidential or proprietary in nature. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage.

(b)            Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in confidence all non-public information, matters and materials of the Company, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and will not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be required by law(with advance notice to the Company prior to any such disclosure to the extent legally permitted) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company.

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(c)            Non-Solicitation. In consideration of the Company’s obligations hereunder, during Executive’s employment and for a period of 12 months thereafter, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer or employee of the Company or any of its subsidiaries who was employed, engaged or recruited during Executive’s employment with the Company to discontinue his or her relationship with the Company. Executive will not directly or indirectly at any time during Executive’s employment or for 12 months thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6(c).

(d)            Discoveries and Inventions; Work Made for Hire.

(i)            Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive hereby assigns to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Pursuant to California Labor Code Section 2870, Executive has no obligation to assign an invention that the Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment with the Company shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)           In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment with the Company, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

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(iii)          Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(e)            Remedies for Breach.

(i)            The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company will, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief will be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of said covenants.

(ii)           Reasonableness. Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

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(f)            Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.            Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

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8.            General.

(a)            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

To the Company:

PLBY Group, Inc.

c/o Ben Kohn, CEO

10960 Wilshire Blvd.,

Suite 2200

Los Angeles, CA 90024

To Executive:

At the address shown in the Company’s personnel records.

(b)            Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Employment Commencement Date supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, the restrictive covenants in Section 6 of this Agreement do not supersede, and are in addition to, any restrictive covenants in any other types of agreements entered into between Executive and the Company, such as shareholder agreements or incentive equity award agreements. In the event that the Closing does not occur for any reason, this Agreement shall become null and void.

(c)            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)           Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(f)            Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g)            Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

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(h)          Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive. Notwithstanding any provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any personal income taxes imposed on Executive with respect to any such payment.

(i)            Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)           No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company under this Agreement or otherwise. Furthermore, no payment or benefit provided for in this Agreement or elsewhere will be reduced by any compensation earned by Executive as the result of employment by another employer.

(k)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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(l)            280G Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8(m) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

PLAYBOY ENTERPRISES INC.

By:	/s/ Ben Kohn
Name: Ben Kohn
Title: CEO

EXECUTIVE

/s/ Chris Riley
Chris Riley

[Signature Page to Employment Agreement]

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Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Chris Riley (“Executive”) on the below-indicated date.

WHEREAS, Executive, and the Company entered into an Employment Agreement dated as of February 10, 2021 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5(b) or 5(c) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) or 5(c) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.            General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.            Exceptions to General Release of Claims.

(a)            Nothing contained in this Agreement will in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights to severance, the Accrued Rights and other vested benefits provided under Section 5 of the Employment Agreement, (iii) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy or (iv) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company or any of its Affiliates. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)            Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)            Executive acknowledges and agrees that he is aware of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or the released party.

With full awareness and understanding of the above provisions, Executive hereby waives any and all right he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Released Parties from claims which he does not presently know or suspect to exist.

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3.            Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.            Restrictive Covenants. Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) will continue to apply in accordance with their terms for the applicable periods with respect thereto.

5.            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

6.            No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

7.            Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

8.            Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 8(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights under Section 5(b) or 5(c) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs this Agreement.

[Remainder of page is left blank intentionally]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

PLAYBOY ENTERPRISES INC.

By:
Name:
Title:

EXECUTIVE

Chris Riley

[Signature Page to Release Agreement]

Exhibit 10.25

PLAYBOY ENTERPRISES, INC.

January 23, 2021

Florus Beuting

Address:

[ADDRESS]

Dear Florus:

I am pleased to offer you a position with Playboy Enterprises, Inc. (the “Company”), as Chief Accounting Officer.

If you accept our offer, your first day of employment will be February 8, 2021 (“Start Date”).

You will be reporting to the Company’s Chief Financial Officer or such person(s) as the Company may direct.

You will receive an annual salary (“Base Salary”) of $325,000, which will be paid in accordance with the Company’s normal payroll procedures, subject to increase as determined by the Company. You will be classified as a regular, full-time, exempt employee.

You will be eligible for an annual bonus (“Bonus”) with a target amount of 30% of your Base Salary in effect during the year for which the Bonus is awarded. The Bonus is entirely discretionary; some or all of the Bonus may be based on Company performance metrics determined by the Board and/or personal performance determined by goals set with your manager. The Bonus, if any, is paid no later than March 15 of the following year. You must remain employed with the Company in good standing through the date of payment in order to earn or be eligible for any Bonus.

Following and subject to the closing of the transaction between the Company and Mountain Crest Acquisition Corp, and subject to the approval of the Board of Directors of PLBY Group, Inc. (“Parent”), Parent will issue you equity awards with an approximate grant date fair value of $600,000, comprised of 50% stock options to purchase Parent common stock and 50% restricted stock units that settle in shares of Parent common stock, with 25% vesting on the one-year anniversary of your Start Date, and the balance vesting in a series of 36 successive, equal, monthly installments.

You shall be eligible to receive annual long-term incentive compensation equity grants with a target grant date fair value of $100,000.

You will receive a one-time signing bonus in the amount of $110,000 (“Signing Bonus”), subject to customary withholdings and contributions, payable within thirty days of your Start Date. If you resign your employment or the Company terminates your employment for Cause (as defined below) prior to the 18-month anniversary of your Start Date, you agree to repay the Company 1/18th of the Signing Bonus for each full month remaining between your separation date and the 18-month anniversary of your Start Date.

As an employee, you will be eligible to receive certain employee benefits, which generally include medical insurance, life insurance and participation in the Company’s 401(k) plan. As a regular full-time exempt employee, you will not accrue traditional vacation; rather, you will receive unlimited time away from work, subject to the needs of the business and the approval of your manager. You should note that that Company may modify salaries and benefits from time to time as it deems necessary.

If your employment is terminated for any reason, whether by you, the Company or by mutual agreement of the parties, the Company’s sole obligation shall be to provide you with your earned Base Salary through the termination date and any unreimbursed business expenses and any other benefit required by law. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below), and you sign a general release of claims in a form acceptable to the Company (including a 12-month non-solicitation provision and a non-disparagement provision) that becomes effective within 60 days after your termination, then you will be eligible to receive as severance (a) six months of continuation of your then-current Base Salary, (b) reimbursement of your COBRA payments for six months, and (c) your most recent earned but unpaid Bonus, if any. For purposes of this agreement, “Cause” shall mean: (1) failure to follow lawful directives of your manager(s); (2) failure to meet written and agreed upon performance expectations; (3) violation of written company policy; or (4) any other willful action by employee that materially and adversely affects the company’s financial performance or reputation.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed (including, but not limited to, any non-compete agreements). It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with the enclosed At-Will Employment, Confidential Information, and Invention Assignment, which requires, among other provisions, the assignment of intellectual property rights arising from your employment with the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief People Officer and you. This offer of employment will terminate if it is not accepted, signed, and returned by January 29, 2021.

If you have any questions please give me a call at [PHONE NUMBER].

We look forward to your favorable reply and to working with you at Playboy Enterprises, Inc.

Sincerely,

/s/ JENNY SADE

Jenny Sade
Chief People Officer

Enclosure

At-Will Employment, Confidential Information, and Invention Assignment

Agreed to and accepted:

Signature:	/s/ FLORUS BEUTING

Printed:	Florus Beuting

Date:	January 23, 2021

FIRST AMENDMENT TO

EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “First Amendment”), dated February 8, 2021, by and between Florus Beuting (“you”) and Playboy Enterprises, Inc. (“Company”), hereby amends that certain employment letter agreement between the parties dated January 23, 2021 (the “Letter Agreement”). This First Amendment is hereby incorporated into the Letter Agreement by reference.

WHEREAS, the parties desire to amend the Letter Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, you and Company agree to amend the Letter Agreement as follows:

1.	SECTION 409A. The following paragraph is added to the Letter Agreement:

Notwithstanding any provision of this letter agreement to the contrary, in the event that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Code”) (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payments or benefits that are considered non-qualified deferred compensation under Code Section 409A payable under this letter agreement on account of a “separation from service” during the six-month period immediately following your date of termination shall, to the extent necessary to comply with Code Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following your “separation from service” within the meaning of Code Section 409A.

2.	SIGNING BONUS. The second sentence of the eighth full paragraph of the Letter Agreement (regarding your Signing Bonus) is hereby amended and restated to read in its entirety as follows:

If you resign your employment or the Company terminates your employment for Cause (as defined below) prior to the 18-month anniversary of your Start Date, you agree to repay the Company 1/18th of the after-tax amount of the Signing Bonus for each full month remaining between your separation date and the 18-month anniversary of your Start Date.

3.	NO OTHER CHANGES. Except as expressly modified above, all of the other terms and conditions of the Letter Agreement shall remain in full force and effect and shall be applicable to the terms hereof; provided that, to the extent a provision of this First Amendment conflicts with a provision of the Letter Agreement, the provision in this First Amendment shall govern and control.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Letter Agreement as of the date first written above.

PLAYBOY ENTERPRISES, INC.

/s/ JENNY SADE	/s/ FLORUS BEUTING
Jenny Sade	Florus Beuting
Chief People Officer

Exhibit 10.26

Execution Version

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is effective as of [Date] by and between PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp), a Delaware corporation (the “Company”), and [Indemnitee] (“Indemnitee”). This Agreement supersedes and replaces any and all previous agreements, if any, between the Company and the Indemnitee covering indemnification.

A.         The Company recognizes the difficulty in obtaining liability insurance for its directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates, the significant cost of such insurance and the general limitations in the coverage of such insurance.

B.          The Company further recognizes the substantial increase in corporate litigation in general, subjecting directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C.          The current protection available to directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates of the Company may not be adequate under the present circumstances, and directors, officers, employees, controlling persons, fiduciaries and other agents and affiliates of the Company (or persons who may be alleged or deemed to be the same), including the Indemnitee, may not be willing to serve or continue to serve or be associated with the Company in such capacities without additional protection.

D.          The Company (a) desires to attract and retain the involvement of highly qualified persons, such as Indemnitee, to serve and be associated with the Company, and (b) accordingly, wishes to provide for the indemnification and advancement of expenses to the Indemnitee to the maximum extent permitted by law.

E.          In view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified and advanced expenses by the Company as set forth herein.

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AGREEMENT:

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

(a)            “Change in Control” shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b)           “Claim” shall mean with respect to a Covered Event: any threatened, asserted, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation (formal or informal) that Indemnitee [(or in the case of a Fund Indemnitor (as defined in Section 18 below) seeking to be indemnified, a Fund Indemnitor)]1 in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, including any appeal therefrom.

(c)          References to the “Company” shall include, in addition to PLBY Group, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which PLBY Group, Inc. (or any of its wholly owned subsidiaries) is a party, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d)            “Covered Event” shall mean any event or occurrence by reason of the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, direct or indirect, whether before or after the date of this Agreement, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity, whether before or after the date of this Agreement.

(e)            “Expense Advance” shall mean a payment to Indemnitee for Expenses pursuant to Section 3 hereof, in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation, which constitutes a Claim.

1 Note to Form: To be included when applicable.

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(f)            “Expenses” shall mean any and all direct and indirect costs, losses, claims, damages, fees, expenses and liabilities, joint or several (including reasonable attorneys’ fees and all other costs, expenses and obligations reasonably incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(g)          “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements) or (ii) any other party to the Claim giving rise to a claim for indemnification hereunder, within the last three (3) years. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h)          References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i)            “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification, exoneration or hold harmless rights. In the absence of the appointment of another Reviewing Party, but subject to the provisions of Section 2(d), the full Board of Directors shall be deemed to be the “Reviewing Party” within the meaning of this Agreement.

(j)            “Section” refers to a section of this Agreement unless otherwise indicated.

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(k)           “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2.	Indemnification.

(a)           Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify, exonerate or hold harmless Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges incurred in connection with or in respect of such Expenses.

(b)           Review of Indemnification Obligations.

(i)            Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified, exonerated or held harmless hereunder under applicable law, (A) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party and (B) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying, exonerating or holding harmless Indemnitee (within thirty (30) days after such determination); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified, exonerated or held harmless hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying, exonerating or holding harmless Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(ii)           Subject to Section 2(b)(iii) below, if the Reviewing Party shall not have made a determination within forty-five (45) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (A) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (B) a prohibition of such indemnification under applicable law; provided, however, that such 45-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(iii)          Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to indemnification under this Agreement shall be required to be made prior to the final disposition of the Claim.

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(c)          Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified, exonerated or held harmless hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 15 hereof, the Company hereby consents to service of process and to appear in any such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d)            Selection of Reviewing Party; Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, which may be the full Board of Directors in the absence of the selection of another Reviewing Party, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning Indemnitee’s indemnification, exoneration or hold harmless rights for Expenses under this Agreement or any other agreement or under the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) or amended and restated bylaws (the “Bylaws”) as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by the Indemnitee and approved by Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified, exonerated or held harmless hereunder under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify, exonerate and hold harmless such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e)           Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the fullest extent permitted by applicable law and to the extent that Indemnitee was a party to (or participant in) and has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified, exonerated and held harmless against all Expenses actually and reasonably incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Claim but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Claim, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Claim by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

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(f)            Contribution. If the indemnification, exoneration or hold harmless rights provided for in this Agreement is for any reason held by a court of competent jurisdiction to be unavailable to an Indemnitee, then in lieu of indemnifying, exonerating or holding harmless Indemnitee thereunder, the Company shall contribute to the amount paid or required to be paid by Indemnitee as a result of such Expenses (i) in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Claim or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with the action or inaction which resulted in such Expenses, as well as any other relevant equitable considerations. In connection with the registration of the Company’s securities, the relative benefits received by the Company and Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 2(f) were determined by pro rata or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company’s securities, in no event shall Indemnitee be required to contribute any amount under this Section 2(f) in excess of the net proceeds received by Indemnitee from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(a) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

3.	Expense Advances.

(a)           Obligation to Make Expense Advances. The Company shall make Expense Advances to Indemnitee upon receipt of a written undertaking, in the form attached hereto as Exhibit A, by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified, exonerated or held harmless therefor by the Company.

(b)           Form of Undertaking. Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

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4.	Procedures for Indemnification and Expense Advances.

(a)           Timing of Payments. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than forty-five (45) days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) days after such written demand by Indemnitee is presented to the Company. If the Company disputes a portion of the amounts for which indemnification is requested, the undisputed portion shall be paid and only the disputed portion withheld pending resolution of any such dispute.

(b)           Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified, exonerated or held harmless or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification, exoneration or hold harmless rights will or could be sought under this Agreement. Notice to the Company shall be directed to the President and the Secretary of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee) and shall include a description of the nature of the Claim and the facts underlying the Claim, in each case to the extent known to Indemnitee. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Claim. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably require and as shall be within Indemnitee’s power. The failure by Indemnitee to notify the Company hereunder will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement, except to the extent (solely with respect to the indemnity hereunder) that such failure or delay materially prejudices the Company.

(c)           No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification, exoneration or hold harmless right is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified, exonerated or held harmless under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified, exonerated or held harmless hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

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(d)           Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all reasonably necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)           Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification, exoneration or hold harmless rights for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification, exoneration or hold harmless rights or Expense Advances hereunder. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any claim, action or proceeding against Indemnitee without the consent of Indemnitee, provided that the terms of such settlement include either: (i) a full release of Indemnitee by the claimant from all liabilities or potential liabilities under such claim or (ii), in the event such full release is not obtained, the terms of such settlement do not limit any indemnification, exoneration or hold harmless rights Indemnitee may now, or hereafter, be entitled to under this Agreement, the Company’s Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware (the “DGCL”) or otherwise.

5.	Additional Indemnification Rights; Nonexclusivity.

(a)           Scope. The Company hereby agrees to indemnify, exonerate and hold harmless the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification, exoneration or hold harmless right is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Bylaws or by statute, a vote of stockholders or a resolution of directors, or otherwise. The rights of indemnification and to receive Expense Advances as provided by this Agreement shall be interpreted independently of, and without reference to, any other such rights to which Indemnitee may at any time be entitled. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify, exonerate or hold harmless a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify, exonerate or hold harmless a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

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(b)            Nonexclusivity. The indemnification, exoneration or hold harmless rights and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, the Bylaws, any other agreement, any vote of stockholders or disinterested directors, the DGCL, or otherwise. The indemnification, exoneration or hold harmless rights and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified, exonerated or held harmless capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.          No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, the Bylaws or otherwise) of the amounts otherwise payable hereunder, except as provided in Section 18 below.

7.          Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification, exoneration or hold harmless rights by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify, exonerate or hold harmless Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8.          Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying, exonerating or holding harmless its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification, exoneration or hold harmless rights to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify, exonerate or hold harmless Indemnitee.

9.          Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors who are not employees of the Company, if Indemnitee is a director who is not employed by the Company; or of the Company’s officers, if Indemnitee is a director of the Company and is also employed by the Company, or is not a director of the Company but is an officer; or in the Company’s sole discretion, if Indemnitee is not an officer or director but is an employee, agent or fiduciary.

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10.        Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)           Excluded Action or Omissions. To indemnify, exonerate or hold harmless Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification, exoneration or hold harmless rights under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, exoneration or hold harmless rights to Indemnitee, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b)           Claims Initiated by Indemnitee. To indemnify, exonerate or hold harmless or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or cross claim, except (i) with respect to actions or proceedings brought to establish or enforce an indemnification, exoneration or hold harmless right under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim or (iii) as otherwise required under Section 145 of the DGCL, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, exoneration, hold harmless right, Expense Advances or insurance recovery, as the case may be.

(c)           Lack of Good Faith. To indemnify, exonerate or hold harmless Indemnitee for any Expenses incurred by Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 hereof that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 hereof that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d)           Claims Under Section 16(b) or Sarbanes-Oxley Act. To indemnify, exonerate or hold harmless Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute or (ii) any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification or exoneration or hold harmless, Indemnitee shall be entitled under Section 3 hereof to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

10

11.            Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic transmission, each of which shall constitute an original and all of which, together, shall constitute one instrument.

12.            Binding Effect; Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request. [The Company and Indemnitee agree that the Fund Indemnitors (as defined in Section 18 below) are express third party beneficiaries of this Agreement.]2

13.            Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified, exonerated or held harmless for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

2 Note to Form: To be included when applicable.

11

14.            Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

15.            Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16.            Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17.            Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18.            Primacy of Indemnification; Subrogation.

(a)            [The Company hereby acknowledges that Indemnitee has or may in the future have certain indemnification, exoneration, hold harmless or Expense advancement rights and/or insurance provided by [Fund Name] and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance Expenses or to provide indemnification, exoneration or hold harmless rights for the same Expenses incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof and (iv) if any Fund Indemnitor is a party to or a participant in a legal proceeding, which participation or involvement arises solely and exclusively as a result of Indemnitee’s service to the Company as a director of the Company, then such Fund Indemnitor shall be entitled to all of the indemnification rights and remedies under this Agreement to the same extent as Indemnitee. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any Claim for which Indemnitee has sought indemnification, exoneration or hold harmless rights from the Company shall affect the foregoing and the Fund Indemnitors shall have a right to receive from the Company, contribution and/or be subrogated, to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company.]3

3 Note to Form: To be included when applicable.

12

(b)           [Except as provided in Section 18(a) above,][I]n the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any insurance policy purchased by the Company, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights. In no event, however, shall the Company or any other person have any right of recovery, through subrogation or otherwise, against (i) Indemnitee, [or] (ii) [any Fund Indemnitor or (iii)]4 any insurance policy purchased or maintained by Indemnitee [or any Fund Indemnitor].

19.            Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.            Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto, including any existing director or officer indemnification agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws, any directors and officers insurance maintained by the Company and applicable law, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

21.            No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to employment by the Company or any of its subsidiaries or affiliated entities.

22.            Additional Acts. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

(The remainder of this page is intentionally left blank.)

4 Note to Form: To be included when applicable.

13

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

PLBY GROUP, INC.

By:
Authorized Officer

Address:

10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024

Agreed to and accepted by:

INDEMNITEE:

By:
[Indemnitee]

Date: [Date]

Address:
[Address]

14

EXHIBIT A

Form of Undertaking

AFFIRMATION AND UNDERTAKING FOR ADVANCE OF EXPENSES

PURSUANT TO SECTION 145(e) OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Pursuant to Section 145(e) of the General Corporation Law of the State of Delaware (the “DGCL”), Article VII of the Amended and Restated Bylaws (the “Bylaws”) of PLBY Group, Inc. (formerly known as Mountain Crest Acquisition Corp) (the “Company”), and Section 3(a) of my Indemnification Agreement with the Company (the “Indemnification Agreement”), I understand that I must provide a written undertaking in order for the Company to make Expense Advances to me in connection with [NAME OF PROCEEDING], as well as in any related action, suit or proceeding that is threatened, pending or may be filed in the future in which I am a party, a witness or other participant.

The capitalized terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I hereby affirm my good-faith belief that I have met the standard of conduct for indemnification imposed by Section 145(d) of the DGCL. I affirm that in connection with the matters for which I seek Expense Advances, I have acted in good faith and in a manner I reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

I hereby undertake to repay the Expense Advances if it is ultimately determined that I am not entitled to be indemnified, exonerated or held harmless therefor by the Company under Section 145 of the DGCL, Article IX of the Bylaws or the Indemnification Agreement.

This undertaking is a general, unsecured obligation, and no interest shall be charged hereon.

I have executed this Affirmation and Undertaking on this ___ day of __________, 20__.

Exhibit 10.27

PLBY GROUP, INC.

NON-EMPLOYEE DIRECTOR Compensation Policy

Effective February 10, 2021

1.            General. This Non-Employee Director Compensation Policy (this “Policy”) sets forth the equity-based compensation that has been approved by the board of directors (the “Board”) of PLBY Group, Inc., a Delaware corporation (the “Company”), as payable to eligible non-employee members of the Board (“Non-Employee Directors”). The equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who may be eligible to receive such compensation. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.          Equity Compensation. Non-Employee Directors shall be granted the equity awards described below under and subject to the terms and provisions of the Company’s 2021 Equity and Incentive Compensation Plan (the “Equity Plan”). The awards described below in Sections 2(a) and 2(b) shall be granted pursuant to an award agreement in substantially the same form approved by the Board on or prior to the grant date, setting forth the terms of the award, consistent with the Equity Plan. For purposes of this Section 2, the number of shares subject to any restricted stock unit award will be determined by dividing the grant date dollar value specified in Section 2(a) or 2(b) below by the Market Value per Share (as defined in the Equity Plan) of a share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the grant date, rounded down for any partial share.

(a)	Annual Equity Award. A person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue to serve as a Non-Employee Director following such annual meeting shall be automatically granted, on the date of each such annual meeting, a restricted stock unit award with a grant date value equal to $200,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the earlier of the first anniversary date of the grant date or the date of the Company’s next regular annual meeting of stockholders following the grant date, subject to the Non-Employee Director’s continued service on the Board through such vesting date.

(b)	Initial Equity Award. On the date of a person’s initial appointment as a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), the Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000 (the “Initial Equity Award”). The Initial Equity Award shall vest in three equal installments on each of the first three anniversaries of the grant date, in each case subject to the Non-Employee Director’s continued service on the Board through the applicable vesting date. Notwithstanding the foregoing, the Non-Employee Directors who are appointed to the Board in connection with and immediately following the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Company (formerly known as Mountain Crest Acquisition Corp.), MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc., dated as of September 30, 2020 (the “Merger Agreement”), shall not receive their Initial Equity Awards upon their initial appointment to the Board and will instead receive their Initial Equity Awards pursuant to formal Board approval within 30 days after the registration of the offer and sale of the shares of common stock underlying such awards with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the consummation of the transactions contemplated by the Merger Agreement).

3.            Expense Reimbursement. The Company shall reimburse all reasonable out-of-pocket expenses incurred by each Non-Employee Director in the performance of his or her duties as a member of the Board or any committee thereof, including reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board or any committee thereof, which reimbursement, in any case, will be subject to the Company’s timely receipt of adequate supporting documentation of such expenses.

4.            Stock Ownership Guidelines. Non-Employee Directors are required to retain ownership of at least 25% of the shares of Common Stock awarded to him or her and maintain such ownership until departure from the Board.

5.            Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion.

6.           Miscellaneous. The adoption and maintenance of this Policy shall not be deemed to be a contract between the Company and any Non-Employee Director to retain his or her position as a Non-Employee Director. The rights, benefits or interests a Non-Employee Director may have under this Policy are not assignable or transferable and shall not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges, charges or other legal process of the Non-Employee Director or his or her creditors.

Exhibit 10.28

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

INDEX TO NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.

PRODUCT LICENSE AGREEMENT

THE SCHEDULE

PARAGRAPH

1.	GRANT OF LICENSE
	a.	Grant
	b.	Term
	c.	License Year and License Quarter
	d.	Territory
	e.	Minimum Net Sales

2.	COVENANTS OF LICENSEE
	a.	Use
	b.	(i) Maintaining Goodwill
(ii) Compliance with Laws
	c.	Distribution Channels
	d.	Royalties
(i) Guaranteed Royalties
(ii) Earned Royalties
(iii) Penalty; Interest
(iv) Cash Guarantee
	e.	Statements and Payments
	f.	Records and Audit
	g.	Expenses of Conducting Examinations
	h.	Product Quality
	i.	Approval of Products and the Materials
	j.	Title and Protection and Preservation of Playboy Properties and Copyrights
	k.	Right to Subcontract, Licensee Financial Statements and Lists of Sources and Accounts
	l.	Inventory and Holograms
	m.	Playboy Properties and Non-Competitive Brands
	n.	Indemnification and Product Liability Insurance
	o.	Marketing Spend, Advertising Plans and Public Relations
3.	ADDITIONAL COVENANTS OF THE PARTIES
	a.	Reservation of Rights
	b.	Certain Sales
	c.	Investment Opportunity

4.	TITLE AND PROTECTION
	a.	Indemnification by Licensor
	b.	Enforcement

5.	RELATIONSHIP BETWEEN THE PARTIES
	a.	No Joint Venture
	b.	Assignment
	c.	Change of Control

1

INDEX TO NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.

PRODUCT LICENSE AGREEMENT

(Continued)

6.	SUBLICENSING

7.	DEFAULTS AND RIGHTS OF TERMINATION
	a.	Defaults and Right to Cure
	b.	Bankruptcy or Assignment for Creditors, Business Discontinuance
	c.	Loss of Trademark Rights
	d.	Qualified Auditor’s Report
	e.	Cross-Default
	f.	Right of Termination

8.	EXPIRATION OR TERMINATION
	a.	Effect of Expiration or Termination
	b.	Reserved Rights
	c.	Continued Sales After Expiration
or Termination
	d.	Inventory After Expiration or Termination
	e.	Equitable Relief and Legal Fee
	f.	Termination Fee

9.	NOTICES
	a.	Effectiveness
	b.	Address Change

10.	CONFIDENTIAL INFORMATION

11.	SEVERABILITY

12.	CONSENTS AND APPROVALS

13.	APPLICABLE LAW

14.	NO BROKER

15.	CONSTRUCTION

16.	LIMITATION OF LIABILITY

17.	SURVIVABILITY

18.	RIGHTS CUMULATIVE

19.	ENTIRE AGREEMENT

20.	Miscellaneous

2

SCHEDULE TO PRODUCT LICENSE AGREEMENT

THIS SCHEDULE TO PRODUCT LICENSE AGREEMENT, effective as of the lastest dated signature of the parties below (the “Effective Date”), is the “Schedule” referred to in the Product License Agreement entered into by and between Playboy Enterprises International, Inc. and NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD. (the “Agreement”) and is incorporated into the Agreement in its entirety as set forth herein. In the Agreement, the below words shall have the following meanings:

S.1.	LICENSOR:	PLAYBOY ENTERPRISES INTERNATIONAL, INC.
10960 Wilshire Blvd., Suite 2200
Los Angeles, CA 90024

S.2.	LICENSEE:	NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.
3rd Floor, Building 6, 35 Jinghu Road, Huadu,
Guangzhou, China
		Contact:	[***]
		Telephone:	[TELEPHONE]
		Facsimile:	N/A
		E-Mail:	[EMAIL ADDRESS]

S.3.-1	LICENSOR’S AGENT:	CAA-GBG LLP
6 Salem Road
London W2 4BU, United Kingdom
		Contact:	Heather Kamins
		Telephone:	[TELEPHONE]

CAA-GBG LLP
2000 Avenue of the Stars
Los Angeles, California 90067
		Contact:	Heather Kamins
		Telephone:	[TELEPHONE]

S.3.-2	COLLECTING AGENT:	CAA-GBG UK LIMITED
6 Salem Road
London W2 4BU, United Kingdom
		Contact:	Heather Kamins and Inam Shah
		Telephone:	[TELEPHONE]

S.4.	THE TRADEMARKS:

Subject to the terms and conditions of the Agreement and this Schedule, including, without limitation, the provisions set forth in Paragraph 1. of the Agreement and as set forth below: (1) “PLAYBOY” (word mark); (2) Rabbit Head Design; and (3) the “Labels” (as defined in Paragraph S.5. below), as depicted in Exhibit A attached hereto and made a part hereof to the extent registered in the Territory or as authorized for use in connection with pending applications, or as otherwise authorized for use.

Licensor authorizes Licensee's use of the Chinese translation of the PLAYBOY (wordmark)

Trademark , namely (pronounced HUA HUA GONG ZI), with the PLAYBOY (word mark) Trademark only as follows : on Product hangtags , associated Product packaging and for marketing/advertising purposes as approved by Licensor.

Licensee understands and acknowledges that Licensor owns other trademarks, which Licensor has licensed and/or may license to other third parties in the Territory.

Under no circumstances shall Licensee modify the Labels or use any component thereof independently of the Labels.

3

The Labels must be used only on the Products in the Product categories as specifically set forth in Paragraphs S.5. and S.7. below.

Notwithstanding the foregoing, Licensee's rights with respect to PLAYBOY (word mark) and Rabbit Head Design are limited to advertising and promoting the Products in the Territory, subject to Licensor's prior approval thereof.

All Products and packaging must bear the Licensor’s designated approved Trademarks, and must be submitted to Licensor for approval prior to being sold into the market pursuant to Paragraph 2.i. of the Agreement.

THE IMAGES:

Certain images, patterns and graphics from Licensor’s art and photo archives and style guides, which are approved in advance in writing by Licensor on a case-by-case basis.

Although Licensee may submit to Licensor a request to use certain images, patterns and graphics, any specific images to be added to the Agreement will be granted in Licensor’s sole discretion in writing and based on appropriateness for the Products, Licensor’s current strategic or business plans and availability of rights.

All Products and associated packaging, marketing, advertising, promotional and point of sale materials must be pre-approved in writing by Licensor prior to use.

S.5.	THE TYPE OF LICENSE:

Non-Exclusive

Label	For Use Only With

PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label	The Products set forth in S.7.1. of this Schedule.

PLAYBOY BUNNY & Rabbit Head Design Label	The Products set forth in S.7.3. of this Schedule.

V(RHD)P Label	The Products set forth in S.7.2. of this Schedule.

The PLAYBOY ESTABLISHED 1953 & Rabbit Head Design Label (the "Playboy Established 1953 Label"), the PLAYBOY BUNNY & Rabbit Head Design Label (the "Playboy Bunny Label") and the V(RHD)P LABEL may sometimes be collectively referred to herein as the "Labels."

The design of the Labels may be changed only by Licensor.

In such event, Licensor shall provide prior written notice to Licensee.

The Playboy Established 1953 Label does not require the use of "Established 1953" in all creative applications on or associated with Products, for example on advertising, point of sale materials, store fixtures or the Products themselves, except, however, that the use of "Established 1953" will occur on hangtags, garment labels and similar branding items as Licensor may determine in its discretion from time to time.

No labels other than the Labels may be used in connection with the Products without the prior written approval of Licensor.

4

S.6.	DISTRIBUTION CHANNELS:

(i)	Playboy-branded retail stores located in the Territory (including Playboy's official ecommerce website located at www.playboyshop.com to the extent customers are located or reside in the Territory;

(ii)	Playboy-branded catalogues;

(iii)	Mid-tier department stores and specialty stores located in the Territory that have been approved by Licensor in writing (which may or may not have their own "E-Commerce Web Site" (as such term is defined below));

(iv)	E-Commerce/E-tailers (as specifically defined below) only as specified here or as approved in writing by Licensor on a case by case basis.

“E-Commerce Web Site” shall mean a website located at a common uniform resource locator (“URL”) in an Internet protocol based network used for promoting, offering, providing or selling merchandise.

“E-tailers” shall mean any entity engaged in the promotion and sale of the Products whose primary means of promotion, sale or distribution is via an “E-Commerce Web Site.

For the avoidance of any doubt, any and all online or e-commerce rights shall be non-exclusive unless otherwise explicitly agreed in writing.

All rights granted under the License shall be subject to the terms and conditions of the E-Commerce Guidelines attached hereto as Exhibit B and made a part hereof.

In the event that Licensee or any affiliated third-party fails to adhere to the terms and conditions of the E-Commerce Guidelines, such failure shall be deemed as a default under the terms and conditions of the Agreement.

Licensee may not sell and distribute the Products to or through duty-free outlets as duty-free avenues of distribution are not included in the definition of such physical stores.

Licensee may not sell to supermarkets or discount retailers except those set forth in paragraph (iii) of this Paragraph S.6.

S.7.	THE PRODUCTS:

1.	Playboy Established 1953 Label

(a)	Men’s non-technical casual fashion apparel, specifically t-shirts, polo shirts, dress shirts, sweaters, cardigans, handkerchiefs, hoodies, suits, vests, pants, trousers, shorts, wool sweaters, cashmere sweaters, knit sweaters, leather clothing, trench coats, down jackets, overcoats, jackets, denim apparel, blazers, scarves, gloves and hats, but specifically excluding socks, underwear, and sleepwear.

(b)	Men’s leather and non-leather goods, specifically bags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

(c)	Women’s non-technical wool sweaters, cashmere and cashmere-blend sweaters, knit sweaters, cotton and cotton-blend sweaters, wool pants, scarves, gloves, hats, denim apparel, leather apparel, umbrellas, down jackets, skirts, dresses, pants, leggings, coats, hoodies, furs, shorts, blouses, waistcoats, t-shirts and raincoats.

(d)	Women’s leather and non-leather accessories, specifically belts, handbags, backpacks, wallets, luggage and travel bags.

5

2.	V(RHD)P Label

(a)	Men’s formal suits (i.e., business suits), specifically suits, formal rimmed hats, dress shirts, neckties, cufflinks, tie clips, and tie pins.

(b)	Men’s non-technical casual fashion apparel, specifically t-shirts, polo shirts, dress shirts, sweaters, cardigans, handkerchiefs, hoodies, suits, vests, pants, trousers, shorts, wool sweaters, cashmere sweaters, knit sweaters, leather clothing, trench coats, down jackets, overcoats, jackets, denim apparel, blazers, scarves, gloves and hats, but specifically excluding socks, underwear, and sleepwear.

(c)	Men’s leather and non-leather goods, specifically bags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

3.	Playboy Bunny Label

(a)	Women’s leather and non-leather goods, specifically bags, handbags, belts, backpacks without trolley wheels, wallets, money purses, key chains, leather folders, slim briefcases (i.e., for avoidance of doubt as in office cases for papers and folders), small satchels without trolley wheels, leather travel bags and travel luggage.

(b)	Women’s non-technical wool sweaters, cashmere and cashmere-blend sweaters, knit sweaters, cotton and cotton-blend sweaters, wool pants, scarves, gloves, hats, denim apparel, leather apparel, umbrellas, down jackets, skirts, dresses, pants, leggings, coats, hoodies, furs, shorts, blouses, waistcoats, t-shirts and raincoats.

All Products and associated Product packaging, marketing, advertising, promotional and point-of-sale materials will require the prior written approval of Licensor prior to being sold into or exposed to the market and comply with the terms of this Schedule and the Agreement, and all Products shall bear anti-counterfeit Holograms to be purchased by Licensee from Licensor’s designated supplier of such materials, pursuant to Paragraph 2.l.(ii) of the Agreement.

All Products must comply with all applicable laws and regulations that cover the Product category.

S.8.	THE TERRITORY:

China (excluding Hong Kong, Taiwan and Macao).

S.9.	THE COMMENCEMENT DATE:

January 1, 2020

S.10.	THE EXPIRATION DATE:

June 30, 2030

6

S.11.	THE MINIMUM NET SALES:

License Year	Amount
LY 1 (01/01/20 – 06/30/21)	[***]
LY 2 (07/01/21 – 06/30/22)	[***]
LY 3 (07/01/22 – 06/30/23)	[***]
LY 4 (07/01/23 – 06/30/24)	[***]
LY 5 (07/01/24 – 06/30/25)	[***]
LY 6 (07/01/25 – 06/30/26)	[***]
LY 7 (07/01/26 – 06/30/27)	[***]
LY 8 (07/01/27 – 06/30/28)	[***]
LY 9 (07/01/28 – 06/30/29)	[***]
LY 10 (07/01/29 – 06/30/30)	[***]

S.12.	GUARANTEED ROYALTIES:

License Year	Amount	Payment Due Date
LY 1 (01/01/20 – 06/30/21)	[***]	[***]

LY 2 (07/01/21 – 06/30/22)	[***]	[***]

LY 3 (07/01/22 – 06/30/23)	[***]	[***]

LY 4 (07/01/23 – 06/30/24)	[***]	[***]

LY 5 (07/01/24 – 06/30/25)	[***]	[***]

LY 6 (07/01/25 – 06/30/26)	[***]	[***]

LY 7 (07/01/26 – 06/30/27)	[***]	[***]

LY 8 (07/01/27 – 06/30/28)	[***]	[***]

LY 9 (07/01/28 – 06/30/29)	[***]	[***]

LY 10 (07/01/29 – 06/30/30)	[***]	[***]

Subject to the provisions of Paragraphs 2.e.(vi)(a) and (b) of the Agreement, Licensee understands and accepts that all “Guaranteed Royalties” (as defined in Paragraph 2.d.(i) of the Agreement) and “Earned Royalties” (as defined in Paragraph 2.d.(ii) of the Agreement) payments to be remitted to Licensor hereunder are intended to be gross amounts without any deductions whatsoever, except as set forth in Paragraph S.20(8) of the Schedule.

Notwithstanding anything in the Agreement to the contrary, the Agreement shall not be binding on Licensor until such time as the first payment of Guaranteed Royalties for the first License Year 1 (i.e., [***]) has been paid in full, and the Agreement has been signed by both parties.

S.13.	ROYALTY RATE:

[***] of “Net Retail Sales” (as defined in the Agreement) and [***] of “Net Wholesale Sales” (as defined in the Agreement)..

S.14.	EARNED ROYALTIES:

The “Earned Royalties,” calculated at the Royalty Rate, on the total “Net Sales” (as defined in Paragraph 2.e.(ii) of the Agreement) of all Products sold during the Term and Sell-Off Period (if any).

All Earned Royalties are due and payable within fifteen (15) days after “License Quarter” (as defined in Paragraph 1.c.(ii) of the Agreement).

S.15.	MARKET DATE:

January 1, 2020

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S.16.	MARKETING SPEND:

For each “License Year” (as defined in Paragraph 1.c.(i) of the Agreement), three percent (3%) of the total Net Sales or three percent (3%) of the Minimum Net Sales amount for such License Year, whichever is greater.

S.17.	SELL-OFF PERIOD:

Ninety (90) days after the Expiration Date or notice of termination together with Licensor’s consent (pursuant to Paragraph 8.c. of the Agreement).

S.18.	SAMPLES:

In each License Year, at Licensor’s request, Licensee will provide for Licensor’s promotional purposes, at no charge to Licensor, two (2) units of each of the Products in such mix and in such quantities as Licensor may request.

S.19.	THE ADDRESS WHERE BOOKS KEPT: See Paragraph S.2. above of this Schedule.

S.20.	ADDITIONAL TERMS AND CONDITIONS (WHICH ARE HEREBY INCORPORATED INTO EXHIBIT F OF THE AGREEMENT):

Notwithstanding anything in the Agreement to the contrary:

1.	If, by June 30, 2021, Licensee has not commercially launched the Products set out in Paragraph S.7.3.(b) of the Schedule in quantities consistent with Licensee’s other Labels as determined by Licensor in Licensor’s sole discretion, then, at Licensor’s option and by written notice to Licensee, such Product category may be deleted from the definition of Products hereunder and all rights granted to Licensee hereunder with respect to such Product category immediately and automatically shall revert to Licensor.

2.	Licensor will make commercially reasonable efforts to assist in an orderly sell off of footwear inventory previously held by [***].

3.	Licensee shall ensure that the Products are produced in adult sizes and have a consumer target age exceeding 18 years.

4.	Before the Commencement Date, Licensee shall create a centralized database (e.g. Brand Comply) consisting of a comprehensive catalog of Licensor-approved Products and all designs of Products currently sold in the marketplace by Licensee, its distributors, its distributor’s sellers, and any of its affiliates (the “Authorized Products Database”).

Licensee shall continually maintain the Authorized Products Database and shall provide Licensor and Licensor’s Agent with access to the Authorized Products Database.

5.	Upon completion of the Authorized Products Database, Licensee shall immediately cease sales of unapproved Products that are based on designs not contained in the Authorized Products Database (“Unauthorized Products”).

Any sales of Unauthorized Products shall be deemed a breach of the Agreement and, in addition to all other rights and remedies available to Licensor at law or in equity, including, without limitation, the right to require Licensee to stop selling and/or destroy the Unauthorized Products at Licensee’s cost, require Licensee to provide an appropriate certificate of destruction, and/or terminate the Agreement, Licensor shall have the right to assess against Licensee (and Licensee shall pay to Licensor upon demand) an Unauthorized Product royalty equal to an amount up to [***] of the retail price of all Unauthorized Products sold.

6.	Licensee represents and warrants that it will submit the Agreement for registration with official Chinese tax authorities within thirty (30) days of full execution of this Agreement.

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7.	Licensee shall and shall cause any representatives or affiliated companies to, execute and deliver all documents and take such further action as Licensor may request to de-record and/or de-register any license agreement or other document submitted to any trademark office or other government agency pertaining to any understandings between the parties and their affiliates at any time.

8.	Licensee undertakes to assume all obligations for any applicable withholding taxes and other taxes which shall be due and payable to official Chinese tax authorities and shall obtain in a timely manner all government permits necessary to pay any amounts due to Licensor under the Agreement.

It is understood and agreed that in the event that any payment due by the Licensee under this Agreement is prevented from being transferred to Licensor due to any tax or deductions required by official Chinese tax authorities, Licensee shall:

(a)	ensure that the amount by which the payment is reduced (the “Withholding”) does not exceed the minimum legally required;

(b)	account in full for the Withholding to the official Chinese tax authorities on or before its due date;

(c)	provide to Licensor an official receipt of the official Chinese tax authorities for the Withholding within fifteen (15) days of the receipt by Licensee thereof or, if such receipts are not issued by the official Chinese tax authorities concerned, a certificate of deduction or equivalent evidence relating to the Withholding; and

(d)	fully cooperate with Licensor and give to Licensor all reasonable assistance, without charge to Licensor, in minimizing such withholding tax to the extent allowed and to recover (under the provisions of any relevant double tax conventions or other lawful manner) the Withholding including, without limitation, obtaining any necessary authorizations to enable Licensee lawfully to pay without deduction of tax or to enable Licensor to recover such tax or to obtain a credit in respect of the Withholding.

In the event that proof of the Withholding is not received in full by Licensor within sixty (60) days of the due date for such payment Licensee shall immediately remit to Licensor a payment increased sufficiently by the percentage of such tax deduction described above so as to allow the sum actually received by Licensor to equal the full Withholding as if it had not been subject to any deduction in the manner described in this Paragraph S.20.(8).

9.	Licensee acknowledges and agrees that Licensor shall have no obligation to record and/or register trademarks licensed pursuant to the Agreement.

For the avoidance of doubt and purposes of clarification, the terms and conditions in this Paragraph S.20. are intended to supplement the terms and conditions contained in the Agreement.

In the event that the terms and conditions in this Paragraph S.20. contradict the other terms and conditions in the Agreement, the terms and conditions in this Paragraph S.20. shall control.

[Signature Page Follows]

NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.		PLAYBOY ENTERPRISES
INTERNATIONAL, INC.
(LICENSEE)		(LICENSOR)

By:	/s/ Hong Jianqiao	By:	/s/ Jared Dougherty

Name:	Hong Jianqiao	Name:	Jared Dougherty

Title:	Chairman	Title:	President

Date:	December 6, 2019	Date:	December 6, 2019

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PRODUCT LICENSE AGREEMENT

This PRODUCT LICENSE AGREEMENT (the “Agreement”) is made as of the Effective Date, by and between the entity described in Paragraph S.1. of the Schedule attached hereto and made a part hereof (hereinafter referred to as “Licensor”) and the entity described in Paragraph S.2. of the Schedule (hereinafter referred to as “Licensee”).

RECITALS

WHEREAS, Licensor has certain rights in and to the Trademarks and to Images. The Trademarks and Images may sometimes be collectively hereinafter referred to as the “Playboy Properties;”

WHEREAS, Licensee recognizes that Licensor is an international multimedia entertainment company that licenses the Playboy Properties internationally for a range of consumer products and services, including retail stores; and

WHEREAS, the parties hereto desire that Licensor grant to Licensee a license to use the Playboy Properties in the design, manufacture, advertising, promotion, sale and distribution of the Products.

NOW, THEREFORE, in consideration of the mutual promises herein contained, it is mutually agreed as follows:

1.	GRANT OF LICENSE.

a. Grant:

(i) Upon and subject to the terms and conditions hereinafter set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the right, license and privilege specified in Paragraph S.5. of the Schedule to use the Playboy Properties in connection with, and only with, Products in the Territory through the Distribution Channels. Such right, license and privilege is hereinafter referred to as the “License.” It is understood and agreed that while the manufacture of the Products may take place outside the Territory, none of the Products may be advertised, promoted, sold or distributed outside the Territory by Licensee.

(ii) Anything in this Agreement to the contrary notwithstanding, Licensor (on behalf of itself, its subsidiary and affiliated companies) reserves the right to use the Playboy Properties on and/or in connection with any consumer goods, including, but not limited to products similar or identical to the Products in any manner whatsoever in any area of the world including, but not limited to, the Territory and/or to grant the rights for any such use to any third party.

(iii) Licensee acknowledges that there are a number of authorized Playboy-branded stores in various countries around the world. In the event the licensees for any such Playboy-branded stores wish to purchase any of the Products from Licensee or its distributors for sale through the Playboy-branded stores, Licensee may fulfill such orders subject to the provisions of this Paragraph 1.a.(iv). While fulfillment of such orders may consist of Licensee or its distributors shipping the Products outside of the Territory, such shipments of the Products to such authorized Playboy-branded stores outside of the Territory will not be a violation of the Territory restrictions set forth in this Agreement, provided, however, that (a) Licensee may not solicit such orders outside of the Territory; (b) Licensee must report such sales separately on the “Statements” (as defined in Paragraph 2.e.(i) hereof); (c) Licensee will include such sales in the calculation of “Net Sales” for the purpose of computing “Minimum Net Sales” and “Earned Royalties;” and (d) Licensee must notify Licensor in advance in writing of any such order and must obtain Licensor’s prior written approval to fulfill such orders. Further, in the event Playboy has opened or opens, itself or through a third party, a Playboy-branded store in the Territory, the licensee for such Playboy-branded store in the Territory may source the Products or similar products through any third party anywhere in the world and sell such Products or similar products through such Playboy-branded store in the Territory and such sourcing and selling will not be a violation of the License.

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(iv) Unless otherwise expressly indicated in this Agreement, Licensee shall have no right through the License to open or operate a free-standing retail store using the Playboy Properties or any of Licensor’s other intellectual property on or in connection with such store or the signage for such store.

(v) Anything in this Agreement to the contrary notwithstanding, Licensor shall have the right, and such right shall not be a violation of the License, to enter into trademark license agreements directly with (A) any retailers in the Territory, including, but not limited to, the type of retailers set forth in Paragraph S.6. of the Schedule to this Agreement, for the design, manufacture, advertisement, promotion, sale and distribution of the Products and any other products and/or services not included in the License, which sale and distribution of the Products and such other products and services shall be directly through such retailers’ stores and E-Commerce Web Sites in the Territory, and/or (B) any third party for the design, manufacture, advertisement, promotion, sale and/or distribution in the Territory of the Products bearing any of the Trademarks and/or Images, as well as the intellectual property owned or controlled by such third party (commonly known as co-branding), which sale and distribution may occur through any channel of distribution in the Territory, including but not limited to the channels of distribution set forth in Paragraph S.6. of the Schedule hereto. Further, anything in this Agreement to the contrary notwithstanding, none of the Territory restrictions shall apply to any sale or distribution of the Products by Licensor on or through any E-Commerce Web Site including, but not limited to, the E-Commerce site located at www.playboyshop.com and/or any other E-Commerce Web Sites or online marketplaces.

(vi) Licensee shall be responsible for and shall assume and pay for all costs and expenses arising out of or in connection with Licensee’s responsibilities, duties and obligations set forth in this Agreement, including, but not limited to, those costs and expenses related to Licensee’s design, manufacture, advertising, promotion, sale and distribution of the Products.

b. Term:

(i) The term of the License and this Agreement (hereinafter referred to as the “Term”) shall commence on the Commencement Date and shall expire at 11:59 p.m., Pacific Standard Time (“PST”), on the Expiration Date, unless sooner terminated as provided in this Agreement.

(ii)

c. License Year and License Quarter:

(i) For all purposes under this Agreement, a “License Year” shall be each twelve (12) consecutive calendar month period commencing on each July 1 of the Term and ending at 11:59 p.m., Los Angeles time, on each following June 30 of the Term, except that the first License Year shall commence on the Commencement Date and end at 11:59 p.m., Los Angeles time, on June 30, 2021. If the termination of this Agreement is effective other than at the end of any such period, then the final period ending on the effective date of such termination shall be deemed to be a License Year.

(ii) For all purposes under this Agreement, a “License Quarter” shall be each three (3) consecutive calendar months of each License Year. If the termination of the License and this Agreement is effective other than at the end of a License Year, then the final period ending on the effective date of such termination shall be deemed to be a License Quarter.

d. Territory: The License shall extend only to the Territory, and the use by Licensee of the Playboy Properties shall be confined to the Territory. Any sales or distribution of the Products or use of the Playboy Properties by Licensee outside of the Territory shall be deemed as a default under this Agreement. Such sales of the Products or use of the Playboy Properties shall include any sales by Licensee of the Products in the Territory for resale outside of the Territory.

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e. Minimum Net Sales: Notwithstanding anything in this Agreement to the contrary, if Licensee’s “Net Sales” in any License Year are less than the Minimum Net Sales (either in its entirety, for a specified category of the Products or in a specific country in the Territory, as applicable), such failure to attain the Minimum Net Sales shall be deemed as a default under this Agreement.

2.	COVENANTS OF LICENSEE.

a. Use:

(i) Subject to Licensor’s prior approval as hereinafter required, Licensee shall commence bona fide commercial sales of the Products as soon as practicable after the Commencement Date, but in no event later than the Market Date. Licensee will promptly notify Licensor of the date of first sale of Products in each country in the Territory together with associated details concerning the distributor and/or sales agent (if any) and top customer accounts pertaining to such sale. Such notification shall be provided in writing. If Licensee fails to commence such sales by the Market Date, such failure shall be deemed as a default under this Agreement. In the event during any License Year, Licensee has not on a regular and ongoing basis: (y) sold and distributed one or more of the Products within all categories of the Products under Paragraph S.7. of the Schedule; or (z) sold and distributed the Products in all countries of the Territory, then Licensor shall have the right to delete, from the Schedule upon not less than thirty (30) days’ prior written notice to Licensee, any Products which, any Product category from which, or any country to which Licensee has not so sold and distributed. In the event that all Products are deleted from the Schedule or all countries are deleted from the Territory, such failure shall be deemed as a default under this Agreement. For purposes of clarification, the sales discussed in this Paragraph 2.a.(i) are bona fide commercial sales, which are volume sales to the Distribution Channels for sale or distribution to consumers and will specifically exclude sample sales to distributors or wholesalers.

(ii) Licensee shall not cause or authorize any use of the Playboy Properties in any area of the world outside the Territory and shall not knowingly manufacture, sell or otherwise deal with or distribute any of the Products on behalf of or to any individual or entity that Licensee believes or has reason to believe intends or intend or is or are likely to sell, deal with or distribute any of the Products in any way outside the Territory. Licensee shall ensure that all of its distributors, whether affiliated or third-party, to which Licensee sells or through which Licensee otherwise moves any Products are aware of all Territory restrictions on the use of the Playboy Properties and the distribution of the Products and shall obtain an executed “Distributor Contract” (as defined in Paragraph 2.k.(ii) hereof) from all of its third-party distributors as set forth in Paragraph 2.k.(ii) hereof. Licensee shall immediately notify Licensor should Licensee become aware that any of its distributors, whether third-party or affiliated, have distributed or dealt with the Playboy Properties or Products in any way outside the Territory.

(iii) Licensee warrants and represents that it has and will continue to have throughout the Term and the Sell-Off Period the legal right and authority to enter into this Agreement and to assume and perform its duties and obligations hereunder and that there is or are no, and Licensee shall not enter into during the Term or the Sell-Off Period, if any, contract, agreement or understanding with any individual or entity which would in any way restrict or prevent Licensee from the performance of its duties and obligations under this Agreement.

(iv) Licensee shall be responsible for obtaining, at its own expense prior to the Commencement Date, and maintaining at its own expense throughout the Term, any and all licenses, permits and approvals (including governmental and all other licenses, permits and approvals) necessary for Licensee to: (a) design, manufacture, advertise, promote, sell and distribute the Products; (b) pay “Guaranteed Royalties,” “Earned Royalties” and taxes; and (c) fulfill any and all other duties and obligations and exercise the rights of Licensee under this Agreement. In the event Licensee is unable, for any reason, to obtain prior to the Commencement Date or maintain throughout the Term all of such licenses, permits or approvals, such inability shall be a default under this Agreement.

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b.             (i) Maintaining Goodwill: Licensee recognizes that the Trademarks are associated with Licensor on a worldwide basis and, therefore, Licensee shall, throughout the Term and the Sell-Off Period, constantly use its best efforts in the advertising, promoting, selling, distributing and in all other dealing with or disposal of the Products to protect the good name and goodwill associated with the Trademarks and Licensor, and to obtain the greatest “Net Sales” throughout the entire Territory and the entire Term and the Sell-Off Period. Should Licensee directly or indirectly take any action which negatively affects or impacts the good name, goodwill or reputation of Licensor, such action shall be deemed as a default by Licensee under this Agreement.

(ii) Compliance with Laws: Licensee shall take all necessary actions to ensure that all aspects of its obligations in connection with this Agreement comply with any and all international, regional, federal, state or local law, rule or regulation, including, but not limited to, any and all Chinese tax laws, anti-corruption and anti-bribery laws, laws governing privacy, technology, software and trade secrets, the United States Department of the Treasury’s economic and trade sanctions, which include, but are not limited to, any Executive Order Blocking Property of Certain Persons for any reason in any country of the Territory set by the United States Department of the Treasury Office of Foreign Assets Control (collectively, “Laws”). Licensee will not create, initiate, transmit or otherwise participate in the creation, initiation or transmission of any unsolicited bulk email in connection with the Products. Licensee shall not cause, condone or authorize in any country of the Territory any violation of Laws. All distributors of Licensee must also agree in writing not to cause, condone or authorize any such violations. Any such violation by Licensee or any of its distributors shall be a default under the Agreement. Licensee agrees to indemnify, protect and hold harmless Licensor and Licensor’s parent, subsidiary and affiliated entities and its and their employees, officers and directors for, from and against any and all costs, claims, suits or causes of action arising out of or in connection with any such violation.

c.             Distribution Channels: The Products may only be sold in the Territory through and only through the Distribution Channels and only pursuant to Paragraph S.6. of the Schedule to this Agreement. Licensee acknowledges and agrees that nothing in this Agreement shall prevent Licensor from using (or licensing to any third party the right to use) the Playboy Properties on or in connection with the Products or any goods similar to the Products in any channel of distribution. Licensor shall have the sole and absolute discretion to determine if a store, club or other distribution channel falls within the definition of Distribution Channel.

d.             Royalties:

(i) Guaranteed Royalties: Licensee will pay to Licensor or its designee Guaranteed Royalties in the amount and for each License Year specified in Paragraph S.12. of the Schedule. Guaranteed Royalties for each such License Year shall be paid in accordance with Paragraph S.12. of the Schedule. Under no circumstances whatsoever will Licensor return to Licensee all or any part(s) of Guaranteed Royalties, except as provided in Paragraph 8.b. hereof. In the event that Licensee is late in making any Guaranteed Royalty installment payment in any License Year, Licensor will have the right upon written notice to Licensee to accelerate the payment of the unpaid remaining Guaranteed Royalty installments due and payable for the remainder of the License Year in which such installment was late, which along with the past due amount will be due and payable to Licensor within not more than five (5) days after the date of such notice and declare the Guaranteed Royalties due and payable for remaining License Years to be payable in full on or before the first day of each such License Year, respectively. Any such notice from Licensor is without prejudice to Licensor’s default and termination rights set forth in Paragraphs 7.a.(i) and 7.a.(ii).

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(ii) Earned Royalties: Licensee shall pay to Licensor or its designee Earned Royalties (as defined in Paragraph S.14 of the Schedule) but only to the extent that for each License Year the amount of the Earned Royalties exceeds Guaranteed Royalties for such License Year. Earned Royalties shall be payable in accordance with the terms and conditions of Paragraph 2.e. hereof. In the event Licensee marks down its standard invoice price for any Product in excess of thirty percent (30%), Earned Royalties on such sales will be computed as if such invoice price was marked down not more than thirty percent (30%). In the event the amount of the Earned Royalties exceeds the amount of the Guaranteed Royalties in any License Year, Licensee may not use the amount of such overage as an offset against any other minimums or guarantees hereunder including, but not limited to, any Guaranteed Royalties due and payable in any other License Year.

(iii) Penalty; Interest: Each sum, including, but not limited to, Guaranteed Royalties and Earned Royalties, that shall not be paid on the due date by Licensee shall bear interest from such due date until the date on which such sum is paid in full at an amount equal to four percent (4%) over the prime rate of interest as established by JP Morgan Chase on the date such sums should have been paid. In addition, should any payment due to Licensor from Licensee hereunder be more than fifteen (15) days overdue, an additional one-time charge at an amount equal to the prevailing market interest rate as established by the Hongkong and Shanghai Banking Corporation Limited shall be automatically added to the amount due. Should any such payment (including the interest payment due thereon) remain outstanding for thirty (30) days from the original due date, Licensor may treat such failure as an incurable default hereunder.

(iv) Cash Guarantee: Licensee agrees that it will forward to Licensor, as more fully described below, a non-refundable cash payment in the total amount of [***] (the "Cash Guarantee"). Licensor confirms that Licensee’s Cash Guarantee obligation under the first sentence of this Paragraph 2.d.(iv) has been initially fulfilled at the execution of this Agreement. Licensor shall apply the Cash Guarantee as partial payment of Guaranteed Royalties for the final License Year of the Term. Notwithstanding the foregoing, Licensor will have the right, at any time, to apply the Cash Guarantee if Licensee fails to make any payment as provided under this Agreement and, if during the Term, a partial or full application of the Cash Guarantee becomes necessary, the Cash Guarantee will automatically be reinstated to the original value pursuant to the terms and conditions of this Paragraph 2.d.(iv) of this Agreement. Licensor will give notice of its intention to draw on the Cash Guarantee if Licensee fails to make any payment due as provided under this Agreement. Licensor shall deem any failure by Licensee to provide and maintain the Cash Guarantee of [***] pursuant to the provisions of this Paragraph 2.d., to be a default. All costs and expenses associated with the Cash Guarantee, including, but not limited to, creating and maintaining the required amount, will be borne by Licensee. Licensee's failure to provide Licensor with the Cash Guarantee as herein above provided shall be a default under this Agreement. For the avoidance of doubt, Licensor’s application of the Cash Guarantee does not relieve Licensee of Licensee’s obligation to fully cure the payment breach that gave rise to the application of the Cash Guarantee.

e.             Statements and Payments:

(i) Within not more than fifteen (15) days after each License Quarter during the Term and the Sell-Off Period, if any, or within ten (10) days of a written request by Licensor Licensee shall furnish to Licensor or its designee a complete and accurate statement in a format acceptable to Licensor and certified to be true by the Chief Financial Officer of Licensee (hereinafter referred to as the “Statement”) showing for such License Quarter and the License Year through such period or for the Sell-Off Period: (a) a listing of Licensee’s accounts and the accounts of Licensee’s affiliated and third-party distributors in the Territory and the units and description of all of the Products sold and distributed to each such account or otherwise disposed of by Licensee or by Licensee’s affiliated and third-party distributors; (b) the computations of “Net Sales” on all such sales; (c) the computation of Earned Royalties and the amount of Earned Royalties due and payable; (d) the Marketing Spend made by Licensee pursuant to Paragraph 2.o.(i) hereof and the details of all such expenditures, supported by copies of vouchers and copies of all advertising for or relating to the period covered by such Statement; (e) a list of Licensee Online Stores (as defined in Paragraph 4.a. of Exhibit B); and (f) an accounting of Holograms (as hereinafter defined) comprising identification of the quantity of Holograms placed on Product sold or otherwise distributed (with an explanation of where the Product was distributed to), the quantity of Holograms placed on Product in inventory, and the quantity of Holograms in storage and not yet placed on Products, as well as the corresponding Hologram numbers for each of the above. When, during any License Year, the amount of Guaranteed Royalties for such License Year has been exceeded by Earned Royalties for such License Year, Licensee shall commence payment of Earned Royalties. Licensee shall pay all accrued and unpaid Earned Royalties by remittance accompanying each of the Statements.

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(ii) As used in this Agreement, the term “Net Retail Sales” means the actual retail price of the Products sold by Licensee directly to consumers in the Territory, less (a) refunds, credits and allowances actually made or allowed to customers for returned defective Products, and (b) value added tax assessed on sales (only where applicable); “Net Wholesale Sales” means the actual invoice price of the Products sold through all other Distribution Channels permitted under this Agreement, whether from cash, check, credit and/or debit card, barter exchange, trade credit or other credit transactions less (a) refunds, credits and allowances actually made or allowed to customers for returned defective Products, and (b) value added tax assessed on sales (only where applicable); “Net Sales” means both Net Retail Sales and Net Wholesale Sales, collectively. For the avoidance of doubt, no other deduction or recoupments of any kind shall be deducted from the gross retail or wholesale invoice price (as applicable), including by way of example, cash discounts, early payment discounts, year-end rebates, costs incurred in manufacturing, selling, distributing, advertising (including cooperative and promotional allowances, fixturing, merchandising guides, displays and/or the like), uncollectible accounts, commissions, rush-transportation costs on otherwise late deliveries, make-good costs for defective product, design errors or lost or damaged product. Products will be considered “sold” and, therefore, subject to inclusion in the calculation of Earned Royalties, as of the date on which such Products are invoiced, shipped or paid for, whichever first occurs. For the avoidance of doubt, there will be no deduction from “Net Sales” for uncollectable accounts. Under no circumstances may any bad debt or uncollected amounts or uncollectible accounts be deducted when computing Net Sales.

(iii) In the event the percentage of returns of Products in any License Year exceeds twenty percent (20%) of Net Sales for such License Year, such an occurrence shall be deemed as a default by Licensee under this Agreement.

(iv) Licensee acknowledges that any significant reduction in the wholesale price (or the retail price where Licensee sells directly to the public) or material liquidation of the Products would cause serious and perhaps irreparable harm to Licensor and Licensor’s business activities and reputation in the Territory.

(v) If Licensee sells any of the Products to any individual or entity that is directly or indirectly owned or controlled by Licensee or is under common ownership with Licensee, in whole or in part, the invoice price used to compute Net Sales hereunder shall be the invoice price that would have been charged to an unrelated purchaser in an arm’s-length transaction for such Products.

(vi) (a) All Guaranteed Royalty and Earned Royalty and other Royalty payments that Licensee is required to make by the terms of this Agreement shall be made by wire transfer in US Dollars in cleared funds to the Collecting Agent by bank transfer to an account designated in writing by the Collecting Agent. Any and all costs associated with the wire transfer payments shall be borne by Licensee. No deduction shall be made for income or other taxes without Licensor’s written permission unless Licensee is compelled to do so by law; in which case Licensee shall provide Licensor with evidence that such tax has been paid in the proper amount. Licensee shall give due notice to Licensor of any such proposed deductions. Licensee shall make no further deductions without prior approval from Licensor based on satisfactory documentation present by Licensee to Licensor.

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(b) Licensor and Licensee agree that the Licensor will not be liable for any Withholding, including any interest, penalties or other associated costs, relating to any Withholding obligation imposed by the government or taxing authority of any country, state, province, municipality or any other government jurisdiction arising as a result of this Agreement. Licensee further agrees to indemnify, reimburse and otherwise hold harmless, Licensor for any such costs imposed on Licensor. Licensee’s obligation to pay taxes shall survive any expiration or termination of this Agreement. In the event payments in the manner provided in this Paragraph 2.e. shall become impossible or illegal by reason of the action of governmental authority, then, at Licensor’s option, this Agreement may be terminated; and whether or not Licensor exercises such option, while such restrictions remain in effect, all payments due Licensor shall be made to an account in the Territory, or elsewhere where permitted by law, to be designated by Licensor.

(c) In determining the proper rate of exchange to be applied to the payments due hereunder, it is agreed that:

(1) Licensee shall calculate Earned Royalties and the other Royalty on a quarterly basis in local currency (with each such License Quarter considered to be a separate accounting period for the purpose of computing Earned Royalties and the other Royalty);

(2) Licensee shall compute a conversion of each such total into United States currency utilizing the mid-range rates as quoted by Reuters and other sources as published from Bank of America on the last business day of each relevant License Quarter;

(3) The converted amounts (in U.S. currency) shall be added together on a cumulative basis and will be reflected in the Statement required under this Paragraph 2.e.

f. Records and Audit: Licensee shall: (i) keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices which reconcile to each Statement and Licensee’s general ledger) covering all transactions relating to or arising out of the License and this Agreement (which books and records shall be maintained separately from Licensee’s documentation relating to other items manufactured or sold by Licensee); and (ii) permit Licensor or its nominees, employees, agents or representatives to have full access to such books and records in order to inspect such books and records at all reasonable hours of the day, to conduct an examination of and to copy (at Licensor’s expense), all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of the License and this Agreement or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later, and such books and records shall be kept at the address stated in Paragraph S.19. of the Schedule, except as such address may be changed from time to time in accordance with Paragraph 9.b. hereof. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than ten (10) days after the date of receipt by Licensee of notice of that which should be rectified.

g. Expenses of Conducting Examinations: If any inspection or examination referred to in Paragraph 2.f. hereof discloses, or Licensor or Licensee otherwise discovers, an underpayment of Earned Royalties or other royalty required to be hereunder or either thereof, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty (30) days after receipt of notice or knowledge thereof by Licensee. In the event of such an underpayment by Licensee in excess of nine percent (9%) in any License Year then such occurrence shall be deemed as a default by Licensee under this Agreement. If such inspection or examination: (i) discloses or Licensor or Licensee otherwise discovers an overpayment of Earned Royalties (or, pursuant to Paragraph 8.b. hereof, an overpayment of Guaranteed Royalties), the amount of such overpayment shall be credited against future payment of any or all of the Guaranteed Royalties and Earned Royalties or, in the event of the expiration or termination of the License and this Agreement and there is or are no such future payments, such amount shall be paid by Licensor to Licensee not later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor’s rights of setoff, recoupment and counterclaim; or (ii) reveals that for the period covered by such inspection or examination there is an error of five percent (5%) or more in the Earned Royalties or, the Marketing Spend previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee. Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee’s receipt of Licensor’s invoice therefor made. If such error is less than five percent (5%), such expenses shall be borne by Licensor. Additionally, if such inspection or examination reveals that for the period covered by such inspection or examination there is an error of thirty percent (30%) or more in the Earned Royalties accruing from Licensee Online Stores previously reported on the Statement(s) as being due from Licensee, Licensor shall have the right to assess against Licensee (and Licensee shall pay to Licensor upon demand) a royalty equal to twenty (20%) of the highest price reported for each Product sold in the applicable reporting period. For the avoidance of doubt, such royalty shall not be credited to or offset against any Guaranteed Royalties or Earned Royalties or other Royalties payable under this Agreement.

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h. Product Quality: Licensee hereby warrants and agrees that the Products designed, manufactured, advertised, promoted, sold or distributed under this Agreement shall bear the Playboy Properties faithfully produced and shall meet the high standards of quality, workmanship, material, design, size, color, taste, and style established by Licensor from time to time and in accordance with the terms and conditions of this Agreement. Licensee will not knowingly or negligently cause or authorize any or all of the Products not conforming to this Agreement to be sold or distributed, as doing so may adversely affect Licensor’s goodwill in the Trademarks and any such non-conforming Products shall be destroyed at Licensee’s expense. All of the Products shall conform to and comply with, in all respects, all federal, state and local laws, rules and regulations governing the design, quality, labeling and safety of such Products. Licensee shall not cause, condone or authorize: (i) the use of any substandard or offensive materials in or in connection with any of the Products; (ii) any violation of any federal, state or local law or regulation, including, but not limited to, provisions thereof imposing advertising standards or requiring trade or content description of the Products; or (iii) the use of the Playboy Properties or any other word, device or symbol associated in any way with any or all of Licensor and its subsidiaries and affiliates in connection with any product or activity that is not the subject of the License and this Agreement.

i. Approval of Products and the Materials:

(i) Licensee understands and agrees that each of the Products and any other items bearing the Playboy Properties or intended for use in connection with the Products (hereinafter collectively referred to as the “Materials”) must be approved in advance by Licensor. The Materials include, but are not limited to, prototypes, photography, cartons, containers, labels, wrappers, packaging and other inner and outer packaging materials, fixtures, displays, artwork and printing, advertising, sales, marketing and promotional materials. Licensee shall, at its own expense, submit to Licensor or its designee for written approval, samples of each of the Products and the Materials at each stage of development thereof, which shall include, but not be limited to: (a) an initial sketch or photograph; (b) a sample prototype (pre-production sample) or equivalent acceptable to Licensor; and (c) two final production-quality samples of that which will be mass produced or manufactured. Licensee must obtain Licensor’s written approval of each stage of development before proceeding to the next stage, and in no event shall Licensee commence or permit the mass manufacture, advertising, promotion, sale or distribution of any of the Products or the Materials unless and until Licensee has received Licensor’s written approval of the samples provided pursuant to (b) of this Paragraph 2.i.(i). In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.i.(i) within fourteen (14) days of Licensor’s receipt thereof, Licensee may send written notice to Licensor advising no response was received. If Licensor does not respond within five (5) days of Licensor’s receipt thereof, then Licensor shall be deemed to have given disapproval. In the event Licensee fails to provide the two final production-quality samples pursuant to (c) of this Paragraph 2.i.(i), Licensor may either purchase the two final production-quality samples and Licensee shall immediately pay Licensor for all related costs and expenses incurred by Licensor including the purchase prices and all delivery and shipment costs or such Products or Materials shall be considered unapproved.

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(ii) Licensee understands and agrees that if Licensor approves any Products or Materials for production or manufacture, such approval shall be valid for one License Year only. In each and every season that Licensee seeks to manufacture, advertise, promote, sell or distribute previously approved Products or Materials, Licensee must resubmit such Products or Materials to Licensor for written approval. When resubmitting Products or Materials for approval for another License Year, Licensee shall utilize the same Product style number/ designation for the Products or Materials and shall indicate that such Products and/or Materials were previously approved for production and/or manufacture. If Licensee fails to resubmit Products or Materials for approval and manufactures, promotes, or sells such Products or Materials in a License Year for which Licensor has not granted written approval, then such Products and Materials shall be considered unapproved.

(iii) Licensee shall not use the same style number/designation on more than one style or design for Products or Materials. The determination as to whether Products or Materials conform to a prior submission for the same style number/designation in all respects, including without limitation, with respect to materials, colors, workmanship, dimensions, styling, detail and quality, and whether Licensee should have used a different style number/designation because of variations shall be made by Licensor in its sole and absolute discretion. Licensee shall not use an approved style number/designation in connection with non-conforming Products or Materials.

(iv) To ensure that each of the Products and the Materials are constantly maintained per License Year in conformance with the samples previously approved such License Year pursuant to this Paragraph 2.i.(iv), Licensee shall, within seven (7) days of receipt of a request from Licensor, send or cause to be sent to Licensor at Licensee’s expense: (a) such actual samples requested by Licensor of the Products and the Materials Licensee is using, manufacturing, selling, distributing or otherwise disposing of; and (b) a listing of each location where any of the Products and the Materials or either thereof are designed, manufactured, stored or otherwise dealt with. Licensor and its nominees, employees, agents and representatives shall have the right to enter upon and inspect, at all reasonable hours of the day, any and all such location(s) and to take, without payment, such samples of any of the Products and the Materials as Licensor reasonably requires for the purposes of such inspection.

(v) If any of the Products or Materials sent or taken pursuant to Paragraph 2.i.(ii) above or that otherwise come to the attention of Licensor does or do not conform in Licensor’s sole opinion to the previously approved samples for the relevant License Year, Licensor shall so notify Licensee, in writing, specifying in what respect such of the Products or Materials is or are unacceptable. Immediately upon receipt of such notice, Licensee shall suspend all manufacture, sale and distribution of and shall obtain back from Licensee’s accounts all such Products and Materials and shall not resume the manufacture, sale or distribution thereof unless and until Licensee has made all necessary changes to the satisfaction of Licensor and has received Licensor’s written reapproval of each of such Products and Materials.

(vi) All of the Products and the Materials that are not approved by Licensor or that are determined by Licensor to be unapproved, non-conforming or unacceptable shall not be sold, distributed or otherwise dealt with by Licensee. All such Products and Materials may be confiscated, seized and/or destroyed by Licensor or, if directed by Licensor, by Licensee at Licensee’s cost and expense, with an appropriate certificate of destruction furnished by Licensee.

(vii) Any and all sales, distribution or use by Licensee of unapproved, non-conforming or unacceptable Products or Materials shall not only constitute a default under the terms of this Agreement, but such Products or Materials also shall be considered unlicensed and an infringement of Licensor’s proprietary rights, and Licensor shall have the right to bring legal action against Licensee for any and all remedies available to Licensor in addition to the remedies available under this Agreement.

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(a) So that there is no misunderstanding regarding the approval process, Licensee hereby agrees that in the submission of requests for approvals of proposed Products, unless Licensor gives written approval in advance, Licensee will: [1] use an Image in its entirety; [2] not crop the Image; [3] reproduce the Image with fidelity to the original; [4] not distort or mutilate the Image; and [5] not create a reproduction of the Image which would be prejudicial to the honor or reputation of the artist. Licensee further acknowledges that there may be certain works of art which Licensor, in its sole discretion, may determine are not appropriate for use on the Products. Licensor’s refusal of an approval request based on a violation of any of the foregoing shall be a legitimate reason for the refusal of an approval pursuant to this License and the Agreement.

(b) Licensor shall have final approval with respect to the following elements of the Products:

(i) Selection of Licensor’s Images for use on the Products.

(ii) Manipulation and adaptation of the Playboy Properties for reproduction on the Products.

(iii) Approval of “strike offs” or other pre-production samples as the parties may agree.

(iv) Approval of actual materials to be used for manufacture of the Products.

(c) It is specifically agreed by Licensee that there shall be no approval by default. Products may not be manufactured unless there is a written approval by Licensor.

(viii) Licensee agrees and acknowledges that Licensor shall own all right, title and interest to the sample prototypes, final production-quality samples, and actual samples submitted by Licensee pursuant to this paragraph (the “Samples”). Licensor may store, display, destroy, sell (including without limitation sample sales to the trade), or otherwise dispose of the Samples as determined by Licensor in its sole discretion and without any obligation or payment to Licensee.

j. Title and Protection and Preservation of Playboy Properties and Copyrights:

(i) Licensee hereby acknowledges each of the following: the great value of the goodwill associated with the Trademarks; the worldwide recognition thereof; that the proprietary rights therein and goodwill associated therewith are solely owned by and belong to Licensor; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public with Licensor, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by Licensee shall inure to the sole benefit of Licensor. During and after the Term, Licensee shall not:

(a) attack or question the validity of, or assist any individual or entity in attacking or questioning, the title or any rights of or claimed by Licensor, its subsidiaries and affiliates and their respective licensees and sublicensees in and to the Playboy Properties or any other trademarks, copyrights or such other intellectual or intangible property associated or connected with any or all of Licensor, its subsidiaries and affiliates, their publications, published material, activities, licensees and sublicensees;

(b) directly or indirectly seek for itself, or assist any third party or parties to use or acquire, any rights, proprietary or otherwise, in any patent, trademark, copyright or such other intellectual or intangible property so associated or connected (including without limitation URLs and domain names), without the prior written approval of Licensor;

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(c) in any way seek to avoid Licensee’s duties or obligations under this Agreement because of the assertion or allegation by any individual(s), entity or entities that any or all of the Playboy Properties are invalid or by reason of any contest concerning the rights of or claimed by Licensor; or

(d) file or prosecute one or more trademark applications regarding the Playboy Properties, unless first requested to do so in writing by Licensor. (Licensee will cooperate with Licensor in connection with any and all such filings.)

(ii) Licensee shall:

(a) use the Playboy Properties as permitted under this Agreement in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction. At Licensor’s request, Licensee shall cooperate fully with Licensor in preparing and causing to be recorded in every jurisdiction designated by Licensor registered user agreements and all other documents or filings which may be necessary or desirable to evidence, protect and implement the rights of or claimed by Licensor pursuant to this Agreement. In the event of any ambiguities between any registered user agreement or other similar document or filing and this Agreement, the terms and conditions of this Agreement shall govern and control. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall execute and file any and all documents, as required and directed by Licensor and at Licensee’s expense, terminating any and all registered user agreements or other filings. Licensee hereby authorizes and empowers Licensor to terminate all registered user or other filings on Licensee’s behalf and in Licensee’s name;

(b) affix or imprint irremovably and legibly on each of the Products and on or within all of the Materials such Playboy Properties, trademark notices, copyright notices, legends and Licensor’s Hologram as Licensor directs;

(c) manufacture, sell, distribute or otherwise deal with the Materials solely in connection with the Products (except for any or all of the Materials which do not bear one or more of the Playboy Properties or otherwise are not associated with any or all of the Products by virtue of, but not limited to, such things as design, color or content); and

(d) not cause or grant permission to any third party or parties to acquire any copyright or other proprietary right in connection with any word, device, design or symbol used by Licensee in connection with any of the Products or the Materials.

k.	Right to Subcontract, Licensee Financial Statements and Lists of Sources and Accounts:

(i) Licensee may subcontract the manufacture of any or all component parts of any or all of the Products bearing the Playboy Properties pursuant to this Agreement, provided: (A) Licensee notifies Licensor in advance of any intended supplier/subcontractor and obtains Licensor’s prior written approval of such supplier/subcontractor; (B) Licensee obtains from each such supplier/subcontractor an executed written agreement in the form attached hereto and made a part hereof as Exhibit C; (C) furnishes an original copy of each such executed agreement to Licensor, if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor; and (D) without limiting this Paragraph 2.k.(i) and 2.k.(ii) below or any of Licensee’s obligations and/or Licensor’s approval rights, within ten (10) days of request from Licensor, Licensee shall furnish to Licensor a list and description of all factories, warehouses and distribution facilities utilized by Licensee for all Products and packaging as well as any other relevant information reasonably requested by Licensor, where said list shall be certified by an officer of Licensee as accurate and true. Licensee shall comply, and shall procure any supplier/subcontractor to comply, with the Code of Conduct set out in Exhibit D in connection with the manufacture, packaging, supply and distribution of Products.

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(ii) Licensee may subcontract with a third-party distributor for the distribution of the Products in the Territory pursuant to this Agreement, provided: (x) Licensee notifies Licensor in advance of any intended third-party distributor and obtains Licensor’s prior written approval of any such third-party distributor; (y) Licensee obtains from each Licensor-approved third-party distributor an executed written agreement (the “Distributor Contract”) attached hereto and made a part hereof as Exhibit E; and (z) Licensee furnishes a n original copy of each Distributor Contract to Licensor, if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor. For purposes of this Paragraph 2.k.(ii), third-party distributors shall not include any distribution entity which is wholly-owned or controlled by Licensee. However, nothing contained in this Paragraph 2.k.(ii) shall be construed to relieve Licensee of its obligation and responsibility to ensure that its distributors, whether third-party or wholly or partially owned, perform their duties in accordance with the terms and conditions of this Agreement (including, but not limited to, the E-Commerce Guidelines) and the Distributor Contract, including, but not limited to approved distribution channels and Territory restrictions. Licensee shall be responsible to Licensor for any violations by its distributors, whether third-party or affiliated, of the terms and conditions of this Agreement (which responsibility shall be included as part of Licensee’s obligations under Paragraph 2.n.(i) hereof) or the Distributor Contract. In the event of any such violation, Licensor shall have the right, but not the obligation, to do any of the following: (i) require Licensee to immediately terminate, upon receipt of written notice from Licensor, the Distributor Contract with such distributor, at which time Licensee shall immediately and permanently cease supplying any or all of the Products to such distributor; (ii) declare the License to be non-exclusive; or (iii) deem any such violation to be a default by Licensee under this Agreement. In addition, Licensee shall be responsible for obtaining from each of its distributors, whether third-party or affiliated, a complete listing of each such distributor’s inventory of the Products on hand at the time of expiration or termination of this Agreement and upon the expiration or termination of the Sell-Off Period (if any) and supplying a copy to Licensor of such inventory listing within the time frames set forth in Paragraph 8.d. hereof.

(iii) With the Statement submitted at the end of each License Quarter pursuant to Paragraph 2.e.(i) hereof and at any other time so requested by Licensor during the Term and the Sell-Off Period, Licensee shall provide Licensor with: (a) original copies of Licensee’s most recent audited financial statements (including without limitation footnotes) and annual reports, annual tax filings, 10-K’s, balance sheets or other similar documents that indicate Licensee’s financial status, if original copies are not available, copies affixed with the company chop of Licensee shall be furnished by Licensee to Licensor, and (b) an updated list of the names and addresses of all manufacturing sources, subcontractors, distributors, suppliers, dealers, wholesalers, retailers, accounts and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the Products and the Materials during the Term and the Sell-Off Period or either thereof. Such list shall, if so requested by Licensor, contain the full specification of all designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any or all of the Products and the Materials. Licensee shall obtain the consent of any and all relevant third parties for such disclosure.

l.	Inventory and Holograms:

(i) Insofar as reasonable, Licensee shall at all times during the Term be able to fulfill all orders for the Products promptly and yet not have an excessive inventory on hand at the time of the expiration or termination of the License. Within forty-five (45) days after each License Year or within ten (10) days of receipt of a request from Licensor, Licensee will furnish Licensor with a complete and accurate statement (the “Inventory Statement”) signed by the Chief Financial Officer of Licensee, setting forth in detail the quantities and description of each of the Products in process and finished goods inventories of the Products and the locations thereof.

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(ii) All Products shall have affixed to the label, hang tag, packaging, or elsewhere on the Products, as approved by Licensor, Licensor’s official hologram (“Hologram”). Licensee shall purchase Holograms from Licensor’s official Hologram supplier (“Hologram Supplier”) (which Licensor may change from time to time in its sole discretion) through completed purchase orders (“Purchase Orders”) which shall be sent to Licensor with a report (hereinafter referred to as the “Hologram Report”) identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed) since the prior submission of a Purchase Order; (b) the quantity of Holograms on Products on hand and intended for placement on Products in process; and (c) the requested quantity of Holograms. Licensor (itself or through the Hologram Supplier) may withhold approval of Purchase Orders if Licensee fails to provide the Hologram Report. Licensor (itself or through the Hologram Supplier) may reject Licensee’s Purchase Orders, if, in Licensor's sole and absolute discretion, the Hologram request is excessive or otherwise inconsistent with (i) the sales information in Licensee's Statements; (ii) royalty payment history; (iii) submissions for Products approvals; or (iv) Inventory Statements. Licensee shall pay for all Hologram costs and expenses, including without limitation shipping and handling costs, required by Licensor’s Hologram Supplier. If Licensee, directly or indirectly, ships, sells or otherwise distributes Products without Licensor’s approved hang tags and Holograms, Licensee shall be in default of this Agreement. Licensee agrees that any and all such Products may, at Licensor’s sole and absolute discretion, be treated as unapproved and/or counterfeit merchandise and may be seized, confiscated, and/or destroyed. Within ten (10) days of receipt of a request from Licensor, Licensee will furnish to Licensor or its designee a report in a format acceptable to Licensor identifying (a) the quantity of Holograms used on Products sold by Licensee or otherwise distributed (with an explanation of where such Products were sold or distributed); and (b) the quantity of Holograms on Products on hand and intended for placement on Products in process. If Licensor determines that a significant discrepancy exists between (i) the total quantity of Holograms used on Products sold, Products on hand, and Products in process; and (ii) the quantity of Holograms sent to Licensee, such discrepancy shall be a default under the terms and conditions of this Agreement.

(iii) Licensee shall at all times during the Term and the Sell-Off Period be responsible for the safekeeping, protecting, and tracking of the inventory of Licensor’s Holograms, including any actions or inactions taken by Licensee's manufacturing sources, subcontractors, distributors, suppliers, dealers, and/or wholesalers regarding the Holograms. If any Holograms sent to or for Licensee are misplaced, lost, stolen, sold or misused, in any manner whatsoever (including use on unapproved, non-conforming or unacceptable Products or Materials pursuant to Paragraph 2.i. hereof), it shall be deemed as a default. Licensee shall be responsible for and shall pay Licensor for any and all expenses incurred by Licensor to recover such Holograms, including without limitation, legal fees and costs, investigative fees and costs, and/or expenses to purchase unapproved Products bearing such Holograms to have the Products removed from commerce, or to otherwise protect Licensor’s rights.

m.	Playboy Properties and Non-Competitive Brands:

(i) During and after the Term, Licensee shall not use, cause or authorize to be used any word, device, design, slogan or symbol confusingly similar, in whole or in part, to any or all of the Playboy Properties, or any permutation of the Playboy Properties. During the Term and the Sell-Off Period, any or all of the following shall not be used on or in connection with the Products or the Materials without Licensor’s prior written consent: (a) portions or permutations of any or all of the Playboy Properties; (b) secondary marks; or (c) new words, devices, designs, slogans or symbols. Upon such authorization by Licensor and use by Licensee, any use by Licensee of a portion, permutation, secondary mark, word, device, design, slogan and/or symbol shall inure to the benefit of the Licensor, shall be the property of Licensor and shall be included as one of the Playboy Properties subject to this Agreement. Should Licensee create or develop any advertising, promotion, packaging or trade dress unique to the Products, all such advertising, promotion, packaging or trade dress shall be the property of Licensor and shall not be used by Licensee on or in connection with any other product or merchandise during and after the Term. No later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests, Licensee will assign to Licensor, without charge, all of Licensee’s right, title and interest (including without limitation all goodwill associated therewith and all copyrights) in and to such advertising, promotion, packaging or trade dress and shall cooperate fully with Licensor in preparing and recording whatever documentation may be necessary or desirable or requested by Licensor to effect such assignment.

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(ii) Without Licensor’s prior written consent, Licensee shall not design, manufacture, advertise, promote, distribute, sell or deal with in any way in the Territory any product or material that is or are in Licensor’s sole and absolute judgment competitive with or confusingly similar to any or all of the Products and the Materials.

(iii) Licensee shall not use color combinations, designs, styles, logo treatments, graphics or packaging unique to any or all of the Products on or in connection with any other product, and Licensee, without charge, will assign to Licensor ownership of all right, title and interest, including, but not limited to, all rights of copyright and trademark (including goodwill associated therewith), that Licensee has acquired or may acquire in such color combinations, designs or styles no later than ten (10) days after expiration or termination of this Agreement or at any other time Licensor so requests.

(iv) Licensee hereby assigns, transfers and conveys to Licensor, to the maximum extent permitted by applicable law, all of Licensee’s right, title and interest, including, but not limited to, all rights of copyright, trademark (including goodwill associated therewith), trade secret and any other rights in and to all aspects of the Products created by Licensee under or in connection with this Agreement so that Licensor shall be the sole owner of all such rights therein. Licensee shall, upon the reasonable request of Licensor, either during the Term or at any time thereafter, execute and deliver to Licensor whatever documentation Licensor may request to effect such assignment, transfer or conveyance. Licensee shall not have any rights to use any of the elements uniquely developed by Licensee for the Products itself or in connection with any third party following expiration or termination of the Agreement. In the event Licensee engages, employs or utilizes artists, designers or other third parties (collectively, the “Designers”) to develop Products and/or Materials, Licensee shall obtain a written assignment, and shall supply Licensor with an original copy of each such assignment (if an original copy is not available, a copy affixed with the company chop of Licensee shall be furnished by Licensee to Licensor), from any Designer in favor of Licensor under which all of such Designer’s right, title and interest, including, but not limited to, all rights of copyright, trademark, and all rights in and to all aspects of the Products (including trade secret protection), in and to such Designer’s work product is transferred and conveyed to Licensor to the maximum extent permitted by applicable law so that Licensor will be the sole owner of all rights therein.

(v) Licensee shall not during the Term of this Agreement enter into any retail business or business arrangement involving retail identified with or by the names or trademarks of any men’s lifestyle publications, products or services, including but not limited to FHM or Maxim. In the event Licensee commences any such dealing with any such publications, whether directly or indirectly, or in the event the publishers or any substantial holder of the interest in any such publication or in any men’s sophisticate publication such as Maxim, FHM, CKM, Hustler or Penthouse acquires or otherwise comes to hold any financial or equity interest in Licensee, such event shall be deemed as a default.

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n.	Indemnification and Product Liability Insurance:

Licensee shall:

(i) indemnify, defend and hold harmless Licensor, its subsidiaries and affiliates, their respective shareholders, licensees and franchisees and the agents, officers, directors and employees of each and Licensor’s Agent (hereinafter collectively referred to as “Indemnitees”) from all costs, claims, suits, losses, damages and expenses (including without limitation attorneys’ fees and litigation or other expenses) arising out of or in connection with: (a) the design, manufacture, labeling, packaging, advertising, promotion, sale or distribution of or any other dealing whatsoever with the Products or Materials (including, but not limited to, any breach of Licensee’s obligations under Paragraph S.6. of the Schedule); (b) any alleged action or failure to act whatsoever by Licensee; (c) any alleged defect in any or all of the Products; (d) any alleged non-conformity to or non-compliance with any law pertaining to the design, quality, safety, advertising, promotion or marketing of any or all of the Products and the Materials; (e) any sales or distribution by Licensee of the Products to a country where a third party owns the registrations for trademarks that are confusingly similar to the Trademarks; (f) any breach by Licensee of any of its representations, warranties or undertakings hereunder; (g) any alleged non-conformity to or non-compliance with any Laws; (h) the prior agreements between Licensor and [***] and the prior agreements between Licensor and [***], and the termination thereof; (i) any activities of Licensee, [***], and/or their affiliates; or (j) Licensee’s performance hereunder;

(ii) obtain and maintain, at Licensee’s own expense, product liability insurance satisfactory to Licensor in the minimum amount of One Million U.S. Dollars (U.S.$1,000,000) per occurrence and Five Million U.S. Dollars (U.S.$5,000,000) of primary and umbrella coverage from one or more insurance companies, each with a Best’s rating of “A” (or better), and qualified to transact business in the Territory (each such insurance policy shall name each of the Indemnitees as additional insureds and/or loss payees as their interests may appear and by reason of the indemnity contained in Paragraph 2.n.(i) above and shall evidence the insurer’s agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty (30) days’ prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this Agreement by Licensee and on each anniversary date of the grant or issuance of each such policy during the Term and the Sell-Off Period evidencing that each such policy has not been altered with respect to the Indemnitees in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy; and

(iii) cause each such policy to be in full force and effect prior to the commencement of any design, manufacture, advertising, promotion, sale, distribution or dealing with any or all of the Products whatsoever. Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance during the Term and the Sell-Off Period shall be a default by Licensee under this Agreement.

o.	Marketing Spend, Advertising Plans and Public Relations:

(i) In addition to any other amounts or payments to be made by Licensee under this Agreement, and not to be credited to or offset against any Guaranteed Royalties or Earned Royalties payable hereunder, Licensee agrees to expend within each License Year for advertising and promoting the Products in media directed to the consumer (including without limitation point-of-sale materials, newspapers, magazines, television and radio, but specifically excluding all marketing trade shows and trade promotions, and travel and expenditure costs associated with trade shows and/or trade promotions, all fixtures and displays, and any expenses and costs on online platforms, except those specifically provided by Licensor) not less than the Marketing Spend, as set forth in Paragraph S.16 of the schedule to this Agreement. If the Statement for the last License Quarter of a License Year shows that such amount has not been spent as set forth herein, the difference between the amount actually spent and the amount required to be spent must be remitted to Licensor along with such Statement for use in Licensor’s advertising and promotion pool.

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(ii) Licensee must submit to Licensor, for Licensor’s approval, its advertising/promotional plan and marketing plan in the format provided by Licensor for the Products for each ensuing calendar year. Such plans must be submitted not later than March 15th of each calendar year. In the event Licensor, in its reasonable discretion, does not approve of any such plan, Licensee must submit a revised plan or plans to Licensor, for its approval, within not more than fifteen (15) days following Licensee’s receipt of Licensor’s notice of disapproval and Licensee must incorporate revisions into the plan or plans that address Licensor’s concerns or reasons for disapproval.

(iii) Within ten (10) days following the end of each calendar month during the Term, Licensee will submit to Licensor, a list of all upcoming public relations efforts regarding the Products (the “PR”), which may include, but will not be limited to, interviews, press releases and press events. In the event Licensee wishes to sanction or schedule any PR after the submission to Licensor of such monthly list, Licensee will immediately notify Licensor of such additional PR. Licensee must obtain Licensor’s prior written approval prior to any PR effort taking place. In the event any PR consists of interviews, all talking points for same must be approved in advance in writing by Licensor. In the event Licensor, in its sole discretion, wishes to participate in any PR Licensor will so notify Licensee. In the event Licensor fails to provide its approval or disapproval of any or all things submitted to Licensor pursuant to this Paragraph 2.o.(iii) within fourteen (14) days of Licensor’s receipt thereof, Licensor shall be deemed to have disapproved of such things. In the event Licensor disapproves any PR, Licensee will cancel such disapproved PR. Failure by Licensee to cancel any disapproved PR or engaging in any PR that has not been submitted to Licensor in advance for approval shall be a default by Licensee under this Agreement.

3.	ADDITIONAL COVENANTS OF THE PARTIES.

a. Reservation of Rights: All rights not expressly and specifically granted herein to Licensee are reserved by Licensor.

b. Certain Sales:

(i) In the event Licensor, its subsidiaries, parent, affiliates or third-party licensees wish, during the Term, to purchase any of the Products for any purpose, including but not limited to, promotional and advertising purposes, as product placement in feature films, television and related platforms, direct marketing sales, premium sales and incentive sales, Licensee, if requested to do so by Licensor, will sell to Licensor and its licensee(s) or either thereof any or all of the Products at the best prices and terms given to other customers of the Products ordering substantially the same quantities of similar merchandise from Licensee.

(ii) In the event of any such sale of the Products by Licensee to Licensor, Licensee shall ship or deliver such Products either directly to Licensor or, as Licensor may direct, to any other individual(s), entity or entities. Any or all such sales of the Products by Licensee to Licensor shall be at the prices described in Paragraph 3.b.(i) above. Licensee will include such sale(s) in the computation of Net Sales. Licensee shall bill Licensor and its licensee(s) or either thereof in accordance with Licensee’s normal billing procedures for all such Products shipped or delivered.

c. Investment Opportunity. During the Term hereof, if Licensee (or, if Licensee is owned or controlled by, or owns and controls, another entity, such Licensee affiliate) offers to sell or to issue equity or debt to any third party or enters into any transaction for such offering or sale, Licensee shall provide written notice of the same to Licensor, and Licensor will be entitled to participate in such offering, sale or issuance on terms and conditions that are at least as favorable as those granted to any other investor in such transaction. Participation in any such transaction shall be at Licensor’s sole discretion, and nothing herein shall obligate Licensor to so participate.

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4.	TITLE AND PROTECTION.

a. Indemnification by Licensor: Subject to the provisions of Paragraph 16. hereof Licensor shall indemnify, defend and hold harmless Licensee, its subsidiaries and affiliates, their respective shareholders and the agents, officers, directors and employees of each against and from all claims or suits (provided prompt notice of each such claim or suit which comes to the attention of Licensee is given to Licensor by Licensee) arising solely and directly out of the authorized use of the Playboy Properties on or in connection with the Products by Licensee in the Territory, but in no event shall such indemnification include incidental or consequential damages, including, but not limited to compensation or reimbursement for loss of prospective profits, anticipated sales or other losses occasioned by termination of this Agreement or any other reason(s). Licensor shall have the option to settle or to undertake and conduct the defense of any such claim or suit, but Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, handle, undertake and conduct the defense of any such claim or suit at Licensor’s expense. If Licensor does not provide such notice to Licensee, Licensee may, through counsel of Licensee’s own choice and at its own expense, participate in any such claim or suit, but in such event Licensor shall have sole and exclusive control over such defense, and Licensor’s decisions with respect thereto shall govern and control. Licensee expressly covenants that no discussions by Licensee whatsoever with claimant or litigant, no compromise or settlement by Licensee of any claim or suit and no negotiations by Licensee with respect to any compromise or settlement shall be had, made or entered into without the prior written approval of Licensor.

b. Enforcement: Licensee shall promptly notify Licensor in writing of each actual, suspected or apparent infringement or imitation of the Playboy Properties or the Materials that comes to the attention of Licensee. Licensor may take such action in regard to such infringement or imitation as Licensor, in its sole and absolute judgment, deems to be appropriate, including without limitation, no action. Licensor may, in its sole and absolute discretion, decide whether to assert any claim or undertake or conduct any suit with respect to such infringement or imitation, and Licensee agrees to cooperate fully with Licensor in the prosecution of any such claim. Licensee shall, upon receipt of notice from Licensor and pursuant to Licensor’s instructions, on behalf of Licensor, assert any such claim or handle, undertake and conduct any such suit at Licensor’s expense in the name of Licensor or Licensee or in both names as Licensor may direct. Licensee expressly covenants that no discussions whatsoever with the infringing or imitating party or parties, no compromise or settlement of any such claim or suit and no negotiations with respect to any compromise or settlement of any such claim or suit shall be had, made or entered into without the prior written approval of Licensor. In no event shall Licensor be responsible to Licensee for consequential or incidental damages that result from any infringement or imitation. Under no circumstances may Licensee enforce Licensor’s rights to the Playboy Properties without Licensor’s prior written approval and in no event may Licensee take any action on account of any such infringements without Licensor’s prior written approval.

5.	RELATIONSHIP BETWEEN THE PARTIES.

a. No Joint Venture: Nothing herein contained shall be construed to place the parties hereto in the relationship of partners or joint venturers, and Licensee shall have no power to obligate or bind Licensor or its subsidiaries or affiliates in any manner whatsoever. Licensor will have no fiduciary duty or fiduciary obligation to Licensee under this Agreement.

b. Assignment:

(i) Licensor, in entering into this Agreement, is relying entirely upon Licensee’s skills, reputation and personnel, including without limitation its officers, managers, directors, owners and/or shareholders. This Agreement and all rights, duties and obligations hereunder are personal to Licensee and shall not, without the prior written consent of Licensor (which may be given or withheld in the sole discretion of Licensor), be assigned, delegated, sold, transferred, leased, mortgaged or otherwise encumbered by Licensee or by operation of law. Any attempt to do so without such consent shall be void and shall constitute a default under this Agreement. If Licensor in its sole discretion believes that any change in any or all of the officers, managers, directors, owners and/or shareholders of Licensee has, will or could materially interfere with or materially and adversely affect Licensee’s performance hereunder or the relationship between the parties hereto, such change shall constitute a default under this Agreement and Licensor shall so notify Licensee and Licensee shall take whatever steps or actions are necessary to remedy Licensor’s concerns; failing which Licensor shall have the right to terminate this Agreement. The consent of Licensor to any such assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change shall not be deemed to be consent to any subsequent assignment, delegation, sale, transfer, lease, mortgage, other encumbrance or change.

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(ii) Licensor may assign this Agreement or assign or delegate any or all of its rights, duties and obligations under this Agreement to any of its parents, subsidiaries or affiliates or to any other individual or entity, including without limitation, a third-party.

c. Change of Control:

(i) Licensee must obtain Licensor’s prior written approval, which may be granted or withheld in Licensor’s sole discretion, for any and all transfers in ownership interest in Licensee such that one (1) or more transferees directly or indirectly controls twenty-five percent (25%) or more of Licensee’s voting power (each a “Change of Control”). For the avoidance of doubt, any Change of Control of Licensor shall not require Licensee’s prior approval and, furthermore, the terms and conditions of this Agreement shall remain in full force and effect in the event of any Change of Control of Licensor.

(ii) [***]

6.          SUBLICENSING. Licensee may not, without the prior written approval of Licensor, whose discretion shall be final and absolute, enter into any sublicense agreement or grant any sublicense for any or all of the rights or obligations of Licensee under the License or this Agreement. The consent of Licensor to any sublicense agreement or sublicense shall not be deemed to be a consent to any subsequent sublicense agreement or sublicense. Any commercialization of the rights granted herein between Licensee and a third party, other than approved third party sub-contracted manufacturers (valid only with a signed agreement as set forth on Exhibit C herein) or approved third-party distributors (valid only with a signed agreement as set forth on Exhibit E), shall be considered an invalid sublicense agreement hereunder and will constitute a material breach of this Agreement. Under no circumstances, may a manufacturer or any of its affiliates also be a distributor, wholesaler or retailer of the Products and vice versa. Furthermore, Licensee will, on demand by Licensor, disclose the full and comprehensive commercial conditions, including original copies of any agreements, sub-manufacturing or distribution agreements or similar arrangements it makes with any third party, if original copies are not available, copies affixed with the company chop of Licensee shall be furnished by Licensee to Licensor.

7.	DEFAULTS AND RIGHTS OF TERMINATION.

a. Defaults and Right to Cure:

(i) Except as otherwise provided in this Agreement, if Licensee shall violate any of the terms or conditions hereof or default on any of its duties, obligations or warranties hereunder, Licensor shall have the right and option, but not the duty, to terminate the License and this Agreement upon not less than thirty (30) days’ prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default. Such termination shall become effective unless such violation or default described in such notice shall be completely remedied to the satisfaction of Licensor within such thirty (30) day period.

(ii) Notwithstanding the provisions of Paragraph 7.a.(i) above, if such violation or default: (a) is of a kind that a remedy or cure cannot effectively cure; or (b) is described in this Agreement as an incurable default, then the License and this Agreement shall terminate upon receipt by Licensee of written notice thereof without any period of remedy or cure whatsoever. The termination of the License and this Agreement shall be without prejudice to any rights that Licensor otherwise has against Licensee under this Agreement or under law.

b. Bankruptcy or Assignment for Creditors, Business Discontinuance: If: (i) Licensee files a petition in bankruptcy or is adjudicated a bankrupt; (ii) a petition in bankruptcy is filed against Licensee; (iii) Licensee shall become insolvent or shall make or agree to make an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (iv) Licensee discontinues business; (v) Licensee receives a qualified opinion from its independent auditor regarding Licensee’s financial statements or an opinion stating that Licensee’s financial situation raises substantial doubt about Licensee’s ability to continue as a going concern (or the equivalent of such an opinion); or (vi) a receiver shall be appointed for Licensee, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever. If the License and this Agreement are so terminated, any and all of Licensee and its receivers, representatives, trustees, agents, administrators, successors and assigns shall have no right to sell or in any way deal with any of the Playboy Properties, Products or the Materials, except with the special prior written consent and under the instructions of Licensor that it or they shall be obligated to follow. Termination of this Agreement as a result of any of the occurrences set forth in this Paragraph 7.b. will be deemed a default and Licensee will be required to remit to Licensor the termination fee set forth in Paragraph 8.f. hereof.

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c. Loss of Trademark Rights: If Licensee’s right to use any or all of the Trademarks is adjudged illegal, invalid or restricted and either (i) such adjudication has become final and non-appealable; (ii) Licensor in its sole discretion chooses not to appeal therefrom; or (iii) if a settlement agreement is entered into by Licensor that prohibits or restricts Licensor’s or Licensee’s right(s) to use the Trademarks, the License and this Agreement shall automatically terminate without the necessity of any notice whatsoever as of the date (x) such adjudication becomes final and non-appealable; (y) Licensor makes such choice; or (z) of the execution and delivery of such settlement agreement. Notwithstanding anything to the contrary in this Agreement, Licensee shall have no claim of any nature against Licensor for the loss of any or all rights to use the Trademarks.

d. Qualified Auditor’s Report: If Licensee receives a qualified opinion from its independent auditor regarding Licensee’s financial statements or an opinion stating that the Licensee’s financial situation raises substantial doubt about Licensee’s ability to continue as a going concern (or the equivalent of such an opinion), the receipt of such opinion shall be considered a default.

e. Cross-Default: In addition to, and without derogating from any other rights Licensor may have hereunder or under any other agreement between Licensor and Licensee, or otherwise, any breach or default by Licensee (or its successors or assigns) of any other agreement (collectively, the “Other Agreements”), between Licensor (or any affiliate or assignee of Licensor) and Licensee (or its successors or assigns) may also be deemed by Licensor to be a breach or default by Licensee under this Agreement, and any breach or default by Licensee (or its successors or assigns) under this Agreement may also be deemed to be a breach or default by Licensee (or its successors or assigns) of any or all Other Agreements, and Licensor (or the applicable affiliate or assignee of Licensor) shall be entitled to exercise any and all of its rights and remedies under the applicable agreements with respect thereto as if such breach or default occurred under such agreements.

8.	EXPIRATION OR TERMINATION.

a. Effect of Expiration or Termination: Upon and after the expiration or termination of the License and this Agreement, all rights granted to Licensee under this Agreement shall immediately revert to Licensor. Licensee will refrain from any further use of the Playboy Properties or any further reference to anything similar to the Playboy Properties (including, but not limited to, words, devices, designs and symbols) or in any way associated with any or all of the Products, Licensor and its subsidiaries or affiliates, except with the prior written consent of Licensor or as expressly provided in Paragraph 8.c. hereof.

b. Reserved Rights: The expiration or termination of the License and this Agreement shall not: (i) relieve Licensor or Licensee, respectively, of any obligations incurred prior or subsequent to such expiration or termination; or (ii) impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto as provided in this Agreement. Upon termination of the License and this Agreement pursuant to Paragraph 7.c. hereof, Guaranteed Royalties for the then current License Year shall be prorated based on the ratio that the number of days in such License Year prior to termination bears to the number of days in the License Year had the License and this Agreement not been terminated. Earned Royalties due for such License Year shall be the excess of Earned Royalties over such prorated Guaranteed Royalties. Any overpayment or underpayment of Guaranteed Royalties or Earned Royalties based on such proration shall be immediately adjusted by the parties hereto.

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c. Continued Sales After Expiration or Termination: Provided that Licensee is not in arrears in the payment of any amounts due to Licensor and that Licensee is in compliance with all of the terms and conditions of this Agreement, and further provided that no new Products were manufactured without Licensor's prior written approval during the ninety (90) day period immediately preceding expiration, then upon the expiration of the License and this Agreement, or if this Agreement is terminated pursuant to any paragraph of this Agreement prior to the Expiration Date and then only upon Licensor’s prior written approval (which may be withheld at Licensor’s discretion), and except as provided in Paragraph 8.d. hereof, Licensee may, during the Sell-Off Period, sell through Licensee’s existing, recognized network of distributors or accounts all of the Products that have been approved by Licensor and that are in process or on hand on the Expiration Date or at the time such notice of termination together with Licensor’s approval of such Sell-Off Period is received. In such event, Licensee shall pay Earned Royalties and furnish Statements with respect to the Sell-Off Period in accordance with the terms and conditions of this Agreement as though the License and this Agreement were still in effect. It is expressly understood and agreed by Licensee that the Sell-Off Period shall be: (i) non-exclusive; and (ii) considered a separate accounting period for the purpose of computing Earned Royalties due to Licensor for sales during such period. Sales during the Sell-Off Period shall not be applied against any Guaranteed Royalties due or payable prior to the Sell-Off Period.

(i) Licensee acknowledges that during the Sell-Off Period the Products may be sold only in the normal course of business via the approved Distribution Channels and at regular selling prices (unless otherwise agreed by the Licensor in writing). All labels and hang tags must remain intact, and the Trademarks may not be removed, hidden or altered in any way. Any Product returned during the Sell-Off Period may be re-sold solely in the same manner as other Products during the Sell-Off Period.

(ii) Licensee fully understands and acknowledges that Sell-Off Period sales should, through diligent sales and stock control by Licensee, be planned to be minimal. Licensee will refrain from "dumping" Products. “Dumping” means selling at a volume level that is inconsistent with (and greater than) the volume immediately prior to the beginning of the Sell-Off Period and at sales prices that are inconsistent with (and lower) than the sales prices that were in place immediately prior to the commencement of the Sell-Off Period. If, on the basis of prior sales patterns during the Term (for example unit volume sales for comparable periods), Licensor has, at its sole discretion, reasonable cause to believe that Licensee is not exercising its requirements for the expiration or termination of the license (and related sell-off activities) in good faith then Licensor may in its sole discretion end the Sell-Off Period or take other measures (such as for example not authorizing Product approvals or fulfillment of Hologram orders) to ensure that the end of Term obligations and Sell-Off Period are being realized according to the letter and spirit of this Agreement.

d. Inventory After Expiration or Termination:

(i) Licensee shall furnish to Licensor an Inventory Statement:

(a) not more than thirty (30) days after the expiration of this Agreement;

(b) not more than thirty (30) days after the expiration of the Sell-Off Period (if any); and

(c) not more than ten (10) days after: (i) receipt by Licensee of notice of termination of this Agreement or the Sell-Off Period (if any); or (ii) the happening of any event that terminates the License and this Agreement where no such notice is required.

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(ii) Not more than ten (10) days after the expiration or termination of this Agreement or the Sell-Off Period (if any), Licensee must supply Licensor with a certificate of destruction for all Materials, including, but not limited to, Holograms, labels, hang tags, buttons, boxes, zippers, decals, advertising material and equipment capable of recreating the Playboy Properties, including, but not limited to: molds, tools, dies and printing screens.

(iii) Upon the expiration or termination (for any reason) of this Agreement during the Term or the Sell-Off Period (if any), Licensor reserves the right to purchase all remaining inventory at Licensee’s direct variable manufacturing cost, however, if Licensor chooses not to purchase such inventory, it shall be promptly destroyed by Licensee unless otherwise agreed between Licensee and Licensor. Licensor shall inform Licensee of its decision within fifteen (15) days after Licensor’s receipt of the Inventory Statement from Licensee.

(iv) Should Licensor choose not to purchase Licensee’s inventory as provided under Paragraph 8.d.(iii) above, Licensee, within ten (10) days of the date of Licensor’s notice, shall destroy such inventory and provide Licensor with a certificate of destruction for all inventory of the Product on hand or in process.

(v) Licensor and its agents shall have the right to conduct physical inspections of any and all locations where the Products may be designed, manufactured and/or held to ascertain Licensee’s compliance with this Paragraph 8.d. and, in order to enable Licensor to conduct such inspections, Licensee will provide to Licensor within not more than ten (10) days of the date of Licensor’s written request a listing of the places and addresses at which the Products are designed, manufactured and/or held. Any refusal by Licensee to submit to such inspection shall forfeit Licensee’s right to a Sell-Off Period, and Licensor shall retain all other legal equitable rights it has in the circumstances, which rights are hereby specifically reserved.

(vi) Licensee understands and acknowledges that it is essential for Licensor to have accurate, complete and timely information with regard to existing inventory of the Products and the inventory of the Products that is destroyed. Failure to provide Licensor with timely and accurate Inventory Statements is a material default under the Agreement and, in such event, Licensor will have the right to revoke Licensee’s right to the Sell-Off Period. Further, Licensee will, prior to any destruction of the Products pursuant to the provisions of Paragraphs 8.d.(ii) and 8.d.(iii) above, provide Licensor with the date, time and location of such destruction and allow Licensor or its nominee to witness such destruction if Licensor so wishes. Licensee’s failure to submit to Licensor any Inventory Statement within the required time frames is a material violation of the provisions of the Agreement and Licensor hereby reserves its rights under the Agreement and under law.

e. Equitable Relief and Legal Fees:

(i) Subject to Paragraph 8.c. hereof, Licensee hereby acknowledges that its failure to cease the design, manufacture, advertising, promotion, sale or distribution of the Products and the Materials upon the expiration or termination of this Agreement will result in irreparable harm to Licensor and its business interests for which there is no adequate remedy at law. Accordingly, in the event of such failure or in the event of any violation or default by Licensee under this Agreement (after giving effect to the provisions of Paragraph 7.a.(i) hereof), Licensor shall be entitled to equitable relief without the necessity of posting bond by way of any temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper. In this regard, Licensee hereby consents to the judgment of temporary and permanent injunctions in favor of Licensor in order to give effect to this Paragraph 8.e.(i).

(ii) In the event either party hereto files any action against the other to enforce any of the provisions of this Agreement or to secure or protect such party’s rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the attorneys’ fees and litigation expenses of such party, together with such court costs and damages as are provided by law.

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f. Termination Fee: Notwithstanding anything to the contrary in this Agreement, if Licensor terminates this Agreement as a result of a default by Licensee or a default that is not cured by Licensee within the time frame set forth in Paragraph 7.a.(i) hereof, the payment of all Guaranteed Royalties payable through the Expiration Date will be accelerated and Licensee shall pay to Licensor as a termination fee no later than ten (10) days after the date of such termination all outstanding Guaranteed Royalties required to be paid during the Term of this Agreement in addition to all Earned Royalties due through the effective date of termination, and Licensor may immediately draw down on any outstanding Cash Guarantee required under Paragraph 2.d.(iv) hereof, which such drawing shall not preclude Licensor from seeking from Licensee any deficiency that remains after such drawing. The receipt by Licensor of, or the right by Licensor to receive such termination fee, shall be without prejudice to any other rights Licensor has under this Agreement and under law. Further, such termination fee shall not be deemed to constitute the only damages to which Licensor may be entitled under the Agreement or under law.

9.	NOTICES.

a. Effectiveness: Unless otherwise expressly indicated in this Agreement, each notice, request, approval, consent, payment and Statement (hereinafter referred to as a “Submission”) specifically provided for in this Agreement shall be in writing and shall be considered effective or received the earliest of: (i) five (5) days after the date when such Submission is mailed by certified or registered mail with postage prepaid to the party hereto at the address set forth below; (ii) two (2) business days after the date when such Submission is sent by overnight courier service addressed to such party at such address or the date indicated as received on the overnight courier service confirmation receipt, whichever is earlier; (iii) except for payments, when such Submission is sent by facsimile addressed to such party at such address and the sender thereof requests and receives written confirmation from such party that such Submission has been received and is legible; or (iv) when such Submission is actually received by such party at such address:

To Licensor:	Address:	10960 Wilshire Blvd., Suite 2200, Suite 200
Los Angeles, CA 90024
	Attention:	VP, Global Licensing
	Facsimile:	310-424-1804
	Telephone:	310-424-1800

With a copy to:	Attention:	General Counsel
	Email:	[EMAIL ADDRESS]

And to Agent:	The address specified in Paragraph S.3.1 of the Schedule.

To Licensee:	The address specified in Paragraph S.2. of the Schedule

b. Address Change: Notwithstanding the provisions of Paragraph 9.a. hereof, each party hereto shall promptly give written notice to the other party of some other address to which Submissions shall be sent, in which event such Submissions to such party subsequently shall be sent to such address.

10.       CONFIDENTIAL INFORMATION. Licensor shall from time to time during the Term of this Agreement, make available to Licensee materials, including, but not limited to, style guides and licensing manuals, and other information, all of which is non-public, confidential or proprietary to Licensor. Such materials, information and the terms and conditions of the License and this Agreement, which is confidential between Licensee and Licensor, will be collectively referred to herein as the “Proprietary Material.” Licensee shall not disclose the Proprietary Material to third-parties or use the Proprietary Material for any purpose other than in connection with its duties and obligations as set forth in this Agreement. Licensee will ensure that the Proprietary Material will be kept confidential by Licensee and its directors, officers, employees, agents, distributors, designers and supplier/subcontractors (collectively “Representatives”), and that all such Representatives shall be made aware of the confidential nature of the Proprietary Material. In the event Licensee is requested or required (by oral question, interrogatories, subpoena, civil investigative demand or similar process) to disclose any of the Proprietary Material, Licensee will promptly notify Licensor of such request or requirement and cooperate with Licensor so that Licensor may seek an appropriate protective order or otherwise seek appropriate protection of the Proprietary Material. In the event that such protection is not obtained or that Licensor waives compliance, Licensee shall furnish only that portion of the Proprietary Material which Licensee is advised by written opinion of counsel is legally required to be furnished. Immediately upon the expiration or termination of this Agreement, or within ten (10) days from the date of the Licensor’s prior written request, Licensee will return to Licensor, or destroy at Licensor’s request, all Proprietary Material and all copies of the Proprietary Material produced by Licensee or its Representatives or any notes, analysis or other materials prepared or produced by Licensee or its Representatives.

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Anything in this Agreement to the contrary notwithstanding, unless mandated by law or a governmental agency, Licensee will keep all terms and conditions of this Agreement confidential both during and after the Term of the Agreement.

11.       SEVERABILITY. Each provision of this Agreement shall be severable. If, for any reason, any provision herein is finally determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such determination shall not impair the operation or affect the remaining provisions of this Agreement, and such remaining provisions will continue to be given full force and effect and bind the parties hereto. Each invalid provision shall be curtailed only to the extent necessary to bring it within the requirements of such law or regulation.

12.       CONSENTS AND APPROVALS. If Licensor fails or refuses to grant to Licensee any request, consent or approval, Licensor may, but shall not be required to, give the reason therefore, but Licensor shall not be liable for any events or circumstances that arise as a result of such failure or refusal.

13.       APPLICABLE LAW. This Agreement shall be governed by and interpreted under the laws of the People’s Republic of China without regard to its conflicts of laws provisions. The parties hereto agree that any and all disputes arising out of, resulting from or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be submitted to Hong Kong International Arbitration Centre for arbitration in accordance with its rules effective at the time of application for arbitration. The place and location of arbitration shall be in Hong Kong. In each arbitration, the number of arbitrators shall be three. The presiding arbitrator shall not be a citizen of the USA, Mainland China, or any other administrative region of China (including Hong Kong, Taiwan and Macao). The language to be used in the arbitral proceeding shall be both English and Chinese. The arbitration award shall be final and binding upon the Parties. The cost of arbitration and attorneys’ fees and disbursements shall be borne by the losing party, unless otherwise determined by the arbitration award.

14.       NO BROKER. Licensee warrants and represents that Licensee used no broker in connection with the execution and delivery of this Agreement.

15.       CONSTRUCTION. The headings used herein are for convenience only and shall not be deemed to define, limit or construe the contents of any provision of this Agreement. The wording of this Agreement will be deemed to be the wording chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any such party. Time is the essence of this Agreement. The Schedule, Recitals and all Exhibits attached hereto shall be deemed to be part of this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

16.       LIMITATION OF LIABILITY: LICENSEE WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AGAINST LICENSOR AND AGREES THAT, IN THE EVENT OF A DISPUTE BETWEEN LICENSEE AND LICENSOR, LICENSEE WILL BE LIMITED TO EQUITABLE RELIEF, RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS, AND ANY MONETARY DAMAGES ASSOCIATED WITH INJURY TO GOODWILL OR REPUTATION. LICENSEE IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER LICENSEE OR LICENSOR.

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17.       SURVIVABILITY. The expiration or termination of the License and this Agreement shall not affect those provisions hereof that are meant to survive such expiration or termination.

18.       RIGHTS CUMULATIVE. The respective rights and remedies of the parties hereto, whether herein specified or otherwise, shall be cumulative, and the exercise of one or more of them shall not preclude the exercise of any or all other rights and remedies each such party has hereunder or by law.

19.       ENTIRE AGREEMENT. This Agreement (with the Recitals, Schedule and all Exhibits attached hereto) represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, pertaining to the subject matter hereof. None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by the parties hereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement and Licensee acknowledges that in entering into this Agreement, it has not relied upon any representations, warranties or promises, whether oral or written, not expressly contained herein. No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of Licensor’s right to demand exact compliance with any of the terms herein at any time. The failure of either party hereto to enforce, or the delay by either party hereto in enforcing, any or all of its rights under this Agreement shall not be deemed as constituting a waiver or a modification thereof, and either party hereto may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all of such rights. Except as expressly provided in this Agreement, no individual or entity other than Licensee and Licensor shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

20.       Miscellaneous

a.      [***] are, among others, affiliates of Licensee, and Licensee shall procure its affiliates to meet the following conditions:

(i)     [***];

(ii)     [***];

(iii)     [***].

b.      Notwithstanding anything herein to the contrary, satisfaction of the following conditions shall be conditions precedent to the effectiveness of this Agreement:

(i) all lawsuits listed in Paragraph 20.a. hereof have been duly withdrawn and such withdrawals have been approved by the applicable courts in accordance with Paragraph 20.a. hereof;

(ii)     [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement;

(iii)    [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement;

(iv)    [***] has executed a Release Letter satisfactory to the Licensor at the time of execution of this Agreement; and

(v)     any other conditions set forth in this Agreement.

c.       Representation and Warranty of Licensee. Licensee represents and warrants that there are no other lawsuits filed by or on behalf of [***], or their affiliates arising out of or in connection with the prior agreements between Licensor and [***], between Licensor and [***], and/or the terminations thereof except for those listed in Paragraph 20.a. herein.

d.       Any breach of Paragraphs 20.a., 20.b. and 20.c. shall be deemed as an incurable default hereunder.

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e.       Right of Termination: Without prejudice to any of Licensor’s rights and remedies under this Agreement or otherwise, Licensor has the right to immediately terminate this Agreement by written notice, if [***] brings a lawsuit against Licensor, CAA-GBG LLP and/or any of their affiliates arising out of or in connection with the prior agreements between Licensor and [***] and/or the prior agreements between Licensor and [***]. In the aforementioned event of termination, such termination shall be effective on the date of delivery of such written notice

f.      If [***], any other sublicensees of [***] (except for those listed in Paragraph 20.g. herein) or any of sublicensees of Licensee brings a lawsuit against Licensor, CAA-GBG LLP and/or their affiliates, Licensee shall bear all costs, losses, damages and expenses (including without limitation attorneys’ fees and litigation or other expenses) incurred by Licensor, CAA-GBG LLP and their affiliates arising therefrom. For the avoidance of doubt, this Paragraph 20.f. shall survive the expiry or termination of this Agreement.

g.       [***].

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the duly authorized representative of each.

NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD.		PLAYBOY ENTERPRISES
INTERNATIONAL, INC.
(LICENSEE)		(LICENSOR)

By:	/s/ Hong Jianqiao	By:	/s/ Jared Dougherty

Name:	Hong Jianqiao	Name:	Jared Dougherty

Title:	Chairman	Title:	President

Date:	December 6, 2019	Date:	December 6, 2019

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ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is made effective as of December 2019 (the “Effective Date”), by and between PLAYBOY ENTERPRISES INTERNATIONAL, INC., a Delaware corporation ("Assignor"), and CHINA PRODUCTS LICENSING, LLC, a Delaware limited liability company ("Assignee").

WHEREAS, Assignor is a party to that certain Product License Agreement effective as of December 2019 (the "Agreement"), by and between Assignor and New Handong Investment (Guangdong) Co., Ltd. (“Licensee”); and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s rights, obligations, interests and liabilities under the Agreement, and Assignee is willing to accept assignment of all of such rights, obligations, interests and liabilities under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.        Assignor hereby does transfer and assign unto Assignee all of Assignor's rights, obligations, interests and liabilities under the Agreement.

2.        For and in consideration of the assignment hereunder, Assignee hereby assumes all of Assignor's rights, obligations, interests and liabilities under the Agreement to the same extent as though it had originally been named as a party thereto and agrees to observe, perform and fulfill all the terms and conditions of the Agreement to the same extent as if it had been originally named as a party thereto.

3.        Assignee agrees to defend, indemnify and hold harmless Assignor and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the Agreement assumed by Assignee herein, other than those obligations arising prior to the date hereof resulting from Assignor's gross negligence or willful misconduct. Assignor agrees to defend, indemnify and hold harmless Assignee and its affiliates, officers, directors, shareholders, employees, partners, agents and representatives from and against all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, costs and expenses arising out of, resulting from or related in any way whatsoever to the obligations under the Agreement assumed by Assignee herein resulting from Assignor's gross negligence or willful misconduct which arose or accrued prior to and relate to the period prior to the date hereof.

4.        This Assignment shall be binding upon, and inure to the benefit of, Assignor and Assignee, and their respective successors and assigns. This Assignment shall be governed by the Laws of the State of California, without regard to its conflicts of law provisions. This Assignment may be executed in one or more counterparts, each of which is an original and all of which constitute this Assignment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment effective as of the Effective Date.

ASSIGNOR:

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel

Name:	David Israel

Title:	COO/CFO

ASSIGNEE:

CHINA PRODUCTS LICENSING, LLC

By:	/s/ David Israel

Name:	David Israel

Title:	COO/CFO

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Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

FIRST AMENDMENT TO PRODUCT LICENSE AGREEMENT

THIS FIRST AMENDMENT TO PRODUCT LICENSE AGREEMENT (this “Amendment”), effective as of the latest dated signature of the parties below (the “Amendment Effective Date”), by and between CHINA PRODUCTS LICENSING LLC (by virtue of assignment by Playboy Enterprises International, Inc.) and NEW HANDONG INVESTMENT (GUANGDONG) CO., LTD. hereby amends that certain Product License Agreement entered into by and between Licensor and Licensee effective as of December 6, 2019 (the “Agreement”). This Amendment is hereby incorporated into the Agreement by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to Paragraph 19 of the Agreement, the parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.             Paragraphs S.3.-1 and S.3.-2 of the Schedule to the Agreement are hereby deleted in their entirety and replaced with the following:

S.3.-1	LICENSOR’S AGENT:	CAA-GBG LLP
5th Floor, WestWorks, 195 Wood Lane
London W12 7FQ
United Kingdom
		Contact:	General Counsel
		Telephone:	[TELEPHONE]

CAA-GBG LLP
2000 Avenue of the Stars
Los Angeles, California 90067
		Contact:	Heather Kamins
		Telephone:	[TELEPHONE]

S.3.-2	COLLECTING AGENT:	CAA-GBG UK LIMITED
5th Floor, WestWorks, 195 Wood Lane
London W12 7FQ
United Kingdom
		Contact:	Heather Kamins and Inam Shah
		Telephone:	[TELEPHONE]

2.             Paragraph S.12 of the Schedule to the Agreement is hereby deleted in its entirety and replaced with the following:

S.12.	GUARANTEED ROYALTIES:

	License Year	Amount	Payment Due Date
	LY 1 (01/01/20 – 06/30/21)	[***]	[***]

	LY 2 (07/01/21 – 06/30/22)	[***]	[***]

	LY 3 (07/01/22 – 06/30/23)	[***]	[***]

	LY 4 (07/01/23 – 06/30/24)	[***]	[***]

	LY 5 (07/01/24 – 06/30/25)	[***]	[***]

	LY 6 (07/01/25 – 06/30/26)	[***]	[***]

	LY 7 (07/01/26 – 06/30/27)	[***]	[***]

	LY 8 (07/01/27 – 06/30/28)	[***]	[***]

	LY 9 (07/01/28 – 06/30/29)	[***]	[***]

	LY 10 (07/01/29 – 06/30/30)	[***]	[***]

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Subject to the provisions of Paragraphs 2.e.(vi)(a) and (b) of the Agreement, Licensee understands and accepts that all “Guaranteed Royalties” (as defined in Paragraph 2.d.(i) of the Agreement) and “Earned Royalties” (as defined in Paragraph 2.d.(ii) of the Agreement) payments to be remitted to Licensor hereunder are intended to be gross amounts without any deductions whatsoever, except as set forth in Paragraph S.20(8) of the Schedule.

3.             In addition to Licensor’s rights of termination set forth in the Agreement, in the event that Licensee fails to pay the LY 1 Second Payment of Guaranteed Royalties or the LY 1 Third Payment of Guaranteed Royalties as set forth above, Licensor shall have the right to terminate the License and this Agreement, upon not less than ten (10) days’ prior written notice to Licensee. Such termination shall become effective unless such default described in such notice shall be completely remedied to the satisfaction of Licensor within such ten (10) day period.

4.             This Amendment shall not be binding on Licensor until such time as this Amendment has been signed by both parties.

5.             Except as expressly modified above, all of the other terms and conditions of the Agreement shall remain in full force and effect and shall be applicable to the terms hereof; provided that, to the extent a provision of this Amendment conflicts with a provision of the Agreement, the provision in this Amendment shall govern and control.

Signature Page Follows

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the authorized representative of each.

NEW HANDONG INVESTMENT		CHINA PRODUCTS LICENSING LLC
(GUANGDONG) CO., LTD.

By:	/s/ Hong Jianqiao	By:	/s/ David Israel

Name:	Hong Jianqiao	Name:	David Israel

Title:	Chairman	Title:	Chief Financial Officer

Date:	June 18, 2020	Date:	June 11, 2020

ACKNOWLEDGED AND AGREED:

PLAYBOY ENTERPRISES

INTERNATIONAL, INC.

By:	/s/ Jared Dougherty

Name:	Jared Dougherty

Title:	Co-President

Date:	June 11, 2020

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Exhibit 10.30

CONSENT TO MERGER TRANSACTION AND WAIVER TO CREDIT AGREEMENT

This CONSENT TO MERGER TRANSACTION AND WAIVER TO CREDIT AGREEMENT (this “Consent”) is dated as of December 31, 2020 (the “Effective Date”) and is entered into among Products Licensing LLC (the “Products”), Playboy Enterprises International, Inc., (“Parent”), Playboy Enterprises, Inc. (“PEI”), and Yandy Enterprises LLC (f/k/a Y Acquisition Co. LLC), a Delaware limited liability company (the “New Borrower” and together with Products, Parent, and PEI, collectively, “Borrowers”), DBD Credit Funding LLC, as Administrative Agent, and the Lenders whose signatories are affixed hereto.

RECITALS

WHEREAS, the Borrowers, certain Lenders, and Administrative Agent have entered into that certain Credit Agreement dated as of June 24, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement);

WHEREAS, (i) Section 6.03 of the Credit Agreement prohibits the merger of any Loan Party with any other Person, (ii) Section 6.04 of the Credit Agreement prohibits certain Investments and (iii) Section 6.11 of the Credit Agreement prohibits transactions with any Affiliate of the Borrowers that is not a Loan Party, in each case, subject to certain exceptions set forth in the Credit Agreement (collectively, the “Subject Covenants”);

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that PEI intends to enter into (i) that certain Agreement and Plan of Merger, substantially in all material respects in the form attached as Exhibit A (the “Merger Agreement”), by and among Mountain Crest Acquisition Corp., a Delaware corporation (“MCAC”), MCAC Merger Sub Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of MCAC, Suying Liu and PEI, pursuant to which MCAC, Merger Sub and PEI shall (x) effect a merger of Merger Sub with and into PEI pursuant to which PEI will be the surviving corporation and become a wholly owned subsidiary of MCAC (the “Merger”) and (y) purchase certain Insider Shares (as defined in the Merger Agreement) (the “Share Purchase”), (ii) the Stock Purchase Agreement substantially in all material respects in the form attached as Exhibit B, by and among MCAC, PEI and the other parties thereto (the “Stock Purchase Agreement”), and (iii) certain other documents in connection with the foregoing (together with the Merger Agreement and Stock Purchase Agreement, collectively, the “Transaction Documents”);

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders enter into this Consent (i) to consent to the Transactions (as described and defined below) and (ii) to consent to a waiver of the Subject Covenants that would otherwise be violated by the Borrowers and Guarantors (x) executing the Transaction Documents and/or (y) consummating the Transactions pursuant to such Transaction Documents; and

WHEREAS, subject to the terms and conditions hereof, the Lenders, which constitute Required Lenders, executing this Consent are willing to do so.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Waiver and Consent.

The Administrative Agent and the Required Lenders hereby (i) consent to the consummation of the Transactions and the performance by PEI and the other Borrowers of their obligations under the Transaction Documents and (ii) waive any default or event of default that has occurred or will result from the failure to comply with the Subject Covenants as a result of the Borrowers and Guarantors (x) executing the Transaction Documents and/or (y) consummating the Transactions pursuant to such Transaction Documents. For purposes of this Consent, the “Transactions” means the Merger, the Share Purchase and the consummation of the other transaction under the Transaction Documents.

2.                  No Other Waiver. The waiver and consent set forth in Section 1 herein is limited as specified and shall not constitute or be deemed to constitute (i) an amendment, waiver or modification of, or consent to any deviation from, the terms and conditions of the Credit Agreement or any other Loan Document other than as specifically set forth therein, or (ii) an agreement by the Administrative Agent, or any Lender to consent to any future amendment, waiver, modification or consent with respect to any provision of the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and each other Loan Document shall remain in full force and effect and are hereby confirmed and ratified in all respects, including with respect to any security interest or Lien granted to the Administrative Agent pursuant to the terms of the Loan Documents.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Consent to be duly executed by a respective authorized officer as of the day and year first above written.

BORROWERS

PRODUCTS LICENSING LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Chief Financial Officer

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

PLAYBOY ENTERPRISES, INC.

By:	/s/ David Israel
Name:	David Israel
Title:	Treasurer

YANDY ENTERPRISES LLC

By:	/s/ David Israel
Name:	David Israel
Title:	Manager

Signature Page to Waiver and Consent

Administrative Agent:

DBD CREDIT FUNDING LLC

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

Lenders:

FLF I AB Holdings Finance L.P.

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

FLF I Holdings Finance L.P.

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

Fortress Credit Opportunities VI CLO Limited

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

Fortress Credit Opportunities VII CLO Limited

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

Fortress Credit Opportunities IX CLO Limited

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Signature Page to Waiver and Consent

Fortress Credit Opportunities XI CLO Limited

By:	/s/ Constantine Dakolias
Name:	Constantine Dakolias
Title:	President

Exhibit 10.31

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 11, 2021 (the “Execution Date”), by and between PLBY Group, Inc., a Delaware corporation (the “Company”), and Lance Barton (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive shall begin employment as the Chief Financial Officer of the Company effective no later than March 1, 2021 (the date on which such employment actually begins, the “Employment Commencement Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.                  Term. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Employment Commencement Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

2.                  Title; Services and Duties.

(a)              During the Term, Executive will be employed by the Company as its Chief Financial Officer, and shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b)              During the Term, Executive will (i) be a full-time employee of the Company and (ii) have such duties, responsibilities and authority as are reasonably prescribed by the CEO or the Board of Directors of the Company (the “Board”) from time to time and normally associated with or not inconsistent with the role of a Chief Financial Officer. Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies with the prior approval of the Board, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage his and his family’s personal investments; provided, however, that, in each case, such activities do not materially interfere, individually or in the aggregate, with the performance of his duties hereunder, do not violate the provisions of Section 6, and do not create a fiduciary or business conflict.

(c)               During the Term, Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company.

(d)               The primary place of Executive’s employment with the Company will be New York, New York, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

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3.                  Compensation.

(a)               Base Salary. The Company will pay Executive a base salary in the amount of five-hundred-thousand dollars ($500,000) per annum (the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time, but in no event less frequently than monthly. The Base Salary will be reviewed by the Board annually during the Term, and shall be subject to increase but not decrease.

(b)               Cash Bonuses.

(i)               Annual Bonus. Beginning in 2022, Executive will be eligible to receive an annual cash bonus for each fiscal year of the Company during the Term with a target amount equal to 60% of the Base Salary. The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term will be based on the achievement of performance criteria which may relate to financial and non-financial metrics as reasonably determined by the Board after consultation with Executive and the CEO. Any annual cash bonus that becomes payable to Executive under this Section 3(b)(i) will be paid to Executive, in cash, when annual bonuses are paid to the Company’s other senior executives and as soon as practicable but no later than March 15 following the end of the fiscal year of the Company to which it relates.

(ii)            Signing Bonus. The Company shall pay Executive a lump sum cash signing bonus of $250,000 (the “Signing Bonus”) within five (5) days following the Employment Commencement Date, provided that the Executive shall repay a pro rata portion of the after-tax amount of the Signing Bonus, determined by multiplying such after-tax amount by a fraction, the numerator of which is the number of days remaining in the 12-month period following the Employment Commencement Date, and the denominator of which is 365, payable within thirty (30) days following termination of employment if, prior to the twelve (12) month anniversary of the Employment Commencement Date, Executive’s employment with the Company terminates for any reason other than a termination (x) as a result of his death or Disability (as defined below), (y) by Executive for Good Reason (as defined below) or (z) by the Company other than for Cause (as defined below).

(c)               Long-Term Incentive Compensation.

(i)              Starting in 2022 and for each subsequent fiscal year of the Company during the Term, Executive shall be eligible to receive long-term incentive compensation grants with a target grant date fair value for financial accounting purposes of one million dollars ($1,000,000) (“Annual Equity Awards”), including any performance-based grants at the target level which may be earned based on the achievement of such performance criteria as established by the Board or the Compensation Committee of the Board (the “Committee”) on terms no less favorable than those that apply to other senior executives of the Company, generally. On a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (each, an “Involuntary Termination”), 100% of the then-outstanding Annual Equity Awards will fully vest and become exercisable, with stock options remaining exercisable until the earlier of the end of the term of the stock options or one year after the date of termination (except for those Annual Equity Awards that include performance-based vesting conditions, which will remain outstanding and eligible to vest based on the level of actual attainment of the relevant performance conditions) (the “Annual Equity Acceleration”).

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(ii)            Following the Employment Commencement Date, the Executive shall receive a special long-term incentive compensation grant comprised of: (A) performance-based restricted stock units, with a seven year term, that if earned will settle in a number of shares of Company common stock equal to the target percentage of 1.25% of the fully diluted Company common shares outstanding on the date of grant, determined on a post-money, post-conversion basis (including any equity awards granted to the Executive and other senior level executives in connection with the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Mountain Crest Acquisition Corp., MCAC Merger Sub Inc., Suying Liu and Playboy Enterprises, Inc., dated as of September 30, 2020 (the “Closing”) or within thirty (30) days of the filing of Form S-8 as described below) (“Initial PSUs”) and (B) stock options to purchase a number of shares of Company common stock, with a ten year term, equal to the target percentage of 0.75% of the fully diluted Company common shares outstanding on the date of grant (determined as set forth above for the Initial PSUs) (the “Initial Options”). The Initial PSUs and the Initial Options will be granted no later than thirty (30) days after (and contingent upon) the listing of the shares of Company common stock on the Nasdaq Stock Market and the registration of the offer and sale of the shares of common stock underlying such awards with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the Closing). In addition, if the fair market value of a share of Company common stock on the date of grant is greater than the fair market value of a share of Company common stock on the Employment Commencement Date (provided, that, if the Employment Commencement Date occurs within 3 weeks following the Execution Date, the Execution Date shall be used for this calculation), then a portion of the Initial Options will be converted into a number of time-based restricted stock units equal to (x) the difference between the fair market value per share of Company common stock on the date of grant minus the fair market value per share of Company common stock on the Employment Commencement Date (or the Execution Date, as applicable), multiplied by (y) the number of Initial Options (determined without regard to the conversion described in this sentence), divided by (z) the fair market value of a share of Company common stock on the date of grant (the “Make-Up RSUs”), rounded down to the nearest whole number of shares. The Initial PSUs will be eligible to be earned 25% upon achieving each of the following thirty (30) day volume-weighted average price milestones for a share of Company common stock, subject to Executive’s continued employment or service on the Board through the applicable vesting date: $20, $30, $40 and $50. Any Initial PSUs that satisfy such vesting terms will be settled within thirty (30) days after the applicable vesting date. Shares of Company common stock received upon the settlement of the Initial PSUs (and, if applicable, the Make-Up RSUs) will be subject to transfer restrictions for twelve-months from the date of settlement of the Initial PSUs (or, if applicable, the Make-Up RSUs), net of a number of shares of Company common stock in respect of the applicable required tax withholding, to the extent that the Company has cash reserves to provide for such net settlement. The Initial Options will vest 1/3 on the first anniversary of the Employment Commencement Date and then monthly in twenty-four (24) equal installments commencing on the thirteenth month anniversary of the Employment Commencement Date. If granted, the Make-Up RSUs will be eligible to vest in three equal installments on each of the first three anniversaries of the Employment Commencement Date, in each case subject to Executive’s continued employment through the applicable vesting dates. Upon an Involuntary Termination that is not described in the next following sentence, the Initial PSUs will remain outstanding and eligible to vest based on attainment of the share-price milestones set forth above until the earlier of the end of the seven-year term of the Initial PSUs or ninety (90) days after the date of termination, if such Involuntary Termination occurs within 12 months following the Employment Commencement Date, 1/3 of the Initial Options (and if applicable, 1/3 of the Make-Up RSUs) will become immediately vested and exercisable upon the date of such termination and any vested Initial Options shall remain exercisable until the earlier of the end of the term of the Initial Options or one year after the date of termination (the “Special Equity Treatment”). Upon an Involuntary Termination occurring within 3 months prior to or 24 months after a Change in Control, 100% of the then-outstanding Initial PSUs (and, if applicable, the Make-Up RSUs) will fully vest, and the Initial Options will become immediately vested and exercisable upon the date of such termination and remain exercisable until the earlier of the end of the ten-year term or three years after the date of termination (the “Special Equity CIC Treatment”). Except as specifically provided herein, the Initial Options and Initial PSUs (and, if applicable the Make-Up RSUs) shall have terms no less favorable than those that apply to other senior executives of the Company, generally.

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4.                  Employee Benefits.

(a)               Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to its senior executives, including health insurance, life insurance and participation in an Internal Revenue Code (the “Code”) Section 401(k) retirement plan. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect the Company’s ability to modify or terminate any employee retirement, health or welfare benefit plan at any time.

(b)               Paid Vacation. During the Term, Executive will be entitled to an unlimited amount of paid vacation, subject to the needs of the business and approval of the CEO (which approval is not to be unreasonably withheld), in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.

(c)               Reimbursement of Business Expenses. The Company will reimburse Executive to the same extent as other senior employees for any reasonable expenses incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations and in respect of technology required to perform remote working arrangements, upon submission by Executive of vouchers or receipts in accordance with applicable Company policies.

(d)              Life and Disability Insurance. During the Term, the Company agrees to provide Executive with a life insurance policy, at the Company’s expense, providing for a death benefit in the amount of $10 million and a disability insurance policy, at the Company’s expense, with an annualized benefit not less than $2.5 million.

(e)               Insurance; Indemnification. During and after the Term, (i) Executive will be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and officers (both during and after their term) of the Company or any of the applicable Affiliates for which Executive serves as a director or officer and (ii) Executive will also be entitled to indemnification rights and related expense advances and reimbursements to the same extent as any other director or officer (both during and after their term) of the Company or any of its Affiliates for which Executive serves as a director or officer.

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5.                  Termination of Employment. Executive’s employment will be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of termination for “Cause” (as defined below); (iv) the date which is thirty (30) days following the date on which the Company provides notice to Executive of termination without Cause; (v) the date specified by Executive in any notice to the Company of termination of employment other than for “Good Reason” (as defined below); or (vi) the applicable date as determined in accordance with the definition of Good Reason if such termination is by Executive for Good Reason.

(a)               For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the event that such termination is other than by the Company for Cause, an amount in cash equal to any annual cash bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the applicable terms of the Company’s employee benefit plans as may be in effect as of the date of termination (collectively, the “Accrued Rights”). In addition, Executive will also be eligible to receive the Pro-Rated Bonus (as defined below) if such termination is for death or Disability.

(b)               Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, then Executive will be entitled to receive the Accrued Rights, and if Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within sixty (60) days (or such longer period as required by law) following the date of termination, then Executive will receive the following:

(i)              An amount in cash equal to the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination (without regard to any reduction resulting in Good Reason), which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of twelve (12) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;

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(ii)             An amount in cash equal to the product of (A) Executive’s target annual cash bonus for the fiscal year in which the date of termination occurs and (B) a fraction, the numerator of which is the number of days Executive was employed during the fiscal year in which the date of termination occurs, and the denominator of which is 365, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year (the “Pro-Rated Bonus”);

(iii)            If Executive elects continuation coverage under the Company’s medical, dental and vision program pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), reimbursement for the full COBRA premium payments (which reimbursement will be made within thirty (30) days following receipt of evidence from Executive of Executive’s payment of such premiums), or, if it would result in a better after-tax benefit for the Executive, direct payment to the provider for the full COBRA premium payments for the 18 calendar months immediately following the end of the calendar month in which the date of termination occurs (provided that the Company may modify its obligation under this Section 5(b)(iii) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended) (the “Health Care Continuation”); provided, further that such contributions shall cease to be effective as of the date that Executive obtains health, dental and vision benefits from a subsequent employer; and

(iv)            The Annual Equity Acceleration and the Special Equity Treatment (without duplication).

(c)               Termination by the Company without Cause or Resignation for Good Reason Following a Change in Control. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason during the period beginning three (3) months prior to a Change in Control and ending twenty-four (24) months after such Change in Control, then Executive will be entitled to receive the Accrued Rights, and, if Executive executes the Release, and the applicable revocation period with respect to the Release expires within 60 days (or such longer period as required by law) following the date of termination, then Executive will receive the following in lieu of the amounts described in Section 5(b) above:

(i)              An amount equal to one-and-a-quarter (1.25) times the sum of (A) the Base Salary as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason) plus (B) the target annual bonus for the year of termination (without regard to any reduction resulting in Good Reason) (the “Change in Control Severance”), which total amount will be payable in regular installments in accordance with the Company’s normal payroll practices (but in no event less frequently than monthly) over a period of fifteen (15) months following Executive’s last day of employment with the Company; provided, however, that the first installment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release and shall include all payments that would have been made had such installments commenced immediately following Executive’s last day of employment; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code. Notwithstanding the foregoing, in the event that the Change in Control constitutes a change in control event for purposes of Section 409A of the Code, then, to the extent compliant with Section 409A of the Code, the Change in Control Severance shall be paid in a lump sum on the first regularly scheduled payment date that occurs following the sixtieth (60th) day following the date of such termination, but in no event later than seventy five (75) days following such termination;

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(ii)           The Pro-Rated Bonus;

(iii)          Health Care Continuation; and

(iv)          The Annual Equity Acceleration and the Special Equity CIC Treatment (without duplication).

(d)               Definitions. For purposes of this Agreement:

(i)              “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)            “Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any material act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates; (C) Executive’s willful or material breach of a fiduciary obligation to the Company or any willful malfeasance or gross negligence in the performance of Executive’s duties to the Company; (D) a material violation by Executive of any written policy of the Company that results in material economic harm to the Company; (E) a willful material breach by Executive of Section 6(b) or (c) of this Agreement; or (F) any continued willful failure by Executive to follow the reasonable and lawful written directives of the CEO or the Board that are related to Executive’s position with the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Company provides written notice to Executive of the existence of the condition giving rise to Cause within thirty (30) days following the Company’s knowledge of its existence and (2) Executive fails to cure such condition, if curable, within thirty (30) days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause; provided that Executive shall not be provided the ability to cure repeated occurrences of the same event. For purposes of this Section 5(c)(ii), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

(iii)            “Change in Control” has the meaning set forth in the Company 2021 Equity and Incentive Compensation Plan.

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(iv)            “Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement, as determined by the Board, for a period of either (A) ninety (90) consecutive days or (B) one-hundred-eighty (180) days in any 12-month period.

(v)             “Good Reason” means, in each case without Executive’s consent, (A) a decrease in Executive’s base salary, target bonus or target long-term incentive compensation opportunity, other than a decrease of not less than 10% that is materially consistent with similar decreases required of other senior executives of the Company; (B) a material diminution in Executive’s duties, responsibilities or authority or an adverse change in Executive’s title (provided, however, that any change in duties, responsibilities or authority solely due to the Company becoming privately owned will not constitute Good Reason so long as Executive continues to be the principal financial officer of the Company following such transaction); (C) a requirement that Executive report to anyone other than the CEO or the Board or, following a Change in Control, the CEO or the board of directors of any successor to the Company or ultimate parent of any successor or surviving entity; (D) a relocation of Executive’s primary office location outside of New York City without his express written consent; or (E) a material breach of this Agreement or any other material compensatory arrangement with the Company by the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within ninety (90) days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice, and (3) Executive terminates employment within thirty (30) days after the end of the cure period.

(vi)            “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.                  Restrictive Covenants.

(a)               Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive will acquire access to and become acquainted with information about the Company and its Affiliates that is non-public, confidential or proprietary in nature. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage. Executive represents and warrants to the Company that Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

(b)               Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in confidence all non-public information, matters and materials of the Company, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and will not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be required by law(with advance notice to the Company prior to any such disclosure to the extent legally permitted) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company.

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(c)               Non-Solicitation. In consideration of the Company’s obligations hereunder, during Executive’s employment and for a period of 12 months thereafter, Executive will not, whether for Executive’s own account or for any other Person, directly or indirectly, with or without compensation solicit, retain, knowingly hire, knowingly offer to hire, entice away or in any manner persuade or attempt to persuade any officer or employee of the Company or any of its subsidiaries who was employed, engaged or recruited during Executive’s employment with the Company to discontinue his or her relationship with the Company. Executive will not directly or indirectly at any time during Executive’s employment or for 12 months thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6(c).

(d)               Discoveries and Inventions; Work Made for Hire.

(i)              Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive hereby assigns to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Pursuant to California Labor Code Section 2870, Executive has no obligation to assign an invention that the Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment with the Company shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

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(ii)             In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment with the Company, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)           Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.

(e)               Remedies for Breach.

(i)              The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company will, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief will be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of said covenants.

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(ii)            Reasonableness. Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

(f)                Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.                 Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

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8.                  General.

(a)               Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

To the Company:

PLBY Group, Inc.

c/o Chris Riley, General Counsel

10960 Wilshire Blvd.,

Suite 2200

Los Angeles, CA 90024

To Executive:

At the address shown in the Company’s personnel records.

(b)             Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Execution Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, the restrictive covenants in Section 6 of this Agreement do not supersede, and are in addition to, any restrictive covenants in any other types of agreements entered into between Executive and the Company, such as shareholder agreements or incentive equity award agreements.

(c)               Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)              Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e)               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

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(f)               Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.

(g)              Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

(h)             Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive. Notwithstanding any provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any personal income taxes imposed on Executive with respect to any such payment.

(i)                 Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(j)                 No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company under this Agreement or otherwise. Furthermore, no payment or benefit provided for in this Agreement or elsewhere will be reduced by any compensation earned by Executive as the result of employment by another employer.

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(k)              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(l)               Legal Fees. The Company agrees to reimburse Executive for all reasonable and customary attorneys’ fees and disbursements incurred by the Executive in connection with the review, negotiation, preparation and execution of this Agreement and any related agreements, and any other related equity or investment documentation (including but not limited to Executive’s initial equity award), promptly upon the Executive’s presentation to the Company of a copy of the written invoice from the Executive’s legal counsel evidencing such fees and disbursements (up to a maximum of $20,000).

(m)             280G Payments. In the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8(m) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

PLAYBOY ENTERPRISES INC.

By:	/s/ Ben Kohn
	Name:	Ben Kohn
	Title:	CEO

EXECUTIVE

/s/ Lance Barton
Lance Barton

[Signature Page to Employment Agreement]

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Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and Lance Barton (“Executive”) on the below-indicated date.

WHEREAS, Executive, and the Company entered into an Employment Agreement dated as of February 11, 2021 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5(b) or 5(c) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) or 5(c) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.                  General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.                  Exceptions to General Release of Claims.

(a)            Nothing contained in this Agreement will in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights to severance, the Accrued Rights and other vested benefits provided under Section 5 of the Employment Agreement, (iii) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy or (iv) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company or any of its Affiliates. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.

(b)           Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)              Executive acknowledges and agrees that he is aware of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or the released party.

With full awareness and understanding of the above provisions, Executive hereby waives any and all right he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Released Parties from claims which he does not presently know or suspect to exist.

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3.                   Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.                   Restrictive Covenants. Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) will continue to apply in accordance with their terms for the applicable periods with respect thereto.

5.                  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

6.                   No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

7.                   Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.

8.                  Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 8(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights under Section 5(b) or 5(c) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs this Agreement.

[Remainder of page is left blank intentionally]

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

PLAYBOY ENTERPRISES INC.

By:
Name:
Title:

EXECUTIVE

Lance Barton

[Signature Page to Release Agreement]

Exhibit 10.32

OPTION and RSU ACKNOWLEDGMENT AND LOCK-UP Agreement

This Option and RSU Acknowledgment and Lock-Up Agreement (this “Agreement”) is made as of February 10, 2021, by and between Playboy Enterprises, Inc., a Delaware corporation (the “Company”), and _____________ (the “Participant”).

recitals

WHEREAS, pursuant to the Company’s 2018 Equity Incentive Plan, as amended from time to time (the “Plan”) and award agreement(s) between the Company and the Participant, the Company heretofore granted to the Participant (i) option(s) (the “Options”) to purchase shares of common stock, par value $0.01, of the Company (“Company Common Stock”) and/or (ii) restricted stock unit awards (the “RSUs”), in each case as set forth on Exhibit A hereto;

WHEREAS, the Company is party to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 30, 2020, by and among Mountain Crest Acquisition Corp., a Delaware corporation (“Parent”), MCAC Merger Sub Inc., and the Company;

WHEREAS, the Merger Agreement provides that immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the vesting of each Option and RSU will be accelerated in full; and

WHEREAS, at the Closing, the Options and RSUs will be cancelled in exchange for the consideration as described in Section 2.4 of the Merger Agreement.

WHEREAS, in order to facilitate the transactions contemplated by the Merger Agreement, the Participant has agreed not to sell or transfer shares of Parent common stock (“Parent Common Stock”) received in respect of such Options and/or RSUs for a period of twelve months following the Closing, subject to certain exceptions.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, including but not limited to Parent’s and the Company’s execution and compliance with the Merger Agreement and all of the documents executed by the Participant, the sufficiency and receipt of which are hereby acknowledged, the Participant agrees as follows:

agreement

1.                   Acknowledgement and Lock Up. The Participant hereby acknowledges and agrees that each Option and RSU is subject to the following actions contemplated by the Merger Agreement on the terms described therein: (a) the vesting of each outstanding and unexercised Option and each outstanding RSU will be fully accelerated immediately prior to the Closing, subject to the Participant remaining continuously employed with the Company through such time, (b) each outstanding and unexercised Option will be assumed by Parent and automatically converted into an Assumed Option (as defined in the Merger Agreement) exercisable for shares of Parent Common Stock in accordance with the terms and conditions of the Merger Agreement, and (c) each outstanding RSU will be terminated and settled in shares of Parent Common Stock following the Closing in accordance with the terms and conditions of the Merger Agreement (collectively, the “Option and RSU Treatment”). Further, the Participant acknowledges and agrees that (x) the Option and RSU Treatment is in accordance with the terms of the award agreement(s) related to the Assumed Options and terminated RSUs and (y) as a result of such Option and RSU Treatment, the Options and RSUs will be cancelled and terminated. Finally, the Participant hereby acknowledges and agrees that the Participant will not exercise any Assumed Option until Parent has filed an effective Form S-8 (or other applicable form) with the United States Securities and Exchange Commission.

Subject to Early Release (defined below), during the twelve month period following the Closing, the Participant agrees that he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares of Parent Common Stock received upon exercise of the Assumed Options or upon settlement of the terminated RSUs, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Parent Common Stock, whether any of these transactions are to be settled by delivery of any shares of Parent Common Stock or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any short sales with respect to any securities of Parent (such restrictions, the “Lock Up”); provided, however, that the Lock Up shall not apply to any (a) transfers to satisfy tax withholding obligations in connection with the exercise of any Assumed Options or the settlement of the terminated RSUs; (b) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of the Assumed Options; (c) transfers or distributions to the Participant’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended); (d) transfers by bona fide gift to a member of the Participant’s immediate family or to a trust, the beneficiary of which is the Participant or a member of the Participant’s immediate family for estate planning purposes; (e) transfers by virtue of the laws of descent and distribution upon death of the Participant; (f) transfers pursuant to a qualified domestic relations order; (g) transfers to the Company’s officers, directors or their affiliates; (h) pledges of the shares of Parent Common Stock received upon exercise of the Assumed Options or upon settlement of the terminated RSUs (the “Lock-up Shares”) as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Participant, provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; or (i) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock Up. Notwithstanding the foregoing, (x) if the volume weighted average price of the shares of Parent Common Stock after Closing equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period, fifty percent (50%) of the shares of Parent Common Stock issuable upon exercise of the Assumed Options or settlement of the terminated RSUs shall be released from the Lock Up on a pro-rata basis and (y) if, subsequent to the Closing, Parent consummates a liquidation, merger, stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property, then all of the Assumed Options, terminated RSUs and shares of Parent Common Stock into which they are exercisable or settled shall be released from the Lock Up immediately prior to the date of such liquidation, merger, stock exchange or similar transaction (each of clause (x) and (y), an “Early Release”).

2.                   Representations and Warranties. The Participant represents and warrants as follows: (a) the Options have not been exercised in whole or in part by the Participant or transferred or assigned by the Participant to any person or entity and the Participant has not entered into any agreement to transfer or assign such Options to any person or entity; (b) the RSUs have not been transferred or assigned by the Participant to any person or entity and the Participant has not entered into any agreement to transfer or assign such RSUs to any person or entity; (c) the execution, delivery and performance of this Agreement by the Participant and the consummation of the transactions contemplated hereby will not result in a breach of, constitute a default under or give rise to any right or cause of action under any contractual obligations of the Participant; (d) the Company has made no representations to the Participant regarding the fair market value of the shares of Company Common Stock; (e) this Agreement has been duly and validly executed and delivered by the Participant; and (f) this Agreement is a valid and binding obligation of the Participant and the Associated Parties, and is enforceable against the Participant and each of the Associated Parties in accordance with its terms.

3.                   No Claims Filed. The Participant affirms that, as of the date of the execution of this Agreement, the Participant has not, with respect to the Options or RSUs, filed a lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company.

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4.                 Taxes. The Company shall withhold from any payment contemplated by this Agreement all applicable federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. The methods pursuant to which any such withholding obligations may be satisfied will continue to be governed by the terms and conditions set forth in the applicable award agreement(s) related to the Assumed Options or terminated RSUs. The Participant acknowledges and agrees that the Company is not guaranteeing any particular tax result for the Participant with respect to any payment or benefit provided in respect of the Assumed Options or terminated RSUs and that the Participant shall continue to be responsible for any taxes imposed on the Participant with respect to such Assumed Options or RSUs.

5.                 Voluntary Execution. The Participant acknowledges that the Participant is executing this Agreement voluntarily and of the Participant’s own free will and that the Participant intends to be bound by the terms of this Agreement. Further, the Participant acknowledges that the Participant has had an opportunity to carefully review this Agreement with the Participant’s attorney prior to executing it or warrants that the Participant chooses not to have the Participant’s attorney review this Agreement.

6.                 Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

7.                Entire Agreement; Modifications and Waivers; Successors and Assigns. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the treatment of the Options and RSUs contemplated hereby. This Agreement may not be modified, waived or changed in any manner by the Participant unless agreed to in writing by the Company. This Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs, successors, assigns, representatives, affiliates and agents.

8.                  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

9.                  Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original but all of which will constitute but one instrument.

10.                Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the consummation of the transactions contemplated by the Merger Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

PARTICIPANT

Name:

Accepted by:

PLAYBOY ENTERPRISES, INC.

By:

Name:

Title:

Exhibit A

Options

Date of Award Agreement	Number of Shares of Company Common Stock Subject to the Option	Exercise Price per Share of Company Common Stock

RSUs

Date of Award Agreement	Number of RSUs

Exhibit 10.33

PLAYBOY ENTERPRISES, INC.

2018 EQUITY INCENTIVE PLAN

1.	PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Playboy Enterprises, Inc. (the “Company”), and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2.	SHARES SUBJECT TO THE PLAN.

2.1.	Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is One Million One Hundred Twenty-Two Thousand One Hundred Sixty-Nine (1,122,169) Shares.

2.2.	Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3.	Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4.	Limitations. No more than One Million One Hundred Twenty-Two Thousand One Hundred Sixty-Nine (1,122,169) Shares will be issued pursuant to the exercise of ISOs.

2.5.	Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, extraordinary dividends or distributions (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under subclauses (a) through (e) of Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards, (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4, (e) the maximum number and class of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, and (f) the number and class of Shares that may be granted as Awards to Non-Employee Directors as set forth in Section 12, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

If, by reason of an adjustment pursuant to this Section 2.5, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.

3.	ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors, provided that such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4.	ADMINISTRATION.

4.1.	Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)	select persons to receive Awards;

(d)	determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(h)	grant waivers of Plan or Award conditions;

(i)	determine the vesting, exercisability and payment of Awards;

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(j)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k)	determine whether an Award has been vested and/or earned;

(l)	institute and determine the terms and conditions of any Exchange Program;

(m)	reduce or waive any criteria with respect to Performance Factors;

(n)	adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(o)	adopt rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(p)	exercise negative discretion on Performance Awards, reducing or eliminating the amount to be paid to Participants;

(q)	make all other determinations necessary or advisable for the administration of this Plan; and

(r)	delegate any of the foregoing to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2.	Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement will be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.

4.3.	Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee administering the Plan in accordance with the requirements of Rule 16b-3 and Section 162(m) of the Code will consist of at least two individuals, each of whom qualifies as (a) a Non-Employee Director under Rule 16b-3, and (b) an “outside director” pursuant to Code Section 162(m) and the regulations issued thereunder. At least two (or a majority if more than two then serve on the Committee) such “outside directors” will approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee will determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles.

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4.4.	Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5.	Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries and Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications will increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5.	OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.

5.1.	Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2.	Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

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5.3.	Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4.	Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5.	Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator), and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6.	Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

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5.6.1.	Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than eighteen (18) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

5.6.2.	Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

5.6.3.	Cause. If the Participant’s Service terminates for Cause, then Participant’s Options will expire on such Participant’s date of termination of Service, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement or Award Agreement, Cause will have the meaning set forth in the Plan.

5.7.	Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8.	Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

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5.9.	Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10.	No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.	RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.1.	Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2.	Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan and the Award Agreement and in accordance with any procedures established by the Company.

6.3.	Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4.	Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

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7.	STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1.	Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.2.	Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3.	Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8.	STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.

8.1.	Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.2.	Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

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8.3.	Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or Dividend Equivalent Right, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.4.	Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9.	RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs will be made pursuant to an Award Agreement.

9.1.	Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.2.	Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.3.	Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

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10.	PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of a cash bonus or an award of Performance Shares or Performance Units denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards will be made pursuant to an Award Agreement.

10.1.	Types of Performance Awards. Performance Awards will include Performance Shares, Performance Units, and cash-based Awards as set forth in Sections 10.1(a), 10.1(b), and 10.1(c) below.

10.1.1.	Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares will consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee will determine in its sole discretion.

10.1.2.	Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units will consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

10.1.3.	Cash Performance Awards. The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

10.2.	Terms of Performance Awards. The Committee will determine, and each Award Agreement will set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that will determine the time and extent to which each award of Performance Shares will be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.

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10.3.	Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11.	PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a)	by cancellation of indebtedness of the Company to the Participant;

(b)	by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)	by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary;

(d)	by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)	by any combination of the foregoing; or

(f)	by any other method of payment as is permitted by applicable law.

12.	GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted to a Non-Employee Director pursuant to this Section 12 in any calendar year will not exceed such number of Shares with an aggregate grant date value of Three Hundred Thousand Dollars ($300,000); provided, however, that with respect to a Non-Employee Director’s first year of Service, Awards granted pursuant to this Section 12 will not exceed such number of Shares with an aggregate grant date value of Six Hundred Thousand Dollars ($600,000).

12.1.	Eligibility. Awards pursuant to this Section 12 will be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.2.	Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards will vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

12.3.	Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards will be issued under the Plan. An election under this Section 12.3 will be filed with the Company on the form prescribed by the Company.

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13.	WITHHOLDING TAXES.
13.1.	Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate, as applicable, employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international tax or any other tax or social insurance liability (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld.

13.2.	Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.

14.	TRANSFERABILITY.

14.1.	Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by (i) the Participant, or (ii) the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.

14.2.	Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee will have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and will have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (a) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (b) amend or remove any provisions of the Award relating to the Award holder’s continued Service to the Company or any Parent, Subsidiary or Affiliate, (c) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (d) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (e) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

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15.	PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1.	Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.

15.2.	Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16.	CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17.	ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

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18.	REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing), and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.	SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities, exchange control or other laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.	NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21.	CORPORATE TRANSACTIONS.

21.1.	Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

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21.2.	Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

21.3.	Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22.	ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23.	TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years after the Effective Date. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24.	AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.

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25.	NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26.	INSIDER TRADING POLICY. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.

27.	ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28.	DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1.	“Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

28.2.	“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

28.3.	“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4.	“Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

28.5.	“Board” means the Board of Directors of the Company.

28.6.	“Cause” means a determination by the Company that the Participant has committed an act or acts constituting any of the following: (i) dishonesty, fraud, misconduct or negligence in connection with his or her duties, (ii) unauthorized disclosure or use of the Company’s confidential or proprietary information, (iii) misappropriation of a business opportunity of the Company, (iv) materially aiding a competitor of the Company, (v) a felony conviction; or (vi) failure or refusal to attend to the duties or obligations of the Participant’s position, or to comply with the Company’s rules, policies or procedures The determination as to whether a Participant is being terminated for Cause will be made in good faith by the Company and will be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement or other applicable agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.6.

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28.7.	“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.8.	“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

28.9.	“Common Stock” means the common stock of the Company.

28.10.	“Company” means Playboy Enterprises, Inc., a Delaware corporation, or any successor corporation.

28.11.	“Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.12.	“Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company) or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

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28.13.	“Director” means a member of the Board.

28.14.	“Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.15.	“Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equal equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.

28.16.	“Effective Date” means the date on which the Plan is adopted by the Board.

28.17.	“Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.18.	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.19.	“Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced.

28.20.	“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.21.	“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

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(b)	if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)	if none of the foregoing is applicable, by the Board or the Committee in good faith.

28.22.	“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

28.23.	“IRS” means the United States Internal Revenue Service.

28.24.	“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary or Affiliate.

28.25.	“Option” means an award of an option to purchase Shares pursuant to Section 5.

28.26.	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.27.	“Participant” means a person who holds an Award under this Plan.

28.28.	“Performance Award” means cash or Shares granted pursuant to Section 10 or Section 12 of the Plan.

28.29.	“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a)	Profit before tax;

(b)	Billings;

(c)	Revenue;

(d)	Net revenue;

(e)	Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);

(f)	Operating income;

(g)	Operating margin;

(h)	Operating profit;

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(i)	Controllable operating profit, or net operating profit;

(j)	Net profit;

(k)	Gross margin;

(l)	Operating expenses or operating expenses as a percentage of revenue;

(m)	Net income;

(n)	Earnings per share;

(o)	Total stockholder return;

(p)	Market share;

(q)	Return on assets or net assets;

(r)	The Company’s stock price;

(s)	Growth in stockholder value relative to a pre-determined index;

(t)	Return on equity;

(u)	Return on invested capital;
(v)	Cash flow (including free cash flow or operating cash flows);

(w)	Cash conversion cycle;

(x)	Economic value added;

(y)	Individual confidential business objectives;

(z)	Contract awards or backlog;

(aa)	Overhead or other expense reduction;

(bb)	Credit rating;

(cc)	Strategic plan development and implementation;

(dd)	Succession plan development and implementation;

(ee)	Improvement in workforce diversity;

(ff)	Customer indicators and/or satisfaction;

(gg)	New product invention or innovation;

(hh)	Attainment of research and development milestones;

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(ii)	Improvements in productivity;

(jj)	Bookings;

(kk)	Attainment of objective operating goals and employee metrics;

(ll)	Sales;

(mm)	Expenses;

(nn)	Balance of cash, cash equivalents and marketable securities;

(oo)	Completion of an identified special project;

(pp)	Completion of a joint venture or other corporate transaction;

(qq)	Employee satisfaction and/or retention;

(rr)	Traffic to the Company’s website and/or mobile application;

(ss)	Measures of agent efficiency and/or productivity;

(tt)	Brokerage transaction costs;

(uu)	Customer satisfaction;

(vv)	Research and development expenses;

(ww)	Working capital targets and changes in working capital; and

(xx)	Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

28.30.	“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

28.31.	“Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.

28.32.	“Performance Unit” means a right granted to a Participant pursuant to Section 10 or Section 12, to receive Shares, the payment of which is contingent upon achieving certain performance goals established by the Committee.

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28.33.	“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

28.34.	“Plan” means this Playboy Enterprises, Inc. 2018 Equity Incentive Plan.

28.35.	“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

28.36.	“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

28.37.	“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

28.38.	“SEC” means the United States Securities and Exchange Commission.

28.39.	“Securities Act” means the United States Securities Act of 1933, as amended.

28.40.	“Service” will mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than 90 days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting will continue for the longest period that vesting continues under any other statutory or Company-approved leave of absence and, upon a Participant’s returning from military leave, he or she will be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An Employee will have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment will not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an Employee to a Consultant or a Non-Employee Director (or vice versa) will not terminate a Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.

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28.41.	“Shares” means shares of the Company’s Common Stock and the common stock of any successor entity.

28.42.	“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

28.43.	“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

28.44.	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.45.	“Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.46.	“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

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Exhibit 10.34

PLAYBOY ENTERPRISES, INC.

2018 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Unless otherwise defined herein, the terms defined in the Playboy Enterprises, Inc. (“Playboy”) 2018 Equity Incentive Plan (the “Plan”) will have the same meanings in this Notice of Stock Option Grant and the electronic representation of this Notice of Stock Option Grant established and maintained by Playboy or a third party designated by Playboy (this “Notice”).

Name: [_____________]

Address: [____________]

You (the “Participant”) have been granted an option to purchase shares of Common Stock of Playboy under the Plan subject to the terms and conditions of the Plan, this Notice and the Stock Option Award Agreement (the “Option Agreement”), including any applicable country-specific provisions in any appendix attached hereto (the “Appendix”), which constitutes part of the Option Agreement.

Grant Number:	[__]

Date of Grant:	[____________]

Vesting Commencement Date:	[____________]

Exercise Price per Share:	[_____]

Total Number of Shares:	[____________]

Type of Option:	☒ Non-Qualified Stock Option ☐ Incentive Stock Option

Expiration Date:	[________ 2029]; This Option expires earlier if Participant’s Service terminates earlier, as described in the Option Agreement.

Vesting Schedule:	Date	Number of Shares
	[____________]	[____________]
	The [__ th] day of each of the [__] calendar months commencing with [_____] of [2019]	[____________]

Notwithstanding the foregoing: (i) if a Corporate Transaction closes or the Company successfully completes an offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act (an “IPO”) at any time during your employment, then any unvested Options shall become vested and exercisable immediately prior to the closing of the Corporate Transaction or completion of the IPO; or (ii) if your employment is terminated by Playboy other than for Cause, death or Disability, and if a Corporation Transaction closes or IPO is completed within the forty-five (45) day period immediately following your Termination Date, then any unvested Options shall become vested and exercisable immediately prior to closing of the Corporate Transaction or completion of the IPO.

By accepting (whether in writing, electronically or otherwise) the Option, Participant acknowledges and agrees to the following:

Participant understands that Participant’s employment or consulting relationship or Service with Playboy or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), except where otherwise prohibited by applicable law and that nothing in this Notice, the Option Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the Options pursuant to this Notice is subject to Participant’s continuing Service as an Employee, Director or Consultant. Participant acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes between full- and part-time status and/or in the event Participant is on a leave of absence, in accordance with Playboy’s policies relating to work schedules and vesting or as determined by the Committee. Furthermore, the period during which Participant may exercise the Option after a termination of Service will commence on the Termination Date (as defined in the Option Agreement). Participant also understands that this Notice is subject to the terms and conditions of both the Option Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Option Agreement and the Plan. By accepting the Option, Participant consents to electronic delivery as set forth in the Option Agreement.

PARTICIPANT	PLAYBOY ENTERPRISES, INC.

Signature:	By:
Print Name:	Its:

PLAYBOY ENTERPRISES, INC.

2018 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Unless otherwise defined in this Stock Option Award Agreement (this “Option Agreement”), any capitalized terms used herein will have the meaning ascribed to them in the Playboy Enterprises, Inc. 2018 Equity Incentive Plan (the “Plan”).

Participant has been granted an option to purchase Shares (the “Option”) of Playboy Enterprises, Inc. (“Playboy”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Option Agreement, including any applicable country-specific provisions in any appendix attached hereto (the “Appendix”), which constitutes part of this Option Agreement.

1.       Vesting Rights.  Subject to the applicable provisions of the Plan and this Option Agreement, this Option may be exercised, in whole or in part, in accordance with the Vesting Schedule set forth in the Notice. Participant acknowledges and agrees that the Vesting Schedule may change prospectively in the event Participant’s service status changes between full-time and part-time status and/or in the event Participant is on an approved leave of absence in accordance with Playboy policies relating to work schedules and vesting of awards or as determined by the Committee. Participant acknowledges that the vesting of the Options pursuant to this Notice and Agreement is subject to Participant’s continuing Service.

2.       Grant of Option.  Participant has been granted an Option for the number of Shares set forth in the Notice at the exercise price per Share in U.S. Dollars set forth in the Notice (the “Exercise Price”). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail. If designated in the Notice as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the U.S. $100,000 rule of Code Section 422(d), it will be treated as a Nonqualified Stock Option (“NSO”).

3.       Termination Period.

(a)          General Rule. If Participant’s Service terminates for any reason except death or Disability, and other than for Cause (as defined in the Plan), then this Option will expire at the close of business at Playboy headquarters on the date three (3) months after Participant’s Termination Date (as defined below) (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO). If Participant’s Service is terminated for Cause, this Option will expire upon the date of such termination. Playboy determines when Participant’s Service terminates for all purposes under this Option Agreement.

(b)          Death; Disability. If Participant dies before Participant’s Service terminates (or Participant dies within three months of Participant’s termination of Service other than for Cause, then this Option will expire at the close of business at Playboy headquarters on the date 18 months after the date of death (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7). If Participant’s Service terminates because of Participant’s Disability, then this Option will expire at the close of business at Playboy headquarters on the date 12 months after Participant’s Termination Date (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, subject to the expiration details in Section 7).

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(c)          No Notice. Participant is responsible for keeping track of these exercise periods following Participant’s termination of Service for any reason. Playboy will not provide further notice of such periods. In no event will this Option be exercised later than the Expiration Date set forth in the Notice.

(d)         Termination. For purposes of this Option, Participant’s Service will be considered terminated as of the date Participant is no longer providing Services to Playboy, its Parent or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) (the “Termination Date”). The Committee will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s Option (including whether Participant may still be considered to be providing services while on an approved leave of absence). Unless otherwise provided in this Option Agreement or determined by Playboy, Participant’s right to vest in this Option under the Plan, if any, will terminate as of the Termination Date and will not be extended by any notice period (e.g., Participant’s period of services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). Following the Termination Date, Participant may exercise the Option only as set forth in the Notice and this Section, provided that the period (if any) during which Participant may exercise the Option after the Termination Date, if any, will commence on the date Participant ceases to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s employment agreement, if any. If Participant does not exercise this Option within the termination period set forth in the Notice or the termination periods set forth above, the Option will terminate in its entirety. In no event may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

4.       Exercise of Option.

(a)          Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in the Notice and the applicable provisions of the Plan and this Option Agreement. In the event of Participant’s death, Disability, termination for Cause or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice and this Option Agreement. This Option may not be exercised for a fraction of a Share.

(b)           Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by Playboy (the “Exercise Notice”), which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by Playboy pursuant to the provisions of the Plan. The Exercise Notice will be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of Playboy or other person designated by Playboy. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable Tax-Related Items (as defined in Section 8 below). This Option will be deemed to be exercised upon receipt by Playboy of such fully executed Exercise Notice accompanied by such aggregate Exercise Price and payment of any Tax-Related Items. No Shares will be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

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(c)          Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to Playboy’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Items (as described below).

5.       Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a)          Participant’s personal check (or readily available funds), wire transfer, or a cashier’s check;

(b)          certificates for shares of Playboy stock that Participant owns, along with any forms needed to effect a transfer of those shares to Playboy; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Option Exercise Price. Instead of surrendering shares of Playboy stock, Participant may attest to the ownership of those shares on a form provided by Playboy and have the same number of shares subtracted from the Option shares issued to Participant. However, Participant may not surrender, or attest to the ownership of, shares of Playboy stock in payment of the Exercise Price of Participant’s Option if Participant’s action would cause Playboy to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes; or

(c)          other method authorized by Playboy.

6.       Non-Transferability of Option.  This Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of Participant only by Participant or unless otherwise permitted by the Committee on a case-by-case basis. The terms of the Plan and this Option Agreement will be binding upon the executors, administrators, heirs, successors and assigns of Participant.

7.       Term of Option.  This Option will in any event expire on the expiration date set forth in the Notice, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 5.3 of the Plan applies).

8.       Tax Consequences.

(a)          Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by Playboy or, if different, a Parent, Subsidiary or Affiliate employing or retaining Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by Playboy or the Employer. Participant further acknowledges that Playboy and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that Playboy and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE COUNTRY OR COUNTRIES IN WHICH PARTICIPANT RESIDES OR IS SUBJECT TO TAXATION BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

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(b)          Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to Playboy and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes Playboy and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

i.	withholding from Participant’s wages or other cash compensation paid to Participant by Playboy and/or the Employer; or

ii.	withholding from proceeds of the sale of Shares acquired at exercise of this Option either through a voluntary sale or through a mandatory sale arranged by Playboy (on Participant’s behalf pursuant to this authorization); or

iii.	withholding in Shares to be issued upon exercise of the Option, provided Playboy only withholds the number of Shares necessary to satisfy no more than the maximum applicable statutory withholding amounts; or

iv.	Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or

v.	any other arrangement approved by the Committee and permitted by applicable law;

all under such rules as may be established by the Committee and in compliance with Playboy’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable.

Depending on the withholding method, Playboy may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares issued upon exercise of the Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Fair Market Value of these Shares, determined as of the effective date of the Option exercise, will be applied as a credit against the Tax-Related Items withholding.

Finally, Participant agrees to pay to Playboy or the Employer any amount of Tax-Related Items that Playboy or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Playboy may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(c)          Notice of Disqualifying Disposition of ISO Shares. For U.S. taxpayers, if Participant sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, Participant will immediately notify Playboy in writing of such disposition. Participant agrees that he or she may be subject to income tax withholding by Playboy on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to Participant.

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9.       Nature of Grant.  By accepting the Option, Participant acknowledges, understands and agrees that:

(a)          the Plan is established voluntarily by Playboy, it is discretionary in nature, and it may be modified, amended, suspended or terminated by Playboy at any time, to the extent permitted by the Plan;

(b)          the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)          all decisions with respect to future Option or other grants, if any, will be at the sole discretion of Playboy;

(d)          the Option grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming an employment or services contract with Playboy, the Employer or any Parent or Subsidiary or Affiliate;

(e)          Participant is voluntarily participating in the Plan;

(f)           the Option and the Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(g)        the Option and any Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)          the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(i)           if the underlying Shares do not increase in value, the Option will have no value;

(j)           if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(k)         no claim or entitlement to compensation or damages will arise from forfeiture of the Option resulting from Participant’s termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against Playboy, or any Parent or Subsidiary or Affiliate or the Employer, waives his or her ability, if any, to bring any such claim, and releases Playboy, any Parent or Subsidiary or Affiliate and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

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(l)         unless otherwise provided in the Plan or by Playboy in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares; and

(m)        the following provisions apply only if Participant is providing services outside the United States:

i.	the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

ii.	Participant acknowledges and agrees that neither Playboy, the Employer nor any Parent or Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

10.   No Advice Regarding Grant.  Playboy is not providing any tax, legal or financial advice, nor is Playboy making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.   Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer, Playboy and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that Playboy and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Playboy, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data may be transferred to a stock plan service provider as may be designated by Playboy from time to time, which would be assisting Playboy with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes Playboy, the stock plan service provider as may be designated by Playboy from time to time, and its affiliates, and any other possible recipients which may assist Playboy (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that Playboy would not be able to grant Participant options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

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12.   Language.  If Participant has received this Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.   Appendix.  Notwithstanding any provisions in this Option Agreement, the Option grant will be subject to any special terms and conditions set forth in any Appendix to this Option Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent Playboy determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Option Agreement.

14.   Imposition of Other Requirements.  Playboy reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares purchased upon exercise of the Option, to the extent Playboy determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.   Acknowledgement.  Playboy and Participant agree that the Option is granted under and governed by the Notice, this Option Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (a) acknowledges receipt of a copy of the Plan, (b) represents that Participant has carefully read and is familiar with its provisions, and (c) hereby accepts the Option subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

16.   Entire Agreement; Enforcement of Rights.  This Option Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Option Agreement, nor any waiver of any rights under this Option Agreement, will be effective unless in writing and signed by the parties to this Option Agreement. The failure by either party to enforce any rights under this Option Agreement will not be construed as a waiver of any rights of such party.

17.   Compliance with Laws and Regulations.  The issuance of Shares and any restriction on the sale of Shares will be subject to and conditioned upon compliance by Playboy and Participant with all applicable state, federal and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Playboy’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant understands that Playboy is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that Playboy will have unilateral authority to amend the Plan and this Option Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Option Agreement will be endorsed with appropriate legends, if any, determined by Playboy.

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18.   Severability.  If one or more provisions of this Option Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision will be excluded from this Option Agreement, (b) the balance of this Option Agreement will be interpreted as if such provision were so excluded, and (c) the balance of this Option Agreement will be enforceable in accordance with its terms.

19.   Governing Law and Venue.  This Option Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

20.   No Rights as Employee, Director or Consultant.  Nothing in this Option Agreement will affect in any manner whatsoever the right or power of Playboy, or a Parent or Subsidiary or Affiliate, to terminate Participant’s Service, for any reason, with or without Cause.

21.   Consent to Electronic Delivery of All Plan Documents and Disclosures.  By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and Playboy agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and this Option Agreement. Participant has reviewed the Plan, the Notice and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice and this Option Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and the Option Agreement. Participant further agrees to notify Playboy upon any change in Participant’s residence address indicated on the Notice. By acceptance of this Option, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by Playboy or a third party designated by Playboy and consents to the electronic delivery of the Notice, this Option Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of Playboy, and all other documents that Playboy may be required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option and current or future participation in the Plan. Electronic delivery may include the delivery of a link to Playboy intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at Playboy’s discretion. Participant acknowledges that Participant may receive from Playboy a paper copy of any documents delivered electronically at no cost if Participant contacts Playboy by telephone, through a postal service or electronic mail. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to Playboy or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying Playboy of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Participant understands that Participant is not required to consent to electronic delivery if local laws prohibit such consent.

22.   Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell the Shares or rights to Shares under the Plan during such times as Participant is considered to have “inside information” regarding Playboy (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Playboy insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to Participant’s personal advisor on this matter.

23.   23. Award Subject to Playboy Clawback or Recoupment.  To the extent permitted by applicable law, the Option will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other Service that is applicable to Participant. In addition to any other remedies available under such policy and applicable law, Playboy may require the cancellation of Participant’s Option (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s Option.

BY ACCEPTING THIS OPTION, PARTICIPANT AGREES TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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Exhibit 14.1

PLBY GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective as of February 10, 2021

Introduction

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the Board of Directors (the “Board”) of PLBY Group, Inc. (the “Company”) has adopted this Code of Business Conduct and Ethics (the “Code”) to encourage:

•	honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of any violations of law or the Code;

•	accountability for adherence to the Code, including fair process by which to determine violations;

•	consistent enforcement of the Code, including clear and objective standards for compliance;

•	protection for persons reporting any such questionable behavior;

•	the protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	confidentiality of information entrusted to directors, officers and employees by the Company and its customers.

All directors, officers and employees, agents, and representatives (each a “Covered Party” and, collectively, the “Covered Parties”) of the Company and all of its subsidiaries and controlled affiliates are expected to be familiar with the Code and to adhere to those principles and procedures set forth below. Covered Parties must conduct themselves accordingly, exhibiting the highest standard of business and professional integrity, and seek to avoid even the appearance of improper behavior.

I.	Conflicts of Interest

Business affairs are conducted in the best interest of our Company and Covered Parties should therefore avoid situations where their private interests interfere in any way with our Company’s interests.

For example, a conflict of interest can arise when a Covered Party takes actions or has personal interests that may make it difficult to perform his or her Company duties objectively and effectively. A conflict of interest may also arise when a Covered Party, or a member of his or her immediate family,1 receives improper personal benefits as a result of his or her position at the Company.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when a Covered Party is also an executive officer, a major shareholder or has a material interest in a company or organization doing business with the Company.

Each Covered Party has an obligation to conduct the Company’s business in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Any situation that involves, or may be reasonably expected to involve, a conflict of interest with the Company, should be disclosed promptly to the Company’s General Counsel (the “Compliance Officer”) or the Chief Financial Officer, as appropriate. The Company’s policy is that circumstances that pose a conflict of interest for our employees are prohibited unless a waiver is obtained from an appropriate Company officer. Consistent with the Nasdaq rules and other applicable rules and regulations as further described below, any waiver of this conflict of interest policy officer may only be made by our Board, and any such waiver should be promptly disclosed to the Company’s stockholders in a manner required by the Nasdaq rules or other applicable rules and regulations.

This Code does not attempt to describe all possible conflicts of interest that could develop. Other common conflicts from which Covered Parties must refrain are set out below:

•	Covered Parties may not engage in any conduct or activities that are inconsistent with the Company's best interests or that disrupt or impair the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Covered Parties may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•	No Covered Party may take up any management or other employment position with, or have any material interest in, any firm or company that is in direct or indirect competition with the Company.

II.	Disclosures

The information in the Company's public communications, including in all reports and documents filed with or submitted to the SEC, must be full, fair, accurate, timely and understandable.

To ensure the Company meets this standard, all Covered Parties (to the extent they are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with their duties. Covered Parties are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.

1 Item 404(a) of SEC Regulation S-K defines “immediate family member” as a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister- in-law, or any person (other than a tenant or employee) sharing the person’s household.

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III.	Compliance with Laws, Rules and Regulations

The Company is obligated to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by these laws, rules and regulations in the performance of his or her duties for the Company.

Covered Parties located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act (“FCPA”) and U.S. export control laws, in addition to applicable local laws.

If a law, rule or regulation is unclear, or conflicts with a provision of this Code, you should seek advice from supervisors or the Company’s Compliance Officer, but always seek to act in accordance with the ethical standards described in this Code.

The Chief Executive Officer and Chief Accounting Officer or Controller (or persons performing similar functions) of the Company (together, the “Senior Financial Officers”) are also required to promote compliance by all employees with the Code and to abide by Company standards, policies and procedures.

IV.	Insider Trading

Trading on inside information is a violation of federal securities law. Covered Parties in possession of material non-public information about the Company or companies with whom we do business must abstain from trading or advising others to trade in the respective company’s securities from the time that they obtain such inside information until adequate public disclosure of the information. Material information is information of such importance that it can be expected to affect the judgment of investors as to whether or not to buy, sell, or hold the securities in question. To use non-public information for personal financial benefit or to “tip” others, including family members, who might make an investment decision based on this information is not only unethical but also illegal. Covered Parties who trade stock based on insider information can be personally liable for damages totaling up to three times the profit made or loss avoided by the respective Covered Party.

For additional information, please refer to the Company’s Insider Trading Compliance Policy.

V.	Whistleblower Policy: Reporting, Accountability and Enforcement

The Company promotes ethical behavior at all times and encourages Covered Parties to talk to supervisors, managers and other appropriate personnel, including the officers, the Compliance Officer or General Counsel, outside counsel for the Company and the Board or the relevant committee thereof, when in doubt about the best course of action in a particular situation. The Company has also established a Company’s Ethics and Compliance website and Hotline.

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Website: https://www.whistleblowerservices.com/PLBY

Phone Numbers: 877-657-7636

United States: 877-657-7636

Other Numbers: TBD

*Company Identifier: PLBY

This is an anonymous, toll-free service that is available 24 hours a day, 7 days a week and, though not intended as a substitute for speaking directly to management, is an option that allows you to report illegal or unethical behavior or activity confidentially and anonymously. Each report of apparent violations of this Code is treated in a confidential manner, to the extent permitted by applicable law. Confidentiality, to the extent permitted by applicable law, is important to avoid damaging the reputations of persons suspected, but subsequently found innocent, of wrongful conduct and to protect the Company from potential civil liability.

Covered Parties should promptly report suspected violations of laws, rules, regulations or the Code or any other unethical behavior by any director, officer, employee or anyone purporting to be acting on the Company’s behalf to appropriate personnel, including officers, the Compliance Officer or General Counsel, outside counsel for the Company and the Board or the relevant committee thereof. Reports may be made anonymously. If requested, confidentiality will be maintained, subject to applicable law, regulations and legal proceedings.

Any reports submitted via the Ethics and Compliance website and Hotline will be reviewed by the Company’s General Counsel and subsequently reported to the Audit Committee. The Audit Committee of the Board or other appropriate officer or body shall investigate and determine, or shall designate appropriate persons to investigate and determine, the legitimacy of such reports. The Audit Committee or other appropriate officer or body will then determine the appropriate disciplinary action. Such disciplinary action includes, but is not limited to, reprimand, termination with cause, and possible civil and criminal prosecution.

To encourage employees to report any and all violations, the Company will not tolerate retaliation for reports made in good faith. Retaliation or retribution against any Covered Party for a report made in good faith of any suspected violation of laws, rules, regulations or this Code is cause for appropriate disciplinary action. The Company conducts an annual review of Covered Persons compliance with the Code by surveying management personnel and other employees who have significant influence or approval authorization over the areas included in the Code, or who have access to significant confidential or proprietary information. Further, the Company’s internal auditing department conducts an annual independent review of the Company’s survey process. The results of this review will be presented annually by the internal auditing department to the Company’s Audit Committee.

VI.	Corporate Opportunities and Fair Dealing

All Covered Parties owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises. Covered Parties are prohibited from directly or indirectly (a) taking personally for themselves opportunities that are discovered through the use of Company property, information or positions; (b) using Company property, information or positions for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company's disinterested directors of the Board determine that the Company will not pursue an opportunity that relates to the Company's business, a Covered Party may do so, after notifying the disinterested directors of the Board of intended actions in order to avoid any appearance of conflict of interest.

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Each Covered Party competes fairly and honesty. Covered Parties must not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing disclosure of this type of information by past or present employees of other companies.

VII.	Confidentiality

Confidential information is protected. In carrying out the Company’s business, Covered Parties may learn confidential information about the Company, its customers, distributors, suppliers or joint venture partners. Confidential information includes proprietary information such as our trade secrets, patents, trademarks, copyrights, business, marketing plans, potential acquisitions or investments, sales forecasts, designs, databases, records, salary information and unpublished financial data and reports, as well as any non-public information that might be of use to competitors or harmful to us or our customers and stockholders if disclosed. It also includes information that suppliers, customers and stockholders have entrusted to us on a confidential basis. The personal obligation not to disclose confidential information continues even after employment ends.

Covered Parties must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Covered Parties must safeguard confidential information by keeping it secure, limiting access to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas. This prohibition includes, but is not limited to, inquiries made by the press, analysts, investors or others. Covered parties also may not use such information for personal gain. These confidentiality obligations continue even after employment with the Company ends.

VIII.	Protection and Proper Use of Company Assets

Theft, carelessness, and waste of Company assets have a direct impact on the Company profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. The obligation to protect the Company’s assets includes to safeguard Company’s confidential information. Unauthorized use or distribution of confidential information is prohibited and could also be illegal, resulting in civil or even criminal penalties.

IX.	Waivers

Before an employee, or an immediate family member of any such employee, engages in any activity that would be otherwise prohibited by the Code, he or she is strongly encouraged to obtain a written waiver from the Board or other appropriate officer or body.

5

Before a director or executive officer, or an immediate family member of a director or executive officer, engages in any activity that would be otherwise prohibited by the Code, he or she must obtain a written waiver from the disinterested directors of the Board. Such waiver must be promptly disclosed to the Company’s shareholders, along with the reasons for granting the waiver, in a manner as required by applicable laws, regulations and Nasdaq rules.

X.	Accuracy of Business Records

All financial books, records and accounts must accurately reflect transactions and events, and conform both to generally accepted accounting principles (GAAP) and to the Company's system of internal controls. No entry may be made that intentionally hides or disguises the true nature of any transaction. Covered Parties should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information.

XI.	Corporate Loans or Guarantees

Federal law prohibits the Company to make loans and guarantees of obligations to directors, executive officers, and members of their immediate families.

XII.	Gifts and Favors; Payments to Government Personnel

The Company recognizes that business entertainment and gifts are meant to create goodwill and sound working relationships, not to gain unfair advantage. Neither we nor our family members offer, give or accept any gift or entertainment unless it: (a) is not a cash gift, (b) is consistent with customary business practices, (c) is not excessive in value, (d) cannot be construed as a bribe or payoff and (e) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with a supervisor, or, if appropriate, the Company’s Compliance Officer.

The FCPA prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

XIII.	Personal Investments

Covered Parties may not own, either directly or indirectly, a substantial interest in any business entity that does or seeks to do business with or is in competition with the Company without providing advance notice to the Compliance Officer. Investments in publicly traded securities of companies not amounting to more than one percent (1%) of that company's total outstanding shares are permitted without such advanced approval.

XIV.	Antitrust Laws and Competition

The purpose of antitrust laws is to preserve fair and open competition and a free market economy, which are goals that the Company fully supports. Covered Parties must not directly or indirectly enter into any formal or informal agreement with competitors that fixes or controls prices, divides or allocates markets, limits the production or sale of products, boycotts certain suppliers or customers, eliminates competition or otherwise unreasonably restrains trade.

6

XV.	Political Contributions

Covered Parties may participate in the political process as individuals on their own time. However, Covered Parties must make every effort to ensure that they do not create the impression that they speak or act on behalf of the Company with respect to political matters. Work time may be considered the equivalent of a contribution by the Company. Therefore, employees and officers will not be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate.

Company contributions to any political candidate or party or to any other organization that might use the contributions for a political candidate or party are prohibited. A Covered Party may not receive any reimbursement from corporate funds for a personal political contribution.

XVI.	Discrimination and Harassment

The Company is an equal opportunity employer and will not tolerate illegal discrimination, harassment, retaliation or abusive conduct of any kind. The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, ancestry, sexual orientation, disability, veteran status, or any other basis prohibited by applicable law. Examples include derogatory comments based on a person’s protected class and sexual harassment and unwelcome sexual advances. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated. The Company encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to the Company.

For additional information, please refer to the Company’s Anti-Harassment Policy.

XVII.	Environmental Protection

The Company is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply with both the letter and the spirit of the applicable health, safety and environmental laws and regulations and to attempt to develop a cooperative attitude with government inspection and enforcement officials. Covered Parties are encouraged to report conditions that they perceive to be unsafe, unhealthy or hazardous to the environment.

XVIII.	Electronic Information

The Company’s computer information systems and the Company data transmitted and/or stored electronically are assets requiring unique protection. Standards for electronic information security have been adopted and are available through the Company’s IT Department. Covered Parties are responsible for compliance with these standards and related procedures. Additionally, Covered Parties are required by law to read and comply with the license agreements associated with the computer software they utilize.

7

Covered Parties are expected to use sound judgment and conduct themselves professionally when posting and interacting on social media platforms or participating in online forums, blogs, chat rooms or comment boards.

Harassment of other directors, officers, or employees will not be tolerated. A Covered Party may not provide any content to Company social media sites that may be construed as political lobbying or solicitation of contributions, or use the sites to link any sites sponsored by or endorsing political candidates or parties, or to discuss political campaigns, political issues, or positions on any legislation or law. Covered Parties should not act or post in a way that would give the impression that they are speaking or posting on behalf of the Company unless they are authorized to do so.

XIX.	No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Covered Parties in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, shareholder or any other person or entity. The preceding discussion of Company policy on business conduct and ethics is not meant to be all-inclusive. If a Covered Party encounters a situation that is not addressed by this Code and is uncertain whether it would be in compliance with this Code and the Company’s policies they should seek guidance from the Company’s legal department, human resources department or internal auditing department.

XX.	Employee Certification

Certain employees of the Company will be requested to sign a certification at the time of their initial hiring and periodically thereafter, affirming a knowledge and understanding of this policy stating they have fully complied with the policy and, to the extent they have a knowledge of any violations of the policy, they have reported the same to the Compliance Officer.

8

ACKNOWLEDGMENT FORM

I have received and read the PLBY Group, Inc. Code of Business Conduct and Ethics, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in this Code and the Company’s related policies and procedures. I understand that I have an obligation to report to the Company’s Compliance Officer any suspected violations of this Code of which I am aware. I acknowledge that this Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date

9

Exhibit 16.1

February 16, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PLBY Group, Inc. (formerly Mountain Crest Acquisition Corp) under Item 4.01 of its Form 8-K dated February 16, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of PLBY Group, Inc. (formerly Mountain Crest Acquisition Corp) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp

Exhibit 21.1

PLBY GROUP, INC.

LIST OF SUBSIDIARIES

as of December 31, 2020

Name of Subsidiary	Place of Incorporation
After Dark LLC*	Delaware
Alta Loma Entertainment, Inc.	Delaware
Artwork Holdings LLC	Delaware
China Products Licensing LLC	Delaware
ICS Entertainment, Inc.	Delaware
Mansion Holdings LLC	Delaware
PB Spirits, LLC*	Delaware
PB Touring GP, LLC	Delaware
PB Touring LP	Cayman Islands
PB Touring LP, LLC	Delaware
PBTV LLC	Delaware
Playboy California LLC	Delaware
Playboy Enterprises, Inc.	Delaware
Playboy Enterprises International, Inc.	Delaware
Playboy Entertainment Group, Inc.	Delaware
Playboy Media, LLC	Delaware
Playboy Nevada LLC	Delaware
Playboy New Venture LLC	Delaware
Playboy Spirits, LLC	Delaware
Playboy TV International LLC	Delaware
Playboy TV UK Limited	United Kingdom
Playboy.com, Inc.	Delaware
Products Licensing LLC	Delaware
Spice Entertainment, Inc.	Delaware
Spice Hot Entertainment, Inc.	Delaware
Yandy Enterprises LLC	Delaware

* Indicates a company that is not wholly owned directly or indirectly by PLBY Group, Inc.

Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K (this “Form 8-K”) and, if not defined in the Form 8-K, the Definitive Proxy Statement.

Introduction

MCAC is providing the following unaudited pro forma condensed combined financial information to assist in your evaluation of the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2019. This information should be read together with Playboy’s and MCAC’s respective audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MCAC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Playboy” and other financial information incorporated by reference into this Form 8-K.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using the following:

•	Playboy’s unaudited historical condensed consolidated balance sheet as of September 30, 2020, as incorporated by reference into this Form 8-K; and
•	MCAC’s unaudited historical condensed balance sheet as of September 30, 2020, as included in the Definitive Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using the following:

•	Playboy’s unaudited historical condensed consolidated statement of operations for the nine months ended September 30, 2020, as incorporated by reference into this Form 8-K; and
•	MCAC’s unaudited historical statement of operations for the nine months ended September 30, 2020, as included in the Definitive Proxy Statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•	Playboy’s unaudited pro forma consolidated statement of operations for the year ended December 31, 2019 which combines Playboy’s audited consolidated statement of operations and Yandy’s audited statement of operations for the year ended December 31, 2019, as incorporated by reference into this Form 8-K giving pro forma effect to the acquisition of Yandy by Playboy as if it had occurred on January 1, 2019 (see Note 4 below); and
•	MCAC’s audited historical statement of operations for the period from November 12, 2019 (inception) through December 31, 2019, as included in the Definitive Proxy Statement.

Description of the Transactions

On September 30, 2020, MCAC entered into the Merger Agreement with Playboy, Merger Sub and Suying Liu. Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub merged with and into Playboy with Playboy surviving the Merger as a wholly owned subsidiary of MCAC. In addition, in connection with the consummation of the Business Combination, MCAC was renamed “PLBY Group, Inc.” The Merger closed on February 10, 2021.

Under the Merger Agreement, MCAC acquired all of the outstanding Playboy shares for approximately $381.3 million in aggregate consideration, comprising (i) 23,920,000 shares of MCAC’s Common Stock, based on a price of $10.00 per share, subject to adjustment as described below (the “Closing Payment Shares”), and (ii) the assumption of no more than $142.1 million of Playboy debt (the “Net Debt Target”). The number of Closing Payment Shares issuable shall be subject to adjustment at a rate of one share of MCAC Common Stock for each $10.00 increment that the Net Debt (as defined in the Merger Agreement) is greater than (in which case the number of Closing Payment Shares will be reduced) or less than (in which case the number of Closing Payment Shares will be increased) the Net Debt Target. If Net Debt equals the Net Debt Target, then no adjustment will be made to the number of Closing Payment Shares. Any adjustment to the Closing Payment Shares shall be in whole shares of MCAC Common Stock and no adjustment shall be made for any divergence that is in an increment of $9.99 or less. The total number of Closing Payment Shares was 20,916,812 shares that were issued at Closing, with 2,045,634 shares and 3,560,541 shares reserved for future issuance to Playboy holders of fully vested RSUs and options, respectively.

In connection with the Merger, MCAC entered into subscription agreements (the “Subscription Agreements”) and registration rights agreements (the “PIPE Registration Rights Agreements”), each dated as of September 30, 2020, with certain institutional and accredited investors, pursuant to which, among other things, MCAC agreed to issue and sell, in a private placement immediately prior to the closing of the Business Combination, an aggregate of 5,000,000 shares of Common Stock for $10.00 per share (the “PIPE Shares”).

Additionally, in connection with the execution of the Merger Agreement, MCAC, the Sponsor, Suying Liu and Playboy entered into a stock purchase agreement (the “Insider Stock Purchase Agreement”), pursuant to which Playboy purchased 700,000 shares of Common Stock (the “Initial Shares”) from Sponsor. Subject to the satisfaction of conditions set forth under the Merger Agreement, MCAC shall transfer the Initial Shares to Playboy upon the closing or, if the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents). In the event of a Compliance Failure (as defined in the Merger Agreement) that is not cured, upon Playboy’s request as of the closing, or in the event the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents), up to $1,000,000 in Insider Shares held by Dr. Liu shall be transferred to Playboy (the “Balance Shares”). In the event that (i) the Initial Shares and/or Balance Shares are subject to contractual lock-up at the time of transfer, Dr. Liu shall transfer additional Insider Shares to Playboy in accordance with the terms of Section 7.2 of the Merger Agreement, in the event that the per share price of the shares of Common Stock on the business day immediately prior to such lock-up expiration is lower than the price per share at the time of the Closing or, (ii) if the Merger Agreement is terminated, upon the consummation of any other business combination (as defined in MCAC’s Organizational Documents) such that the total aggregate value of the Initial Shares is at least $4,445,000 (or, if the Balance Shares have been issued, at least $5,445,000).

The Playboy options and RSUs that are outstanding as of immediately prior to the closing of the Business Combination (other than the Pre-Closing Option) accelerated and fully vested. Each outstanding Playboy option was assumed by MCAC and automatically converted into an option to purchase such number of shares of Common Stock equal to the product of (x) the Merger Consideration and (y) the option holder’s respective percentage of the Merger Consideration set forth in the stockholder allocation schedule, which shall be reserved for future issuance upon the exercise of such assumed options. All RSUs that were then outstanding were terminated and shall be subsequently paid, in settlement, in shares of Common Stock equal to the product of (x) the Merger Consideration, and (y) the terminated RSU holder’s respective percentage of the Merger Consideration as set forth in the stockholder allocation schedule. Settlement of the RSUs in 2,045,634 shares of the Combined Company shall occur one year from the Closing Date of the Business Combination.

Accounting for the Merger

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, MCAC, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Playboy will be treated as the accounting acquirer. This determination was primarily based on Playboy expecting to have a majority of the voting power of the post-combination company, Playboy’s senior management comprising substantially all of the senior management of the post- combination company, the relative size of Playboy compared to MCAC, and Playboy’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Playboy is issuing stock for the net assets of MCAC. The net assets of MCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Playboy.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Playboy and MCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Included in the shares outstanding and weighted-average shares outstanding as presented in the pro forma combined financial statements are 20,916,812 shares of MCAC Common Stock issued to Playboy stockholders at Closing. Refer to Note 3, Net Loss Per Share.

As a result of the Business Combination and immediately following the closing of the Business Combination, current stockholders of Playboy will own approximately 62% of the outstanding Combined Company common stock, the PIPE Investors will own approximately 15% of the outstanding Combined Company common stock, MCAC’s Sponsor, officer, directors and other holders of founder shares will own approximately 3% of the Combined Company common stock and the former stockholders of MCAC will own approximately 19% of the outstanding Combined Company common stock as of September 30, 2020 (in each case, not giving effect to any shares issuable to them upon exercise of rights or options). As a result, current stockholders of Playboy, as a group, will collectively own more shares of Combined Company common stock than any single stockholder following consummation of the Business Combination with no current stockholder of MCAC owning more than 10% of the issued and outstanding capital stock of the Combined Company.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020
(UNAUDITED)

(in thousands, except share amounts)

	MCAC	Playboy	Pro Forma Adjustments		Note	Pro Forma Combined
Assets
Cash and cash equivalents	$235	$15,872		$58,670	a
				46,844	b
				(5,700)	c
				(90)	f
				(8,616)	g	$107,215
Restricted cash	—	968		—		968
Receivables, net	—	6,581		—		6,581
Inventories, net	—	11,959		—		11,959
Contract assets, current portion	—	1,262		—		1,262
Licensed programming costs	—	480		—		480
Stock receivable	—	4,445		(4,445)	d	—
Prepaid expenses and other current assets	58	8,272		—		8,330
Total current assets	293	49,839		86,663		136,795
Property and equipment, net	—	5,222		—		5,222
Trademarks and trade name	—	336,386		—		336,386
Goodwill	—	504		—		504
Other intangible assets, net	—	2,518		—		2,518
Marketable securities held in Trust Account	58,670	—		(58,670)	a	—
Contract assets, net of current portion	—	6,940		—		6,940
Other noncurrent assets	—	12,153		—		12,153
Total assets	$58,963	$413,562		$27,993		$500,518

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$—	$9,180	$S	(1,192)	c	$7,988
Payables to related parties	—	7		—		7
Accrued salaries, wages, and employee benefits	—	3,998		—		3,998
Deferred revenues, current portion	—	15,931		—		15,931
Long-term debt, current portion	—	4,052		—		4,052
Convertible promissory notes, current portion	—	13,500		(13,500)	g	—
Other current liabilities and accrued expenses	41	16,872		—		16,913
Total current liabilities	41	63,540		(14,692)		48,889
Deferred revenues, net of current portion	—	34,997		—		34,997
Long-term debt, net of current portion	—	156,157		—		156,157
Deferred tax liabilities, net	—	74,469		—		74,469
Deferred underwriting fees	2,012	—		(2,012)	c	—
Other noncurrent liabilities	—	1,568		—		1,568
Total liabilities	2,053	330,731		(16,704)		316,080

Mezzanine Equity
Common stock subject to possible redemption, 5,090,066 shares at redemption value	51,910	—		(51,910)	e	—
Redeemable noncontrolling interest	—	(208)		—		(208)
Total mezzanine equity	51,910	(208)		(51,910)		(208)

Stockholders’ Equity
Common stock	—	36		1	b
				1	e
				(35)	h	3
Treasury stock	—	(38,455)		(4,445)	d
				38,455	h	(4,445)
Additional paid-in capital	5,155	198,962		46,843	b
				2,000	c
				51,909	e
				(90)	f
				2,730	g
				(38,575)	h
				2,891	i	271,825
Accumulated deficit	(155)	(77,504)		(4,496)	c
				2,154	g
				155	h
				(2,891)	i	(82,737)
Total stockholders’ equity	5,000	83,039		96,607		184,646
Total liabilities and stockholders’ equity	$58,963	$413,562		$27,993		$500,518

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2020

(UNAUDITED)
(in thousands, except per share and per share amounts)

	MCAC	Playboy	Pro Forma Adjustments	Note	Pro Forma Combined
Net revenues	$—	$101,335	$—		$101,335

Costs and expenses:
Cost of sales	—	(50,548)	—		(50,548)
Selling and administrative	(177)	(41,357)	40	aa
			1,274	bb	(40,220)
Related-party expenses	—	(757)	—		(757)
Total costs and expenses	(177)	(92,662)	1,314		(91,525)
Operating (loss) income	(177)	8,673	1,314		9,810

Nonoperating (expense) income:
Investment income	23	30	(23)	cc	30
Interest expense	—	(10,073)	—		(10,073)
Unrealized loss on marketable securities held in Trust Account	(1)	—	1	cc	—
Other, net	—	81	—		81
Total nonoperating expense	22	(9,962)	(22)		(9,962)
Loss before income taxes	(155)	(1,289)	1,292		(152)
Provision for income taxes	—	(3,470)	—		(3,470)
Net loss	(155)	(4,759)	1,292		(3,622)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—		—
Net loss attributable to Playboy	$(155)	$(4,759)	$1,292		$(3,622)

Net loss per share, basic and diluted	$(0.09)	$(1.20)			$(0.10)
Weighted-average shares used in computing loss per share, basic and diluted	1,731,559	3,949,844			35,606,614

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)
(in thousands, except per share and per share amounts)

	For the period from November 12, 2019 (inception) through December 31, 2019	Year Ended December 31, 2019			Year Ended December 31, 2019
	MCAC	Playboy Combined	Pro Forma Adjustments	Note	Pro Forma Combined
Net revenues	$—	$121,212	$—		$121,212

Costs and expenses:
Cost of sales	—	(64,034)	—		(64,034)
Selling and administrative	—	(58,478)	—		(58,478)
Loss on disposal of assets		(71)	—		(71)
Related-party expenses	—	(1,005)	—		(1,005)
Total costs and expenses	—	(123,588)	—		(123,588)
Operating loss	—	(2,376)	—		(2,376)

Nonoperating (expense) income:
Investment income	—	225	—		225
Interest expense	—	(14,225)	—		(14,225)
Other, net	—	48	—		48
Total nonoperating expense	—	(13,952)	—		(13,952)
Loss before income taxes	—	(16,328)	—		(16,328)
Provision for income taxes	—	(4,850)	—		(4,850)
Net loss		(21,178)			(21,178)
Net (loss) income attributable to redeemable noncontrolling interest	—	—	—		—
Net loss attributable to Playboy	$—	$(21,178)	$—		$(21,178)

Net loss per share, basic and diluted	$—	$(5.49)			$(0.59)
Weighted-average shares used in computing net loss per share, basic and diluted	1,250,000	3,854,256			35,606,614

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

a)	Reflects the release of cash currently invested in marketable securities held in the Trust Account.

b)	Reflects the proceeds received from the PIPE investment with the corresponding issuance of 5,000,000 shares of common stock of the Combined Company at $10.00 per share, net of issuance costs.

c)	Reflects the payment of fees and expenses related to the Business Combination, including the deferred underwriting fee of $2.0 million and legal, financial advisory, accounting and other professional fees, and the issuance of 200,000 shares of MCAC’s common stock to its advisors. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of $4.5 million is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the pro forma condensed combined statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

d)	Reflects the cash payment by Playboy to purchase 700,000 shares of MCAC at $6.35 per share from the Sponsor. These shares are recorded as treasury stock in the Combined Company and were issued upon the closing of the Business Combination.

e)	Reflects the reclassification of MCAC public shares, subject to possible redemption, from mezzanine equity to permanent equity.

f)	Reflects the redemption of 8,824 of MCAC’s public shares for $90,000.

g)	Reflects the conversion of Playboy’s outstanding convertible note with CAA Brand Management, LLC into common stock upon the closing of the Merger and settlement of the outstanding notes with GBG International Holding Company Limited and United Talent Agency, LLC for $8.6 million in aggregate, resulting in a gain on extinguishment of $2.2 million.

h)	Reflects the recapitalization of Playboy through (i) the contribution of all the share capital in Playboy to MCAC in the amount of $35,000, (ii) the issuance of 20,916,812 shares of common stock and (iii) the elimination of the historical retained earnings of MCAC, the legal acquirer, in the amount of $155,000, (iv) the elimination of previously held treasury stock by Playboy of $38.5 million.

i)	Reflects stock-based compensation expense from the acceleration of vesting of Playboy unvested options and RSUs.

2. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

aa)	Reflects an adjustment to eliminate administrative fees paid to the Sponsor.

bb)	Reflects an adjustment to eliminate transaction costs incurred by Playboy and MCAC.

cc)	Reflects an adjustment to eliminate interest income and unrealized losses on marketable securities held in the Trust Account as of the beginning of the period.

3. Net Loss Per Share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that MCAC’s IPO occurred as of January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 3,560,541 options and rights to purchase 379,486 shares of common stock because the inclusion of these securities would be anti-dilutive.

Pro Forma Combined
Weighted average shares calculation, basic and diluted
MCAC public shares	5,740,976
MCAC public rights shares	574,978
MCAC private placement shares	355,241
MCAC private placement rights shares	35,523
MCAC Sponsor shares	737,450
MCAC shares issued to PIPE investors	5,000,000
MCAC shares issued in the Merger	20,916,812
Shares to be issued from one year from Merger closing	2,045,634
Weighted average shares outstanding	35,606,614
Percent of shares owned by Playboy	62%
Percent of shares owned by PIPE investors	15%
Percent of shares owned by MCAC	23%

4. Playboy’s December 2019 Acquired Business and Related Unaudited Pro Forma Information

On December 31, 2019, Playboy acquired substantially all of the assets and liabilities, excluding outstanding borrowings, of Yandy, for cash consideration of $13.1 million. Yandy operates as an online retailer of women’s lingerie, costumes, swimwear, other apparel, and bedroom accessories and is headquartered in Phoenix, Arizona.

The following table sets forth the allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Yandy (in thousands):

Tangible net assets and liabilities:
Cash	$341
Receivables, net	368
Inventories	11,428
Prepaid expenses and other current assets	212
Property and equipment, net	149
Other noncurrent assets	20
Accounts payable	(767)
Accrued salaries, wages, and employee benefits	(348)
Other current liabilities	(2,722)
Deferred revenues	(581)
Total net assets	8,100
Intangible assets:
Trade name	5,330
Customer list	1,180
Total intangible assets	6,510
Net assets acquired	14,610
Purchase consideration	13,127
Gain on bargain purchase	$1,483

The following unaudited pro forma consolidated financial statements gives effect to the acquisition of Yandy by Playboy under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations.

The Yandy acquisition occurred on December 31, 2019, and therefore it has been included in the Playboy historical consolidated balance sheet as of September 30, 2020 and in the Playboy consolidated statements of operations for the nine months ended September 30, 2020. Since the Yandy acquisition meets the threshold for reporting of significant acquired businesses, the following consolidated pro forma information is presented in order to give pro forma effect to the acquisition of Yandy as if it had occurred as of January 1, 2019, the beginning of the year ended December 31, 2019.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2019

(in thousands, except per share and per share amounts)

	Playboy	Yandy	Pro Forma Adjustments	Note	Playboy Combined

Net revenues	$78,110	$43,102	$—		$121,212

Costs and expenses:
Cost of sales	(37,742)	(26,292)	—		(64,034)
Selling and administrative	(45,328)	(16,068)	352	A
			2,566	B	(58,478)
Loss on disposal of assets	(71)	—	(71)		(71)
Impairment loss	—	(15,808)	15,808	E	—
Capital restructuring expense	—	(2,180)	2,180	A	—
Related-party expenses	(1,005)	—	—		(1,005)
Total costs and expenses	(84,146)	(60,348)	20,906		(123,588)
Operating loss	(6,036)	(17,246)	20,906		(2,376)

Nonoperating (expense) income:
Investment income	225	—	—		225
Interest expense	(14,225)	(2,736)	2,736	C	(14,225)
Gain from bargain purchase	1,483	—	(1,483)	D	—
Other, net	(173)	221	—		48
Total nonoperating expense	(12,690)	(2,515)	1,253		(13,952)
Loss before income taxes	(18,726)	(19,761)	22,159		(16,328)
Provision for income taxes	(4,850)	—	—		(4,850)
Net loss	(23,576)	(19,761)	22,159		(21,178)
Net loss attributable to redeemable noncontrolling interest	—	—	—		—
Net loss attributable to Playboy Enterprises, Inc.	$(23,576)	$(19,761)	$22,159		$(21,178)

Net loss per share, basic and diluted	$(6.12)				$(5.49)
Weighted-average shares used in computing net loss per share, basic and diluted	3,854,256				3,854,256

Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(A)	Reflects the elimination of transaction costs related to the Yandy acquisition recorded in 2019.
(B)	Reflects the reduction in amortization expense based on fair value adjustments to the intangible assets acquired from Yandy.
(C)	Reflects the elimination of interest costs associated with Yandy’s debt not assumed by Playboy in the acquisition.
(D)	Reflects the reversal of the gain on bargain purchase.
(E)	Reflects the reversal of the impairment to goodwill recorded by Yandy in 2019 as the acquisition by Playboy was a bargain purchase.